Filed Pursuant to Rule 424(b)(3)
Registration No. 333-274475
Prospectus

VinFast Auto Ltd.
64,041,969 Ordinary Shares

This prospectus relates to the offer and sale, from time to time, by the selling securityholders named herein (the “Selling Securityholders”), or their pledgees, donees, transferees, or other successors in interest, of an aggregate of 60,720,967 ordinary shares in the capital of VinFast Auto Ltd., a public company incorporated under the laws of Singapore (Company Registration No: 201501874G) (“we,” “us,” the “Company” or “VinFast”), no par value (“ordinary shares”), comprising (i) an aggregate of 4,225,000 ordinary shares issued in connection with the business combination (the “Business Combination”) to Black Spade Sponsor LLC, a limited liability company registered under the laws of the Cayman Islands (the “Sponsor”), directors, officers and advisory committee members of Black Spade Acquisition Co, a Cayman Islands exempted company that was renamed “SpecCo Ltd” following the completion of the Business Combination (“Black Spade” or “BSAQ”) and certain employees of the Sponsor’s affiliates (collectively, the “Black Spade Initial Shareholders”) in exchange for the cancelation of an aggregate 4,225,000 class B ordinary shares originally issued to the Black Spade Initial Shareholders at an aggregate purchase price of $25,000, or approximately $0.004 per class B ordinary share, (ii) 1,636,797 ordinary shares issued pursuant to the terms of the sponsor support and lock-up agreement and deed, dated as of May 12, 2023, as amended by the first amendment to sponsor support and lock-up agreement, dated as of June 14, 2023 (together, the “Sponsor Support Agreement”), by and among the Company, the Sponsor and certain initial shareholders of Black Spade and the backstop subscription agreement, dated as of August 10, 2023 (the “Backstop Subscription Agreement”), by and among the Company, Sponsor and Lucky Life Limited (the “Backstop Subscriber”) (the “Backstop Shares”), at a purchase price of $10.00 per ordinary share, (iii) 34,929,486 ordinary shares held in aggregate by Vietnam Investment Group Joint Stock Company (“VIG”) and Asian Star Trading & Investment Pte. Ltd. (“Asian Star” and, together with VIG, the “Company Selling Securityholders,” who are each majority-owned by our founder and Chief Executive Officer (“CEO”)) that were originally issued prior to the Business Combination at prices ranging from $0.0105 per share to $13.05 per share (on an adjusted basis to give effect to a share split and a share consolidation prior to the Business Combination) (the “Affiliate Resale Shares”), (iv) 4,929,684 ordinary shares that were issued upon the cashless exercise by the Sponsor of 6,380,000 warrants of VinFast, representing a conversion ratio of 0.77, determined in accordance with the terms of the warrant agreement, dated as of July 15, 2021, by and between Black Spade and Continental Stock Transfer & Trust Company (“Continental”), as amended by the assignment, assumption and amendment agreement dated August 11, 2023 (together, the “Warrant Agreement”), by and among the Company, Black Spade and Continental (the “Private Warrants Shares”), and such warrants were originally issued to the Sponsor in a private placement at a price of $1.00 per warrant in connection with the initial public offering of Black Spade, and (v) 15,000,000 ordinary shares issued to Gotion Inc. (“Gotion”) pursuant to the terms of the ordinary shares subscription agreement, dated as of June 30, 2023 (the “Gotion Subscription Agreement”), by and between the Company and Gotion, at a subscription price of $10.00 per ordinary share.
This prospectus also relates to the issuance from time to time by VinFast of up to 3,321,002 ordinary shares issuable upon the exercise of 3,321,002 warrants. Each warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per ordinary share. Each warrant was originally issued as a Black Spade public warrant as part of its initial public offering of units at a price of $10.00 per unit, with each unit consisting of one share Black Spade class A ordinary shares and one-half of one redeemable warrant, and each Black Spade warrant was exchanged for one warrant of VinFast in connection with the Business Combination.
We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act.”
The Selling Securityholders together are offering an aggregate of up to 60,720,967 ordinary shares, representing 2.6% of our outstanding ordinary shares as of October 18, 2024. The number of ordinary shares being offered pursuant to this prospectus will constitute more than 2.6 times the number of ordinary shares held by persons other than the Selling Securityholders and our affiliates. Accordingly, the ordinary shares being registered for on this First Resale Registration Statement (as defined herein) which this prospectus forms a part, together with the number of shares that have been registered for resale pursuant to the Second Resale Registration Statement (as defined herein) and the Third Resale Registration Statement (as defined herein), are anticipated to be significant, relative to our current public float. While the sale from time to time of ordinary shares pursuant to this First Resale Registration Statement by the Selling Securityholders and pursuant to the Second Resale Registration Statement and the Third Resale Registration Statement by the selling securityholders named therein will increase our public float, we are unable to predict the effect that such sales may have on the prevailing market price of our ordinary shares and warrants. Sales of ordinary shares in the public market by Selling Securityholders, or the perception that those sales might occur, could potentially have negative impact on the market price of ordinary shares and warrants, despite the total number of ordinary shares being registered for resale accounting for an insignificant percentage of the total outstanding shares. The market price of our ordinary shares could decline if the Selling Securityholders sell a significant portion of our ordinary shares or are perceived by the market as intending to sell them. Despite such a potential decline in the public trading price, some of the Selling Securityholders may experience a positive rate of return on the securities that they sell due to the differences in the prices at which they acquired the ordinary shares and the market price of our ordinary shares. Public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the then trading price. See “Risk Factors — Risks Relating to Ownership of Our Securities — Sales of a substantial number of our securities in the public market by our existing shareholders could potentially cause the price of our ordinary shares to fall.” and “Risk Factors — Risks Relating to Ownership of Our Securities — The trading price of our ordinary shares and warrants may be volatile, a market for our securities may not be sustained, and future sales of the securities and the availability of a large number of such securities could depress the price of the securities.”
We will receive all of the proceeds from the sales of Affiliate Resale Shares pursuant to this First Resale Registration Statement by the Company Selling Securityholders, net of any sales commissions, fees, brokerages, taxes and other related expenses, to us as a grant. The amount of proceeds that we receive from sales of ordinary shares by the Company Selling Shareholders will depend on the number and price of ordinary shares that are sold. Based on the last reported sale price of our ordinary shares on October 18, 2024, the sale of all 34,929,486 Affiliate Resale Shares by the Company Selling Securityholders pursuant to this First Resale Registration Statement would result in proceeds of $133,779,931 to us, without taking into account sales commissions, fees, brokerages, taxes and other related expenses. Excluding the Affiliate Resale Shares, Vingroup Joint Stock Company (“Vingroup”), a public company listed on the Ho Chi Minh Stock Exchange, Vietnam, Asian Star and VIG (together, the “Initial Shareholders”) own an aggregate of 2,253,706,537 ordinary shares, representing 96.4% of our outstanding ordinary shares as of October 18, 2024. We will not receive any proceeds from the sale of any securities by any of the other Selling Securityholders.
We will also receive proceeds from the exercise of up to 3,321,002 warrants for cash at an exercise price of $11.50, assuming that all such warrants are exercised for cash, which would result in proceeds of $38,191,523 to us. On October 18, 2024, the last reported sale price of our ordinary shares as reported on Nasdaq was $3.83 per ordinary share, which is below the exercise price of our warrants, which is $11.50 per share. If the price of our ordinary shares remains below $11.50 per ordinary share and holders of our warrants choose not to exercise their warrants for cash, it would result in no cash proceeds to us. If warrants are exercised on a cashless basis in accordance with the terms of the Warrant Agreement, we will not receive any cash from such exercises. We will not receive any proceeds from the resale of the ordinary shares that are to be issued upon such exercise of warrants. See “Use of Proceeds.” We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”
Our ordinary shares and warrants are listed on the Nasdaq under the symbols, “VFS” and “VFSWW.” We had 2,338,695,829 ordinary shares and 3,321,002 warrants outstanding as of October 18, 2024. On October 18, 2024, the last reported sale price of our ordinary shares and warrants as reported on Nasdaq were $3.83 per ordinary share and $0.33 per warrant.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements. See “Prospectus Summary — Implication of Being a Foreign Private Issuer” and “Prospectus Summary — Implication of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated October 28, 2024.

You should rely only on the information contained in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.
Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS
Except where the context otherwise requires or where otherwise indicated, the terms “VinFast,” the “Company,” the “Group,” “we,” “us,” “our,” “our Company,” and “our business” refer to VinFast Auto Ltd. and, where appropriate, its consolidated subsidiaries.
References to “Vingroup” are to Vingroup Joint Stock Company, a public company listed on the Ho Chi Minh Stock Exchange, Vietnam. References to “VIG” are to Vietnam Investment Group Joint Stock Company and references to “Asian Star” are to Asian Star Trading & Investment Pte. Ltd. References to the “Initial Shareholders” are to Vingroup, Asian Star and VIG. References to the “Company Selling Securityholders” are to Asian Star and VIG.
References to “First Resale Registration Statement” are to the registration statement on Form F-1 (File No. 333-274475), as amended by this Post-Effective Amendment No. 2, of which this prospectus forms a part, that registers the resale of ordinary shares by, among others, the Sponsor, certain directors, officers and advisory committee members of Black Spade and certain employees of the Sponsor’s affiliates, the Company Selling Securityholders and Gotion, which was originally declared effective by the United States Securities and Exchange Commission (the “SEC”) on October 2, 2023. The First Resale Registration Statement also registers the resale of the Affiliate Resale Shares.
References to “Second Resale Registration Statement” are to a registration statement on Form F-1 (File No. 333-275133), as amended, that registers the resale of ordinary shares issued to YA II PN, Ltd., a Cayman Islands exempted company (“Yorkville”), pursuant to a standby equity subscription agreement, dated October 20, 2023 (the “Yorkville Subscription Agreement”), including our issuance of 800,000 ordinary shares to Yorkville as consideration for Yorkville’s commitment to subscribe for ordinary shares pursuant to the Yorkville Subscription Agreement, which was originally declared effective by the SEC on October 31, 2023.
References to “Third Resale Registration Statement” are to a registration statement on Form F-1 (File No. 333-278293), as amended, that registers the resale of ordinary shares issuable to Yorkville upon the conversion of a certain convertible debenture (the “Convertible Debenture”) in an aggregate principal amount of $50,000,000 issued pursuant to a Securities Purchase Agreement that we entered into with Yorkville on December 29, 2023 (the “Yorkville Securities Purchase Agreement”), which was originally declared effective by the SEC on April 4, 2024.
References to “VND” are to Vietnamese Dong, the legal currency of Vietnam. References to “$,” “U.S. dollars” and “USD” are to United States dollars, the legal currency of the United States. References to “CAD” are to Canadian dollars, the legal currency of Canada. References to “€” are to Euros, the legal currency of the certain member states of the European Union (the “EU”). References to “Rs.” are to the Indian Rupees, the legal currency of India. References to “IDR” are to the Indonesian Rupiah, the legal currency of the Republic of Indonesia. Certain amounts shown in this prospectus or derived from the U.S. GAAP financial statements have been rounded or truncated as deemed appropriate by the management of VinFast. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.
NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore as modified or amended from time to time (the “SFA”)) under Section 274 of the SFA, including by any subsidiary legislation as may be applicable at the relevant time, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Sections 275 and 276 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions set forth in the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities and securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:
(a)
to an institutional investor or to a relevant person (as defined under Section 275(2) of the SFA), or (in the case of such corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of such trust) where the transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets);

(b)
where no consideration is or will be given for the transfer;

(c)
where the transfer is by operation of law;

(d)
as specified in Section 276(7) of the SFA; or

(e)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Notification under Section 309B(1)(c) of the SFA
The ordinary shares are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Purchasers are advised to seek legal advice prior to any resale of the securities.
MARKET AND INDUSTRY DATA
Unless otherwise indicated, information contained in this prospectus concerning our industry and the regions in which we operate, including our general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and other industry publications, surveys and forecasts. While we believe that the market data, industry forecasts and similar information included in this prospectus are generally reliable, such information is inherently imprecise. In addition, assumptions and estimates of our future performance and growth objectives and the future performance of our industry and the markets in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.
Information contained in this prospectus concerning our industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from publicly available information, industry and general publications and research, surveys and studies conducted by third parties.
Industry publications and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but such information is inherently imprecise. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.
PRESENTATION OF FINANCIAL AND OTHER INFORMATION
The financial information in this prospectus as of December 31, 2021, 2022 and 2023 and for the years then ended and for the six months ended June 30, 2023 and 2024 has been derived from our consolidated financial statements, which are included elsewhere in this prospectus. Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”).
The financial information in this prospectus for the years ended December 31, 2021, 2022 and 2023 and for the six months ended June 30, 2023 and 2024 may not be comparable to each other, nor comparable to or indicative of our results of operations for any subsequent year or period due to, among other things, the following:
•
In January 2022, we announced our strategic decision to cease internal combustion engine (“ICE”) vehicle production to transform into a pure-play manufacturer of electric vehicles (“EVs”). In early November 2022, we fully phased out production of ICE vehicles and completed the ICE Assets Disposal (as defined herein) to our shareholder, VIG. Notwithstanding our cessation of ICE vehicle production in early November 2022 and commencement of EV deliveries in 2021, our results of operations for the years ended December 31, 2021, 2022 and 2023 presented in this prospectus include the historical results of our ICE vehicle manufacturing business and reflect our gradual cessation of our ICE vehicle manufacturing during 2022 with final deliveries continuing into the six months ended June 30, 2024 and gradual ramp up of EV deliveries in 2022 and 2023.

•
In January 2024, we acquired our affiliate, VinES Energy Solutions Joint Stock Company (“VinES”), a Vietnam-based EV battery company, from Mr. Pham Nhat Vuong (“Mr. Pham”). The acquisition of VinES is deemed to be a business combination of entities under common control. In May 2024, we completed a spin-off of VinES’ core business operations and assets relating to battery pack assembly and battery cell manufacturing to a new subsidiary, VinEG Green Energy Solutions JSC (“VinEG”). Following this, VinES had net assets of zero and continued to hold the permit to develop a real estate project in Vietnam. VinES was subsequently transferred to Mr. Pham for zero consideration and ceased to be a subsidiary of our Company. Accordingly, the unaudited financial information as of and for the period ended June 30, 2024 includes, and the unaudited financial information as of and for the period ended June 30, 2023 has been adjusted to include, the historical financial statements of VinES, taking into account intercompany eliminations of transactions and balances and other relevant consolidation adjustments. For more information, see note 2.2 to the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

PROSPECTUS SUMMARY
The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ordinary shares discussed under “Risk Factors.”
Who We Are
We are VinFast, and our goal is to be a leader in the future of Smart Mobility through our intelligent, thoughtful and inclusive EV platform. We aim to foster a cleaner and more sustainable approach to 21st century mobility that is evolutionary and revolutionary.
We are bold, decisive and eager to advance our product and platform.
We aim to constantly push boundaries in our approach to technology, service innovation, customer engagement and manufacturing excellence, all for the sake of delivering an exceptional customer experience.
Our mission is to help create a more sustainable future for all. We aim to help sustain our planet by accelerating the switch to electric vehicles with an inclusive, comprehensive product line and unique service platform. We envision a world where a top-tier electric vehicle-driving experience is accessible to all. We have already begun delivering on that vision today with our line of all-electric sports utility vehicles (“SUVs”), readying us for the new era of VinFast, one focused on global expansion and creating a sustainable future.
At VinFast, our motto is “boundless together.” It is representative of the adventurous and inspired feeling we want our drivers to experience every time they take the wheel, a precept of our approach to manufacturing, an affirmation of our limitless desire to reach new heights with the products we create, our effort to build a sustainable future and our enthusiastic re-shaping of the electric vehicle driver experience. In that spirit, we are breaking boundaries by focusing on the future, setting out on new journeys as one team (maker, driver, partners) and sharing the VinFast vision along the way. We are constantly innovating from a technology and driver experience perspective and are ready to push forward towards a sustainable future. With that said, we recognize that we cannot do this alone, and we urge those who share this desire to unite with us on our journey to a brighter and greener future.
Come join the charge with us.
Our Business
We are an innovative, full-scale mobility platform focused primarily on designing and manufacturing premium EVs, electric scooters (“e-scooters”) and electric buses (“e-buses”). Our initial EV product line is a range of fully-electric A- through E-segment sport utility vehicles (“SUVs”), the first of which began production in December 2021. We focus strategically and exclusively on EVs and fully phased out production of ICE vehicles in 2022 in order to execute on our vision of creating an e-mobility ecosystem built around customers, community and connectivity alongside our new vehicle roll-out. We plan to deliver on this strategy by leveraging our manufacturing expertise and strong track record of producing ICE vehicles and e-scooters. We started producing e-scooters in 2018, passenger cars (ICE vehicles) in 2019 and e-buses in 2020. We delivered approximately 148,920 vehicles (primarily ICE vehicles) and approximately 253,210 e-scooters from inception through June 30, 2024. Innovation is at the heart of everything we do. We focus on achieving operational efficiency and technological integration, and we seek to continuously improve our processes to deliver world-class products.
Our target international markets are the U.S. and Canada in North America, France, Germany and the Netherlands in Europe, and selected markets in Asia and the Middle East, including India, Indonesia, the Philippines and Oman. We will also continue to target our existing market in Vietnam. In 2023, we began selling our electric SUVs in certain key global markets, such as the U.S. and Canada. We see these geographies as important to our strategy, with significant momentum and positive forces driving the switch to EVs across vehicle segments. Specifically, we believe the A- through E- electric SUV segments will lead the EV revolution and drive profitable growth in the near and long term across the automotive market. While we are currently focused on these segments, we continue to evaluate the full spectrum of vehicle types for future product development.
We have achieved a great deal in our short history. Following the founding of our Company in 2017, we achieved start of production of our first ICE vehicle in only 21 months. Deliveries of our first fully-electric SUV, the VF e34, began in Vietnam in December 2021. Deliveries of the VF 8 began in Vietnam in September 2022 and in the U.S. in March 2023. Deliveries of the VF 9, VF 5 and VF 6 began in Vietnam in March, April and December 2023, respectively. Deliveries of VF 7 and VF 3 began in Vietnam in March and July 2024, respectively. As of June 30, 2024, we delivered approximately 62,870 EVs (consisting of approximately 21,640 VF e34s, 19,620 VF 5s, 16,280 VF 8s, other models and e-buses) mostly in Vietnam. In the first half of 2024, we delivered approximately 22,350 EVs, consisting of approximately 12,460 VF 5s, 3,800 VF 8s, 3,170 VF e34s, other models and e-buses, and approximately 20,910 e-scooters.
We quickly established significant brand recognition in Vietnam and within 18 months from product launch, we gained the leading market share in Vietnam for each of our product segments, based on management’s analysis of publicly available data. This share was acquired from the incumbent global vehicle brands from Asia, Europe and North America that have historically dominated the Vietnamese market prior to our arrival. Since our establishment, we have gained significant experience in manufacturing at scale, which has helped us swiftly incorporate EVs into our existing assembly lines. Like other entities within the Vingroup family of companies, turning early-stage businesses into market leaders through top-tier execution and leadership is a hallmark of our approach to business.
We are a majority-owned affiliate of Vingroup, one of Vietnam’s largest conglomerates. Led by Mr. Pham, who is our Managing Director and CEO, Vingroup operates market-leading, fast-growing businesses that span the industrials, technology, real estate and social services sectors in Vietnam. Vingroup has an operating history of over 30 years and a strong track record of improving the daily lives of consumers through applied technology. As of June 30, 2024, approximately $13.5 billion has been deployed to fund operating expenses and capital expenditures of VinFast since 2017 by Vingroup, its affiliates and external lenders. We believe our ongoing relationship with Vingroup is a significant competitive advantage, most notably through shared expertise and software co-development among more than 1,600 engineers in the Vingroup ecosystem who collectively help produce differentiated technology for VinFast vehicles.
Our vehicles are manufactured at our highly automated manufacturing facility in Hai Phong, Vietnam, which is the third-largest city in the country and situated just over 60 miles outside of Hanoi. Opened in 2019, our automobile manufacturing facility currently has a maximum production capacity rate (i.e., maximum number of vehicles that can be constantly manufactured in a year with additional shifts per day throughout the year) of up to 300,000 EVs per year, is situated in a land area of 348 hectares, and is a beneficiary of multiple tax incentives being located in the Dinh Vu-Cat Hai Economic Zone. Bolstering our manufacturing operations in Vietnam is an on-site, integrated supplier park in Hai Phong that facilitates reliable and cost-effective collaboration with our partner-suppliers, as well as logistical efficiency for parts and supply to our factory shops. We believe that we have laid the groundwork to achieve future profitable growth through automation, access to a low-cost labor and talent pool in Vietnam, and the ability to achieve economies of scale through our mass market approach and volume efficiencies with suppliers. Our existing and fully automated manufacturing facility has the potential to be a significant competitive advantage for us as we rollout new vehicle platforms in the coming years.
Our commitment to environmental, social and governance (“ESG”) initiatives is institutionalized through a thoughtful, comprehensive and forward-thinking ESG strategy. Our products are meticulously designed with a low-to-zero emission framework and to minimize impact on the environment. We have adopted industry best practices to reduce our carbon footprint and target best-in-class environmental standards. As we lead the charge to a brighter, greener and safer future, we plan to leverage our social and governance policies as key catalysts for achieving our vision. Our social policies reflect our commitment to our customers, employees and communities, while our governance structure reflects our core values of fairness, efficiency, accountability and transparency. We seek to periodically validate our progress in honoring our ESG commitment and to identify areas for improvement.
We had net losses of VND49,848.9 billion and VND57,429.6 billion in 2022 and 2023, respectively, and total debt (which is our short-term and current portion of long-term interest-bearing loans and borrowings, convertible debenture and long-term interest-bearing loans and borrowings, excluding borrowings from related parties) of VND71,255.4 billion as of December 31, 2023. We had net losses for the period of VND27,773.4 billion and VND33,508.2 billion for the six months ended June 30, 2023 and 2024, respectively, and total debt (which is our short-term and current portion of long-term interest-bearing loans and borrowings, convertible debenture and long-term interest-bearing loans and borrowings, excluding borrowings from related parties) of VND71,301.0 billion as of June 30, 2024.
Smart Mobility and the VinFast Differentiators
Our full-service driver and ownership experience is a hallmark of the VinFast brand and built around the concept of Smart Mobility, which we believe differentiates us from our competitors. To us, Smart Mobility encompasses the following:
•
Premium Quality Product

•
Thoughtful design for a boundless premium experience — We evoke EMOTION and PASSION between driver and car

•
Top-of-the-line vehicle lineup — We offer a LUXURIOUS and STYLISH product line with skilled craftsmanship in every detail

•
“TECHNOLOGY FOR LIFE” — We embrace PERSONALIZATION and CONNECTIVITY with a full suite of standard smart infotainment features including a heads-up display, virtual personal assistant, in-car commerce and mobile office capabilities, creating a space for lifestyle between home and office

•
Sustainability — We aim to deliver our products RESPONSIBLY to help promote a greener world for us all

•
Steadfast focus on meeting world-class safety standards — We focus unwaveringly on SAFETY

•
Inclusive Price

•
ACCESSIBILITY — We seek to offer our products in a more approachable and accessible way relative to closest EV peers to help increase opportunities for greater EV adoption globally

•
We offer high performance, luxurious features, premium quality, an advanced suite of enhanced technology and cutting-edge engineering execution at a COMPETITIVE price point

•
FLEXIBLE purchase options, including own, lease, and our battery subscription program, where available, to suit any customer’s preference

•
Peace-of-Mind Ownership Experience

•
Our goal is to provide BEST-IN-CLASS after-sale policy with up to 10-year / 125,000-mile warranty and 24/7 roadside assistance

•
WORRY-FREE experience through our “VINFAST SERVICE” model with remote and mobile service offerings

•
EASE-OF-ACCESS to our network of showrooms and services centers and integrated suite of EV charging solutions through VinFast Power Solutions and partners such as Electrify America, EVgo, Bosch, Blink Charging Co. (“Blink”), Flo and ChargeHub.

Summary of Risk Factors
Our business is subject to numerous risks and uncertainties that may materially affect our business, financial condition, results of operations and prospects, as more fully described in “Risk Factors” immediately following this prospectus summary. These risks include, among others, the following:
•
We are a recent entrant in the EV industry and face challenges in the marketing and sale of our products in international markets and in introducing new products and services;

•
Our brand, reputation, and consumer confidence in our business could be harmed by negative publicity;

•
We have experienced in the past and in the future may experience delays and cost overruns when implementing our business plans and growth strategy;

•
Our ability to successfully compete in the highly competitive automotive industry;

•
We obtain component parts and raw materials from third-party suppliers who may fail to deliver components and raw materials according to our schedule and at prices, quality and volumes acceptable to us;

•
Reservations for our vehicles may not result in completed sales and our actual vehicle sales and revenue could differ materially from the number of reservations received;

•
Inadequate access to EV charging stations or related infrastructure;

•
The unavailability, reduction or elimination of government and economic incentives or government policies which are favorable for EV manufacturers and buyers;

•
If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately and timely report our financial condition, results of operations, or cash flows;

•
We have identified material weaknesses in our internal control over financial reporting and any ineffective remediation of such material weaknesses, any additional material weaknesses in the future or failure to develop and maintain effective internal control over financial reporting could impair our ability to produce timely and accurate financial statements and comply with applicable laws and regulations;

•
We are a growth stage company with a history of losses, negative cash flows from operating activities, and negative working capital;

•
We will require additional capital to support business growth. Such capital might not be available on commercially reasonable terms, or at all;

•
We have restated our financial statements for the fiscal year ended December 31, 2023, which could expose us to additional risks;

•
Our ability to control the costs associated with our operations;

•
We have received financial support from Mr. Pham and our Vingroup affiliates, and we maintain business relationships with our Vingroup affiliates. Adverse business conditions, developments or matters affecting our Vingroup affiliates could have an adverse effect on our business and results of operations;

•
A significant portion of our EV deliveries to date has been to one of our affiliates;

•
Our corporate actions that require shareholders’ approval will be substantially controlled by our controlling shareholders, which may prevent you and other shareholders from influencing significant decisions; and

•
The other matters described in “Risk Factors.”

Corporate History
We commenced operations in June 2017 in Hanoi, Vietnam, through our Vietnamese subsidiary, VinFast Vietnam. In May 2018, we relocated our head office to Hai Phong, Vietnam. The construction of our electric scooter manufacturing plant was completed in April 2018 and we started production of our first electric scooter model, branded Klara, in November 2018. We broke ground on our automobile manufacturing plant in September 2017 and officially launched the plant in June 2019.
In December 2021, VinFast Vietnam was converted into a joint stock company under the name, VinFast Trading and Production Joint Stock Company (“VinFast Vietnam”).
To facilitate our public offering in the U.S., we established our offshore holding structure through a series of transactions that resulted in VinFast Vietnam’s operations being reorganized under the Singapore-incorporated registrant, VinFast Trading & Investment Pte. Ltd., which changed its name to VinFast

Auto Pte. Ltd. in December 2022. VinFast acquired an aggregate 99.9% voting interest in VinFast Vietnam from Vingroup and VIG, who in turn became majority shareholders of the registrant. On July 31, 2023, VinFast converted from a Singapore private limited company operating under the name “VinFast Auto Pte. Ltd.” into a Singapore public limited company operating under the name “VinFast Auto Ltd.” For more information, see “Corporate History and Structure — Reorganization.”
We fully phased out production of ICE vehicles in early November 2022 in connection with our strategic decision to transform into an EV-only manufacturer. As part of this transformation into an EV-only manufacturer, we transferred various ICE Assets (as defined herein) to VIG pursuant to the terms of the ICE Assets Disposal Agreements (as defined herein). We refer to these ICE assets disposal transactions as the “ICE Assets Disposal.” For more information regarding the Reorganization and the ICE Assets Disposal, see “Corporate History and Structure — Phase-out of ICE Vehicle Production.”
Corporate Information
Our Company was incorporated in Singapore on January 19, 2015 as Fiscus Consultancy Pte. Ltd., a private limited company (Company Registration No. 201501874G) under the Companies Act 1967 of Singapore (the “Singapore Companies Act”). Our Company’s name was changed to VinFast Trading & Investment Pte. Ltd. on April 8, 2021 and to VinFast Auto Pte. Ltd. on December 22, 2022. On July 31, 2023, VinFast converted from a Singapore private limited company operating under the name “VinFast Auto Pte. Ltd.” into a Singapore public limited company operating under the name “VinFast Auto Ltd.”
Our principal executive offices are located at Dinh Vu — Cat Hai Economic Zone, Cat Hai Islands, Cat Hai Town, Cat Hai District, Hai Phong City, Vietnam. Our telephone number at this address is +84 225 3969999. Our registered office in Singapore is located at 61 Robinson Road, #06-01, 61 Robinson, Singapore 068893.
Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.vinfastauto.us. The information contained on our website is not a part of this prospectus. Our agent for service of process in the U.S. is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.
Implication of Being a Foreign Private Issuer
We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in Singapore, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards.
Implication of Being an Emerging Growth Company
As a company with less than $1.235 billion in gross revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups (“JOBS”) Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to “opt out” of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.
We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the closing of the Business Combination; (c) the date on which we have, during the preceding three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ordinary shares that are held by non-affiliates is at least $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

THE OFFERING
Ordinary shares offered by the Selling Securityholders
An aggregate of 60,720,967 ordinary shares, which represents 2.6% of our total outstanding ordinary shares:
(i)
4,225,000 ordinary shares issued in connection with the Business Combination to the Black Spade Initial Shareholders in exchange for the cancellation of an aggregate 4,225,000 class B ordinary shares originally issued to the Black Spade Initial Shareholders at an aggregate purchase price of $25,000 or approximately $0.004 per class B ordinary share;

(ii)
1,636,797 ordinary shares issued pursuant to the terms of the Sponsor Support Agreement and the Backstop Subscription Agreement to the Backstop Subscriber, at a purchase price of $10.00 per ordinary share;

(iii)
34,929,486 Affiliate Resale Shares held in aggregate by the Company Selling Securityholders that were originally issued prior to the Business Combination at prices ranging from $0.0105 per share to $13.05 per share (on an adjusted basis to give effect to a share split and a share consolidation prior to the Business Combination);

(iv)
4,929,684 ordinary shares issued upon the cashless exercise by the Sponsor of 6,380,000 warrants of VinFast, representing a conversion ratio of 0.77 determined in accordance with the terms of the Warrant Agreement, and such warrants were originally issued to the Sponsor in a private placement at a price of $1.00 per warrant in connection with the initial public offering of Black Spade; and

(v)
15,000,000 ordinary shares issued pursuant to the terms of the Gotion Subscription Agreement, at a subscription price of $10.00 per ordinary share.

Ordinary shares issuable by us upon exercise of the warrants
3,321,002 ordinary shares.
Terms of warrants
Each warrant entitles the registered holder to purchase one ordinary share at a price of $11.50 per share. Our warrants expire on August 11, 2028 at 5:00 p.m., New York City time. We will receive proceeds from the exercise of up to 3,321,002 warrants for cash at an exercise price of $11.50, assuming that all such warrants are exercised for cash, which would result in proceeds of $38,191,523 to us. On October 18, 2024, the last reported sale price of our ordinary shares as reported on Nasdaq was $3.83 per ordinary share, which is below the exercise price of our warrants, which is $11.50 per share. If the price of our ordinary shares remains below $11.50 per ordinary share and warrant holders choose not to exercise their warrants for cash, it would result in no cash proceeds to us. If warrants are exercised on a cashless basis in accordance with the terms of the Warrant Agreement, we will not receive any cash from such exercises. We will not receive any proceeds from the resale of the ordinary shares that are to be issued upon such exercise of warrants.
Last reported sale price of our ordinary shares and warrants
On October 18, 2024, the last reported sale price of our ordinary shares and warrants as reported on Nasdaq were $3.83 per ordinary share and $0.33 per warrant.
Ordinary shares issued and outstanding prior to this offering and assuming no exercise of warrants
2,338,695,829 ordinary shares, as of October 18, 2024.
The number of our ordinary shares outstanding prior to this offering and any exercise of warrants is based on 3,321,002 warrants that were unexercised and outstanding as of October 18, 2024.
Use of proceeds
We will receive all of the proceeds from the sales of Affiliate Resale Shares pursuant to this First Resale Registration Statement by the Company Selling Securityholders, net of any sales commissions, fees, brokerages, taxes and other related expenses, as a grant.
We will not receive any proceeds from the sale of any securities by any of the other Selling Securityholders.
We will also receive proceeds from the exercise of the Warrants for cash, but not from the resale of the ordinary shares issuable upon such exercise of warrants. Each warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per ordinary share. Assuming the exercise of 3,321,002 warrants for cash, outstanding as of October 18, 2024, we will receive an aggregate of $38,191,523. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”
For more information, see “Use of Proceeds.”
Risk factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.
Market for our ordinary shares
Our ordinary shares and warrants are listed on Nasdaq under the symbols, “VFS” and “VFSWW,” respectively.

RISK FACTORS
An investment in our ordinary shares involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ordinary shares. Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ordinary shares could decline, and you may lose all or part of your investment.
Risks Relating to Our Business and Industry
We are a recent entrant in the EV industry. We face challenges associated with the marketing and sale of our EVs in international markets outside of Vietnam and of our new products and services.
We have faced and may continue to face many of the challenges and risks typically associated with commencing operations in the relatively new EV industry. Our company was established in Vietnam in 2017 and commenced the delivery of ICE vehicles in 2019. We delivered our first EV model in 2021.
It may be difficult to predict our future revenues and appropriately budget for our expenses given our relatively limited operating history in the EV industry, especially in new markets. Our future success depends on our ability to continue designing, producing and selling safe, high-quality vehicles as we seek to establish our international presence in markets outside of Vietnam as an EV-only manufacturer. Our goal to enter numerous new markets within a relatively short time horizon exposes us to several challenges, including, but not limited, to:
•
competition with other manufacturers whose brands are more well-known in the local target market and who may have more experience and financial resources;

•
challenges related to compliance with different commercial, legal and regulatory requirements of the new markets in which we establish our manufacturing operations, offer, or plan to offer, our products and services;

•
changes in EV subsidy policies in our target markets that adversely affect the availability or level of subsidies to us and/or our ability to compete with domestic EV makers in such markets;

•
our ability to offer our EVs and services at attractive prices;

•
our ability to expand our charging access;

•
increased costs associated with developing and maintaining effective marketing, sales and service network, as well as establishing a distribution presence in various countries simultaneously; and shipping and logistics for transporting our products to end markets;

•
our ability to effectively manage our intended rapid growth, including increased order volume and the launch and production of multiple new EV models concurrently, on schedule and with the targeted specifications;

•
our ability to meet our battery cell and battery pack requirements in the manner that we might expect; and

•
our ability to develop appropriate risk management and internal control structures tailored to overseas operations.

Our long-term results depend in part on our ability to offer a competitive EV offering relative to our peers, increase our global reach, expand our vehicle offerings (including in response to customer and industry feedback), enhance and refine our service offering, and broaden our ancillary revenue. As we introduce new vehicles and services or refine, improve or upgrade versions of existing vehicles and services, we cannot exactly predict the level of market acceptance or the amount of market share these vehicles or services will achieve, if any.
Our future growth is also dependent on the demand for, and upon consumers’ willingness to adopt EVs. Demand for EVs may be affected by various factors, such as factors directly impacting EV prices or the cost of purchasing and operating EVs. Concerns over global economic conditions, energy costs, inflation, interest rate, the availability and cost of credit may dampen demand for EVs.
We may be unable to keep up with changes in EV technology or alternatives to battery-generated electricity as a fuel source. Existing and other battery cell technologies, fuels or sources of energy, such as hydrogen, ethanol, fuel cells, or compressed natural gas, may emerge as consumer’s preferred alternative to our vehicles. The introduction and integration of new technologies into our vehicles may increase our costs and capital expenditures required for the production and manufacture of our vehicles. Any failure by us to cost-efficiently implement new technologies or adjust our manufacturing operations could adversely affect our business, prospects, financial condition, results of operations, and cash flows.
Our brand, reputation and consumer confidence in our business could be harmed by negative publicity.
Our business and prospects are affected by our ability to grow our brand in markets outside Vietnam. Our reputation and brand may be vulnerable to threats that can be difficult or impossible to predict, control, and costly or impossible to remediate. We have received, and expect our Company and our EVs to continue to receive, heightened attention and scrutiny, including in the media in our international target markets and on social media. Negative media or social media coverage, reviews or reviews that compare us unfavorably to competitors may adversely affect our brand, consumer confidence, demand for our vehicles, our ability to retain and attract.
Recalls, whether voluntary or involuntary, and delays in production, shipment and/or delivery of vehicles could harm our reputation and discourage consumers from purchasing our vehicles. Negative publicity about us could lead customers to cancel reservations or return vehicles if allowed under local consumer laws, and affect our ability to attract new customers and to attract and retain business partners, management and key employees. These allegations, even if unproven or meritless, may lead to inquiries, investigations, or other legal actions against us by regulatory or government authorities as well as private parties. Any regulatory inquiries or investigations and lawsuits against us, perceptions of inappropriate business conduct by our Company or perceived wrongdoing by any member of our management team, among other things, could substantially damage our brand and reputation and cause us to incur additional costs to defend ourselves. Any negative market perception or publicity regarding our suppliers or other business partners that we closely cooperate with, or any regulatory inquiries or investigations and lawsuits initiated against them, may also have an impact on our brand, reputation and customer confidence in our products, or subject us to regulatory inquiries, investigations or lawsuits. Our management may be required to dedicate time, and we may incur additional costs on marketing activities to respond to negative publicity directed at us and rehabilitate our brand and reputation.
Any negative media publicity about the EV industry or product or service quality problems of other automakers in the industry in which we operate, including our competitors, may also negatively impact consumer confidence in our brand by association.
We have experienced in the past and in the future may experience delays and cost overruns when implementing our business plans and growth strategy.
We have had delays in the past with respect to initial vehicle delivery schedules for reasons both within and beyond our control. For more information, see “— We are a recent entrant in the EV industry. We face challenges associated with the marketing and sale of our EVs in international markets outside of Vietnam and of our new products and services.” We cannot assure you that we will not experience delays in the entry into new markets, the introduction of new products and services in the future or the expansion of our manufacturing capabilities. If there are any delays in the delivery of the new versions or models, or they do not perform as expected or otherwise are not well-received by the market, our prospects would be adversely impacted.
We are establishing manufacturing facilities outside of Vietnam and have identified the U.S., India and Indonesia for our international expansion of our manufacturing activities. In addition, we plan to expand our capacity at our Hai Phong facility.
Unforeseen events during the expansion of our EV manufacturing facilities could lead to additional costs and impact our projected production capacity. We could experience construction delays or other difficulties beyond our ability to control or predict. Construction projects are also subject to supervision and approval procedures. There may be delays and unforeseen costs in obtaining the relevant licenses, permits and approvals to operate these facilities. As a result, failure to complete these capital-intensive projects on schedule and within the allocated budget could adversely impact our business.
The automotive market is highly competitive, which exposes us to associated risks.
The automotive industry is highly competitive. Competition is based primarily on pricing and total cost of ownership (“TCO”), and also brand recognition, product quality, features (including driving range) and designs, technology (both software and hardware), after-sales policy and manufacturing scale and efficiency. In the past, we have reduced our prices in response to shifting pricing trends in the segments of the market where we compete.
We monitor competitive factors on an ongoing basis and may from time to time adjust our prices and provide promotions due to competitive factors beyond our control, such as industry trends and pricing pressure, which could adversely affect our margins and profitability. Some of our competitors may have established market positions, well-known brands and relationships with customers and suppliers. Competition for EVs could intensify in the future. Further, we may experience increased competition for components and other parts of our vehicles, which may have limited supply. Increased competition may lead to lower sales or further downward pricing pressure on our EV models, which may adversely affect our business, financial condition, results of operations, cash flows and prospects.
We sell our EVs in multiple markets, using different driving range testing standards. In addition, the driving range and overall performance of our EVs depend on many factors beyond our control. Therefore, the advertised driving range, certified driving range and actual driving performance of our EVs may all differ.
EVs are required to undergo various testing and approval processes, including driving range certification according to the Environmental Protection Agency (“EPA”) EPA (in the U.S.) or the Worldwide Harmonised Light Vehicles Test Procedure (“WLTP”) (in Europe) standards, before they can be sold in a particular market. EPA testing standards typically produce a lower driving range than WLTP testing standards. Marketing and advertising for the EV generally begins before these testing and approval processes are complete and therefore may use internal company estimates of features such as driving range. We have or will promote our EVs using the WLTP or EPA driving range (depending on the market and stage of development), and not necessarily both ranges, in different instances. In addition, the estimated and certified driving ranges of our EVs may differ. Finally, we offer our EVs in various trims that have different performance capabilities. Any one or more of these factors related to driving range may attract negative media coverage that can harm our reputation, brand and demand for our EVs and may lead to customer dissatisfaction.
Potential investors should also take note of the section “Presentation of Financial and Other Information,” which explains the presentation of WLTP and EPA driving range data in this prospectus and the inherent limitations to consistency and comparability of that data.
We obtain component parts and raw materials from third-party suppliers who may fail to deliver components and raw materials according to our schedule and at prices, quality and volumes acceptable to us.
Our success is currently dependent upon our ability to maintain relationships with existing suppliers and enter into new supplier agreements. We obtain certain key components and technology in our vehicles from third-party suppliers, including battery cells, battery packs, axles, chassis, seats, semiconductor chips, interior parts, and steering columns. We also procure raw materials required to manufacture and assemble our vehicles, such as steel, aluminum and resin. Raw materials may be subject to price fluctuations due to various factors beyond our control, including market conditions and global demand for these materials. Under our supply agreements, we have in the past, and could again in the future, be subject to penalties and price adjustments as a result of any volume shortfalls in our orders.
If suppliers become unable to provide, or experience delays in providing components and raw materials, our business could be impacted. For example, a global semiconductor chip shortage in recent years has led to longer delivery times and higher sourcing costs. The unavailability of any component or supplier could, if not covered by contingency supplier plans, result in delays in production, deliveries and rollouts of new EV models and new features, idle manufacturing facilities, product design changes and loss of access to important technology and tools for producing and supporting our products and services. If existing supply agreements are terminated or renewed on less favorable terms, we may face difficulty or delays in finding replacement suppliers able to provide components or other supplies of comparable quality. Alternative suppliers may be located a long distance from our manufacturing facilities, which may lead to increased costs or delays, or the terms of such new agreements may be made on less favorable terms.
Our reservations may not result in completed sales of our vehicles and our actual vehicle sales and revenue generated for our sales could differ materially from the number of reservations received.
Our reservation program for our vehicles requires customers to place a small reservation fee. We have experienced cancelations in the past, and it is possible that a significant number of customers who reserved our vehicles may not ultimately complete their purchases for any reason. The wait time from the time a reservation is made until the time the vehicle is delivered, and any delays beyond expected wait times, could impact consumer decisions on whether to ultimately make a purchase and result in customer dissatisfaction. From time to time, we have experienced delayed vehicle deliveries and there can be no assurance that this will not happen again in the future. As we recognize revenue upon the sale of a vehicle at the time the vehicle is delivered to the customer, our reservation numbers may not be indicative of our future revenue generations and prospects.
We might face challenges associated with inadequate access to EV charging stations or related infrastructure.
Demand for our vehicles will depend, in part, upon the availability and quality of our charging infrastructure. In Vietnam, we must ensure that our network reach and infrastructure is sufficient to meet our customers’ needs. Outside of Vietnam, we market our VinFast Power Solutions program and our ability to provide our customers with stress-free charging, including home charging and access to a network of charging stations through strategic partnerships. In North America, our partners, Electrify America and EVgo, among others, provide our customers with charging solutions via their networks of EV charging stations. In Europe, our service provider, Bosch Charging Solution GmbH, enables VinFast to offer public charging services to European customers at those networked EV charging stations within the Bosch roaming pool. As we enter new markets, we may encounter challenges in establishing and integrating adequate charging infrastructure to support our vehicles.
Our partners’ charging infrastructure could be impacted by challenges related to:
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logistics issues, including any delays or disruptions in the provision of charging services at the charging stations;

•
integration with electronic payment platforms;

•
inadequate capacity or over capacity in certain areas, security risks or risks of damage to vehicles, charging equipment or real or personal property;

•
obtaining any required permits, land use rights and filings;

•
the lack of customer acceptance of our partners’ charging solutions; and

•
the risk that government support for EV and alternative fuel solutions and infrastructure may not continue.

While the prevalence of charging stations generally has been increasing, charging station locations are currently less widespread than gas stations in all of our target markets. The lack of a more widespread charging infrastructure could lead to potential customers choosing not to purchase our EVs. Although we intend to establish far-reaching charging networks in our target markets, we and our charging solutions partners may be unable to expand our charging networks as fast as we intend or as the public desires, or to place the charging stations in places our customers believe to be optimal. There can be no assurance that our partners will continue to work with us on terms acceptable to us, or at all. If we are unable to meet user expectations or experience difficulties in providing our charging solutions, our business, financial condition, results of operations, cash flows and prospects may be materially and adversely affected.

The unavailability, reduction or elimination of government and economic incentives or government policies which are favorable for EV manufacturers and buyers could have an adverse effect on our business.
Any reduction, elimination, alteration, ineligibility, unavailability or discriminatory application of government subsidies, favorable trade policies and free trade agreements and economic incentives that we currently or expect to receive may result in the diminished attractiveness of the alternative fuel and electric vehicle industry generally or our vehicles. In particular, we benefit from favorable tax concessions in Vietnam and the U.S. For example, in Vietnam, we are entitled to corporate income tax (“CIT”) incentives for investment projects in certain economic zones under Vietnam’s Law on Investment and the Law on Corporate Income Taxes (and its implementing regulation). As a result of such tax incentives, for the years ended December 31, 2021, 2022 and 2023 and the six months ended June 30, 2024, VinFast Vietnam was entitled to a preferential tax rate of 10% and CIT exemption, resulting in an effective tax rate of 0%. These income tax incentives will be phased out gradually over the years until 2033. The phase-out and expiry of the CIT incentives may adversely affect our results of operations.
In certain markets, customers may also benefit from government incentives for the purchase of electric vehicles in the form of rebates, tax credits and other financial incentives. These governmental rebates, tax credits and other financial incentives may lower customer purchase costs or provide savings in connection with the purchase of EVs or use of EV infrastructure. For example, the U.S. Inflation Reduction Act of 2022 (the “IRA”) provides tax credits in connection with the purchase of certain EVs through 2032. However, in order for the purchase of an EV to qualify for such credits, the EV must satisfy certain requirements, including, among others, certain critical materials requirements, certain battery components requirements, that a specified percentage of the value of the battery components in the EV be manufactured or assembled in North America, the final assembly of the vehicle be conducted in North America, the retail price of the vehicle not exceed a specified threshold which varies by vehicle type and eligible taxpayers must have incomes below certain thresholds. In 2022, we entered into a series of agreements with North Carolina state and local authorities to build a manufacturing facility spanning across a site measuring approximately 733 hectares in North Carolina. Once this facility commences operations and final assembly of our EVs, our customers in the U.S. may be able to be entitled to this tax credit, subject to, among other things, the criteria mentioned above and any amendment issued by the U.S. Internal Revenue Service (“IRS”). We are monitoring the issuance of the detailed guidance on these requirements by the IRS and will be evaluating the guidance’s implications on our supply chain ecosystem in order to satisfy such requirements. If purchases of our EVs are not able to qualify for tax credits under the IRA, demand for our EVs may decrease. In addition, under the IRA, qualifying used EVs will also be eligible for a tax credit, which could cut into the sales of new EVs.
Our manufacturing expansion strategy depends on our ability to secure similar incentives in India and Indonesia in the future. There can be no assurance that such incentives and favorable government policies towards EVs will materialize, notwithstanding the current regimes in these countries being supportive of EV adoption. Further, to the extent our vehicles now or in the future benefit from incentives, incentives may take time to be disbursed and may not impact customer purchase decisions as expected. Incentives may also expire on specified dates, end when the allocated funding is no longer available, or be reduced or terminated as a matter of regulatory or legislative policy. There is no guarantee that the rebates, tax credits or other financial incentives for alternative energy production, alternative fuel, and EVs which have been made available will be available in the future. If current tax incentives are not available in the future, demand for EVs may stagnate or decline, which could adversely affect our business, financial condition, results of operations, cash flows and prospects.
If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately and timely report our financial condition, results of operations or cash flows.
The Sarbanes-Oxley Act of 2002 (the “SOX Act”) requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. We commenced the process of documenting and testing our control procedures in the fourth quarter of 2022 in order to satisfy the requirements of Section 404 of the SOX Act, and during the course of this assessment we may identify certain weaknesses and deficiencies in our control over financial reporting other than those summarized below. Beginning with our second annual report following the consummation of the Business Combination, we will be required, pursuant to SEC rules, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board (“PCAOB”), a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our Company’s annual or interim financial statements will not be prevented or detected on a timely basis. In addition, our independent registered public accounting firm will be required to formally attest to and report on the effectiveness of our internal control over financial reporting pursuant to the SEC rules commencing the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an “emerging growth company” (“EGC”) (as defined in the Jumpstart Our Business Startup (“JOBS”) Act of 2012. See “— Risks Relating to Ownership of Our Securities — We are an emerging growth company within the meaning of the Securities Act of 1933, as amended, and we may take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.” At the time when we are no longer an EGC, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal controls are designed, documented, operated or reviewed. Remediation efforts may not enable us to avoid a material weakness in the future.
Although efforts to document, test, evaluate and remediate our internal control over financial reporting are in progress, there is a risk that we will not be able to conclude, within the prescribed timeframe, that our internal control over financial reporting is effective as required by Section 404 of the SOX Act. Testing and maintaining internal control may divert our management’s attention from other matters that are important to our business. During the evaluation and testing process, we may identify one or more material weaknesses in internal control over financial reporting, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with the SEC rules or our independent registered public accounting firm may not issue an unqualified opinion. If either we are unable to conclude that we have effective internal control over financial reporting or our independent registered public accounting firm is unable to provide us with an unqualified report, investors could lose confidence in our reported financial information, which could cause the price of our ordinary shares to decline and could subject us to investigation or sanctions by the SEC. Failure to remedy any material weakness in internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict future access to the capital markets. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we are listed, regulatory investigations and civil or criminal sanctions. We were required to restate our financial statements for the fiscal year ended December 31, 2023 and for the quarter ended March 31, 2024 and, in the future, we may also be required to restate our financial statements from other periods.
We have identified material weaknesses in our internal control over financial reporting. If our remediation of such material weaknesses is not effective, or if we experience additional material weaknesses in the future or otherwise fail to develop and maintain effective internal control over financial reporting, our ability to produce timely and accurate financial statements and comply with applicable laws and regulations could be impaired.
Although we are not yet subject to the certification or attestation requirements of Section 404 of the SOX Act, in connection with the audit of our consolidated financial statements as of December 31, 2023 and for the year then ended, our management and our independent registered public accounting firm identified deficiencies that represented material weaknesses in our internal control over financial reporting. The material weaknesses identified by management related to (i) insufficient comprehensive accounting policies and procedures to facilitate preparation of U.S. GAAP consolidated financial statements and (ii) insufficient financial reporting and accounting personnel with appropriate knowledge, skills, and experience in the application of U.S. GAAP and the SEC rules to prepare consolidated financial statements and related disclosures completely and accurately. We believe that these material weaknesses in our internal control contributed to the accounting errors giving rise to the restatement of our consolidated financial statements as of December 31, 2023, and for the year ended December 31, 2023. Those accounting errors are related, among others, to the accounting for bill-and-hold transactions under ASC 606, including, but not limited to, the identification, evaluation, documentation, and disclosure of an appropriate accounting policy for bill-and-hold transactions under ASC 606 and the identification and evaluation of a change in agreement terms that should have resulted in a change in our accounting and disclosure for bill-and-hold transactions.
We are continuing to remediate the deficiencies described above and intend to take such other action as we deem appropriate to further strengthen our internal control over financial reporting. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control Over Financial Reporting” for details of our remediation plan.
Material weaknesses cannot be considered completely remediated until the applicable controls have operated for a sufficient period and management has concluded, through testing, that these controls are operating effectively.
We cannot assure you that we will successfully implement our remediation plan, or that our remedial efforts will be sufficient to address the control deficiencies that led to the material weaknesses in internal control over financial reporting, or that they will prevent potential future material weaknesses or control deficiencies. If our remediation efforts are not successful or other material weaknesses or control deficiencies are identified in the future, the accuracy and timing of our financial reporting may be adversely affected, and consequently we may be unable to file timely periodic reports in compliance with securities laws and stock exchange listing requirements, which may diminish investor confidence in our financial reporting and our share price may decline.
Additionally, we have not performed an evaluation of our internal control over financial reporting as permitted under the JOBS Act; accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404 of the SOX Act, beginning with our second annual report after the consummation of the Business Combination.
Our vehicles currently make use of lithium-ion battery cells, which, when damaged or improperly used, charged, or stored may, on rare occasions, catch fire or vent smoke and flame.
The battery packs in our EVs make use of lithium-ion cells. While these batteries provide an effective and efficient source of power, the likelihood of them overheating, catching on fire, and even leading to explosions increases when they are damaged or improperly used, charged, or stored. Lithium-ion batteries store a lot of energy in a small amount of space. On rare occasions, when that energy is released in an uncontrolled manner, it generates heat, which can turn certain internal battery components into flammable and toxic gases. If the battery packs in our EVs experience failure, it could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. In addition, negative public perceptions regarding the suitability of lithium-ion cells for automotive use or any future incident involving lithium-ion cells such as a vehicle or other fire, even if not involving our vehicles, could seriously harm our business.
Furthermore, we store lithium-ion cells at our EV manufacturing facilities, which could prove hazardous if not stored and handled properly, resulting in damages, injuries or adverse publicity. Moreover, any failure of a competitor’s electric vehicle or energy storage products may indirectly cause indirect adverse publicity for our industry as a whole, us and our products. Such adverse publicity could negatively affect our brand and harm our business, financial condition, results of operations, cash flows and prospects.
We collaborate with a range of third parties, including certain business partners for key aspects of our business. These partners may fail to deliver their services adequately.
We contract with third party providers to offer products and services to our customers. The charging network access that we provide in international markets is owned and managed by third-party charging network infrastructure providers. In Vietnam, although we provide our own charging stations, we also have third-party infrastructure providers supporting our charging network services and equipment, and we may also engage third parties to provide certain after-sales services, such as body repairs and roadside assistance. We have entered into arrangements with financial institutions to provide consumer financing for our EVs. We plan to partner with third parties for after-sales services during our initial expansion outside of Vietnam, including roadside and off-road assistance and collision repairs. In certain markets, we plan to partner with third-party dealers to expand the coverage and touchpoints of our vehicle distribution. If our vendors fail to perform as we expect, become unable to serve us and our customers, or encounter business challenges of their own, our operations and reputation could suffer, and our business and financial conditions could be negatively impacted.
We hire third-party construction contractors for the expansion of our manufacturing capacity at our manufacturing facility in Hai Phong, Vietnam and to construct manufacturing facilities in the U.S., India, and Indonesia. In addition, to support our battery requirements, VinEG, our subsidiary that operates two battery pack assembly facilities in Hai Phong and Ha Tinh, Vietnam, and one cylindrical battery cell facility in Hai Phong, Vietnam, is also developing another lithium cell facility in Ha Tinh, Vietnam, in collaboration with Gotion. Any delay or deficiency in the work of such third-party contractors could, directly or indirectly, have a material and adverse effect on our business, operations and prospects.
The software or hardware in our EVs may contain errors, bugs, vulnerabilities, or design defects, or we may be unsuccessful in addressing or mitigating technical limitations in our systems, or we may be unable to coordinate with vendor and suppliers in a timely and effective manner.
Our software and hardware may contain errors, bugs, vulnerabilities or design defects. Our systems may also be subject to certain technical limitations that may compromise our ability to meet our objectives. For example, in May 2023, we recalled 999 of our VF 8 vehicles in the U.S. to install a software update for the vehicle’s multimedia display screen after our routine performance monitoring identified that the display intermittently appeared blank during operation. Some errors, bugs, vulnerabilities, or design defects inherently may be difficult to detect. We may also fail to detect defects and errors, and our control over the performance of third-party services and systems may be limited. Although we will attempt to remedy any issues we observe in our vehicles effectively and rapidly, such efforts may not be timely, may hamper production or may not be to the satisfaction of our customers.
The occurrence of software or hardware issues or other difficulties involving our technology or other systems can adversely impact the customer experience and result in customer dissatisfaction with our vehicles. If we are unable, particularly as a new entrant to the EV industry, to prevent or effectively remedy errors, bugs, vulnerabilities or defects in our software and hardware, or fail to deploy updates to our software properly or otherwise achieve customer satisfaction, we would suffer damage to our reputation, reduced market adoption of our vehicles, loss of customers, loss of revenue or liability for damages, any of which could adversely affect our business, prospects, financial condition, results of operations and cash flows.
Our warranty reserves may be insufficient to cover future claims related to our warranty.
We provide a manufacturer’s warranty on all new vehicles at the time of sale as well as a warranty on batteries in our EVs. In addition, notwithstanding the sale of the ICE Assets to VIG, the liabilities continue to rest with us. Pursuant to the warranties associated with the ICE vehicles, we are responsible for servicing the ICE vehicles and handling the warranty claims over the life of the warranty. We have extended the warranty policy for all ICE vehicles sold and to be sold (which are ICE vehicles that we produced prior to ceasing our ICE manufacturing operations and are scheduled to be delivered) to the earlier of 10 years or the first 200,000 kilometers. We also offer a warranty for batteries of up to 10 years, together with our battery subscription program for the duration of the battery lease, which may be longer than the warranty period under our outright sale model. Our battery subscription program will provide for replacement or repair in case the battery’s State-of-Health (“SoH”), which is a figure of merit of the condition of a battery, falls under 70% for the duration of the battery lease.
We maintain a warranty reserve for these obligations. The amount of the warranty reserve represents our best estimate of the projected costs to repair or replace items under warranties, as well as the nature and frequency of future claims. Despite our estimation methods, unforeseeable circumstance may arise and there is no assurance that the warranty reserves that we maintain will be sufficient to fully cover claims that may arise. In addition, given the durations of our vehicle manufacturer’s warranty offering of up to 10 years / 125,000- miles and battery warranty under the battery subscription program, we may encounter unforeseen or higher costs. We could, in the future, become subject to significant and unexpected warranty claims, resulting in additional expenses.

If our vehicle owners customize our vehicles with aftermarket products, or attempt to modify our vehicles’ charging systems, the vehicles may not operate properly, which may create negative and inaccurate publicity and could harm our brand and business.
Automotive enthusiasts may seek to alter our vehicles to modify their performance which could compromise vehicle safety and security systems. Also, customers may customize their vehicles with aftermarket parts that can compromise driver safety. We do not test, nor do we endorse, such changes or products. In addition, customers may attempt to modify our vehicles’ charging systems or use improper external cabling or unsafe charging outlets that can compromise the vehicle systems or expose our customers to injury from high voltage electricity. Such unauthorized modifications could reduce the safety and security of our vehicles and any injuries resulting from such modifications could result in adverse publicity, which may negatively affect our brand and thus harm our business, financial condition, results of operations, cash flows and prospects.
We may be subject to risks associated with autonomous driving technologies.
Our vehicles are being designed with connectivity for an autonomous hardware suite and will offer some autonomous driving functionalities such as our current ADAS level 2 features. Autonomous driving technologies are subject to risks and there have been accidents and fatalities associated with such technologies. The safety of such technologies depends in part on driver interactions, and drivers may not be accustomed to using or adapting to such technologies. To the extent accidents associated with our autonomous driving systems occur, we could be subject to liability, negative publicity, government scrutiny, and further regulation. Moreover, any incidents related to autonomous driving systems of our competitors could adversely affect the perceived safety and adoption of our vehicles and autonomous driving technology more broadly. Any of the foregoing could adversely affect our business, prospects, financial condition, results of operations, and cash flows.
Autonomous driving technology is also subject to considerable regulatory uncertainty as the law evolves to catch up with the rapidly evolving nature of the technology itself, all of which are beyond our control. Despite our ongoing efforts to modify, update, or redesign our autonomous hardware and software systems to meet changing regulatory requirements, our vehicles may not achieve the requisite level of autonomy required for certification and rollout to consumers.
The loss of any executive officers or key employees and any inability to identify and recruit executive officers and key employees in a timely manner could harm our business.
Our success depends on the continued efforts of our people, including our key management and employees with expertise in various areas. We had turnover in some of our key management and other personnel in the past, including certain senior executives in 2021, 2022 and 2024. Most recently, Mr. Pham replaced Ms. Le Thi Thu Thuy (“Ms. Le”) as our Managing Director and CEO, Ms. Le replaced Mr. Pham as our Chairman, and Ms. Nguyen Thi Lan Anh replaced our prior CFO. Our relentless drive towards an optimal global organizational structure with an industry leading executive team will likely result in continued manageable employee turnover. For example, in February 2023, we consolidated the VinFast U.S. and Canada business operations to increase efficiency in the use and allocation of resources resulting in redundancy of positions and a reasonable number of employee separations.
Such events, or any unfavorable publicity or perceptions about our business, could adversely impact our ability to attract and retain highly qualified personnel. If our personnel are unable or unwilling to continue their services with us, we might not be able to replace such personnel in a timely manner or without incurring additional costs or we might not be able to find replacements with appropriate experience. We do not maintain key-person insurance for any member of our senior management team or any other employee. The loss of one or more of our executive officers or key employees could have an adverse effect on our business. The automotive industry is characterized by high demand and competition for talent, and as we build our brand and become more well-known outside of Vietnam, the risk that competitors or other companies may seek to hire our talent could increase. In addition, we may need to expend additional time and expense to train new employees that we are required to hire.

We may be compelled to undertake product recalls or other actions.
We may be subject to adverse publicity, damage to our brand, and costs for recalls of our vehicles. Since the launch of our first vehicles to the date of this prospectus, we have had recalls of our vehicles due to various hardware and software safety concerns. For example, in 2023, we recalled our VF 8 in Vietnam to repair the bolts that connect the front brake caliper to the steering knuckle and our VF 8 in the U.S. to install a software update for the vehicle’s multimedia display screen. From the beginning of 2024 until the date of this prospectus, we have initiated separate but unrelated recalls of our vehicles to, among others, replace the combination switch due to a control circuit board design error from the component supplier, replace certain airbags due to inactive ignitors, repair the bolt that connects the upper shell plate of the high-voltage battery, and replace the brake fluid hose connector due to defective components from the suppliers. The costs related to the recall are either borne by the supplier or by us, depending on the case.
Although we do not believe our results of operations have been directly materially affected by these recalls, we cannot assure that these recalls will not lead to other adverse consequences or reputational harm. In the future, we may, voluntarily or involuntarily, initiate a recall if any of our vehicles, including any systems or parts sourced from our suppliers, prove to be defective or non-compliant with applicable laws and regulations. Such recalls, whether voluntary or involuntary, could involve additional expense and could adversely affect our brand image in our target markets, as well as our business, financial condition, results of operations, cash flows and prospects.
Pandemics and epidemics, natural disasters, the acute physical effects of climate change, terrorist activities, political unrest and other geopolitical risks could disrupt our production, delivery, and operations.
Global pandemics, epidemics, or fear of spread of contagious diseases, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt our business operations, reduce or restrict our supply of materials and services, incur additional costs to protect our employees and facilities, or result in regional or global economic distress, which may materially and adversely affect our business, financial condition, results of operations, cash flow and prospects. In addition, our insurance coverage or recovery plans may be insufficient to compensate us for losses that may occur. Actual or threatened war, terrorist activities, political unrest, civil strife, and other geopolitical risks could have a similar adverse effect on our business. Any one or more of these events may impede our inventory, production and delivery efforts and adversely affect our sales results, or even for a prolonged period of time, which could materially and adversely affect our business.
Our servers and data are located in data centers that have implemented data protection and disaster recovery measures and protocols, backup systems and redundancies. Nevertheless, fires, earthquakes, floods, typhoons, power loss, telecommunication failures, break-ins, riots, terrorist attacks or other similar events at the sites of our service providers may still cause damage or interruption to our systems and operations. Any of the foregoing events may give rise to interruptions, damage to our property, delays in production, breakdowns, system failures, technology platform failures, or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our business, financial condition, results of operations and prospects.
We will be subject to risks associated with foreign exchange rate fluctuations and interest rate changes.
We intend to operate in numerous markets worldwide and as such will be exposed to risks stemming from fluctuations in currency and interest rates. Our exposure to currency risk is mainly linked to differences in the geographic distribution of our manufacturing and commercial activities, resulting in cash flows from sales being denominated in currencies different from those of purchases or production activities. We also import some supplies and components used in the manufacture of our EVs. Meanwhile our use of various forms of financing to cover future funding requirements for our activities, including loans and borrowings denominated in foreign currencies, further expose us to variable rates of interest and foreign exchange rate fluctuations, which can affect our net revenues, finance costs and margins. As of December 31, 2023, 44.6% of our total debt (which consists of our short-term and current portion of long-term interest-bearing loans and borrowings, convertible debenture and long-term interest-bearing loans, excluding borrowings from related parties) was denominated in U.S. dollars, 55.4% was denominated in Vietnamese Dong and less than 0.1% was denominated in euros. An increase in interest rates will increase our debt service obligations in respect of existing borrowings. As of December 31, 2023, VND59,295.2 billion, or 83.2% of our total debt had floating interest rates. Although we may manage risks associated with fluctuations in currency and interest rates through financial hedging instruments, fluctuations in currency or interest rates could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows.
In addition, we intend to offer financing of our vehicles to potential customers through a third-party financing partner or partners and are subject to risks of interest rate changes that affect the availability of affordable consumer credit. While interest rates have begun to decrease in some countries, including the U.S., during the second half of 2024, there is no assurance that this trend will continue. Persistently high interest rates could negatively impact our customers’ ability or willingness to finance the purchase or lease of our vehicles.
Risks Relating to Information Technology, Cybersecurity and Data Privacy
We have experienced, and may in the future experience, incidents in data security, failure of information security systems and privacy concerns.
We may face challenges with respect to information security and privacy, including in relation to the collection, storage, transmission and sharing of information. Our EVs are connected to the internet and accessible both remotely and in person, which may heighten the risk of security breaches. For certain approved processing purposes, we collect, transmit and store confidential, personal and sensitive information of our employees and/or customers, including names, accounts, user IDs and passwords, vehicle information, and certain transaction related information. We are also subject to certain laws and regulations, such as “Right to Repair” laws, which require us to provide third-party access to our network and/or vehicle systems. See “— We utilize third-party service providers to support our service and business operations and may experience disruptions or delays in service from these third-party providers.”
Increasingly, companies are subject to a wide variety of attacks on their networks and information technology infrastructure on an ongoing basis.
We have in the past been subject to immaterial ransomware and phishing attacks. Though we do not believe we experienced any material losses or any sensitive or material information was compromised, we were unable to determine conclusively that this was the case. We have implemented remedial measures in response to such incidents. We cannot guarantee that such measures will prevent all incidents in the future.
We may face difficulties or delays in identifying or otherwise responding to any actual or potential security incidents or threats. An incident in our data security could create system disruptions or slowdowns and provide malicious parties with access to information stored on our networks, resulting in data being publicly disclosed, altered, lost, or stolen, which could subject us to liability and adversely impact our business, financial condition, results of operations, cash flows and prospects. Further, any incidents that can be classified as breaches in our data security could allow malicious parties to access sensitive systems, such as our product lines and the vehicles themselves. Such access could adversely impact the safety of our employees, our customers and third parties.
Any actual, alleged or perceived failure to prevent a security incident or to comply with our cybersecurity policies or cybersecurity-related legal obligations, failure in our systems or networks, or any other actual, alleged or perceived data security incident we suffer, could result in damage to our reputation, negative publicity, loss of customers and sales, loss of competitive advantages over our competitors, increased costs to remedy any problems and provide any required notifications and consents, including to regulators and/or individuals, and otherwise respond to any incident, claims, regulatory investigations and enforcement actions, costly litigation, administrative fines and other liabilities. We would also be exposed to litigation and potential liability under laws, regulations and contracts that protect the privacy and security of personal data. We may also face civil claims, including representative actions and other class action type litigation (where individuals have suffered harm)which could potentially amount to significant compensation or damages liabilities, as well as associated costs and fees, diversion of internal resources, and harm our reputation.

We retain certain information about our customers, which may subject us to various privacy, data security, and consumer protection laws.
We use our vehicles’ electronic systems to log certain information about each vehicle’s use, such as location, charge time, battery usage, mileage and driving behavior, among other things, to aid us in vehicle diagnostics, repair and maintenance, as well as to help us customize and optimize the driving and riding experiences. Our customers may object to our use of this data, which may prevent us to efficiently analyze data related to our vehicle’s performance. Possession and use of our customers’ driving behavior data in conducting our business may subject us to legislative and regulatory burdens in jurisdictions, in which notification of data breach is required, restrict our use of such information, and hinder our ability to acquire new customers or market our existing customers. If customers allege that we or an unrelated third party have improperly released or disclosed their sensitive personal data in our possession, we could face legal claims, lawsuits and reputational harm.
We operate in regions with emerging privacy laws that are still highly uncertain in their interpretation, application, and impact, and may require extensive system and operational changes to implement. As we expand our operations internationally, we will be required to comply with increasingly complex and rigorous regulatory standards enacted to protect business and personal information in the U.S., Canada, Europe and other jurisdictions. See “Regulations.” Such regulations may impose additional regulatory obligations regarding the handling of personal information and further provide certain individual privacy rights to persons whose data is processed. If a third party alleges that we have violated applicable data privacy laws, we could face legal claims, damages and administrative fines as well as reputational harm among consumers, investors, and strategic partners.
Complying with these laws may necessitate additional expenses and operational changes, and failure to do so could result in regulatory enforcement actions against us.
Any unauthorized control or manipulation of our vehicles’ systems could result in a loss of confidence in us and our vehicles and harm our business.
Our vehicles contain complex technology systems. We have designed, implemented, and tested security measures intended to prevent cybersecurity breaches or unauthorized access to our information technology networks, our vehicles and their systems. We have implemented additional security measures as necessary and to comply with the relevant standards of our target markets, such as ISO 21434:2021, UNECE R-155 and R-156 regulations on the safety of connected vehicles. However, hackers and other malicious actors may attempt in the future to gain unauthorized access to modify, alter, and use networks, vehicle software and our systems to gain control of, or to change, our vehicles’ software or to gain access to data stored in or generated by the vehicle. Errors and vulnerabilities, including zero-day vulnerabilities, in our information technology systems will be probed by third parties and could be identified and exploited in the future, and our remediation efforts may not be timely or successful. Any unauthorized access to or control of our vehicles or their systems or any unauthorized access to or loss of data could result in risks to our customers and other third parties, unsafe driving conditions, or failure of our systems, any of which could result in interruptions in our business, legal claims or proceedings which may or may not result in our favor and could subject us to significant liability. In addition, regardless of their veracity, reports of unauthorized access to our vehicles, their systems or data, as well as other factors that may result in the perception that our vehicles, their systems or data are capable of being “hacked” and lack appropriate safety controls, could negatively affect our brand and harm our business.
We utilize third-party service providers to support our service and business operations and may experience disruptions or delays in service from these third-party providers.
We engage third-party suppliers and service providers (collectively, the “Providers”) who have access to our data. This may expose us to challenges related to information security and privacy, including issues with the collection, storage, transmission, and sharing of information. Our brand, reputation and ability to attract customers depend on the reliable performance of our vehicles and the supporting systems, technology, and infrastructure. For example, we outfit our vehicles with in-vehicle services and functionality that use data connectivity to monitor performance and capture opportunities for cost-saving preventative maintenance. The availability and effectiveness of these services depend on the continued operation of information technology and communication systems. We use leading third-party providers to host our cloud computing and storage needs. We do not own, control, or operate our cloud computing physical infrastructure or their data center providers. Although we have put in place disaster recovery plans, including the use of multiple cloud service providers spread out across different locations, our systems and operations are still vulnerable to damage or interruption from, among others, fire, flood, power loss, natural disasters, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, system vulnerabilities, earthquakes and other events at the sites of such providers. Ransomware within our information systems could target our manufacturing and/or business capabilities, limiting the availability and uptime of these systems or eliciting payment from us. The occurrence of any of the foregoing events could result in damage to systems and hardware or could cause them to fail completely, and our insurance may not cover such events or may be insufficient to compensate us for losses that may occur.
Cyber-attacks and malicious internet-based activity directed at supply chains have increased in frequency and severity, and we cannot guarantee that third parties and infrastructure in our supply chain or our third-party partners’ supply chains have not been compromised or that they do not contain exploitable defects or bugs that could result in a breach of or disruption to our information technology systems or the third-party information technology systems that support us and our services. Ransomware attacks, including by organized criminal threat actors, nation-states, and nation-state-supported actors, are becoming increasingly prevalent and severe and can lead to significant interruptions in our operations, loss of data, and income, reputational harm, and diversion of funds. While we conduct risk assessments and gap analyses and have implemented monitoring and defense solutions for our networks, devices applications, data, system processes and users and designed our EVs to comply with cyber-security standards in the relevant target markets and to offer in-vehicle solutions to protect them from and respond to risks in real time, there can be no assurance that any mitigation measures that we have taken or will take will be successful in preventing or minimizing the consequences of cyber-attacks or similar incidents.
We work with various third-party suppliers and service providers in the course of operating our business, and we depend on such third parties to take appropriate measures to protect the security and integrity of their information and systems. Operational, financial, legal and other challenges faced by our Providers may have a negative effect on our business, the nature and extent of which are difficult to predict. We cannot assure you that the measures taken by our Providers will be effective.
Risks Relating to Our Financial Position and Need for Additional Capital
We are a growth stage company that has a history of losses, negative cash flows from operating activities and negative working capital.
We had net losses of VND32,219.0 billion, VND49,848.9 billion, VND57,429.6 billion, VND27,773.4 billion and VND33,508.2 billion in 2021, 2022, 2023 and the six months ended June 30, 2023 and 2024, respectively. We had net cash flows used in operating activities of VND28,969.1 billion, VND35,628.4 billion, VND53,649.4 billion, VND17,286.2 billion and VND20,289.2 billion in 2021, 2022, 2023 and the six months ended June 30, 2023 and 2024, respectively. We expect to continue to incur operating and net losses in the near term as we scale the production of our EVs portfolio, establish our manufacturing operations and expand our marketing, sales and service network in our target markets outside of Vietnam.
Our ability to achieve profitability, positive cash flows from operating activities and a net working capital surplus will depend on various factors, including our ability to achieve commercial acceptance, increase utilization of our production capacity to produce EVs in large quantities as planned and increase sales of our EVs in our target markets and other factors discussed in this “Risk Factors” section. There can be no assurance that we will be able to successfully execute all of our planned business strategies and the failure to do so could have an adverse effect on our business.
Vingroup has issued support letters in connection with the audit of our 2022 and 2023 financial statements and our unaudited interim consolidated financial statements for the six months ended June 30, 2024 to the effect that Vingroup has the ability and plan to continue to provide financial support sufficient to meet our needs for continued operation, subject to necessary procedures to facilitate such support. Our financial statements have been issued on a going concern basis taking into consideration the support letters, our business plan and the cash and cash equivalents held by our group. The latest support letter is valid for the period of 12 months from the issuance date of our unaudited interim consolidated financial statements for the six-month ended June 30, 2024.
We will require additional capital to support business growth. Such capital might not be available on commercially reasonable terms, or at all.
The design, manufacture, sale and servicing of EVs is a capital-intensive business. We had total debt (being our short-term and current portion of long-term interest-bearing loans and borrowings, convertible debenture and long-term interest-bearing loans and borrowings, excluding borrowings from related parties) of VND71,255.4 billion and VND71,301.0 billion as of December 31, 2023 and June 30, 2024, respectively. Our debt service obligations for 2024 amount to approximately VND66,236.8 billion.
In addition, holders of $234.4 million aggregate principal amount of Exchangeable Bonds (as defined herein) issued by Vingroup have the right to require Vingroup to redeem the Exchangeable Bonds in accordance with the terms and conditions of the Exchangeable Bonds. Pursuant to the Extension Deed of Amendment (as defined herein), the remaining Exchangeable Bonds are subject to scheduled partial redemptions by Vingroup on various dates on or prior to November 17, 2025. At any time after each such redemption but no later than the maturity date of the Exchangeable Bonds, pursuant to the Put Option Agreement (as defined herein), Vingroup will have the right to require our Company to purchase a proportionate number of VinFast Trading and Production Joint Stock Company (“VinFast Vietnam”) shares that were issued to Vingroup in connection with the issuance of the Exchangeable Bonds. Vingroup’s right to require such a purchase should be considered in light of the letters of support that Vingroup has issued to provide financial support sufficient to meet our need for continued operation. See “Exchangeable Bonds.”
We may seek to obtain additional private and public debt and equity financing and additional financial support from Mr. Pham and our Vingroup affiliates. Any borrowings that we may obtain in the future may contain restrictive financial or operating covenants that may make it more difficult for us to obtain additional capital and to pursue business opportunities. If interest rates remain at elevated levels or continue to rise, it may be more difficult for us to obtain debt financing on terms that are commercially favorable or in line with our budget and expectations, and our interest payments may increase. See also “Risks Relating to Our Relationship with Vingroup and Our Founder — We have received financial support from Mr. Pham and our Vingroup affiliates, and we maintain business relationships with our Vingroup affiliates. Adverse business conditions, developments or matters affecting our Vingroup affiliates could have an adverse effect on our business and results of operations.”
Any inability to raise financing on commercially acceptable terms or at all could result in delays, scaling back or abandonment of our business plans and strategy or impact our operating activities, and our business, financial condition, results of operations, cash flows and prospects would be adversely affected.
We have restated our financial statements for the fiscal year ended December 31, 2023.
On September 10, 2024, we filed an Amendment No. 1 (the “Amendment”) to the Annual Report on Form 20-F for the year ended December 31, 2023, originally filed with the Securities and Exchange Commission on April 25, 2024 (the “Original Form 20-F”) to restate certain information in our previously-reported consolidated financial statements as of December 31, 2023 and for the year ended December 31, 2023 contained in the Original Form 20-F (the “Prior Financial Statements” and the “Restated Financial Statements”, respectively) to correct the accounting errors summarized in the Amendment and to make certain other changes to reflect the Restated Financial Statements, the effects of the Restated Financial Statements and related matters. We do not rule out the possibility of any lawsuits being commenced against us and our officers and directors based in part or whole on allegations related to the restatement of the Prior Financial Statements. In such cases, we expect to devote attention and resources to the defense, and we cannot predict when or how the litigation will be resolved or estimate what the potential loss or range of loss would be, if any. In addition, the restatement and related matters could impact our reputation.
We are required to comply with certain ongoing financial and other covenants under certain financing arrangements, and if we fail to meet those covenants or otherwise suffer a default thereunder, our lenders may accelerate the payment of such obligations.
Some of our financing arrangements require us and Vingroup, as guarantor, to ensure a collateral cover ratio of at least one time when measured on a quarterly basis. See “Description of Certain

Indebtedness.” Our collateral cover ratios in respect of various outstanding loans and bonds occasionally fell below the required ratios on multiple testing dates from time to time. In all cases, we subsequently restored the required ratio. If the value of the collateral securing our borrowings declines in the future, we will be required to provide, or arrange for, additional collateral to ensure our compliance with the terms of these financing arrangements. If we are unable to do so, including due to the inability of Vingroup to provide the support that we require, it may constitute a breach of the terms of our financing arrangements. See “—We will require additional capital to support business growth. Such capital might not be available on commercially reasonable terms, or at all.”
We may be unable to adequately control the costs associated with our operations.
We have devoted significant capital to developing and growing our business. We expect to incur further costs, including, among others, costs associated with upgrading existing models, developing new EV models, establishing and/or ramping up production at manufacturing facilities, marketing our EVs and our brand in existing and new markets. These costs may increase due to many factors, including factors beyond our control, such as higher transportation costs, currency fluctuations, tariffs, inflation and adverse economic or political conditions.
There can be no assurance that we will be willing or able to recover any increased costs by increasing the prices of our EVs. If we are unable to design, develop, manufacture, market, sell, and service our vehicles and provide services in a cost-efficient manner, our margins, profitability and prospects would be adversely affected.
Risks Relating to Our Relationship with Vingroup and our Founder
We have received financial support from Mr. Pham and our Vingroup affiliates, and we maintain business relationships with our Vingroup affiliates. Adverse business conditions, developments or matters affecting our Vingroup affiliates could have an adverse effect on our business and results of operations.
We have received financial support from Mr. Pham and our Vingroup affiliates, including in the form of debt financing, corporate loan guarantees, capital contributions and grants. Between 2017 and June 30, 2024, Vingroup, its affiliates, and external lenders have deployed approximately $13.5 billion to fund our operating expenses and capital expenditures. Our customers include Vingroup affiliates. See also “— A significant portion of our EV deliveries to date has been to one of our affiliates.”
We benefit from various co-marketing programs and cross-promotional activities with Vingroup affiliates. For example, we have distributed VinFast vouchers to Vingroup affiliates through promotional programs and sales, which may be used towards payment for the purchase of our vehicles in Vietnam. In 2023 and for the six months ended June 30, 2024, revenue recognized from sales of EVs to customers applying VinFast vouchers provided by Vinhomes Joint Stock Company (“Vinhomes”) accounted for approximately 14.3% and 1.3% of total revenue from sales of EVs, respectively. There is no assurance that such programs will continue or will be repeated, and the demand for, and sales of, our vehicles could be adversely affected in the absence of such co-marketing programs.
We have business relationships with our Vingroup affiliates relating to key aspects of our business, including the provision of technology services and R&D by affiliates in the Vingroup technology ecosystem. We also sublease the site in Hai Phong, Vietnam, where our main manufacturing facility is located, from Vinhomes Industrial Zone Investment Joint Stock Company (“VHIZ JSC”). We obtain certain shared management assistance services and license key IP used in our business from Vingroup, including our trade name, our logo, the names of our EVs and e-scooters and the industrial design for our VF 9 model. We also transact with our Vingroup affiliates for leases of retail and advertising spaces, procurement of goods and services related to information security and technology, raw materials and spare parts and social and other services such health care and education that we provide as employee benefits and compensation. We acquired VinES in January 2024 from Mr. Pham. Prior to the acquisition, VinES was a key battery pack supplier to us. In May 2024, we completed a spin-off of VinES’ core business operations and assets to a new subsidiary, VinEG. Following this, VinES ceased to be a subsidiary of our company. We also expect to hire certain affiliates for performing the work related to the increase of the manufacturing capacity of our facilities.

We expect to enter into additional transactions with Mr. Pham and our Vingroup affiliates in the future. In March 2024, V-Green Global Charging Station Development JSC (“V-Green”), which is controlled by Mr. Pham as its majority shareholder, was formed with the objective to develop EV charging stations. In September 2024, our subsidiary, VinFast Commercial and Services Trading Limited Liability Company (“VinFast Commercial and Services Trading”), entered into a business cooperation contract with V-Green, pursuant to which V-Green plans to develop and operate our EV charging station system in Vietnam, which we have invested in, developed, and built (the “VinFast Charging Station System”) (the “V-Green BCC”).
In July 2024, FGF Services and Trading JSC (“FGF”), which is controlled by Mr. Pham as its majority shareholder, was established to promote green solutions through the sale of used EV merchandise and EV rental services. In the third quarter of 2024, we entered into several vehicle sale agreements with FGF for the sale and delivery of approximately 450 used and new VinFast EVs.
If our agreements with our Vingroup affiliates are terminated or we are unable to renew the agreements on similar or favorable terms, or to secure an alternative supplier or service provider, our business could be materially impacted.
Due to our connection with Vingroup, our reputation is linked, to an extent, with Vingroup and its affiliates. As such, any event or publicity that adversely affects the business or reputation, including litigation, regulatory or other matters, of Vingroup or any of its affiliates, could also have an adverse impact on our brand and reputation, even if such event or publicity is not associated with our products and services.
Transactions with entities in which related parties hold ownership interests present potential for conflicts of interest, as the interests of these entities and their shareholders may not align with the interests of our Company and our unaffiliated shareholders with respect to the negotiation of, and certain other matters related to, our purchases from and other transactions with such entities. Conflicts of interest may also arise in connection with the exercise of contractual remedies under these transactions, such as default.
A significant portion of our EV deliveries to date has been to one of our affiliates.
In 2023, which was our first full year as a pure-play EV manufacturer, 72.2% of our EV deliveries and 43.8% of our e-scooter deliveries were to our related parties. The majority of these deliveries were to Green and Smart Mobility Joint Stock Company (“GSM”), which is an electric taxi company in Vietnam owned by Mr. Pham. In the first half of 2024, the proportion of our deliveries to related parties decreased to 53.3% for EV and 34.4% for e-scooter. We have signed a vehicle sale agreement with GSM for the sale and delivery of up to 30,000 VinFast EVs and 200,000 VinFast e-scooters in 2023 and 2024. The final quantity of EVs and e-scooters to be sold will be determined by mutual agreement, and the price of each EV may be adjusted if our pricing policy to similar customers changes. Under this agreement, we reserve the right to terminate the agreements if GSM fails to make a payment when due or does not accept vehicle delivery on the agreed date. In addition, in 2023, we reached separate agreements with GSM for the sale and delivery of nearly 20,000 additional EVs. If we do not perform our obligations under these agreements with GSM, GSM will be entitled to terminate such agreements, which could reduce our sales.
Our corporate actions that require shareholders’ approval will be substantially controlled by our controlling shareholders who will have the ability to control or influence such matters, which may prevent you and other shareholders from influencing significant decisions and reduce the value of your investment.
As of October 18, 2024, Vingroup, VIG and Asian Star hold equity interests of 50.7%, 32.9% and 14.3% in our Company, respectively. Each of these shareholders is majority owned by our Managing Director and CEO, Mr. Pham. While our business will be managed by, or under the direction or supervision of, our directors, as long as these shareholders and Mr. Pham continue to control shares representing a majority of our voting power, they will generally be able to determine the outcome of all corporate actions requiring shareholders’ approval, and control or influence the composition of the board of directors. Business opportunities may arise that are attractive to us and our controlling shareholders’ other interests, and there can be no assurance that our controlling shareholders will direct those opportunities to us.
Our Managing Director and CEO, Mr. Pham, also holds the position of Chairman of Vingroup. This relationship could create, or appear to create, conflicts of interest when faced with decisions with potentially different implications for us and our Vingroup affiliates.

Because our controlling shareholders’ interests may differ from the interests of our other shareholders, actions taken by our controlling shareholders may be more favorable to those shareholders than to us or our other shareholders. This concentration of ownership may also discourage, delay or prevent a change in control of our Company.
Risks Relating to Regulations and Litigation
We are subject to evolving laws, regulations, standards and policies in multiple jurisdictions, and any actual or perceived failure to comply with such laws can subject us to administrative, civil, and criminal penalties.
As we expand to markets outside of Vietnam, we may encounter challenges and increased costs related to compliance with the commercial, legal, and regulatory requirements of these new markets. We aim to review the applicable laws and regulations in each jurisdiction, including required approvals, licenses and permits. Such laws, regulations, standards and policies continue to rapidly change, which increases the likelihood of a patchwork of complex or conflicting regulations, or which could adversely increase our compliance costs or otherwise affect our business.
All vehicles sold must comply with applicable standards, including mandated safety standards, in each market where our vehicles are sold. Vehicles must pass various tests and undergo certification and processes before being delivered to consumers. Our manufacturing facilities may be subject to scheduled and unscheduled inspections by government agencies. Failure by us to satisfy motor vehicle standards and relevant certification and approval requirements would materially and adversely affect our business. We are not able to predict with certainty the duration or outcome of testing (including EPA range testing), approval, licensing and permitting processes that our vehicles undergo in our target markets. Adverse outcomes or unexpected delays in these processes have in the past required, and could in the future require, us to adjust our rollout or delivery schedules and could adversely impact our business. Such developments could result in negative publicity or adversely affect our brand and reputation.
One aspect of our distribution model is the direct sale of vehicles to retail consumers. The laws governing licensing of dealers and sales of motor vehicles vary from jurisdiction to jurisdiction. For example, in the U.S., most states require a dealer license to sell new motor vehicles within the state, and many states prohibit manufacturers from being a licensed dealer and directly selling new motor vehicles to retail consumers. The application of these types of laws to our operations continues to be difficult to predict and could pose operational challenges for us in the future. We and others in our industry may face legal challenges to this distribution model, including from car dealers and their lobbying organizations. Because laws vary from jurisdiction to jurisdiction, our direct sale activities must be carefully established, and our sales and service processes must be continually monitored for compliance with the various state requirements, which change from time to time. Regulatory compliance and likely challenges to our direct sale activities may add to the cost of our business.
In addition, we are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions, export control and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act and other anti-corruption laws and regulations.
We cannot guarantee that our current policies and procedures are sufficient to ensure compliance with these laws and regulations. Non-compliance with applicable anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, contractual breaches, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, financial condition, results of operations, cash flows and prospects. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in our ordinary shares.
Misconduct by our employees could expose us to legal liabilities, reputational harm and/or other damages to our business.
Our employees play critical roles in ensuring the safety and reliability of our products and services and/or our compliance with relevant laws and regulations. Certain of our employees have access to sensitive information (including customer data), our proprietary technologies and/or our know-how. We cannot assure you that our employees will always abide by the terms of their labor contracts, our codes of conduct, policies and procedures nor that the precautions we take to detect and prevent employee misconduct will always be effective. If any of our employees engage in any misconduct, illegal or suspicious activities, including, but not limited to, misappropriation or leakage of sensitive client information or proprietary information, we and such employees could be subject to legal claims and liabilities and our reputation and business could be adversely affected as a result. In addition, we cannot assure you that we will not be affected by legal proceedings against our existing or former employees as a result of their actual or alleged misconduct.
We will, from time to time, be subject to claims, including product liability claims, disputes, lawsuits and other legal and administrative proceedings and the outcomes of these proceedings might be unfavorable to us.
In light of the nature of our business, we and our management are susceptible to potential claims or disputes. We, and certain of our management, have been and may, in the future, be, subject to or involved in various claims, disputes, lawsuits and other legal and administrative proceedings. For more information, see “Business — Legal Proceedings” and “— Risks Relating to Intellectual Property — We have defended, and, in the future, may need to defend, ourselves and our employees, agents and contractors against patent, trademark and/or other IP right infringement claims.”
Furthermore, we may become subject to product liability claims, including in respect of defects in or malfunctions of batteries leased under our battery subscription program. We face inherent risk of exposure to claims in the event our vehicles do not perform as expected or malfunction resulting in property damage, personal injury or death. A successful product liability claim against us could require us to pay a substantial monetary award.
Moreover, a product liability claim could also slow or prevent commercialization of our vehicles which would have a material adverse effect on our brand, business, prospects and operating results.
Lawsuits, litigations, or any legal action may cause us to incur defense costs, utilize a significant portion of our resources, divert management’s attention from our day-to-day operations. Claims arising out of actual or alleged violations of law, breach of contract or torts could be asserted against us by customers, business partners, suppliers, competitors, employees or governmental entities in investigations and legal proceedings. Such legal proceedings could negatively impact our business, reputation, financial condition, results of operations, and prospects.
Our insurance coverage strategy may not be adequate to protect us from all business risks.
While we currently carry commercial general liability, commercial automobile liability, product liability, excess liability, workers’ compensation, employment practices liability and directors’ and officers’ insurance policies, we cannot be certain that our insurance coverage will be sufficient to cover all future claims against us and any other business-related risks. Any imposition of liability that is not covered by our existing insurance or is in excess of our existing insurance coverage could harm our business operations and results.
A successful liability claim against us due to injuries or other costs suffered by our customers could generate substantial negative publicity about our vehicles and materially and adversely affect brand and reputation, as well as our business, financial condition, results of operations, cash flows and prospects. In addition, we do not have any business disruption insurance. Any business disruption event could result in substantial cost to us and diversion of our resources.
Our Company operates in a highly regulated industry and may incur increased costs of compliance with, or liability for violation of, existing or future regulations.
Our operations are subject to various labor, environmental, health and safety laws and regulations in many jurisdictions, including laws relating to the use, handling, storage, disposal of and human exposure to hazardous materials and workplace safety. Such laws and regulations are complex and constantly changing, which may require changes in our operations, additional time, management attention and costs to ensure continued compliance.

Furthermore, these laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines and penalties. Violations of these laws could result in substantial fines and penalties, third-party damages, delays, suspension of production, remedial actions or a cessation of our operations. Contamination of properties we own or operate or properties to which we send hazardous substances may result in liability for us.
As we expand into new markets, we will become subject to additional labor, environmental, health and safety laws and regulations, among others. We may incur additional costs to ensure compliance with such laws and regulations, as well as to manage local operations. Fines, penalties, costs or liabilities stemming from existing or new regulations or laws could be substantial and, in certain cases, joint and several. Non-compliance of such laws and regulations could adversely impact our business, prospects, financial condition and operating results.
Increasing scrutiny and changing expectations from our investors, customers, employees, and other stakeholders with respect to our ESG practices may impose additional costs on us or expose us to new or additional risks.
Investors, customers, employees, regulators and other stakeholders have expressed increasing interest in our ESG practices. Such practices may be taken into consideration by investors in making their investment decisions, and they may not invest in us if they believe that our ESG practices are inadequate or may invest in our competitors if our ESG practices are perceived to be less robust than that of our competitors. The criteria by which companies ESG practices are assessed are subject to change. We may be subject to heightened scrutiny from stakeholders and other third parties in respect of our ESG performance, and we may be required to undertake costly initiatives to maintain a positive ESG outlook or to satisfy any new criteria. Our brand and reputation may be adversely affected if we fail to meet applicable ESG standards or fail to maintain our rating. In addition, our competitors may achieve similar or better ratings than us in the future.
Our Company and our subsidiaries are subject to international trade restrictions imposed by various jurisdictions, which can include economic sanctions and export controls imposed by the United States, other target markets of our Company and our subsidiaries, and other applicable jurisdictions.
Our Company and our subsidiaries are subject to trade restrictions imposed by governments around the world to the extent that such authorities have jurisdiction over our current and future operations. These restrictions include economic and trade sanctions administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, export controls administered and enforced by the U.S. Department of Commerce, as well as similar trade restrictions administered and enforced by governmental authorities in our Company and our subsidiaries’ other target markets outside of Vietnam. Such laws and regulations prohibit or restrict certain operations, trade practices, investment decisions, and partnering activities, including dealings with certain countries or territories, and with certain designated persons.
If our Company and our subsidiaries fail to comply with applicable trade restrictions, we could be subject to penalties or other remedial measures. In addition, the employees, dealers or independent export/import companies of our Company and our subsidiaries may engage in conduct for which we and our subsidiaries might be held responsible and expose them to reputational harm. Further, internal or governmental investigations could be expensive and disruptive. Our company and our subsidiaries cannot assure that the policies and procedures that they have designed and implemented to promote compliance with applicable trade restrictions will be effective in preventing possible violations, including violations related to the unauthorized diversion of vehicles to countries, territories or persons that are the target of economic sanctions or other international trade restrictions.
Our business could be affected by the imposition of tariffs, export control laws and other trade barriers, which may make it more costly or difficult for us to export our vehicles to the imposing country. We may experience cost increases as a result of existing or future tariffs and may not be able to pass on such additional costs to our customers, or otherwise mitigate the costs. A violation of export control laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal penalties, collateral consequences, remedial measures and other expenses. Any of the foregoing could materially and adversely affect our business, financial condition, results of operations, cash flows and prospects.
We are subject to taxation in multiple jurisdictions. Tax laws in these jurisdictions are often complex and the tax regulators may scrutinize our tax determinations.
We are subject to many different forms of taxation in each of our countries of operation, including income tax, withholding tax, property tax, value-added taxes (“VAT”) and other payroll-related taxes. Tax law and administration is complex, subject to change and varying interpretations. Relevant tax authorities in such jurisdictions may not agree with the determinations that are made or the positions taken by us with respect to the application of tax law. Such disagreements could result in lengthy legal disputes, an increased overall tax rate applicable to us and, ultimately, in the payment of substantial amounts of tax, interest and penalties, which could have a material adverse effect on our business.
Additional tax expenses could be accrued in relation to previous or subsequent tax assessment periods, which are still subject to a pending tax audit or have not been subject to a tax audit yet. We have open tax years from 2020 to 2023 with tax authorities in various jurisdictions. Tax authorities in such countries could revise original tax assessments and substantially increase the tax burden (including interest and penalty payments) of the relevant entities. They may have the authority to review and adjust net operating loss or tax credit carryforwards that were generated prior to these periods if utilized in an open tax year. These open tax years contain matters that could be subject to different interpretations of applicable tax laws and regulations as they relate to the amount, character, timing or inclusion of revenue and expenses or the sustainability of income tax credits for a given audit cycle. The realization of any of these risks could have a material adverse effect on our business, results of operations and financial condition.
Risks Relating to Intellectual Property
Our use of open-source software in our applications could subject our proprietary software to general release, adversely affect our ability to sell our services and subject us to possible litigation, claims or proceedings.
We use open-source software in connection with the development and deployment of our products and services. We expect to continue to use open-source software in the future. Companies that use open-source software in connection with their products have, from time to time, faced claims challenging the use of open-source software and/or compliance with open-source license terms. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open-source software or claiming non-compliance with open-source licensing terms. Some open-source software licenses may require users who distribute proprietary software containing or linked to open-source software to publicly disclose all or part of the source code to such proprietary software and/or make available any derivative works of the open-source code under the same open-source license, which could include proprietary source code. In such cases, the open-source software license may also restrict us from charging fees to licensees for their use of our software. While we monitor the use of open-source software and try to ensure that open-source software is not used in a manner that would subject our proprietary source code to these requirements and restrictions, such use could inadvertently occur, in part because open-source license terms are often ambiguous and have generally not been interpreted by U.S. or foreign courts.
We may not be able to prevent others from unauthorized use of our intellectual property.
We may not be able to prevent others from unauthorized use of our intellectual property (“IP”), which could harm our business and competitive position. We have a combination of owned, jointly owned and licensed patents, trade secrets (including those in our know-how), copyrights, service marks, trademarks and other rights granted by IP laws, as well as employee and third-party nondisclosure agreements, IP licenses and other contractual rights to establish and protect our technology and IP rights. While Vingroup has registered our tradename, logo and V line design worldwide, our EV and e-scooter names have only been registered in our target markets, while the industrial designs for various EV models have only been submitted and registered in various key markets. Thus, our IP rights may not be enforceable across various international jurisdictions and may be challenged, contested, circumvented or invalidated by third parties.

The occurrence of any of the foregoing events may result in limitations in the scope of our IP or restrictions on our use of our IP rights or may adversely affect the conduct of our business. Despite our efforts to protect our owned, jointly owned and licensed IP rights, third parties may attempt to copy or otherwise obtain and use our IP or seek court declarations that they do not infringe upon our IP rights. Monitoring unauthorized use of our IP is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be successful. From time to time, we may have to resort to litigation to enforce our IP rights, which could result in substantial costs and diversion of our resources. Failure to adequately protect our IP rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue which would adversely affect our business, financial condition, results of operations, cash flows and prospects.
We have defended, and, in the future, may need to defend, ourselves and our employees, agents and contractors against patent, trademark and/or other IP right infringement claims.
We are involved in, and may in the future become party to, IP infringement proceedings. For more information, see “Business — Legal Proceedings.” From time to time, we may receive communications from holders of patents, trademarks, trade secrets or other IP or proprietary rights alleging that we are infringing, misappropriating, diluting or otherwise violating such rights either directly or through our employees, agents or contractors. Such parties may bring suits against us alleging infringement or other violation of such rights, or otherwise assert their rights and urge us to take licenses to their IP. For example, complaints were filed against us in April 2024 with the U.S. District Court for the Central District of California and the United States International Trade Commission (“ITC”) (the “IP Complaints”). The IP Complaints allege that we developed, manufactured, and imported certain products into the United States in a manner that allegedly infringes on patents held by a third party, and that we incorporate such products into our vehicles. The IP Complaints seek, among other things, that the ITC and/or the Court initiate an investigation into the matter, issue a permanent limited exclusion order to prevent the relevant products and vehicles from entering the United States, enforce a cease-and-desist against VinFast and an award of damages to plaintiff in such IP Complaints. The District Court action has been stayed pending resolution of the ITC action. The ITC action is currently in the discovery phase and the evidentiary hearing is scheduled for March 2025.
Litigation or other legal proceedings relating to IP claims, regardless of merit, may cause us to incur additional expenses and could distract our technical and management personnel from their normal responsibilities, even if we ultimately prevail in such proceedings. Further, if we or the third-party technology partners with whom we jointly own or from whom we license IP rights are determined to have infringed upon a third-party’s IP rights, we may be required to do one or more of the following:
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cease selling or leasing, incorporating certain components into, or using vehicles or offering goods or services that incorporate or use the IP that we allegedly infringe, misappropriate, dilute or otherwise violate;

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pay substantial royalty or license fees or other damages;

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seek a license from the holder of the infringed IP right, which license may not be available on reasonable or exclusive terms or at all;

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redesign or re-engineer our vehicles or other technology, goods or services, which may be costly, time-consuming or impossible; or

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establish and maintain alternative branding for our products and services.

Although our contracts with third parties typically include indemnification clauses which require such parties to indemnify us against any damages arising from infringements of other’s IP rights, in the event of a successful claim of infringement against us or our third-party technology partners, or if we fail or are unable to obtain a license to the infringed technology or other IP right, our business, financial condition, results of operations, cash flows and prospects could still be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention. Our rights to indemnity may not fully cover the costs or damages arising from any IP right infringements that may occur.

Risks Relating to Our International Operations
There are risks associated with investments in companies with international operations, specially outside the U.S., including those in relation to political, economic and legal conditions.
Currently, substantially most of our assets are located in Vietnam. We are establishing manufacturing facilities in India and Indonesia and have showrooms and service workshops for our EVs across Vietnam, U.S., France, Germany, the Netherlands, Canada, Indonesia, the Philippines and Oman. As a result, future political, economic, legal and social conditions in the countries we operate, as well as certain actions and policies that the governments of these countries may or may not take or adopt, could materially and adversely affect our business, financial condition, results of operations and prospects. While the laws and regulatory apparatus affecting the economies where we have our presence are evolving with continuing improvements and increasing transparency some are still not as well established as the laws and regulatory apparatus of regions such as Western Europe and the U.S. laws and regulations may be interpreted and enforced differently in different regions. Policy changes and interpretations of applicable laws may produce unexpected consequences. For example, corporate government and shareholders’ rights, uncertainties and limitations remain in Vietnam in relation to the interpretation and enforcement of laws. Major tax laws and regulations in Vietnam have undergone changes in the past decade and may continue to be amended, supplemented and clarified in the future. Any adverse changes in laws, regulations or policies in the countries we operate could adversely affect our business, financial condition, results of operations and prospects. In addition, relevant authorities may take different interpretations of tax laws than we do, leading us to incur costs or liabilities.
The performance and growth of our business is dependent on the health of the overall economy of the countries we operate in, and in particular, the automotive market and consumer demand as well as strong credit growth.
Our non-US operations are also subject to risks related to foreign exchange control and foreign investments. For example, our operations in Vietnam may face the risk of foreign exchange controls limiting our ability to utilize our revenue effectively and receive dividends from our Vietnamese subsidiaries. At present, foreign invested enterprises in Vietnam are, subject to conditions, generally permitted to exchange Vietnamese Dong into foreign currency at credit institutions licensed to provide foreign exchange services in Vietnam to repatriate profits and make outward remittances of foreign currency for the purchase of supplies and services, among others, provided that such foreign invested enterprise declares the intended use of the money and provides appropriate supporting documents. Such remittances are restricted to being made through registered accounts at authorized banks which are licensed to operate in Vietnam, and profits must first be converted into foreign currency prior to remittance. While under the Vietnamese government’s current foreign exchange policy, there is a low risk of foreign exchange controls restricting our ability to freely utilize our revenue and to receive dividends from our Vietnamese subsidiaries, there is no assurance that the Vietnamese government will not, in future, extend its foreign exchange controls to restrict or prevent profits from being repatriated by foreign invested entities. Any tightening of foreign exchange controls and foreign investment laws could limit our ability to receive dividends from our subsidiaries in the relevant countries, through which all of our revenue is generated, and would cause a material and adverse effect on our business, financial condition and results of operations.
Investors may face difficulties enforcing foreign court judgments against us.
Currently, although substantially all of our assets are located in Vietnam, we have acquired assets in various countries where we have our operations. It may be difficult for investors to enforce against us judgments obtained from courts outside these jurisdictions with regard to any actions pertaining to our assets located in those jurisdictions.
In addition, certain of our directors and officers are residents of Vietnam and Singapore, and the majority of the assets of such persons are located in Vietnam. As a result, it may be difficult for investors to effect service of process upon Vietnam-resident directors and officers, or to enforce against them judgments obtained in courts outside Vietnam predicated upon the laws of jurisdictions other than Vietnam. Furthermore, not all jurisdictions in which we operate are parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards. While some have bilateral treaties concerning the recognition and enforcement of foreign court judgments, they are not parties to any other multinational treaties in this regard. A civil judgment or decision from a foreign court is enforceable in certain countries only if there is a treaty between the countries, a reciprocal agreement, or if it is permitted by the domestic laws of the enforcing country. Certain countries, such as Vietnam and Indonesia, may establish grounds for their domestic courts to refuse the recognition and enforcement of foreign judgments, decisions, or even foreign arbitral awards.
Under certain jurisdictions, a judgment of a foreign court will not be recognized and enforced where, among others, the competent court in which the recognition and enforcement is requested determines that the recognition and enforcement of such judgment is contrary to the fundamental principles of its domestic laws. Such term may not be clearly defined and is subject to the discretion of the relevant domestic court.
Risks Relating to Being a Public Company
We may be or become, or otherwise be treated as, a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders.
In general, a non-U.S. corporation is a passive foreign investment company for U.S. federal income tax purposes (“PFIC”) for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, royalties, rents, investment gains, net gains from the sales of property that does not give rise to any income and net gains from the sale of commodities (subject to certain exceptions, such as an exception for certain income derived in the active conduct of a trade or business). Cash and cash equivalents are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation.
Based on our current and expected income and assets (taking into account the expected cash proceeds from issuances of our ordinary shares pursuant to the Yorkville Subscription Agreement, and our current and anticipated market capitalization), we do not presently expect to be a PFIC for our current taxable year. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis after the close of each taxable year and that depends, in part, upon the composition of our income and assets. In addition, the application of the PFIC rules to companies with our composition of income and assets is subject to significant uncertainty. Fluctuations in the market price of our ordinary shares may cause us to become a PFIC for our current or subsequent taxable years because the value of our assets for the purpose of the first part of the test described above may be determined by reference to the market price of our ordinary shares. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and any cash raised from issuances of our ordinary shares pursuant to the Yorkville Subscription Agreement.
If we are, or is treated as, a PFIC for any taxable year during a U.S. Holder’s holding period for our securities, the U.S. Holder generally will be subject to adverse U.S. federal income tax consequences, including increased tax liability on disposition gains and certain “excess distributions” and additional reporting requirements. As discussed below, we do not intend to prepare or provide the information necessary for a U.S. Holder to make a qualified electing fund election with respect to our ordinary shares in the event that we are (or are treated as) a PFIC in any future taxable year.
U.S. Holders should consult their tax advisers regarding the application of the PFIC rules to us and the risks of owning equity securities in a company that may be, or may be treated as, a PFIC. See “Taxation — U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Considerations.”
If a U.S. Holder is treated as owning at least 10% of our ordinary shares, such U.S. Holder may be subject to adverse U.S. federal income tax consequences.
For U.S. federal income tax purposes, if a U.S. Holder is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our ordinary shares, such person may be treated as a “United States shareholder” with respect to our Company, or any of our subsidiaries, if we or such subsidiary is a “controlled foreign corporation.” If we have one or more U.S. subsidiaries, certain of our non-U.S. subsidiaries could be treated as a controlled foreign corporation regardless of whether we are treated as a controlled foreign corporation (although there are recently promulgated final and currently proposed Treasury regulations that may limit the application of these rules in certain circumstances).
Certain United States shareholders of a controlled foreign corporation may be required to report annually and include in their U.S. federal taxable income their pro rata share of the controlled foreign corporation’s “Subpart F income” and, in computing their “global intangible low-taxed income,” “tested income” and a pro rata share of the amount of certain U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the controlled foreign corporation regardless of whether such controlled foreign corporation makes any distributions. The amount includable by a United States shareholder under these rules is based on a number of factors, including potentially, but not limited to, the controlled foreign corporation’s current earnings and profits (if any), tax basis in the controlled foreign corporation’s assets, and foreign taxes paid by the controlled foreign corporation on its underlying income. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such United States shareholder to significant monetary penalties and may extend the statute of limitations with respect to such United States shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due. We cannot provide any assurances that we will assist U.S. Holders in determining whether we or any of our subsidiaries are treated as a controlled foreign corporation for U.S. federal income tax purposes or whether any U.S. Holder is treated as a United States shareholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations if we, or any of our subsidiaries, is treated as a controlled foreign corporation for U.S. federal income tax purposes.
Risks Relating to Ownership of Our Securities
The issuance of ordinary shares under the Yorkville Subscription Agreement, or any other equity-linked instruments, or upon the conversion of the Convertible Debenture or the exchange of Vingroup Exchangeable Bonds, may result in the dilution of our shareholders and create downward pressure on the price of our ordinary shares.
The subscription price for the shares that we may issue to Yorkville under the Yorkville Subscription Agreement will fluctuate based on the price of our ordinary shares. Depending on several factors, including market liquidity, sales of such ordinary shares may cause the trading price of our ordinary shares to fall. If and when we do issue ordinary shares to Yorkville, Yorkville may resell all, some, or none of those ordinary shares at its discretion, subject to the terms of the Yorkville Subscription Agreement. Therefore, issuance of ordinary shares to Yorkville by us will result in dilution to the interests of other holders of our ordinary shares.
The Convertible Debenture is convertible into our ordinary shares at a conversion price of $10.00 per ordinary share in accordance with the terms thereof and will bear interest at a rate of 4.00% per annum payable in cash at maturity. In addition, the Exchangeable Bonds are exchangeable into our ordinary shares at the Deed Poll Exchange Rate (as defined herein) under the Deed Poll (as defined herein). The issuance of ordinary shares to the holder of the Convertible Debenture upon conversion or the holders of the Exchangeable Bonds upon exchange will result in dilution to our shareholders’ equity and could result in a decline in the market price of our ordinary shares.
In addition, raising additional funds through any future equity or equity-linked issuances may dilute existing shareholders and give new equity securities more favorable rights than current ordinary shares.
The trading price of our ordinary shares and warrants may be volatile, a market for our securities may not be sustained, and future sales of the securities and the availability of a large number of such securities could depress the price of the securities.
The price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities may not be sustained. The Initial Shareholders hold an aggregate of 97.9% of our ordinary shares outstanding as of October 18, 2024. As a result, the liquidity of our securities may be significantly limited.
In addition, the stock markets, including Nasdaq Stock Market LLC (“Nasdaq”) on which our ordinary shares and warrants are listed, have from time-to-time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market is sustained for our ordinary shares and warrants, the market price of our ordinary shares and warrants may be volatile and could decline significantly. Furthermore, the trading volumes in our ordinary shares and warrants may fluctuate and cause significant price variations to occur. If the market prices of our ordinary shares and warrants decline significantly, you may be unable to resell the ordinary shares or warrants at or above the market price of such securities as of the date that they were acquired. The trading price of our ordinary shares and warrants may be volatile and could fluctuate widely due to factors beyond our control, including, but not limited to:
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variations in our revenues, earnings and cash flow;

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actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, level of indebtedness, liquidity or financial condition;

•
changes in financial estimates by securities analysts;

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announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

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announcements of new services and expansions by us or our competitors;

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adverse publicity about our Company, our services or our industry;

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additions or departures of key personnel;

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release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

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new laws, regulations, subsidies, or credits or new interpretations of existing laws applicable to our Company;

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sale of our ordinary shares or other securities in the future;

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market conditions in our industry;

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potential litigation or regulatory investigations; and

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the realization of any of the risk factors presented in this prospectus.

Any of these factors may result in large and sudden changes in the volume and price at which our ordinary shares and warrants trade. The sale of a significant number of the ordinary shares or other equity securities in the public market, or the perception that such sales may occur, could materially and adversely affect the market price of the ordinary shares. Moreover, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. These factors could also materially impair our ability to raise capital through equity offerings in the future.
Furthermore, employees, consultants and directors of our Company and our subsidiaries are expected to be granted equity awards under the VinFast Award Plan (as defined below). You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercised, as applicable, for our ordinary shares. Sales of ordinary shares by holders after the vesting of awards or holders of options who have exercised their options under any incentive plan that we may in the future implement could also cause the price of the ordinary shares to fall.
We are, and may in the future be again, involved in securities class action suits against those companies, which divert a significant amount of our management’s attention and other resources from our business and operations, require us to incur significant expenses to defend the suit, and could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

Sales of a substantial number of our securities in the public market by our existing shareholders could potentially cause the price of our ordinary shares to fall.
The 60,720,967 ordinary shares offered pursuant to this First Resale Registration Statement by the Selling Securityholders (which includes an aggregate of 34,929,486 Affiliate Resale Shares offered by the Company Selling Securityholders), together with the 95,273,331 ordinary shares and the 5,100,000 ordinary shares being offered by Yorkville pursuant to the Second Resale Registration Statement and the Third Resale Registration Statement, respectively, represent 6.9% of our outstanding ordinary shares as of October 18, 2024.
The aggregate 60,720,967 ordinary shares registered for resale pursuant to this First Resale Registration Statement, the Second Resale Registration Statement and the Third Resale Registration Statement will constitute more than 6.6 times the number of ordinary shares held by persons other than our affiliates and the selling securityholders named herein and therein. Accordingly, sales of our ordinary shares pursuant to these registration statements could be significant, relative to our current public float.
While the sale from time to time of ordinary shares pursuant to this First Resale Registration Statement, the Second Resale Registration Statement and the Third Registration Statement by the selling securityholders named herein and therein will increase our public float, we are unable to predict the effect that such sales may have on the prevailing market price of our ordinary shares and warrants. Sales of ordinary shares in the public market by the selling securityholders named therein, or the perception that those sales might occur, could potentially have a negative impact on the market price of ordinary shares and warrants. The sale of any or all the securities being offered pursuant to any of these registration statements could result potentially in a decline in the public trading price of our securities.
In addition, certain of our ordinary shares have been pledged or charged by the Initial Shareholders in order to secure certain obligations to third parties. We are not a party to these share pledges or share charges or related agreements. If the price of our ordinary shares were to decline substantially, the Initial Shareholders may be forced to sell such ordinary shares to satisfy these obligations if they are unable to do so through other means, which could also affect the public trading price of our securities.
If securities or industry analysts do not publish or cease publishing research or reports about our Company, our business, or our market, or if they change their recommendations regarding our ordinary shares adversely, then the price and trading volume of our ordinary shares could decline.
The trading market for our ordinary shares will be influenced by the research and reports that industry or financial analysts publish about our business. We do not control these analysts, or the content and opinions included in their reports. As a new public company, we may take time to attract research coverage and the analysts who publish information about our ordinary shares will have had relatively little experience with us, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. In the event we obtain industry or financial analyst coverage, if any, and the analysts who cover us issue an inaccurate or unfavorable opinion regarding us, our share price would likely decline. In addition, the share prices of many companies in the technology industry have declined significantly after those companies have failed to meet the financial guidance publicly announced by the companies or the expectations of analysts. If our financial results fail to meet our announced guidance or the expectations of analysts or public investors, analysts could downgrade our ordinary shares or publish unfavorable research about it. If one or more of these analysts cease coverage of our Company or fail to publish reports on our Company regularly, our visibility in the financial markets could decrease, which could cause our share price or trading volume to decline.
Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our securities.
If we fail to satisfy the continued listing requirements of Nasdaq such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase our securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price, improve the liquidity of our securities, prevent our securities from dropping below the relevant minimum bid price requirement or prevent future non-compliance with the relevant listing requirements. Additionally, if our securities become delisted from Nasdaq for any reason and are quoted on the over-the-counter Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of our securities may be more limited than if it were quoted or listed on Nasdaq. You may be unable to sell your securities unless a market can be established or sustained.
We are an emerging growth company within the meaning of the Securities Act of 1933, as amended, and we may take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are eligible to be treated as an emerging growth company (“EGC”), as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. Under the JOBS Act, EGCs can delay adopting new or revised financial accounting standards until such time as those standards apply to private companies. We intend to take advantage of this extended transition period under the JOBS Act for adopting new or revised financial accounting standards.
For as long as we continue to be an EGC, we may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including presenting only limited selected financial data and not being required to comply with the auditor attestation requirements of Section 404 of the SOX Act. As a result, our shareholders may not have access to certain information that they may deem important. We could be an EGC for up to five years, although circumstances could cause us to lose that status earlier, including if our total annual gross revenue exceeds $1.235 billion, if we issue more than $1.0 billion in non-convertible debt securities during any three-year period, or if before that time we are considered a “large accelerated filer” under U.S. securities laws.
We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our share price may be more volatile. Further, there is no guarantee that the exemptions available to us under the JOBS Act will result in significant savings. To the extent that we choose not to use exemptions from various reporting requirements under the JOBS Act, we will incur additional compliance costs, which may impact our financial condition.
We are a foreign private issuer and, as a result, we are not subject to U.S. proxy rules and are subject to Securities Exchange Act of 1934, as amended, reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.
We report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to:
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the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information or current reports on Form 8-K, although we are subject to Singapore laws and regulations with regard to certain of these matters and intend to furnish comparable quarterly information on Form 6-K.

We are required to file an annual report on Form 20-F within four months after the end of each fiscal year. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.
In the future, we could lose our status as a foreign private issuer under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements and members of our management would likely have to divert time and resources from other responsibilities to ensure these additional regulatory requirements are fulfilled.
As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all corporate governance requirements from Nasdaq.
We are a company incorporated in Singapore and listed on Nasdaq. As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of Nasdaq, provided that we disclose the requirements we are not following and describe the home country practices we are following.
Certain corporate governance practices in Singapore, which is our home country, may differ significantly from Nasdaq corporate governance listing standards applicable to domestic U.S. companies. Among other things, we are not required to have: (i) a majority of the board of directors consisting of independent directors; (ii) a compensation committee consisting of independent directors; (iii) a nominating and corporate governance committee consisting of independent directors; or (iv) regularly scheduled executive sessions with only independent directors each year.
We intend to rely on the exemptions listed above and may in the future elect to follow our home country practices with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all corporate governance requirements of Nasdaq.
Because we do not expect to pay dividends in the foreseeable future, investors must rely on price appreciation of our ordinary share for a return on the investment.
We currently intend to retain all of our available funds and any future earnings to fund the development and growth of our business at least until profitable. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ordinary shares as a source for any future dividend income. Our Board has complete discretion as to whether to distribute dividends, subject to certain requirements of Singapore law. Even if our Board decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions, and other factors as determined by our Board. Accordingly, the return on your investment in our ordinary shares will likely depend entirely upon any future price appreciation of our ordinary shares. There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which you purchased our shares. You may not realize a return on your investment in our ordinary shares and you may even lose your entire investment.
Singapore take-over laws contain provisions which may vary from those in other jurisdictions.
The Singapore Code on Take-Overs and Mergers (the “Singapore Take-Over Code”) contains certain provisions that may possibly delay, deter or prevent a future take-over or change in control of us. Under the Singapore Take-Over Code, except with the consent of the Securities Industry Council of Singapore

(“SIC”), any person acquiring an interest, whether by a series of transactions over a period of time or not, either on his own or together with parties acting in concert with him, shares which carry 30% or more of our voting rights, is required to extend a take-over offer for all the relevant class(es) of shares in our capital which carry votes in accordance with the Singapore Take-Over Code. Except with the consent of the SIC, such a take-over offer is also required to be made if a person (together with persons acting in concert with him) holding between 30% and 50% (both inclusive) of our voting rights, either on his own or together with parties acting in concert with him, acquires additional voting shares representing more than 1% of our voting rights in any six-month period. In the case where our Company has more than one class of equity share capital, a comparable take-over offer must be made for each class of shares in accordance with the Singapore Take-Over Code and the SIC should be consulted in advance in such cases. While the Singapore Take-Over Code seeks to ensure an equality of treatment among shareholders in take-over or merger situations, its provisions could substantially impede the ability of the shareholders to benefit from a change of control and, as a result, may adversely affect the market price of the ordinary shares and the ability to realize any benefit from a potential change of control. In addition, an offeror must treat all shareholders of the same class in an offeree company equally. This concentration of ownership could accelerate, delay, defer or prevent a change in control of us or a successful offer under the Singapore Take-Over Code by another person.
On August 2, 2023, the SIC waived application of the provisions of the Singapore Take-Over Code for our Company, subject to certain exceptions. Pursuant to the waiver, we are exempted from application of the provisions of the Singapore Take-over Code, except in the case of a “tender offer” (within the meaning of U.S. securities laws) where the Tier 1 exemption set forth in Rule 14d-1(c) of the Exchange Act, is available and the offeror relies on such exemption to avoid full compliance with applicable rules and regulations regarding tender offers in the U.S. In connection with the application for the waiver, our Board had submitted to the SIC a written confirmation to the effect that the application of the U.S. regulatory regime (without concurrent regulation by the Singapore Take-Over Code) would be appropriate and that it is the unanimous view of our Board that obtaining the waiver is in the interest of our Company. If the exceptions to the waiver are applied, we may nonetheless be subject to the Singapore Take-Over Code and the ability of our shareholders to benefit from a change of control could be substantially hindered.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding our Company or our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of our Company as set forth in the sections of this prospectus.
Our audited financial statements as of and for the years ended December 31, 2021, 2022 and 2023 and the unaudited interim condensed consolidated financial statements as of June 30, 2024 and for the six months ended June 30, 2023 and 2024 included in this prospectus relate only to the historical financial information of our Company. It does not extend to the forward-looking information and should not be read as if it does.
Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, among others, the following:
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We are a recent entrant in the EV industry and face challenges in the marketing and sale of our products in international markets and in introducing new products and services;

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Our brand, reputation, and consumer confidence in our business could be harmed by negative publicity;

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We have experienced in the past and in the future may experience delays and cost overruns when implementing our business plans and growth strategy;

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Our ability to successfully compete in the highly competitive automotive industry;

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We obtain component parts and raw materials from third-party suppliers who may fail to deliver components and raw materials according to our schedule and at prices, quality and volumes acceptable to us;

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Reservations for our vehicles may not result in completed sales and our actual vehicle sales and revenue could differ materially from the number of reservations received;

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Inadequate access to EV charging stations or related infrastructure;

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The unavailability, reduction or elimination of government and economic incentives or government policies which are favorable for EV manufacturers and buyers;

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If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately and timely report our financial condition, results of operations, or cash flows;

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We have identified material weaknesses in our internal control over financial reporting and any ineffective remediation of such material weaknesses, any additional material weaknesses in the future or failure to develop and maintain effective internal control over financial reporting could impair our ability to produce timely and accurate financial statements and comply with applicable laws and regulations;

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We are a growth stage company with a history of losses, negative cash flows from operating activities, and negative working capital;

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We will require additional capital to support business growth. Such capital might not be available on commercially reasonable terms, or at all;

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We have restated our financial statements for the fiscal year ended December 31, 2023, which could expose us to additional risks;

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Our ability to control the costs associated with our operations;

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We have received financial support from Mr. Pham and our Vingroup affiliates, and we maintain business relationships with our Vingroup affiliates. Adverse business conditions, developments or matters affecting our Vingroup affiliates could have an adverse effect on our business and results of operations;

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A significant portion of our EV deliveries to date has been to one of our affiliates;

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Our corporate actions that require shareholders’ approval will be substantially controlled by our controlling shareholders, which may prevent you and other shareholders from influencing significant decisions; and

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The other matters described in “Risk Factors.”

The foregoing list of factors is not exhaustive. You are cautioned against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We do not undertake any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see “Where You Can Find Additional Information.”

USE OF PROCEEDS
We will receive all of the proceeds from the sales of Affiliate Resale Shares pursuant to this First Resale Registration Statement, by the Company Selling Securityholders, net of any sales commissions, fees, brokerages, taxes and other related expenses, to us as a grant. The amount of proceeds that we receive from sales of ordinary shares by the Company Selling Shareholders will depend on the number and price of ordinary shares that are sold.
We will not receive any proceeds from the sale of any securities by any of the other Selling Securityholders.
We will also receive proceeds from the exercise of the Warrants for cash, but not from the resale of the ordinary shares issuable upon such exercise of warrants. Each warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per share. Assuming the exercise of 3,321,002 warrants for cash, we will receive an aggregate of $38,191,523. On October 18, 2024, the last reported sale price of our ordinary shares as reported on Nasdaq was $3.83 per ordinary share, which is below the exercise price of our warrants, which is $11.50 per share. If the price of our ordinary shares remains below $11.50 per ordinary share and holders of our warrants choose not to exercise their warrants for cash, it would result in no cash proceeds to us. If warrants are exercised on a cashless basis in accordance with the terms of the Warrant Agreement, we will not receive any cash from such exercises. We will not receive any proceeds from the resale of the ordinary shares that are to be issued upon such exercise of warrants.
See “Risk Factors — Risk Relating to Ownership of Our Securities — Sales of a substantial number of our securities in the public market by our existing shareholders could potentially cause the price of our ordinary shares to fall.”
We plan to use the proceeds of this offering that we receive from the Company Selling Securityholders and from the exercise of warrants for cash for investments in research and development of products, services and technology sales, investments in sales and marketing and expansion of sales channels and investments in the development of our manufacturing facilities, and any remainder for working capital and general corporate purposes, which may include potential strategic investments and acquisitions, although we have not identified any specific investments or acquisition opportunities at this time.
The Selling Securityholders will pay any underwriting fees, discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DIVIDEND POLICY
We have never declared or paid any cash dividends. We currently have not adopted a dividend policy with respect to future dividends and we do not have any present plan to pay any dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.
Any future determination relating to our dividend policy will be made at the discretion of our Board and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions (including in the agreements governing our credit facilities or other debt instruments), capital requirements, business prospects and other factors our Board may deem relevant.
While we do not have any present plan to pay any dividends on our ordinary shares in the foreseeable future, we may, in the future, by ordinary resolution, declare dividends at a general meeting of our shareholders, but no dividend shall be payable except out of our profits available for distribution, as derived from the standalone audited financial statements of our Company and not from our audited consolidated financial statements. The amount of any such dividend shall not exceed the amount recommended by our Board. Subject to our constitution and in accordance with the Singapore Companies Act, our Board may, without the approval of our shareholders, declare and pay interim dividends but any final dividends we declare must be approved by an ordinary resolution at a general meeting of our shareholders. We are a holding company with no material operations of our own. We conduct our operations primarily through our subsidiaries. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries. Regulations in certain markets where we utilize dividend payments may restrict the ability of our subsidiaries to pay dividends to us.

CAPITALIZATION
The following table sets forth our capitalization as of June 30, 2024:
As of June 30, 2024
Actual
VND (in billions)
Cash and cash equivalents	2,382.1
Deficit:
Ordinary shares, no par value – VinFast Auto (2,338,695,829 shares issued and outstanding as of June 30, 2024)	9,861.9
Accumulated losses	(223,965.1)
Additional paid-in capital	55,290.6
Other comprehensive loss	(464.2)
Deficit attributable to equity holders of the parent	(159,276.8)
Non-controlling interests(1)	77,325.0
Total deficit (A)	(81,951.8)
Long-term debt:
Long-term interest-bearing loans and borrowings	22,879.7
Long-term derivative and financial liabilities	42.3
Total-long term debt (B)	22,922.0
Long-term amount due to related parties:
Long-term amounts due to related parties	33,212.7
Total capitalization (A) + (B)(2)	(59,029.8)

Notes:
(1)
Non-controlling interests reflect certain dividend preference shares issued by VinFast Vietnam to Vingroup (i) in March 2022 in return for an advance capital contribution of VND6.0 trillion (“DPS1”), (ii) in December 2022 in exchange for VND45,733.7 billion in borrowings from VinFast Vietnam to Vingroup (“DPS4”) and (iii) as part of our Reorganization in December 2022, in return for the assignment of the Share Acquisition P-Note previously held by Vingroup amounting to VND25.8 trillion (“DPS3”). For details on the terms of DPS1, DPS3 and DPS4, see “Related Party Transactions — Transactions with Vingroup Affiliates — Capital Contributions into VinFast Vietnam.”

(2)
Calculated as total deficit plus long-term interest-bearing loans and borrowings and long-term derivative and financial liabilities.

In October 2024, we issued bonds in the aggregate principal amounts of VND6,000 billion through Techcom Securities Joint Stock Company (“TCBS”). The bonds will mature on dates ranging from October 10, 2026 to October 18, 2029. The bonds have a coupon rate of 13.5% per annum. Obligations in respect of the bonds are guaranteed by Vingroup and secured by shares of a Vingroup subsidiary owned by Vingroup. For more information, see “Description of Certain Indebtedness — 2024 TCBS Bonds.”

ENFORCEABILITY OF CIVIL LIABILITIES
Singapore
We are incorporated under the laws of the Republic of Singapore, and certain of our officers and directors are residents outside the U.S. In addition, a significant portion of our operations and business is conducted, and a substantial portion of our assets are located, outside the U.S.
Although we are incorporated outside the U.S., we have agreed to accept service of process in the U.S. through Cogency Global Inc., our agent designated for that purpose, located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Nevertheless, since a substantial portion of the assets owned by us are located outside the U.S., any judgment obtained in the U.S. against us may not be collectible within the U.S.
An investor may or may not be able to commence an original action against us or our directors or officers, or any person, before the courts outside the U.S. to enforce liabilities under U.S. federal securities laws, depending on the nature of the action.
There is no treaty between the U.S. and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the U.S. based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore. In making a determination as to enforceability of a foreign judgment, the Singapore courts need to be satisfied that the foreign judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, a foreign judgment would be enforceable in Singapore unless procured by fraud, or if the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or if the enforcement thereof would be contrary to the public policy of Singapore, or if the judgment would conflict with earlier judgments from Singapore or earlier foreign judgments recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws.
Civil liability provisions of the federal and state securities law of the U.S. permit the award of punitive damages against us, our directors and officers. The Singapore courts do not allow the enforcement of foreign judgments which amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the U.S. awarding such punitive damages would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws. Such determination has yet to be conclusively made by a Singapore court in a reported decision.
In addition, holders of book-entry interests in our ordinary shares will be required to be registered as shareholders in our register of members in order to have standing to bring a shareholder suit and, if successful, to enforce a foreign judgment against us, our directors or our executive officers in the Singapore courts, subject to applicable Singapore laws. A holder of book-entry interests in our ordinary shares may become our registered shareholder by exchanging its interest in our ordinary shares for certificated ordinary shares and being registered in our register of members. The administrative process of becoming a registered shareholder could result in delays prejudicial to any legal proceeding or enforcement action.
Vietnam
Vietnam is a party to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the “New York Convention”), and a few bilateral treaties relating to the recognition and enforcement of foreign judgments but not to any other multinational treaty in this regard. Foreign arbitral awards can be enforceable in Vietnam under the New York Convention after being recognized by Vietnamese courts in accordance with statutory procedures. However, in principle, Vietnam’s Civil Procedure Code provides that a civil judgment or decision of a foreign court is enforceable in Vietnam only if there is a treaty in this regard between Vietnam and such foreign country (including international treaties) or on a reciprocal basis. Vietnam’s Civil Procedure Code also sets out several grounds for Vietnamese courts to refuse the recognition and enforcement of foreign judgments and decisions or foreign arbitral awards. Therefore, it may be difficult to enforce in Vietnam any judgment or decision issued by a U.S. court against us or our directors and officers who are citizens of Vietnam.

CORPORATE HISTORY AND STRUCTURE
Corporate History
Our Company was incorporated in Singapore on January 19, 2015 as Fiscus Consultancy Pte. Ltd., a private limited company (Company Registration No. 201501874G) under the Companies Act 1967 of Singapore (the “Singapore Companies Act”). We commenced operations in June 2017 in Hanoi, Vietnam through VinFast Vietnam. In May 2018, VinFast Vietnam changed its name to “VinFast Trading and Production Limited Liability Company” and our head office was relocated to Hai Phong, Vietnam. The construction of our electric scooter manufacturing plant was completed in April 2018 and we started production of our first electric scooter model, branded Klara, in November 2018. We broke ground on our automobile manufacturing plant in September 2017 and officially launched the plant in June 2019.
In May 2018, VinFast Vietnam had its head office relocated to Hai Phong, Vietnam. In December 2021, VinFast Vietnam was converted into a joint stock company under the name, “VinFast Trading and Production Joint Stock Company.” Our Company’s name was changed to “VinFast Trading & Investment Pte. Ltd.” on April 8, 2021, to “VinFast Auto Pte. Ltd.” on December 22, 2022 and to “VinFast Auto Ltd.” on July 31, 2023.
Reorganization
To facilitate our public listing, we established our offshore holding structure through a series of transactions that resulted in VinFast Vietnam’s operations being reorganized under VinFast Auto Pte. Ltd. On July 31, 2023, we converted from a Singapore private limited company operating under the name “VinFast Auto Pte. Ltd.” into a Singapore public limited company operating under the name “VinFast Auto Ltd.”
Vingroup and VIG made initial equity capital contributions in cash in VinFast. VinFast acquired an aggregate 99.9% voting interest in VinFast Vietnam in January 2022 from its controlling shareholders, in consideration for cash equivalent to the initial equity capital contributions into the registrant as well as non-interest-bearing promissory notes with an aggregate principal amount of approximately VND50.0 trillion (the “Share Acquisition P-Notes”) issued by VinFast to the controlling shareholders of VinFast Vietnam. As a result of these transactions, the former majority shareholders of VinFast Vietnam, being Vingroup and VIG, became the majority shareholders of VinFast and VinFast Vietnam became a subsidiary of VinFast. These transactions, which are described below, are referred to collectively as the “Reorganization.”
In June 2022, VIG assigned the Share Acquisition P-Note that it held, amounting to VND24.2 trillion, to VinFast Vietnam to partially settle its payment obligations to us pursuant to the ICE Assets Disposal Agreements. In November 2022, our payment obligations related to such assigned Share Acquisition P-Note were subsequently eliminated on a consolidated group basis when we completed the ICE Assets Disposal.
In December 2022, Vingroup assigned the Share Acquisition P-Note that it held, amounting to VND25.8 trillion, to VinFast Vietnam in return for the issuance of dividend preference shares in VinFast Vietnam (the “Recapitalization”). The dividend preference shares entitle the holder to annual dividends of 0.01% of the offering price of their dividend preference shares in each year that VinFast Vietnam has positive net retained earnings (after deducting all dividend payments made in that year). Timing for payment of annual dividends on the dividend preference shares shall be determined at the general meeting of shareholders of VinFast Vietnam. The dividend preference shares are transferrable, non-redeemable and carry no voting rights.
As a result of the transactions described above, there were no payable amounts outstanding in respect of the Share Acquisition P-Notes on a consolidated basis as of December 31, 2022.
Phase-out of ICE Vehicle Production
Our Company was established in Vietnam in 2017 and commenced the production of ICE vehicles in 2019. Our operations prior to 2021 have focused primarily on the manufacture and sale of ICE vehicles and e-scooters. Our ICE vehicle models are: the Fadil (A-segment), the Lux A (E-segment), the Lux SA (E-segment SUV) and the President (E-segment SUV). Since commencing vehicle production in 2019, approximately 86,050 vehicles out of the approximately 148,920 vehicles that we have delivered through June 30, 2024 have been ICE vehicles.
We fully phased-out production of ICE vehicles in early November 2022 in connection with our strategic decision to transform into an EV-only manufacturer. As part of this transformation into an EV-only manufacturer, in 2022, we entered into a series of agreements with VIG (as amended, the “ICE Assets Disposal Agreements”) to transfer a portion of our assets used exclusively in the production of ICE vehicles (the “ICE Assets”) to VIG. We refer to these ICE assets disposal transactions as the “ICE Assets Disposal.” After the ICE Assets were legally transferred to VIG in June 2022, a portion of these assets was leased back until early November 2022, at which time we fully phased out production of ICE vehicles and the ICE Assets Disposal was deemed to have been completed.
The ICE Assets that we transferred to VIG comprise certain machinery, equipment, tooling and production lines that were used exclusively in the production of our ICE vehicles and that we determined could not be retooled for EV production, as well as other technologies used in the production of our ICE vehicles. The consideration for the ICE Assets was VND28,999.0 billion, inclusive of taxes, which was the amount agreed among the parties with reference to the estimated book value of the ICE Assets under Vietnamese accounting standards.
VIG settled a portion of the consideration for the ICE Assets Disposal amounting to VND24.2 trillion through the assignment of the Share Acquisition P-Note held by VIG to VinFast Vietnam and a payment of VND2.0 trillion to VinFast Vietnam in June 2022 and VND1.1 trillion through set-off against outstanding fixed rental fee receivables for the leased-back period from VinFast Vietnam. Our payment obligations related to the assigned Share Acquisition P-Note were subsequently eliminated when we completed the ICE Assets Disposal in early November 2022 at a net gain of VND13.6 trillion, which was recognized as a deemed contribution arising from the ICE Assets Disposal. Accordingly, as of December 31, 2023, the amount of consideration for the ICE Assets Disposal which remains outstanding is approximately VND1.6 trillion. This amount is required to be paid within 24 months of the completion of the transfer.
VIG has agreed that, in the event that VIG disposes of the ICE Assets to any independent third-party (by reference to ownership or management control) for cash (the terms and timing of which we do not control), it will reinvest in VinFast Vietnam any and all of the portion of net disposal proceeds that exceeds the amount of the cash payments that VIG has made and will make to VinFast Vietnam, as described above.
Notwithstanding the ICE Assets Disposal and the cessation of production of ICE vehicles in early November 2022, our results of operations in 2022 and 2023 include results of our ICE vehicle manufacturing business because we delivered ICE vehicles during such periods. We retained all servicing, warranty and other obligations and liabilities related to ICE vehicles that we have produced, and we retained all rights, obligations and liabilities under ICE vehicle-related supplier contracts that we are not able to novate to VIG, Vingroup or other parties outside of our Group.
We have incurred additional costs associated with break fees or settlement costs related to our outstanding obligations under such contracts, which will be recorded in our consolidated statements of operations as compensation expenses.
We have retained the balance of our ICE Assets that are not transferred to VIG, which comprise our rights, interests and obligations under various license agreements with international car manufacturers related to licenses used in the production of our ICE vehicles.
The Business Combination
On May 12, 2023, we entered into a Business Combination Agreement with Black Spade and Merger Sub, pursuant to which, among other transactions, on the terms and subject to the conditions set forth therein, Merger Sub merged with and into Black Spade (the “Merger”), with Black Spade as the surviving entity and renamed as SpecCo Ltd. and a wholly-owned subsidiary of VinFast after the Merger. The Business Combination was consummated on August 14, 2023.

Organizational Structure
The following chart summarizes our corporate structure setting forth our ownership interest and the country of incorporation for each of our principal operating subsidiaries as of the date of this prospectus.

Notes:
(1)
Based on proportion of voting power held. We own 39.09% of this subsidiary’s total outstanding share capital, including non-voting preferred shares.

(2)
For the purposes of homogenizing the organizational structure of our distribution companies, we are in the process of transferring the shares of VinFast Germany GmbH (“VinFast Germany”) from VinFast Trading and Production JSC (Vietnam) to Vingroup Investment Vietnam JSC (“Vingroup Investment”). Following such transfer, VinFast will own VinFast Germany through Vingroup Investment.

(3)
In May 2024, we completed a spin-off of VinES’ core business operations and assets relating to battery pack assembly and battery cell manufacturing to a new subsidiary, VinEG. Following this, VinES had net assets of zero and continued to hold the permit to develop a real estate project in Vietnam. VinES was subsequently transferred to Mr. Pham for zero consideration and ceased to be a subsidiary of our Company.

SELECTED CONSOLIDATED FINANCIAL DATA
The financial information in this prospectus as of December 31, 2021, 2022 and 2023 and for the years then ended and as of June 30, 2024 and for the six months ended June 30, 2023 and 2024 has been derived from our consolidated financial statements, which are included elsewhere in this prospectus. Our financial statements are prepared in accordance with U.S. GAAP.
The financial information in this prospectus for the years ended December 31, 2021, 2022 and 2023 and for the six months ended June 30, 2023 and 2024 may not be comparable to each other, nor comparable to or indicative of our results of operations for any subsequent year or period due to, among other things, the following:
•
We fully phased out production of ICE vehicles in early November 2022 in connection with our strategic decision to transform into an EV-only manufacturer. Notwithstanding our cessation of ICE vehicle production in early November 2022 and commencement of EV deliveries in 2021, our results of operations for the years ended December 31, 2021, 2022 and 2023 and for the six months ended June 30, 2024 presented in this prospectus include the historical results of our ICE vehicle manufacturing business and our gradual cessation of our ICE vehicle manufacturing during 2022 with final deliveries continuing into the six months ended June 30, 2024.

•
We acquired VinES in January 2024 from Mr. Pham. Prior to the acquisition, VinES was a key battery pack supplier to us. The acquisition of VinES is deemed to be a business combination of entities under common control. Accordingly, the unaudited financial information as of and for the period ended June 30, 2024 includes, and the unaudited financial information as of and for the period ended June 30, 2023 has been adjusted to include, the historical financial statements of VinES, taking into account intercompany eliminations of transactions and balances and other relevant consolidation adjustments. For more information, see note 2.2 to the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

You should read this “Selected Consolidated Financial Data” section together with our consolidated financial statements included elsewhere in this prospectus and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Consolidated Balance Sheet Data
	As of December 31,			As of June 30,
	2021	2022	2023	2024 (Unaudited)
	VND (in billions)	VND (in billions)	VND (in billions)	VND (in billions)
Cash and cash equivalents	3,024.9	4,271.4	4,002.3	2,382.1
Inventories, net	6,683.7	21,607.3	29,342.1	29,643.3
Short-term amounts due from related parties	1,997.2	1,978.1	2,605.4	5,721.2
Total current assets	26,692.5	44,838.6	49,019.2	52,534.9
Property, plant and equipment, net	51,788.3	57,188.7	67,679.0	79,739.7
Total assets	85,321.5	113,605.3	131,628.6	149,262.8
Amounts due to related parties	56,035.3	17,325.3	44,338.0	59,402.6
Total current liabilities	87,305.3	66,225.2	138,788.0	163,234.3
Long-term interest-bearing loans and borrowings	31,343.1	41,625.0	30,170.1	22,879.7
Total non-current liabilities	74,957.4	84,050.6	58,809.2	67,980.3
Ordinary shares – VinFast Auto Ltd. (2,337,788,498 and 2,338,695,829 shares, no par value, issued and outstanding as of December 31, 2023 and June 30, 2024)(1)	553.9	871.0	9,847.5	9,861.9
Accumulated losses	(77,416.9)	(127,188.5)	(184,546.0)	(223,965.1)
Deficit attributable to equity holders of the parent	(76,926.5)	(114,109.8)	(143,335.9)	(159,276.8)
Non-controlling interests(2)	(14.7)	77,439.4	77,367.4	77,325.0
Total deficit	(76,941.2)	(36,670.5)	(65,968.6)	(81,951.8)

Notes:
(1)
In January 2022, the Company effected a 100-for-one split of ordinary shares. On August 1, 2023, the shareholders of the Company approved the consolidation of 2,412,852,458 existing ordinary shares in the capital of the Company (“Existing Shares”) held by shareholders of the Company into 2,299,999,998 ordinary shares in the capital of the Company (the “Consolidated Shares”) without any change in the paid-up share capital amount. All shares and per share amounts presented in our consolidated financial statements have been revised on a retroactive basis to give effect to the share split and the share consolidation.

(2)
Non-controlling interests reflect certain dividend preference shares issued by VinFast Vietnam to Vingroup (i) in March 2022 in return for an advance capital contribution of VND6.0 trillion (“DPS1”), (ii) in December 2022 in exchange for VND45,733.7 billion in borrowings from VinFast Vietnam to Vingroup (“DPS4”) and (iii) as part of our Reorganization in December 2022, in return for the assignment of the Share Acquisition P-Note previously held by Vingroup amounting to VND25.8 trillion (“DPS3”). For details on the terms of DPS1, DPS3 and DPS4, see “Related Party Transactions  — Transactions with Vingroup Affiliates — Capital Contributions into VinFast Vietnam.

Consolidated Statements of Operations
	For the Year Ended December 31,			For the Six Months Ended June 30,
	2021	2022	2023	2023 (Unaudited) (Adjusted)(1)	2024 (Unaudited)
	VND (in billions)	VND (in billions)	VND (in billions)	VND (in billions)	VND (in billions)
Revenues
Sales of vehicles	13,898.6	12,391.5	25,418.2	9,013.5	13,452.9
Sales of merchandise	1,405.4	112.2	142.8	38.3	60.0
Sales of spare parts and components	538.2	2,072.6	882.1	372.3	641.9
Rendering of services	96.6	222.7	455.4	173.0	609.0
Rental income
Revenue from leasing activities	89.4	166.5	1,005.4	316.1	432.2
Revenues(*)	16,028.2	14,965.6	27,903.9	9,913.1	15,196.1
Cost of vehicles sold	(23,327.0)	(24,660.1)	(38,448.5)	(15,659.2)	(22,657.4)
Cost of merchandise sold	(1,398.3)	(151.4)	(156.0)	(38.5)	(56.5)
Cost of spare parts and components sold	(437.2)	(1,869.1)	(608.6)	(230.8)	(381.3)
Cost of rendering services	(65.4)	(389.6)	(1,049.7)	(388.6)	(1,001.7)
Cost of leasing activities	(56.1)	(162.3)	(971.2)	(350.4)	(364.6)
Cost of sales	(25,284.0)	(27,232.5)	(41,234.0)	(16,667.6)	(24,461.5)
Gross loss	(9,255.8)	(12,266.9)	(13,330.1)	(6,754.4)	(9,265.4)
Operating expenses:
Research and development costs	(9,255.4)	(19,939.9)	(14,517.0)	(8,652.3)	(5,255.2)
Selling and distribution costs	(2,203.8)	(5,213.7)	(5,661.1)	(2,569.8)	(3,236.2)
Administrative expenses	(2,424.6)	(4,010.0)	(5,269.8)	(2,736.9)	(3,657.8)
Net other operating income/(expenses) and compensation expenses	(3,927.8)	(825.8)	(1,633.1)	(83.1)	(2,011.1)
Operating loss	(27,067.4)	(42,256.4)	(40,411.1)	(20,796.4)	(23,425.7)
Finance income	446.1	88.1	83.9	353.9	228.0
Finance costs	(4,598.2)	(7,959.8)	(12,133.4)	(6,103.3)	(8,679.3)
Net (loss)/gain on financial instruments at fair value through profit or loss	(1,710.0)	1,226.0	(4,879.8)	(1,279.1)	(1,561.9)
Investment gain	956.6	—	—	—	—
Share of gain/(losses) from equity investees	(36.8)	—	—	10.9	(31.9)
Loss before income tax expense	(32,009.7)	(48,902.1)	(57,340.4)	(27,813.9)	(33,470.8)
Tax (expense)/income	(209.2)	(946.7)	(89.1)	40.5	(37.4)
Net loss for the year/period	(32,219.0)	(49,848.9)	(57,429.6)	(27,773.4)	(33,508.2)

Note:
(*)
Including sales to related parties in 2022, 2023 and six months 2024 of VND2,378.9 billion, VND19,305.5 billion and VND7,805.3 billion, respectively.

(1)
As adjusted retrospectively to reflect the historical financial statements of VinES, which we acquired in January 2024. The acquisition was deemed a business combination of entities under common control. For more information, see note 2.2 to the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. In May 2024, we completed a spin-off of VinES’ core operations and assets to a new subsidiary, VinEG, and subsequently transferred VinES to Mr. Pham for zero consideration. As a result, VinES is no longer a subsidiary of our company, and our subsidiary, VinEG, continues to conduct battery pack assembly and battery cell manufacturing activities for our group.

Consolidated Cash Flows Data
	For the Year Ended December 31,			For the Six Months Ended June 30,
	2021	2022	2023	2023 (Unaudited) (Adjusted)(1)	2024 (Unaudited)
	VND (in billions)	VND (in billions)	VND (in billions)	VND (in billions)	VND (in billions)
Net cash flows used in operating activities	(28,969.1)	(35,628.4)	(53,649.4)	(17,286.2)	(20,289.2)
Net cash flows (used in)/from investing activities	2,420.1	(16,038.9)	(23,017.3)	(14,994.3)	(10,835.1)
Net cash flows from financing activities	28,855.2	52,945.1	77,420.7	30,223.9	30,025.7
Net increase/(decrease) in cash, cash equivalents and restricted cash	2,306.2	1,277.7	754.0	(2,056.6)	(1,098.7)
Cash, cash equivalents and restricted cash at the end of the year/period	3,024.9	4,271.4	4,759.1	2,307.7	3,681.8

Note:
(1)
As adjusted retrospectively to reflect the historical financial statements of VinES, which we acquired in January 2024. The acquisition was deemed a business combination of entities under common control. For more information, see note 2.2 to the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. In May 2024, we completed a spin-off of VinES’ core operations and assets to a new subsidiary, VinEG, and subsequently transferred VinES to Mr. Pham for zero consideration. As a result, VinES is no longer a subsidiary of our company, and our subsidiary, VinEG, continues to conduct battery pack assembly and battery cell manufacturing activities for our group.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”
For a discussion of our results in the year ended December 31, 2022 compared to the year ended December 31, 2021 and certain comparative numbers in the year ended December 31, 2021, please refer to “Part I — Item 5. Operating and Financial Review and Prospects” contained in our Annual Report on Form 20-F for the year ended December 31, 2023 filed with the SEC on April 25, 2024.
Overview
We are an innovative, full-scale mobility platform focused primarily on designing and manufacturing premium EVs, e-scooters and e-buses. Our initial EV product line is a range of fully-electric A- through E-segment SUVs, the first of which began production in December 2021. We focus strategically and exclusively on EVs and fully phased out production of ICE vehicles in 2022 in order to execute on our vision of creating an e-mobility ecosystem built around customers, community and connectivity alongside our new vehicle roll-out. We plan to deliver on this strategy by leveraging our manufacturing expertise and strong track record of producing ICE vehicles and e-scooters. We started producing e-scooters in 2018, passenger cars (ICE vehicles) in 2019 and e-buses in 2020. We delivered approximately 148,920 vehicles (primarily ICE vehicles) and approximately 253,210 e-scooters from inception through June 30, 2024. Innovation is at the heart of everything we do. We focus on achieving operational efficiency and technological integration, and we seek to continuously improve our processes to deliver world-class products.
Our comprehensive lineup of EVs, highlighted by the VF 3, VF 5, VF 6, VF e34, VF 7, VF 8 and VF 9 and the forthcoming VF Wild, is designed to enhance and complement the lives of our drivers through their lifestyle-friendly design. Incorporating high quality craftsmanship, alongside our proprietary tech-forward infotainment system, we aim to provide a luxurious, advanced and customizable offering of the features that EV drivers have come to desire. See “Risk Factors — Risks Relating to Our Business and Industry — We are a recent entrant in the EV industry. We face challenges associated with the marketing and sale of our EVs in international markets outside of Vietnam and of our new products and services.”
Key Factors Affecting Our Results of Operations
The key factors that have affected and that we expect will continue to affect our results of operations as we strive to develop a comprehensive full-scale Smart Mobility platform comprising electric vehicles, e-scooters and e-buses are set out below. The growth and future success of our business will depend on many factors beyond those discussed below, including those in the section of this prospectus titled “Risk Factors.”
•
Ability to Develop and Launch New Offerings.   Our growth is dependent on our ability to achieve our vehicle delivery targets, including an ability to attract orders from customers, most of whom will be purchasing a VinFast vehicle for the first time. We were able to start the production of our initial line of ICE vehicles within 21 months from our inception. In order to successfully grow our EV production and sales, we must continue to design and produce new, high quality EV models that are safe, reliable and equipped with advanced technologies. These models should meet market standards and be well-received by customers. In recent years, we have introduced a range of new EV models at various price points that are targeted at different consumer segments. Our EV models include the VF 3, VF e34, VF 8, VF 9, VF 5, VF 6, VF 7, and the forthcoming VF Wild. By offering more affordable options, we intend to position ourselves to expand our market share, particularly among cost-conscious consumers.

•
Ability to Execute Effective Marketing.   The growth of our orders will largely depend on our ability to execute effective marketing initiatives, which in turn depends on prospective customers’ perception of our brand. We plan to raise brand awareness with a significant social media presence, and through digital and traditional advertisements and in-person showrooms that drive customer engagement. Effective marketing can help amplify our efforts in boosting vehicle sales with efficient costs. Our ability to expand our sales network across the globe, price our EVs competitively and adjust our prices effectively are also essential for us in attracting customer orders. We review our pricing strategies and customer incentives based on various factors, including demand for our vehicles. As part of our competitive sales policy, we offer customers the ability to reserve a vehicle by placing a small reservation fee, while offering a free cancelation and full refund policy (subject to certain conditions and restrictions), which encourages customers to submit orders. In addition, our battery subscription program, where available, is intended to supplement our primary model of outright sale of the full chassis and battery and to provide an alternative that makes our EVs accessible at a lower, more inclusive up-front price point.
•
Ability to Maintain and Improve Operating Efficiency.   Our results of operations are affected by our ability to maintain and improve our operating efficiency, as measured by our total operating expenses as a percentage of our revenues. We believe that we may benefit from certain competitive advantages by locating our manufacturing facility in Vietnam, which has favorable export treaties under several free trade agreements that allow us to export EVs with minimal duties. We also exercise direct control over production costs, time to market and product quality at our manufacturing facility. We adopt a comprehensive, cost-optimized approach when determining in which markets to invest for our manufacturing facilities. For example, in India and Indonesia, manufacturing locally is expected to allow us to benefit from government tax incentives while also saving on duties and logistics costs. Similarly, in North America, manufacturing within the U.S. may help us save on import taxes and logistics costs, qualify for certain tax credits under the IRA and facilitate our expansion into both North and South America. By scaling our business and increasing our sales volumes while controlling our costs, we aim to improve our margins and achieve profitability as our business matures.

•
Ability to Control Production, Distribution and Construction Costs.   Our profitability significantly depends on our ability to control our costs of sales, mainly comprised of cost of vehicles sold, which is affected by fluctuations in raw material prices, labor costs, foreign exchange rates and energy costs. As we expand outside of Vietnam, we plan to continue conducting product development and design, broaden our aftermarket infrastructure, including through the opening of new service centers in major markets, expanding after-sales services through our domestic and global dealers, collaborating with established integrated service centers to further augment our aftermarket offerings. In addition, we will incur capital expenditures to fund the expansion of our production capacity, which to date consists of the construction of our new manufacturing facilities in the U.S., Indonesia and India. To keep pace with ever evolving technologies and maintain the competitiveness of our products, we expect to incur R&D expenses in the near term to conduct research on and continue developing our Advanced Driver Assistance Systems (“ADAS”) technology, smart services and other EV technologies in addition to improving and upgrading our existing vehicles and developing new models, including e-buses, e-motorcycles and e-bicycles. In the fourth quarter of 2023, we started expanding our sale channels to include dealer distribution in all target markets, and we intend to continue expanding our dealer network. By partnering with established dealers and distributors, we can leverage their existing infrastructure and local market expertise. Through this approach, we expect to bring our EVs closer to our customers without the need for additional VinFast-branded showrooms, resulting in lower capital expenditure related to showroom expansion.

•
Ability to Develop and Manage a Resilient Supply Chain.   Our ability to manufacture vehicles and develop future solutions is dependent on the continued supply of input materials, including metals, battery cells and semiconductors. Fluctuations in the cost of materials, supply interruptions, or material shortages could materially impact our business. We have experienced and may continue to experience cost fluctuations or disruptions in supply of input materials that could impact our financial performance. For example, the recent global semiconductor supply shortage had wide-ranging effects across the automotive industry, and impacted our operations and financial performance, along with those of many automotive suppliers and manufacturers that incorporated semiconductors into their products.

During periods of temporary shortages, such as the previous COVID-19-related supply chain constrains or the Russia-Ukraine conflict, we have adhered to the following supply chain management practices: (i) providing extended material planning forecasts, typically for the next 18 to 24 months, to suppliers to help ensure sufficient inventory, (ii) applying extended firm order periods when working with key components and commodities suppliers to ensure these suppliers have confidence to allocate inventory to us and adequately manage their own supply chain requirements, (iii) maintaining a high frequency supply cadence through weekly shipments in order to keep our supply chains “active,” (iv) assisting suppliers who may be facing raw material constraints (e.g., semiconductor chips, steel and aluminum) in supplementing their procurement and supply activities, and (v) conducting cost-benefit analyses for any proposed mitigation measures to evaluate the potential net impact and minimize any material risks to the Company.
Key Components of Results of Operations
Revenues
We generate revenues from (i) sales of vehicles, (ii) sales of merchandise, (iii) sales of spare parts and components, (iv) rendering of services and (v) leasing activities. In 2022, 2023 and the six months ended June 30, 2024, a significant majority of our revenue was generated from our operations in Vietnam.
Sales of vehicles.   We began generating revenue from the sale of EVs in December 2021 when we began delivering our first EV model, the VF e34. We have also generated revenue from the sale of e-buses in 2021. The majority of our EV sales have been sales of VF e34 and VF 8 vehicles in Vietnam in 2022, and of VF e34, VF 5, VF 8 and VF 9 vehicles in Vietnam in 2023.
We have generated revenues from the sale of e-scooters since 2018 and from sales of ICE vehicles since 2019. Notwithstanding our cessation of ICE vehicle production in 2022, our results of operations for 2022 and 2023 include the results of our ICE vehicle manufacturing business because, while we ceased production of ICE vehicles in November 2022, we recognize revenue for each ICE vehicle at the time that it is delivered to the customer. For more information, see “Corporate History and Structure — Phase-out of ICE Vehicle Production.”
Our affiliate, Vinhomes, from time to time provides vouchers to Vinhomes’ new customers which may be used towards payment for the purchase of our vehicles as part of certain co-marketing programs that we conduct exclusively in Vietnam. The VinFast vouchers have a face value ranging from VND10 million to VND350 million. When a vehicle is sold and a voucher is applied, we recognize revenue from the sale (including the value of the voucher) and receive a payment from the customer equivalent to the selling price of the vehicle, minus the value of the voucher. Until the time that a voucher is used or expires, it is recorded as a short-term payable to a related party. As of June 30, 2024, we had VND872.3 billion in short-term payables to a related party relating to unredeemed vouchers. If vouchers expire without being used, certain co-marketing programs require us to repay the remaining advance corresponding to the unused vouchers to our affiliate, while under other co-marketing programs voucher payments are non-refundable, in which case we recognize other income in respect of the unused and expired voucher. For the years ended December 31, 2022, 2023 and June 30, 2024, we had VND48.0 billion, VND207.1 billion and nil, respectively, of other income from unused and expired vouchers that were non-refundable as most vouchers were used to pay for the purchase of our vehicles.
Sales of merchandise.   Revenues from our automobile trading business, whereby we purchased used automobiles as inventory and resold as a distributor.
Sales of spare parts and components.   Revenues from sales of spare parts and components consist of revenue from sales of automobile spare parts and components to other car distributors, revenue from sales of scrap and smart devices, revenue from sales of battery packs installed in our EVs sold in Vietnam and revenue from sales of battery components to VinEG. In the first quarter of 2022, we sold all of the battery packs installed in our EVs to VinES, who in turn leased the batteries to the VF e34 purchasers under a battery subscription program that was available up until October 31, 2022 through VinES for the EVs that we sold in Vietnam. We also ceased the sales of battery components to VinES in the beginning of 2023.
Rendering of services.   We generate revenue from providing after-sales services to end customers and other services, including charging services to EVs and maintenance services for the ICE vehicles and EVs that we manufacture and sell.

Leasing activities.   We generate revenue from leasing activities, comprising revenue from the leasing of automobiles and e-scooters to our customers and fees generated from the leasing of e-scooter and EV batteries. For our automobile and e-scooter rental program, we charge customers a fixed daily or monthly fee, which varies by the type of vehicle rented. Under our battery subscription program, we receive either a fixed monthly subscription fee for unlimited mileages or a variable monthly subscription fee based on the number of miles that the customer drives.
We also generate revenue from leasing portions of our manufacturing park to captive suppliers that produce vehicle components or parts for our vehicles manufactured on-site. We entered into operating leases with such suppliers which are required to pay three months’ rent upfront as well as a deposit equal to three months’ rent that is maintained throughout the term. We do not expect to generate any revenue from leasing activities following completion of the project transfer to VHIZ JSC as discussed in “Related Party Transactions — Transactions with Vingroup Affiliates — Asset Transfers to VHIZ JSC.”
Cost of Sales
Our cost of sales comprises costs of (i) vehicles sold, (ii) merchandise sold, (iii) spare parts and components sold, (iv) rendering services and (v) leasing activities.
Cost of vehicles sold.   Cost of vehicles sold consists of costs of purchasing direct parts and materials, processing fees, labor costs, manufacturing overhead (including depreciation of assets associated with the production), shipping and logistical costs, reserves for estimated warranty expenses and other production-related expenses. Cost of vehicles sold also includes material price adjustments, compensation due to volume shortfalls, which is compensation for purchasing below our agreed commitment volume, charges to write-down the carrying value of the inventory when it exceeds its estimated net realizable value (“NRV”) and reserves for obsolete inventories.
Cost of merchandise sold.   Cost of merchandise sold consists of costs of acquiring used automobiles and smartphones that we subsequently resell, including transportation costs (inbound cost), and reserves for estimated warranty expenses. Cost of merchandise sold also includes charges to write-down the carrying value of the inventory when it exceeds its estimated NRV and reserves for obsolete inventories. We did not sell any smartphones in 2022 as we had discontinued that line of business.
Cost of spare parts and components sold.   Cost of spare parts and components consists of costs of purchasing spare parts that we subsequently resell to customers, and related goods, including transportation costs (inbound cost).
Cost of rendering services.   Cost of rendering services consists of materials and labor costs related to maintenance and other services that we provide, charging station costs and the depreciation expenses of the assets used in providing these services.
Cost of leasing activities.   Cost of leasing activities consists of the depreciation cost of operating leased assets, including vehicles, e-scooters, batteries and facilities, such as manufacturing parks and cost associated with sales-type lease batteries. As we have completed the transfer of the Transfer Assets (as defined therein) to VHIZ JSC, we do not expect to generate significant costs from the leasing of manufacturing parks in the future. For more information, see “Related Party Transactions — Transactions with Vingroup Affiliates — Asset Transfers to VHIZ JSC.”
Operating Expenses
Our operating expenses consist of (i) research and development costs, (ii) selling and distribution costs, (iii) administrative expenses and (iv) net other operating income/(expenses).
Research and development costs.   Research and development, or R&D, costs primarily consist of charges for R&D and consulting work performed by third parties; salaries, bonuses and benefits for employees engaged in research, design and development activities; license expenses related to IP for designing and developing cars; and allocated costs, including depreciation and amortization costs and utility fees.
Selling and distribution costs.   Selling and distribution costs consist primarily of labor costs for marketing personnel, marketing and advertising expenses, warehouse and showroom rental fees,

transportation fees and salaries and other expenses related to sales and marketing personnel, as well as extended warranty expenses for ICE vehicles sold from 2019 up to December 31, 2021. Advertising expenses consist primarily of the cost of our promotional and product marketing activities.
Administrative expenses.   Administrative expenses consist primarily of wages and salaries for employees responsible for general corporate functions, including accounting, finance, tax, legal and human relations; costs associated with these functions, such as rental fees, transportation fees and internet, phone and electricity fees; technology-related fees, including software subscription and license fees; depreciation and amortization of fixed assets used for administration purpose, such as our office building and office equipment; and expenses for external services such as consulting services. Administrative expenses also consist of impairment charges relating to leased-out battery activities under the automotive and e-scooter segments where the carrying value of certain long-lived assets may not be recoverable based on impairment testing.
Net other operating income/(expenses) and compensation expenses.   Net other operating expenses and compensation expenses consist primarily of gains and losses on disposals of assets, charges from suppliers in connection with discontinued projects that do not support our business strategy, and other third parties and net foreign exchange gains and losses.
Tax expense
Our tax expense consists primarily of current and deferred portions of income taxes on our taxable revenues from operations, taking into account the effect of preferential tax rates, foreign tax rates differentials, non-deductible interest expenses and other non-deductible expenses, changes in valuation allowance, lease back transactions with VHIZ JSC and revaluations gains or losses on financial instruments to fair value and amortized cost.
We have benefited from more favorable tax concessions and benefits in certain jurisdictions. For example, in Vietnam, VinFast Vietnam is entitled to CIT incentives for investment projects in certain economic zones under Vietnam’s Law on Investment and the Law on Corporate Income Taxes (and its implementing regulation), pursuant to which we are subject to a tax rate of 10% until 2032 (15 years from the date on which we began generating revenue from our manufacturing operations in 2018), in addition to receiving four years of tax holiday starting from the fourth year of operation (2021-2024) and a 50% tax reduction for the following nine years from 2025 to 2033. Accordingly, for the years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, VinFast Vietnam was entitled to a preferential tax rate of 10% and CIT exemption, resulting in an effective tax rate of 0% for VinFast Vietnam.
Finance income
Our finance income consists primarily of interest income on loan receivables. These loans relate to arrangements between our subsidiaries and our affiliates within Vingroup. A small portion of our finance income is also derived from interest income on sales-type leases that we enter into in the ordinary course of business.
Finance costs
Our finance costs consist primarily of contractual coupons on loans and borrowings, as well as changes in amortized costs of financial instruments measured at amortized cost.
Investment gain
Our investment gain consists primarily of fair value gain from equity instruments measured at fair value through profit and loss. These equity instruments primarily relate to our investments in Vinhomes and Vingroup.
Share of losses from equity investees
Our share of losses from equity investees in 2021 relates to (i) a previous auto plastic part manufacturing joint venture that we fully acquired the remaining equity interest in and converted into a subsidiary which was subsequently merged into VinFast Vietnam in 2021 and (ii) our previous investment in VinFast Lithium Battery Pack Limited Liability Company (“VinFast Lithium”), which we divested in 2021.
Impact of Macroeconomic Factors
Global economic challenges, including the impact of the COVID-19 pandemic and the conflict between Russia and Ukraine, have contributed to rising inflation, significant increases in fuel costs, supply-chain disruptions, and adverse labor market conditions. For example, the conflict between Russia and Ukraine has had a global impact on the supply and price of fuel and has contributed to increased inflation around the world.
Our business demonstrated resilience and continued growth in 2020 and 2021 despite temporary macroeconomic disruptions. In 2021, our revenue from sales of vehicles increased 18% against the preceding year. The resilience of our business over the past two years reflects our successful adoption of new sales methods that prioritize consumer safety, such as our online consultations, offline-to-online shift in sales strategy, test drive at home program and home delivery service. These new sales methods resulted in operational expenses savings in 2021. We have also benefitted from various government support initiatives, including extensions for tax payments (special consumption tax resulting in a lower tax rate in Vietnam), and lower interest rates from commercial banks.
As a result of both COVID-19 pandemic and the conflict between Russia and Ukraine, we have experienced disruptions to and delays in our operations, including shortages and delays in the supply of certain parts, including semiconductors and other materials and equipment instrumental to the production of our vehicles. In response, we have adapted various internal designs and processes to mitigate the impact of such disruptions and delays on our production timeline, which has resulted in higher operating costs. For example, we took a dual-design approach to chip integration, which has allowed us to achieve the same functionality across vehicles with a variety of chip manufacturers. We have also increasingly adopted automation technologies in our facilities to reduce our reliance on manpower and the risk of production stoppages and delays. Furthermore, in order to prevent supply shortages, we worked closely with our partners to place advance orders for certain key components in 2020, 2021 and 2022, and retained multiple strategic partnerships with our external suppliers by leveraging our buying power of our broader Vingroup ecosystem. Finally, although we did not experience cybersecurity attacks in our supply chain due to the conflict between Russia and Ukraine, we implemented additional monitoring and defense solutions for our networks, device applications, data, system processes and users.
Comparability of Results
Our results of operations for the years ended December 31, 2021 and 2022 primarily reflect the results of our legacy ICE vehicle manufacturing operations. In connection with our strategic decision to transform into an EV-only manufacturer, we started phasing out production of ICE vehicles at the end of 2021 and fully phased out ICE vehicle production in early November 2022. Therefore, in addition to reflecting the effect of such phase-out, our results of operations for the years ended December 31, 2022 and 2023 also reflect our R&D investments in our new EV models and our initial deliveries of the VF e34 and VF 8 in Vietnam. In addition, in 2022, we grew our footprint outside of Vietnam by opening reservations for the VF 8 and VF 9 in North America and Europe and making initial shipment of the VF 8 “City Edition” to the U.S. in December 2022. In early 2023, we commenced delivery of the VF 5 and VF 9 in Vietnam and the VF 8 “City Edition” in the U.S. Accordingly, we believe that our results of operations for the years ended December 31, 2021, 2022 and 2023 are not comparable.
Results of Operations
The following table sets forth a summary of our consolidated statements of operations for the years presented, both in absolute amount and as a percentage of our revenues for the years presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future trends.

	For the Year Ended December 31,						For the Six Months Ended June 30,
	2021		2022		2023		2023 (Unaudited) (Adjusted)(*)		2024 (Unaudited)
	VND (in billions)%		VND (in billions)%		VND (in billions)%		VND (in billions)%		VND (in billions)%
Revenues
Sales of vehicles	13,898.6	86.7	12,391.5	82.8	25,418.2	91.1	9,013.5	90.9	13,452.9	88.5
Sales of merchandise	1,405.4	8.8	112.2	0.7	142.8	0.5	38.3	0.4	60.0	0.4
Sales of spare parts and components	538.2	3.4	2,072.6	13.8	882.1	3.2	372.3	3.8	641.9	4.2
Rendering of services	96.6	0.6	222.7	1.5	455.4	1.6	173.0	1.7	609.0	4.0
Rental income
Revenue from leasing activities	89.4	0.5	166.5	1.1	1,005.4	3.6	316.1	3.2	432.2	2.8
Revenues	16,028.2	100.0	14,965.6	100.0	27,903.9	100.0	9,913.1	100.0	15,196.1	100.0
Cost of vehicles sold	(23,327.0)	(145.5)	(24,660.1)	(164.8)	(38,448.5)	(137.8)	(15,659.2)	(158.0)	(22,657.4)	(149.1)
Cost of merchandise sold	(1,398.3)	(8.7)	(151.4)	(1.0)	(156.0)	(0.6)	(38.5)	(0.4)	(56.5)	(0.4)
Cost of spare parts and components sold	(437.2)	(2.7)	(1,869.1)	(12.5)	(608.6)	(2.2)	(230.8)	(2.3)	(381.3)	(2.5)
Cost of rendering services	(65.4)	(0.4)	(389.6)	(2.6)	(1,049.7)	(3.8)	(388.6)	(3.9)	(1,001.7)	(6.6)
Cost of leasing activities	(56.1)	(0.4)	(162.3)	(1.1)	(971.2)	(3.5)	(350.4)	(3.5)	(364.6)	(2.4)
Cost of sales	(25,284.0)	(157.7)	(27,232.5)	(182.0)	(41,234.0)	(147.8)	(16,667.6)	(168.1)	(24,461.5)	(161.0)
Gross loss	(9,255.8)	(57.7)	(12,266.9)	(82.0)	(13,330.1)	(47.8)	(6,754.4)	(68.1)	(9,265.4)	(61.0)
Operating expenses:
Research and development costs	(9,255.4)	(57.7)	(19,939.9)	(133.2)	(14,517.0)	(52.0)	(8,652.3)	(87.3)	(5,255.2)	(34.6)
Selling and distribution costs	(2,203.8)	(13.7)	(5,213.7)	(34.8)	(5,661.1)	(20.3)	(2,569.8)	(25.9)	(3,236.2)	(21.3)
Administrative expenses	(2,424.6)	(15.1)	(4,010.0)	(26.8)	(5,269.8)	(18.9)	(2,736.9)	(27.6)	(3,657.8)	(24.1)
Net other operating income/(expenses) and compensation expenses	(3,927.8)	(24.5)	(825.8)	(5.5)	(1,633.1)	(5.9)	(83.1)	(0.8)	(2,011.1)	(13.2)
Operating loss	(27,067.4)	(168.9)	(42,256.4)	(282.4)	(40,411.1)	(144.8)	(20,796.4)	(209.8)	(23,425.7)	(154.2)
Finance income	446.1	2.8	88.1	0.6	83.9	0.3	353.9	3.6	228.0	1.5
Finance costs	(4,598.2)	(28.7)	(7,959.8)	(53.2)	(12,133.4)	(43.5)	(6,103.3)	(61.6)	(8,679.3)	(57.1)
Net (loss)/gain on financial instruments at fair value through profit or loss	(1,710.0)	(10.7)	1,226.0	8.2	(4,879.8)	(17.5)	(1,279.1)	(12.9)	(1,561.9)	(10.3)
Investment gain	956.6	6.0	—	—	—	—	—	—	—	—
Share of gain/(losses) from equity investees	(36.8)	(0.2)	—	—	—	—	10.9	0.1	(31.9)	(0.2)
Loss before income tax expense	(32,009.7)	(199.7)	(48,902.1)	(326.8)	(57,340.4)	(205.5)	(27,813.9)	(280.6)	(33,470.8)	(220.3)
Tax expense	(209.2)	(1.3)	(946.7)	(6.3)	(89.1)	(0.3)	40.5	0.4	(37.4)	(0.2)
Net loss for the year	(32,219.0)	(201.0)	(49,848.9)	(333.1)	(57,429.6)	(205.8)	27,773.4)	(280.2)	(33,508.2)	(220.5)

Note:
(*)
As adjusted retrospectively to reflect the historical financial statements of VinES, which we acquired in January 2024. The acquisition was deemed a business combination of entities under common control. For more information, see note 2.2 to the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. In May 2024, we completed a spin-off of VinES’ core operations and assets to a new subsidiary, VinEG, and subsequently transferred VinES to Mr. Pham for zero consideration. As a result, VinES is no longer a subsidiary of our company, and our subsidiary, VinEG, continues to conduct battery pack assembly and battery cell manufacturing activities for our group.
Comparison for the Six Months Ended June 30, 2023 and 2024
Revenues
Our revenues increased by VND5,283.0 billion, or 53.3%, to VND15,196.1 billion for the six months ended June 30, 2024 compared to VND9,913.1 billion for the six months ended June 30, 2023, primarily due to an increase in revenue from sales of vehicles.
•
Sales of vehicles.   Our revenue from sales of vehicles increased by VND4,439.5 billion, or 49.3%, to VND13,452.9 billion for the six months ended June 30, 2024 compared to VND9,013.5 billion for the six months ended June 30, 2023, primarily due to an increase in the vehicle sales volume.

•
Sales of merchandise.   Our revenue from sales of merchandise increased by VND21.7 billion, or 56.8%, to VND60.0 billion for the six months ended June 30, 2024 compared to VND38.3 billion for the six months ended June 30, 2023, primarily due to an increase in the used automobiles sales volume in the first half of 2024.

•
Sales of spare parts and components.   Our revenue from sales of spare parts and components increased by VND269.6 billion, or 72.4%, to VND641.9 billion for the six months ended June 30, 2024 compared to VND372.3 billion for the six months ended June 30, 2023, primarily due to an increase in the volume of spare parts and components sold.

•
Rendering of services.   Our revenue from the rendering of services increased by VND436.0 billion, or 252.1%, to VND609.0 billion for the six months ended June 30, 2024 compared to VND173.0 billion for the six months ended June 30, 2023, primarily due to an increase in charging services and maintenance services provided at our service centers.

•
Revenue from leasing activities.   Our revenue from leasing activities increased by VND116.2 billion, or 36.8%, to VND432.2 billion for the six months ended June 30, 2024 compared to VND316.1 billion for the six months ended June 30, 2023, primarily due to an increase in revenue from the leasing of cars and e-scooter batteries, which was mainly due to an increase in the number of EVs and e-scooters batteries on lease in both operating and sale-type leases.

Cost of sales
Our cost of sales increased by VND7,793.9 billion, or 46.8%, to VND24,461.5 billion for the six months ended June 30, 2024 compared to VND16,667.6 billion for the six months ended June 30, 2023, primarily due to an increase in the cost of vehicles and merchandise sold, leasing activities and rendering services, partially offset by a decrease in the costs of spare parts and components sold.
•
Cost of vehicles sold.   Our cost of vehicles sold increased by VND6,998.2 billion, or 44.7%, to VND22,657.4 billion for the six months ended June 30, 2024 compared to VND15,659.2 billion for the six months ended June 30, 2023, primarily due to an increase in the delivery of our EVs to customers.

•
Cost of merchandise sold.   Our cost of merchandise sold increased by VND18.0 billion, or 46.7%, to VND56.5 billion for the six months ended June 30, 2024 compared to VND38.5 billion for the six months ended June 30, 2023, primarily due to an increase in the sales volume of used automobiles in 2024.

•
Cost of spare parts and components sold.   Our cost of spare parts and components sold increased by VND150.4 billion, or 65.2%, to VND381.3 billion for the six months ended June 30, 2024 compared to VND230.8 billion for the six months ended June 30, 2023, primarily due to an increase in the volume of spare parts and components sold.

•
Cost of rendering services.   Our cost of rendering services increased by VND613.1 billion, or 157.8%, to VND1,001.7.5 billion for the six months ended June 30, 2024 compared to VND388.6 billion for the six months ended June 30, 2023, primarily due to an increase in charging services and maintenance services provided at our service centers.
•
Cost of leasing activities.   Our cost of leasing activities increased by VND14.1 billion, or 4.0%, to VND364.6 billion for the six months ended June 30, 2024 compared to VND350.4 billion for the six months ended June 30, 2023, primarily due to an increase in the cost of leasing EV batteries and e-scooter batteries.

Gross loss
For the reasons described above, our gross loss increased by VND2,510.9 billion, or 37.2%, to VND9,265.4 billion for the six months ended June 30, 2024 compared to VND6,754.4 billion for the six months ended June 30, 2023.
Research and development costs
Our R&D costs decreased by VND3,397.1 billion, or 39.3%, to VND5,255.2 billion for the six months ended 30 June, 2024 compared to VND8,652.3 billion for the six months ended June 30, 2023. The decrease was primarily due to a decrease in R&D costs paid to external suppliers and other costs relating to our R&D activities for EVs, which is in line with number of our EV models progressing from the development stage to commercial production in the last four quarters.
Selling and distribution costs
Our selling and distribution costs increased by VND666.4 billion, or 25.9%, to VND3,236.2 billion for the six months ended June 30, 2024 compared to VND2,569.8 billion for the six months ended June 30, 2023. The increase was primarily due to the increase in labor costs, rental costs and marketing expenses which are primarily attributable to our efforts to scale our sales operations.
Administrative expenses
Our administrative expenses increased by VND920.9 billion, or 33.6%, to VND3,657.8 billion for the six months ended June 30, 2024 compared to VND2,736.9 billion for the six months ended June 30, 2023. The increase was primarily due to an increase in labor costs resulting from the expansion of administrative operations within our subsidiaries and impairment charge to battery production line due to changes in business plan.
Net other operating income/(expenses)
For the six months ended June 30, 2024, we recorded net other operating expenses of VND2,011.1 billion compared to VND83.1 billion for the six months ended June 30, 2023. This increase in net other operating expenses was primarily due to an increase in foreign exchange losses and expenses in connection with discontinued project as part of our ongoing efforts to optimize our product portfolio.
Operating loss
For the reasons described above, our operating loss increased by VND2,629.3 billion, or 12.6%, to VND23,425.7 billion for the six months ended June 30, 2024 compared to VND20,796.4 billion for the six months ended June 30, 2023.
Finance income
Our finance income decreased by VND125.9 billion, or 35.6%, to VND228.0 billion for the six months ended June 30, 2024 compared to VND353.9 billion for the six months ended June 30, 2023. This decrease was primarily due to a decrease in interest income.
Finance costs
Our finance costs increased by VND2,576.1 billion, or 42.2%, to VND8,679.3 billion for the six months ended June 30, 2024 compared to VND6,103.3 billion for the six months ended June 30, 2023. This increase was primarily due to an increase in our interest-bearing loans and borrowings from banks and related parties and an increase in interest rates.
Net gain/(loss) on financial instruments at fair value through profit or loss
We had net loss on financial instruments at fair value through profit or loss of VND1,561.9 billion for the six months ended June 30, 2024, compared to net loss on financial instruments at fair value through profit or loss of VND1,279.1 billion for the six months ended June 30, 2023. This change in net loss was primarily due to changes in the fair value of our cross-currency interest rate swap contracts and changes in the fair value of the financial liability in respect of Dividend Preferred Shares issued by VinFast Vietnam, convertible debenture and our warrants.
Tax (expense)/income
We recorded tax expense of VND37.4 billion for the six months ended June 30, 2024 compared to tax income of VND40.5 billion for the six months ended June 30, 2023. Tax expenses in the six months ended June 30, 2024 comprise current income tax expenses of our subsidiaries in relation to the interest income from lending transaction and deferred income tax income in relation to realization of deferred tax liabilities from lease back transaction with VHIZ.
Net loss for the period
For the reasons described above, our net loss for the period increased by VND5,734.8 billion, or 20.6%, to VND33,508.2 billion for the six months ended June 30, 2024 compared to VND27,773.4 billion for the six months ended June 30, 2023.
Comparison for the Years Ended December 31, 2022 and 2023
Revenues
Our revenues increased by VND12,938.3 billion, or 86.5%, to VND27,903.9 billion for the year ended December 31, 2023 compared to VND14,965.6 billion for the year ended December 31, 2022, primarily due to an increase in revenue from sales of merchandise and vehicles, partially offset by a decrease in revenue from sales of spare parts and components.
•
Sales of vehicles.   Our revenue from sales of vehicles increased by VND13,026.7 billion, or 105.1%, to VND25,418.2 billion for the year ended December 31, 2023 compared to VND12,391.5 billion for the year ended December 31, 2022, primarily due to an increase in vehicle sales volume and a shift in product mix away from ICE vehicles to EVs due to our phasing out of production of ICE vehicles in furtherance of our plan to fully transform into a pure EV player. In 2022, we sold approximately 17,270 ICE vehicles while in 2023, only approximately 210 were ICE vehicles. In 2022, we did not generate revenue from VF 9, VF 5 and VF 6 sales because we commenced delivery of these models in Vietnam in March, April and December 2023, respectively. The evolving product mix from 2022 to 2023 contributed to a higher average selling price. E-scooter sales volume also increased from 2022 to 2023, primarily due to increased sales of the Feliz and Evo e-scooter models. All of our sales in 2022 and the majority of our vehicle sales in 2023 were in Vietnam. In 2023, we also generated revenue from sales of the VF 8 in the North America market, which represented the beginning of our international rollout. Although the number of EVs that we sold to unrelated third parties increased from 2022 to 2023, our percentage of revenue from sales of vehicles to related parties increased from approximately 7.0% in 2022 to approximately 75.0% in 2023 primarily due to strong demand from Vingroup affiliates, in particular GSM, which placed large orders for EVs and e-scooters in order to build its fleet for its newly-launched taxi business.

•
Sales of merchandise.   Our revenue from sales of merchandise increased by VND30.6 billion, or 27.3%, to VND142.8 billion for the year ended December 31, 2023 compared to VND112.2 billion for the year ended December 31, 2022, primarily due to an increase in used automobiles sales volume in the last months of 2023.

•
Sales of spare parts and components.   Our revenue from sales of spare parts and components decreased by VND1,190.5 billion, or 57.4%, to VND882.1 billion for the year ended December 31, 2023 compared to VND2,072.6 billion for the year ended December 31, 2022, primarily due to a decrease in the volume of spare parts and components sold as we ceased selling finished car batteries to VinES from the second quarter of 2022. In the first quarter of 2022, we sold all of the installed batteries to VinES, who in turn leased the batteries in our EVs to VF e34 and VF 8 customers under a battery subscription program. The battery subscription program was available until October 31, 2022 through VinES for the EVs that we sold in Vietnam.

•
Rendering of services.   Our revenue from the rendering of services increased by VND232.6 billion, or 104.4%, to VND455.4 billion for the year ended December 31, 2023 compared to VND222.7 billion for the year ended December 31, 2022, mainly due to an increase in charging services and maintenance services provided at our service centers.

•
Revenue from leasing activities.   Our revenue from leasing activities increased by VND838.9 billion, or 503.7%, to VND1,005.4 billion for the year ended December 31, 2023 compared to VND166.5 billion for the year ended December 31, 2022, primarily due to an increase in revenue from the leasing of cars and e-scooter batteries, which was mainly due to an increase in the number of EVs and e-scooters batteries on lease in both operating and sale-type leases. This increase was partially offset by a decrease in revenue from the leasing of manufacturing parks as we completed the transfer of such assets to VHIZ JSC in February 2022. See “Related Party Transactions —  Transactions with Vingroup Affiliates — Asset Transfers to VHIZ JSC.”

Cost of sales
Our cost of sales increased by VND14,001.5 billion, or 51.4%, to VND41,234.0 billion for the year ended December 31, 2023 compared to VND27,232.5 billion for the year ended December 31, 2022, primarily due to an increase in the cost of vehicles and merchandise sold, leasing activities and rendering services, partially offset by a decrease in the costs of spare parts and components sold.
•
Cost of vehicles sold.   Our cost of vehicles sold increased by VND13,788.4 billion, or 55.9%, to VND38,448.5 billion for the year ended December 31, 2023 compared to VND24,660.1 billion for the year ended December 31, 2022, primarily due to an increase in the delivery of our EVs to customers. This increase was partially offset by a decrease in the total cost of ICE vehicles sold, due to the decrease in ICE vehicle sales volume since we fully transitioned into an EV-only manufacturer.

•
Cost of merchandise sold.   Our cost of merchandise sold increased by VND4.6 billion, or 3.0%, to VND156.0 billion for the year ended December 31, 2023 compared to VND151.4 billion for the year ended December 31, 2022, primarily due to an increase in the sales volume of used automobiles in 2023.

•
Cost of spare parts and components sold.   Our cost of spare parts and components sold decreased by VND1,260.5 billion, or 67.4%, to VND608.6 billion for the year ended December 31, 2023 compared to VND1,869.1 billion for the year ended December 31, 2022, primarily due to a decrease in the volume of battery components and finished batteries sold to VinES.

•
Cost of rendering services.   Our cost of rendering services increased by VND660.1 billion, or 169.4%, to VND1,049.7 billion for the year ended December 31, 2023 compared to VND389.6 billion for the year ended December 31, 2022, primarily due to an increase in charging services provided at our service centers.

•
Cost of leasing activities.   Our cost of leasing activities increased by VND808.9 billion, or 498.5%, to VND971.2 billion for the year ended December 31, 2023 compared to VND162.3 billion for the year ended December 31, 2022, primarily due to an increase in the cost of leasing cars, EV batteries and e-scooter batteries. See “Related Party Transactions — Transactions with Vingroup Affiliates —  Asset Transfers to VHIZ JSC.”

Gross loss
For the reasons described above, our gross loss increased by VND1,063.2 billion, or 8.7%, to VND13,330.1 billion for the year ended December 31, 2023 compared to VND12,266.9 billion for the year ended December 31, 2022.

Research and development costs
Our R&D costs decreased by VND5,422.9 billion, or 27.2%, to VND14,517.0 billion for the year ended December 31, 2023 compared to VND19,939.9 billion for the year ended December 31, 2022. The decrease was primarily due to a decrease in R&D costs paid to external suppliers (including taxes on expenses paid out to suppliers) and other costs relating to our R&D activities for EVs as we transitioned from the R&D phase for three of our EV models — the VF 9, VF 5 and VF 6 models — and commenced their commercial production in 2023.
Selling and distribution costs
Our selling and distribution costs increased by VND447.4 billion, or 8.6%, to VND5,661.1 billion for the year ended December 31, 2023 compared to VND5,213.7 billion for the year ended December 31, 2022. The increase was primarily due to the increase in labor costs and rental costs, which are primarily attributable to our efforts to scale our sales operations in the U.S., Europe and Canada, including the opening of new showrooms, partially offset by a decrease in the recognition of extended warranty expenses for ICE vehicles in line with our cessation of ICE vehicle production in 2023.
Administrative expenses
Our administrative expenses increased by VND1,259.8 billion, or 31.4%, to VND5,269.8 billion for the year ended December 31, 2023 compared to VND4,010.0 billion for the year ended December 31, 2022. The increase was primarily due to an increase in labor costs resulting from the expansion of administrative operations within our subsidiaries, external service costs relating to consulting fees for our listing and other costs.
Net other operating income/(expenses) and compensation expenses
For the year ended December 31, 2023, our net other operating expenses increased by VND807.3 billion, or 97.8%, to VND1,633.1 billion compared to VND825.8 billion for the year ended December 31, 2022. This increase in net other operating expenses was primarily due to our recognition of estimated charges from suppliers resulting from the cessation of production or development of certain e-scooter and EV models in 2023, which we have discontinued as part of our ongoing efforts to optimize our product portfolio.
Operating loss
For the reasons described above, our operating loss decreased by VND1,845.3 billion, or 4.4%, to VND40,411.1 billion for the year ended December 31, 2023 compared to VND42,256.4 billion for the year ended December 31, 2022.
Finance income
Our finance income decreased marginally by VND4.2 billion, or 4.8%, to VND83.9 billion for the year ended December 31, 2023 compared to VND88.1 billion for the year ended December 31, 2022.
Finance costs
Our finance costs increased by VND4,173.6 billion, or 52.4%, to VND12,133.4 billion for the year ended December 31, 2023 compared to VND7,959.8 billion for the year ended December 31, 2022. This increase was primarily due to an increase in our interest-bearing loans and borrowings from banks and related parties and an increase in interest rates.
Net (loss)/gain on financial instruments at fair value through profit or loss
We had net loss on financial instruments at fair value through profit or loss of VND4,879.8 billion for the year ended December 31, 2023 compared to net gain on financial instruments at fair value through profit or loss of VND1,226.0 billion for the year ended December 31, 2022. This net loss was primarily due to changes in the fair value of our cross-currency interest rate swap contracts and changes in the fair value of the financial liability in respect of Dividend Preferred Shares issued by VinFast Vietnam and our warrants.

Tax expense
Our tax expenses decreased by VND857.6 billion, or 90.6%, to VND89.1 billion for the year ended December 31, 2023 compared to VND946.7 billion for the year ended December 31, 2022. Tax expenses in 2022 were primarily contributed by recognition of deferred tax liabilities in connection with our lease back of our automobile manufacturing plant and the related infrastructure transferred to VHIZ JSC. Tax expenses in 2023 comprise current income tax expenses of our subsidiaries in relation to the government grant received in connection with the development of our North Carolina manufacturing center and deferred tax income in relation to realization of deferred tax liabilities from lease back transaction with VHIZ.
Net loss for the year
For the reasons described above, our net loss for the year increased by VND7,580.7 billion, or 15.2%, to VND57,429.6 billion for the year ended December 31, 2023 compared to VND49,848.9 billion for the year ended December 31, 2022.
Comparison for the Years Ended December 31, 2021 and 2022
For a discussion of our results in the year ended December 31, 2022 compared to the year ended December 31, 2021, please see “Part I — Item 5. Operating and Financial Review and Prospects” contained in our Annual Report on Form 20-F for the year ended December 31, 2023 filed with the SEC on April 25, 2024.
Liquidity and Capital Resources
We have had negative net cash flows from operating activities, and expect our cash flows to remain negative at least for the near term, as we scale and ramp up production and sales of our vehicles, establish our manufacturing operations and expand our marketing, sales and service network in our target markets outside of Vietnam.
We had net losses of VND49,848.9 billion, VND57,429.6 billion, VND27,773.4 billion and VND33,508.2 billion in 2022, 2023 and the six months ended June 30, 2023 and 2024, respectively. We had net cash flows used in operating activities of VND35,628.4 billion, VND53,649.4 billion, VND17,286.2 billion and VND20,289.2 billion in 2022, 2023 and the six months ended June 30, 2023 and 2024, respectively. VinFast expects to continue to incur operating and net losses in the near term as it scales the production of its vehicles, establish its manufacturing operations and expand its marketing, sales and service network in its target markets outside of Vietnam. In addition, we had total current liabilities of VND138,788.0 billion and VND163,234.3 billion and accumulated losses of VND184,546.0 billion and VND223,965.1 billion as of December 31, 2023 and June 30, 2024, respectively. As of December 31, 2023 and June 30, 2024, we had cash and cash equivalents of VND 4,002.3 billion and VND2,382.1 billion, respectively. We hold and maintain cash and cash equivalents taking into account our current business plans, expected monthly cash flows from operations and expected monthly cash outlays on a monthly basis
Since our inception, we have financed our operations primarily through debt and equity financing activities and grants, including support from our parent company, Vingroup, and Mr. Pham, in the form of borrowings, corporate loan guarantees, capital contributions and grants.
As of June 30, 2024, approximately $13.5 billion has been deployed to fund operating expenses and capital expenditures of VinFast since 2017 by Vingroup, its affiliates and external lenders.
Our primary requirements for liquidity are to finance working capital, capital expenditures and general corporate purposes.
Our capital expenditures (which are our purchases of property, plant and equipment and intangible assets (including deposit paid under construction contracts)) paid during the years ended December 31, 2022, 2023 and the six months ended June 30, 2023 and 2024 were VND17,681.7 billion, VND24,953.3 billion, VND14,633.1 billion and VND7,407.6 billion, respectively. In 2021, our capital expenditures primarily comprised the purchase of machineries and equipment for our EV projects and the supplier park in our Hai Phong facility. In 2022, our capital expenditures primarily consisted of purchases of machineries and equipment for our EV projects, construction of showrooms and charging stations at target markets and construction of the factory in the U.S. In 2023, our capital expenditures primarily consisted of purchases of machineries and equipment for our EV projects, construction of showrooms and charging stations at target markets and construction of the factory in the U.S. As of June 30, 2024, we had committed capital expenditures of VND17,020.0 billion, which was primarily related to the purchase and installation of machinery and equipment, information technology systems and deployment of site clearance and construction of factories, showrooms and charging stations.
In 2022, we entered into a series of agreements with North Carolina state authorities to build a large-scale manufacturing center at the Triangle Innovation Point megasite in North Carolina’s Chatham County. As of June 30, 2024, our capital expenditures for the development of this manufacturing center were approximately $268.6 million (including capitalized interest). Our investments in the center to date have been financed through shareholder loans. We estimate that our total investments to develop our North Carolina manufacturing center will be approximately $1.4 billion. Such estimate remains subject to market opportunities, demand and availability of financing. Thereafter, we intend to continue to invest in expansion of this manufacturing center. Our funding sources for our future capital requirements for the center’s development may include further loans from our major shareholders and affiliates as well as other debt and equity financing. As part of our strategy to optimize capital allocation and manage short-term spending, we have adjusted the timeline for the launch of our North Carolina manufacturing facility in order to focus our present resources on supporting our , near-term growth targets and strengthening our existing operations. The North Carolina facility is now targeted to begin production in 2028.
In July 2024, our subsidiary, VinFast India, entered into a binding memorandum of understanding (“MOU”) with the Tamil Nadu State Government to develop our integrated vehicle manufacturing facility in Thoothukudi, Tamil Nadu. We expect our investments for Phase 1 to be up to $500 million, spanning for the next five years from the year 2024. Such estimate remains subject to market opportunities, demand and availability of financing. We plan to finance our investments in this facility through shareholder loans, external debt or equity, and government subsidies. We have set an investment target of approximately $200 million into Indonesia that we envision applying toward the establishment of a Completely Knocked Down facility, or “CKD facility,” with production capacity of approximately 50,000 cars per year and a target production start date, upon completion of Phase 1, in 2025.
We intend to meet our present cash requirements, including our requirements in respect of working capital, capital expenditures and loan and borrowing obligations, through additional private and public debt and equity financing and expected financial support from Mr. Pham and our other affiliates, including proceeds from any sales of our ordinary shares by the Company Selling Securityholders pursuant to this First Resale Registration Statement, together with our existing third-party loans and borrowings and cash from operations. We expect to require additional external debt and/or equity financing in the future and intend to access both public and private markets for such financing, including to meet our future debt service obligations, fund our expected growth plans, and complete our manufacturing infrastructure investments, including the construction of our North Carolina, Indonesia and India manufacturing centers. The issuance of additional equity, including under the Yorkville Subscription Agreement and upon conversion of the Convertible Debenture, would result in dilution to our shareholders. See “Risk Factors — Risks Relating to Ownership of Our Securities — Sales of a substantial number of our securities in the public market by our existing shareholders could potentially cause the price of our ordinary shares to fall.” The incurrence of debt financing would result in additional debt service obligations, and the instruments governing such debt could provide for operating and financing covenants that are more restrictive than those contained in our existing loans and borrowings. See also “Risk Factors — Risks Relating to Our Relationship with Vingroup and Our Founder — We have received financial support from Mr. Pham and our Vingroup affiliates, and we maintain business relationships with our Vingroup affiliates. Adverse business conditions, developments or matters affecting our Vingroup affiliates could have an adverse effect on our business and results of operations.” and “Risk Factors — Risks Relating to Our Financial Position and Need for Additional Capital — We will require additional capital to support business growth. Such capital might not be available on commercially reasonable terms, or at all.” In addition, our future capital requirements and results of operations may vary materially from those currently planned and will depend on many factors, including the timing of new products and services introductions, market acceptance of our offerings, the expansion of manufacturing activities, the extent of spending on R&D efforts and other growth initiatives and overall economic conditions.
As of October 18, 2024, we have received $59.0 million from the exercise of 5,128,987 warrants for cash at an exercise price of $11.50. Assuming that our remaining 3,321,002 warrants are exercised for cash at an exercise price of $11.50, we would receive proceeds of $38,191,523. On October 18, 2024, the last reported sale price of our ordinary shares as reported on Nasdaq was $3.83 per ordinary share, which is below the exercise price of our warrants, which is $11.50 per share. If the price of our ordinary shares remains below $11.50 per ordinary share and holders of our warrants choose not to exercise their warrants for cash, it would result in no cash proceeds to us. We believe that the likelihood that holders of warrants will exercise their warrants depends, in part, on the price of our ordinary shares remaining above the $11.50 exercise price. There is no guarantee the warrants will be in the money at all times prior to their expiration, and as such, the warrants may expire worthless and we may receive no proceeds from the exercise of warrants. We will continue to evaluate the probability of warrant exercises and the merit of including potential cash proceeds from the exercise of the warrants in our future liquidity requirements. If warrants are exercised on a cashless basis in accordance with the terms of the Warrant Agreement, we will not receive any cash from such exercises. We will not receive any proceeds from the resale of the ordinary shares that are to be issued upon such exercise of warrants.
The following table presents summary cash flows information for the periods presented:
	For the Year Ended December 31,			For the Six Months Ended June 30,
	2021	2022	2023	2023 (Unaudited) (Adjusted)(1)	2024 (Unaudited)
	VND (in billions)	VND (in billions)	VND (in billions)	VND (in billions)	VND (in billions)
Net cash flows used in operating activities	(28,969.1)	(35,628.4)	(53,649.4)	(17,286.2)	(20,289.2)
Net cash flows (used in)/from investing activities	2,420.1	(16,038.9)	(23,017.3)	(14,994.3)	(10,835.1)
Net cash flows from financing activities	28,855.2	52,945.1	77,420.7	30,223.9	30,025.7
Net (decrease)/increase in cash, cash equivalents and restricted cash	2,306.2	1,277.7	754.0	(2,056.6)	(1,098.7)
Cash, cash equivalents and restricted cash at the end of the year/period	3,024.9	4,271.4	4,759.1	2,307.7	3,681.8

Note:
(1)
As adjusted retrospectively to reflect the historical financial statements of VinES, which we acquired in January 2024. The acquisition was deemed a business combination of entities under common control. For more information, see note 2.2 to the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. In May 2024, we completed a spin-off of VinES’ core operations and assets to a new subsidiary, VinEG, and subsequently transferred VinES to Mr. Pham for zero consideration. As a result, VinES is no longer a subsidiary of our company, and our subsidiary, VinEG, continues to conduct battery pack assembly and battery cell manufacturing activities for our group.

Net cash flows used in operating activities
Net cash flows used in operating activities for the six months ended June 30, 2024 were VND20,289.2 billion. The difference between our net cash flows used in operating activities and our net loss for the period of VND33,508.2 billion for the six months ended June 30, 2024 was primarily due to the result of adjustments for the following items: VND6,086.0 billion of provision related to compensation expenses, assurance-type warranties and net realizable value of inventories, VND4,428.8 billion of depreciation of property, plant and equipment, VND1,427.5 billion of change in amortized costs of financial instruments measured at amortized cost, VND1,561.9 billion of net losses on financial instruments at fair value through profit or loss and VND1,446.3 billion of impairment of assets. Net cash flows used in operating activities for the six months ended June 30, 2024 also reflected a VND4,230.9 billion decrease in working capital, primarily attributable to an increase in inventories of VND3,982.9 billion mainly due to our reservation of raw materials for EV production in 2024 and a VND743.4 billion decrease in operating lease liabilities, partially offset by a decrease in trade receivables advance to suppliers, net investment in sales-type lease of VND841.4 billion.
Net cash flows used in operating activities for the year ended December 31, 2023 were VND53,649.4 billion. The difference between our net cash flows used in operating activities and our net loss for the year of VND57,429.6 billion for the year ended December 31, 2023 was primarily the result of adjustments for the following items: VND8,679.1 billion of provision related to compensation expenses, assurance-type warranties and net realizable value of inventories, VND5,849.2 billion of depreciation of property, plant and equipment, VND2,833.5 billion of change in amortized costs of financial instruments measured at amortized cost, VND4,879.8 billion of net losses on financial instruments at fair value through profit or loss and VND1,303.9 billion of impairment of goodwill, assets and changes in fair value of held for sale assets. Net cash flows used in operating activities for the year ended December 31, 2023 also reflected a VND22,376.2 billion decrease in working capital, primarily attributable to an increase in inventories of VND13,233.7 billion mainly due to our reservation of raw materials for EV production in the year 2024, and a VND9,381.1 billion decrease in trade payables, deferred revenue and other payables, partially offset by a decrease in trade receivables advance to suppliers, net investment in sales-type lease of VND1,788.9 billion.
Net cash flows used in operating activities for the year ended December 31, 2022 were VND35,628.4 billion. The difference between our net cash flows used in operating activities and our net loss for the year of VND49,848.9 billion for the year ended December 31, 2022 was primarily the result of adjustments for the following items: VND5,988.5 billion of provision related to compensation expenses, assurance-type warranties and write-downs of inventories, VND3,924.7 billion of depreciation of property, plant and equipment, VND2,341.9 billion of amortization of intangible assets and VND1,999.9 billion of change in amortized costs of financial instruments measured at amortized cost, partially offset by net gain on financial instruments at fair value through profit or loss of VND1,226.0 billion. Net cash flows used in operating activities for the year ended December 31, 2022 also reflected a VND2,274.1 billion increase in working capital, primarily attributable to an increase in inventories of VND20,241.7 billion mainly due to our reservation of raw materials for EV production in the year 2023, partially offset by an increase in trade and other payables of VND17,792.8 billion arising from an increase in our payables to suppliers of EV supplies and raw materials.
Net cash flows used in/from investing activities
Net cash flows used in investing activities for the six months ended June 30, 2024 were VND10,835.1 billion, consisting primarily of purchase of property, plant and equipment, and intangible assets (including deposit paid under construction contracts) of VND7,407.6 billion, which is mainly relating to purchases of machineries and equipment for our EV projects, construction of showrooms and charging stations at target markets and construction of the factory in the U.S. and disbursement of bank deposit and loans of VND4,332.8 billion, partially offset by government grants of VND921.4 billion.
Net cash flows used in investing activities for the year ended December 31, 2023 were VND23,017.3 billion, consisting primarily of purchase of property, plant and equipment, and intangible assets (including deposit paid under construction contracts) of VND24,953.3 billion, which is mainly relating to purchases of machineries and equipment for our EV projects, construction of showrooms and charging stations at target markets and construction of the factory in the U.S., partially offset by proceeds from the disposal of property, plant and equipment of VND1,003.5 billion mainly relating to our disposal of battery production facilities to VinES in 2022 and the collection of loans of VND545.4 billion relating to loan receivables from a related party.
Net cash flows used in investing activities for the year ended December 31, 2022 were VND16,038.9 billion, consisting primarily of purchase of property, plant and equipment, and intangible assets, such as machineries and equipment for EV projects, construction of showrooms and charging stations at target markets and construction of the factory in the U.S. of VND17,681.7 billion, in addition to our repayment under a business investment and cooperation contract (“BICC”) in an amount equal to the capital contribution received from VHIZ JSC net of the consideration for the transfer of various infrastructural assets to VHIZ JSC in the amount of VND968.8 billion, partially offset by proceeds from the disposal of property, plant and equipment of VND1,413.0 billion mainly relating to our disposal of battery production facilities to VinES, and the collection of loans of VND1,034.6 billion relating to loan receivables from related parties.
Net cash flows from financing activities
Net cash flows from financing activities for the six months ended June 30, 2024 were VND30,025.7 billion, consisting of proceeds from borrowings of VND45,223.5 billion and deemed contributions from owners of VND16,994.7 billion in relation to the grant from Mr. Pham, directly and through Company Selling Securityholders, which were partially offset by our repayment of a business cooperation contract of VND 3,750.0 billion and repayment of borrowings of VND28,442.5 billion, which are related to syndicated loans and loans from commercial banks and related parties.
Net cash flows from financing activities for the year ended December 31, 2023 were VND77,420.7 billion, consisting of proceeds from borrowings, business cooperation contract and convertible debenture of VND101,315.1 billion, capital contribution from owners/issuance of ordinary shares of VND4,759.3 billion for the financing of our business operations (which includes repayment of borrowings and to fund our capital and revenue expenditures) and deemed contributions from owners of VND20,647.8 billion in relation to the grant from Mr. Pham, directly and through the Company Selling Securityholders, which were partially offset by our repayment of borrowings of VND50,722.9 billion, which are related to syndicated loans and loans from commercial banks and related parties.
Net cash flows from financing activities for the year ended December 31, 2022 were VND52,945.1 billion, consisting of proceeds from borrowings of VND87,660.1 billion, capital contribution from owners of VND6,317.1 billion for the financing of our business operations (which includes repayment of borrowings and to fund our capital and revenue expenditures) and deemed contributions from owners and issuance of ordinary shares of VND646.7 billion in relation to the disposal of the ICE Assets and the financial support from Mr. Pham in relation to the additional cost of the extended warranty period for ICE vehicles sold before December 31, 2021, which were partially offset by our repayment of borrowings of VND41,637.1 billion, which are related to syndicated loans and loans from commercial banks and related parties, and by our payment for initial public offering costs of VND41.6 billion.
Committed Equity Financing
On October 20, 2023, we entered into the Yorkville Subscription Agreement. Pursuant to the Yorkville Subscription Agreement, we have the right to issue to Yorkville, and Yorkville has the obligation to subscribe for, ordinary shares for an aggregate subscription amount of up to $1.0 billion (the “Commitment Amount”), at any time from the date of the Yorkville Subscription Agreement until November 1, 2026, unless earlier terminated pursuant to the Yorkville Subscription Agreement (the “Commitment Period”), subject to certain conditions. From and after such date, we will have the right, but not the obligation, from time to time at our discretion during the Commitment Period, to require Yorkville to subscribe for a specified amount of ordinary shares (each such issuance, an “Advance”) by delivering written notice to Yorkville (each, an “Advance Notice”). As at June 30, 2024, the remaining available commitment amount under the Yorkville Subscription Agreement is approximately $968.3 million. We are under no obligation to issue any ordinary shares to Yorkville under the Yorkville Subscription Agreement. Issuances of ordinary shares to Yorkville under the Yorkville Subscription Agreement, and the timing of any such issuances, are at our option, subject to certain conditions.
Each Advance is subject to a maximum limit of an amount equal to 100% of the average of the daily trading volume of our ordinary shares on Nasdaq for the five trading days immediately preceding the delivery of an Advance Notice from us to Yorkville. Each ordinary share will be subscribed for by Yorkville from time to time pursuant to the Yorkville Subscription Agreement at 97.5% of the Market Price, as defined in the Yorkville Subscription Agreement. “Market Price” is defined as the lowest of the daily volume weighted average prices (“VWAP”) during the three consecutive trading days commencing on the advance notice date (“Pricing Period”), other than the daily VWAP on any day excluded pursuant to the terms of the Yorkville Subscription Agreement. With respect to each Advance, if VinFast notifies Yorkville of a minimum acceptable price with respect to such Advance, then if the VWAP of the ordinary shares is below the minimum acceptable price indicated by VinFast or if there is no VWAP, there will be an automatic reduction to the amount of the Advance by one third, and that day will be excluded from the Pricing Period. The total number of ordinary shares to be issued to Yorkville in respect of each Advance with any excluded days will be increased by such number of ordinary shares equal to the greater of the number of ordinary shares, if any, sold by Yorkville on such excluded days or such number of ordinary shares that Yorkville elects to subscribe for, in each case, at a subscription price per ordinary share equal to 97.5% of the minimum acceptable price, subject to the limitations set forth in the Yorkville Subscription Agreement. The ordinary shares will be issued to Yorkville promptly following our receipt of a wire transfer from Yorkville to us for the relevant subscription amount (and in any event, no later than one trading day after such receipt).
We will control the timing and amount of any issuances of ordinary shares to Yorkville, except that we cannot issue shares to Yorkville pursuant to the Yorkville Subscription Agreement without the prior written consent of Yorkville until the Convertible Debenture has been repaid. Actual issuances of ordinary shares to Yorkville under the Yorkville Subscription Agreement will depend on a variety of factors to be determined by us from time to time, including the frequency and prices at which we issue ordinary shares to Yorkville, market conditions and the trading price of our ordinary shares, our ability to meet the conditions set forth in the Yorkville Subscription Agreement, and determinations by us as to the appropriate sources of funding for our company and our operations. There is no limit on the timing or frequency in which we may deliver an Advance Notice to Yorkville, provided that we shall have delivered all ordinary shares relating to all prior Advance Notices before issuing a new Advance Notice.
Because the subscription price per ordinary share to be paid by Yorkville for the ordinary shares that we may elect to issue to Yorkville under the Yorkville Subscription Agreement, if any, will fluctuate based on the market prices of our ordinary shares prior to each Advance made pursuant to the Yorkville Subscription Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such issuances, the number of ordinary shares that we will issue to Yorkville under the Yorkville Subscription Agreement, the subscription price per ordinary share that Yorkville will pay for shares issued by us under the Yorkville Subscription Agreement, or the aggregate gross proceeds that we will receive from those issuances to Yorkville under the Yorkville Subscription Agreement, if any.
Under applicable rules of Nasdaq and the Yorkville Subscription Agreement, in no event may we issue to Yorkville ordinary shares that would result in the number of our ordinary shares issued under the Yorkville Subscription Agreement exceeding 466,212,650 ordinary shares (the “Exchange Cap”), being 19.99% of our ordinary shares issued as of October 19, 2023, unless (a) we obtain shareholder approval to issue ordinary shares in excess of the Exchange Cap or (b) the average price of all applicable issuances of ordinary shares hereunder (including the 800,000 ordinary shares that we issued to Yorkville on November 3, 2023 as consideration for Yorkville’s commitment to subscribe for ordinary shares pursuant to the Yorkville Subscription Agreement) equals or exceeds $5.69 (being the reference price under Nasdaq listing rules) per share (which represents the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the Yorkville Subscription Agreement; or (ii) the average Nasdaq Official Closing Price of our ordinary shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the Yorkville Subscription Agreement). In any event, we may not issue any ordinary shares under the Yorkville Subscription Agreement if such issuance would breach any applicable Nasdaq listing rules.
The Yorkville Subscription Agreement does not obligate Yorkville to subscribe for or acquire any ordinary shares under the Yorkville Subscription Agreement if those ordinary shares, when aggregated with all other ordinary shares acquired by Yorkville under the Yorkville Subscription Agreement, would result in Yorkville beneficially owning more than 4.99% of the then outstanding ordinary shares.
Unless earlier terminated as provided in the Yorkville Subscription Agreement, the Yorkville Subscription Agreement will terminate automatically on the earliest to occur of:
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the first day of the month next following the 36-month anniversary of the date of the Yorkville Subscription Agreement; or

•
the date on which Yorkville shall have made payment for Advances pursuant to the Yorkville Subscription Agreement for ordinary shares equal to the Commitment Amount.

We have the right to unilaterally terminate the Yorkville Subscription Agreement upon three trading days’ prior written notice to Yorkville, provided that (i) there are no outstanding Advance Notices that have not been completed; and (ii) we have paid all amounts owed to Yorkville pursuant to the Yorkville Subscription Agreement, including the Commitment Shares. VinFast and Yorkville may also terminate the Yorkville Subscription Agreement at any time by mutual written consent.
On November 3, 2023, we issued 800,000 ordinary shares to Yorkville as consideration for Yorkville’s commitment to subscribe for ordinary shares pursuant to the Yorkville Subscription Agreement.
Contractual Obligations
Holders of $234.4 million aggregate principal amount of Exchangeable Bonds (as defined herein) issued by Vingroup have the right to require Vingroup to redeem the Exchangeable Bonds in accordance with the terms and conditions of the Exchangeable Bonds. Pursuant to the Extension Deed of Amendment (as defined herein), 50% of the Exchangeable Bonds will be redeemed by Vingroup on the Extension Effective Date (as defined herein) and the remaining 50% of the Exchangeable Bonds are subject to scheduled partial redemptions by Vingroup on various dates within 18 months after the Extension Effective Date. At any time after each such redemption but no later than the maturity date of the Exchangeable Bonds, pursuant to the Put Option Agreement (as defined herein), Vingroup will have the right to require our Company to purchase a proportionate number of VinFast Vietnam Shares (as defined herein) that were issued to Vingroup in connection with the issuance of the Exchangeable Bonds. See “Exchangeable Bonds.” Vingroup’s right to such purchase should be considered in light of the letters of support that Vingroup has issued to provide financial support sufficient to meet our need for continued operation. Pursuant to the Extension Deed of Amendment (as defined herein), Vingroup redeemed an aggregate principal amount of $312.5 million in Exchangeable Bonds on May 17, 2024 (the “Extension Effective Date”), $60.0 million on July 15, 2024, and $18.125 million on September 25, 2024. As of the date of this prospectus, an aggregate principal amount of $234.375 million in Exchangeable Bonds remain outstanding.
We have signed contracts related to the purchase and installation of machinery and equipment, information technology systems and the deployment of site clearance, direct costs to acquire land, construction of factories, showrooms, charging stations and development of products. The estimated committed amount under these contracts was VND18,498.9 billion, VND13,198.2 billion and VND17,020.0 billion as of December 31, 2022, 2023 and June 30, 2024 respectively.
In 2022, we entered into a series of agreements with North Carolina state and local authorities to build a large-scale manufacturing center at the Triangle Innovation Point megasite in North Carolina’s Chatham County. As of June 30, 2024, our capital expenditures for the development of this manufacturing center were approximately $268.6 million (including capitalized interest). Our investments in the center to date have been financed through shareholder loans. We estimate that our total investments to develop our North Carolina manufacturing center will be approximately $1.4 billion. Such estimate remains subject to market opportunities, demand and availability of financing. Thereafter, we intend to continue to invest in expansion of this manufacturing center. Our funding sources for our future capital requirements for the center’s development may include further loans from our major shareholders and affiliates as well as other debt and equity financing.
We have signed contracts with certain suppliers, pursuant to which we have agreed to a minimum purchase volume. In case of a purchase shortfall, such suppliers shall have the right to revise the price quota and component pricing or require us to compensate them for the shortfall.
Business Cooperation Contract with Nam An
On March 9, 2023, we entered into a business cooperation contract (“Nam An BCC”) with Nam An Investment and Trading Joint Stock Company (“Nam An”) for Nam An to provide VND5,875.0 billion of cooperation capital to fund the development and construction of our automobile manufacturing facilities in Hai Phong. In consideration for the cooperation capital, Nam An is entitled to receive quarterly distributions of 0.25% of our total revenue from sales of EVs in all markets in 2023 and 2024. We are required to compensate Nam An with 5.0% of the cooperation capital amount if the expected profit is not achieved at the end of the cooperation period. The Nam An BCC has a term of 18 months from March 10, 2023, following which Nam An may require repayment of the cooperation capital amount, extend the agreement for an additional 18 months or convert the cooperation capital amount into a secured loan at a rate of interest to be mutually agreed based on market conditions at the time of conversion. This contract was terminated in September 2024 following our repayment of the cooperation capital to Nam An.
Off-Balance Sheet Commitments and Arrangements
As of June 30, 2024, we had bank guarantees of VND9,035.0 billion and undrawn lines of credit of VND1,552.7 billion. The bank guarantees and letters of credit are used in borrowings, purchase of machinery and equipment for our ordinary course operations.
Except as disclosed above, as of June 30, 2024, we did not have any off-balance sheet arrangements.
Critical Accounting Estimates
The preparation of financial statements in accordance with U.S. GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expense during the reporting period. Our management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from those estimates. The critical accounting policies and estimates, assumptions and judgments that we believe have the most significant impact on our consolidated financial statements are described below.
Revenue recognition
Sales of vehicles (automobiles, e-scooters)
We identify the individuals, entities, distributors and the commercial banking partners/leasing companies who purchase the vehicles, as the customers in the contracts for sales of automobiles and e-scooters produced by us. A sale is recognized in revenue at the point in time when control of a vehicle is transferred to a customer. From January 2022 onwards, we provide extended warranty (“service-type warranty”) in addition to the standard manufacturer’s warranty for general repairs of defects that existed at the time of sale, which are accounted for in accordance with ASC 460, Guarantees, and the estimated costs are recorded as a liability when control of the vehicle is transferred to the customer. See “— Warranty provisions.”
We enter into a bill-and-hold arrangement when we sell a vehicle to a customer, and the vehicle at the customer’ direction is stored at the locations owned or leased by us for a period of time until it is delivered to the customer at the customer’s request (the “Bill-and-Hold Arrangement(s)”). Even though the vehicle remains in our possession, a sale is recognized when the customer obtains control of the vehicle, which occurs when the customer’s acceptance specifications have been met, legal title has been transferred, the customer has a present obligation to pay for the vehicle and the risks and rewards of ownership have been transferred to the customer. In addition, in order for control to be transferred to the customer, all the following Bill-and-Hold Arrangements criteria must be met: (i) the reason for the bill-and-hold arrangement must be substantive, (ii) the product must be identified separately as belonging to the customer, (iii) the product currently must be ready for physical transfer to the customer and (iv) we do not have the ability to use the product or to direct it to another customer.
We have launched our residual value guarantee (“RVG”) programs in Vietnam, which offer customers the option to resell or exchange their VinFast EVs for a new model within a specified period of use. These purchases or exchanges would be made at predetermined prices, based on a percentage of the original price of the vehicle model within the specified period. Alternatively, under our RVG programs, customers may choose to resell their VinFast EVs to our appointed third party. In such cases, we will compensate for the deficit, which is the difference between the amounts recovered by the customer when sold to a third party and the pre-determined price. If customers choose to sell to a third party prior to our refusal, they are not entitled to the RVG, i.e., we are not obligated to pay the above-mentioned difference. We account for the program in accordance with ASC 460, Guarantees and ASC 606, Revenue from Contracts with Customers.
We also provide the RVG program to our commercial banking partners/leasing companies in connection with our vehicle leasing programs. We account for the vehicle leasing programs in accordance with ASC 842,

Leases, ASC 460, Guarantees and ASC 606, Revenue from Contracts with Customers. The residual amount of transaction price is allocated among performance obligations. The guarantee liability represents the estimated amount we expect to pay. We incorporate information such as third-party residual value publications and risk of future price deterioration due to changes in market conditions in estimation of the estimated residual value guarantee liability.
Sales of merchandise (automobiles)
Proceeds from sales of trading automobiles are recognized in revenue upon transfer of control of the merchandise to the customer and the related merchandise carrying value in inventory is recognized in cost of sales.
Sales of spare parts and components
Proceeds from sales of spare parts and components to distributors and customers are recognized in revenue at the point in time when control of the goods is transferred to the distributor or the customer, usually upon the delivery of the spare parts and components.
Rendering of services
Revenue from rendering of services, which is mainly composed of after-sales services and charging services, is recognized over time based on the level of work completion when the outcome of all contracts can be reasonably ascertained.
For more details, see Note 2.1.r (Summary of Significant Accounting Policies — Revenue Recognition) to the financial statements included elsewhere in this prospectus.
Contract balances under ASC 606
Trade receivables
A receivable is recognized if an amount of consideration that is unconditional is due from the customer (i.e., only the passage of time is required before payment of the consideration is due).
Contract liabilities
A contract liability is recognized if a payment is received, or a payment is due (whichever is earlier) from a customer before we transfer the related goods or services. Contract liabilities are recognized as revenue when we perform under the contract (i.e., transfers control of the related goods or services to the customer).
Warranty provisions
We provide a standard manufacturer’s warranty on all new vehicles at the time of vehicle sale. We accrue a warranty reserve for the vehicles sold, which includes the best estimate of projected costs to repair or replace items under warranties including recalls when identified. These estimates are primarily based on the estimation of the nature, frequency and average costs of future claims or peer benchmarking with other automakers. Warranty cost is recorded as a component of cost of sale in the consolidated statements of operations. We re-evaluate the adequacy of the warranty accrual on a regular basis.
Management records and adjusts warranty reserves based on changes in estimated costs and actual warranty costs. However, because we only commenced volume production of VinFast vehicles in June 2019, management’s experience with warranty claims regarding vehicles or with estimating warranty reserves is limited. We could, in the future, become subject to significant and unexpected warranty claims, resulting in significant expenses, which would in turn materially and adversely affect our financial condition, results of operations, and prospects.
The Company as a Lessor
At the commencement date, the lease payments consist of the fixed payments less any lease incentives paid or payable to the lessee relating to the use of the underlying asset during the lease term. Lease payments do not include variable lease payments that do not depend on an index or a rate.

Leases are classified at the lease commencement date as either a sales-type lease or an operating lease. The lessor shall classify a lease as a sales-type lease when the lease meets any of the following criteria: (a) the lessor transfers ownership of the underlying asset to the lessee by the end of the lease term, (b) the lessor grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise, (c) the lease term is for the major part of the remaining economic life of the underlying asset, (d) the present value of the sum of the lease payments equals or exceeds substantially all of the fair value of the underlying asset, or (e) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. Notwithstanding the above criteria, leases are classified as operating leases if they have variable lease payments that do not depend on an index or rate and if classifying the lease as a sales-type lease or a direct financing lease would result in the recognition of a selling loss.
For a sales-type lease, at the lease commencement, net investment in the lease is recognized by the sum of the lease receivable and the unguaranteed residual asset. Lease receivable is the present value of the sum of lease payments and the guaranteed residual asset. We recognize all revenue and costs associated with the sales-type lease as “revenue from leasing activities” and “cost of leasing activities” upon delivery of the underlying asset to the customer. Interest income based on the implicit rate in the lease is recorded to finance income over time as customers are invoiced on a monthly basis.
All other leases are accounted for as operating leases wherein we recognize, at the commencement date, the lease payments as income in profit or loss over the lease term on a straight-line basis and we recognize variable lease payments as income in profit or loss in the period in which the changes in facts and circumstances on which the variable lease payment are based occur.
Battery leases
We have outstanding battery leases accounted for as operating lease and outstanding battery leases accounted as sales-type leases. Our operating leases for batteries allow variable monthly subscription fees that depend on mileage usage. Both operating lease and sale-type lease of batteries have an indefinite term and can be terminated at any time at the customer’s discretion. At the termination of contract, customers are required to return the batteries to us. We consider a number of factors, including the technical useful lives of the EVs and batteries, useful lives of the EVs and the customer’s termination right, amongst others, in determining the lease term.
Fair value measurement
We apply ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided for fair value measurements.
ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:
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Level 1-Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

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Level 2-Includes other inputs that are directly or indirectly observable in the marketplace.

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Level 3-Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.
Financial instruments include cash and cash equivalents, trade receivables, certain other receivables, short-term derivative assets, other investments, long-term derivative assets, certain amounts due from related parties, certain other non-current assets, accounts payable, accruals, short-term derivative liabilities, short-term loans, long-term borrowings, long-term derivative liabilities, certain amounts due to related parties, and certain other current liabilities. The carrying values of the financial instruments included in current assets and liabilities approximate their fair values due to their short-term maturities. The carrying amount of long-term borrowings approximates its fair value due to the fact that the related interest rates approximate market rates for similar debt instruments of comparable maturities.
For fair value measurements categorized within Level 3 of the fair value hierarchy, we use its valuation processes to decide its valuation policies and procedures and analyze changes in fair value measurements from period to period. For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, we determine whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting.
Impairment of long-lived assets
We evaluate our long-lived assets, including fixed assets, intangible assets with finite lives and right of use assets, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, we evaluate the recoverability of long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, we recognize an impairment loss based on the excess of the carrying amount of the assets over their fair value.
Depreciation of property, plant and equipment
Depreciation of property, plant and equipment are calculated on a straight-line basis over the estimated useful lives of the assets, as follows:
Buildings and structures(*)	3 – 49 years
Machinery and equipment	3 – 25 years
Leased-out EV batteries	9 – 10 years
Leased-out e-scooter batteries	3 – 8 years
Vehicles	5 – 12 years
Office equipment	3 – 10 years

(*)
Including leasehold improvements which are depreciated on a straight-line basis over the shorter of their estimated useful lives and the term of the related leases.

Freehold land is not depreciated.
An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statements of operations when the asset is derecognized. The cost of maintenance and repairs is expensed as incurred, whereas the cost of renewals and betterment that extends the useful lives of property, plant and equipment is capitalized as additions to the related assets. Construction in progress is included within property, plant and equipment and is not amortized until the related asset is ready for its intended use.
The useful lives and methods of depreciation of property, plant and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the depreciation period or method, as appropriate, and are treated as changes in accounting estimate.
Amortization of intangible assets
Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in the consolidated statements of operations in the expense category that is consistent with the function of the intangible assets.
Amortization of intangible assets is calculated on a straight-line basis over the estimated useful life of each asset as follows:
License	3 years and 2 months – 3 years and 4 months
Software	3 – 8 years
Others	3 – 15 years
NRV of inventories
NRV is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. Once inventory is written-down, a new, lower-cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.
Share-based payment
We have several compensation plans that provide for the granting of share-based compensation to certain employees and directors. Share-based compensation plans are accounted for in accordance with ASC 718, Compensation — Stock Compensation and ASU Employees’ share based compensation awards are measured at the grant date fair value of the awards and recognized as expenses a) immediately at the grant date if no vesting conditions are required; or b) for share options or restricted shares granted with only service conditions, using the straight-line vesting method, net of estimated forfeitures, over the vesting period; or c) for share options where the underlying share is liability within the scope of ASC 480, using the graded vesting method, net of estimated forfeitures, over the vesting period, and re-measuring the fair value of the award at each reporting period end until the award is settled.
All transactions in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.
For equity-settled transactions, the cost is determined by the fair value at the date when the grant is determined with reference to the grant-date share price and, where applicable, using a Monte Carlo simulation model. Share-based compensation expense is recognized in selling, general and administration expense in the Consolidated statements of operations, together with a corresponding increase in equity, over the period in which the service and, where applicable, the performance conditions are fulfilled (“vesting period”). The cumulative expense is recognized for equity-settled transactions at each reporting date using the graded vesting method and reflected our best estimate of the number of equity instruments that will ultimately vest. The expense in the Consolidated statements of operations for a period represents the movement in cumulative expense recognized as at the beginning and end of that period.
Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of our best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there were also service and/or performance conditions.
Compensation cost related to the equity grant of the ultimate parent company to our employees of the ultimate parent company’s shares are recognized in our consolidated financial statements with a corresponding credit to equity, representing the ultimate parent company’s deemed capital contribution.

Compensation for cash-settled transactions granted by VIG, one of our shareholders, to our employees and non-employees are recognized in our consolidated financial statements with a corresponding credit to equity, representing the shareholder’s deemed capital contribution. Such amount is remeasured at each reporting date up to and including the settlement date.
Internal Control Over Financial Reporting
We are not currently required to comply with the SEC rules that implement Sections 404 of the Sarbanes-Oxley Act, and we are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. In connection with the audit of our consolidated financial statements as of December 31, 2023 and for the year then ended, our management and our independent registered public accounting firm identified deficiencies that represented material weaknesses in our internal control over financial reporting. The material weaknesses identified relate to (i) insufficient comprehensive accounting policies and procedures to facilitate preparation of U.S. GAAP consolidated financial statements; and (ii) insufficient financial reporting and accounting personnel with appropriate knowledge, skills, and experience in the application of U.S. GAAP and SEC rules to prepare consolidated financial statements and related disclosures completely and accurately.
We believe that these material weaknesses in our internal control contributed to the accounting errors giving rise to the restatement of our consolidated financial statements as of and for the year ended December 31, 2023. Those accounting errors are related, among others, to the accounting for bill-and-hold transactions under ASC 606, including, but not limited to, the identification, evaluation, documentation, and disclosure of an appropriate accounting policy for bill-and-hold transactions under ASC 606 and the identification and evaluation of a change in agreement terms that should have resulted in a change in our accounting and disclosure for bill-and-hold transactions.
As a result of the foregoing, we developed several key remedial and improvement measures to strengthen our accounting operations and financial reporting functions. The measures that we have implemented and are implementing include:
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in July 2024, we hired an accounting executive for our North American operations with knowledge of, skills and experience in U.S. GAAP, and we plan to continue hiring additional personnel to strengthen our accounting team’s capabilities and ability to comply with U.S. GAAP and SEC reporting requirements;

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we are conducting regular and routine internal controls and global compliance trainings for our employees;

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we have enhanced, and in light of the restatement of the Prior Financial Statements, plan to continue enhancing our training programs and procedures for the continuous review and updating of financial statements based on changes to accounting standards and regulations, including through the engagement of third-party U.S. GAAP experts to provide routine updates on the U.S. GAAP reporting process, SEC reporting requirements and procedures and industry expertise in order to upskill our financial reporting and accounting personnel;

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we have established and will continue to refine the roles and responsibilities for accounting and financial reporting staff across our Company. We are also in the process of implementing specific qualitative indicators in relation to the closing of the general ledger and the preparation of financial statements to enhance the control layers around U.S. GAAP accounting entries and estimates;

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we developed and will continue to refine our U.S. GAAP accounting policy manual to accommodate new transactions as we expand into overseas markets, and we engaged third-party U.S. GAAP experts to formalize our US. GAAP accounting manual to ensure its consistent application within the Group;

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we have been improving coordination between the accounting department and other related departments across the Group in pooling necessary information for preparation of complete and accurate financial statements in a timely and consistent manner and with well-established quality control protocols; and

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we continue to update the documenting process and testing control procedures used in the preparation of financial statements, including, in cases where there is a change in operations, entity level, process level and IT general controls, to comply with the requirements of Section 404 of the SOX Act by establishing process guidelines, a risk and control matrix and a guideline for evaluating the effectiveness of internal control over financial reporting.

The material weaknesses cannot be considered completely remediated until the applicable controls have operated for a sufficient period and management has concluded, through testing, that these controls are operating effectively.
While we believe the steps taken to date and those planned for implementation will improve the effectiveness of our internal control over financial reporting, particularly enhancing our accounting policies and procedures for the preparation of U.S. GAAP consolidated financial statements and the knowledge, skills and experience of our financial reporting and accounting personnel in the application of U.S. GAAP and SEC rules, we are only in the process of implementing such remedial measures. Therefore, we will continue to monitor the effectiveness of our internal control over financial reporting in the areas affected by the material weaknesses described above and perform additional procedures prescribed by management. See “Risk Factors — Risks Relating to Our Business and Industry — If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately and timely report our financial condition, results of operations or cash flows, which may adversely affect investor confidence.”
The effectiveness of any system of disclosure controls and procedures and internal control over financial reporting, including ours, is subject to inherent limitations, including the exercise of judgment in designing, implementing, operating, and evaluating the controls and procedures, and the inability to eliminate misconduct completely. Accordingly, in designing and evaluating the disclosure controls and procedures, management recognizes that any system of internal control over financial reporting, including ours, no matter how well designed and operated, can only provide reasonable assurance, not absolute assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply its judgment in evaluating the benefits of possible controls and procedures relative to their costs. Moreover, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. We intend to continue to monitor and upgrade our internal controls as necessary or appropriate for our business but cannot assure you that such improvements will be sufficient to provide us with effective internal control over financial reporting.
Seasonality
In Vietnam, sales are generally higher in the two months before the Tet holiday, which is usually in December and January of the next year. Demand for new vehicles in Vietnam typically declines in July, which is the “ghost month”, and between late January and early March following the Tet holiday, or Lunar New Year. Our limited operating history as an international EV manufacturer makes it difficult for us to judge the exact nature or extent of the impact of seasonality on our business.
Inflation
Our functional and reporting currency is VND. We incur some of our revenues and expenses in other currencies. As a result, we are exposed to the risk that the rate of inflation in countries where we transact or conduct business, other than Vietnam, will exceed the rate of devaluation of such countries’ currencies in relation to the dollar or that the timing of any such devaluation will lag behind inflation in such countries. To date, we have been affected by changes in the rate of inflation or the exchange rates of other countries’ currencies compared to the VND, and we cannot assure you that we will not be adversely affected in the future. Inflation impacts our operating costs. A prolonged period of inflation could cause interest rates, fuel, wages, commodity prices, raw material costs, shipping and freight costs, labor costs and other costs to increase. For example, inflationary pressures in 2021 to 2023 increased our commodity, freight and raw material costs and the effects of inflation may have an adverse impact on these and other costs, margins and profitability in the future. We implement initiatives from time to time to alleviate inflationary pressures, such as flexible supply arrangements, including an index-based pricing mechanism and dual-supplier approach, advance purchase arrangements and localization of certain vehicle components and parts to leverage lower manufacturing and labor costs in Vietnam. For more information, see “Risk Factors — Risks Relating to Our Business and Industry — If we are unable to adequately control the costs associated with our operations, our business, financial condition, results of operations, cash flows and prospects could be adversely affected.”
Quantitative and Qualitative Disclosures about Market Risk
Our future income, cash flows and fair values related to financial instruments are subject to interest rate risk, foreign currency risk, liquidity risk and commodity price risk.
Interest rate risk
We are exposed to interest rate risk due to our debt obligations with floating interest rates. As of June 30, 2024, VND52,895.3 billion, or 74.2% of our total debt had floating interest rates. We define “total debt” as the sum of our short-term and current portion of long-term interest-bearing loans and borrowings, convertible debenture and long-term interest-bearing loans and borrowings, excluding borrowings from related parties. We hedge a portion of this risk by entering into interest rate swaps for certain loans and borrowings. The recent rise in interest rates has led to increases in interest rates of our floating interest loans, leading to increases in finance costs. To manage this risk, we monitor market movements to select the appropriate time and terms to consider when entering into these interest rate swaps transactions.
As of December 31, 2023 and June 30, 2024, the benchmark used in the majority of our floating rate loans was SOFR plus a margin ranging from 1.2% to 3.6% per year. As of December 31, 2022, the benchmark used in the majority of our floating rate loans was LIBOR (3M or 6M) plus a margin ranging from 0.8% to 3.5% per year. An increase or decrease in the LIBOR of 1.5%, holding all other variables constant, would result in an increase or decrease in the fair value of cross currency interest rate swap derivative instruments of approximately VND254.0 billion or VND263.5 billion, respectively, in our net loss for the year ended December 31, 2022. An increase or decrease in the SOFR of 1.5%, holding all other variables constant, would result in an increase or decrease in the fair value of cross currency interest rate swap derivative instruments of approximately VND348.0 billion or VND348.1 billion, respectively, in our net loss for the year ended December 31, 2023.
Foreign exchange risk
Our functional and reporting currency is Vietnamese Dong. We are exposed to foreign exchange risk in respect of our operating activities, including the import of some supplies and components used in the manufacture of our EVs, which includes the chassis, powertrain, and electrical and electronic parts, and our loans and borrowings denominated in non-VND currencies, in particular U.S. dollars. As of December 31, 2023 and June 30, 2024, 44.6% and 43.5% of our total debt (which consists of our short-term and current portion of long-term interest-bearing loans and borrowings, convertible debenture and long-term interest-bearing loans and borrowings, excluding borrowings from related parties) were denominated in U.S. dollars, respectively, 55.4% and 56.3% were denominated in Vietnamese Dong, respectively, and less than 0.1% and 0.2% were denominated in euros, respectively. Our exposure to foreign exchange risk will increase as revenue from the sales of EVs and the provision of related services in other markets, such as North America and Europe, which are denominated in foreign currencies, contribute a greater share of our revenue. We hedge a portion of this risk by entering into foreign exchange rates swap and foreign exchange forward contracts for certain loans and borrowings.
Liquidity risk
We are exposed to liquidity risk. We have managed this liquidity risk by arranging for long-term credit facilities with the banks, seeking financial support from Vingroup, including in the form of debt financing, corporate loan guarantees, capital contributions and grants, or issuing long-term corporate bonds, to ensure that our outstanding loans and bonds will be repaid after the completion of the Business Combination and roll out of our EV business and expansion initiatives.

For more information, see “Risk Factors — Risks Relating to Our Financial Position and Need for Additional Capital — We are a growth stage company that has a history of losses, negative cash flows from operating activities and negative working capital” and “— We will require additional capital to support business growth. Such capital might not be available on commercially reasonable terms, or at all.”
Commodity price risk
We utilize various commodities in the manufacture of our vehicles and batteries, including steel, aluminum and resin. This exposes us, directly and indirectly, to commodity price risk, as commodity prices are subject to fluctuations due to various factors beyond our control, including market conditions, global demand for these materials and escalations of hostilities, such as the launch of a military action in Ukraine by Russia on February 24, 2022.
Recent Accounting Pronouncements
A list of recently issued accounting pronouncements that are relevant to us is included in Note 2.1(ad) to our consolidated financial statements as of and for the year ended December 31, 2023 and Note 2.1 (i) to our unaudited interim condensed consolidated financial statements as of June 30, 2023 and for the six months ended June 30, 2023 and 2024 included elsewhere in this prospectus.

BUSINESS
Who We Are
We are VinFast, and our goal is to be a leader in the future of Smart Mobility through our intelligent, thoughtful and inclusive EV platform. We aim to foster a cleaner and more sustainable approach to 21st century mobility that is evolutionary and revolutionary.
We are bold, decisive and eager to advance our product and platform.
We aim to constantly push boundaries in our approach to technology, service innovation, customer engagement and manufacturing excellence, all for the sake of delivering an exceptional customer experience.
Our mission is to help create a more sustainable future for all. We aim to help sustain our planet by accelerating the switch to electric vehicles with an inclusive, comprehensive product line and unique service platform. We envision a world where a top-tier electric vehicle-driving experience is accessible to all. We have already begun delivering on that vision today with our line of all-electric SUVs, readying us for the new era of VinFast, one focused on global expansion and creating a sustainable future.
At VinFast, our motto is “boundless together.” It is representative of the adventurous and inspired feeling we want our drivers to experience every time they take the wheel, a precept of our approach to manufacturing, an affirmation of our limitless desire to reach new heights with the products we create, our effort to build a sustainable future and our enthusiastic re-shaping of the electric vehicle driver experience. In that spirit, we are breaking boundaries by focusing on the future, setting out on new journeys as one team (maker, driver, partners) and sharing the VinFast vision along the way. We are constantly innovating from a technology and driver experience perspective and are ready to push forward towards a sustainable future. With that said, we recognize that we cannot do this alone, and we urge those who share this desire to unite with us on our journey to a brighter and greener future.
Come join the charge with us.
Our Business
We are an innovative, full-scale mobility platform focused primarily on designing and manufacturing premium EVs, e-scooters and e-buses. Our initial EV product line is a range of fully-electric A- through E-segment SUVs, the first of which began production in December 2021. We focus strategically and exclusively on EVs and fully phased out production of ICE vehicles in 2022 in order to execute on our vision of creating an e-mobility ecosystem built around customers, community and connectivity alongside our new vehicle roll-out. We plan to deliver on this strategy by leveraging our manufacturing expertise and strong track record of producing ICE vehicles and e-scooters. We started producing e-scooters in 2018, passenger cars (ICE vehicles) in 2019 and e-buses in 2020. We delivered approximately 148,920 vehicles (primarily ICE vehicles) and approximately 253,210 e-scooters from inception through June 30, 2024. Innovation is at the heart of everything we do. We focus on achieving operational efficiency and technological integration, and we seek to continuously improve our processes to deliver world-class products.
Our target international markets are the U.S. and Canada in North America, France, Germany and the Netherlands in Europe, and selected markets in Asia and the Middle East, including India, Indonesia, the Philippines and Oman. We will also continue to target our existing market in Vietnam. In 2023, we began selling our electric SUVs in certain key global markets, such as the U.S. and Canada. We see these geographies as important to our strategy, with significant momentum and positive forces driving the switch to EVs across vehicle segments. Specifically, we believe the A- through E- electric SUV segments will lead the EV revolution and drive profitable growth in the near and long term across the automotive market. While we are currently focused on these segments, we continue to evaluate the full spectrum of vehicle types for future product development. We believe our vehicles are differentiated, especially across the emerging EV space, through our premium-quality product offering, including advanced technology and new-mobility features for our drivers, a fashionable and luxurious design, and our comprehensive Smart Services solution. We expect to remain competitive by focusing on SUVs, the most popular consumer vehicle segment, and including in our products top tier technology and luxurious outfitting that is not standard for similar vehicles at our price points. We strongly believe in the future of Smart Mobility and strive to provide the VinFast platform as an access point to that future.
We have achieved a great deal in our short history. Following the founding of our Company in 2017, we achieved start of production of our first ICE vehicle in only 21 months. As a new entrant and the first Vietnamese automotive original equipment manufacturer (“OEM”), we have partnered with top-tier global companies, including Magna Steyr Fahrzeugtechnik AG & Co KG (“Magna”) and Pininfarina S.p.A. (“Pininfarina”) to accelerate the integration of industry best practices into our processes. Deliveries of our first fully-electric SUV, the VF e34, began in Vietnam in December 2021. Deliveries of the VF 8 began in Vietnam in September 2022 and in the U.S. in March 2023. Deliveries of the VF 9, VF 5 and VF 6 began in Vietnam in March, April and December 2023, respectively. Deliveries of VF 7 and VF 3 began in Vietnam in March and July 2024, respectively. As of June 30, 2024, we delivered approximately 62,870 EVs (consisting of approximately 21,640 VF e34s, 19,620 VF 5s, 16,280 VF 8s, other models and e-buses) mostly in Vietnam. In the first half of 2024, we delivered approximately 22,350 EVs, consisting of approximately 12,460 VF 5s, 3,800 VF 8s, 3,170 VF e34s, other models and e-buses, and approximately 20,910 e-scooters. See “Risk Factors — Risks Relating to Our Business and Industry — We are a recent entrant in the EV industry. We face challenges associated with the marketing and sale of our EVs in international markets outside of Vietnam and of our new products and services.”
We quickly established significant brand recognition in Vietnam and within 18 months from product launch, we gained the leading market share in Vietnam for each of our product segments, based on management’s analysis of publicly available data. This share was acquired from the incumbent global vehicle brands from Asia, Europe and North America that have historically dominated the Vietnamese market prior to our arrival. Since our establishment, we have gained significant experience in manufacturing at scale, which has helped us swiftly incorporate EVs into our existing assembly lines. Like other entities within the Vingroup family of companies, turning early-stage businesses into market leaders through top-tier execution and leadership is a hallmark of our approach to business.
We are a majority-owned affiliate of Vingroup, one of Vietnam’s largest conglomerates. Led by Mr. Pham, who is our Managing Director and CEO, Vingroup operates market-leading, fast-growing businesses that span the industrials, technology, real estate and social services sectors in Vietnam. Vingroup has an operating history of over 30 years and a strong track record of improving the daily lives of consumers through applied technology. As of June 30, 2024, approximately $13.5 billion has been deployed to fund operating expenses and capital expenditures of VinFast since 2017 by Vingroup, its affiliates and external lenders. We believe our ongoing relationship with Vingroup is a significant competitive advantage, most notably through shared expertise and software co-development among more than 1,600 engineers in the Vingroup ecosystem who collectively help produce differentiated technology for VinFast vehicles.
Technology is at the core of our platform, and we have invested significantly in our group technology platform to provide the safest, most driver-friendly experience possible for our drivers — what we refer to as “technology for life.” We believe vehicle technology should be convenient and fully integrated into our drivers’ day-to-day lives. “Connecting intelligence globally” is a cornerstone of our growth plan: our R&D and product innovations differentiate the VinFast EV experience on the world stage with premium features, including infotainment, ADAS and other enhancements expected in a top-end EV ownership experience, which are available in all of our vehicles. As of June 30, 2024, the VinFast R&D team includes nearly 1,500 in-house professionals (including approximately 180 software engineers).The VinFast R&D team also leverages the expertise of more than 150 software engineers from other departments of VinFast and engineers and developers across the related technology companies within the Vingroup ecosystem. In-house affiliate divisions provide technologies and software for the surround view camera (VinAI), the Driver Monitoring System (VinAI), and the native voice assistant (VinBigData). We also encourage our technical teams and R&D leads to partner with leading global experts to undertake product development projects when doing so is more time and cost efficient than in-house R&D. Notwithstanding multiple partners participating throughout the value chain, the product rollout and IP underlying each individual system is created, managed and/or mastered by our internal team of engineers and technology professionals. We have collaborated with cutting-edge technology companies to leverage our existing core competencies, including collaborations with NVIDIA, BlackBerry, Erae AMS, Quanta Computer Inc., and Vector Informatik GmbH on our ADAS, Aptiv, AVL List GmbH and FEV on certain components of our powertrain and battery, Amazon

Alexa for our Virtual Assistant and T-Mobile on our connected car features. We source our battery packs or cells from a variety of suppliers including Gotion, Samsung SDI and Contemporary Amperex Technology Co., Limited (“CATL”).
In January 2024, we acquired VinES, a Vietnam-based EV battery company established in 2021, from Mr. Pham. Our acquisition of VinES is intended to provide security for our battery supply, improve our battery cost optimization and expand our access to external partners for the latest battery technologies. In May 2024, we completed a spin-off of VinES’ core business operations and assets relating to battery pack assembly and battery cell manufacturing to a new subsidiary, VinEG. Following this, VinES had net assets of zero and continued to hold the permit to develop a real estate project in Vietnam. VinES was subsequently transferred to Mr. Pham for zero consideration and ceased to be a subsidiary of our Company. Through VinEG, we plan to be a fully integrated battery cell and pack manufacturer and to develop our own battery cell technology and battery cell production capabilities in Vietnam. VinEG operates two battery pack assembly facilities in Hai Phong and Ha Tinh, Vietnam, and one cylindrical battery cell facility in Hai Phong, Vietnam. VinEG is also developing a second lithium cell facility in Ha Tinh, Vietnam, in collaboration with Gotion. Additionally, VinEG is also collaborating with StoreDot to develop extreme fast charge (“XFC”) battery cells in different form-factors, in preparation for mass production and supply.
In March 2023, VinES and Li-Cycle APAC Pte. Ltd. (“Li-Cycle”) entered into an agreement for recycling VinES’ Vietnamese-sourced battery materials and to assess the establishment of a recycling plant in Vietnam near VinES’ lithium-ion battery manufacturing facilities. The agreement builds upon a strategic, long-term battery recycling partnership between the parties, first announced in October 2022, which is expected to include global recycling solutions for VinES that support the companies’ ESG strategy and shared vision to advance a sustainable, closed-loop battery supply chain. VinEG has assumed this agreement.
We intend to continue to work closely with Vingroup and other affiliates in the Vingroup ecosystem on opportunities to improve our battery development capabilities. For example, one of our Vingroup affiliates has made an investment in ProLogium, a manufacturer of next-generation solid-state batteries, which we believe will lead to future opportunities for us and VinEG to collaborate in applying next-generation solid-state battery technology to VinFast vehicles.
We seek to build a strong connection between our drivers, our brand and our service ecosystem to create the “VinFast Lifestyle,” facilitated by the technology framework we have created. As part of this lifestyle, we want to ensure that every driver experiences a true sense of community and is a swipe-of-an-app away from reliably connecting with our service network. Our technology framework aims to remove the anxieties associated with owning an electric vehicle, which is paramount to the VinFast Lifestyle. Our VinFast services program, called “VinFast Service,” has been designed to provide a seamless and ever-ready suite of service products and offerings conveniently available at the driver’s fingertips through our companion app. Our unique warranty offering of up to 10 years / 125,000 miles demonstrates our commitment to quality and reliability in our vehicles and underpins the trust we seek to establish between our brand and community.
With the VinFast Lifestyle in mind, we aim to deliver greater flexibility to our drivers when choosing to own a VinFast EV. We offer a battery subscription program that gives customers the flexibility to lease the battery in their EV from VinFast, rather than purchase the battery with the vehicle. This battery subscription program is available in select markets (primarily Vietnam) and models, and sales made under this program are expected to be made primarily in Vietnam and selected Asian countries. We currently expect our sales in North America and Europe to be for EVs with batteries included. Our battery subscription program, where available, is intended to supplement our primary model of outright sale of the full chassis and battery and to provide an alternative that makes our EVs accessible at a lower, more inclusive up-front price point. We also offer our customers the option to lease our vehicles through third-party financing partners. In the U.S., pursuant to the IRA, customers opting to lease vehicles from our U.S. financing partners, where available, may indirectly benefit from the clean vehicle credit of up to $7,500 off that could be used by our financing partners to reduce the lease price of qualifying VinFast vehicles. We plan to monitor market demand and peers’ product offerings on an ongoing basis and adjust our go-to-market strategy dynamically with the aim of ensuring that VinFast EVs and the VinFast Lifestyle remain accessible.

Our service experience will utilize both a remote diagnostic and mobile in-person approach, allowing for ease of digital access and the reliability of a physical service presence. We expect that the majority of our service interventions will take place directly where our drivers are located, either through mobile service or remote, OTA updates. We expect our mobile service to be supported by our fleet of EV vans and our technicians are expected to carry out most of their work where the customer is located. We believe our customers will also benefit from the technical capabilities of our directly owned and operated centers. We have also partnered with Urgent.ly to provide roadside assistance to our customers in the U.S. and Canada as part of their warranty coverage.
Our companion app is at the center of our service offering, leveraging our cloud-based digital ecosystem to create a simple and comprehensive interface for drivers with support for service requests, charging station locations and access to remote safety or control features of their vehicles. The companion app is intended to provide end-to-end digital features, defined by six key feature categories, including vehicle controls, charging, navigation, invisible service (e.g., booking service appointments, roadside assistance and firmware for OTA updates), smart vehicle functions (e.g., valet mode) and smart ownership functions (e.g., managing driver profiles, payments for charging services and paid-OTA updates). Our companion app and in-vehicle navigation system are also expected to be integrated with Electrify America’s application programming interface (“API”) data feed. This will enable our customers in the U.S. to locate the nearest charging stations, authenticate charging transactions, set charge levels, make payments, check the charging status of their vehicles and obtain transaction history. We pay Electrify America a recurring annual fee for these non-exclusive API services. See “— Integrated Service Offering.”
Meanwhile, we offer our VinFast Power Solutions program to enable stress-free at-home smart charging and seamless connectivity to an extensive charging network through our VinFast companion app. Currently, our North American customers have access to the Electrify America and EVgo networks of EV charging stations, among others, while our European customers have access to Bosch’s network of EV charging stations.
Our vehicles are manufactured at our highly automated manufacturing facility in Hai Phong, Vietnam, which is the third-largest city in the country and situated just over 60 miles outside of Hanoi. Opened in 2019, our automobile manufacturing facility currently has a maximum production capacity rate (i.e., maximum number of vehicles that can be constantly manufactured in a year with additional shifts per day throughout the year) of up to 300,000 EVs per year, is situated in a land area of 348 hectares, and is a beneficiary of multiple tax incentives being located in the Dinh Vu-Cat Hai Economic Zone. This state-of-the-art facility, which we believe is one of the most highly automated and modern manufacturing facilities in Southeast Asia, is equipped with over 1,400 robots and has the capacity for highly automated production lines that reach automation levels of 90% and 95% for press and paint shop, respectively. The press shop is capable of producing up to 42 frames per hour. The technology in this facility is also sourced from automated production providers, such as KUKA, ABB, Siemens and Durr. We believe this automation is a hallmark of our integrated capabilities across VinFast. This facility was used in the past to produce our legacy ICE vehicle lineup and now exclusively produces our VinFast EVs, e-scooters and e-buses. When our factory was built, we designed our manufacturing facility to incorporate a high degree of operational flexibility to accommodate the parallel production of our full suite of vehicle models. This foresight has allowed us to seamlessly switch from ICE to EV production and will be critical to our expected operational flexibility for producing multiple SUV models on the same assembly line simultaneously. From a logistics perspective, we are confident in our outbound shipping capabilities to global locations from our Hai Phong facility, given it is directly next to the Lach Huyen port in Vietnam, with significant access to global roll-on/roll-off cargo shipping partners. The Lach Huyen deep-sea port, which opened in 2018 with 14 meters of depth and has a capacity of 100,000 deadweight tons, is one of the deepest and largest ports in the country.
Bolstering our manufacturing operations in Vietnam is an on-site, integrated supplier park in Hai Phong that facilitates reliable and cost-effective collaboration with our partner-suppliers, as well as logistical efficiency for parts and supply to our factory shops. Our manufacturing operations in Vietnam have a significant cost advantage for sourcing key supplies and components because we source up to 60% of the components for our EVs (excluding batteries) from suppliers in Vietnam, most of which are established international suppliers, based on the total value of parts produced or packed in Vietnam as a percentage of the total free-on-board cost of our vehicles (excluding batteries) as of June 30, 2024. There are a number of key suppliers on-site in

Hai Phong, including FORVIA, Lear Corporation and Grupo Antolin. We also have plans to expand our integrated supplier park in Hai Phong with additional suppliers from Korea and China. In addition to the supplier park, some of our suppliers are located directly on our general assembly line, ensuring full integration and alignment across the manufacturing process. Outside of our on-site supplier park, we have relationships with more than 1,700 additional suppliers globally, of which more than 800 are direct suppliers. VinEG, our key battery pack supplier and subsidiary, is in the process of developing battery cell production capabilities in Vietnam. We intend for VinEG-produced battery cells to eventually be included in the battery packs that VinEG supplies to us. VinEG operates two battery pack assembly facilities in Hai Phong and Ha Tinh, Vietnam, and one cylindrical battery cell facility in Hai Phong, Vietnam. VinEG is developing another lithium cell facility in Ha Tinh, Vietnam, in collaboration with Gotion. The supplier park and strategic supply chain have been beneficial to us in navigating and mitigating supply chain issues in the automobile industry in recent months. We believe we have been early and proactive in managing our supply chain and are focused on a diversified approach, particularly in our battery sourcing. We also have a dual-design approach to chip integration, which allows us to achieve the same functionality across vehicles with a variety of chip manufacturers. The flexibility we have built into our vehicles allows for diversification across the supply chain, without reliance on a single supplier for critical vehicle parts.
We believe that we have laid the groundwork to achieve future profitable growth through automation, access to a low-cost labor and talent pool in Vietnam, and the ability to achieve economies of scale through our mass market approach and volume efficiencies with suppliers. Our existing and fully automated manufacturing facility has the potential to be a significant competitive advantage for us as we rollout new vehicle platforms in the coming years. Relative to other geographies, Vietnam offers a very competitive cost of labor and a technically-skilled labor force, and we believe we have ample experience in automotive production, supplier management and optimizing operating efficiencies to produce greater margin benefits. We believe that targeting the highest-growing segments of the market, with our ability to produce vehicles at scale, will provide clear economies of scale from a supply and production standpoint. Our investments in our operational and manufacturing capabilities have allowed us to create structural levers for growth and give us confidence in our path to profitability.
In 2022, we entered into a series of agreements with North Carolina state and local authorities to build a manufacturing facility spanning across a site measuring approximately 733 hectares in Chatham County, North Carolina. The facility is expected to have an annual capacity of 150,000 vehicles per year. We believe this facility will help to diversify our manufacturing footprint in a critical growth market where we plan to expand and can enable us to take advantage of available state and local incentives. Additionally, our customers in the United States may be able to take advantage of U.S. federal tax credits once our North Carolina facility commences operations and final assembly of our vehicles, subject to, among other things, their income eligibility as well as our ability to meet requirements on battery components and critical minerals. We aim to replicate the successes of our Hai Phong facility as we extend our manufacturing footprint to the U.S. We intend for our North Carolina facility to have the same high level of automation and flexibility as our Hai Phong facility, closely situated supplier-partners and an integrated supplier park and supply chain.
To launch our products in international markets, in Phase I, we focused on three target markets, namely Vietnam, North America (comprising the U.S. and Canada) and Europe (comprising France, Germany and Netherlands). For Phase II which we commenced in 2024, we have also identified various addressable markets globally in addition to the initial target markets, based on the potential market size, accessibility and competitiveness. To accelerate our global reach to potential markets, we adopt a multi-channel distribution strategy and employ two business models: the first model involves the establishment of our own distribution channel, showrooms and/or our expanding dealer network in the respective market, which includes the initial target markets and the additional two market clusters; whereas the second model focuses on appointing third party distributors for the respective market. Going forward, we will primarily focus on partnerships with distribution agents, dealers and service partners to broaden our reach to markets and customers in the global market.
Our commitment to ESG initiatives is institutionalized through a thoughtful, comprehensive and forward-thinking ESG strategy. Our products are meticulously designed with a low-to-zero emission framework and to minimize impact on the environment. We have adopted industry best practices to reduce our carbon footprint and target best-in-class environmental standards. As we lead the charge to a brighter, greener and safer future, we plan to leverage our social and governance policies as key catalysts for achieving our vision. Our social policies reflect our commitment to our customers, employees and communities, while our governance structure reflects our core values of fairness, efficiency, accountability and transparency. We seek to periodically validate our progress in honoring our ESG commitment and to identify areas for improvement.
We are led by a keenly focused management team that is highly motivated to deliver on our mission of making EVs smarter and more inclusive. Our Managing Director and CEO, Mr. Pham, and our Chairwoman, Ms. Le, also hold the positions of Chairman and Vice Chairwoman of Vingroup, respectively, and were the key Vingroup executives behind the push into vehicle manufacturing. Both Mr. Pham and Ms. Le were responsible for the formation of VinFast and led the execution of a startup plan from the ground up in 2017, with our first vehicles delivered only 21 months later. They have built a highly experienced team to execute our strategy. Our entrepreneurial and innovative culture from the top down in our organization is driven by our core belief that we are “boundless together.”
We had net losses of VND49,848.9 billion and VND57,429.6 billion in 2022 and 2023, respectively, and total debt (which is our short-term and current portion of long-term interest-bearing loans and borrowings, convertible debenture and long-term interest-bearing loans and borrowings, excluding borrowings from related parties) of VND71,255.4 billion as of December 31, 2023. We had net losses of VND27,773.4 billion and VND33,508.2 billion for the six months ended June 30, 2023 and 2024, respectively, and total debt of VND71,301.0 billion as of June 30, 2024.
Smart Mobility and the VinFast Differentiators
Our full-service driver and ownership experience is a hallmark of the VinFast brand and built around the concept of Smart Mobility, which we believe differentiates us from our competitors. To us, Smart Mobility encompasses the following:
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Premium Quality Product

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Thoughtful design for a boundless premium experience — We evoke EMOTION and PASSION between driver and car

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Top-of-the-line vehicle lineup — We offer a LUXURIOUS and STYLISH product line with skilled craftsmanship in every detail

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“TECHNOLOGY FOR LIFE” — We embrace PERSONALIZATION and CONNECTIVITY with a full suite of standard smart infotainment features including a heads-up display, virtual personal assistant, in-car commerce and mobile office capabilities, creating a space for lifestyle between home and office

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Sustainability — We aim to deliver our products RESPONSIBLY to help promote a greener world for us all

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Steadfast focus on meeting world-class safety standards — We focus unwaveringly on SAFETY

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Inclusive Price

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ACCESSIBILITY — We seek to offer our products in a more approachable and accessible way relative to closest EV peers to help increase opportunities for greater EV adoption globally

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We offer high performance, luxurious features, premium quality, an advanced suite of enhanced technology and cutting-edge engineering execution at a COMPETITIVE price point

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FLEXIBLE purchase options, including own, lease, and our battery subscription program, where available, to suit any customer’s preference

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Peace-of-Mind Ownership Experience

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Our goal is to provide BEST-IN-CLASS after-sale policy with up to 10-year / 125,000-mile warranty and 24/7 roadside assistance

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WORRY-FREE experience through our “VINFAST SERVICE” model with remote and mobile service offerings

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EASE-OF-ACCESS to our network of showrooms and service centers and integrated suite of EV charging solutions through VinFast Power Solutions and partners such as Electrify America, EVgo, Bosch, Blink, Flo and ChargeHub.

Our Business Strengths
We believe we are well-positioned to achieve our strategic goals through several key business strengths, including the following:
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Comprehensive Mobility Ecosystem with Strategic Focus on High Growth Segments:   We boast a broad EV mobility platform, including electric cars for the global EV market and e-scooters and e-buses in Vietnam. We believe we have achieved a leading market share in Vietnam across each of the vehicle segments which we historically have delivered ICE cars and currently deliver EVs. We have targeted the highest-growth segments in our production ramp up and global launch strategy and have formulated our growth outlook with data from reputable global automotive industry consultants in building our international expansion plan. Not only do we forecast an increasing secular shift to EVs, but we have also studied our key growth markets and targeted the SUV segment initially, the segment of the passenger light vehicle market with the highest expected growth in demand. We believe we are reaching the fastest growing market at a competitive price point relative to our closest EV peers. We believe our pricing model, providing luxury-level features and premium quality at a competitive price point, positions our EV platform for achievable penetration of our addressable market, through the potential for conversion of a greater number of ICE drivers into new EV drivers. We have seen success in this conversion effort thus far. Given our strategic focus on EVs, we have tailored our business model to target segments that we believe will achieve the highest growth and profitability across the EV spectrum.

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Attractive Lineup of Skillfully Engineered, Luxurious Electric SUVs:   Our comprehensive lineup of EVs, highlighted by the VF 3, VF 5, VF 6, VF e34, VF 7, VF 8 and VF 9 and the forthcoming VF Wild, is designed to enhance and complement the lives of our drivers through their lifestyle-friendly design. Incorporating high quality craftsmanship, alongside our proprietary tech-forward infotainment system, we aim to provide a luxurious, advanced and customizable offering of the features that EV drivers have come to desire. Every decision that we make in the design of our vehicles is framed with the driver in mind — from our spacious seats to the colored heads-up display, simplistic dashboard and personal assistant interface, we expect the VinFast system to become fully integrated into our drivers’ lives. On the exterior, our signature lighting that frames our “V” logo sweeps out to the corners of the car and powerfully exudes our brand. The overarching character of our vehicles provides a comfortable and modern feel, while making a powerful statement on the VinFast Lifestyle.

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Innovation-Driven, Technology-Centric Platform:   We offer integrated, state-of-the-art technology across our vehicle segments and in our associated mobile application platform. Our platform was built with the philosophy of “technology for life,” driven by the belief that technology should enable the safest, most driver-friendly experience possible. To us, “technology for life” involves being thoughtful with our design features and R&D efforts, while maintaining a strategic focus on the highest value and most practical features to support our customers’ needs. Our development teams work with well-established engineering service providers and suppliers of high-quality components to research and develop differentiated and personalized features, such as virtual assistants, in-car e-commerce, in-car entertainment, facial recognition, voice biometrics and more to create a truly personalized driving experience. In addition, we are focused on including the latest practical safety features through our ADAS implementation. Most of the vehicles that we have currently launched or plan to launch will be offered with ADAS Level 2 capabilities. Our technology platform provides ancillary revenue stream opportunities for VinFast over the ownership cycle, including features available for a monthly subscription fee.

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Differentiated Ownership Experience to Drive Brand Loyalty:   Our vision is to transform the traditional vehicle ownership model into a customized experience for our drivers, thereby increasing brand loyalty and adding more value to our drivers. We aim to do this through four key initiatives: our cloud-based companion app, unique warranty offer, VinFast Service program and VinFast Power Solutions. We intend for our app to allow for a fully-connected experience and act as a hub for owner-to-owner interaction, vehicle service, infotainment connectivity and more. Our comprehensive warranty of up to 10-year / 125,000-mile, including our roadside assistance package, demonstrates our commitment to the quality of our products. Our VinFast Service program will aim to bring best-in-class convenience to our customers through, remote care (diagnostics and virtual repairs), mobile services (provided by a fleet of EV vans, in certain markets) and roadside assistance, all of which will be accessible through our customer app and our 24/7 service centers. Finally, through our VinFast Power Solutions, we aim to alleviate anxiety around charging and autonomy by offering at-home smart charging solutions coupled with access to an extensive charging network through our e-mobility platform, which include charging stations provided by our mobility partners.
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Flexible Offering at an Inclusive Price Point:   We believe that providing a flexible, high-quality product offering at an inclusive price point is critical to our “boundless together” philosophy. This philosophy offers the benefits of EVs to a broader population than possible today, which we believe will provide flexibility for us to capture market share. Our inclusive pricing model differentiates us from most OEMs in the market today that are pursuing the higher-priced premium segment. We target a broader market and offer a lower TCO proposition without compromising on our design or technology suite. We believe we deliver this value not only through our competitive pricing relative to peers but also through our flexible ownership options, including through vehicle leasing with third-party partner banks and our battery subscription program for select markets (primarily Vietnam) and models, to reach a broader driver and ownership base. We have multiple advantages that allow us to maintain price competitiveness, including our highly-automated manufacturing facility, our access to a low-cost labor base in Vietnam, our well-diversified supplier base, relatively favorable tax environment and established trade agreements between Vietnam and the U.S., EU and other major global markets. These relative strengths have allowed us to build a competitive cost structure that enables our inclusive pricing model.

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Demonstrated Speed to Market and Ability to Execute:   We have demonstrated our ability to deliver on market capture and brand building within Vietnam. With our initial line of ICE vehicles, we reached start of production within 21 months from company inception. Within 18 months from product launch, we gained the leading market share in Vietnam for each of our product segments, based on management’s analysis of publicly available data, taking market share from global automotive OEMs from Europe, the U.S. and Asia who have historically dominated these segments. From a product launch perspective, we had great success with the launch of our VF e34, Vietnam’s first EV that we pioneered in 2021, setting records in Vietnam by receiving over 25,000 reservations within three months of accepting reservations. We believe our success in Vietnam has been enabled by our flat organizational structure, quick decision-making, and strong cooperation with internal and external parties. After we debuted our planned EV lineup at CES in January 2022, we began accepting reservations globally for our VF 8 and VF 9 models and received approximately 24,000 reservations in the first 48 hours. We commenced delivery of the VF 8 “City Edition” vehicles in Vietnam in September 2022 and in the U.S. in March 2023, and the VF 9, VF 5 and VF 6 in Vietnam in March, April and December 2023, respectively. First deliveries of the VF 7 started in late March 2024 and first deliveries of the VF 3 started in July 2024. In October 2023, our VF 6 and VF 9 models were recognized for their family-friendly and trend-setting design in the Better Choice Awards 2023 at the Vietnam Innovation Exhibition, an event hosted by the Vietnamese Ministry of Planning and Investment.

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Highly Automated Manufacturing Capabilities:   We produce vehicles out of our factory in Hai Phong, which we believe is one of the most highly automated and modern manufacturing facilities in Southeast Asia. Our manufacturing facility opened in 2018 and has supported the production of 12 vehicle models (four ICE models, one e-bus model and seven EV models) and nine e-scooter models with 16 different variants. The automobile manufacturing factory has a maximum production capacity rate (i.e., maximum number of vehicles that can be constantly manufactured in a year with additional shifts per day throughout the year) of up to 300,000 EVs per year and a lean production capacity rate (i.e., the number of vehicles that can be constantly manufactured in a year without additional shifts) of up to 250,000 vehicles per year. We believe our proven manufacturing capabilities will enable us to deliver on a global scale. In addition, we benefit from an integrated supplier park at our Hai Phong facility with our key partners on site, including FORVIA, Lear Corporation and others, which helps us achieve economies of scale, drive manufacturing optimization and reduce costs. We source up to 60% of the components for our EVs (excluding batteries) from suppliers in Vietnam, most of which are established international suppliers, based on the total value of parts produced or packed in Vietnam as a percentage of the total free-on-board cost of our vehicles (excluding batteries) as of December 31, 2023. Our location in Hai Phong, the third-largest city in Vietnam and home to one of its largest deep-sea ports, provides a competitive advantage in logistics as we ship our vehicles across the globe. Additionally, in 2022, we entered into a series of agreements with North Carolina state and local authorities to build a manufacturing facility spanning across a site measuring approximately 733 hectares in Chatham County, North Carolina. In July 2024, VinFast India, our subsidiary, entered into a binding MOU with the Tamil Nadu State Government to develop our integrated vehicle manufacturing facility in Thoothukudi, Tamil Nadu. In February 2024, we broke ground at our manufacturing facility in Tamil Nadu, which marked the commencement of the construction work for phase 1 of the factory. Additionally, in July 2024, we broke ground on our CKD facility in Subang, West Java, Indonesia, underscoring our commitment to expanding our presence in Southeast Asia and supporting Indonesia’s burgeoning EV industry.

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Foundational Support from Vingroup:   Our relationship with our corporate parent, Vingroup, affords us a superior competitive footing relative to other peers entering the electric vehicle market, especially through the partnership channels of Vingroup. Vingroup, together with our shareholders, has provided substantial financial and strategic support to VinFast since our founding. As of June 30, 2024, approximately $13.5 billion has been deployed to fund operating expenses and capital expenditures of VinFast since 2017 by Vingroup, its affiliates and external lenders.

We have benefited from access to the full range of IP and R&D capabilities in the Vingroup technology ecosystem. In January 2024, we acquired VinES, one of our key battery suppliers, from Mr. Pham. Our acquisition of VinES is a zero-consideration transaction other than assuming the loans of VinES. In May 2024, we completed a spin-off of VinES’ core business operations and assets relating to battery pack assembly and battery cell manufacturing to a new subsidiary, VinEG. Following this, VinES had net assets of zero and continued to hold the permit to develop a real estate project in Vietnam. VinES was subsequently transferred to Mr. Pham for zero consideration and ceased to be a subsidiary of our Company.
To support the ramp up for VinEG until its operations stabilize, Mr. Pham will provide grants to us for all interest payments relating VinEG’s existing borrowings up to 2027. We have sourced battery packs from VinES since VinES commenced production of battery packs in the second quarter of 2022. Following our spinoff of VinES, we will source our battery packs from VinEG. VinEG plans to be a fully integrated battery cell and pack manufacturer and is developing its own battery cell technology and battery cell production capabilities in Vietnam. Our ownership of VinEG is intended to enable us to take control of our battery technology and achieve greater integration in our production value chain. VinEG operates two battery pack assembly facilities in Hai Phong and Ha Tinh, Vietnam, and one cylindrical battery cell facility in Hai Phong, Vietnam. VinEG is also developing another lithium cell facility in Ha Tinh, Vietnam, in collaboration with Gotion.
We intend to continue to work closely with Vingroup and other affiliates in the Vingroup ecosystem on opportunities to improve our battery development capabilities. For example, another of our Vingroup affiliates has made an investment in ProLogium, a manufacturer of next-generation solid-state batteries, which we believe will lead to future opportunities for us and VinEG to collaborate in applying next-generation solid-state battery technology to VinFast vehicles. We also enjoy strong demand for our EVs from our Vingroup affiliates. For example, we have an agreement GSM, an e-scooter and EV rental and taxi services company founded by Mr. Pham, to sell VinFast EVs and e-scooters that will comprise GSM’s Vietnam-based fleet.
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Experienced, Diverse and Entrepreneurial Management:   Our leadership team is singularly focused on achieving the original goals set out by Vingroup when VinFast was founded: to establish a high-quality, globally recognized e-mobility EV manufacturer in Vietnam. Our leadership team have assembled a deep bench of talent from the automotive, technology and finance industries, unified by the spirit of “boundless together” and dedicated to driving the electric vehicle revolution for VinFast. We also benefit from the diverse experiences of our senior management team who come from different industries, including those that have previously served in different roles in leading automotive and technology companies, such as Mercedes-Benz, Ford, Honda, Audi, Volvo Cars.

Our Key Focus Areas and Long-Term Growth Strategies
Our long-term growth strategy is anchored on the following key pillars:
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Increase Global Reach to Meet Demand:   Our strategy is to continue growing our global footprint into areas where we expect high EV demand growth.

In Phase I, we focused on three markets, namely Vietnam, North America (comprising the U.S. and Canada) and Europe (comprising France, Germany and Netherlands). We employed a direct-to-customer (“D2C”) sales model to promote VinFast brand awareness and enable a personalized and approachable experience for VinFast cars. We established a network of VinFast self-operated showrooms under three different showroom models (1S, 2S and 3S), with each showroom model tailored to create a specified customer experience with smaller showrooms intended for customer education in areas with high foot traffic, while larger showrooms offer opportunities to test drive our vehicles. Our showrooms have served as a place for customers to experience the VinFast brand and products and meet members of the VinFast community, and as a hub for VinFast service solutions.
In Phase II, which we commenced in 2024, we plan to adopt two major business models:
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Business model 1:   This model is applied to Phase I markets of Vietnam, North America (the U.S. and Canada), and Europe (France, Germany, the Netherland), as well as two additional market clusters, which are Asia and the Middle East, where we establish our own distributor and open our showrooms to introduce our VinFast brand. However, our primary focus is on expanding our dealer network to distribute our premium brands and provide excellent customer experiences.

In the U.S., we plan to take advantage of third-party dealers, showrooms, service centers and charging network providers to expand our coverage and touchpoints. In the U.S., this approach is intended to provide increased consumer access to substantially more states, as compared to a direct-to-customer model. As of August 31, 2024, we have 14 dealer showrooms across seven states, in addition to California, where we operate 15 VinFast-owned showrooms.
To support our dealership partners in growing their networks, we may also transfer some of our existing showrooms to our dealers. Our goal is to maintain and promote a best-in-class after-sales policy in the market. Our local partners in new distribution markets are expected to support the policy and continue to provide a high standard of service for customers and buyers. Engaging local distributors in many of these key markets can offer a capital-light model for expansion that can allow us to be more efficient about capital usage and costs. By leveraging local knowledge and connections, this strategy is designed to enhance the efficiency of our operations in the region.
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Business model 2:   We have identified various potential markets globally and also plan to engage high-quality distributors to import and distribute VinFast cars into local markets starting from 2024. We have signed letters of intent with various distributors across Asia, Europe, the Americas and Africa. We may also establish distribution companies in order to expand our presence in these markets in the long term.

As of August 31, 2024, we have 155 showrooms and service workshops for EVs across Vietnam, the U.S., France, Germany, the Netherlands, Canada, Indonesia, the Philippines and Oman, and 180 showrooms and service workshops for e-scooters in Vietnam. This network includes both VinFast-owned showrooms and those owned by our dealers.
Since the beginning of 2024, we have rapidly expanded our presence in Asia and Middle East. In Indonesia, we opened the first 15 dealer showrooms strategically located in major cities as of August 31, 2024, and commenced the sale of our EVs in Indonesia with the right-hand drive model of the VF e34 and the VF 5. We started deliveries of the VF e34 model to our customers in the third quarter of 2024. In Philippines, we opened the first five dealer showrooms in July and August 2024, and officially launched the VF 5 and the VF 3 model. In India, we have signed several letters of intent with dealers in 15 major districts and cities. We have also opened the first Middle East showroom in the Sultanate of Oman spanning across 303 square meters in collaboration with our dealer. This dealer is expected to establish and operate 13 VinFast stores and service centers across the region. In the United Arab Emirates and Qatar, we have signed exclusive dealership agreements for the distribution of our EVs in the countries with the inaugural facility planned to open in 2024.
We are also evaluating the feasibility of completed-knock-down or semi-knock-down plants in select markets where local tax incentives may be available, an in-depth auto-industry supply chain local market and strategies to lower logistical costs to provide more competitive offerings to our customers. We have identified Indonesia, the most populous country in Southeast Asia, and India, the third largest auto market in the world, according to Nikkei Asia, from among our new market clusters as key potential markets for the potential establishment of manufacturing facilities for our EVs and/or batteries due to the relatively low cost and availability of domestic raw materials. We aim to access the tremendous potential for increased EV adoption in India and Indonesia where EV penetration is currently less than 2%, according to Reuters. The establishment of VinFast facilities in these local markets can provide access to government incentives for local manufacturing, relief from certain tariffs and taxes and access to raw materials at attractive rates. We have set an investment target of approximately $200 million into Indonesia that we envision applying toward the establishment of a CKD facility, with production capacity of approximately 50,000 cars per year and a target production start date, upon completion of Phase 1, in 2025. In July 2024, we broke ground at the manufacturing facility in Subang, West Java, Indonesia. Additional investments in the country up to the preliminary investment target would be subject to market conditions and other factors.
In July 2024, VinFast India, our subsidiary, entered into a binding MOU with the Tamil Nadu State Government to develop our integrated vehicle manufacturing facility in Thoothukudi, Tamil Nadu. We have set an intended commitment of up to $500 million for phase 1 of the project, spanning five years from 2024. This facility is expected to have an annual capacity of approximately 50,000 vehicles per year for phase 1 and a target production start date in 2025. In February 2024, we broke ground at our manufacturing facility in Tamil Nadu, which marked the commencement of the construction work for phase 1 of the factory. In addition to building our manufacturing facility in Tamil Nadu, we also plan to collaborate on opportunities to expand our charging network and establish a nationwide dealership network.
We plan to roll out our online platform globally to execute our digital strategy of complementing the in-person experience at VinFast showrooms and third-party showrooms. Our website enables full vehicle customization and offers virtual reality features that provide customers with a near-tangible buying experience from the comforts of their homes. We plan to continue to develop our online-to-offline (“O2O”) sales channels to generate leads and increase foot traffic to our physical showrooms. We plan to further extend the personalized O2O process to cover the delivery, after-sales policy and maintenance parts of the VinFast ownership experience. Each of our customers has a unique VinFast ID that connects and synchronizes data relating to their brand engagement on all of our channels, including our website, companion app, physical showrooms and service points.
As part of our business-to-business (“B2B”) strategy, we plan to build relationships with large corporations and well-known leasing, mobility, short-term rental suppliers and taxi service providers. Since the beginning of our global rollout, we have evaluated potential demand from the B2B customer segment and identified it as a meaningful contributor to our strategic vision. We believe that taxi rides and short-term rentals offer customers the opportunity to experience our vehicles for themselves, either as a passenger or through rentals. For example, one of our B2B customers is GSM, an affiliate of our Company that provides e-scooter and EV rentals and taxi services and was founded by Mr. Pham. GSM operates a fleet of exclusively VinFast EVs and e-scooters in Vietnam, providing GSM customers the opportunity to experience VinFast vehicles in action, which we believe will boost demand for our products. GSM currently operates primarily in Vietnam and plans to expand its operation into our key international markets. We believe this would provide us with a significant opportunity to offer international customers the chance to test drive and experience our vehicles and help drive demand.
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Continue Augmenting Our “Technology for Life” Offering:   We intend to remain at the forefront of automotive technology through our in-house R&D and external partnerships. We seek to deliver the best experience for our drivers with innovative customer-centric applications inside and outside the vehicles. We plan to continuously make our vehicles smarter over time through OTA system updates, and we intend to leverage the power of data to understand and serve our drivers better through AI. Through a network of renowned partners in various industries, we aim to continue creating a technology ecosystem that allows us to seamlessly adapt to the changing technology landscape broadly, and develop features with the driver in mind, such as adding additional languages on our voice assistant, more connectivity with mobile phones and more. We have more technologies and applications still in the pipeline (such as enhanced autonomous features with ADAS) and plan to incorporate them into our vehicles to constantly provide a state-of-the-art driving experience that we believe will attract new drivers to our brand, build brand loyalty with existing drivers and help VinFast stand out as a leader among our peers. Each of the vehicles that we currently plan to launch are planned to be offered with ADAS Level 2 capabilities.

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Innovate Our Commercial Approach to Drive Incremental Market Share:   We intend to rapidly expand our sales network across the globe, while simultaneously building out after-sales infrastructure to support our drivers. We intend to approach the market with a significant social media presence, as well as traditional advertising and in-person showrooms. A large tenet of our growth strategy will come from our O2O customer engagement strategy, with the aim of allowing a high level of customization and personalization for our drivers. Customers will be able to engage with us online through our website and companion app, while our showroom network will provide an offline, tangible in-person experience. We believe continued direct engagement is important, not only though our membership program, but also through multiple touchpoints on social media. We believe the insights gained through direct interaction with our drivers will allow us to respond efficiently to customer needs in future vehicle feature development. Additionally, through VinEG, we plan to work on an ongoing basis to optimize our battery costs, in order to maintain our price point differentiation in the EV market.

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Expand Our Product Offering:   We plan to continually evaluate the benefits of expanding our portfolio into other high-growth, high-demand EV segments in the future. We also intend to evaluate expansion into segments such as sedans, pickup trucks and commercial electric vehicles. We have a track record of rolling out our vehicle platforms at a fast pace and aim to capitalize on market opportunities complementary to our platform. Our in-house development of new products is based on research on the demands of our drivers, and we are built to be nimble in responding to market opportunities. With respect to our current all-electric SUV product line, in addition to the VF e34 (C-segment) rolled out in 2021, the VF 8 (D-segment) rolled out in 2022, the VF 5 (A-segment), VF 6 (B-segment) and VF 9 (E-segment) rolled out in 2023, this year, we started delivering our VF 7 and VF 3 in March and July 2024, respectively. The VF 5, VF 6 and VF 7 were recognized on Forbes Wheels’ list of “The 10 coolest cars from CES 2022.” At CES 2024, we unveiled our forthcoming concept model, the VF Wild. The VF Wild concept is our mid-size pickup segment electric truck designed with enhanced versatility suitable for all terrains. We also officially announced the launch of our VF 3 model for the global market.

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Enhance and Refine Our Service Offering:   Building on our customer-centric mindset throughout our development and commercial processes, we plan to continue expanding and improving our service offering. As we continue to expand into additional geographies globally, we plan to build upon our service network and mobile service platform to ensure on-demand coverage for all drivers. Given our vehicles are OTA-upgrade enabled, we intend to continue developing technology to make servicing a remote or hands-free process to the greatest extent possible. Along with expanding our service offering, we expect to add incremental charging partners to our network, ensuring seamless and accessible charging.
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Pursue Enhanced Manufacturing Automation and Capacity Expansion:   We plan to expand our global maximum production capacity through investments in technology, equipment and infrastructure to add manufacturing capacity within our existing facility in Hai Phong, as well as opening an additional factory in the U.S., India and Indonesia (assuming the realization of expected growth in demand for our EVs and the availability of financing for, and timely and on-budget completion of, capacity expansion projects). In July 2023, we broke ground at our manufacturing facility in North Carolina, which marked the commencement of the construction work for phase 1 of the factory. Phase 1 of the facility is expected to have an initial capacity of 150,000 vehicles per year, with the site, layout and infrastructure of the facility designed to accommodate further capacity expansion to around 250,000 vehicles per year upon completion of phase 2. We believe this facility will help diversify our manufacturing footprint in a critical growth market where we plan to expand and take advantage of applicable state and local incentives. We plan to continue to manufacture our vehicles in Vietnam and export them to the U.S. to fill U.S. orders until our North Carolina facility commences production and meets our U.S. volume requirements. In July 2024,VinFast India, our subsidiary, entered into a binding MOU with the Tamil Nadu State Government to develop our integrated vehicle manufacturing facility in Thoothukudi, Tamil Nadu. In February 2024, we broke ground at our manufacturing facility in Tamil Nadu, which marked the commencement of the construction work for phase 1 of the factory which has a capacity of 50,000 vehicles per year. Additionally, in July 2024, we broke ground on our CKD facility in Subang, West Java, Indonesia, underscoring our commitment to expanding our presence in Southeast Asia and supporting Indonesia’s burgeoning EV industry. The facility has a capacity of 50,000 vehicles per year in phase 1. We also plan to continue improving the efficiency of our manufacturing process with the implementation of additional automated technology throughout the entire manufacturing value chain, which we believe is already conforming to Industry 4.0 standards of interconnectivity, automation, machine-learning and real-time data processing incorporation.

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Broaden Our Ancillary Revenue Streams:   Our vehicles’ built-in features provide a large opportunity for ancillary revenue streams in the future. We envision the following potential ancillary revenue streams in addition to our primary revenue focus on vehicle and aftermarket sales: licensing of higher-tech autonomy features, licensing the use of advanced infotainment and data sharing features, VinFast Service program, vehicle financing and subscription services through our infotainment platform. From a data collection perspective, we see a large opportunity to develop increased features and functionalities by sharing our collective intelligence with partners as well.

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Drive Intelligent Growth through Organic and Inorganic Opportunities:   We plan to pursue potential organic and inorganic growth opportunities which align with our business strategy. We plan to put capital to work to grow in new organic channels, including broadening and improving upon our current portfolio offering (such as potential supplier integration and additional vehicle segments). We plan to also explore potential avenues of inorganic growth in furtherance of the mission of Smart Mobility. To date, we and our affiliates have made investments in early-stage technology companies that could be additive to our platform in the future, including: StoreDot, which is developing extremely fast charging lithium-ion battery technology; ProLogium, which is developing solid-state battery cells; and Autobrains, which develops perception products for ADAS and fully autonomous driving based on its proprietary unsupervised learning artificial intelligence (“AI”) technology. We look forward to the possibility of building relationships with other companies that share our entrepreneurial, innovative spirit and plan to continue making relevant investments to expand the VinFast ecosystem by bringing strategic partners together with meaningful capital.

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Continue to Promote and Invest in our ESG Framework:   As we continue to expand in new global markets, we acknowledge global warming and climate related risks. As a company, we are resiliently pursuing zero-emission vehicles both through innovation and sustainability. We have declared our commitment to sustainability as a signer of the COP26 ZEV declaration and The Climate Pledge. Recognizing the need for green and clean energy, we ceased production of ICE vehicles in early November 2022 and converted our manufacturing entirely to EV vehicles in line with our journey to reduce our carbon footprint and pursue environmental stewardship. We conduct social outreach programs in the communities where we operate in support of local enterprises and social economic upliftment and for our employees and stakeholders, as a key component of our operations. From a governance perspective, we continue to serve the best interests of our shareholders through a balanced board of directors with a focus on diversity, equity and inclusion in our leadership and complying with the latest index and regulatory requirements. We expect promoting this ESG framework will generate recognition for our brand, while also promoting a well-rounded and inclusive environment that we expect will be attractive to current and future VinFast stakeholders.
Our Electric Vehicles
Our electric vehicles are designed for the lifestyle of the modern EV adopter: tech-forward, high-end, and constantly-evolving. We are passionate about providing high-quality, clean, sleek and practical vehicles, tailored specifically to the end markets we are targeting on a vehicle-by-vehicle basis. We have worked with our global design partners, including Pininfarina and GoMotiv, to ensure each of our vehicles offers a distinctive and unique style.
Our designs feature our signature lighting that frames our “V” logo and sweeps out to the corners of the car. This design element communicates our brand day and night. Each vehicle segment is creatively designed to fit the key characteristics and wants of drivers in that specific segment; including various proportions, in-cabin seating options, wheelbases and other key features. The overarching character of our vehicles provides a comfortable and modern feel, while powerfully representing the VinFast brand.
Inside the vehicles, there is a unique blend of simplified technology and hand-craftsmanship. One of the highlights of the interior is our proprietary, full-color heads-up display to put information directly in the driver’s line of sight to keep attention on the road. A large, high-quality touchscreen minimizes the number of physical buttons and simplifies the user interface. The soft interior trim in each VinFast vehicle is hand-cut and sewn, creating a customer-tailored and luxurious driver experience.

VINFAST
VF8
VF9

WELCOME
LAS VEGAS
NEVADA
VF8

VINFAST
VF9

VINFAST
VENTURE BEYOND
BOUNDLESS TOGETHER
VF3
UNBOUND IMAGINATION
VF3

Vehicle Overview
Our EV platform consists of the following models:
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VF e34 — our first EV offering, a C-segment electric SUV. We began delivering the VF e34 model in Vietnam in December 2021, and in Indonesia in the third quarter of 2024. From a product launch perspective, we had great success with the launch of our VF e34 model, Vietnam’s first EV that we pioneered in 2021, setting records in Vietnam by receiving over 25,000 reservations after three months, and receiving more than 417,500 organic discussions on social media in the two days following the announcement. The VF e34 model was voted the “Green vehicle of 2022” and “Favorite C-segment CUV in 2022” by Otofun and among the top 10 best-selling vehicles in Vietnam in June 2022, according to VAMA, TC Group and our public sales report.
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VF 8 — our first EV offering, a D-segment electric SUV. We currently offer two trims of the VF 8 model in North America and Europe, the Eco and Plus, and three trims of the VF 8 model in Vietnam, the S, S Lux and Lux Plus. The Eco, S and S Lux trims offer a longer driving range. The Plus and Lux Plus trims offer higher horsepower and luxury features including eco-friendly vegan leather and a power-assisted tailgate. Deliveries of the VF 8 model began in Vietnam in September 2022. We began U.S. deliveries of the VF 8 in March 2023, which were VF 8 “City Edition” vehicles in both Eco and Plus trims. The “City Edition” was our first version of the VF 8 to go through the relevant testing and approval processes in the U.S. and therefore completed those processes and was available for delivery sooner than the VF 8 (87.7 kWh battery). In the second half of 2023, we began U.S. deliveries of the VF 8 (87.7 kWh battery) using battery components that provide a longer driving range than the VF 8 “City Edition.” We began delivery of the VF 8 vehicles from this shipment to our North American customers in the second half of 2023. Deliveries in Europe began in the first quarter of 2024.

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VF 9 — a sophisticated E-segment electric SUV featuring three rows of seats. We currently offer two trims of the VF 9 model: Eco and Plus. In August 2023, our VF 9 model received a certified EPA range of 330 miles for the Eco trim and 291 miles for the Plus trim. In March 2023, we commenced delivery of the VF 9 model in Vietnam.

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VF 5 — our A-segment electric SUV that offers dynamic youthful styling, targeting first-time, budget conscious buyers. We began accepting reservations for the VF 5 model in Vietnam in December 2022 and received approximately 3,300 reservations in the first nine hours. We currently offer one trim of the VF 5 in each of Vietnam, Indonesia and Philippines, and commenced delivery in April 2023 in Vietnam.

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VF 6 — a B-segment electric SUV for the family-oriented driver. We currently offer S and Plus trims for this model in Vietnam and plan to offer Eco and Plus trims in North America. First deliveries of the VF 6 started in December 2023 in Vietnam.

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VF 7 — a driver centric C-segment electric SUV, accentuated by its futuristic styling. We currently offer S and Plus trims for this model in Vietnam, and plan to offer Eco and Plus trims in North America. First deliveries of this model started in late March 2024 in Vietnam.

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VF 3 — a contemporary and compact mini car EV. The VF 3 model features a 3-door design and seating for up to four people, with integrated basic smart features. In May 2024, within just 66 hours, we achieved a significant milestone by receiving approximately 28,000 non-refundable and non-transferable pre-orders for the VF 3. We commenced deliveries of the VF 3 in July 2024. In September 2024, following our success in Vietnam, we also launched the VF 3 model in the Philippines by opening pre-orders.

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VF Wild — a mid-size pickup electric truck designed for high-performance and enhanced versatility suitable for all terrains. This model is aimed to cater to the new generation of consumers seeking innovation and eco-friendliness, without compromising performance and durability.

Based on our current plans for the VF 9, VF 6, VF 7, VF 3 and VF Wild, we plan to offer multiple driving range options for certain models globally.
Our e-scooter platform has been highly successful in Vietnam, with approximately 253,210 e-scooters delivered from inception through June 30, 2024. The scooters are also highly tech-enabled and convenient for riders, with batteries manufactured by VinEG. We plan to roll out new e-scooter platforms domestically in Vietnam and in relevant international markets as we continue to scale.
Our e-bus platform is the first e-bus manufactured in Vietnam. It has a battery capacity of 281 kWh, is capable of traveling up to 162 miles on a single charge and is highly environmentally friendly, with zero emissions and little noise pollution. We have delivered approximately 290 e-buses from our inception through June 30, 2024. We plan to bring the e-bus platform to relevant international markets as well once we open our manufacturing facility in the U.S. and grow the sale of e-buses.
We delivered approximately 148,920 vehicles (including ICE vehicles, VF e34, VF 8, VF 9, VF 5, VF 6 and e-buses) since we started producing passenger cars in 2019 through June 30, 2024.
In addition to our EVs, e-buses and e-scooters, we have also introduced our electric bike (“e-bike”). At 2024 CES, we debuted our e-bike, the Drgnfly, to our international audience. The DrgnFly has been available for our U.S. customers since April 2024 and for our Vietnam customers since August 2024.
Battery Technology and Solutions
We believe that an integrated battery solution is important for our go-forward strategy of providing high-quality EVs at an inclusive price point for our global customers. To that end, in January 2024, we acquired VinES, one of our key battery suppliers, from Mr. Pham. In May 2024, we completed a spin-off of VinES’ core business operations and assets relating to battery pack assembly and battery cell manufacturing to a new subsidiary, VinEG. Following this, VinES had net assets of zero and continued to hold the permit to develop a real estate project in Vietnam. VinES was subsequently transferred to Mr. Pham for zero consideration and ceased to be a subsidiary of our Company.
VinEG provides EV battery packs for our vehicles, while we remain the point of customer engagement for both our sales and after-sales service. Our ownership of VinEG further enables us to control our own battery technology and achieve greater integration in our production value chain. VinEG directly invests in and owns the manufacturing facilities and the IP associated with its battery cell and battery pack production. See “― Technology ― Battery Design and Battery Management System Design.”
For select markets and models, particularly in the initial stage of sales, and particularly in Vietnam, we offer our customers the option to purchase our vehicles with the battery as well as the flexibility to participate in our battery subscription program. Our battery subscription program, where available, is intended to supplement our primary model of outright sale of the full chassis and battery and to provide a flexible alternative that makes our EVs accessible at a lower, inclusive price point. We view this as a near-term strategy that will help facilitate early adoption by more drivers and bridge the transition to a lower-cost EV battery and long-term widespread adoption of EVs. It also highlights our ability and willingness to adopt innovative business models, prioritizing flexibility for our customers.
Under the battery subscription program, where applicable, customers can enter into battery lease contracts with us and pay a fixed monthly battery subscription fee for unlimited miles, except for customers that placed reservations before September 2022 in Vietnam, who may select between fixed and variable monthly subscription fees under our prior sales policy. Our battery subscription program intends to also include the provision of a replacement or repair in case the battery SoH falls under 70% for the duration of the battery lease. We plan to monitor market demand and our peers’ product offerings on an ongoing basis and adjust our go-to-market strategy dynamically aiming to ensure that VinFast EVs and the VinFast Lifestyle remain accessible.
Technology
A core component of Mr. Pham’s vision when founding VinFast was integrating the concept of “technology for life” into our vehicles. We believe technology should help enable the safest, most driver-friendly experience possible, and we focus relentlessly on improving that. We have endeavored to make owning, driving or riding in a VinFast a seamless experience between home, workspace and everything in between. We achieve this primarily through a unified driving experience built around the driver and enabled through technology. This is exemplified through our driver-friendly central console screen, benefiting from an on-windshield heads-up-display. We offer a robust suite of tech-enabled features that come standard across our produced segments as part of the VinFast experience and will provide additional enhancements to meet our drivers’ preferences for an additional cost. The VinFast technology ecosystem extends beyond the car itself via our companion app, as well as with an online networking experience through the VinFast community of drivers, reflecting the emphasis on Smart Mobility and Connectivity at all levels of the VinFast driving experience.
Underlying our technology design philosophy is an intense focus on standardization and the interrelationship of key designs and parts to deploy innovation as cost-effectively as possible. We proactively engineer as much of our ecosystem to be interchangeable across models as possible and practical so that when we engineer or innovate one piece of technology, it can be integrated with little additional cost or operational friction. This has enabled us to rapidly launch new products within the EV market. This permeates our overall production schedule and enables us to keep control of product quality and cost as we continue to grow and innovate.
Integrated Partnership Model
We deliver top-tier technology using a well-practiced screening approach to integrate and own a specific technology capability in-house when economically feasible. Otherwise, we align with leading partners who have a competitive advantage of production for certain technology or components that will improve our production efficiencies. We safeguard our technological innovation with IP patents, whether developed within VinFast or sourced through well-vetted partnerships, to ensure that VinFast controls the key decision-making technology powering our vehicles. This relationship management framework includes in-house capabilities developed over the years at VinFast and the Vingroup family of companies.
We aim to keep in-house certain critical components of electric vehicles, including our electric motor, infotainment software, and battery management system design. We seek margin benefit and economy-of-scale uplift by outsourcing production of certain hardware components where our partners can provide us a competitive advantage. We also commit a significant amount of resources, budget and time to finding and sourcing the best possible partnerships across global suppliers and continuously review these contracts and arrangements to ensure optimal terms, information-sharing and operational efficiencies in our partnership network.

Connected Car, Connected Driver, Connected Lifestyle
We have created a proprietary infotainment system that provides a seamless, integrated and fully-connected experience for our drivers. Our goal is to bring “technology for life” to our drivers and provide an unmatched experience in terms of convenience, customization and community. Deep learning AI technology facilitates our ability to further understand and adapt vehicle settings to the driver’s lifestyle profile. Additionally, through a single, large central screen and a heads-up display, drivers can access multiple applications and services through a unified and intuitive platform. Software updates occur seamlessly through an OTA update mechanism, powered through edge network computing supplied in collaboration with a technology partner.
VinFast vehicles and their integrated technology offerings save drivers’ time by maximizing flexibility as a “Live and Work” hub. This allows drivers the conveniences of checking emails and messages, with safety remaining the top priority.
Key targeted features of our infotainment system include:
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Personal Voice Assistant — Natural language conversation in the driver’s native language with integration from our technology partners, VinBigData, and Amazon Alexa, and the ability to speak six languages, starting with those of our key global rollout markets

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Mobile Office — Calendar and to-do-list management, email sending/receiving by voice

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Seamless Connection to the Most Popular Smartphones and Ecosystems

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Remote Control — Allows for the ability to start the vehicle remotely, set the temperature, lock/unlock the vehicle and set intrusion alert technology

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Advanced AI and Machine Learning — The advanced voice assistance uses natural language processing techniques to predict and adapt to the drivers’ most used commands by deploying advanced AI and machine learning to constantly build knowledge and understanding of the drivers’ preferences

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Firmware Over-The-Air (“FOTA”) — Updates software over the air providing feature enhancement and performance improvement throughout the vehicle lifecycle

The VinFast Infotainment and Connected Driver systems is capable of learning and understanding the driver’s preferences to optimize their driving experience. We place significant focus on cybersecurity in order to securely protect our drivers’ personal data.
In the future, we expect to be able to offer a variety of standard features within our infotainment system, as well as an expanding portfolio of value-added services and features that will enable ancillary revenue streams via subscriptions or on-demand features, such as geo-fencing, live traffic alerts, satellite view, Q&A with virtual assistant, smart home control, text-to-speech, speech-to-text and eCommerce.
Safety and ADAS
Safety is the most important pillar of our investment in technology. We want VinFast drivers to experience the safest possible mobility environment. The integrated heads-up display replaces the traditional driver console to keep drivers always informed without distracting their eyesight from the road. Consistent with the L2 designation, the system is able to provide lane centering, lane keep assistance, audible lane departure warnings, visual blind spot detection, as well as features such as emergency Lane keep aids and autonomous emergency braking.
We design and develop our ADAS and Autonomous Driving software with a primary focus on safety and an equivalent emphasis on providing the latest advancements in autonomy. Our vehicles will be launched with Level 2 ADAS technology, including Active Safety and Highway Assist+ capabilities. This includes autonomous emergency braking and lane change assist. Our driver facial recognition technology assists with driver-alertness safety features and automatic emergency calls when equipped. Our in-house team focuses on providing quality control and helping to co-develop unique features. We also leverage the Vingroup technology ecosystem in our ADAS development, including image processing from VinAI and natural language processing from VinBigData.

Autonomous Driving (Level 2+ and above) promises to revolutionize the user experience in vehicles, improving the Smart Services offering while ensuring safety. We plan to introduce Level 2 + Traffic Jam Pilot as an optional feature for our vehicles, which will allow customers to take their hands, eyes and mind off of the road, under certain circumstances. When the Traffic Jam Pilot is active, the driver can enjoy our Smart Services offerings.
Electric Drive System / Powertrain
The VinFast Electric Drive System (“EDS”) is comprised of three main components: inverter, permanent magnet synchronous electric motor and gear box. Extensive research and development activities ranging from simulation, modeling and dynamometer to bench testing were carried out in-house to develop our EDS. High-efficiency, liquid-cooled permanent magnet synchronous (“PMS”) motors are designed to deliver high power and torque, while maintaining a competitive power-to-weight ratio and upholding the highest global safety standards. Our R&D activities have allowed us to reduce our overall development cycle time compared to competitors and produce a series of motors which are compact, powerful and robust in structure, and have a wide range of power output. VinFast patented technology paved the way to meet global thermal and noise, vibration and harshness (“NVH”) requirements of electric motors.
Our motor series has been tested through various duty cycles to replicate real driving conditions, controlled with our sophisticated software to meet our goals of driver comfort and tech-forward vehicles, while remaining competitive on a global scale. From an electromagnetic perspective, our motors are equipped with different types of winding per various levels of compactness, thermal requirements, cost and NVH attributes, among other features. In addition to compact design and short development cycle, the ease of manufacturing and optimized mounting points for simple integration and installation of the EDS system to the vehicles remain high priorities during the development cycle. We are also constantly looking for means of enhancing and innovating our powertrain systems, for example optimizing key hairpin motor technology and improving existing components, including cooling systems.
In our EDS software, we have integrated control algorithms for PMS motor control such as maximum torque per ampere (“MTPA”) which reduces copper loss in the electric motor, maximum torque per voltage (“MTPV”) which increases voltage utility capability of the high voltage (“HV”) battery pack and maximum torque per watt (“MTPW”) which optimizes the power of the HV battery pack. All of these advanced control algorithms increase the efficiency and performance of our powertrain system. Our software comes standard with safety features to meet ASIL-C (ISO26262) and integrated Cybersecurity (Level 2+).
E/E Architecture
We have built a modern take on traditional E/E architecture to support our initial global vehicle rollout, allowing swift time-to-market with our E/E design that leverages global peers and is integrated across each of our current models. This approach allows us to scale back electronic control units as necessary in order to meet our desired cost level in bill of materials. We will have a standard architecture from the B- through E-segments, with the ability to remove feature sets as more basic models are manufactured. Our next-generation E/E architecture is currently in development, which will have the ability to support Level 2++ ADAS and set the standard globally with a domain-based architecture.
Battery Design and Battery Management System Design
The batteries in our vehicle are packed by VinEG, our subsidiary, and other third-party suppliers. We source battery packs or cells from a variety of third-party suppliers including Gotion, Samsung SDI and CATL. The capacity of the battery components is one of the key factors that affects the driving ranges of our EVs.
We have sourced battery packs from VinES since VinES commenced production of battery packs in the second quarter of 2022. In May 2024, we completed a spin-off of VinES’ core business operations and assets relating to battery pack assembly and battery cell manufacturing to a new subsidiary, VinEG. Following this, VinES had net assets of zero and continued to hold the permit to develop a real estate project in Vietnam. VinES was subsequently transferred to Mr. Pham for zero consideration and ceased to be a subsidiary of our Company. VinEG plans to be a fully integrated battery cell and pack manufacturer and is developing its own battery cell technology and battery cell production capabilities in Vietnam. We believe that these advancements by VinEG can assist in reducing the battery supply chain uncertainty of third-party providers and potentially enhance our overall value proposition to our drivers. We believe that our ownership of VinEG will allow us to achieve greater integration in our production value chain and take control of our battery technology. VinEG is collaborating with StoreDot to develop XFC battery cells in different form-factors, in preparation for mass production and supply. VinEG operates two battery pack assembly facilities in Hai Phong and Ha Tinh, Vietnam, and one cylindrical battery cell facility in Hai Phong, Vietnam. VinEG is also developing another lithium cell facility in Ha Tinh, Vietnam, in collaboration with Gotion. We will also benefit from investments made by Vingroup and our other affiliates. For example, one of our Vingroup affiliates has made an investment in ProLogium, a manufacturer of next-generation solid-state batteries, which we believe will lead to future opportunities for us and VinEG to collaborate in applying next-generation solid-state battery technology to VinFast vehicles.
VinEG packs batteries, modules and other related power electronics to meet our requirements and provide optimal performance. The battery systems provide a high level of energy, allowing VinFast vehicles to achieve competitive performance ranges while optimizing for production and cost. For example, the usage of battery systems reduces the costs to run our vehicles’ heating and air-conditioning systems when compared to equivalent ICE models. The batteries utilize the high energy density and performance of Samsung 21700 NCA cells and side-cooling channels to maximize cell usage performance and safety. The cells are first packaged into the modules and then into the battery packs by VinEG, which undergo extensive testing to achieve our standard level of reliability and endurance.
The battery design leverages the common architecture among vehicles and will initially consist of lithium-ion nickel cobalt aluminum chemistry. In the future, the batteries may include other advanced or more cost-effective battery chemistries to address unique needs and requirements of different markets. Our in-house developed battery management system (“BMS”) hardware and software monitors the status of the battery pack and manages its functionalities. The BMS has been designed with ruggedness in mind to facilitate operation across a range of operating conditions. Its adaptive algorithm monitors the health of the battery pack in real-time and optimizes its performance. The BMS comes with integrated support for future cybersecurity and intended cloud smart features, which can be easily customized to our EV models to provide exceptional safety, accuracy and performance optimization based on battery status, operating conditions and driver behavior. Our software and integration with our vehicle control unit is designed to allow drivers to upgrade the batteries in their vehicles with higher-power batteries as they are developed in the future through a simple software update upon installation.
VinEG has a battery testing and validation center which ensures product quality and guarantees its products are tested and meet international quality standards. VinEG intends to further develop its technologies to provide better performance, including proprietary cell design, advanced module-less pack architecture and advanced smart functions that extend the features of the connected car. VinEG also intends to adapt its engineering to latest-available battery innovations as soon as economically practical for the VinFast product range. We believe that the investments that VinEG has made into the cell and pack manufacturing capabilities has positioned VinEG to be able to support our growth plans.
In March 2023, VinES and Li-Cycle entered into an agreement for recycling VinES’ Vietnamese-sourced battery materials and to assess the establishment of a recycling plant in Vietnam near VinES’ lithium-ion battery manufacturing facilities. The agreement builds upon a strategic, long-term battery recycling partnership between the parties, first announced in October 2022, which is expected to include global recycling solutions for VinES that support the companies’ ESG strategy and shared vision to advance a sustainable, closed-loop battery supply chain. VinEG has assumed this agreement.
VinFast Companion App and the VinFast Driver Network
Accessibility is key to enabling our technology ecosystem. Enabling interaction anytime and anywhere with our vehicles is top of mind from our design approach. Our mobile companion app integrates our customers into the VinFast ecosystem from day one of the vehicle life cycle. The app also acts as a portal to VinFast’s ecosystem in which drivers can connect with VinFast for service, vehicle information and exclusive offers.

We have developed a companion app version for each of our target markets. In Vietnam, we formally launched the companion app in December 2021. In the U.S., we published our companion app in the Apple and Google app stores in December 2022. In Canada, we launched our companion app in the Apple and Google app store in June 2023. In Europe, the companion app is in the final development stage prior to submission to the two leading app stores in those markets for approval to publish.
The companion app is designed and targeted to provide end-to-end digital features, defined by six key feature categories, including vehicle controls, charging, navigation, invisible service (e.g., booking service appointments, roadside assistance and firmware for OTA updates), smart vehicle functions (e.g., valet mode) and smart ownership functions (e.g., managing driver profiles, payments for charging services and paid-OTA updates).
We plan to monitor companion app performance and release periodic updates to improve app quality and performance, implement bug fixes and provide feature content updates.
End to End Digital Features Summary

Integrated Service Offering
Our approach to our integrated services offering is to create a customer-centric system that ensures the best care and responsiveness for our customers. This is incorporated through our companion app, which handles our end-to-end digital features of the ownership experience. We aim to provide a full-service ownership experience based on four key pillars:
We have tailored our offering to what we expect customers are looking for in a vehicle ownership experience. In a random survey we commissioned in 2022, of customers who reserved either the VF 8 or VF 9, we found that customers chose us primarily due to our attractive design, inclusive price, outstanding technology and after-sales policy. The most important VinFast offering to customers was the charging solution, addressed by our VinFast Power Solutions program. Our warranty of up to 10 years / 125,000 miles has also proven to be a differentiator, as it was our highest rated after-sales policy.
To reflect our confidence in our product, we offer a unique warranty of up to 10 years / 125,000 miles, including, among other things, basic powertrain coverage and high-voltage battery. In addition, in Europe, we offer a vehicle warranty of up to 10 years / unlimited mileage during the first two years. This is a comprehensive warranty, with the remaining warranty being transferrable to the next owner in case of a resale, and which we expect will support the higher residual value for our vehicles. Our uniquely long and extensive warranty is intended to not only protect our customers but signal our confidence in the quality of our vehicles.
We want maintenance to be as seamless as possible for our customers. We plan to build out a network of our directly-operated and authorized service centers in each of our key markets where on-site technicians perform warranty, repair, and maintenance routine services. We expect remote care through OTA diagnostics and assistance will minimize interventions on the vehicle while providing fully personalized support. Our mobile service, which is offered in certain markets, is supported by our fleet of vans and our technicians are expected to carry out most interventions directly at our owners’ locations or provide road-side assistance for certain possible repairs. We believe our customers will also benefit from the technical capacities of our directly operated centers and authorized service network. We also have partners in each of our active markets to provide roadside assistance services, which includes towing, to our customers in case of incidents.
In addition to product quality, we focus on providing a best-in-class after-sales policy that benefits our customers. To affirm our dedication to our brand value, in April 2023, we launched a residual value guarantee program in Vietnam where, subject to terms and conditions of the program, we may repurchase EVs (including EVs sold in the past) from our customers after five years of their use. Customers are required to send VinFast a request for the repurchase of the car within no more than 90 days from the expiry date of such five-year limit. Purchases under the program would be made at prices that are predetermined based on the residual value of the EV, directly by us or though arrangements with third parties. The residual value would be a percentage of the original price based on the vehicle model (subject to adjustment of certain promotional programs) and the years of usage. Alternatively, under this program, we may also compensate for the difference if the customer decides to sell their VinFast vehicle to other third parties at a lower price. As part of our continued effort to maintain an excellent after-sales policy for our customers, we announced an additional special after-sales policy that provides eligible customers with cash or service vouchers, depending on the market, if their vehicles experience a technical issue that requires a visit to a service center for servicing. Currently, the policy is available to VinFast customers in Vietnam, the U.S., Canada and Europe market until further notice, and the level of support varies across markets and based on the issue category. In the U.S., this ranges from $100 to $300 per incident plus additional daily amounts for certain types of servicing.
We understand our customers’ concerns over range anxiety and the availability of charging solutions. To ensure a stress-free journey for our vehicle owners, we offer VinFast Power Solutions to provide a comprehensive suite of charging solutions easily accessible through the companion app.
Our global customers are expected to have the ability to procure smart home charger and pair that hardware to the VinFast companion app to enjoy a wide variety of Smart Charging features, which include, among others: (a) scheduled charging, (b) session monitoring, (c) power adjustment and (d) remote start/stop. In North America, we offer a VinFast-branded smart home charger that can be easily installed at home via our turnkey installation solutions, supported by our partner, Qmerit. The product is built to support OCPP and OpenADR technology which can enable V2X and bi-directionality use cases once in-vehicle software has matured to support these features. The charger is UL listed and comply with Federal Communications Commission regulations. Early customers in North America are eligible for the “Charge-Up” program, which provides customers who purchase our EV the option of receiving, at no additional cost, either a VinFast-branded home charger with credit to be used towards the cost of installing the charger, or access to Electrify America’s network of EV charging stations for three years.
In Vietnam, we have the distinct advantage of being an early mover in establishing an extensive charging infrastructure. Since October 2022, our charging network coverage encapsulates 63 cities and provinces in Vietnam and includes all five types of charging stations (DC 250kW, DC 150kW, DC 60kW, DC 30kW and AC 11kW) and three types of home and portable chargers (AC 7.4kW, AC 3.5kW and AC 2.2 kW).
We had more than 2,500 charging stations and close to 77,000 charging points for EVs and e-scooters across Vietnam as of August 31, 2024, which include charging stations and charging points in partnership with gasoline stations in Vietnam to increase access to our charging ports. In March 2024, V-Green, which is controlled by Mr. Pham as its majority shareholder, was formed with the objective to develop EV charging stations. In September 2024, our subsidiary, VinFast Commercial and Services Trading, entered into a business cooperation contract with V-Green, pursuant to which V-Green plans to develop and operate the VinFast charging station system.
As of August 31, 2024, we have access approximately 1,000,000 charging points globally, which includes both VinFast-owned charging points in Vietnam and our partnered charging network operators’ charging points across North America and Europe.
Notable partners in North America include Electrify America, EVgo, Blink, FLO and ChargeHub. Our customers have access to more than 90% of networked, publicly accessible (excluding Tesla) charging points in North America and benefit from a broad charging network with a promise of convenience, consistency, and reliability. We expect our total number of available services to grow consistently as we partner with new charging services and operators, and our current partners invest in their own network growth.
In North America, our customers will have access to the Electrify America and EVgo networks of EV charging stations. Our non-exclusive charging network program agreement with Electrify America also entitles our customers to discounts and other promotional benefits such as complimentary charging sessions when using Electrify America’s charging station network. We pay Electrify America an annual access fee based on our number of EVs sold or leased for the year. In addition, Electrify America provides its API data feed to support integration with our companion app and in-vehicle navigation to enable our customers to locate the nearest charging stations, authenticate charging transactions, set charge levels, make payments, check the charging status and obtain transaction history. We pay Electrify America a recurring annual fee for these non-exclusive API services. The agreement expires in March 2025 and may be extended by mutual agreement.
We want the VinFast ownership experience to be connected; connections between us, our vehicle owners and the VinFast community. This owner’s community will be accessible for interaction through our companion app, in-vehicle features and through our in-person showrooms and centers. All of our smart services will be accessible within one-touch and will provide a seamless end-to-end journey through our cloud-based ecosystem. Our contact center and VinFast advisors will be there to meet the demands of our owner’s community. The graphic below exhibits our end-to-end service platform accessible on our companion app:
Key Markets
We began selling our electric SUVs in certain key global markets in 2023. Our target international markets are the U.S. and Canada in North America, France, Germany and the Netherlands in Europe, and selected markets in Asia and the Middle East, including India, Indonesia, the Philippines and Oman. We will also continue to target our existing market in Vietnam. We see these geographies as important to our strategy, with significant momentum and positive forces driving the switch to EVs across vehicle segments. The table below shows our total revenue per key market for each of the last three fiscal years and the six months ended June 30, 2023 and 2024:
	For the year ended December 31			For the six months ended June 30,
	2021	2022	2023	2023	2024
	(VND in billion)	(VND in billion)	(VND in billion)	(VND in billion)	(VND in billion)
Vietnam	14,996.6	14,965.6	27,167.0	9,903.6	13,124.1
United States	1,031.6	—	159.2	9.5	1,094.0
Canada	—	—	577.7	—	953.4
Europe	—	—	—	—	24.6
Total	16,028.2	14,965.6	27,903.9	9,913.1	15,196.1
The VinFast Go-To-Market Strategy
Putting our customers at the center of everything we do, we plan to employ a multi-channel model in our global rollout. We aim to deliver a best-in-class digital customer journey and seamless experience across our digital platforms along with strategically located brick-and-mortar showrooms in our key target markets outside of Vietnam.

Our approach is to integrate a digital, online opportunity to experience and customize the vehicles and to support that interaction with the option to interact directly with the vehicles in brick-and-mortar showrooms, as well as through test drives and other customer touch-points. Our vehicles are easy to find, incorporating search engine optimization to our targeted audience. We offer 360-degree car configurations to customize vehicles online and in-store and compare models through our “build and price” feature. Customers can create online profiles to enable preferences and a personalized sales approach.
The entire seamless and personalized O2O process is expected to expand into the delivery, after-sales policy and maintenance of the VinFast ownership experience. The unique VinFast ID for each customer can connect and synchronize the customer’s engagement data with us on all the channels: website, companion app, physical showrooms and service points.
Our in-person experience is encapsulated by our offline distribution network, including strategically located showrooms. We utilize three different showroom variations, depending on the location and size of our space. We think it is important for our customers to have a tangible location to not only purchase our vehicles, but also gather and interact in the context of our overall VinFast ecosystem.
Each of our showroom models outside of Vietnam serve, and in future markets will serve, different purposes for our ecosystem:
• A One-Stop-Shop for customers	• Services, Spare parts
• Sales, Services, Spare parts
• Sales
• Located in high traffic areas/shopping malls
In addition, we plan to utilize third-party dealers in order to broaden our distribution model to reach a greater number of potential customers. We expect the majority of sales in our initial rollout to be through our multi-channel direct sales model. We envision indirect sales through dealers increasing in the years to come.

We utilize an experiential marketing strategy that places customers at the core of all marketing touch points and provides them with an authentic brand experience that creates a trusting and emotional connection with us. Our experiential marketing initiatives include showcasing our vehicles at major industry events (e.g., auto shows and technology conferences), hosted events (e.g., factory visits, showcase tours in major cities and VinFast showroom openings), through digital experience platforms (e.g., website car configuration) and through social media. We reward customer loyalty through promotional campaigns. We create trust in our brand through brand evangelists, such as media influencers, key opinion leaders and existing customers who have enjoyed their journey with VinFast.
Currently, we have showrooms in Vietnam under our hybrid sales model, where we use both a D2C approach with our own showrooms as well as through dealers.
Strategic Partnerships
As part of our business strategy, we identify and enter into strategic partnerships with top-tier business partners that possess expertise in areas that complement our business. To ensure that our resources are optimally allocated, we choose partners that can offer greater benefits than if we were to invest in such capabilities ourselves.
We have partnered with top-tier global companies, including Magna and Pininfarina to accelerate the integration of best practices into our processes. We entered into a consultancy services agreement with Magna in December 2017, pursuant to which Magna agreed to support us in the conceptual and technical development of our ICE vehicles between January 1, 2018, to December 31, 2019 for a fixed service fee. On July 26, 2019, we amended the consultancy services agreement with Magna to provide additional engineering services relating to the implementation of a V8 engine and vehicle elongation for our LUX SA model for an additional fixed fee. On August 26, 2021, we entered into an engineering services agreement with Magna Steyr Automotive Technology (Shanghai) Ltd. for engineering development services relating to our EVs in exchange for a fixed fee. The agreement was amended on September 24, 2021, to expand the scope of work to cover lightweight competitive level evaluation, weight tracking in the design phase and support weight homologation for an additional fee. On December 12, 2022, we entered into an addendum pursuant to which the term of the engineering services agreement has been extended to March 31, 2023. In addition, we entered into an agreement with Pininfarina dated April 12, 2022, for Pininfarina to review and advise us on the standards and design of our showrooms and stores. The agreement does not have a fixed termination date but may be terminated by either party upon written notice. Pininfarina is also our primary design partner to ensure each of our vehicles offers a distinctive style.
Shared Commitment to Our Environment, Society and Governance
Our ESG Strategy
Our commitment to ESG initiatives is institutionalized through a thoughtful and forward-looking ESG strategy. We seek to adopt industry leading practices to reduce our carbon footprint and target best-in-class environmental standards. As we believe that our business can be a key part of the charge to a brighter, greener and safer future, we leverage ESG policies as key catalysts for achieving our vision. Our environmental and social policies reflect our commitment to our customers, employees and communities, while our governance structure reflects our core values of fairness, efficiency, accountability and transparency.
Additionally, we recognize the importance of measuring and monitoring the resources that are consumed through the lifecycle of our products. As part of our commitment to transparency we will begin reporting our sustainability information under the automotive framework of the Value Reporting Foundation (formerly the Sustainability Accounting Standards Board) and will carefully consider the changing regulatory frameworks and best practices on ESG reporting requirements, including any reporting requirements regarding climate-related matters and consideration of the provision of climate-related risks and opportunities consistent with the Task Force on Climate-related Financial Disclosures. VinFast is committed to contributing to the climate solution and seeks to be a leader in green business practices.
We seek to periodically validate our progress in honoring our ESG commitment and to identify areas for improvement. In June 2023, we received two gold medals in the categories of “Best ESG in Vietnam” and “Best Diversity, Equity and Inclusion in Vietnam” at the 2023 FinanceAsia Awards.

Environmental
We believe that an environmentally sustainable business model creates long-term value for our shareholders as well as all our stakeholders, suppliers, policymakers and our customers. Environmental sustainability helps to inform our decision making and drive our transition from being a manufacturer of ICE vehicles to a pure play electric mobility company focusing on EVs. This transition allows us to be hyper-focused on endeavoring to deliver next generation transportation that can have a positive impact on the environment and the societies we interact with.
We place significant emphasis on energy conservation and carbon reduction policies in our production process as a means to play our part in the global effort towards mitigating the impact of climate change. Since 2019, we have identified key energy consumption areas, equipment and production processes and have continued to implement energy control initiatives with the aim of reducing our greenhouse gas emissions and our direct electricity consumption. In 2023, compared to our baseline level in 2019, we reduced our direct electricity consumption by 17% for the manufacture of each EV and e-bus, while our direct electricity consumption decreased by 11% for the manufacture of each e-scooter. In addition, various measures have been taken in our Hai Phong factory — such as using entirely LED lighting and installing timers for outdoor and landscape lighting — to help reduce energy consumption. The factory also takes advantage of thermal inertia to adjust the switch-on/switch-off time of paint cure ovens and liquid-based cooling systems at the end of each work shift. In our ongoing operations, we aim to raise staff awareness on environmental protection measures, address climate change, and manage waste treatment systems at our facilities. These steps help support our efforts to reduce our carbon footprint and to target best in class environmental standards that seek to minimize energy use and moderate water consumption.
We are cognizant of emissions throughout the lifecycle of our product and have various initiatives to help us monitor them. For example, our subsidiary VinEG is both a key supplier of batteries in our vehicles and also a sustainable energy solution provider. We seek to promote the ethical handling of batteries at the end of their useful life, and VinEG plans to assist with the recycling or repurpose of EV batteries.
In December 2023, we signed a non-binding MOU with Marubeni Corporation (“Marubeni”) to explore opportunities in the secondary use of EV batteries and the potential to establish a circular economy model. We intend to achieve this by collaborating with Marubeni on researching and manufacturing battery energy storage systems (“BESS”) using recycled EV batteries. Pursuant to the MOU, we expect to supply used EV batteries to Marubeni and Marubeni will conduct feasibility assessments, technical consulting, and BESS deployment. Marubeni is expected to leverage exclusive technology from its strategic partners to recycle our EV batteries and repurpose them into affordable and easily manufacturable BESS without the need for disassembly, processing and repackaging.
We target leading industry practices in our manufacturing process, by looking to limit the impact of waste and placing strict controls on waste treatment processes and systems. For instance, we have installed exhaust filters and heat circulation systems to control the release of pollutants from our operations. Additionally, we have put in place a centralized wastewater treatment system at our automotive paint shop, coupled with a non-water and non-chemicals-based paint separation system, in an effort to minimize effluent discharge into the environment. We are committed to each of our projects complying with International Finance Corporation Performance Standards for environmental and social sustainability and continue to promote the effective use of our limited natural resources.
VinFast remains committed to supporting environmental stewardship in Vietnam through research into new technologies that can further our offering of Vietnamese-branded electric cars, scooters and buses in the future. As we scale our business further, we believe we are well-positioned to leverage the environmental policies in place to build a sustainable business that contributes to the transition of the world to a low-carbon future.
Social
Commitment to Society
Our slogan “Boundless Together” affirms our desire to partner with communities in driving the EV revolution. A core pillar of our mission and vision is improving the communities in which we operate. From the planning phase of our development, we sought to align our efforts with international best practice social performance standards. We have also adopted lessons learned from Vingroup’s experience of corporate social responsibility efforts to drive positive social impact. VinFast supports local communities by providing medical support to local health authorities, prioritizing local residents in recruiting and supporting the conservation of local cultural sites. Our social management system sets the foundation for our ambition to further our social and charitable efforts.
Commitment to Data Privacy
Given the amount of personal data and information integrated into our VinFast Infotainment and Connected Driver systems, we place a considerable level of focus on cybersecurity in order to seek to securely protect our drivers’ personal data. All data is being stored in our cloud-based secure warehouse, and all payment information will be facilitated through customized blockchain-powered payments without relying on traditional credit-card payment details.
Product Safety
As our name suggests (“Vietnam — Style — Safety — Creativity — Pioneer” in Vietnamese), safety for drivers and pedestrians is of utmost importance to VinFast. We have implemented facial recognition features that enable our system to learn the driver’s behavior and detect driver drowsiness, as well as automatic emergency call functions. Our VF 8 and VF 9 models have been designed to meet 5-star NHTSA and EURO N-CAP safety ratings, leveraging our technology and the partnerships we have developed. In 2020, our unwavering commitment to the highest class of safety ratings was applauded by industry experts who presented us with the “Excellent Award for New Manufacturer Safety Commitment.” By embracing innovation and accelerating the advancement of technology, we are committed to pushing the boundaries of the customer experience while helping to inspire a safer tomorrow.
Commitment to our Employees
“Boundless Together” is a mindset, attitude and way of living. Respect for our employees is a key pillar of this mindset and stems from Vingroup’s historical track record of outstanding human resource policies. In 2020, Vingroup was honored by the Prime Minister of Vietnam as one of Vietnam’s Outstanding Enterprises for Employees.
Commitment to Diversity, Equity and Inclusion
Our vision of a cleaner, smarter and more accessible future underpins our commitment to diversity, equity and inclusion. VinFast promotes fairness, transparency and teamwork to create a workplace with boundless possibilities. We manage and promote employees on the basis of their performance, providing equal opportunity for every individual. VinFast is committed to providing an inclusive work environment where all individuals can succeed and grow. We do not tolerate harassment or discrimination on the basis of race, color, religion, religious creed, sex, national origin, ancestry, age, physical or mental disability, medical condition, genetic information, military and veteran status, marital status, pregnancy, gender, gender identity or expression, sexual orientation, or any other characteristic protected by local law, regulation or ordinance. We prioritize gender equality, and women comprise 50% of our Board. In addition to competitive compensation and benefits, we offer online and offline courses in leadership management and workforce training to our employees, with over 1,100, over 2,900 and nearly 1,200 courses provided in 2022, 2023 and the six months ended June 30, 2024, respectively. We delivered approximately 390,000 hours of professional training to our employees in 2022, over 342,000 hours in 2023 and over 142,000 hours in of the six months ended June 30, 2024.
Commitment to Employee Safety
Our desire to break through existing boundaries inspires us to adopt a comprehensive approach to safety training. In addition to adhering to Vietnamese laws and applicable regulatory standards within the countries we operate, we provide robust pre-employment training, undertake regular risk assessments, perform regular workplace safety monitoring, audit (internal and external) and training. Our health and safety policy is ISO 45001 compliant. Our philosophy on employee safety measures is rooted in taking a proactive approach to identifying potential hazards and developing corrective and preventative measures.
Supply Chain
Our mission to ‘create a more sustainable future for all’, influences our supply chain decisions. How we make things and who we partner with carries as much importance as the end product itself. We work hard to keep our relationships with our suppliers robust, respectful, and resilient so that our supply chain can make a real difference in the drive toward innovation and lighter impact on the environment. This requires collaboration, trust, deep understanding, transparency, and a focus on the well-being of people who help make our products. Each supplier selected by VinFast must meet a number of criteria, including legal compliance, quality standards, capacity, labor relations, social impact and environmental protection.
We have a Supplier Code of Conduct which provides a framework for suppliers in regard to their responsible business conduct and set out steps to help mitigate any adverse effects on human rights, labor rights, environmental protection and anti-corruption practices. In June 2024, 71.0% of our direct suppliers have adopted international standards as part of their environmental management systems. VinFast, as part of its ongoing approach to ESG matters, will continue to consider emerging and relevant issues for incorporation into its Supplier Code of Conduct and that are particularly relevant to our relationships with its suppliers.
Governance
We believe that setting a high bar for corporate governance is an important way for a newly U.S.-listed Singaporean company to create long term stakeholder value for our founders, shareholders, employees and community. The governance structure established by VinFast is based on the principles of transparency and accountability and provides for continuous improvement. Our Board consists of six directors, including two who qualify as independent within the requirements of Rule 10A-3 under the Exchange Act and the rules of Nasdaq.
Committees of the Board include the disclosure, audit, compensation and nominating and corporate governance committee. Each member of the audit committee has been determined to be “independent” per Rule 10A-3(b)(1) under the Exchange Act and meets the requirements for financial literacy under the applicable rules and regulations of the SEC. Our committees have established charters which clearly outline responsibilities and roles.
We plan for ESG issues to be represented at the highest level of decision making as we are committed to minimizing the environmental impact of our operations and enhancing the efficiency of our operations and upholding strong governance and ethical standards in conducting our activities and throughout our value chain. The audit committee of the Board oversees ESG matters pursuant to its charter. Corporate governance is overseen by our Board. Our director qualification standards and selection criteria reflect the importance of building a highly-experienced, diverse and globally-sourced team. Half of our Board identify as women, reflecting our focus on gender-diversity and equality.
We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) which covers a broad range of matters including the handling of conflicts of interest, compliance issues and other corporate policies such as equal opportunity and non-discrimination standards. This Code of Conduct applies to all of our executive officers, board members and employees. As a part of our Code of Conduct, we have separate policies which govern the prevention of money-laundering, bribery and corruption and internal transaction controls.
Further details about our governance policies and procedures can be found in “Management —  Committees of the Board.”
Our People
We strive to cultivate a culture of diversity, equality and inclusion within our Company. We have tapped into Vietnam’s diverse population, comprising a number of ethnic groups, and seek to build a team made up of individuals from diverse backgrounds. We believe a diverse workforce contributes to increased creativity, better problem-solving skills and improved decision-making. We believe in treating all individuals fairly and equitably and ensuring everyone has access to the same opportunities, resources and benefits. In furtherance of this, we conduct pay equity analysis to ensure employees are paid fairly and equitably for their work and have implemented anti-discrimination and anti-harassment policies and procedures. To foster a culture of inclusion, which we believe promotes employee engagement, productivity and retention, we have implemented a mentorship program that pairs employees from underrepresented groups with senior leaders within the organization and provide training and development opportunities to our employees to enable them to advance in their careers within the organization.
Our global leadership team, led by our Managing Director and CEO, Mr. Pham, is responsible for the strategic direction of our Company across our target markets. Our country-level leadership teams, led by our country-level chief executive officers, are responsible for implementing our global strategy in their respective markets as well as developing in-market initiatives to address specific market conditions and customer requirements that are unique to their markets.
In February 2023, we consolidated our U.S. and Canada operations and management into a single unit, VinFast North America, which is headquartered in Los Angeles, California. This consolidation is intended to optimize our operations and achieve greater efficiency and cost management, leading to improved operational and financial performance.
As of June 30, 2024, we had more than 15,000 employees. The following table sets forth a breakdown of our employees categorized by function as of June 30, 2024:
Function	Number of Employees	Percentage
Research and Development	1,464	9.75%
Sales and Marketing	1,336	8.89%
Manufacturing	9,924	66.06%
General and Administration	881	5.86%
Operations	1,417	9.43%
Total	15,022	100.00%
As of June 30, 2024, approximately 95.9% of our employees were based in Vietnam, and 4.1% of our employees were based in our international offices.
Our success depends on our ability to attract, retain and motivate qualified employees. We offer employees competitive compensation packages and a positive, dynamic and creative work environment. We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes or work stoppages. In Vietnam, we have entered into collective bargaining agreements on terms that we believe are typical in our market.
We enter into standard labor contracts and confidentiality agreements with all of our employees.
Facilities
We manufacture our vehicles at our manufacturing facility in Hai Phong, Vietnam. We lease the facility from our affiliate, VHIZ JSC, and own all production lines within the facility. Certain production lines have been pledged as collateral to secure certain of our loans. For more information, see “Related Party Transactions — Transactions with Vingroup Affiliates — Asset Transfer to VHIZ JSC.” The manufacturing facility is located on a 348-hectare land area, the majority of which will be leased by VHIZ JSC from the Department of Natural Resources and Environment of Hai Phong City (as authorized by the People’s Committee of Hai Phong City) as a result of the project transfer to VHIZ JSC. The Hai Phong manufacturing facility has a production site spanning over nine million square feet. As of June 30, 2024, the utilization rate of our Hai Phong manufacturing facility was approximately 20%.
Our manufacturing facility in Hai Phong houses an integrated, on-site production line which includes, metal assembly, plastic molding, interior component production, and electronic device manufacturing. These shops contribute the majority of the final parts to our vehicles and supply much of the structures, housings, and components for our batteries and e-motors. Through the use of more than 2,000 specialized tools and systems across metal sub-assembly and press lines, our metal assembly shop can supply metal parts to approximately 130,000 vehicles per year. Our injection plastic shop supplies 90% of the plastic components installed in our EVs, which increases our localization rates and reduces our costs and waste from unnecessary packaging and transportation. Our interior shop uses an integrated robotic system to manufacture seats, instrument panels, door trims and consoles for approximately 200,000 vehicles per year. Our electronic device shop can produce electronic EV components for approximately 250,000 vehicles per year. In addition, through our ownership of VinEG, we operate two battery pack assembly facilities in Hai Phong and Ha Tinh through VinEG and one cylindrical battery cell facility in Hai Phong, Vietnam. A subsidiary of VinEG has pledged its manufacturing facility in Ha Tinh as collateral to secure certain loans for us and one of our affiliates. VinEG is also developing another lithium cell facility in Ha Tinh in collaboration with Gotion. We believe this vertically-integrated manufacturing set-up provides us with multiple cost-saving levers due to increased control over sourcing, redesign flexibility, improved production planning and quality control.
We intend to expand our Hai Phong manufacturing facility and open additional factories globally through investments in technology, equipment and infrastructure to add manufacturing capacity within our existing manufacturing facility in Hai Phong, as well as open additional factories in the U.S. and other key potential markets (assuming the realization of expected growth in demand for our EVs and the availability of financing for, and timely and on-budget completion of, capacity expansion projects).
In 2022, we entered into a series of agreements with North Carolina state and local authorities to build a large-scale manufacturing center at the Triangle Innovation Point megasite in North Carolina. The facility is expected to be built across a site that covers an area of approximately 733 hectares. In July 2023, we broke ground at our manufacturing facility in North Carolina, which marked the commencement of the construction work for phase 1 of the factory. The initial capacity of phase 1 is expected to be 150,000 vehicles per year, with the site, layout and infrastructure of the facility designed to accommodate further capacity expansion to 250,000 vehicles per year upon completion of phase 2. Vehicles expected to be produced at the site include, but are not limited to, the VF 8 and VF 9. As of June 30, 2024, our capital expenditures for the development of this manufacturing center were approximately $268.6 million (including capitalized interest). We expect our total investment to be approximately $1.4 billion. Such estimate remains subject to market opportunities, demand and availability of financing. Thereafter, we intend to continue to invest in expansion of this manufacturing center. As part of our strategy to optimize capital allocation and manage short-term spending, we have adjusted the timeline for the launch of our North Carolina manufacturing facility in order to focus our present resources on supporting our, near-term growth targets and strengthening our existing operations. The North Carolina facility is now targeted to begin production in 2028.
As part of our continued efforts to strengthen our global supply chain, we have also identified Indonesia and India from among our new market clusters as key potential markets for the potential establishment of manufacturing facilities for our EVs and/or batteries due to the relatively low cost and availability of domestic raw materials. We have set an investment target of approximately $200 million into Indonesia that we envision applying toward the establishment of a CKD facility, with production capacity of approximately 50,000 cars per year and a target production start date, upon completion of Phase 1, in 2025. In July 2024, we broke ground on our CKD facility in Subang, West Java, Indonesia. Additional investments in the country up to the preliminary investment target would be subject to market conditions and other factors. In July 2024, VinFast India, our subsidiary, entered into a binding MOU with the Tamil Nadu State Government to develop our integrated vehicle manufacturing facility in Thoothukudi, Tamil Nadu. This facility is expected to have an annual capacity of up to approximately 50,000 vehicles per year in phase 1. In February 2024, we broke ground at our manufacturing facility in Tamil Nadu, which marked the commencement of the construction work for phase 1 of the factory. We have set an intended commitment of up to $500 million for phase 1 of the project, spanning five years from 2024. Such estimates remain subject to market opportunities, demand and availability of financing.
Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for information on how we plan to meet our present cash requirements, including our requirements in respect of working capital, capital expenditures and loan and borrowing obligations.

Intellectual Property
We protect, use and defend our IP in support of our business objectives to increase our return on investment, enhance our competitive position and create shareholder value. We rely on a combination of owned, jointly owned and licensed patents, trade secrets, copyrights, service marks, trademarks, domains, contractual terms and enforcement mechanisms across various international jurisdictions to establish and protect IP rights related to our current and future business and operations.
Pursuant to the intercompany IP license agreement with Vingroup, Vingroup has granted us a perpetual, exclusive, sub-licensable, royalty-bearing license to exercise various trademarks that we use in our business. Such trademarks include our trade name, our logo, our EV names, such as VINFAST VF e34, VINFAST VF 3, VINFAST VF 5, VINFAST VF 6, VINFAST VF 7, VINFAST VF 8 and VINFAST VF 9, and our e-scooter names, such as Klara, Theon and Feliz. See “Related Party Transactions — Transactions with Vingroup Affiliates — IT, IP Licensing and R&D Agreements.” Vingroup has registered our tradename, logo and V line design worldwide, while our EV and e-scooter names have been registered in our target markets. The validity period of each trademark registration varies based on the regulations of the country in which it is registered and generally ranges from 10 to 20 years. Such trademark registrations are renewable on an ongoing basis during the relevant validity period.
We and Vingroup have submitted and registered our industrial designs for various car models in our key markets, including the U.S., Europe and Southeast Asia. Our VF 3, VF 5, VF 6, VF 7, VF 8 and VF Wild industrial design are submitted and registered under us, whereas our VF 9 industrial design is submitted and registered under Vingroup. The validity period of each registration certificate varies based on the regulations of the country in which it is registered but is typically five years and may be renewed for additional five-year periods, up to a maximum of 15 to 25 years.
We partner with third-party technology partners by entering into various service and development agreements to develop advanced technologies that complement our own technology R&D activities (“Developed Technology”). Pursuant to such agreements, we may acquire sole or joint ownership over the resulting patents or other IP rights. The Developed Technology includes:
1.
know-how, inventions and patents (excluding software) developed (“Foreground IP”) pursuant to service contracts dated December 9, 2020 (as amended), and July 16, 2021, relating to the development of the EDS system for use in our EV platform in the U.S. Market in A-, B- and C-segment EVs, which we have received an exclusive IP right for the Foreground IP. We have also received a non-exclusive, royalty-free right to use any software generated through the Foreground IP. In addition, we also received a non-exclusive, royalty free right to use the IP incorporated in the technology;

2.
works, inventions, designs, specifications, project documents, and any other materials developed pursuant to a vehicle design and development engineering turnkey services agreement dated November 23, 2021, relating to the design and development of our VF 5 model, which we acquired sole ownership of. In addition, we received the title and interest over the IP incorporated in such technology;

3.
works, inventions, designs, specifications, project documents, and any other materials developed pursuant to a vehicle design and development engineering turnkey services agreement dated April 30, 2023, relating to the design and development of our VF 5 RHD model, which we acquired sole ownership of. In addition, we received the title and interest over the IP incorporated in such technology;

4.
works, inventions, designs, specifications, project documents, and any other materials developed pursuant to a vehicle design and development engineering turnkey services agreement dated April 30, 2023, relating to the design and development of our VF e34 RHD model, which we acquired sole ownership of. In addition, we received the title and interest over the IP incorporated in such technology;

5.
works, inventions, designs, specifications, project documents, and any other materials developed pursuant to a vehicle design and development engineering turnkey services agreement dated July 5,

2023, relating to the design and development of our VF 3 model, which we acquired sole ownership of. In addition, we received the title and interest over the IP incorporated in such technology; and
6.
works, inventions, designs, specifications, project documents, and any other materials developed pursuant to a vehicle design and development engineering turnkey services agreement dated May 24, 2024, relating to the design and development of our e-bus, which we acquired sole ownership of. In addition, we received the title and interest over the IP incorporated in such technology;

We have also entered into a number of technology transfer transactions and license agreements with various experienced business partners for the acquisition of various technologies, licenses, intellectual properties and know-hows (“Licensed Technology”) to design, develop, manufacture, sell, distribute and service our vehicles (including EVs). The Licensed Technology includes:
1.
technology, know-how and IP rights relating to the production of a certain type of e-motor for use in EVs, for which we acquired an irrevocable, non-cancellable, perpetual and non-exclusive license to use such technology pursuant to a product development and technology transfer agreement dated May 18, 2020, as amended; and

2.
technology, know-how, trade secrets and IP rights relating to the production of an in-hub brushless DC electric motor for use in electric motorcycles, for which we have received an irrevocable, non-cancellable, perpetual and non-exclusive license to use such technology pursuant to a technology transfer agreement effective July 2, 2020.

In addition, we have access to certain technical assistance related to the Licensed Technology, such as direct access to the licensor’s component and spare parts suppliers. These arrangements aid in accelerating the development and commercialization of our technology.
Insurance
We have liability insurance coverage for our products and business operations. We maintain commercial general liability, commercial automobile liability, product liability, excess liability, workers’ compensation, employment practices liability and directors’ and officers’ insurance policies as well as a plan to cover all mandatory insurance policies, Pursuant to Vietnam regulations, we provide social insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our employees based in Vietnam. We also purchase additional commercial health insurance to increase the insurance coverage of our employees. We do not maintain business interruption insurance or key-person insurance. We believe that our insurance coverage is in line with industry standards and are adequate to cover our key assets, facilities and liabilities.
Legal Proceedings
We are and may in the future be involved in various legal proceedings arising from the normal course of business activities. The results of litigation and claims cannot be predicted with certainty. Regardless of the outcome, litigation can have an adverse impact on our Company because of the costs to defend lawsuits, diversion of management resources and other factors.
Comeau v. VinFast Auto Ltd., et al., 1:24-cv-02750 (E.D.N.Y.)
On April 12, 2024, a putative shareholder filed a class action lawsuit against our Company, our former and current CEO, our former and current CFO, and members of our Board (collectively, the “First Class Action Defendants”). The Plaintiffs allege that the First Class Action Defendants made false and misleading statements in offering documents filed in June and July 2023, in connection with the Company’s public listing. The Plaintiffs also allege that the First Class Action Defendants violated Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, as well as Sections 11 and 15 of the Securities Act, and seek damages and other relief. Currently, the results of litigation and claims and likelihood of any material adverse impact on our consolidated results of operations, cash flows or our financial position cannot be predicted with certainty.

Qian v. VinFast Auto Ltd., et al., 1:24-cv-03956 (E.D.N.Y.)
On May 31, 2024, a putative shareholder filed a class action lawsuit against the Company, Le Thi Thu Thuy, Pham Nhat Vuong, David Mansfield, Nguyen Thi Lan Anh, Ngan Wan Sing Winston, Ling Chung Yee Roy, Pham Nguyen Anh Thu and Nguyen Thi Van Trinh (collectively, the “Second Class Action Defendants”). The Plaintiffs allege that the Second Class Action Defendants made false and misleading statements in the offering documents filed in June and July 2023, in connection with the Company’s public listing. The Plaintiffs also allege that the Second Class Action Defendants violated Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, Section 20(a) of the Exchange Act, as well as Sections 11 and 15 of the Securities Act, and seek damages on behalf of investors who purchased in or traceable to the Company’s public listing and/or during the proposed class period. The allegations asserted in this lawsuit are substantively similar to the allegations in Comeau v. VinFast Auto Ltd., et al., 1:24-cv-02750 (E.D.N.Y.). Currently, the results of litigation, claims, and likelihood of any material adverse impact on our consolidated results of operations, cash flows, or our financial position cannot be predicted with certainty.
ArcelorMittal v. VinFast Auto LLC et al
Complaints were filed against VinFast on April 16, 2024 and April 17, 2024 with the U.S. District Court for the Central District of California and the ITC, respectively. The IP Complaints are in relation to our manufacturing, use, offer for sale, sale and/or import of high-strength Al-coated steel into the U.S. for use in our vehicles and vehicle products, which includes the components in our vehicles.
The IP Complaints allege that we, to developed, manufactured, and imported certain products into the United States in a manner that allegedly infringes on patents held by a third party, and that we incorporate such products into our vehicles. The IP Complaints seek, among other things, that the ITC and/or the Court initiate an investigation into the matter, issue a permanent limited exclusion order to prevent the relevant products and vehicles from entering the United States, enforce a cease-and-desist against VinFast and an award of damages to plaintiff in such IP Complaints. The District Court action has been stayed pending resolution of the ITC action. The ITC action is currently in the discovery phase and the evidentiary hearing is scheduled for March 2025.
Apart from the foregoing, we are not aware of any material governmental, legal or arbitration proceedings that are currently pending or threatened.

REGULATIONS
Certain of our operations, properties and products are subject to stringent and comprehensive national, federal, state, and local laws and regulations governing matters including the release or discharge of materials into the environment, including air emissions and wastewater discharges, environmental protection, occupational health and safety and data privacy. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of investigatory and remedial obligations and the issuance of orders enjoining some or all of our operations in affected areas.
We are also subject to permitting, registration, and other government approval requirements under environmental, health and safety laws and regulations applicable in the jurisdictions in which we operate. Those requirements obligate us to obtain permits, registrations, and other government approvals from one or more governmental agencies to conduct our operations and sell our products. The requirements vary depending on the location where our regulated activities are conducted.
European Union
Licensing
There are no harmonized rules under EU law stipulating any general requirements for starting business operations in Europe, such as general business or trading licenses, registrations or approvals.
Where a company starts business activities in Germany this will trigger the obligation to make a general business registration with the competent local authority by means of a trade registration (Gewerbeanmeldung) as per the requirements set out under the German Trade Regulation (Gewerbeordnung). This registration requirement generally applies to any kind of business operations conducted in Germany (i.e., including, but not limited to, automotive-related businesses). The German Trade Regulation is neither a permit nor a license, but just a registration.
There are no registration requirements or trading license requirements to do business in France. However, each company in France must register with the French Commercial trade register.
There is no general trade registration or trading license requirements for doing business in Netherlands. However, each company in the Netherlands must register with the Dutch trade register. Technically speaking there is no legal requirement, but in practice “acknowledgements” from the National Vehicle and Driving License Registration Authority (“RDW”) are required for adequately selling vehicles.
Distribution
The legal rules governing commercial agency relationships (agents who promote sales in the name of and on behalf of the principal) are to some extent harmonized under the European Commercial Agency Directive (86/653/EEC) (“CAD”). The CAD governs various aspects of the commercial agency relationship, including commission claims, minimum notice periods, compensation or indemnity claims upon termination of the agency contract and post-contractual non-compete obligations. The CAD is an EU Directive and as such, is not directly applicable in the EU member states but needs to be transposed into the laws of each EU member state. Individual national laws may provide for additional rules and national interpretations of the CAD.
The distribution of new vehicles is generally regulated via Art. 101 and 102 of the Treaty of the Functioning of the European Union (“TFEU”), the respective Block Exemption Regulations (EU Regulation 2022/720 of May 10, 2022 on the application of Article 101(3) of the TFEU to categories of vertical agreements and concerted practices and Regulation n°461/2010 relative to after sales activities). Under the Block Exemption Regulations, OEMs and principals must not prevent members of a selective distribution system from selling spare parts to independent repairers, except if the said spare parts are bought for the purpose of resale, prevent a supplier of spare parts from selling its goods to operators outside the network or to end users, or prevent a supplier of components from placing its trademark or logo on a component supplied for the initial assembly of a motor vehicle.

Other than the Block Exemption Regulations, the rules governing distributorship relationships vary by EU member state. For example, in Germany, there are laws governing minimum notice periods for termination of a distributorship, indemnity claims upon termination and take back obligations for unsold vehicles. French distributorship laws and case laws also cover minimum notice periods and indemnity claims upon termination, though they do not impose a take back obligation for unsold vehicles. In the Netherlands, since there is no legal framework for a distributorship, there are no obligations when it comes to minimum notice periods for termination, indemnity claims upon termination and take back obligations for unsold vehicles.
Directive 2000/53/EC provides specific regulatory requirements for the take-back of end-of-life vehicles, such as material coding, treatment obligation, collection system obligation, information and monitoring requirements. Directive 2006/66/EC provides regulatory requirements for batteries and accumulators, and respective end-of-life processes to be followed.
Type Approval and Emissions
In the EU, under Framework Regulation (EU) 2018/858, the placing on the market, registration or entry into service of vehicles, including systems, components and technical units, require type-approval. Type-approvals granted under the EU type-approval system are recognized throughout the EU. An EU type-approval will not expire so long as all relevant type-approval requirements are complied with.
Pursuant to Regulation (EU) 2019/631, a manufacturer must ensure that its average carbon dioxide emission does not exceed its set carbon dioxide emission targets for a fleet of newly registered vehicles. The carbon dioxide emission values are measured during the type-approval process to verify the carbon dioxide emission values declared by the manufacturer for a specific vehicle type. Based on the registrations made by a manufacturer in a given year, where the manufacturer’s average specific CO2 emissions exceed its specific emissions target, the EU Commission imposes an excess emissions premium of €95 per g CO2/kilometer of excess emission per newly registered vehicle. Between 2025 and 2029 target will be 15% stricter compared to 2021. However, manufacturers responsible for fewer than 1,000 newly registered vehicles per year are generally exempted from meeting a specific emissions target.
Vehicles can only be made available on the market, registered or enter into service if they are accompanied by a valid certificate of conformity. The manufacturer must issue a certificate of conformity to accompany each vehicle manufactured. Further, the manufacturer must establish appropriate procedures that ensure that the series production of vehicles, systems and components conforms to the procedure required for the approved vehicle type.
As part of the type-approval process, manufacturers must also obtain an approval with respect to emissions (“ETA”). In order to obtain such approvals, the manufacturer must demonstrate compliance with specified limit values for regulated pollutants through test reports issued by an accredited technical service, such as the WLTP.
There are other regulatory regulations relevant for the automotive sector, particularly with regard to environmental protection and safety, which are harmonized at the EU level.
Incentives
Almost all EU member states have adopted various measures to stimulate demand for BEVs, PHEVs and FCEVs.
For example, in Germany, consumers received up to €9,000 in environmental bonuses for the purchase and lease of certain new and used BEVs, PHEVs and FCEVs registered before December 31, 2022, depending on the vehicle purchase price. The Government of Germany may contribute up to €6,000 and the remaining amount will be covered by the vehicle manufacturer. However, based on the current government plans, government support will be gradually phased out between 2023 and 2024. Starting in 2023, all EVs (and fuel-cell vehicles) of up to a net list price (excluding special equipment) of €40,000 may only receive €4,500 from public funds. For vehicles priced between €40,000 and €65,000, the state is only subsidizing up to €3,000 for new EV purchases, which is a decrease from the €5,000 in support from public funds prior to 2023. EVs priced over €65,000 and plug-in hybrids are no longer subsidized. In addition, only private individuals are able to benefit from the scheme after September 1, 2023; company cars and other vehicles used for commercial purposes are no longer eligible. On December 14, 2023, the Government of Germany announced their budget-cutting measures for 2024. Among these measures is the early termination of environmental bonuses. This program ended on December 17, 2023, which was confirmed by the Ministry of Economic Affairs and Climate Protection.
Newly registered BEVs are also exempt from vehicle taxes for a period of 10 years, with such program set to expire on December 31, 2030. If the vehicle changes hands within these 10 years, the new vehicle owner will also enjoy the tax exemption for the remaining period. Meanwhile, since July 1, 2020, electric company cars with a gross list price of up to €60,000 is only taxed at 0.25% of the gross list price. PHEVs and electric vehicles with a higher gross list price are subject to a tax of 0.5%. In comparison, the tax on private use company cars with combustion engines is 1.0% of the gross list price of the car. There are also no taxes on charging services for BEVs and PHEVs provided to employees on the employer’s premises until the end of 2030.
In the Netherlands, the subsidy scheme for private individuals’ electric passenger vehicles provides certain incentives for the purchase of electric passenger vehicles, even if the battery is leased. Consumers in the Netherlands can receive this subsidy in the following cases: (1) purchasing a new EV, (2) purchasing a used EV, (3) leasing a new EV or (4) leasing a used EV, and if the contract between the consumer and the seller is concluded in the same year as the consumer’s application of the subsidy. There is a yearly subsidy scheme budget in the Netherlands, in 2023, this budget is €67,000,000 for newly purchased/leased EVs and €32,400,000 for purchased/leased used EVs. In 2024, this budget is €58,000,000 for newly purchased/leased EV’s and €29,400,000 for purchased/leased used EVs. A consumer in the Netherlands can obtain a subsidy in the amount of €2,950 when purchasing or leasing a new EV with a value between €12,000 and €45,000. When a consumer purchases or leases a used EV within the aforementioned value range (the value considered is the value when the EV was sold when it was new, so the original new value) then the consumer can apply for a subsidy of €2,000. The subsidy will be gradually phased out until 2025. Starting from 2025, there will be no EV-bonus scheme in the Netherlands. Meanwhile, under the Private Motor Vehicle and Motorcycle Tax (“BPM”) Act, tax benefits are determined based on carbon dioxide emissions. For fully electric cars, no BPM tax is payable. Such tax benefits are available until 2024.
In France, EV purchasers are eligible to receive ecological bonuses ranging from €1,000 to €7,000, depending on the purchase price of the vehicle and the consumer type. Such amount is subject to change annually. In addition to the ecological bonuses, consumers may be eligible for a conversion bonus of up to €5,000, an additional bonus of up to €1,000 or incentives for vehicle scrappage, subject to the satisfaction of certain conditions. Starting in 2023, pursuant to Decree No. 2022-1761 issued on December 30, 2022, certain of these conditions have been modified as follows:
•
the maximum amount of the ecological bonus applicable to private cars and light trucks for households with low income was increased to €7,000 (€5,000 for households with higher income);

•
the ecological bonus and the conversion bonus for private cars whose purchase price is higher than €47,000 or weighs heavier than 2.4 tons was abolished;

•
the number of ecological bonuses that can be granted to a natural person for the acquisition of a new private car, a van, or a two- or three-wheeled motor vehicle or motor quadricycle has been limited to a maximum of one ecological for every three years;

•
the conversion bonus and the retrofit bonus for high income households was abolished;

•
the maximum amount of the conversion bonus and the retrofit bonus applicable for the purchase or conversion of a passenger car or light truck for low-income households that are considered “heavy drivers,” a person whose distance between his or her home and place of work is more than 30 kilometers or a person who drives more than 12,000 kilometers per year with his or her own vehicle due to professional reasons, was increased to €6,000; and

•
the conversion bonus for low-income households was increased by €1,000 for low emission areas with an additional €2,000 if other local non-state subsidies are granted.

The decree for the year 2024 was issued on February 13, 2024, which resulted in the following modifications:

•
the ecological bonus is only eligible for 100% EVs and FCVs. Hybrid vehicles are excluded from the ecological bonus;

•
the vehicle must not have been registered for the first time in France or abroad (only for new vehicles);

•
the maximum amount of the ecological bonus applicable to private cars and light trucks for households with low income is €7,000 (€4,000 for households with higher income);

•
the ecological bonus and the conversion bonus do not apply to private cars with purchase price higher than €47,000 or weighs heavier than 2.4 tons;

•
a new environmental scoring system for EVs is implemented, which measures, among others, the carbon footprint of the production of the metals used, batteries, the energy powering the factories and transport of the vehicles. To be eligible for the 2024 ecological bonus, the vehicle model must obtain a score greater than or equal to 60 points (on a total of 80 points). As a result, in practice, this scoring system excludes most vehicles that are produced in Asia;

•
the number of ecological bonuses that can be granted to a natural person for the acquisition of a new private car, a van, or a two- or three-wheeled motor vehicle or motor quadricycle is limited to a maximum of one ecological bonus for every three years;

•
the conversion and retrofit bonus for high income households is abolished;

•
the maximum amount of the conversion and retrofit bonus applicable for the purchase or conversion of a passenger car or light truck for low-income households that are considered “heavy drivers,” a person whose distance between his or her home and place of work is more than 30 kilometers or a person who drives more than 12,000 kilometers per year with his or her own vehicle due to professional reasons, remain at €6,000;

•
some member states of the EU offer state-funded vehicle scrappage schemes that provide financial incentives for the replacement of old vehicles with new vehicles; and

•
the ecological bonuses for businesses (B2B sales) have been cancelled.

There are also a number of government-funded research and development programs in the automotive industry within the EU. Many of these programs focus on projects related to electric mobility and autonomous driving.
Data Protection
GDPR
European data protection requirements are based on the principle right of informational self-determination. The processing of personal data of EU data subjects is strictly regulated by the GDPR, which went into effect in May 2018. The GDPR aims to protect the privacy and personal data of individual and provides a set of rules and principles that organizations must follow when collecting, processing, and storing personal data, including requirements for obtaining consent, providing clear and concise privacy notices, and implementing appropriate data security measures.
Under the GDPR, the transfer of personal data to countries outside of the EU is subject to certain requirements to ensure that the data remains protected to the same level as it would be within the EU. These requirements are designed to safeguard the privacy and security of personal data, even when it is transferred to countries that may have different data protection laws and regulations. The current status of data transfers outside the EU is that they are subject to a higher level of scrutiny and additional requirements to ensure that personal data is adequately protected. Organizations must assess the laws and regulations of the destination country, use SCCs or other appropriate safeguards, and ensure that they have implemented appropriate data protection measures to safeguard personal data. In July 2023, the European Commission adopted a new adequacy decision for the EU-U.S. Data Privacy Framework. As a result, personal data may again flow freely from the EU to U.S. companies participating in the EU-U.S. Data Privacy Framework, without having to put in place additional data protection safeguards.

Companies subject to the GDPR face increased compliance obligations and risks, including more robust regulatory enforcement of data protection requirements, an order prohibiting processing of EU data subject personal data and administrative fines for non-compliance of up to €20 million, £17.5 million or 4% of the annual global revenues of the non-compliant company or group of companies, whichever is greater. Companies may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs and fees.
The European Data Protection Board (“EDPB”) adopted on January 28, 2020, is a guideline for processing personal data in connected vehicles and mobility-related applications. It further reiterated the rights of car owners, which arises from the GDPR, as well as people that are associated with the car.
ePrivacy Directive
The ePrivacy Directive (EU 2002/58) ensures the protection of fundamental rights and freedoms, in particular, the respect for private life, confidentiality of communications and the protection of personal data in the electronic communications sector. It complements the GDPR, especially in regard to marketing via e-mail and online communication. In the EU, the ePrivacy Directive is expected to be replaced by a new ePrivacy Regulation, the timing for implementation of this regulation remains uncertain. The current draft of the ePrivacy Regulation imposes additional opt-in e-marketing rules with limited exceptions for business-to-business communications within the EU and significantly increases the amount of fines to €10 million or 2% of the annual global revenues of the non-compliant company, whichever is greater. Thus, following the enactment of the ePrivacy Regulation, companies may be subject to, and be required to comply with, a separate and additional legal regime with respect to ePrivacy, which may result in substantial costs and may necessitate changes to business practices. On November 16, 2023, the European Data Protection Board (“EDPB”) published the Guideline 2/2023 on the Technical Scope of Art. 5(3) of the ePrivacy Directive, which aims to clarify the types of tracking technologies that fall within the technical scope of the Art. 5(3)’s notice and consent requirements (e.g., smartphones, laptops, connected cars or connected TVs, smart glasses).
EU Data Act
The EU Data Act is a new regulation that aims to harmonize rules on access to data, switching cloud providers, and interoperability requirements across the EU. The EU Data Act entered into force on January 11, 2024. However, the majority of the rules will become applicable starting from September 12, 2025. Manufacturers of connected products are expected to begin preparing their devices prior to the September 12, 2025 date to meet the multiple and complex data access requirements of the EU Data Act.
Other EU Legal Instruments Applicable to Manufacturers and Service Providers of Connected Cars
The Network and Information Security (“NIS 2”) (EU 2022/2555, amending Regulation (EU) No 910/2014 and Directive (EU) 2018/1972 and repealing Directive (EU) 2016/11), sets forth measures required to be implemented for a high common level of cyber security across the EU, has come into effect. EU member states must incorporate the provisions of the regulation into their national law by October 2024.
The Radio Equipment Directive (2014/53/EU) (“RED”) is an EU directive that sets out the requirements for safety and health protection, electromagnetic compatibility, and efficient use of radio spectrum for radio equipment. The RED applies to any organization that manufactures or imports radio equipment in the EU. The European Commission took measures to strengthen the cybersecurity of wireless devices and products available in the EU by adopting a delegated act under the RED, all wireless devices and products sold in the EU will be required to comply with the RED delegated act from August 1, 2025.
The Product Liability Directive (85/374/EEC) sets out the requirements for product liability. The Product Liability Directive applies to any organization that manufactures or imports products in the EU. A provisional Agreement was reached by the EU institutions on December 14, 2023 to revise the previous Product Liability Directive. The revised law is expected to enter into force in 2024 and the transposition into national legislation is expected to occur within a 24-month period thereafter.

The Cybersecurity Act (EU 2019/881) sets out the framework for the voluntary European Union common criteria (“EUCC”) cybersecurity certification scheme. The adoption measures are laid out in the EUCC Implementing Regulation, which will take effect on February 27, 2025. The Cybersecurity Act applies to any organization that manufactures or provides information technology and computer products and services in the EU.
The Cyber Resilience Act (EU 2019/1020) is expected to impose a range of cybersecurity obligations on manufacturers, importers and distributors of products with digital elements. The Cyber Resilience Act is expected to enter into force at the end of 2024 and manufacturers will be required to place compliant products on the EU market by 2027.
Canada
Licensing and Permitting
At this stage, in Canada, we are focusing on British Columbia (“BC”), Ontario (“ON”) and Quebec (“QC”) to establish a dealership network; we plan to sell our vehicles directly to dealers while our current manufacturer showrooms continue to operate. In BC and ON, to sell vehicles directly to consumers and/or dealers, a manufacturer must register as a motor vehicle dealer in each such province. If the manufacturer’s activities will be limited to selling vehicles to other licensed dealers in BC and ON, it must register as a wholesaler in BC and ON. The registration requirements and process for a wholesaler in BC and ON are the same as for a retail dealer, except that retail premises are not required in the case of a wholesaler registration.
In BC, applications to register as a motor vehicle dealer must also be accompanied by an application for a salesperson license for each of the premises that it operates, as the sale of a motor vehicle to a consumer must be completed through a licensed salesperson. In ON, individuals employed by a motor vehicle dealer to trade or sell motor vehicles must also be registered as a salesperson. In both BC and ON, motor vehicle dealers must maintain a business premise to display motor vehicles and a motor vehicle repair facility, or, in the case of BC, evidence a service contract providing access to motor vehicle repair facilities which are satisfactory to the registrar. In addition, the Ontario Motor Vehicle Industry Council requires all dealers in ON to provide a valid municipal permit allowing the sale/display of vehicles, a premises lease that permits the sale/inventory of vehicles and provides unrestricted access to the premises by the dealer and evidence of compliance with the Compulsory Automobile Insurance Act.
Meanwhile, in order to sell vehicles directly to consumers or commercial customers in QC, a manufacturer must register as a road vehicle dealer in QC. Such registration will also permit the manufacturer to sell vehicles to other licensed dealers as well. Road vehicle dealers are required to have an establishment in QC. Moreover, to have a road vehicle dealer permit, the motor vehicle dealer is required to have a municipal certificate for each location and make a payment of a surety bond for each location as well.
Manufacturers and their distributors are exempt from the aforementioned licensing and permitting requirements, provided that they do not engage in direct sales of vehicles to consumers.
Data privacy
The collection, disclosure, use and retention of personal information by companies is regulated in Canada. Companies must ensure they remain transparent, respect individuals’ rights regarding their personal information, obtain appropriate consents and put in place security safeguards before processing personal information of Canadians. A company must designate certain individual(s) that are tasked with ensuring compliance with applicable Canadian privacy laws. Specific requirements may apply depending on the sensitivity of the personal information processed. For instance, in QC, biometric databases must be disclosed to the supervisory authority and the use of biometric data is subject to specific requirements. The federal Personal Information Protection and Electronic Documents Act regulates the processing of personal information in the private sector. In addition, each province can also adopt their own laws as is the case for QC and BC.
QC has recently adopted Bill-64, an amendment of the Act Respecting the Protection of Personal Information in the Private Sector. The first phase of amendments from Bill 64 took effect in September 2022, the second phase took effect in September 2023 and the last phase will come into effect in September 2024. Since September 2022, companies have been required to (1) delegate a person in charge of the protection of personal information in the organization and publish their contact information on the organization’s website; and (2) set up a process for mandatory reporting of “Confidential Incidents” whereby the Commission d’accès à l’information du Quebec and individuals affected by incidents involving personal information that present a risk of serious injury will be addressed and notified of such incidents. In September 2023, organizations doing business in QC were required to put in place a privacy compliance program to address the requirements of Bill 64. Notably, transparency obligations related to the processing of personal information were strengthened, the transfer of personal information outside QC is now subject to various conditions and every project involving the processing of personal information is now subject to privacy impact assessments. Breach of this act can result in penalties of up to the greater of CAD25,000,000 or 4% of the Company’s worldwide turnover for the preceding fiscal year. Administrators, directors and representatives of the Company can be held accountable for any offenses under this act and may be subject to penalties of up to CAD100,000.
Under Canadian law, upon the occurrence of a breach of privacy that can create a risk of harm to individuals, companies must disclose details of such incident to the impacted individuals and the applicable supervisory authority, the Privacy Commissioner of Canada, the Privacy Commissioner of Alberta or the Commission d’accès à l’information du Quebec.
Distribution and Retail
The sale of automobiles is subject to consumer protections that vary by province. Each province has consumer protection legislation that details the disclosure that must be included in a lease or sales agreement, as well as specific consumer protection legislation relating to auto-repair services that require that consumers be provided with written estimates, upfront pricing and details of repair and labor in the sales agreement. Sales agreements are generally binding and do not provide for a cooling-off period. However, in the province of Quebec, a vehicle financing contract is subject to a two-day cooling off period, which begins when a duplicate copy of the executed agreement is provided to the customer. Dealers are required to provide the most accurate information available regarding the vehicle’s history and key features. Omission of certain information provides buyers with a period of 90 days in which to cancel the sales agreement.
Additional consumer protections apply when a vehicle is financed. The Canadian Motor Vehicle Arbitration Plan (“CAMVAP”) is a free arbitration program from participating manufacturers that assist consumers in handling disputes about manufacturing defects. Vehicle dealers must inform the buyer if the purchased vehicle qualifies for this program. As of the date of this prospectus, we are not a member of CAMVAP.
In the province of QC, the government recently adopted Bill 29, which introduced several amendments to the Consumer Protection Act in QC. Bill 29 aims to protect consumers from planned obsolescence and to promote durability, repairability and maintenance of goods. The Consumer Protection Act came into force on October 5, 2023. The Consumer Protection Act introduced (i) “right to repair” legislation, (ii) a new legal warranty of “good working order”, (iii) a ban on the sale and manufacturing of goods for which obsolescence is planned and (iv) a new “Lemon Law” for seriously defective vehicles.
The “right to repair” requires manufacturers to make available, for a reasonable period of time, information necessary to maintain and repair goods (including any diagnostic software and its updates). This information must also be available in French. Future regulation is expected to provide more clarity in the information that needs to be disclosed, as well as the manner in which it must be disclosed.
The Consumer Protection Act prohibits carrying on the business of trading in goods for which obsolescence is planned. The government of QC will have the power to determine, by regulation, the technical or manufacturing standards for goods, including standards of interoperability between goods and chargers. Such regulations are expected to be introduced in future.
The new “Lemon Law” will permit consumers to request that a court declares a vehicle as “seriously defective” after: (i) three unsuccessful repair attempts for the same issue, (ii) twelve repair attempts for unrelated issues, or (iii) one or two unsuccessful repair attempts where the vehicle has been held for repair for over 30 days. In all three cases, the defects must have appeared within three years of the sale or lease of the vehicle or within the first 60,000 kilometers travelled by the vehicle. A vehicle that is declared “seriously defective” allows for cancellation of the contract or a reduction in the price paid.
Under the Canadian Competition Act, unilateral pricing decisions by a manufacturer can be investigated by the Competition Bureau as a civil matter if they rise to the level of being an abuse of dominant position by that manufacturer.
Charging Stations
In BC, the installation of EV charging stations is governed by local building, electrical and safety regulations. In addition to the BC Electrical Safety Regulation and the Occupation Health and Safety Regulations, each region may also have various applicable regulations, codes, and standards.
The BC Charger Rebate Program offers provincial rebates for the purchase and installation of EV chargers. In order to apply for the BC Charger Rebate Program, a company must obtain a charger installation approval form from the authority having jurisdiction over the property. After obtaining a permit and completing the installation, a certificate of inspection issued by the appropriate authority will be given, which can be submitted for the rebate.
In ON, the installation of an EV charging station requires the filing of a notification of work/permit with the Electrical Safety Authority. Installation must be carried out by a licensed electrical contractor in compliance with the ON Electrical Safety Code. Once complete, if installation meets the ON Electrical Safety Code and the equipment is certified for use in Canada by a nationally recognized certification agency, the ESA will issue a Certificate of Acceptance.
In QC, the installation of EV charging stations is subject to several laws and regulations which stipulate requirements for a professional engineer or master electrician, as well as installation codes and standards. Charging stations must be certified under the Québec Construction Code and comply with the Québec Construction Code, including displaying the required markings, among other requirements.
There are no provincial regulations applicable to chargers surrounding maintenance and repair requirements.
Environmental
Vehicular GHG in respect of light-duty vehicles are regulated under the federal Canadian Environmental Protection Act, 1999 (“CEPA”). In May 2018, the federal government introduced new regulations under the CEPA establishing more stringent greenhouse gas emission standards for heavy-duty vehicles and engines. Imported vehicles must be compliant with regulations aimed at air pollutants and greenhouse gas emissions. A manufacturer will need to provide evidence of its vehicles’ conformity with applicable emission standards (i.e., a certificate of conformity) and submit an import declaration confirming that all prescribed standards and requirements are met and that the importer will have a certificate of conformity for the regulated vehicle and/or engine. The import declaration can be submitted on a transactional basis or in bulk format for a specified duration.
In 2017, the federal government agency, Environment and Climate Change Canada (“ECCC”), released a regulatory framework outlining the proposed design of Canada’s Clean Fuel Standard (“Standard”), which is aimed at helping Canada meet its goal of lowering GHG to 30% below 2005 levels by 2030 as part of Canada’s participation in the Paris Agreement. The Standard includes reducing the carbon footprint of transportation fuels and requires increases in renewable fuel content or the purchase of credits that can be generated through the deployment of energy sources that offset fossil fuels, such as electric vehicles.
Incentives
Federal Incentives for Electric Vehicles
All Canadian purchasers (including individuals, businesses, duly registered not-for-profit organizations and provincial, territorial and municipal governments) qualify for a federal government subsidy on the purchase of new eligible vehicles once per year. This subsidy may be amended at the discretion of the federal government. Eligible vehicles include battery-electric vehicles (“BEVs”), hydrogen fuel cell vehicles (“FCVs”) and plug-in hybrid electric vehicles (“PHEVs”). Eligible passenger cars must have a MSRP of less than CAD55,000 for the base model and CAD65,000 or less for higher priced versions. Station wagons, pickup trucks (light trucks), SUVs, minivans, vans, and special purpose vehicles with an MSRP of less than CAD60,000, as well as vehicles with an MSRP of up to CAD70,000 are also eligible for purchase incentives. There is an incentive of CAD5,000 off the purchase price of a new fully electric or longer range (greater than 50 kilometers) PHEV and CAD2,500 off the purchase price of a new shorter range (less than 50 kilometers) PHEV. In order to receive the full amounts of the government incentives, the consumer must purchase the car outright or enter into a lease with a minimum duration of 48 months. The incentive will be prorated for lease duration of less than 48 months (e.g., for a 24-month lease, half of the incentive for that vehicle will be available). The purchase incentive will be applied at the point-of-sale, whether at the dealerships or online. To arrange for the reimbursement of incentive, the dealership must register with Transport Canada and submit the necessary forms to a dedicated online portal.
The program has been extended to March 2025 and is on a first-come, first-serve basis while funding lasts. Individuals are entitled to receive only one incentive per calendar year under this program. Businesses and provincial and municipal governments operating fleets may only receive up to 10 incentives per calendar year under this program.
Federal Tax Write-Off for Businesses
Businesses purchasing zero-emission light-, medium- and heavy-duty vehicles, including a PHEV with a battery capacity of at least 7 kWh or a fully electric vehicle, may qualify for a 100% tax write-off in the year of purchase. This applies to eligible vehicles purchased on or after March 19, 2019 and before January 1, 2024. The first-year enhanced allowance for the year 2024 is being phased-out, which resulted in a decrease in the deduction from 100% to 75%. Where the price of the vehicle exceeds CAD55,000, the tax write-off will be capped to CAD55,000 plus the federal and provincial sales tax that would have been paid if the vehicle was purchased for CAD55,000. Vehicles in respect of which an incentive has been paid in connection with the purchase are not eligible for the tax write-off.
Federal Luxury Tax
The Government of Canada has introduced a luxury tax on the sale or importation of certain vehicles priced above $100,000. The luxury tax will apply to vehicles that meet the definition of “subject vehicle” under the Act. Vehicles that could be subject to the luxury tax include sedans, coupes, hatchbacks, convertibles, sport utility vehicles and light-duty pickup trucks priced above the designated threshold.
Incentives for Electric Vehicles in ON
In ON, PHEVs, BEVs and FCVs are eligible for green vehicle license plates, which provide access to all high occupancy vehicle lanes and free access to all high occupancy toll lanes on the highways, even if there is only one person in the vehicle.
Incentives for Electric Vehicles in BC
Clean Energy Vehicle for BC (“CEV for BC”)
BC provides a point-of-sale incentive program for new clean energy vehicles, including light duty BEVs, FCVs, PHEVs and extended range electric vehicles, to eligible purchasers, including individuals, businesses, non-profit organizations and public entities who are residents of BC, based in BC or have BC-based affiliates. Under the program, BEVs, FCVs and PHEVs with a battery range of 85 kilometers or higher are eligible for an incentive of up to CAD4,000, and PHEVs with a battery range of less than 85 kilometers are eligible for an incentive of up to CAD2,000. A passenger car must have an MSRP of less than CAD50,000 and larger vehicles (station wagons, mini-vans, SUVs, small and standard pickup trucks and passenger vans) must have an MSRP of less than CAD70,000. Prospective purchasers must first apply to the government of BC to determine if they meet an income means test requirement to determine the incentive amount they are entitled. Consumers can apply for the CEV incentive program through dealerships that sell or lease qualifying vehicles. The British Columbia Ministry of Energy and Mines maintains a list of approved vehicles. Manufacturers must submit an application to the Ministry to have their vehicle considered for program eligibility. The Ministry reserves the right to adjust the incentive amounts as necessary based on market performance. The program will run until funds are exhausted.
Exemption from Increase in Provincial Sales Tax Rates
In BC, vehicles with a value of CAD55,000 or less are subject to a provincial sales tax (“PST”) of 7%, and vehicles that exceed CAD55,000 are subject to a PST of 8% to 20%. As of February 28, 2022, BEVs, FCVs and PHEVs with a value up to CAD75,000 are exempt from the increased PST for luxury vehicles and are taxed at the 7% rate. However, BEVs and FCVs that exceed CAD75,000 are subject to a PST of between 8% to 20%.
Incentives for Electric Vehicles in QC
New Electric Vehicle Incentive
The Québec government provides individuals, businesses, organization and Québec municipalities a rebate of up to CAD7,000 on the purchase or lease of a new and eligible BEV, PHEV or FCVs with an MSRP of less than CAD65,000. EV drivers in QC are eligible for up to CAD3,500 toward the purchase of a used fully electric vehicle. The program will be maintained until March 31, 2027. With the rapid growth of the EV market in the province of Quebec, the Québec government has decided that the additional incentives are no longer required, and, as such, will gradually reduce the rebate to zero by 2027. The rebate will reduce to CAD4,000 in 2024, CAD3,000 in 2025 and CAD2,000 in 2026. The incentive program will end in 2027.
Charging Station Rebates
An owner or lessee of an electric vehicle is eligible to receive CAD600 in financial assistance for the purchase of a new eligible Level 2 home charging station. Multi-unit residential buildings, businesses, municipalities and certain public bodies can also obtain financial assistance of up to CAD5,000 to fund the acquisition, lease and installation costs of a new eligible Level 2 charging station.
Transport Green: Technology Acquisition Stream
The Technology Acquisition Stream of Transport Green program offers various financial assistance for the acquisition of green technology that is not covered by other governmental measures by Québec. This financial assistance is available for FCVs with an MSRP over CAD60,000 and low speed vehicles.
Exemption from Luxury Vehicle Registration Fee
In QC, vehicles with a value exceeding CAD40,000 are generally subject to an additional registration fee for luxury vehicles of 1% of the excess value. However, BEVs, FCVs and PHEVs with a value up to CAD75,000 are exempt from the additional registration fee for luxury vehicles. BEVs and FCVs valued between CAD75,000 to CAD125,000 are only levied an additional registration fee of 1% of the excess value over CAD75,000.
India
Licensing and Distribution
In India, the distribution and sale of automobiles involve compliance with state-specific regulations. A distribution entity, often an authorized entity of the OEM, is required.
Dealership permission typically requires an agreement with the OEM, surety bonds, compliance with physical dealership location requirements, background checks for dealer leadership and insurance. Local licensing requirements may vary, including environmental permits related to waste disposal.
Emissions
India regulates vehicle emissions to control air pollution. Specific testing and certification procedures are in place for vehicle emissions. Emission standards are set by the Government of India and must be adhered to for passenger vehicles and light-duty trucks. Compliance with Bharat Stage emission norms is mandatory for all vehicle manufacturers. Environmental Impact Assessment (“EIA”) is required for new projects, including automotive manufacturing facilities.
Labeling and Advertisements
Vehicle advertising and labeling of its components in India involve compliance with various regulations, including those set by the Advertising Standards Council of India (“ASCI”) and the Legal Metrology Act (“LMA”). Certification affirming compliance with emission and safety standards are applied to all labels. Additional labelling requirements may include country of origin information, pricing or maximum retail price, quantity, generic name, date of manufacturing, expiry date (applicable for perishable goods only) and customer care details.
Advertising and promotional activities are subject to ASCI regulations and LMA, ensuring truthfulness and preventing deceptive practices.
Incentives
India offers incentives to promote investments in the automotive sector. Specific incentives may include the following:
•
Investment promotion measures such as tax benefits and subsidies for automotive manufacturers.

•
Export promotion incentives to encourage manufacturers to increase exports.

•
Incentives for research and development activities in the automotive industry.

•
Special economic zones (“SEZs”) may provide specific benefits for automotive manufacturing.

Faster Adoption and Manufacturing of Hybrid and Electric Vehicles (“FAME”) India Scheme
The FAME India scheme aims to promote the adoption of electric and hybrid vehicles by providing incentives to manufacturers and buyers. It covers various components such as electric two-wheelers, electric three-wheelers, electric buses, and electric four-wheelers. Under FAME-India Scheme phase-II, incentive is also given to EV manufacturers or companies. The incentive or concession is provided to consumers (buyers or end users) in the form of an upfront reduced purchase price of hybrid and electric vehicles to enable wider adoption, which will be reimbursed to the OEM (EV manufacturers) by the Government of India. FAME-India Scheme phase-III is expected to provide incentive to manufacturers.
Goods and Services Tax (“GST”) Reduction
The GST on electric vehicles was reduced to promote affordability. A lower GST rate meant that EVs were comparatively more affordable than traditional combustion engine vehicles. To encourage the uptake of electric transport measures, the Government of India has reduced the GST on EVs, chargers and electric bus. GST for electric vehicles will be reduced from 12 per cent to 5 per cent, and for EV chargers from 18 per cent to 5 per cent.
Income Tax Benefits
Individuals purchasing EVs could avail their income tax benefits under Section 80EEB of the Income Tax Act. This section provides a deduction of up to a certain amount on the interest paid for loans taken to purchase EVs. Section 80EEB of the Income Tax Act allows the purchaser to claim tax savings of up to Rs 1.5 lakh on interest paid on a loan made specifically to purchase an EV. However, certain restrictions and conditions concerning the loan issuer and the electric vehicle must be followed in order to claim the 80EEB deduction.
State-specific Incentives
Some states in India introduced additional incentives to promote electric mobility. These could include registration fee waivers, road tax exemptions, and other financial incentives. The table below provides a summary of state subsidies on EV and SUVs:

State	per kWh of battery capacity	Max subsidy	Road tax exemption
Maharashtra	Rs 5,000	Rs 2,50,000*	100%
Delhi#	Rs 10,000	Rs 1,50,000	100%
Gujarat	Rs 10,000	Rs 1,50,000	50%
Assam	Rs 10,000	Rs 1,50,000	100%
Bihar^	Rs 10,000	Rs 1,50,000	100%
West Bengal	Rs 10,000	Rs 1,50,000	100%
Odisha	NA	Rs 1,00,000	100%
Meghalaya	Rs 4,000	Rs 60,000	100%
Rajasthan	No	No	NA
Uttar Pradesh	No	No	75%
Kerala	No	No	50%
Karnataka	No	No	100%
Tamil Nadu	No	No	100%
Telangana	No	No	100%
Madhya Pradesh	No	No	99%
Andhra Pradesh	No	No	100%
Punjab^	No	No	100%

*
including early bird incentive; ^   policy yet to be approved; #   only for first 1,000 buyers

Incentives for Charging Infrastructure
There are also initiatives to promote the development of charging infrastructure. Incentives were provided to companies involved in setting up charging stations for electric vehicles.
Currently, from 2019 onwards, the second phase of the FAME Scheme is in force with an outlay of INR 10,000 crores, including the 366 crores spillover from FAME-I out of which 86% of the fund has been assigned to create demand for EVs in India. The following incentives have been offered under the scheme:
Sl. No.	Total Approximate Incentives	Approximate Size of Battery
1.	2-Wheeler: Rs. 15000 per kwh up to 40% of the cost of vehicles.	2-Wheeler: 2 kwh
2.	3-Wheeler: Rs. 10000 per kwh	3-Wheeler: 5 kwh
3.	4-Wheeler: Rs. 10000 per kwh	4-Wheeler: 15 kwh
4.	E Buses: Rs. 20000 per kwh	E Buses: 250 kwh
5.	E Trucks: Rs. 20000 per kwh	—
Environmental Considerations
Environmental regulations in India cover various aspects of industrial activities. Compliance with air permits for stationary sources of air pollutants under environmental laws. Wastewater treatment permits for industrial facilities discharging wastewater. Waste disposal permits for handling hazardous waste under relevant regulations.
Data Privacy
India’s national privacy law, Digital Personal Data Protection Act, was gazetted in 2023. Compliance with sector-specific federal privacy laws is also required. Adherence to privacy laws need to be observed when conducting marketing and advertising activities. It’s important to note that the regulatory landscape for data privacy in India is subject to changes, therefore businesses should regularly check for updates and seek legal advice to ensure compliance with the latest requirements.

Indonesia
Licensing
Manufacturing
The operation in Indonesia will be focusing on manufacturing of Battery-Based Electric Motor Vehicle (Kendaraan Bermotor Listrik Berbasis Baterai, or “EVs”), in which the manufacturing of EVs in Indonesia is classified into two types, i.e., the EVs and the EV components. Both types of manufacturing activities are allowed to be carried out by the same company. In addition, a company which intends to engage in the manufacturing of EVs and/or EV components are required to obtain industrial business license in accordance with the type of the EV manufacturing the company wishes to engage. Companies engaging in the manufacturing of EVs and/or EV components are required to establish manufacturing facility within the territory of Indonesia. This requirement can be complied with by carrying out self-production or cooperating with other Indonesian companies.
To accelerate the growth of EVs manufacturing, the Government of Indonesia provides leniency to companies in the EV industry to procure the import of completely built-up (“CBU”) EVs of a certain number of vehicles by considering the company’s capability to realize the development of EVs, investment and/or increment of EV production until the end of 2025. A company is eligible for this leniency if such company will establish a manufacturing facility in the territory of Indonesia, has realized the investment of manufacturing facility in Indonesia to introduce new products, and/or will increase production capacity to introduce new products in Indonesia. For the manufacturing of EV components, pursuant to Article 11 of the Presidential Regulation No. 55 of 2019 dated August 12, 2019 on the Acceleration of Battery-Based Electric Motor Vehicle Program as amended by the Presidential Regulation No. 79 of 2023 dated December 8, 2023, the Government of Indonesia allows procurement on the imports of incompletely knock down and/or CKD components if the companies that engage in the manufacturing of EV components have not been able to produce main components or supporting components of EVs.
Importation
To conduct import activities, a company is required to obtain an Importer’s Identification Number (Angka Pengenal Importir, or “API”). In this regard, the Business Identity Number (Nomor Induk Berusaha, or “NIB”) of a company serves as its API. There are two types of API: General API and Producer API. A company may only be able to select one type of API. General API is used for importing certain goods for trading purpose, while Producer API is used for importing certain goods for usage purposes such as capital goods, raw materials, auxiliary materials, and/or materials to support production processes.
Specific for manufacturing company that wishes to import CBU EVs based on the leniency given by the Government of Indonesia, the company is allowed to conduct the import by using Producer API, provided that the company has obtained approval letter on the utilization of import incentives issued by the Online Single Submission (“OSS”) system of the Government of Indonesia. In addition, to gauge market reaction, the Government of Indonesia permits EV manufacturing companies to import CBU EVs that they are not yet able to produce domestically. Pursuant to Annex VII Section D of the Ministry of Trade Regulation No. 36 of 2023 on the Policies and Governance of Imports dated December 11, 2023, as amended by the Ministry of Trade Regulation No. 3 of 2024 dated March 7, 2024, these imports require an approval letter for import incentives from the OSS system.
Data Privacy
The Government of Indonesia promulgated the Law of the Republic of Indonesia No. 27 of 2022 on Personal Data Protection on October 17, 2022 (“Indonesian PDP Law”), which serves as the main law for regulating personal data protection in Indonesia. The controller, processor and other parties related to the processing of personal data must comply with the provisions of the Indonesian PDP Law, at the latest, within two years since the promulgation of the Indonesian PDP Law, i.e., no later than October 17, 2024. The Indonesian PDP Law is applicable for the processing of personal data either through electronical or non-electronical means.

A personal data controller is defined by the Indonesian PDP law as any person, public body, and international organization that acts individually or collectively in determining purposes and exercising control over the processing of personal data. Pursuant to the Indonesian PDP Law, a personal data controller should have a valid basis to conduct the processing of personal data, whereby the basis can be in the form of, among other things, explicit consent from the owner of the personal data. The consent from the owner of personal data can be provided through either written or recorded consent. The Indonesian PDP law requires that, prior to providing consent to process personal data, the owner of personal data should have been informed by the personal data controller of the specific purposes for the processing of personal data.
The personal data controller is required to: (i) carry out the processing of personal data on a limited and specific basis, lawfully and transparently, in accordance with its purposes, (ii) ensure the accuracy, completeness and consistency of personal data in accordance with the laws and regulations through verification process, (iii) record all activities on the processing of personal data and provide access for its owner at the owner’s request, (iv) restrict/deny access of personal data alteration if such alteration (1) endangers the security, physical health, or mental health of the personal data owner and/or other persons, (2) results in the disclosure of personal data of other people, and/or (3) is against the interest of national defense and security, (v) carry out risk assessment of personal data protection for high-risk data processing (e.g., high impact on the owner, large scale processing, new processing technology) and (vi) protect and ensure the security and confidentiality of the original and processed personal data, including supervision and control of the parties involved in the personal data processing, prevention and control against unlawful processing.
Personal data controller is permitted to transfer personal data to other personal data controllers within or outside the territory of Indonesia. In conducting the transfer of data outside of Indonesia, personal data controller is required to ensure that the country where the receiver of personal data is domiciled has equivalent or higher level of personal data protection than Indonesia. If this requirement cannot be complied with, the personal data controller is required to ensure that there exists binding and sufficient personal data protection for conducting the data transfer. If this requirement also cannot be complied with, the personal data controller is required to obtain consent from owners of personal data before conducting the data transfer.
Any violation and non-compliance with the provisions of Indonesian PDP Law may be subject to: (i) administrative sanctions, in the form of: (1) written notification; (2) temporary suspension on the activities of personal data processing; (3) erasure and/or destruction of the personal data; and/or (4) administrative fines, and/or (ii) criminal sanctions, in the form of imprisonment of a maximum of six years and/or fines, for individuals, of up to IDR6 billion, or, for corporations, fines, of up to 10 times of the fines imposed
Incentives
To accelerate the implementation of electric energy in Indonesia’s transportation sector, the Government of Indonesia provides several incentives aimed to increase public interest in the adoption of EVs. There are two types of incentives that can be given by the Government of Indonesia: fiscal and non-fiscal incentives.
The Government of Indonesia provides fiscal incentives for certain four-wheeled CBU EVs and e-busses which includes: (i) subsidizing Value Added Tax (“VAT”), (ii) imposing 0 % import duty tariff, and/or (iii) subsidizing VAT on Luxury Goods. For each of the abovementioned fiscal incentive, the Government of Indonesia sets forth the specific requirements as follows:
(i)   The Government of Indonesia subsidizes the VAT for the delivery of certain four-wheeled EVs (defined as vehicles designed for transporting people) and/or certain electric buses (defined as vehicles designed to transport ten or more persons, including the driver, with more than four wheels). Pursuant to Article 3 of Minister of Finance (the “MOF”) Regulation No. 8 of 2024 on VAT on the Delivery of Certain Four-Wheeled Battery-Based Electric Motor Vehicles and Certain Bus Battery-Based Electric Motor Vehicles Borne by the Government in the Fiscal Year 2024 (“MOF Regulation No. 8/2024”), to qualify for this incentive, the EV must meet the following criteria: (i) a minimum of 40% Domestic Component Level for four-wheeled EVs and e-buses, and (ii) a minimum of 20% and up to less than 40% Domestic Component Level for e-busses. In addition, pursuant to Article 6 of MOF

Regulation No. 8/2024, companies selling and delivering these EVs must prepare a tax invoice and a realization report of the VAT covered by the Government of Indonesia and report these documents to the Minister of Finance of the Republic of Indonesia.
(ii)   A 0% import duty tariff applies to the import of certain EVs for road transportation. Pursuant to Article 4A paragraph (4) of Minister of Finance Regulation No. 26/PMK.010/2022 on the Determination of the Goods Classification System and the Imposition of Import Duty Tariffs on Imported Goods as lastly amended by the MOF Regulation No. 10 of 2024 on the Amendment to MOF Regulation No. 26/PMK.010/2022 on the Determination of the Goods Classification System and the Imposition of Import Duty Tariffs on Imported Goods, to be eligible for this incentive, an EV manufacturing company must obtain, among other requirements, a letter of approval for the utilization of import and/or delivery incentives for EVs issued by the Minister of Investment of the Republic Indonesia/Head of Indonesia Investment Coordinating Board (Badan Koordinasi Penanaman Modal, or “BKPM”).
(iii)   The Government of Indonesia subsidizes the VAT on Luxury Goods for (i) the import of four-wheeled CBU EVs, and (ii) Completely Knocked Down (“CKD”) EVs produced by EV manufacturing companies. This incentive is available to EV manufacturing companies that commit to establishing an EV manufacturing facility in Indonesia. Pursuant to Article 4 and 5 of MOF Regulation No. 9 of 2024 on Sales Tax On Luxury Goods On Import and/or Delivery of Taxable Goods Classified As Luxury in the Form of Four-Wheeled Battery-Based Electric Motor Vehicles Borne by the Government in Fiscal Year 2024, to obtain this incentive, EV manufacturing companies must prepare: (i) a goods import notification document for CBU EVs or a tax invoice for CKD EVs; and (ii) a realization report of the VAT on Luxury Goods covered by the Government of Indonesia, which must then be submitted to the Minister of Finance of the Republic of Indonesia.
To obtain the VAT on Luxury Goods subsidies from the Government of Indonesia, an EV manufacturing company must obtain approval letter on the utilization of incentives by submitting application through the OSS system, as stipulated under Articles 3 – 6 of BKPM No. 6 of 2023 on the Guidelines And Procedures For Granting Of Incentives For Importing and/or Delivering Four-Wheeled Battery-Based Electric Motorized Vehicles to Accelerate Investments. As one of the requirements, the company should provide a commitment letter, stating that the company is committed to commercially produce four wheeled EVs in Indonesia. To guarantee the fulfillment of this commitment, the company is required to provide bank guarantee addressed to BKPM. If the company fails to fulfill the commitment, BKPM will then have the right to cash out the bank guarantee. The application to obtain incentives from the Government of Indonesia can be applied by EV industry companies to the Government of Indonesia until March 1, 2025.
The Government of Indonesia provides non-fiscal incentives, which include exemptions from certain road usage restrictions, delegation of production rights for EV technologies whose patents are held by the central or local government, and security or operational activity protection to facilitate logistics or production activities for industrial companies that are deemed vital to the nation. In addition, other than incentives specific for EV industries, the Government of Indonesia also provides facilities which are generally applicable for foreign investments. The incentives are in the forms of tax holiday, tax allowance, investment allowance, and vocation, in which eligibility of foreign investment company to obtain these facilities will greatly depend on the business activities of the company.
Distribution and Dealership (Retail)
Distribution
In Indonesia, foreign investment company that engages in the distribution business (“Foreign Investment Distribution Company”) is required to appoint domestic investment companies as their distributor, sole distributor, agent, or sole agent. With this requirement, a Foreign Investment Distribution Company can only conduct indirect distribution by using generic distribution chain. The appointment of domestic investment companies as distributor, sole distributor, agent, or sole agent of a Foreign Investment Distribution Company should: (i) be made in an agreement that is legalized by notary public, and (ii) approved by the foreign principal producer of the distributed goods.

Specific for foreign-manufactured goods, the engagement between principal and distributor of the foreign-manufactured goods shall be in the form of agreement that is legalized by public notary and supplemented with certificate or legalization letter from the Trade Attaché of the Republic of Indonesia or official of the representative office of the Republic of Indonesia in the principal’s country. The agreement must at least contain the following provision, among others: (i) name and complete address of the parties; (ii) objective and purpose of the agreement; (iii) agency or distributorship status; (iv) type of goods agreed upon; and (v) marketing area. If the agreement is drafted in foreign language, it must be translated into Indonesian language by a sworn translator.
A distributor is required to obtain a Certificate of Registration (Surat Tanda Pendaftaran, or “STP”), whereby the STP serves as evidence that a company has been registered as distributor in accordance with the laws and regulations in Indonesia. A distribution agreement may be terminated before the expiration of the agreement. In the event that the termination of the distribution agreement is followed by the appointment of a new distributor before the expiration of the existing STP, the STP for the new distributor will only be given after comprehensive termination has been reached by the parties (known as a ‘clean break’). However, if after three months since the termination of the agreement, a clean break has not been reached, the existing STP will be declared invalid, and the principal may appoint a new distributor.
Dealership (Retail)
Considering the arrangement of a dealership and the lack of regulation that explicitly stipulates what constitute a “dealership,” EV dealers are categorized as ‘retailers,’ in which, they are a part of indirect distribution chain together with: (i) distributors and wholesalers, or (ii) agents and wholesalers. In the indirect distribution chain, the principal activity of dealers is to market and sell goods and products directly to customers. The business activities of dealership cannot be concurrently carried out with the wholesale business activities. In other words, a company can only select either dealership or wholesale as its business activity. In addition, it is also important to note that retailers are prohibited to conduct the importation of goods.
In accordance with the Standard Classification of Indonesian Business Field (Klasifikasi Baku Lapangan Usaha Indonesia, or “KBLI”), which classifies each business activity into certain code number, the business of dealership can be conducted with:
i.
KBLI No. 45103 (New Car Retail Trade), in which the scope of business activities encompasses retail sales of new vehicles, including special vehicles (such as ambulances, caravans, microbuses, and fire engines), lorries, trailers, semi-trailers and various other motorized transport vehicles; and

ii.
KBLI No. 45403 (New Motorcycle Retail Trade), in which the scope of business activities encompasses retail sales of new motorbikes, including bicycles or mopeds.

Both KBLI No. 45103 and KBLI No. 45403 are classified as low-risk business activity. Thus, the business license for these KBLIs comprises of only NIB. As to the technical requirements, dealers should: (i) own or possess sale facilities, or a place of business with correct, fixed, and clear address, (ii) comply with the obligations to implement occupational safety health and environment standards, and (iii) submit business activities report to the Government of Indonesia. Further, as a part of the indirect distribution chain of distributors, the distribution of goods and products by retailers is carried out based on agreements, appointments and/or evidence of written transactions.
Public Electric Charging Station
The business of charging stations can be provided by a company which engages in the following business activities, among others: (i) sale of electricity; (ii) generation, transmission, distribution and sales of electricity in one business unit; (iii) generation, transmission, and sales of electricity in one business unit; (iv) generation, distribution, and sales of electricity in one business unit; (v) distribution and sales of electricity in one business unit; and/or (vi) operation of electricity supply installments. Currently, there is no limitation on the foreign share ownership for the business of charging stations.
To conduct the business of charging stations, a company is required to obtain: (i) a ratification of business area issued by the Minister of Energy and Mineral Resources of Republic Indonesia (“MEMR”),

which indicates the place where a company can carry out the business of electric charging station (“Business Area”), (ii) a ratification of Electricity Supply Business Plan (Rencana Usaha Penyediaan Tenaga Listrik, or “RUPTL”), which serves as the plan of a company to provide the supply of electricity to consumers within the Business Area, and (iii) Electricity Supply Business License for Public Interest (Izin Usaha Penyediaan Tenaga Listrik untuk Kepentingan Umum, or “IUPTLU”), which serves as the business license for operating a public electric charging station. The ratification of Business Area, RUPTL, and IUPTLU can be obtained by the company by submitting applications to the MEMR through the OSS system. Once obtained, the IUPTLU will be valid for 30 years and can be extended.
Once all the prerequisite requirements above have been complied with, but prior to commencing operational activities, a public electric charging station company is required to submit the scheme and location data of the public electric charging station to the MEMR in order to obtain the identification number of the public electric charging stations. Currently, for charging station with fast charging system, the applicable charging fee is IDR25,000 at the maximum, or, for charging station with ultrafast charging system, the applicable charging fee is IDR57,000 at the maximum.
Environmental
In general, any business activity that has an effect on the environment is required to obtain an environmental approval. The environmental approval can be in form of Decision of Environmental Feasibility or Statement of Capability to Manage the Environment that is ratified by the Government of Indonesia. To obtain the Decision of Environmental Feasibility, a company should prepare either: (i) Environmental Impact Assessment (Analisis Mengenai Dampak Lingkungan, or “AMDAL”), or (ii) Environmental Management — Environmental Monitoring Efforts (Upaya Pengelolaan Lingkungan Hidup — Usaha Pemantauan Lingkungan, or “UKL-UPL”), depending on the risk type of the business activity. For business activities that are deemed to cause fundamental environmental changes, AMDAL is required for the issuance of the environmental approval, whereas, for business activities that are deemed not to have an important effect on the environment, UKL-UPL is required for the issuance of the environmental approval. The expiration date of the environmental approval is in accordance with the expiration date of the business license of the company.
Electronic System Operator for Battery Subscription Platform
In the event that a company intends to operate a battery subscription system utilizing software and mobile phone applications, it will be designated as an Electronic System Operator (Penyelenggara Sistem Elektronik or “PSE”) under the applicable Indonesian regulations. The operation of such a platform is categorized under the Indonesian Standard Industrial Classification (“KBLI”) 63122, which covers web portals, platforms, and related services. As such, businesses operating within this classification are required to obtain specific licenses in order to comply with Indonesia’s regulatory framework governing electronic systems. To lawfully conduct battery subscription operations in Indonesia, a company must satisfy various licensing and compliance obligations. These include obtaining an Electronic System Operator Registration Certificate (Surat Tanda Terdaftar Penyelenggara Sistem Elektronik or “TDPSE”) and a Trade Business License through Electronic System (Surat Izin Usaha Perdagangan melalui Sistem Elektronik or “SIUPMSE”). Additionally, the company must secure the necessary permits under KBLI 63122 and ensure conformity with applicable governance and regulatory compliance requirements under Indonesian law.
United States
Licensing
While distribution laws vary from state to state, a distribution entity is generally required in order to distribute automobiles in the U.S. The distribution entity may be a subsidiary or affiliate of an OEM and typically needs to hold a distributor or manufacturer license in the applicable state. The distributor or manufacturer is not required to be present in the state, however this is usually due to the fact that a licensed dealer is the ultimate entity selling to consumers in the state. To obtain a distributor or manufacturer license, the applicant typically must submit an application, pay a fee, provide a list of dealers in the state, and share background information of company officers. Other common supporting documents include a copy of the Manufacturer’s Certificate of Origin, a Certificate of Authority to conduct business in that state, vehicle warranty packets, a copy of pre-delivery inspection obligations of dealers, copies of marketing brochures, and a copy of the company’s standard dealer agreement. Some states also require a representative license to be filed, naming an individual who may contact dealers on behalf of the distributor or manufacturer. Distributor and manufacturer requirements are set by state agencies (typically state Departments of Motor Vehicles (“DMV”) or equivalent) so requirements vary depending on the state.
The dealer must be licensed by the state in which vehicles are sold and be physically present in that state. To obtain a dealer license, a new vehicle dealer must have an agreement with an OEM or the distributors of the vehicles they will sell. Other common dealership requirements include surety bonds, physical requirements for dealership locations (office space, display space, signage, etc.), completion of educational courses by dealer employees, fingerprints and background checks for dealer leadership, and insurance requirements. Dealership requirements are set by state agencies (typically state DMV) so requirements vary depending on the dealership location.
In addition to a distribution entity, a dealership entity is also generally required to be set up. This new dealership entity must obtain a dealer’s license from the California DMV for an initial dealership location to sell vehicles in California. Each subsequent dealership location in California will need its own branch dealership license from the California DMV. To obtain the dealership license, the location must be inspected by a California DMV inspector and it must meet certain requirements and be properly zoned for automotive sales. In California, it is dealership entities that open vehicle showrooms.
Additional local licensing requirements may apply depending on the location of the dealership, including environmental permits related to the disposal of waste products and tires. Different local municipalities will have different requirements for the types of licenses needed to operate a sales and service location.
Nonetheless, a dealer entity will typically require:
•
business permit for automotive sales and services — if the location is not in an area zoned for the sale and service of automobiles, the dealer would need to petition the local authorities for special zoning permission;

•
environmental permits;

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seller permit — a state sales tax certificate relating to the collection and payment of sales tax;

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building location permits — depends on the location of the dealer and type of lease;

•
salesperson license — salespersons may be required to pass a background check and apply for a license with a state agency, with requirements varying by state. In California, any employee of a dealer that sells vehicles or vehicle contracts or supervises vehicle sales or contracts, must be licensed;

•
Insurance Institute for Highway Safety crash testing and rating of vehicle safety performance;

•
registered fictitious business name if operating under a name other than the registered legal entity name; and

•
public display of the licenses of the vehicle salespersons and dealers in the showrooms.

Emissions
The EPA and the California Air Resources Board (“CARB”) have comprehensive regulations for passenger vehicles and light duty trucks that apply throughout the full useful life of the vehicle. Since the 1970s, the EPA has established mandatory emissions standards for ‘criteria pollutants’ (e.g., NOx, PM, CO, and HC) that have become progressively more stringent. Since the 1980s, the National Highway Traffic Safety Administration (“NHTSA”) has enforced fleet-wide standards for fuel economy. More recently, the EPA and CARB started to regulate greenhouse gases (“GHG”) through progressively more rigorous mandatory fleet-wide standards. In addition, California has established a zero-emissions vehicle program requiring manufacturers’ annual sales to include a certain fraction of electric or hybrid vehicles. Both the EPA and CARB have warranty requirements for emission-related components and require reporting and potential penalties or recalls for emission-related defects.

Pursuant to the Clean Air Act, emissions certifications are granted by the EPA on an annual basis for all vehicles sold in a given model year. The State of California has developed its own separate emissions certification and enforcement program for new vehicles sold in the state of California, which requires the submission of a separate application and test results for vehicles sold in California. In recent years, a number of states have adopted the California certification program pursuant to Section 177 of the Clean Air Act (“Section 177 States”), which has historically imposed more stringent emissions standards for certain pollutants. New automobiles can only be sold in the U.S. after the receipt of a Certificate of Conformity from the EPA, or, in California or a Section 177 State after receiving approving executive orders from CARB.
While electric vehicles are arguably not required to comply with the Clean Air Act because they do not produce exhaust emissions, by subjecting their vehicles to EPA scrutiny and standards, electric vehicle manufacturers may generate federal GHG emissions credits, which are available to foreign or domestic vehicle manufacturers who over-comply with federal GHG emission standards. Such credits may be sold to other manufacturers. California and the Section 177 States have additional programs under which manufacturers may generate credits for selling and distributing zero-emission vehicles (“ZEVs”), BEVs, fuel cell electric vehicles (“FCEVs”) and PHEVs based on battery capacity, including electric vehicles and vehicles that over-comply with the California emissions standards. Manufacturers who produce more ZEV credits than they are required to hold under the ZEV mandate may bank or sell their excess credits to other manufacturers for a profit through private negotiations.
Under the California and Section 177 States credit program, foreign and domestic vehicle manufacturers may also receive GHG credits for meeting more stringent GHG emissions standards for their vehicles sold and distributed in California or a Section 177 State. Manufacturers with excess California and Section 177 States credits may sell them to other manufacturers for a profit through private negotiations. State GHG emissions credits retain their value for up to five model years going forward, and may be used to cover a credit deficit or non-compliance up to five years prior.
If any emission-related defects are found in twenty-five or more vehicles of the same model year, the manufacturer must notify the EPA within fifteen working days. A manufacturer may decide to conduct a voluntary recall, or the EPA may require a recall, to address the emission-related defect. California has its own emissions defect reporting and recall requirements, which are similar to the federal provisions. The CARB requires manufacturers to file emission warranty information reports when warranty claims for an emission-related part reach 25% of the vehicles in an engine family or 1% of the vehicles in a test group during a quarter. If the warranty claims rate reaches higher targets, additional reporting is required, including field information reports and emissions information reports.
Labeling and Advertisements
Once a vehicle is certified as meeting all applicable federal motor vehicle safety standards (“FMVSS”), a certification label affirming compliance with FMVSS standards is applied to the vehicle.
In addition to the certification label, a number of other labeling requirements may apply to vehicles or replacement parts, including:
•
Proposition 65, California’s “right-to-know” chemical warning law — mandates certain warnings for products that are known to cause exposure to certain listed hazardous chemicals;

•
NHTSA New Car Assessment Program Rating requirement — requires new vehicles to display a label indicating its safety rating based on NHTSA testing or that the rating is not yet available;

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Country of origin — new vehicles must be labeled with information about the country of origin of the vehicle parts, the final assembly point for the vehicle and the country of origin for the engine and transmission;

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Pricing label — shows pricing information and other information known as a “Monroney label”;

•
Fuel economy label — indicates the vehicle’s fuel economy and greenhouse gas emission performance;

•
Theft prevention labels — certain vehicle parts and replacement parts, such as the engine, fender, door and bumper, must be labeled with the vehicle’s VIN in order to facilitate tracing and recovery of stolen parts, subject to certain exemption; and

•
Airbag warning — the NHTSA crash protection standard, FMVSS 208, includes requirements for sun visor and dashboard labels warning of the dangers of airbags for child occupants.

In the U.S., advertising and promotional activities are regulated at both the state and federal level. At the state level, state attorneys general enforce requirements such as “truth in advertising” and other consumer protection provisions. At the federal level, the Federal Trade Commission (“FTC”) enforces standards aimed at preventing fraud, deception and unfair business practices. The FTC Act prohibits unfair or deceptive advertising, and requires that advertising be truthful and claims be substantiated.
Incentives
There are incentives targeted at encouraging investments in the U.S. EV market, including federal incentives for the production of alternative fuel vehicles or investments in the infrastructure to support such production. For example, pursuant to the IRA, the Advanced Manufacturing Production Credit (Section 45X) is available to EV manufacturers that manufacture EV components, such as battery cells and modules, and process certain critical minerals in North America. The amount of the tax credit varies based on the eligible component produced and sold and is calculated on a per component basis. Further, under the IRA, automakers are no longer subject to a cap of 200,000 tax credits but must comply with several additional eligibility requirements, including conducting final assemblies of vehicles in North America, a cap on vehicle MSRP and restrictions on the country of origin of battery components. Meanwhile, under the IRA, the Section 45W tax credit extends to our U.S. financing partners a clean vehicle credit of up to $7,500 that our partners can use to reduce the lease price of VinFast vehicles offered to customers and thereby indirectly benefit such customers.
The IRA provides tax credits in connection with the purchase of certain EVs through 2032. However, in order for the purchase of an EV to qualify for such credits, the EV must satisfy certain requirements, including, among others, that a specified percentage of the value of the battery components in the EV be manufactured or assembled in North America, the final assembly of the vehicle be conducted in North America, the retail price of the vehicle not exceed a specified threshold which varies by vehicle type and eligible taxpayers must have incomes below certain thresholds. Our EVs currently produced in Vietnam for export to the U.S. are not qualified for the tax credits under the IRA. In 2022, we entered into a series of agreements with North Carolina state and local authorities to build a manufacturing facility spanning across a site measuring approximately 733 hectares in North Carolina. Once this facility commences operations and final assembly of our EVs, our customers in the U.S. may be able to be entitled to this tax credit, subject to, among other things, their income eligibility as well as our ability to meet requirements on battery components and critical minerals.
In some cases, state and local governments may provide additional incentives.
For example, in California, rebates are available at the state and county levels for consumers who purchase (or in some cases, lease) qualifying zero emission vehicles, including electric vehicles. Previously, in the state-run Clean Vehicle Rebate Project, qualifying consumers could receive up to $2,000 or more (depending on their household income) for purchasing or leasing a plug-in electric vehicle. This program was phased out at the end of 2023 and replaced with a statewide version of the program called “Clean Cars 4 All.” Clean Cars 4 All is a rebate program meant to assist low-income households with the transition to a zero-emission vehicle. There are strict income and vehicle MRSP requirements to receive a rebate up to $12,000. We have successfully applied to CARB to have the VF 8 listed as an eligible vehicle effective through at least 2024. Similar state programs exist in other states, such as New York, Maryland, Oregon and Colorado, though there may be some limitations on vehicle price.
Environmental
The following requirements for environmental permitting apply to companies engaged in manufacturing or other industrial activities in the U.S.:
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air permits for stationary sources of air pollutants under the Clean Air Act or state/local air permitting regulations;

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wastewater treatment permits for wastewater discharges from industrial facilities under the Clean Water Act or state/local water permitting regulations; and

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waste disposal permits for any hazardous wastes under the Resource Conservation and Recovery Act or state/local hazardous waste disposal regulations.

Data Privacy
In the U.S., no comprehensive federal privacy legislation exists. Instead, the privacy landscape includes federal and state laws, along with sector-specific regulations.
Federal Statutes and Regulations
The federal privacy landscape is characterized by sector-specific statutes rather than one comprehensive privacy statute. Key federal statutes include the Children’s Online Privacy Protection Act, which addresses the collection of personal information from children under the age of 13 by websites and online services; and the Federal Trade Commission Act, which empowers the Federal Trade Commission to enforce against deceptive and unfair business practices in privacy and data security across a broad array of sectors, including vehicle manufacturers.
State Statutes and Regulations
Because no federal data privacy law exists, states have begun to introduce and enact comprehensive privacy legislation. Among these are the California Consumer Privacy Act (“CCPA”) and California Privacy Rights Act and regulations promulgated by the California Attorney General, as well as regulations promulgated by the California Privacy Protection Agency. The CCPA affords California residents extensive rights regarding their personal data, including access, deletion, and the right to opt-out of the sale or sharing of their personal information. Similar legislation has been passed in Colorado, Connecticut, Delaware, Indiana, Iowa, Montana, New Jersey, Oregon, Tennessee, Texas, Utah, and Virginia. Furthermore, states such as Illinois have introduced laws regulating specific types of personal information, exemplified by the Illinois Biometric Information Privacy Act, which creates specific regulatory requirements related to biometric data.
New Privacy Laws
The landscape of data privacy regulations in the U.S. is in a state of flux, with legislative developments ongoing in numerous states and at the federal level. Discussions regarding a potential unified federal privacy law continue, underscoring the need to stay abreast of updates to, and changes in privacy legislation.
Vietnam
Environment, Social and Compliance
On January 1, 2022, the new 2020 Environmental Protection Law came into force. The law requires manufacturers of motor vehicles who discharge wastewater, dust or emission or hazardous waste to obtain an environment permit issued by the Ministry of Natural Resources and Environment. The environment permit imposes various requirements on the manufacturer, including the source and volume of wastewater, dust or emission or hazardous waste permitted to be discharged into the environment; hazardous waste treatment facilities and equipment system required to be put in place; the volume of hazardous waste permitted to be treated; and various other environment protection measures required to be put in place. Under the new 2020 Environmental Protection Law, manufacturers of batteries with a capacity of 600 tons or 200,000 KWh per year, may also be required to prepare an Environmental Impact Assessment Report (“EIAR”), subject to certain conditions.
Manufacturers of motor vehicles in Vietnam are also required to collect and separate ordinary solid waste at the source and enter into a service contract for the collection, transportation and disposal of solid waste. Where the manufacture generates hazardous waste, it is required to collect and classify hazardous waste at the source and re-use, recycle or dispose of hazardous waste or enter into a service contract for the collection, transportation and disposal of hazardous waste.
Manufacturers of motor vehicles in Vietnam are also required to obtain a certificate certifying its compliance with technical safety quality and environmental protection requirements from the Vietnam Register, in accordance with the regulations on the technical safety and environmental safety inspection in the manufacture and assembly of motor vehicles issued by the Ministry of Transport of Vietnam.
Manufacturers or importers of recyclable products (including vehicles, batteries, engine lubricants, tires and electronic or electric devices) must recycle them according to the mandatory recycling rate and specifications, except for products and packages that are exported, temporarily imported or produced or imported for research, learning or testing purposes.
Charging Stations
Due to the limited use of EVs in Vietnam, there are few regulations governing charging stations. Therefore, EV manufacturers must always consult with relevant government agencies, such as the Ministry of Construction and the Ministry of Transportation, and adhere to their directives.
Emissions
In 2021, the Ministry of Transport issued a national technical regulation governing the emission of fifth level gaseous pollutants for newly assembled, manufactured and imported automobiles, which is the equivalent of the Euro 5 emission. The national technical regulation applies to our current ICE vehicles. Two of our vehicle models, VinFast Lux SA2.0 and Lux A2.0, have been tested and confirmed to meet the Euro 5 emission standard.
In respect of emission regulations for electric cars, the Vietnam Register is in the process of drafting a regulation to amend and supplement national technical regulations on quality, technical safety and environmental protection for automobiles. Such regulations on EVs are intended to serve as a basis for the inspection, assessment, and certification of vehicle quality.
In addition, the Vietnamese government also adopted regulations on GHG emission reduction and adaptation measures to cope with climate change. Under Decree No. 06/2022/ND-CP of the Government on GHG emission reduction and Ozone layer protection, which came into effect on January 07, 2022 (“Decree 06/2022”), GHG-emitting facilities, including our manufacturing facilities, which reach statutory GHG emission thresholds shall conduct an inventory of its GHG emissions and report it to the relevant competent authorities. According to Decree 06/2022, between 2021 to 2025, it is not mandatory to reduce GHG emissions; and from 2026 to 2030, GHG-emitting facilities must conduct an inventory of its GHG emissions, and develop and implement a GHG emission reduction plan according to the allocated GHG emission quota. The exchange, purchase and sale of emission quotas and carbon credits on the domestic carbon market are permitted. As an electric vehicle manufacturer devoted exclusively to producing zero-emission vehicles, we will benefit from these regulations and will be able to sell our carbon credits to other manufacturers in the domestic carbon market.
Incentives
Special Consumption Tax
To stimulate demand for electric vehicle production, a number of preferential tax policies for electric vehicles have been adopted by the National Assembly under Law No. 03/2022/QH15 dated January 11, 2022 (which took effect on March 1, 2022), including a special consumption tax exemption and reduction. Under such tax policies, battery-powered electric vehicles with nine seats or less will be subject to a special consumption tax rate of 3% from March 1, 2022 to the end of February 28, 2027, and 11% from March 1, 2027 onwards. In comparison, the special consumption tax on ICE vehicles with nine seats or less ranges from 35% to 150%, depending on cylinder capacity.

Registration Fee
Customers buying vehicles in Vietnam must pay a registration fee to the tax authority before they may register ownership of and utilize the vehicle. According to Decree No. 10/2022/ND-CP dated January 15, 2022 (which took effect on March 1, 2022), new battery-powered electric vehicles are subject to a first-time registration fee of 0% for 3 years, starting from March 1, 2022. In the following two years (March 2025 to March 2027), the applicable registration fee will be 50% of that of petrol and diesel cars with the same number of seats. The first-time registration fee rate on ICE vehicles is between 10% to 15%, subject to the discretion of the provincial/ municipal People’s Council. Used electric vehicles which are being registered for the second time under a new owner’s name will be subject to a registration fee of 2%, similar to the rate applicable to ICE vehicles.
CIT and Land Rental
In the Dinh Vu-Cat Hai economic zone, we enjoy attractive tax incentive schemes designed to encourage long-term industry growth in Hai Phong, a province which the Vietnamese government has designated as an industrial manufacturing and import-export hub. The Vietnamese government currently allows investment projects in economic zones to enjoy a favorable CIT of 10% for 15 years, commencing from the first year in which a company generates income (as compared to the general CIT rate of 20%), and CIT exemption for the first four years, commencing from the first year in which our Company generates taxable income, and a 50% reduction on the applicable CIT rate for the following nine years.
According to the new Decree No. 08/2022/ND-CP dated January 10, 2022, manufacturers of vehicles consuming electricity or renewable energy, vehicles with low fuel consumption, or vehicles with low or no emissions will benefit from a CIT of 10%. Official guidance from the tax authorities to provide further clarification on this decree is pending.
In addition, the Vietnamese government issued Decree No. 91/2022/ND-CP (“Decree 91”) dated October 30, 2022 which amended and supplemented Decree No. 126/2020/ND-CP relating to laws on tax administration, including an adjustment on the temporary CIT payment rate. Under Decree 91, the total CIT temporarily paid is increased to four quarters, from the previous three quarters, and cannot be less than 80% of the amount of CIT payable in the final settlement years, compared to the previous threshold of 75%. Late payments of CIT are subject to interest accruing from the due date to the date immediately preceding the payment of the outstanding CIT amount.
The Vietnamese government also provides incentives in the form of exemptions from land rental fees for a period of 19 years. In particular, our Company was exempted from paying land rental for a total of 22 years, including an exemption of three years during the construction of its manufacturing facility.
Data Privacy
Regulations regarding personal data protection are enumerated in a number of distinct regulatory frameworks, including Vietnam’s Constitution, Vietnam’s Civil Code 2015, the Law on Electronic Transactions No. 51/2005/QH11, the Law on Information Technology No. 67/2006/QH11, the Law on Protection of Consumers’ Rights No. 59/2010/QH12, the Law on Cybersecurity No. 24/2018/QH14, the Law on Cyber Information Security No. 86/2015/QH13 and the Law on Access to Information No. 104/2016/QH13 and their respective implementing regulations.
On April 17, 2023, Decree 13/2023/ND-CP on Personal Data Protection (“PDPD”) was officially issued. The PDPD is the first regulation to provide a comprehensive privacy legal framework in Vietnam. It regulates, among other things, the processing of personal data, personal data protection measures, the Personal Data Protection Commission, the handling of personal data breaches and the responsibility of relevant agencies, organizations and individuals. The PDPD has come into effect on July 1, 2023 but small and medium-sized businesses will have the benefit of a two-year grace period.
The PDPD, which mirrors the EU’s General Data Protection Regulation (EU) 2016/679 (the “GDPR”) in a number of respects, imposes a number of new requirements on organizations and individuals that are engaged in or associated with personal data processing activities in Vietnam. Some notable provisions include:

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extraterritorial scope of application — the PDPD will apply to both domestic and foreign entities directly engaged in and/or related to processing of personal data in Vietnam;

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broad definition of personal data and data processing — the PDPD divides personal data into two categories: “basic personal data” and “sensitive personal data.” The list of sensitive personal data is extensive and not exhaustive;

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new requirements for valid consent, the processing of sensitive personal data, and international data transfer. No specific data localization mandate was imposed;

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obligation to implement diverse managerial and technical measures to protect personal data, including an impact assessment on personal data protection; and

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strict deadline to respond to data subjects’ data privacy-related requests within 72 hours.

MANAGEMENT
Directors and Executive Officers
The following table sets forth information regarding our directors and executive officers.
Directors and Executive Officers	Age	Position/Title
Pham Nhat Vuong	56	Managing Director and CEO
Le Thi Thu Thuy	50	Chairwoman and Director
Ling Chung Yee, Roy	47	Independent Director
Tham Chee Soon	59	Independent Director
Nguyen Thi Van Trinh	50	Director
Nguyen Thi Lan Anh	38	Director and Chief Financial Officer (“CFO”)
Unless otherwise indicated, the business address of each director and executive officer is Dinh Vu — Cat Hai Economic Zone, Cat Hai Islands, Cat Hai Town, Cat Hai District, Hai Phong City, Vietnam.
Pham Nhat Vuong.   Mr. Pham has served as a member of our Board since March 2022 and as our CEO since January 2024. Mr. Pham served as the Chairman of our Board from March 2022 until January 2024. He is also the Chairman of the board of directors of Vingroup. He has a long track record as an entrepreneur both inside and outside Vietnam. He established Vingroup’s core businesses, starting with its two initial brands, Vinpearl and Vincom in 2001 and 2002, respectively. He is also the founder of Technocom Co. Ltd., Ukraine. Mr. Pham received his bachelor’s degree in geoeconomic engineering from Russian State Geological Prospecting University.
Le Thi Thu Thuy.   Ms. Le has served as the Chairwoman of our Board since January 2024. Ms. Le has served as a member of our Board since March 2022 and previously served as the Managing Director of our Board and our Global CEO from March 2022 until January 2024. Ms. Le joined Vingroup in 2008 and has held various senior positions within Vingroup, including as Chief Financial Officer, CEO and Vice Chairwoman of Vingroup, and CEO of VinSmart. Previously, Ms. Le was a Vice President at Lehman Brothers for Japan, Thailand and Singapore from 2000 to 2008. Ms. Le is also a Chartered Financial Analyst charterholder. Ms. Le received her bachelor’s degree economics from Hanoi Foreign Trade University and her Master of Business Administration, with a major in Finance, from the International University of Japan.
Ling Chung Yee Roy.   Mr. Ling has served as a member of our Board since March 2022. He is the CEO and Founder of FollowTrade Pte. Ltd. since May 2021. He is an independent director of several listed companies in Asia, such as Amplefield Ltd. since February 2019, United Food Holdings Ltd. since November 2015, and Ley Choon Group Holdings Ltd. since September 2015. He is also an Adjunct Professor in Finance at the SKEMA Business School and an Academic Program Director at SMU Academy. Mr. Ling was previously an independent director at various listed companies, including Vingroup and Debao Property Development Ltd. from February 2019 to October 2022, Sino Grandness Food Industry Group Ltd. from December 2019 to October 2020, Ace Achieve Infocom Ltd. from 2018 to 2020. Mr. Ling is a seasoned corporate finance veteran and held senior positions with JPMorgan, Lehman Brothers, Goldman Sachs and Salomon Smith Barney. His expertise is in digital finance, sustainable investing, and real estate. He completed some of the highest-profile advisory and capital market transactions in the region. Mr. Ling is a former board director of the CFA Society of Japan. Mr. Ling received a bachelor’s degree in business administration from the National University of Singapore, where he graduated with honors, and received his Global Executive Master of Business Administration from INSEAD.
Tham Chee Soon.   Mr. Tham has served as a member of our Board since May 2024. He is an independent director of several companies in Asia, including CH Offshore Limited since July 2023 and Gratus Investment Management Private Limited since October 2023. Mr. Tham also serves as a director and CFO for RF Acquisition Corp II, a special purpose acquisition company that has filed a registration statement on Form S-1 with the Commission, since March 2024. He serves on the boards and audit committees of several not-for-profit entities and charities, such as the Bone Marrow Donor Program since 2018, the TENG Ensemble Ltd since 2018 and Dover Park Hospice since 2017. He is a Public Accountant licensed in Singapore, a Fellow Chartered Accountant of Singapore and a Chartered Financial Analyst charterholder.

In addition, he is a member of the American Institute of Certified Public Accountants and Certified Practising Accountants Australia. He received his Bachelor of Accountancy from the National University of Singapore.
Nguyen Thi Van Trinh.   Ms. Nguyen has served as a member of our Board since March 2022. Ms. Nguyen has served as the director of Asian Star since March 2006. She is also a director at several companies in Singapore, including Vingroup Global Pte. Ltd. since May 2019, Vingroup Investment Pte. Ltd. since April 2019 and Affinitee Holding Pte. Ltd. since February 2018. Ms. Nguyen received her bachelor’s degree in international commercial trade from the Foreign Trade University in Vietnam.
Nguyen Thi Lan Anh.   Ms. Nguyen has served as a member of our Board since June 2024 and as our CFO since January 2024. Ms. Nguyen has also served as the chairwoman of V-G High Tech Energy Solutions Company Limited, a joint venture company partially-owned by VinEG, since December 2022. Prior to her appointment in our Company, she held several roles including CFO for VinES from October 2021 to October 2023 and for VinSmart from November 2020 to October 2021. Prior to joining Vingroup, Ms. Nguyen held various senior positions at NEXIA STT Co. Ltd, as Partner and Deputy General Director, and at Heineken Hanoi, as Business Controller and Tax Manager. Ms. Nguyen received her bachelor’s degree in Corporate Finance and master’s degree in Economic Finance from the Academy of Finance, Hanoi, Vietnam. She is a Fellow Chartered and Certified Accountant and a Certified Practising Accountant Australia.
There are no family relationships among our directors and executive officers.
Composition of the Board
Our board consists of six directors, including two independent directors who qualify as independent within the independence requirements of Rule 10A-3 under the Exchange Act and the independence requirements of Nasdaq. The number of directors may be changed from time to time by ordinary resolution of our shareholders at general meetings, but shall not be less than two members. A director need not be a shareholder of our Company and shall not be required to hold any shares of our Company by way of qualification.
Term of Office for Directors
We may, by ordinary resolution of which special notice has been given to all shareholders entitled to receive notices, from time to time, remove any director before the expiration of his or her term of office, notwithstanding anything in our constitution or in any agreement between us and such director. We may also, by an ordinary resolution, appoint another person in place of a director removed from office pursuant to the foregoing.
Our constitution provides that our shareholders by ordinary resolution, or our Board shall have the power, at any time and from time to time, to appoint any person to be a director either to fill a casual vacancy or as an additional director, provided that the total number of directors shall not at any time exceed the maximum number (if any) fixed by or in accordance with our constitution, as the case may be, and any such person appointed by our Board (and not by ordinary resolution of our shareholders) shall hold office only until the next annual general meeting and shall then be eligible for re-election at such meeting.
Duties of Directors
Under Singapore law, members of the board of directors of a Singapore company owe certain fiduciary duties towards the company, including a duty to act in good faith in the interests of the company, a duty to act honestly and to use reasonable diligence in the discharge of the duties of their office. Directors generally owe fiduciary duties to the company, and not to the company’s individual shareholders. The company’s shareholders may not have a direct cause of action against its directors. The company has the right to seek damages if a duty owed by directors is breached.
Subject to applicable law and our constitution, the directors may, at their discretion, exercise all powers of our Company to borrow or otherwise raise money, to mortgage, charge or hypothecate all or any of the property or business of our Company including any uncalled or called but unpaid capital and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of our Company or of any third party.
Subject to the Singapore Companies Act, every director who is, in any way, whether directly or indirectly, interested in a transaction or proposed transaction with the company must as soon as is practicable after the relevant facts have come to his or her knowledge declare the nature of his or her interest at a meeting of the directors of the company, or send a written notice to the company containing details on the nature, character and extent of his or her interest in the transaction or proposed transaction with the company. Under our Company’s constitution, (i) every director shall observe such provisions of the Singapore Companies Act relating to the disclosure of the interests in transactions or proposed transactions with the company or of any office or property held by him which might create duties or interests in conflict with his duties or interests as a director; (ii) notwithstanding such disclosure, a director shall not vote in regard to any transaction or arrangement or any other proposal whatsoever in which he has directly or indirectly a personal material interest; and (iii) a director shall not be counted in the quorum at a meeting in relation to any resolution on which he is debarred from voting.
Committees of the Board
We are a “foreign private issuer” under the securities laws of the U.S. and Nasdaq’s corporate governance standards. Under the securities laws of the U.S., foreign private issuers are subject to different disclosure requirements than U.S.-domiciled registrants, as well as different financial reporting requirements. Under Nasdaq’s corporate governance standards, a foreign private issuer is subject to less stringent corporate governance requirements. Subject to certain exceptions, the corporate governance standards permit a foreign private issuer to follow its home country practice in lieu of certain listing requirements of Nasdaq. Accordingly, in the future, you may not have the same protections afforded to holders of securities of companies that are subject to all of the corporate governance requirements. See also “Risk Factors — Risks Relating to Ownership of Our Securities — “We are a foreign private issuer and, as a result, we are not subject to U.S. proxy rules and are subject to Securities Exchange Act of 1934, as amended, reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company” and “— As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all corporate governance requirements from Nasdaq.”
Audit Committee
Our Audit Committee (the “Audit Committee”) consists of Mr. Ling and Mr. Tham. Mr. Ling is the chair of our Audit Committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the corporate governance rules of Nasdaq. Our Board has determined that Mr. Ling and Mr. Tham are each an audit committee financial expert as defined by the SEC rules and have the requisite financial experience as defined by the corporate governance rules of Nasdaq.
Our Board has determined that each member of our Audit Committee is “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.
Our Audit Committee’s responsibilities include:
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recommending the appointment and termination of our independent auditors, subject to approval of the shareholders;

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pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;

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overseeing the accounting and financial reporting processes of our Company and audits of our financial statements, the effectiveness of our internal control over financial reporting and making such reports as may be required of an audit committee under applicable law;

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reviewing with management and/or our independent auditor our annual and quarterly financial statements prior to publication or filing (or submission, as the case may be) to the SEC;

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recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Singapore Companies Act (where applicable) as well as approving the yearly or periodic work plan proposed by the internal auditor;

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reviewing with our general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that could have a material impact on the financial statements;

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identifying irregularities in our business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors;

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reviewing policies and procedures with respect to transactions (other than transactions related to the compensation or terms of services) between our Company and its officers and directors, or affiliates of officers or directors, or transactions that are not in the ordinary course of our Company’s business and deciding whether to approve such acts and transactions if so required under the Singapore Companies Act;

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establishing procedures for the handling of employees’ complaints as to the management of our Company’s business and the protection to be provided to such employees; and

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discussing policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which our exposure to such risks is handled, and overseeing management of enterprise risk, including financial and cybersecurity risks and risks related to supply chain, suppliers and service providers.

Our Audit Committee may meet as often as one or more members of the Audit Committee deem necessary, but in any event will meet at least once during each fiscal quarter. The Audit Committee must meet at least once per year with our independent accountant.
Compensation Committee
The Board’s compensation committee (our “Compensation Committee”) consists of Mr. Ling and Mr. Tham. Mr. Ling is the chair of our Compensation Committee.
Our Compensation Committee’s responsibilities include:
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recommending to our Board for its approval a compensation policy in accordance with the requirements of the Singapore Companies Act (where applicable) as well as other compensation policies, incentive-based compensation plans and equity-based compensation plans, and overseeing the development and implementation of such policies and recommending to our Board any amendments or modifications the committee deems appropriate, including as required under the Singapore Companies Act (where applicable);

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reviewing the implementation of the compensation policy and periodically making recommendations to the board of directors with respect to any amendments or updates of the compensation policy;

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reviewing and approving the granting of options and other incentive awards to our CEO and other executive officers, including reviewing and approving corporate goals and objectives relevant to the compensation of our CEO and other executive officers, including evaluating their performance in light of such goals and objectives;

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administering our equity-based compensation plans, including without limitation, making awards to eligible persons under the plans and determining the terms of such awards, and recommending for approval by the board: (i) the adoption of such plans, and (ii) the amendment and interpretation of such plans and the awards and agreements issued pursuant thereto;

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resolving whether or not to approve arrangements with respect to the terms of office and employment of office holders;

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exempting, under certain circumstances, a transaction with our CEO from the approval of our shareholders; and

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approving and exempting certain transactions regarding office holders’ compensation pursuant to the Singapore Companies Act (where applicable).

Nominating and Corporate Governance Committee
Our Board’s nominating and corporate governance committee (our “Nominating and Corporate Governance Committee”) consists of Ms. Le, Ms. Nguyen and Mr. Pham. Ms. Le is the chair of our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the Board in selecting individuals qualified to become our directors and in determining the composition of the Board and its committees. Our Board has adopted a nominating and governance committee charter setting forth the responsibilities of our Nominating and Corporate Governance Committee.
Our Nominating and Corporate Governance Committee’s responsibilities include:
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overseeing and assisting our Board in reviewing and recommending nominees for election as directors;

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assessing the performance of the members of our Board;

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establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our Board a set of corporate governance guidelines applicable to our business, including but not limited to, the constitution and the charters of our Company’s other committees; and

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performing an annually evaluation of the performance of the committee as well as reviewing and reassessing its charter and submitting any recommended changes to our Board for its consideration.

Board’s Role in Risk Oversight
Our Board is primarily responsible for developing our risk management framework and overseeing the risk management processes in place across our group. Our Board determines our appropriate level of risk, assesses the specific risks faced and reviews management’s strategies for adequately mitigating and managing the identified risks. Risks that our Board considers include those relating to cybersecurity, supply chain, suppliers and service providers. Our Board oversees compliance with applicable data protection and data security laws, rules and regulations and promotes a culture of data protection accountability and awareness throughout our Company.
In addition to our Board administering this risk management oversight function, our Audit Committee supports our Board in discharging its oversight duties. The Audit Committee considers our Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which our Company’s exposure to risk is handled, and oversees management of our Company’s enterprise risk, including financial and cybersecurity risks and risks related to supply chain, suppliers and service providers.
Code of Business Conduct and Ethics
Our Company has adopted a Code of Business Conduct and Ethics, which covers a broad range of matters including the handling of conflicts of interest, compliance issues and other corporate policies such as equal opportunity and non-discrimination standards. This Code of Business Conduct and Ethics applies to all of our Company’s executive officers, Board members and employees.
Employment Agreements and Indemnification Agreements
We, or certain of our subsidiaries, have entered into employment agreements with each of our executive officers, which set forth the terms and conditions of each executive’s employment, including base salary, performance-based variable pay compensation and benefit plan participation. Under these agreements, each of our executive officers is employed for a specified time period. We and/or our subsidiaries may terminate employment without notice, at any time, for certain acts of the executive officer, such as serious, repeated or continuing breach of internal policies or guidelines on conduct, any act or conduct which would bring the officer or our Company into disrepute, any serious misconduct, unreasonable absenteeism or willful disobedience of the Company’s lawful orders, willful refusal to perform all or any duties, insubordination, breach of company secrecy, or violation of the laws and regulations of Singapore. We and/or our subsidiaries may also terminate an executive officer’s employment with advanced written notice. The length of such notice period is set out in each contract in accordance with the applicable law of Singapore. Without delivering an advanced written notice, we may also terminate an executive officer’s employment by paying to such officer a salary in lieu of notice for the remainder of the relevant notice period. The executive officer may resign at any time by delivering to us an advanced written notice.
In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) solicit from any customer doing business with us during the effective term of the employment agreement business of the same or of a similar nature to our business; (ii) solicit the employment or services of, or hire or engage, any person who is known to be employed or engaged by us; or (iii) otherwise interfere with our business or accounts, including, but not limited to, with respect to any relationship or agreement between any vendor or supplier and us.
We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, and subject to the terms thereof being in compliance with the Singapore Companies Act, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.
Compensation of Directors and Executive Officers
The aggregate compensation paid to our directors and executive officers in cash and benefits in kind was VND78.0 billion for the year ended December 31, 2023. We and our subsidiaries have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our executive officers and directors.
Our Board members are not entitled, pursuant to their service contracts with us or any of our subsidiaries, to receive any benefits upon termination or resignation from their respective positions as Board members. Our executive officers are eligible to participate in our health and welfare plans, including medical benefits, accidental death, and disability insurance.
For further information regarding share awards granted to our directors and executive officers under the VinFast Incentive Award Plan, see “— VinFast Incentive Award Plan.”
VinFast Incentive Award Plan
We have adopted a VinFast incentive award plan (the “VinFast Award Plan”), under which we may grant cash and equity incentive awards to eligible employees, consultants and members of our Board in order to attract, retain and motivate the talent for which we compete. As of the date of this prospectus, there were a total of 600,000 ordinary shares underlying grants of outstanding RSUs that are held by our executive officers and directors as a group, all of which are held by Ms. Le.
The material terms of the VinFast Award Plan are summarized below:
Eligibility and Administration.   Our employees, consultants and directors, and employees and consultants of our subsidiaries are eligible to receive awards under the VinFast Award Plan. The VinFast Award Plan is administered by our Board, which has delegated its duties and responsibilities to the Compensation Committee (referred to as the plan administrator below), subject to certain limitations that may be imposed under applicable law and stock exchange rules. The plan administrator has the authority to make all determinations and interpretations under the VinFast Award Plan and set the terms and conditions of all awards granted thereunder.
Limitation on Awards and Shares Available.   Up to 232,200,068 ordinary shares, representing 10% of the aggregate number of our outstanding ordinary shares at the closing of the Business Combination, on a fully diluted, as converted and as-exercised basis, have been approved for issuance under the VinFast Award Plan. The shares that we issue under the VinFast Award Plan may be newly issued shares or treasury shares. If an award is forfeited, expired, or settled for cash, any shares subject to such award may be used again for new grants under the VinFast Award Plan.

Awards.   The VinFast Award Plan provides for the grant of options, share appreciation rights (“SARs”), restricted shares, dividend equivalents, restricted share units, and other share or cash-based awards. All awards under the VinFast Award Plan will be set forth in award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms, post-termination exercise limitations and expiration dates. Any award may be granted subject to vesting and/or payment based on the attainment of specified performance criteria that the plan administrator will be able to select.
Certain Transactions.   The plan administrator has broad discretion to take action under the VinFast Award Plan to prevent the dilution or enlargement of intended benefits, to facilitate certain corporate transactions or events affecting our ordinary shares, or to give effect to a change in applicable laws or accounting principles. This includes canceling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the VinFast Award Plan, and replacing or terminating awards under the VinFast Award Plan. In addition, in the event of certain non-reciprocal transactions with our shareholders, the plan administrator may make equitable adjustments to awards outstanding under the VinFast Award Plan as it deems appropriate to reflect the transaction. In the event of a change in control (as defined in the VinFast Award Plan), to the extent that the surviving entity declines to continue, convert, assume, or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.
Plan Amendment and Termination.   Our Board may amend or terminate the VinFast Award Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the VinFast Award Plan, may materially and adversely affect an award outstanding under the VinFast Award Plan without the consent of the affected participant. Further, the plan administrator may, without the approval of our shareholders, amend or exchange any outstanding option or SAR to reduce its price per share (a repricing) or cancel any outstanding option or SAR in exchange for cash or an option or SAR with an exercise price that is less than the exercise price of the original option or SAR. Shareholder approval should be obtained for any amendment to the extent necessary to comply with applicable laws.

PRINCIPAL SHAREHOLDERS
The following table sets forth information relating to the beneficial ownership of our ordinary shares as of October 18, 2024 by:
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each person, or group of affiliated persons, known by us to beneficially own more than 5% of outstanding ordinary shares;

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each of our directors;

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each of our named executive officers; and

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all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.
The percentage of our ordinary shares beneficially owned is computed on the basis of 2,338,695,829 ordinary shares issued and outstanding on October 18, 2024. Unless otherwise indicated, the address of each beneficial owner listed in the table below is Dinh Vu — Cat Hai Economic Zone, Cat Hai Islands, Cat Hai Town, Cat Hai District, Hai Phong City, Vietnam.
	Ordinary Shares Beneficially Owned
	Number	%
5% shareholders:
Vingroup(1)	1,185,010,424	50.7
VIG(2)	769,584,044	32.9
Asian Star(3)	334,041,555	14.3
Directors and executive officers:
Pham Nhat Vuong(4)	2,288,636,023	97.9
Le Thi Thu Thuy	400,000	*
Ling Chung Yee, Roy	—	—
Tham Chee Soon	—	—
Nguyen Thi Van Trinh	—	—
Nguyen Thi Lan Anh	—	—
All directors and executive officers as a group	2,289,036,023	97.9

*
less than 1.0%

(1)
Consists of 1,185,010,424 ordinary shares held of record by Vingroup, a public company listed on the Ho Chi Minh Stock Exchange, in which Mr. Pham, directly and through a majority-owned affiliate, holds a majority interest. The address of Vingroup is No 7, Bang Lang 1 Street, Vinhomes Riverside, Viet Hung Ward, Long Bien District, Hanoi, Vietnam.

(2)
Consists of 769,584,044 ordinary shares held of record by VIG, a joint stock company organized in Vietnam and a majority-owned affiliate of Mr. Pham. The address of VIG is No. 7, Bang Lang 1 Street, Viet Hung Ward, Long Bien District, Hanoi, Vietnam.

(3)
Consists of 334,041,555 ordinary shares held of record by Asian Star, a Singapore private company and a wholly-owned affiliate of Mr. Pham. The address of Asian Star is 120 Lower Delta Road, #02-05 Cendex Centre, Singapore 169208.

(4)
Mr. Pham, through his direct and indirect shareholdings of Vingroup, may be deemed to control Vingroup and thus may be deemed to share beneficial ownership of the securities held of record by Vingroup. Mr. Pham is also the sole shareholder of Asian Star and the majority shareholder of VIG and, as a result, may be deemed to share beneficial ownership of the securities held of record by these entities. As such, Mr. Pham may be deemed to have voting and investment control over the shares held by Vingroup, VIG and Asian Star.

As of the date of this prospectus, we had three holders of record in the U.S. that held in aggregate approximately 2.1% of our outstanding ordinary shares.
All of our ordinary shares have the same voting rights and no shareholder of our Company has different voting rights. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

SELLING SECURITYHOLDERS
The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the ordinary shares and warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, as may be amended from time to time, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the ordinary shares and warrants after the date of this prospectus.
The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the ordinary shares and warrants that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. Each Selling Securityholder may sell all, some or none of such securities in this offering.
	Securities Owned Before the Offering		Securities to be Sold	Securities Owned After the Offering
Name of Selling Securityholder	Ordinary Shares	%	Ordinary Shares	Ordinary Shares	%
Black Spade Sponsor LLC(1)	8,223,958	*	8,223,958	—	—
Po Yi Patsy Chan(2)	24,493	*	24,493	—	—
Russell William Galbut(3)	24,493	*	24,493	—	—
Sek Yan Ho(4)	23,513	*	23,513	—	—
Wing Hong Sammy Hsieh(5)	24,493	*	24,493	—	—
Chung Yik Lee(6)	23,513	*	23,513	—	—
Luxi Li(7)	23,513	*	23,513	—	—
Robert Steven Moore(8)	24,493	*	24,493	—	—
Francis Chi Yin Ng(9)	97,971	*	97,971	—	—
Shing Joe Kester Ng(10)	195,942	*	195,942	—	—
Chi Wai Dennis Tam(11)	293,913	*	293,913	—	—
Richard Kirby Taylor(12)	24,493	*	24,493	—	—
Chiu Yi Zoe Tse(13)	27,432	*	27,432	—	—
Betty Wen Ssu Liu(14)	24,493	*	24,493	—	—
Yuen Wai Samuel Tsang(15)	97,971	*	97,971	—	—
VIG(16)	769,584,044	32.9	2,395,047	767,188,997	32.8
Asian Star(17)	334,041,555	14.3	32,534,439	301,507,116	12.9
Backstop Subscriber(18)	1,636,797	*	1,636,797	—	—
Gotion(19)	15,000,000	*	15,000,000	—	—
Total	1,129,417,080	48.3	60,720,967	1,068,696,113	45.7

*
Less than 1%.

(1)
The address of Black Spade Sponsor LLC is Appleby Global Services (Cayman) Limited, PO Box 500, 71 Fort Street, Grand Cayman, KY1-1106, Cayman Islands.

(2)
The address of Po Yi Patsy Chan is 15B, Tower 18, South Horizons, Apleichau, Hong Kong.

(3)
The address of Russell William Galbut is 800 1st Street Unit 1, Miami Beach, FL 33139.

(4)
The address of Sek Yan Ho is Suite 2902, 29/F, The Centrium, 60 Wyndham Road, Central, Hong Kong.

(5)
The address of Wing Hong Sammy Hsieh is 1623 Block A, Fontana Garden, Ka Ning Path, Hong Kong.

(6)
The address of Chung Yik Lee is Suite 2902, 29/F, The Centrium, 60 Wyndham Road, Central, Hong Kong.

(7)
The address of Luxi Li is Suite 2902, 29/F, The Centrium, 60 Wyndham Road, Central, Hong Kong.

(8)
The address of Robert Steven Moore is 6250 Hollywood Boulevard, Unit 11I, Los Angeles, CA 90028.

(9)
The address of Francis Chi Yin Ng is 29D, The Manhattan, 33 Tai Tam Road, Tai Tam, Hong Kong.

(10)
The address of Shing Joe Kester Ng is 4F, 5 Magazine Gap Road, The Peak, Hong Kong.

(11)
The address of Chi Wai Dennis Tam is Suite 2902, 29/F, The Centrium, 60 Wyndham Road, Central, Hong Kong.

(12)
The address of Richard Kirby Taylor is 1F, 20 Stanley Mound Road, Stanley, Hong Kong.

(13)
The address of Chiu Yi Zoe Tse is Suite 2902, 29/F, The Centrium, 60 Wyndham Road, Central, Hong Kong.

(14)
The address of Betty Wen Ssu Liu is 349 Wyoming Avenue, Millburn, NJ 07041.

(15)
The address of Yuen Wai Samuel Tsang is Suite 2902, 29/F, The Centrium, 60 Wyndham Road, Central, Hong Kong.

(16)
Mr. Pham Nhat Vuong is the majority shareholder of VIG and, as a result, may be deemed to share beneficial ownership of the securities held of record by VIG. As such, Mr. Pham Nhat Vuong may be deemed to have voting and investment control over the shares held by VIG. The address of VIG is No. 7, Bang Lang 1 Street, Viet Hung Ward, Long Bien District, Hanoi, Vietnam.

(17)
Mr. Pham Nhat Vuong is the sole shareholder of Asian Star and, as a result, may be deemed to share beneficial ownership of the securities held of record by Asian Star. As such, Mr. Pham Nhat Vuong may be deemed to have voting and investment control over the shares held by Asian Star. The address of Asian Star is 120 Lower Delta Road, #02-05 Cendex Centre, Singapore 169208.

(18)
The address of Lucky Life Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(19)
The address of Gotion is 48660 Kato Road, Fremont, CA 94538-7339.

RELATED PARTY TRANSACTIONS
The Reorganization
To facilitate the listing of our shares in the U.S., we established our offshore holding structure through a series of transactions that resulted in VinFast Vietnam’s operations being reorganized under our Singapore-incorporated registrant, VinFast Auto Ltd. As a result of these transactions, the former majority shareholders of VinFast Vietnam, Vingroup and VIG, became the majority shareholders of our Company. For more information regarding the Reorganization, including the Recapitalization, see “Corporate History and Structure — Reorganization.”
The ICE Assets Disposal
We fully phased out production of ICE vehicles in early November 2022 in connection with our strategic decision to transform into an EV-only manufacturer. As part of this transformation into an EV-only manufacturer, we transferred various ICE assets to VIG pursuant to the terms of the ICE Assets Disposal Agreements. We refer to these ICE assets disposal transactions as the “ICE Assets Disposal.” For more information regarding the Reorganization and the ICE Assets Disposal, see “Corporate History and Structure — Phase-out of ICE Vehicle Production.”
Exchangeable Bonds
On April 29, 2022 and June 4, 2022, our Company and Vingroup entered into a number of subscription agreements (the “EB Subscription Agreements”) with the EB Investors, including an affiliate of funds, vehicles, and/or entities managed and/or advised by Kohlberg Kravis Roberts & Co. L.P. or its affiliates, Qatar Holding LLC and an affiliate of Seatown Holdings International Pte. Ltd., pursuant to which Vingroup issued to such investors Exchangeable Bonds with an aggregate principal amount of $625.0 million, which are exchangeable for ordinary shares in our Company. The Exchangeable Bonds were issued in two closings, one on May 10, 2022 and another on June 10, 2022, but form a single series and rank equally in all respects. Pursuant to the Extension Deed of Amendment (as defined below), Vingroup redeemed an aggregate principal amount of $312.5 million in Exchangeable Bonds on May 17, 2024 (the “Extension Effective Date”), $60.0 million on July 15, 2024 and $18.1 million on September 25, 2024. As of the date of this prospectus, an aggregate principal amount of $234.4 million in Exchangeable Bonds remain outstanding.
Under a deed poll dated April 29, 2022 (as amended and/or supplemented from time to time, the “Deed Poll”), our Company has granted to each holder of Exchangeable Bonds rights (the “Deed Poll Exchange Rights”) to receive a specified number of ordinary shares in our Company in exchange for each Exchangeable Bond which the relevant holder elects to transfer to our Company (the rate of such exchange, the “Deed Poll Exchange Rate”). The Deed Poll Exchange Rights may be exercised from (and including) February 29, 2024 to April 13, 2027.
Vingroup contributed an aggregate of VND13,995.4 billion of net proceeds from the Exchangeable Bonds issuance to VinFast Vietnam by subscribing for an aggregate of 105,096,876 dividend preferred shares of VinFast Vietnam on May 12, 2022 and June 13, 2022. The dividend preferred shares are non-voting, non-redeemable, and entitled to cumulative VND dividends at rate of not more than 6% per annum (on the subscription price of such shares), provided that (a) such dividend rate may vary and is determined based on the interest payable by Vingroup in relation to the Exchangeable Bonds, and also takes into account any costs, taxes, and other expenses which are required to be paid by Vingroup in connection the issuance of the Exchangeable Bonds and the payment of such interest and (b) the payment of such dividend shall not lead to any breach by VinFast Vietnam of its other obligations. Each dividend preferred share is expected to convert into a fully paid ordinary share of VinFast Vietnam at a ratio of one-to-one at Vingroup’s election upon the earlier of (i) the transfer of such dividend preferred shares from Vingroup to our Company and (ii) the date falling five years and three months after their issuance (such dividend preferred shares and other shares into which such shares may be converted, the “VinFast Vietnam Shares”).
On July 1, 2022, our Company entered into a put option agreement (as amended and supplemented, the “Put Option Agreement”) with Vingroup, pursuant to which Vingroup will have the right to require our Company to purchase certain VinFast Vietnam Shares at any time after each redemption of the

Exchangeable Bonds but no later than the maturity date of the Exchangeable Bonds. As of June 30, 2024, the fair value of the financial liabilities in respect of the VinFast Vietnam Shares was VND20,383.3 billion (see note 21 (ii) to our consolidated financial statements included elsewhere in this prospectus).
On April 12, 2024, Vingroup entered into a deed of amendment and supplement in respect of the Exchangeable Bonds (the “Extension Deed of Amendment”) pursuant to a unanimous written resolution of the EB Investors and pursuant to which certain amendments to the terms and conditions of the Exchangeable Bonds took effect from the Extension Effective Date. Such amendments include:
•
an increase in the interest rate for the Exchangeable Bonds to 5.0% per annum, payable by Vingroup;

•
a requirement for Vingroup to redeem the remaining $312.5 million in aggregate principal amount of the Exchangeable Bonds on various dates on or prior to November 17, 2025;

•
Vingroup having the right to redeem all or some only of outstanding Exchangeable Bonds at any time; and

•
each EB Investor having the right to require Vingroup to redeem all the outstanding Exchangeable Bonds upon the occurrence of certain events, including (i) a change of control of our Company or (ii) the delisting of our Company from Nasdaq. The amount payable by Vingroup upon redemption depends on the relevant redemption event, timing and other applicable conditions.

On April 12, 2024, our Company entered into a supplemental deed poll, pursuant to which, among other things, the Deed Poll Exchange Rate was reset from 116,731.98 ordinary shares to 100,000 ordinary shares in our Company for each $1 million of Exchangeable Bonds with effect from the Extension Effective Date. In addition, the Deed Poll Exchange Rate is subject to a further scheduled reset and adjustment upon the occurrence of certain customary events.
On June 26 and August 27, 2024, Vingroup sent out a notice of redemption at the option of the Issuer, in accordance with the terms and conditions of the Exchangeable Bonds, to exercise the right to redeem $60.0 million on July 15, 2024 and $18.1 million on September 25, 2024.
Upon the exercise of a Deed Poll Exchange Right, our Company may elect to pay the relevant EB Investor a cash alternative amount instead of delivering ordinary shares in our Company. On or after the settlement of a Deed Poll Exchange Right, our Company, as holder of the relevant Exchangeable Bonds, will have the right under the terms and conditions of the Exchangeable Bonds to exchange such Exchangeable Bonds for VinFast Vietnam Shares (the “Vingroup EB Exchange Right”). Even if the Vingroup EB Exchange Rights are exercised in respect of all of the Exchangeable Bonds, our voting rights in VinFast Vietnam would not change significantly.
Transactions with Vingroup Affiliates
Loans to VinFast Vietnam
Our subsidiary, VinFast Vietnam, has entered into loan agreements (and amendments thereto) with our Vingroup affiliates, Vingroup, Vinhomes, Vinmec International General Hospital Joint Stock Company, Gia Lam Urban Development and Investment LLC, Vincom Retail Joint Stock Company (“Vincom Retail”), Vincom Retail Operation Company Limited, Thai Son Investment and Construction Joint Stock Company (“Thai Son”), Vinbiotech Research and Manufacturing JSC (later merged into VinBiocare Biotechnology Joint Stock Company), Suoi Hoa Urban Development and Investment Joint Stock Company, Landmark 81 Hotel Investment and Development JSC and Vinpearl Joint Stock Company (“Vinpearl”), with the proceeds from the loans used for investments in our business operations. The loans bear interest rates ranging from 4.4% to 15.0% per annum. The maturity dates of the loans range from two weeks to five years from the drawdown date. The highest outstanding balance of these loans between January 1, 2021 and June 30, 2024 was VND70,403.6 billion. As of June 30, 2024, the total amount outstanding under these loans was VND67,054.7 billion.
In December 2022, we exchanged VND45,733.7 billion of our related party borrowings owed to Vingroup for 4,573,371,392 dividend preference shares of VinFast Vietnam (the “Debt Conversion”). See “— Capital Contributions into VinFast Vietnam.”

Guarantees from Vingroup
Each of our loan facilities and bonds described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is, or until such time that the relevant loan was repaid or the bond was redeemed, was guaranteed by Vingroup.
Loans from VinFast Vietnam
Our subsidiary, VinFast Vietnam, has entered into lending agreements with Vingroup affiliates, including VinBus Ecology Transport Services LLC, VinTech Technology Development Joint Stock Company (“Vintech”), VinSmart, SADO Trading Commercial Joint Stock Company (“SADO”), Vinpearl, Vietnam Grand Prix Limited Liability Company, Sai Dong Urban Development and Investment Joint Stock Company, Hanoi Southern City Development and Trading Limited Liability Company (which merged into SADO in 2020) and Times Trading Investment and Development One Member Limited Liability Company. The proceeds of the loans were used to fund our business operations. The loans were subject to an interest rate of 9% per annum. The maturity dates of the loans ranged from 12 months to 26 months from the drawdown date. The highest outstanding balance of these loans between January 1, 2021 and June 30, 2024 was VND10,200.0 billion. As of June 30, 2024, the total amount outstanding under these loans was VND4.320.0 billion.
Loan from Asian Star
In December 2022, we entered into a $5.5 million loan contract with our Vingroup affiliate and major shareholder, Asian Star. The proceeds of the loan were used to fund our business activities, including investments and loans to our subsidiaries. The loan is subject to an interest rate of 7.5% per annum. The maturity date of the loan was in June 2023. This loan was repaid in March 2023.
Transfer of Investments
In 2021, our subsidiaries, VinFast Vietnam and VinFast Commercial and Services Trading entered into equity transfer agreements with VinSmart, pursuant to which VinFast Vietnam and VinFast Commercial and Services Trading sold to VinSmart their 98% equity interest in Huong Hai — Quang Ngai Joint Stock Company for VND441,000.0 million and VinFast Vietnam’s 65% equity interest in VinFast Lithium for VND188,906.3 million.
Capital Funding Agreement
On April 26, 2023, we entered into a capital funding agreement with Mr. Pham and Vingroup by and among Mr. Pham, Vingroup, VIG, Asian Star and VinFast (the “Capital Funding Agreement”), pursuant to which we could receive up to VND60,000.0 billion (approximately $2.5 billion), consisting of VND24,000.0 billion (approximately $1.0 billion) in grants from Mr. Pham, directly or through Company Selling Securityholders, as well as up to VND24,000 billion (approximately $1.0 billion) in loans and up to VND12,000.0 billion in grants from Vingroup. Mr. Pham, Asian Star, VIG and Vingroup would provide such funds in cash or other assets, in amounts that were mutually agreed upon, at such time as were required by us, if they had sufficient financial resources. The funds were provided for no consideration. We were required to use the funds for working capital, business activities, business expansion investments and market development, in which case we would have had no repayment obligation. Mr. Pham was required to provide an equal or greater amount of funding to our Company as Vingroup provides, and the funds were required to be disbursed within 12 months of the date of the Capital Funding Agreement. The Capital Funding Agreement expired on April 26, 2024, following the fulfilment of the funding obligations by Mr. Pham, Vingroup, VIG and Asian Star in accordance with the terms of the Capital Funding Agreement.
In connection with the Capital Funding Agreement, during the term of the Capital Funding Agreement, we received an aggregate amount of approximately VND60,000.0 billion (approximately $2.5 billion) consisting of approximately VND24,000.0 billion (approximately $1.0 billion) in grants from Mr. Pham (both directly and through Company Selling Securityholders), as well as VND24,000 billion (approximately $1.0 billion) in loans and VND12,000.0 billion (approximately $502.8 million) in grants from Vingroup, which were disbursed through one of its subsidiaries.

Capital Contributions into VinFast Vietnam
In March 2022, Vingroup made an advance capital contribution of VND6.0 trillion in return for 600,000,000 dividend preferences shares of VinFast Vietnam. The dividend preference shares entitle the holder to annual dividends of 0.01% of the offering price of their dividend preference shares in each year that VinFast Vietnam has positive net retained earnings (after deducting all dividend payments made in that year). Timing for payment of annual dividends on the dividend preference shares shall be determined at the general meeting of shareholders of VinFast Vietnam. The dividend preference shares are transferrable, non-redeemable and carry no voting rights.
In addition, Mr. Pham has made a number of capital contributions into VinFast Vietnam, amounting to VND248.0 billion in 2021. Each capital contribution was approved by our Board. For the year ended December 31, 2022, Mr. Pham made a deemed contribution in the form of an upfront cash payment of VND350.0 billion to support the estimated extended warranty expenses for ICE vehicle sold from 2019 up until December 31, 2021.
In December 2022, our existing shareholders, Vingroup, VIG and Asian Star made an aggregate $13.5 million of capital contributions into our Company in amounts proportionate to their interests in our Company. The proceeds from the capital contribution will be used for working capital.
In December 2022, we exchanged VND45,733.7 billion of our related party borrowings owed to Vingroup for 4,573,371,392 dividend preference shares of VinFast Vietnam. The dividend preference shares entitle the holder to annual dividends of 9.0% of the offering price of their dividend preference shares in each year that VinFast Vietnam has positive net retained earnings (after deducting all dividend payments made in that year). The amount of the dividend can be adjusted upon the agreement of Vingroup and VinFast Vietnam, and the dividend shall be paid at the time determined at the general meeting of shareholders of VinFast Vietnam. The dividend preferred shares are transferrable, non-redeemable and carry no voting rights. See also note 20(iii) of our consolidated financial statements which details these dividend preferred shares, which are DPS4.
In December 2022, Vingroup assigned the Share Acquisition P-Note that it held, amounting to VND25.8 trillion, to VinFast Vietnam in return for the issuance of dividend preference shares in VinFast Vietnam, which resulted in the elimination of the remaining payable relating to Share Acquisition P-Notes on a consolidated group basis. The dividend preference shares entitle the holder to annual dividends of 0.01% of the offering price of their dividend preference shares in each year that VinFast Vietnam has positive net retained earnings (after deducting all dividend payments made in that year). Timing for payment of annual dividends on the dividend preference shares shall be determined at the general meeting of shareholders of VinFast Vietnam. The dividend preference shares are transferrable, non-redeemable and carry no voting rights. See “Corporate History and Structure — Reorganization.”
Given the financial support extended by Vingroup to VinFast to date, we believe that Vingroup will continue to provide financial support and will not recall any overdue amounts owing to Vingroup (including any claim in relation to amounts invested by Vingroup under DPS1, DPS3 and DPS4).
Lease Agreements
We lease retail and advertising spaces in shopping malls from Vincom Retail (including Vincom Retail Joint Stock Company and Vincom Retail Operation Company Limited). The majority of the retail leases with Vincom Retail range in length from four to seven years. In 2021, 2022, 2023 and for the six months ended June 30, 2024, our aggregate lease expenses to Vingroup affiliates were VND167.4 billion, VND187.2 billion and VND167.8 billion and VND87.0 billion, respectively.
VinES leased a warehouse with an area of 750 square meters located at Dinh Vu — Cat Hai Economic Zone, Cat Hai Island, Cat Hai Town, Cat Hai District, Hai Phong City, Vietnam from us. The lease was terminated by mutual agreement on December 31, 2023.
We lease office space from Vinhomes. This lease is valid from 2019 to 2025. In 2021 and 2022, our aggregate lease expenses to Vinhomes were approximately VND14.8 billion for each year. In 2023, our aggregate lease expenses to Vinhomes were VND47.5 billion. For the six months ended June 30, 2024, our aggregate lease expenses to Vinhomes were VND29.6 billion .
In 2020, we entered into certain vehicle leasing agreements with Vinhomes, all of which are valid for one year and have since been automatically extended. Our revenue from such leases amounted to VND3.5 billion, VND2.7 billion, VND0.8 billion and VND0.2 billion for the years ended December 31, 2021, 2022, 2023, and for the six months ended June 30, 2024, respectively.
Cross-Promotional Activities
We and certain Vingroup affiliates have entered into various purchase and cooperation agreements to cross-promote products and services within the Vingroup ecosystem. We purchased e-vouchers for resort packages from Vinpearl to distribute as holiday gifts to customers that purchase our vehicles. In 2021, 2022, 2023 and the six months ended June 30, 2024, such purchases amounted to VND165.3 billion, VND56.1 billion, VND160.6 billion and VND24.6 billion, respectively. For the year ended December 31, 2023 and the six months ended June 30, 2024, we did not make any advance payment to Vinpearl to purchase Vinpearl e-vouchers that can be used towards payment for stays at Vinpearl hotels, to distribute to customers who purchase our vehicles.
As part of its ongoing promotional program that commenced in 2020, Vinhomes provides VinFast vouchers to new customers when they purchase a Vinhomes property. In addition, as part of a 2022 “green living” program, Vinhomes provides existing customers who have previously purchased a Vinhomes property with “green living” vouchers. Both of these vouchers can be used towards payment for the purchase of our vehicles and are applied in Vietnam only. In 2021, 2022, 2023 and for the six months ended June 30, 2024, Vinhomes paid a total of VND3,967.1 billion, VND5,346.0 billion, VND938.0 billion and VND17.8 billion in connection with promotional voucher programs, respectively. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Estimates — Revenue recognition — Sales of vehicles (automobiles, e-scooters).”
Service Agreements with Vingroup Affiliates
We have entered into a number of service agreements and framework agreements and submitted purchase orders with our affiliates, pursuant to which we purchased various goods and services in relation to the operation of our business. This includes the purchase of (i) information security services relating to the cybersecurity of our smart vehicle line from VinCSS Internet Security Services Joint Stock Company; (ii) certain technology devices, software and related machines and equipment as well as related services, including consultancy, implementation, training, guidance, assistance and installation services, from Vinsoftware Software System Development Limited Liability (which merged into VIN3S); (iii) information technology goods, machinery, equipment and services relating to the installation and synchronization of such goods and equipment from Vintech; (iv) materials, spare parts and assets from VinSmart; (v) management products and services for the management of all information technology activities on our system from VIN3S and VinITIS Joint Stock Company; (vi) medical services and pharmaceutical supplies from Vinmec International General Hospital Joint Stock Company for our employees; (vii) educational services from Vinschool One Member Company Limited to cover tuition for children of select employees enrolling in schools under Vinschool’s educational system; (viii) certain services in relation to the development of ADAS MCU software from Vantix Technology Solutions And Services Joint Stock Company; (ix) services relating to the development and implementation of our Hai Phong manufacturing facility from Vincom Construction and Consultancy Limited Liability Company (which was merged into Vinhomes); (x) used electronic goods, equipment and smart service development from Big Data Research Institute; (xi) management and consultancy services in relation to the construction, renovation and repair of service workshops and showrooms of VinFast in Vietnam from Vinhomes; (xii) TVs and services in relation to the installation of certain equipment in our showroom from VinSmart; (xiii) airplane ticket, conferences services, events services, catering services and hospitality related services from Vinpearl; (xiv) IT equipment and services from Vingroup and (xv) software development services from VinHMS Software Production and Trading Joint Stock Company. The agreements generally have a term of one year, with some agreements being subject to automatic renewal unless a party opts to terminate. In 2021, 2022, 2023 and for of the six months ended June 30, 2024, such purchases amounted to VND1,367.8 billion, VND9,563.3 billion, VND3,013.6 billion and VND832.0 billion, respectively.
Sales Agreements with Vingroup Affiliates
On March 22, 2023, one of our subsidiaries entered into a vehicle sale agreement (as amended) with GSM for the sale and delivery of up to an aggregate of 30,000 VinFast EVs and 200,000 VinFast e-scooters over two years from the date of the agreement. The final quantity of EVs and e-scooters to be sold is subject to mutual agreement and, the price of each EV may also be modified if there is a change in our pricing policy. The agreement may be terminated by mutual agreement or by us if GSM misses a payment when due or fails to receive vehicles at the delivery date.
On March 23, 2023, one of our subsidiaries entered into a vehicle sale agreement (as amended) with GSM, which supplements the vehicle sales agreement dated March 22, 2023, regarding the sale and delivery of 5,307 EVs for a total consideration of VND4,634.2 billion. The agreement is valid until terminated by mutual agreement and may be terminated by us if GSM fails to receive a vehicle on its delivery date.
On December 28, 2023, our subsidiary entered into a vehicle sale agreement with GSM for the sale and delivery of 14,600 EVs for a total consideration of VND10,007.1 billion. The agreement is valid until terminated by mutual agreement and may be terminated by us if GSM fails to receive a vehicle on its delivery date or to settle any payment within 60 days from due date.
As of June 30, 2024, we have delivered approximately 34,700 EVs and 37,670 e-scooters to GSM pursuant to the vehicle sale agreements with GSM. For the year ended December 31, 2023 and the six months ended June 30, 2024, we received VND20,026.7 billion and VND7,844.0 billion, respectively, in revenue from the sale of vehicles to GSM.
We have entered into a sales agreement with VinBus for the sale of e-buses, aggregating revenue of VND480.1 billion, VND847.1 billion, VND170.4 billion and nil in 2021, 2022, 2023 and the six months ended June 30, 2024, respectively. We also purchased used vehicles from VINCONS Construction Development and Investment Joint Stock Company (formerly, Smart Solution Service Business Company Limited Liability), amounting to VND12.9 billion in 2021.
In addition to the agreement with GSM, we entered into vehicle sale agreements (i) in 2022 with Vinpearl for the sale of VND39.4 billion in EVs to Vinpearl and (ii) in 2023 and 2024 with Vinhomes for the sale of VND1,623.0 billion in EVs to Vinhomes, (iii) in 2022 and 2023 with Vingroup for the sale of VND21.0 billion and VND23.1 billion, respectively, in EVs and the provision of electric battery rental services for a fixed battery rental fee of VND2.2 million per month per vehicle to Vingroup, and (iv) in 2024 with FGF for the sales of approximately 450 used and new VinFast EVs, subject to mutual agreement on price and any quantity adjustments. The agreements are valid until terminated by Vinpearl, Vinhomes, Vingroup or FGF by mutual agreement or by us in case of breach by Vinpearl, Vinhomes, Vingroup or FGF.
In connection with our acquisition of the smart home devices business from VinSmart, on December 10, 2022, February 23, 2023 and March 27, 2023, one of our subsidiaries entered into sales agreements with Vinhomes, pursuant to which we undertook to sell smart home devices to Vinhomes and its subsidiary for a total consideration of VND118.7 billion. In addition, on December 15, 2022, one of our subsidiaries entered into a tripartite transfer agreement, pursuant to which VinSmart transferred its rights and obligations under its sales agreement with Thai Son dated June 14, 2022 to supply smart home devices to Thai Son. For the year ended December 31, 2023 and the six months ended June 30, 2024, sales of smart home devices to such Vingroup affiliates amounted to VND165.0 billion and VND162.1 billion, respectively.
On November 2, 2023, we entered into sales agreements with Ecology Development and Investment JSC for the sale and delivery of e-buses, for a total consideration of VND275.2 billion. For the year ended December 31, 2023 and the six months ended June 30, 2024, we received VND275.2 billion and nil, respectively, in revenue from the sale of e-buses delivered to Ecology Development and Investment JSC, respectively.

Agreements with VinES Relating to the Battery Business Prior to Our Acquisition in January 2024
In connection with our restructuring, VinFast Vietnam transferred various assets related to battery manufacturing to VinES, pursuant to an in-principle asset sale agreement with VinES and on the understanding that VinES would become one of our battery suppliers.
We entered into an in-principle agreement for the purchase of goods with VinES on March 21, 2022, (the “In-Principle Agreement”) pursuant to which we agreed to sell battery components and e-scooter battery parts to VinES in such quantity and price as shall be determined from time to time and set out in purchase orders. Pursuant to the In-Principle Agreement, following our delivery of the battery components and e-scooter battery parts to VinES and VinES’ acceptance of such delivery, we shall not have any responsibility for the quality of the delivered goods. For the year ended December 31, 2023, we did not obtain any revenue from the sale of battery components to VinES. The In-Principle Agreement expired on December 31, 2023.
We entered into a battery sale and purchase framework agreement (as amended) with VinES, on September 23, 2022, pursuant to which VinES is responsible for supplying to us batteries that it has developed and that we have approved for use in our vehicles. Battery sale prices, quantities and other terms are determined from time to time and set out in the relevant purchase orders and planned purchase agreements. We are required to provide VinES with a six-month forecast of our battery requirements to facilitate VinES’ manufacturing plans and ensure a sufficient supply of batteries for our operations. We are also required to notify VinES at least 18 months in advance if our requirements are expected to increase substantially above VinES’ supply capacity. We may terminate the agreement at any time by giving VinES 30 days’ written notice. The agreement is valid until terminated by mutual agreement of the parties.
In addition, on January 1, 2023, VinFast entered into an amendment agreement to the battery sale and purchase framework agreement with VinES, dated September 23, 2022, pursuant to which VinES will provide battery packs processing services for our VF 8 and VF 9 SDI battery cells. VinFast may terminate the amendment agreement at any time by giving VinES 30 days’ written notice. This agreement is valid until December 31, 2024 and can be renewed by mutual agreement of the parties.
In 2023, we also entered into a battery sale and purchase framework agreement with VinES Ha Tinh Energy Solutions Joint Stock Company (“VinES Ha Tinh”), a subsidiary of VinES, pursuant to which VinES Ha Tinh is responsible for supplying batteries that it has designed and developed for our vehicles. Battery sale prices, quantities and other terms are determined from time to time and set out in the relevant price agreement letters, purchase orders and planned purchase agreements. The agreement is valid until terminated by mutual agreement of the parties.
On September 23, 2022, we entered into a consultancy service agreement with VinES, pursuant to which VinES has agreed to provide us with consulting and management services for battery-related matters for batteries that we purchase from VinES as well as third-party battery suppliers. The services include technology consulting, the supply of resources, network building, pricing of input materials and battery products, battery testing and development, contract negotiation, registration and application for battery certification, and recycling solutions. We are required to pay VinES a service fee of VND120 million per month for each battery model that VinES provides consulting and management services on, plus actual costs incurred. The agreement is valid until terminated either by mutual agreement of the parties or upon the occurrence of certain events, including bankruptcy or insolvency, the ceasing of operations, or the revocation of the business license of any of the parties.
On October 29, 2022, our subsidiary VinFast Commercial and Services Trading entered into an in-principle agreement for the purchase of goods with VinES, pursuant to which VinES agreed to sell batteries to VinFast Commercial and Services Trading. The quantity, sales price, and types of batteries to be sold and other terms of sales will be determined from time to time and set out in purchase orders to be executed between the parties. For the year ended December 31, 2023, we paid VinES VND8,223.6 billion (inclusive of VAT) for the purchase of battery parts and finished batteries. This in-principle agreement expired on December 31, 2023.
On December 18, 2021, we entered into a sales agreement with VinES. This agreement is related to a battery subscription program that was available to VF e34 and VF 8 purchasers in Vietnam until October 31,

2022. Pursuant to this agreement, we agreed to sell to VinES the batteries installed in our EVs sold in Vietnam. VinES in turn leased the batteries to the EV purchasers. The agreement expired on December 18, 2022. For the year ended December 31, 2022, we had VND503.8 billion in revenue from the sale of finished car batteries in the first quarter of 2022.
In 2022 and 2023, we entered into a series of purchase orders with VinES, pursuant to which VinES agreed to provide us with engineering design and development services and tooling packs used in the production of battery packs for our VF e34, VF 8, VF 9, and e-scooters in accordance with the terms set forth in the relevant purchase orders. For the year ended December 31, 2023 and the six months ended June 30, 2024, we paid VinES VND851.9 billion, inclusive of VAT, and nil, respectively, for such services and tooling packs.
On January 19, 2024, we acquired VinES from Mr. Pham pursuant to a sale and purchase agreement between Mr. Pham and our Company. Our acquisition of VinES is a zero-consideration transaction other than assuming the loans of VinES. To support the ramp up for VinES until its operations stabilize, Mr. Pham is expected to provide grants to us for all interest payments relating to VinES’ existing borrowings up to 2027.
In May 2024, we completed a spin-off of VinES’ core business operations and assets relating to battery pack assembly and battery cell manufacturing to a new subsidiary, VinEG. VinES was subsequently transferred to Mr. Pham for zero consideration and ceased to be a subsidiary of our Company. Following this transaction, VinEG has assumed VinES’ aforementioned ongoing agreements.
Asset Transfers to VHIZ JSC
We transferred various infrastructural assets, comprising our automobile manufacturing plant (including areas leased to our suppliers), ancillary industry manufacturing complex, industrial parks and an amusement park, as well as project development rights and land use rights attached to these assets (collectively, the “Transfer Assets”) to VHIZ JSC, pursuant to a series of project transfer agreements between us and VHIZ JSC. The last of these transfers were completed in February 2022.
During the interim period between the date that the project transfer agreements were signed and the completion of the transfers, we entered into a BICC with VHIZ JSC dated August 31, 2020, which was subsequently amended on December 15, 2020 and December 31, 2020 in order to enable VHIZ JSC to continue to invest in and develop the Transfer Assets. Under the terms of this BICC, VHIZ JSC paid us a cooperation capital amount of VND17,005.0 billion to cover costs that we incurred in the development of the manufacturing plant, and we paid to VHIZ JSC monthly distributions for the period from September 2020 until February 2022, aggregating to VND460.8 billion, excluding VAT.
In February 2022, we transferred a portion of the Transfer Assets, comprising a parcel of land spanning approximately 2.8 million square meters and all buildings and infrastructure (including a part of the automobile manufacturing plant) located on such land, to VHIZ JSC. Following this transfer, we entered into a second business investment and cooperation contract (“Second BICC”) with VHIZ JSC dated March 1, 2022, pursuant to which we were permitted to continue using such Transfer Assets and required to continue performing our obligations under various existing lease agreements between us and the lessees within the automobile manufacturing plant, including leases with VinES and VinFast Lithium for batteries. This Second BICC entitled VHIZ JSC to a monthly distribution of (i) VND39.7 billion in March 2022 and VND38.2 billion from April 2022 onwards for use of the factories, (ii) VND6.8 billion for the area leased to third parties (excluding the battery production area leased to VinES) from March 2022 onwards; and (iii) VND3.6 billion for the battery production area leased to VinES from April 2022 onwards. On September 1, 2022, we further amended the Second BICC to extend the term of the contract for six months. We paid a total of VND435.6 billion (excluding VAT) in monthly distributions to VHIZ JSC under this Second BICC. This Second BICC was subsequently terminated on October 31, 2022.
In January 2023, we entered into a lease agreement with VHIZ to lease a metal assembly factory within a larger automobile manufacturing plant. This lease agreement was amended on February 1, 2023 and October 1, 2023 to increase the total lease area. The rent is VND149,500 per month per square meter (subject to a fixed percentage annual increase of 3.3%), subject to a discount of (i) 70% for the first seven years and

(ii) 30% for the following two years. The agreement is valid until January 2033, unless terminated by mutual agreement, by either party upon giving three months’ written notice, failure by us to make timely lease payments, force majeure events, destruction of or irreparable damages to the factory, land acquisition by the government, or upon the occurrence of certain events, including bankruptcy and dissolution of any of the parties.
Following the completion of the transfer of the automobile manufacturing plant from us to VHIZ JSC in February 2022 and pending VHIZ JSC obtaining right-of-use certificates from the authorities, we entered into a lease agreement with VHIZ JSC to lease back the automobile manufacturing plant from VHIZ JSC. Following VHIZ JSC’s receipt of the right-of-use certificates, we entered into an amendment agreement dated November 1, 2022 to give effect to the lease starting on November 1, 2022. On December 10, 2022, we entered into another amendment agreement to increase the total area of the lease. Under the terms of this lease, the rent is approximately VND149,500 per month per square meter (subject to a fixed percentage annual increase), subject to a discount of a certain percentage for the first ten years of the 45-year lease term.
Management Service Agreements
In January 2019, we entered into a management service agreement with Vingroup. Pursuant to such agreement, Vingroup undertakes to provide us with management assistance services to enhance our internal management, including employee training and assistance, finance, audit and tax policy consultancy and control, legal consultancy, business operation consultancy, corporate governance development assistance, risk management and internal management assistance, telecommunication, public relation and marketing assistance. The service fees under such agreement are generally calculated on a quarterly basis and take into account the actual services provided and costs incurred in the provision of such services, subject to a cap. This agreement is subject to automatic renewal unless earlier terminated in accordance with its terms.
In December 2021, we entered into a management service agreement to provide factory management and operation services for one of VinSmart’s factories which manufactures smart electronic devices. For the year ended December 31, 2022, we incurred service fees of VND45.6 billion. No service fees were incurred in 2021, 2023 and for the six months ended June 30, 2024.
IT, IP Licensing and R&D Agreements
We entered into an intercompany IP license agreement with Vingroup dated December 1, 2020 (including amendments thereto dated January 5, 2022), pursuant to which Vingroup agreed to grant us a perpetual, exclusive, sub-licensable, royalty-bearing license to exercise certain licensed IP, mainly comprising trademarks, as well as some know-how, patents and copyrights, and other IP necessary or useful for carrying out the development, manufacture, sale, promotion, distribution, servicing and related activities in connection with our automotive business (the “Licensed IP”). Any improvements made by us to the Licensed IP shall be assigned to Vingroup. The license fee is an annual fee equal to 2% of the cost of registering the IP rights, including filing fees, ongoing administrative fees and any design costs of such Licensed IP. See “Business — Intellectual Property.”
We also entered into a framework research and development agreement with Vingroup dated December 1, 2020, pursuant to which Vingroup agreed to provide and procure its subsidiaries to provide us with research and development services and assign to us all rights, titles and interests in and to any IP created or developed from such research and development services (“Owned IP”). The fee shall be negotiated and determined in good faith by Vingroup and us on a case-by-case basis. We compensate Vingroup for the cost of materials that Vingroup acquires from local or foreign suppliers in relation to the performance of such services.
This IP license has a perpetual term, and both agreements will remain in effect until terminated in accordance with its terms and conditions.
Fees paid to our affiliates under such agreements amounted to VND4.9 billion in 2021. We did not pay any fees to our affiliates under such agreements in 2022, 2023 and for the six months ended June 30, 2024.

Agreements with VinFast Lithium
We leased a factory and parking space to VinFast Lithium pursuant to a lease agreement, which expires on July 14, 2067. The interest income on the sales-type lease amounted to VND19.6 billion in 2021. For the year ended December 31, 2022, we generated interest income on the sales-type lease of VND4.9 billion until the completion of the asset transfer to VHIZ JSC in February 2022 as discussed in “Related Party Transactions — Transactions with Vingroup Affiliates — Asset Transfers to VHIZ JSC.” In 2023 and for the six months ended June 30, 2024, we did not generate any interest income on the sales-type lease due to the transfer of this asset to VHIZ JSC.
We also entered into a sales agreement with VinFast Lithium to purchase lithium battery packs used in the manufacture of our e-scooters. The sales agreement has an initial term of three years and is subject to automatic renewal for successive three-year periods until terminated by either party. The purchases from VinFast Lithium amounted to VND189.4 billion, VND0.3 billion, VND5.1 billion and nil in 2021, 2022, 2023 and for the six months ended June 30, 2024, respectively.
Collateral sharing arrangements
A subsidiary of VinEG has pledged its manufacturing facility in Ha Tinh as collateral to secure certain loans for us and one of our affiliates, and similarly, our affiliates have pledged certain of their properties to secure our loan repayment obligations.
Business Cooperation Contract with V-Green
In September 2024, our subsidiary, VinFast Commercial and Services Trading, entered into a business cooperation contract with V-Green, pursuant to which V-Green plans to develop and operate the VinFast charging station system. Pursuant to the agreement, V-Green will be responsible for the management, operation, and service provisions of the VinFast charging station system (the “Business Activities”). In consideration for the cooperation capital, from September 2024 to June 2025, we are entitled to a distribution of 13.5% of the total revenue from the Business Activities, which shall be paid quarterly. After this period, the parties will review and agree annually on revenue-sharing distributions for the following year. For each year, if the parties do not reach an agreement or propose any change on the revenue-sharing rate, the current year’s rate will apply to the next year. Upon expiry of the agreement, the parties will agree to implement one of the following options:(i) receive, in full, the project assets that we have contributed, or (ii) transfer all project assets to V-Green at a mutually agreed-upon reasonable price. The V-Green BCC expires on December 31, 2032.
VinFast Shareholders Support Agreement
On May 12, 2023, we, Black Spade, and all of our shareholders (“VinFast Shareholders”) entered into a shareholders support and lock-up agreement and deed (the “VinFast Shareholders Support Agreement”). Pursuant to the VinFast Shareholders Support Agreement, each VinFast Shareholder agreed not to transfer, during a period of 180 days from and after the closing of the Business Combination, subject to customary exceptions, (i) any of our ordinary shares held by such VinFast Shareholder immediately after closing of the Business Combination, excluding any of our ordinary shares acquired in open market transactions after closing of the Business Combination, (ii) any of our ordinary shares received by such VinFast Shareholder upon the exercise, conversion or settlement of options or warrants held by such VinFast Shareholder immediately after Closing (along with such options or warrants themselves), and (iii) any of our equity securities issued or issuable with respect to any securities referenced in (i) and (ii) by way of share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction. On September 20, 2023, we released 46,293,461 ordinary shares in aggregate, which may be offered and sold from time to time, by Company Selling Securityholders from the lock-up restrictions under the VinFast Shareholders Support Agreement (the “VinFast Parties Lock-Up Release”). The lock-up restrictions under the VinFast Shareholders Support Agreement expired on February 7, 2024.
Employment Agreements and Indemnification Agreements
See “Management — Employment Agreements and Indemnification Agreements.”

Sponsor Support Agreement
Concurrently with the execution of the Business Combination Agreement, we, BSAQ, the Sponsor and certain other holders of BSAQ Class B Ordinary Shares (each, and together with the Sponsor, the “Sponsor Parties”) entered into a sponsor support and lock-up agreement and deed, and on June 14, 2023, we, BSAQ and the Sponsor entered into the first amendment to sponsor support and lock-up agreement and deed (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, each Sponsor Party also agreed not to transfer, during a period of 12 months from and after the closing of the Business Combination, subject to customary exceptions, (i) any of our ordinary shares held by such Sponsor Party immediately after closing of the Business Combination excluding such number of our ordinary shares equal to the number of our ordinary shares subscribed for in connection with the Sponsor backstop investment and any of our ordinary shares acquired in the open market transactions after the closing of our business combination (“Sponsor Unrestricted Securities”), (ii) any of our ordinary shares received by such Sponsor Party upon the exercise, conversion or settlement of options or warrants held by such Sponsor Party immediately after the Closing (along with such options or warrants themselves), and (iii) any of our equity securities issued or issuable with respect to any securities referenced in clauses (i) and (ii) by way of share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction. However, if the number and/or market value of Sponsor Unrestricted Securities is not sufficient for purposes of our satisfaction of any listing requirements of the applicable qualified stock exchange, then we and the Sponsor may mutually agree to exclude additional ordinary shares of our Company held by the Sponsor from the Lock-Up Securities so that such listing requirements can be satisfied.
In connection with the VinFast Parties Lock-Up Release, (i) 4,225,000 ordinary shares to be offered and sold in aggregate by the Black Spade Initial Shareholders and their permitted transferees have been released from lock-up restrictions, (ii) the Sponsor waived its rights to the release of the Private Warrants Shares from the lock-up restrictions under the Sponsor Support Agreement, and (iii) we reduced the lock-up period applicable to the Private Warrants Shares under the Sponsor Support Agreement from 12 months after the closing of the Business Combination to six months after the closing of the Business Combination, which expired on February 11, 2024.
Backstop Subscription Agreement
Pursuant to the terms of the Sponsor Support and Lock-Up Agreement and Deed, dated as of May 12, 2023, as amended by the First Amendment to Sponsor Support and Lock-Up Agreement, dated as of June 14, 2023, by and among the Company, the Sponsor and certain initial shareholders of Black Spade and the Backstop Subscription Agreement, on August 14, 2023, VinFast issued to Lucky Life Limited (the “Backstop Subscriber”) 1,636,797 ordinary shares for $10.00 per share for an aggregate subscription price of $16.4 million. Pursuant to the Backstop Subscription Agreement, the Backstop Subscriber agreed to a lock-up of 12 months from and after the closing of the Business Combination on terms substantially similar to the lock-up set out in the Sponsor Support Agreement. In connection with the VinFast Parties Lock-Up Release, (i) the Backstop Subscriber waived its rights to the release of the Backstop Shares from the lock-up restrictions under the Backstop Subscription Agreement, and (ii) we reduced the lock-up period applicable to the Backstop Shares under the Backstop Subscription Agreement from 12 months after the closing of the Business Combination to six months after the closing of the Business Combination by mutual agreement with the Backstop Subscriber, which expired on February 11, 2024.
Registration Rights Agreement
On August 11, 2023, we, the Sponsor, certain equityholders of Black Spade, and certain equityholders of our Company entered into the Registration Rights Agreement, pursuant to which we agreed to use our reasonable best efforts to file a shelf registration statement with respect to the registrable securities defined therein within 60 days of the closing of the Business Combination. Pursuant to the Registration Rights Agreement, certain equityholders of our Company may request to sell all or a portion of their registrable securities in an underwritten offering; provided that we will only be obligated to effect an underwritten takedown if such underwritten offering will include registrable securities proposed to be sold with a total offering price reasonably expected to exceed, in the aggregate, $50,000,000. We also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement provides that we will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities.
Gotion Subscription Agreement
On June 30, 2023, VinFast entered into the Gotion Subscription Agreement pursuant to which Gotion undertook to subscribe for 15,000,000 ordinary shares at $10.00 per share for an aggregate subscription price of $150 million. The transaction was completed on September 20, 2023. Pursuant to the Gotion Subscription Agreement, Gotion agreed not to sell or otherwise transfer or dispose of the Gotion Investment ordinary shares during a period of 180 days from and after the closing of the Gotion Investment, which expired on March 18, 2024.

DESCRIPTION OF SHARE CAPITAL
The following description summarizes material terms of our constitution as they will be in effect upon the consummation of this offering. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of our constitution, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors are urged to read the exhibits for a complete understanding of our constitution.
General
Upon the consummation of this offering, our issued share capital will consist of ordinary shares. As of October 18, 2024, there were 2,338,695,829 ordinary shares. We currently only have one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another. Except as disclosed otherwise in this prospectus, none of the holders of our shares have different voting rights from the other holders. There is no concept of authorized share capital under Singapore law. Under the Singapore Companies Act, there is no limit to the number of new shares that may be issued, but new shares may be issued only with the prior approval of our shareholders in a general meeting. See “— Issuances of New Shares.”
For the purposes of this section, references to “shareholders” mean those shareholders whose names and number of shares are entered in our register of members. See “— Register of Members.” Our branch register of members is maintained by our transfer agent.
Objects of Our Company
Under the Singapore Companies Act and our constitution, subject to the provisions of the Singapore Companies Act and any other written law and our constitution, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and for the purposes of the foregoing, full rights, powers and privileges.
Ordinary Shares
Our ordinary shares have no par value as there is no concept of authorized share capital under Singapore law. All shares presently issued are fully paid. Although Singapore law does not recognize the concept of “non-assessability” with respect to newly issued shares, we note that any subscriber of our ordinary shares who has fully paid up all amounts due with respect to such ordinary shares will not be subject, under Singapore law, to any personal liability to contribute to our assets or liabilities in such subscriber’s capacity solely as a holder of such ordinary shares, except in very limited and exceptional circumstances where Singapore courts may consider it fit to “lift the corporate veil.” We believe this interpretation is substantively consistent with the concept of “non-assessability” under most, if not all, U.S. state corporations laws. We cannot, except in the circumstances permitted by the Singapore Companies Act, grant any financial assistance for the acquisition or proposed acquisition of our own ordinary shares. Except as described in “— Singapore Code on Take-overs and Mergers” and “— Voting Rights,” there are no limitations in our constitution or under Singapore law on the rights of shareholders not resident in Singapore to hold or vote in respect of our ordinary shares.
Voting Rights
Each ordinary share is entitled to one vote per share. Voting at any meeting of shareholders is by show of hands unless a poll has been demanded prior to or on the declaration of the result of the show of hands by, among others, at least one shareholder present in person or by proxy or by attorney or other duly authorized representative and holding or representing not less than 5% of the total voting rights of all shareholders having the right to vote at the meeting. On a poll, each holder of ordinary shares who is present in person or by proxy or by attorney or in the case of a corporation, by a representative, has one vote for each ordinary share which he holds or represents. Proxies need not be shareholders. There are no limitations imposed by our constitution on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our constitution governing the ownership threshold above which shareholder ownership must be disclosed.

Only those shareholders who are registered in our register of members will be entitled to vote at any meeting of shareholders in person or by proxy or by attorney or, in the case of a corporation, by a representative. Therefore, since our ordinary shares are held through the Depositary Trust Company (“DTC”) or its nominee, DTC or its nominee will grant an omnibus proxy to DTC participants holding our ordinary shares in book-entry form through a broker, bank, nominee, or other institution that is a direct or indirect participant of DTC. Such shareholders will have the right to instruct their broker, bank, nominee or other institution holding these ordinary shares on how to vote such ordinary shares by completing the voting instruction form provided by the applicable broker, bank, nominee, or other institution. Whether voting is by a show of hands or by a poll, DTC’s vote will be voted by the chairman of the meeting according to the results of the votes of the DTC participants (which results will reflect the instructions received from shareholders that own our ordinary shares electronically in book-entry form through DTC).
Dividends
We may, by ordinary resolution, declare dividends at a general meeting of our shareholders, but no dividend shall be payable except out of our profits, and the amount of any such dividend shall not exceed the amount recommended by our Board. Subject to our constitution and in accordance with the Singapore Companies Act, our Board may, without the approval of our shareholders, declare and pay interim dividends, but any final dividends the board declares must be approved by an ordinary resolution at a general meeting of our shareholders. We currently have not adopted a dividend policy with respect to future dividends and we do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future.
Transfer of Ordinary Shares
Subject to applicable laws, including securities laws, in the relevant jurisdictions, the listing rules of, or by-laws and rules governing Nasdaq and the provisions in our constitution and to any lock-up agreements to which a shareholder may be a party, our ordinary shares are freely transferable. Our constitution provides that every instrument of transfer of the legal title in the shares of our Company must be in writing and in the form approved, where applicable, by Nasdaq, or in any other form acceptable to our Directors, and must be left at the registered office of our Company (or such other place as the Directors may appoint) for registration, accompanied by a certificate of stamp duty (if any), the certificate(s) of the shares to be transferred, and such other evidence (if any) as our Directors may require to prove the title of the intending transferor, or his right to transfer the shares. Our Directors may in their discretion decline to register any transfer unless, amongst other things, the instrument of transfer is deposited at our office (or such other place as our Directors may appoint) and is accompanied by a certificate of payment of stamp duty (if any), the certificate of the shares to which the transfer relates and such other evidence as our Directors may reasonably require to show the right of the transferor to make the transfer, and where the instrument is executed by some other person on his behalf, the authority of the person to do so.
If our Board refuses to register a transfer of any shares, they shall give to the transferor and the transferee notice of their refusal to register the transfer as required by the Singapore Companies Act (where applicable, within such period of time as may be prescribed by the rules and regulations of Nasdaq).
Exchange Controls
There are no governmental laws, decrees, regulations or other legislation in Singapore that may affect the import or export of capital, including the availability of cash and cash equivalents for use by VinFast, or that may affect the remittance of dividends, interest, or other payments by VinFast to non-resident holders of its ordinary shares.
Capitalization and Other Rights
Our Board may, with the approval of our shareholders at a general meeting, capitalize any reserves or profits and distribute them as shares, credited as paid-up, to our shareholders in proportion to their shareholdings in accordance with our constitution.

Variation of Rights
Subject to the Singapore Companies Act and every other Singapore statute for the time being in force affecting us, under our constitution, whenever our share capital is divided into different classes of shares, the rights attached to any class may be varied or abrogated either with the consent in writing of the holders of three-quarters of the issued shares of the class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class (but not otherwise) and may be so varied or abrogated either whilst our Company is a going concern or during or in contemplation of a winding-up. To every such separate general meeting, (i) the necessary quorum shall be two persons at least holding or representing by proxy or attorney at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy or by attorney may demand a poll, and on a poll shall, in the case of any holder of ordinary shares, have one vote for every share of the class held by him, provided always that where the necessary majority for such a special resolution is not obtained at such general meeting, consent in writing if obtained from the holders of three fourths of the issued shares of the class concerned within two months of such general meeting shall be as valid and effectual as a special resolution carried at such general meeting; and (ii) where all the issued shares of the class are held by one person, the necessary quorum shall be one person and such holder of shares of the class present in person or by proxy or by attorney may demand a poll.
Issuances of New Shares
Under the Singapore Companies Act, new shares may be issued only with the prior approval of our shareholders in a general meeting. General approval may be sought from our shareholders in a general meeting for the issuance of shares. Such approval, if granted, will lapse at the earlier of the conclusion of the next annual general meeting or the expiration of the period within which the next annual general meeting is required by law to be held (i.e., within six months after the end of each financial year). However, any approval may be revoked or varied by our Company in a general meeting.
Subject to this and the provisions of the Singapore Companies Act and our constitution, our Board may allot, issue or grant options over or otherwise dispose of new ordinary shares to such persons on such terms and conditions and with the rights and restrictions as they may think fit to impose. Such rights are subject to any condition attached to such issue and the regulations of any stock exchange on which our ordinary shares are listed, as well as U.S. federal and blue-sky securities laws applicable to such issue.
Preference Shares
Under the Singapore Companies Act, different classes of shares in a public company may be issued only if (a) the issue of the class or classes of shares is provided for in the constitution of the public company and (b) the constitution of the public company sets out in respect of each class of shares the rights attached to that class of shares. Our constitution provides that we may issue shares of a different class with preferential, deferred or other special rights, privileges or such restrictions as our Board may determine from time to time provided that it is approved by ordinary resolution, or, if required by the statutes, special resolution at a general meeting of our shareholder.
We may, subject to the Singapore Companies Act and the prior approval in a general meeting of our shareholders, issue preference shares that are, at our option, subject to redemption provided that such preference shares may not be redeemed out of the capital of our Company unless:
•
all the directors have made a solvency statement in relation to such redemption; and

•
we have lodged a copy of the solvency statement with the Accounting and Corporate Regulatory Authority of Singapore.

Further, the shares must be fully paid-up before they are redeemed.
The issuance of preference shares could have the effect of decreasing the trading price of our ordinary shares, restricting dividends on our ordinary shares, diluting the voting power of our ordinary shares, impairing the liquidation rights of our ordinary shares, or delaying or preventing a change in control of our Company.

Calls on Shares
Under our constitution, our directors may from time to time, as they think fit, make calls upon the shareholders in respect of any moneys unpaid on their shares or on any class of their shares and not by the conditions of the issue and allotment thereof made payable at fixed times; and each shareholder shall (subject to at least 14 days’ notice specifying the time or times and place of payment) pay to our Company at the time or times and place so specified the amount called on his shares. A call may be made payable by instalments. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof. A call may be revoked or postponed as the directors may determine.
Register of Members
Only persons who are registered in our register of members are recognized under Singapore law as our shareholders. As a result, only such shareholders who are registered in our register of members have legal standing under Singapore law to institute shareholder actions against us or otherwise seek to enforce their rights as shareholders. We will not, except as required by applicable law, recognize any equitable, contingent, future or partial interest in any ordinary share or other rights for any ordinary share other than the absolute right thereto of the registered holder of that ordinary share. We may close our register of members for any time or times, provided that our register of members may not be closed for more than 30 days in the aggregate in any calendar year and prior notice of closure, stating the period and purpose(s) for which the closure is made, is given to the shareholders. We may, subject to applicable requirements in the Singapore Companies Act, from time to time close our register of members to determine shareholders’ entitlement to receive dividends and other distributions.
Most of the ordinary shares of our Company that were issued to the former Black Spade shareholders in connection with the Business Combination are held through DTC. Accordingly, DTC or its nominee, Cede & Co., is the shareholder of record in respect of such ordinary shares registered in our register of members. The holders of our ordinary shares held in book-entry interests through DTC or its nominee may become registered shareholders by exchanging their interest in our ordinary shares for certificated ordinary shares and being registered in our register of members in respect of such ordinary shares. The procedures by which a holder of book-entry interests held through DTC or its nominee may exchange such interests for certificated ordinary shares are determined by DTC and our transfer agent, in accordance with their internal policies and guidelines regulating the withdrawal and exchange of book-entry interests for certificated ordinary shares, and following such an exchange, our transfer agent will perform the procedures to register the ordinary shares in the register.
Under the Singapore Companies Act, if (a) the name of any person is without sufficient cause entered in or omitted from the register of members; or (b) default is made or unnecessary delay takes place in entering in the register of members the fact of any person having ceased to be a member, the person aggrieved or any member of the public company or the company itself, may apply to the Singapore courts for rectification of the register of members. The Singapore courts may refuse the application or may order rectification of the register of members and payment by the company of any damages sustained by any party to the application. The Singapore courts will not entertain any application for the rectification of a register of members in respect of an entry which was made in the register of members more than 30 years before the date of the application.
Singapore Code on Take-overs and Mergers
The Singapore Take-Over Code regulates, among other things, the acquisition of voting shares of Singapore-incorporated public companies with net tangible assets of S$5.0 million or more. Any person acquiring, whether by a series of transactions over a period of time or not, either on his or her own or together with parties acting in concert with such person, shares which carry 30% or more of the voting rights in our Company or any person holding, either on his or her own or together with parties acting in concert with such person, between 30% and 50% (both amounts inclusive) of the voting rights in our Company, and if such person (or parties acting in concert with her or him) acquires, either on his or her own or together with parties acting in concert with such person, additional voting shares representing more than 1% of the voting rights in our Company in any six-month period, must, except with the consent of the SIC, extend a mandatory take-over offer for all the remaining voting shares in accordance with the provisions of the Singapore

Take-Over Code. Responsibility for ensuring compliance with the Singapore Take-Over Code rests with parties (including company directors) to a take-over or merger and their advisors.
Under the Singapore Take-Over Code, “parties acting in concert” comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal), cooperate, through the acquisition by any of them of shares in a company, to obtain or consolidate effective control of that company. Certain persons are presumed (unless the presumption is rebutted) to be acting in concert with each other. They are as follows:
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a company and its parent company, subsidiaries or fellow subsidiaries (together, the related companies), the associated companies of any of the company and its related companies, companies whose associated companies include any of these foregoing companies and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights;

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a company with any of its directors (together with their close relatives, related trusts and companies controlled by any of the directors, their close relatives and related trusts);

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a company with any of its pension funds and employee share schemes;

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a person with any investment company, unit trust or other fund whose investment such person manages on a discretionary basis but only in respect of the investment account which such person manages;

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a financial or other professional adviser, including a stockbroker, with its customers in respect of the shareholdings of the adviser and persons controlling, controlled by or under the same control as the adviser;

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directors of a company (together with their close relatives, related trusts and companies controlled by any of such directors, their close relatives and related trusts) which is subject to an offer or where the directors have reason to believe a bona fide offer for the company may be imminent;

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partners; and

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an individual and (i) such person’s close relatives, (ii) such person’s related trusts, (iii) any person who is accustomed to act in accordance with such person’s instructions, (iv) companies controlled by the individual, such person’s close relatives, such person’s related trusts or any person who is accustomed to act in accordance with such person’s instructions and (v) any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights.

Subject to certain exceptions, a mandatory offer must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror during the offer period and within the six months prior to its commencement.
Under the Singapore Take-Over Code, where effective control of a company is acquired or consolidated by a person, or persons acting in concert, a general offer to all other shareholders is normally required. In the case where our Company has more than one class of equity share capital, a comparable take-over offer must be made for each class of shares in accordance with the Singapore Take-Over Code and the SIC should be consulted in advance in such cases. In addition, an offeror must treat all shareholders of the same class in an offeree company equally. A fundamental requirement is that shareholders in the company subject to the take-over offer must be given sufficient information, advice and time to enable them to reach an informed decision on the offer. These legal requirements may impede or delay a takeover of our Company by a third-party.
On August 2, 2023, the SIC waived application of the provisions of the Singapore Take-Over Code for our Company, subject to certain exceptions. Pursuant to the waiver, we are exempted from application of the provisions of the Singapore Take-over Code, except in the case of a “tender offer” (within the meaning of U.S. securities laws) where the Tier 1 exemption set forth in Rule 14d-1(c) of the Exchange Act, is available and the offeror relies on such exemption to avoid full compliance with applicable rules and regulations regarding tender offers in the U.S. In connection with the application for the waiver, our Board had submitted to the SIC a written confirmation to the effect that the application of the U.S. regulatory regime (without concurrent regulation by the Singapore Take-Over Code) would be appropriate and that it is the unanimous view of our Board that obtaining the waiver is in the interest of our Company.
Election and Re-election of Directors
We may, by ordinary resolution, remove any director before the expiration of his or her period of office, notwithstanding anything in our constitution or in any agreement between us and such director. We may also, by an ordinary resolution, appoint another person in place of a director removed from office pursuant to the foregoing.
Our constitution provides that our shareholders by ordinary resolution, or our Board shall have the power, at any time and from time to time, to appoint any person to be a director either to fill a casual vacancy or as an additional director, provided that the total number of directors shall not at any time exceed the maximum number (if any) fixed by or in accordance with our constitution, as the case may be.
General Meetings of Shareholders
Under the Singapore Companies Act, we are required to hold an annual general meeting of shareholders within six months from the end of its financial year. Our directors may convene an extraordinary general meeting whenever they think fit and they must do so upon the requisition of shareholders representing not less than 10% of the total number of paid-up shares as of the date of deposit of the requisition carrying the right to vote at a general meeting. In addition, two or more shareholders holding not less than 10% of our total number of issued shares (excluding treasury shares) may call a meeting of our shareholders.
The Singapore Companies Act provides that a shareholder is entitled to attend any general meeting and speak and vote on any resolution put before the general meeting. Unless otherwise required by law or by our constitution, voting on resolutions put forth at general meetings is by ordinary resolution, passed by a simple majority of the shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution. An ordinary resolution suffices, for example, for the appointment of directors. A special resolution, which is passed by a majority of not less than three-fourths of the shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution, is necessary for certain matters under Singapore law, including voluntary winding-up, amendments to our constitution, a change of our corporate name and a reduction in the share capital.
The Singapore Companies Act requires not less than:
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14 days’ written notice to be given by the Company of a general meeting to pass an ordinary resolution, or such longer period as may be provided in our Constitution; and

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21 days’ written notice to be given by the Company of a general meeting to pass a special resolution.

Our Constitution further provides that in computing the notice period, both the day on which the notice is served, or deemed to be served, and the day on which the relevant meeting is to be held shall be excluded.
Unless excluded under the Singapore Companies Act, an annual general meeting of a company, an extraordinary general meeting of a company, a statutory general meeting of a company, a general meeting of an amalgamating company mentioned in section 215C or 215D of the Singapore Companies Act, a meeting of a class of members of a company, a meeting order by the Singapore Court under section 182 of the Singapore Companies Act and a meeting of creditors, members of a company, holders of units of shares of a company, or a class of such persons, ordered by the Singapore Court under section 210 of the Singapore Companies Act may be held (i) at a physical place; (ii) at a physical place and using virtual meeting technology; or (iii) using virtual meeting technology only. Under the Singapore Companies Act, “virtual meeting technology” means any technology that allows a person to participate in a meeting without being physically present at the place of meeting.
Minority Rights
The rights of minority shareholders of Singapore companies are protected under Section 216 of the Singapore Companies Act, which gives the Singapore courts a general power to make any order, upon application by any shareholder of a company, as they think fit to remedy any of the following situations:

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the affairs of a company are being conducted or the powers of the board of directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more of the shareholders, including the applicant; or

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a company takes an action, or threatens to take an action, or the shareholders pass a resolution, or propose to pass a resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of the shareholders, including the applicant.

Singapore courts have a wide discretion as to the remedies they may grant and the remedies listed in the Singapore Companies Act itself are not exclusive. If the Singapore courts are of the opinion that, upon an application under Section 216 of the Singapore Companies Act, either of the grounds set out above is established, the Singapore courts may, with a view to bringing to an end or remedying the matters complained of, make such order as it thinks fit and, without prejudice to the generality of the foregoing, the order may:
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direct or prohibit any act or cancel or modify any transaction or resolution;

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regulate the conduct of the affairs of the company in the future;

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authorize civil proceedings to be brought in the name of, or on behalf of, the company by a person or persons and on such terms as the court may direct;

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provide for the purchase of shares of the company by the other shareholders of the company or by the company itself and, in the case of a purchase of shares by the company, a corresponding reduction of its share capital; or

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provide that the company be wound up.

In addition, Section 216A of the Singapore Companies Act allows a complainant (including a minority shareholder) to apply to the Singapore courts for leave to bring an action in a court proceeding or arbitration in the name and on behalf of the company or intervene in an action in a court proceeding or arbitration to which a company is a party for the purpose of prosecuting, defending or discontinuing the action or arbitration on behalf of a company.
Liquidation or Other Return of Capital
On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.
Limitation of Liability of Directors and Officers
Under Section 172 of the Singapore Companies Act, any provision which purports to exempt or provides an indemnity for officers of a company (including directors) to any extent from or against any liability that would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. However, a company is not prohibited from: (a) in the case of providing an indemnity (to any extent) for an officer of a company (including directors) against any liability that would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to the company, purchasing and maintaining for any director and officer of the company insurance against any such liability; or (b) indemnifying the individual against liability incurred by him or her to a person other than the company except when the indemnity is against any liability (i) of the officer of the company to pay a fine in criminal proceedings, (ii) of the officer of the company to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirements of a regulatory nature (howsoever arising), (iii) incurred by the officer of the company in defending criminal proceedings in which he or she is convicted, (iv) incurred by the officer of the company in defending civil proceedings brought by the company or a related company in which judgment is given against him or her, or (v) incurred by the individual in connection with an application for relief under Section 76A(13) or Section 391 of the Singapore Companies Act in which the court refuses to grant him or her relief.
Subject to the Singapore Companies Act and every other Singapore statute for the time being in force and affecting our Company, our constitution provides that each of our directors and other officers shall be entitled to be indemnified by us against all costs, charges, losses, expenses and liabilities incurred or to be incurred by him in the execution and discharge of his duties or in relation thereto.
Subject to the Singapore Companies Act and every other Singapore statute for the time being in force and affecting our Company, VinFast may indemnify our directors and officers against costs, charges, fees and other expenses that may be incurred by any of them in defending any proceedings (whether civil or criminal) relating to anything done or omitted or alleged to be done or omitted by such person acting in his or her capacity as a director, officer or employee of our Company, in which judgment is given in his or her favor, or in which he or she is acquitted or in which the courts have granted relief pursuant to the provisions of the Singapore Companies Act or other applicable statutes, provided that such indemnity shall not extend to any liability which by law would otherwise attach to him or her in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to VinFast, or which would otherwise result in such indemnity being void under applicable Singapore laws.
No director or officer of our Company shall be liable for any acts, omissions, neglects, defaults or other conduct of any other director or officer, and to the extent permitted by Singapore law, we shall contribute to the amount paid or payable by a director or officer in such proportion as is appropriate to reflect the relative fault of such director or officer, taking into consideration any other relevant equitable considerations, including acts of other directors or officers and our Company, and the relative fault of such parties in respect thereof.
In addition, subject to the Singapore Companies Act and every other Singapore statute for the time being in force and affecting our Company, no director (including managing director) or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense incurred by us, through the insufficiency or deficiency of title to any property acquired by order of the directors for us or for the insufficiency or deficiency of any security upon which any of our moneys are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss, damage or misfortune which happens in the execution of his or her duties, unless the same happens through his or her own negligence, default, breach of duty or breach of trust.
We have entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Singapore law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, subject to our Company reserving its rights to recover the full amount of such advances in the event that he or she is subsequently found to have been negligent or otherwise have breached his or her trust or fiduciary duties to our Company or to be in default thereof, or where the Singapore courts have declined to grant relief. These indemnification rights shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our constitution, agreement, vote of shareholders or disinterested directors or otherwise.
We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.
Transfer Agent and Registrar
The transfer agent and registrar for our ordinary shares is Continental Stock Transfer & Trust Company. Its address is 1 State Street, 30th Floor, New York, New York, 10004.
Comparison of Shareholder Rights
We are incorporated under the laws of Singapore. The following discussion summarizes material differences between the rights of holders of our ordinary shares and the rights of holders of the ordinary shares of a typical corporation incorporated under the laws of the state of Delaware which result from differences in governing documents and the laws of Singapore and Delaware.
This discussion does not purport to be a complete or comprehensive statement of the rights of holders of our ordinary shares under applicable law in Singapore and our constitution or the rights of holders of the ordinary shares of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.
Delaware	Singapore
Board of Directors
A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Under Delaware law, a board of directors can be divided into classes and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s certificate of incorporation.	The constitution of a company will typically state the minimum number of directors as well as provide that directors may be appointed or removed by shareholders via ordinary resolution passed at a general meeting, provided that the number of directors following such appointment or removal is within the minimum number of directors provided in the constitution and the Singapore Companies Act. Our constitution provides that, subject to the Singapore Companies Act and, where applicable, the rules and regulations of Nasdaq or the principal stock exchange or securities market on which our shares are then listed or quoted or dealt in, the minimum number of directors will be two directors.
Limitation on Personal Liability of Directors
A typical certificate of incorporation provides for the elimination of personal monetary liability of directors for breach of fiduciary duties as directors to the fullest extent permissible under the laws of Delaware, except for liability (i) for any breach of a director’s loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to the liability of directors for unlawful payment of a dividend or an unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. A typical certificate of incorporation would also provide that if the Delaware General Corporation Law is amended so as to allow further elimination of, or limitations on, director liability, then the liability of directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.	Under Section 172 of the Singapore Companies Act, any provision (whether in the constitution, contract with the company or otherwise) which purports to exempt or provides an indemnity for exempting or indemnifying a director against any liability which by law would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to a company will be void. However, a company is not prohibited from: (a) as provided in Section 172A of the Singapore Companies Act, purchasing and maintaining for any director insurance against any such liability incurred by him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company; or (b) as provided in Section 172B of the Singapore Companies Act, indemnifying a director against liability incurred by him or her to a person other than the Company, except when the indemnity is against (i) any liability of the director to pay a fine in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance of any requirement of a regulatory nature (howsoever arising), or (ii) any liability incurred by the officer (A) in defending criminal proceedings in which he or she is convicted; (B) in defending civil proceedings brought by the company or a related company in which judgment is given against him or her; or (C) in connection with an application for relief under Section 76A(13) or Section 391 of the Singapore Companies Act in which the Singapore courts refuses to grant him or her relief.

Delaware	Singapore

Our constitution provides that, subject to the provisions of and to the extent permitted by the Singapore Companies Act and every other legislation for the time being in force concerning companies and affecting our Company, every director or officer of our Company shall be entitled to be indemnified by our Company against all costs, charges, losses, expenses and liabilities incurred or to be incurred by him or her in the execution and discharge of his or her duties or in relation thereto. Without prejudice to the generality of the foregoing, no director or officer of our Company shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense happening to our Company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of our Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of our Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of his or her office or in relation thereto unless the same shall happen through his or her own negligence, willful default, breach of duty or breach of trust.
Under the Singapore Companies Act, an “officer” in relation to a corporation includes (a) any director or secretary of the corporation or a person employed in an executive capacity by the corporation, (b) a receiver and manager of any part of the undertaking of the corporation appointed under a power contained in any instrument, and (c) any liquidator of a company appointed in a voluntary winding-up, but does not include any receiver who is not also a manager, any receiver and manager appointed by the Singapore Court, any liquidator appointed by the Singapore Court or by the creditors, or a judicial manager appointed under Part 7 of the Singapore Insolvency, Restructuring and Dissolution Act 2018.

Interested Shareholders
Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested stockholder” for three years following the time that the stockholder becomes an	There are no comparable provisions in Singapore with respect to public companies which are not listed on the Singapore Exchange Securities Trading Limited.

Delaware	Singapore

interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.
A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 through a provision in either its original certificate of incorporation, or an amendment to its original certificate or bylaws that was approved by majority stockholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption.

Removal of Directors
A typical certificate of incorporation and bylaws provide that, subject to the rights of holders of any preferred stock, directors may be removed at any time by the affirmative vote of the holders of at least a majority, or in some instances a supermajority, of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. A certificate of incorporation could also provide that such a right is only exercisable when a director is being removed for cause (removal of a director only for cause is the default rule in the case of a classified board).
According to the Singapore Companies Act, directors of a public company may be removed before expiration of their term of office, notwithstanding anything in its constitution or in any agreement between the public company and such directors, by ordinary resolution (i.e., a resolution which is passed by a simple majority of those shareholders present and voting in person or by proxy). Notice of the intention to move such a resolution has to be given to the company not less than 28 days before the meeting at which it is moved. The company shall then give notice of such resolution to its shareholders at the same time and in the same manner as it gives notice of the meeting, or if that is not practicable, not less than 14 days before the meeting. Where any director removed in this manner was appointed to represent the interests of any particular class of shareholders or debenture holders, the resolution to remove such director will not take effect until such director’s successor has been appointed.
Our constitution similarly provides that, subject to its provisions and any requirements of the Singapore Companies Act, our Company may, by ordinary resolution whereby special notice has been given, remove any director before the expiration of the said director’s term and appoint a replacement.

Filling Vacancies on the Board of Directors
A typical certificate of incorporation and bylaws	Our constitution provides that our shareholders, by

Delaware	Singapore
provide that, subject to the rights of the holders of any preferred stock, any vacancy, whether arising through death, resignation, retirement, disqualification, removal, an increase in the number of directors or any other reason, may be filled by a majority vote of the remaining directors, even if such directors remaining in office constitute less than a quorum, or by the sole remaining director. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.
ordinary resolution at a general meeting, or our Board, at any time and from time to time, have the power to appoint any person to be a director either to fill a casual vacancy or as an addition to the existing directors, provided that the total number of directors shall not at any time exceed the maximum number (if any) fixed by or in accordance with our constitution, as the case may be.
In the case of a public company, generally, the Singapore Companies Act provides that the directors must be appointed individually at a general meeting of shareholders. Subject to any provision in the Singapore Companies Act to the contrary, a resolution for the appointment of two or more persons as directors by a single resolution shall not be moved at any general meeting unless a resolution that it shall so be moved has first been agreed to by the meeting without any vote being given against it, and any resolution moved in contravention of such requirement shall be void.

Amendment of Governing Documents

Under the Delaware General Corporation Law, amendments to a corporation’s certificate of incorporation require the approval of stockholders holding a majority of the outstanding shares entitled to vote on the amendment.
If a class vote on the amendment is required by the Delaware General Corporation Law, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, the board of directors may amend bylaws if so authorized in the certificate of incorporation. The stockholders of a Delaware corporation also have the power to amend bylaws.

Our constitution may be altered by special resolution (i.e., a resolution passed by at least a three-fourths majority of the shareholders entitled to vote, present in person or by proxy at a meeting for which not less than 21 days written notice is given).
Under the Singapore Companies Act, an entrenching provision may be included in the constitution with which a company is formed and may at any time be inserted into the constitution only if unanimously agreed upon by the shareholders of the company. An entrenching provision prevents certain specified provisions of the constitution from being altered in the manner provided by the Singapore Companies Act or except by (a) a resolution passed by a specified majority greater than 75% (the minimum majority required by the Singapore Companies Act for a special resolution) or (b) satisfaction of certain specified conditions. The Singapore Companies Act provides that such entrenching provision may be removed or altered only if unanimously agreed upon by the shareholders of the company.

Meetings of Shareholders
Annual and Special Meetings Typical bylaws provide that annual meetings of stockholders are to be held on a date and at a time fixed by the board of directors.
Annual General Meetings
Subject to the Singapore Companies Act, we are required to hold an annual general meeting of shareholders within six months from the end of our fiscal year, unless the Accounting and Corporate

Delaware	Singapore
Under the Delaware General Corporation Law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.	Regulatory Authority of Singapore authorizes an extension of time to hold such general meeting or as otherwise permitted by the Singapore Companies Act.

Extraordinary General Meetings
Any general meeting other than the annual general meeting is called an “extraordinary general meeting.” Two or more shareholders holding not less than 10% of the total number of issued shares (excluding treasury shares) may call an extraordinary general meeting. In addition, our constitution provides that extraordinary general meetings may be convened in accordance with the Singapore Companies Act by the directors.
Notwithstanding anything in the constitution, the directors are required to convene a general meeting if required to do so by requisition (i.e., written notice to directors requiring that a meeting be called, signed by the person making the request and deposited at the registered office of the company) by shareholders holding not less than 10% of the total number of paid-up shares as at the date of the deposit of the requisition carrying the right of voting at general meetings of the company. Such extraordinary general meeting of the company is to be held as soon as practicable but, in any case, not later than 2 months after the receipt by the company of the requisition. In addition, our constitution provides that the directors may, whenever they think fit, convene an extraordinary general meeting.

Quorum Requirements
Under the Delaware General Corporation Law, a corporation’s certificate of incorporation or bylaws can specify the number of shares which constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Quorum Requirements
Our constitution provides that the quorum at any general meeting shall be two members present in person or by proxy. If within half an hour from the time appointed for the general meeting (or such longer interval as the chairman of the meeting may think fit to allow) a quorum is not present, the general meeting if convened on requisition of the shareholders shall be dissolved. In any other case, it shall stand adjourned to the same day in the next week (or if that day is a public holiday, then the next business day following that public holiday) at the same time and place or to such other day, time or place as the Directors may determine. If at the adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, the meeting shall be dissolved.
Unless excluded under the Singapore Companies Act, an annual general meeting of a company, an extraordinary general meeting of a company, a

Delaware	Singapore
statutory meeting of a company, a general meeting of an amalgamating company mentioned in section 215C or 215D of the Singapore Companies Act, a meeting of a class of members of a company, a meeting ordered by the Singapore Court under section 182 of the Singapore Companies Act and a meeting of creditors, members of a company, holders of units of shares of a company, or a class of such persons, ordered by the Singapore Court under section 210 of the Singapore Companies Act may be held (i) at a physical place; (ii) at a physical place and using virtual meeting technology; or (iii) using virtual meeting technology only. Under the Singapore Companies Act, “virtual meeting technology” means any technology that allows a person to participate in a meeting without being physically present at the place of meeting.
Indemnification of Officers, Directors and Employees

Under the Delaware General Corporation Law, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:
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acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

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in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware corporate law permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the

Under Section 172 of the Singapore Companies Act, any provision (whether in constitution, contract with company or otherwise) which purports to exempt or provides an indemnity for an officer of a company (including a director) against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to a company is void. However, a company is not prohibited from: (a) as provided in Section 172A of the Singapore Companies Act, purchasing and maintaining for any director and officer insurance against any such liability which by law would otherwise attach to such officer in connection with any negligence, default, breach of duty or breach of trust in relation to the company; or (b) as provided in Section 172B of the Singapore Companies Act, indemnifying a director against liability incurred by him or her to a person other than the company except when the indemnity is against any liability (i) of the director to pay a fine in criminal proceedings, (ii) of the director to pay a penalty to a regulatory authority in respect of non-compliance with any requirements of a regulatory nature (howsoever arising), (iii) incurred by the director in defending criminal proceedings in which he or she is convicted, (iv) incurred by the director in defending civil proceedings brought by the company or a related company in which judgment is given against him or her or (v) incurred by the director in connection with an application for relief under Section 76A(13) or Section 391 of the Singapore Companies Act in which the court refuses to grant him or her relief.
In cases where an officer is sued by the company, the

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corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.
To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Delaware corporate law to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that person is not entitled to be so indemnified.

Singapore Companies Act gives the court the power to relieve officers either wholly or partly from the consequences of their negligence, default, breach of duty or breach of trust. In order for relief to be obtained, it must be shown that (i) the officer acted reasonably and honestly; and (ii) it is fair, having regard to all the circumstances of the case including those connected with such officer’s appointment, to excuse the officer.
However, Singapore case law has indicated that such relief will not be granted to an officer who has benefited as a result of his or her breach of trust.
Our constitution provides that, subject to the provisions of and so far as may be permitted by the Singapore Companies Act and every other legislation for the time being in force concerning companies and affecting our Company, every director or other officer of our Company shall be entitled to be indemnified by our Company against all costs, charges, losses, expenses and liabilities incurred or to be incurred by him or her in the execution and discharge of his or her duties or in relation thereto. In particular, and without prejudice to the generality of the foregoing, no director or other officer of our Company shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense happening to our Company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of our Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of our Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of his office or in relation thereto unless the same shall happen through his own negligence, willful default, breach of duty or breach of trust.

Shareholder Approval of Issuance of Shares
Under Delaware law, the board of directors has the authority to issue, from time to time, capital stock in its sole discretion, as long as the number of shares to be issued, together with those shares that are already issued and outstanding and those shares reserved to be issued, do not exceed the authorized capital for the corporation as previously approved by the stockholders and set forth in the	Section 161 of the Singapore Companies Act provides that notwithstanding anything in the company’s constitution, the directors shall not exercise any power of the company to issue shares without prior approval of the shareholders in a general meeting. Such authorization may be obtained by ordinary resolution (i.e., a resolution requiring the affirmative vote of a simple majority

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corporation’s certificate of incorporation. Under the foregoing circumstances, no additional stockholder approval is required for the issuance of capital stock. Under Delaware law, stockholder approval is required for (i) any amendment to the corporation’s certificate of incorporation to increase the authorized capital and (ii) the issuance of stock in a direct merger transaction where the number of shares exceeds 20% of the corporation’s shares outstanding prior to the transaction, regardless of whether there is sufficient authorized capital.
In addition, a corporation may issue one or more classes of stock or one or more series of stock within any class as shall be stated and expressed in the certificate of incorporation or of any amendment thereto, or in the resolution or resolutions providing for the issue of such stock adopted by the board of directors pursuant to authority expressly vested in it by the provisions of its certificate of incorporation.
Any stock of any class or of any series thereof may be made convertible into, or exchangeable for, at the option of either the holder or the corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation, at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated in the certificate of incorporation or in the resolution or resolutions providing for the issue of such stock adopted by the board of directors.
of those shareholders present and voting in person or by proxy and entitled to vote on the resolution). Once this shareholders’ approval is obtained, unless previously revoked or varied by the company in a general meeting, it continues in force until the conclusion of the next annual general meeting or the expiration of the period within which the next annual general meeting after that date is required by law to be held, whichever is earlier; but any approval may be revoked or varied by the company in a general meeting.
Shareholder Approval of Business Combinations

Generally, under the Delaware General Corporation Law, completion of a merger, consolidation, or the sale, lease or exchange of substantially all of a corporation’s assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.
The Delaware General Corporation Law also requires a special vote of stockholders in connection with a business combination with an “interested stockholder” as defined in section 203 of the Delaware General Corporation Law. See “— Interested Shareholders” above.

The Singapore Companies Act and/or the Insolvency, Restructuring and Dissolution Act 2018 of Singapore (as the case may be) mandates that specified corporate actions require approval by the shareholders in a general meeting, notably:
•
notwithstanding anything in the company’s constitution, directors are not permitted to carry into effect any proposals for disposing of the whole or substantially the whole of the company’s undertaking or property unless those proposals have been approved by shareholders in a general meeting;

•
the company may by special resolution resolve that it be wound up voluntarily;

•
subject to the constitution of each amalgamating company, an amalgamation proposal in accordance with the full

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amalgamation procedures under the Singapore Companies Act that do not require a court order must be approved by the shareholders of each amalgamating company via special resolution at a general meeting;
•
a compromise or arrangement proposed between a company and its shareholders, or any class of shareholders, must, among other things, be approved by a majority representing three-fourths in value of the shareholders or class of shareholders present and voting either in person or by proxy at the meeting ordered by the court; and

•
notwithstanding anything in the company’s constitution, the directors may not, without the prior approval of shareholders, issue shares, including shares being issued in connection with corporate actions.

Shareholder Action Without A Meeting
Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. It is not uncommon for a corporation’s certificate of incorporation to prohibit such action.
Subject to the Singapore Companies Act and every other Singapore statute for the time being in force affecting our Company, under our constitution, whenever our Company’s share capital is divided into different classes of shares, the special rights attached to any class may be varied or abrogated either with the consent in writing of the holders of three-quarters of the issued shares of the class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class (but not otherwise) and may be so varied or abrogated either whilst our Company is a going concern or during or in contemplation of a winding-up. To every such separate general meeting, (a) the necessary quorum shall be two persons (unless all the shares of the class are held by one person whereupon no quorum is applicable) at least holding or representing by proxy or attorney at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy or by attorney may demand a poll (and on a poll shall, have one vote for every share of the class held by him entitled to vote at such meeting), but where the necessary majority for such a special resolution is not obtained at such general meeting, consent in writing if obtained from the holders of three-fourths of the issued shares of the class concerned within two months of such general meeting shall be as valid and effectual as a special resolution carried at such general meeting; and (b) where all issued shares of the class are held by one person, the necessary quorum shall be one person and such holder of shares of the class present in person or by proxy or by attorney may demand a poll. Save for the foregoing, our

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constitution does not provide for shareholders to approve resolutions by written means.
Shareholder Suits
Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under the Delaware General Corporation Law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction, which is the subject of the suit, but also through the duration of the derivative suit. The Delaware General Corporation Law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.
Standing
Only registered shareholders of our Company reflected in our register of members are recognized under Singapore law as shareholders of our Company. As a result, only registered shareholders have legal standing to institute shareholder actions against our Company or otherwise seek to enforce their rights as shareholders. Holders of book-entry interests in our shares will be required to exchange their book-entry interests for certified shares and to be registered as shareholders in our Company’s register of members in order to institute or enforce any legal proceedings or claims against our Company, our directors or executive officers relating to shareholder rights.
Personal Remedies in Cases of Oppression or Injustice
A shareholder may apply to the court for an order under Section 216 of the Singapore Companies Act to remedy situations where (a) the company’s affairs are being conducted or the powers of the company’s directors are being exercised in a manner oppressive to, or in disregard of the interests of one of more of the shareholders or holders of debentures of the company, including the applicant; or (b) the company has done an act, or threatens to do an act, or the shareholders or holders of debentures have passed (or proposes to pass) some resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of the company’s shareholders or holders of debentures, including the applicant.
Singapore courts have wide discretion as to the relief they may grant under such application, including, inter alia, directing or prohibiting any act or cancelling or varying any transaction or resolution, providing that the company be wound up or authorizing civil proceedings to be brought in the name of or on behalf of the company by such person or persons and on such terms as the Singapore court directs.
Derivative Actions and Arbitrations
The Singapore Companies Act has a provision which provides a mechanism enabling shareholders to apply to the court for leave to bring a derivative action or commence an arbitration in the name or

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on behalf of the company.
Applications are generally made by shareholders of the company, but courts are given the discretion to allow such persons as they deem proper to apply (e.g., beneficial owner of shares) in the appropriate circumstances.

It should be noted that this provision of the Singapore Companies Act is primarily used by minority shareholders to bring an action or arbitration in the name and on behalf of the company or intervene in an action or arbitration to which the company is a party for the purpose of prosecuting, defending or discontinuing the action on behalf of the company. Prior to commencing a derivative action or arbitration, the court must be satisfied that (i) 14 days’ notice has been given to the directors of the company of the party’s intention to commence such derivative action or arbitration if the directors of the company do not bring, diligently prosecute or defend or discontinue the action or arbitration, (ii) the party is acting in good faith and (iii) it appears to be prima facie in the interests of the company that the action be brought, prosecuted, defended or discontinued.
Class Actions
The concept of class action suits in the U.S., which allows individual shareholders to bring an action seeking to represent a class or classes of shareholders, does not exist in Singapore. However, it is possible as a matter of procedure for a number of shareholders to lead an action and establish liability on behalf of themselves and other shareholders who join in or who are made parties to the action. These shareholders are commonly known as “representative plaintiffs.”

Distributions and Dividends; Repurchases and Redemptions

The Delaware General Corporation Law permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.
Under the Delaware General Corporation Law, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem

The Singapore Companies Act provides that no dividends can be paid to shareholders except out of profits of the company (except as expressly authorized by the Singapore Companies Act and every other legislation for the time being in force concerning companies and affecting our Company).
The Singapore Companies Act does not provide a definition on when profits are deemed to be available for the purpose of paying dividends and this is accordingly governed by case law.
Our constitution provides that no dividend can be paid otherwise than out of profits.
Acquisition of a Company’s Own Shares

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these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.
The Singapore Companies Act generally prohibits a company from acquiring or purporting to acquire its own shares, the shares of its holding company or the shares of its ultimate holding company, whether directly or indirectly, in any way, subject to certain exceptions. Any contract or transaction made or entered into in contravention of the aforementioned prohibition by which a company acquires or purports to acquire its own shares or shares in its holding company or ultimate holding company is void subject to the exception below. However, provided that it is expressly permitted to do so by its constitution and subject to the special conditions of each permitted acquisition contained in the Singapore Companies Act, a company may:
•
redeem redeemable preference shares on such terms and in such manner as is provided by its constitution. Preference shares may be redeemed out of capital if all the directors make a solvency statement in relation to such redemption in accordance with the Singapore Companies Act, and the company lodges a copy of the statement with the Accounting and Corporate Regulatory Authority of Singapore;

•
whether or not it is listed on an approved exchange in Singapore or any securities exchange outside Singapore, make an off-market purchase of its own shares in accordance with an equal access scheme authorized in advance at a general meeting;

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make a selective off-market purchase of its own shares in accordance with an agreement authorized in advance at a general meeting by a special resolution where persons whose shares are to be acquired and their associated persons have abstained from voting;

•
whether or not it is listed on an approved exchange in Singapore or any securities exchange outside Singapore, make an acquisition of its own shares under a contingent purchase contract which has been authorized in advance at a general meeting by a special resolution; and

•
where it is listed on a securities exchange, make an acquisition of its own shares on the securities exchange, in accordance with terms and limits authorized in advance at a general meeting by a special resolution.

A company may also purchase its own shares by an order of a Singapore court.

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The total number of ordinary shares that may be acquired by a company during a relevant period may not exceed 20% (or such other prescribed percentage) of the total number of ordinary shares, stock in any class or non-redeemable preference shares (as the case may be) as of the date of the resolution passed to authorize the acquisition of the shares. Where, however, a company has reduced its share capital by a special resolution of the general meeting or a Singapore court has made an order to such effect, the total number of ordinary shares, stocks in any class or non-redeemable preference shares (as the case may be) shall be taken to be the total number of ordinary shares, stocks in any class or non-redeemable preference shares (as the case may be) as altered by the special resolution or the order of the Singapore court. Payment, including any expenses (including brokerage or commission) incurred directly in the acquisition by the company of its own shares, may be made out of the company’s distributable profits or capital, provided that the company is solvent.
Our constitution provides that, subject to the provisions of the Singapore Companies Act, the rules and regulations of Nasdaq or the principal stock exchange or securities market on which our shares are then listed or quoted or dealt in and any applicable legislation or regulation, we may purchase or otherwise acquire our issued shares on such terms and in such manner as we may think fit and in the manner prescribed by the Singapore Companies Act. These shares may be held as treasury shares or cancelled as provided in the Singapore Companies Act or dealt with in such manner as may be permitted by the Singapore Companies Act. On cancellation of the shares, the number of issued shares of the company shall be diminished by the number of shares so cancelled, and where any such cancelled shares were purchased or acquired out of the capital of the company, the amount of the share capital of the company shall be reduced accordingly.
Financial Assistance for the Acquisition of Shares
A public company or a company whose holding company or ultimate holding company is a public company shall not give financial assistance to any person whether directly or indirectly for the purpose of or in connection with:
•
the acquisition or proposed acquisition of shares in the company or units of such shares; or

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•
the acquisition or proposed acquisition of shares in its holding company or ultimate holding company, or units of such shares.

Financial assistance may take the form of a loan, the giving of a guarantee, the provision of security, the release of an obligation, the release of a debt or otherwise.

However, it should be noted that a company may provide financial assistance for the acquisition of its shares or shares in its holding company or ultimate holding company if it complies with the requirements (including approval by special resolution) set out in the Singapore Companies Act.
Transactions with Officers or Directors
Under the Delaware General Corporation Law, some contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the Delaware General Corporation Law, either (a) the stockholders or the board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved in good faith by a majority of disinterested directors after full disclosure of material facts, even though less than a majority of a quorum.
Under the Singapore Companies Act, save in respect of certain restricted transactions as described below, directors and chief executive officers are not prohibited from dealing with the company, but where they have an interest in a transaction with the company, that interest must be disclosed to the board of directors. In particular, every director or chief executive officer who is in any way, whether directly or indirectly, interested in a transaction or proposed transaction with the company must, as soon as is practicable after the relevant facts have come to such director’s or, as the case may be, chief executive officer’s knowledge, declare the nature of such interest at a meeting of the directors or send a written notice to the company detailing the fact and the nature, character and extent of the interest in the transaction or proposed transaction with the company.
In addition, a director or chief executive officer who holds any office or possesses any property which directly or indirectly might create interests in conflict with such director’s or, as the case may be, chief executive officer’s duties as director or chief executive officer is required to declare the fact and the nature, character and extent of the conflict at a meeting of the directors or send a written notice to the company detailing the nature, character and extent of the conflict.
The Singapore Companies Act extends the scope of this statutory duty of a director and chief executive officer to disclose any interests by pronouncing that an interest of a member of a director’s or, as the case may be, chief executive officer’s family (including spouse, son, adopted son, step-son, daughter, adopted daughter and step-daughter) will be treated as an interest of the director or chief executive officer (as the case may be).

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There is however no requirement for disclosure where the interest of the director or chief executive officer (as the case may be) consists only of being a member or creditor of a corporation which is interested in the transaction or proposed transaction with the company if the interest may properly be regarded as not being a material interest. Where the transaction or the proposed transaction relates to any loan to the company, a director or chief executive officer shall not be deemed to be interested or to have been at any time interested in the transaction or proposed transaction where the director or chief executive officer (as the case may be) has only guaranteed or joined in guaranteeing the repayment of such loan, unless the constitution provides otherwise.
Further, where the transaction or the proposed transaction has been or will be made with or for the benefit of a related corporation (i.e. the holding company, subsidiary or subsidiary of a common holding company), a director or chief executive officer shall not be deemed to be interested or to have been at any time interested in the transaction or proposed transaction where he is a director or chief executive officer (as the case may be) of that corporation, unless the constitution provides otherwise.
Subject to specified exceptions, the Singapore Companies Act prohibits a company (other than an exempt private company) from, among other things, (i) making a loan or quasi-loan to its directors or to directors of a related corporation (a “relevant director”), (ii) entering into a guarantee or providing any security in connection with a loan or quasi-loan made to a relevant director, (iii) entering into a credit transaction as creditor for the benefit of a relevant director, (iv) entering into any guarantee or providing any security in connection with a credit transaction entered into by any person for the benefit of a relevant director, (v) taking part in an arrangement under which another person enters into a transaction which, if entered into by the company, would have been a restricted transaction under (i) to (iv) above or (vi) below and such person obtains a benefit from the company or its related corporation pursuant thereto, or (vi) arranging the assignment to the company, or assumption by the company, of any rights, obligations or liabilities under a transaction that, if it had been entered into by the company, would have been a restricted transaction under (i) to (v) above.
Companies are also prohibited from making loans

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or quasi-loans to its directors’ spouse or children (whether adopted or natural or step-children), or giving a guarantee or security in connection with such a loan or quasi-loan.
Subject to specified exceptions, the Singapore Companies Act also prohibits a company (other than an exempt private company) from making a loan or a quasi-loan to another company or a limited liability partnership or a variable capital company or entering into any guarantee or providing any security in connection with a loan or a quasi-loan made to another company, a limited liability partnership or a variable capital company by a person other than the first-mentioned company, entering into a credit transaction as a creditor for the benefit of another company, a limited liability partnership or a variable capital company, or entering into any guarantee or provide any security in connection with a credit transaction entered into by any person for the benefit of another company, a limited liability partnership or a variable capital company if a director or directors of the first-mentioned company is or together are interested in 20% or more of the total voting power in the other company or the limited liability partnership or the variable capital company (as the case may be), unless there is prior approval by the company in general meeting for the making of, provision for or entering into the loan, quasi-loan, credit transaction, guarantee or security (as the case may be) at which the interested director or directors, and his, her or their family members, abstained from voting.
Such prohibition shall extend to apply to a loan, quasi-loan, credit transaction made by a company, a credit transaction made by a company (other than an exempt private company) for the benefit of another company or limited liability partnership and a guarantee or security provided by a company (other than an exempt private company) in connection with a loan or quasi-loan made by a person other than the first-mentioned company to another company, limited liability partnership or a variable capital company where such other company or limited liability partnership or variable capital company is incorporated or formed (as the case may be) outside Singapore, if a director or directors of the first-mentioned company (a) is or together are interested in 20% or more of the total voting power in the other company, limited liability partnership or variable capital company or (b) in a case where the other company does not have a share capital, exercises or together exercise control over the other company whether by reason of having the power to

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appoint directors or otherwise.
The Singapore Companies Act also provides that an interest of a member of a director’s family (including spouse, son, adopted son, step-son, daughter, adopted daughter and step-daughter) will be treated as an interest of the director.

Dissenters’ Rights
Under the Delaware General Corporation Law, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.	There are no equivalent provisions in Singapore under the Singapore Companies Act.
Cumulative Voting
Under the Delaware General Corporation Law, a corporation may adopt in its bylaws that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a stockholder has the number of votes equal to the number of shares held by such stockholder times the number of directors nominated for election. The stockholder may cast all of such votes for one director or among the directors in any proportion.	There is no equivalent provision under the Singapore Companies Act in respect of companies incorporated in Singapore.
Anti-Takeover Measures

Under the Delaware General Corporation Law, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred stock with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.
In addition, Delaware law does not prohibit a corporation from adopting a stockholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Our constitution provides that, subject to the Singapore Companies Act, every other legislation for the time being in force concerning companies and affecting the company and our constitution, the directors may, subject to prior approval of the company in general meeting, allot and issue shares or grant options over or otherwise deal with or dispose of the same to such persons on such terms and conditions and for such consideration (if any) and at such time and subject or not to the payment of any part of the amount (if any) thereof in cash as the directors may think fit. Any such shares may be issued with such preferential, deferred, qualified or special rights, privileges or conditions as the directors may think fit. Preference shares may be issued which are or at the option of our Company are liable to be redeemed, the terms and manner of redemption being determined by our directors.
Under the Singapore Take-over Code, if, in the course of an offer, or even before the date of the announcement of the offer, the board of the offeree company has reason to believe that a bona fide offer is imminent, the board must not, except pursuant to a contract entered into earlier, take any action,

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without the approval of shareholders at a general meeting, on the affairs of the offeree company that could effectively result in any bona fide offer being frustrated or the shareholders being denied an opportunity to decide on its merits.
On August 2, 2023, the SIC waived application of the Singapore Take-over Code in respect of our Company, subject to certain exceptions. Pursuant to the waiver, our Company is exempted from application of the provisions of the Singapore Take-over Code, except in the case of a “tender offer” (within the meaning of U.S. securities laws) where the Tier 1 exemption set forth in Rule 14d-1(c) of the Exchange Act, is available and the offeror relies on such exemption to avoid full compliance with applicable rules and regulations regarding tender offers in the U.S. In connection with the application for the waiver, our Board had submitted to the SIC a written confirmation to the effect that the application of the U.S. regulatory regime (without concurrent regulation by the Singapore Take-Over Code) would be appropriate and that it is the unanimous view of our Board that obtaining the waiver is in the interest of our Company.

DESCRIPTION OF VINFAST’S WARRANTS
In this prospectus, the term “Public Warrants” refers to warrants issued by VinFast in connection with the Business Combination in exchange for Black Spade warrants issued in its initial public offering, which each entitled its holder to purchase one BSAQ Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment and the term “Private Placement Warrants” refers to warrants issued by VinFast in connection with the Business Combination in exchange for Black Spade warrants sold by Black Spade to the Sponsor in a private placement consummated concurrently with its initial public offering, which each entitled its holder to purchase one BSAQ Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment.
VinFast warrants to be issued in exchange for Public Warrants
Each whole VinFast warrant entitles the registered holder to purchase one VinFast ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, as amended by the Warrant Assumption Agreement, a warrant holder may exercise its VinFast warrants only for a whole number of VinFast ordinary shares. This means only a whole VinFast warrant may be exercised at a given time by a warrant holder. The VinFast warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption (other than VinFast warrants converted from Private Placement Warrants) or liquidation.
We will not be obligated to deliver any VinFast ordinary shares pursuant to the exercise of a VinFast warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the VinFast ordinary shares underlying the VinFast warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our registration obligations. No VinFast warrant will be exercisable and we will not be obligated to issue a VinFast ordinary share upon exercise of a VinFast warrant unless such VinFast ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the VinFast warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a VinFast warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any VinFast warrant.
If VinFast ordinary shares are at the time of any exercise of a VinFast warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of VinFast warrants issued in exchange for Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act, and in the event we so elect, it will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, it will use its reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of VinFast ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the excess of the “fair market value” less the exercise price of such warrant by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the VinFast ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemptions of warrants when the price per VinFast ordinary share equals or exceeds $18.00.
Once the VinFast warrants become exercisable, we may redeem the outstanding VinFast warrants (except as described herein with respect to the VinFast warrants issued in exchange for the Private Placement Warrants):
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in whole and not in part;

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at a price of $0.01 per warrant;

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upon not less than 30 days’ prior written notice of redemption to each warrant holder (the “30-day redemption period”); and

•
if, and only if, the last reported sale price of the VinFast ordinary shares for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like).

If and when the VinFast warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the VinFast warrants unless a registration statement under the Securities Act covering the VinFast ordinary shares issuable upon exercise of the VinFast warrants is effective and a current prospectus relating to those VinFast ordinary shares is available throughout the 30-day redemption period.
If the foregoing conditions are satisfied and we issue a notice of redemption of the VinFast warrants, each warrant holder will be entitled to exercise his, her or its VinFast warrants prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each VinFast warrant being exercised. However, the price of the VinFast ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per VinFast ordinary share equals or exceeds $10.00.
Once the VinFast warrants become exercisable, we may redeem the outstanding warrants:
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in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of VinFast ordinary shares;

•
if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and

•
if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), the VinFast warrants issued in exchange for the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding VinFast warrants issued in exchange for the Public Warrants, as described above.

The numbers in the table below represent the number of VinFast ordinary shares that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of VinFast ordinary shares on the corresponding redemption date (assuming holders elect to exercise their VinFast warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the volume-weighted average price of VinFast ordinary shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading-day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date (period to expiration of warrants)	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of VinFast ordinary shares to be issued for each VinFast warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume-weighted average price of VinFast ordinary shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the VinFast warrants is $11.00 per share, and at such time there are 57 months until the expiration of the VinFast warrants, holders may choose to, in connection with this redemption feature, exercise their VinFast warrants for 0.277 VinFast ordinary shares for each whole VinFast warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of VinFast ordinary shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the VinFast warrants is $13.50 per share, and at such time there are 38 months until the expiration of the VinFast warrants, holders may choose to, in connection this redemption feature, exercise their VinFast warrants for 0.298 VinFast ordinary shares for each whole VinFast warrant. In no event will the VinFast warrants be exercisable in connection with this redemption feature for more than 0.361 VinFast ordinary shares per VinFast warrant (subject to adjustment).
This redemption feature is structured to allow for all of the outstanding VinFast warrants to be redeemed when the VinFast ordinary shares are trading at or above $10.00 per share, which may be at a time when the trading price of VinFast ordinary shares is below the exercise price of the VinFast warrants. This redemption feature was established to provide us with the flexibility to redeem the VinFast warrants without the VinFast warrants having to reach the $18.00 per share threshold set forth above under “Description of VinFast’s Warrants — Redemptions of warrants when the price per VinFast ordinary share equals or exceeds $18.00.”

As stated above, we can redeem the VinFast warrants when the VinFast ordinary shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to its capital structure and cash position while providing warrant holders with the opportunity to exercise their VinFast warrants on a cashless basis for the applicable number of shares. If we choose to redeem the VinFast warrants when the VinFast ordinary shares are trading at a price below the exercise price of the VinFast warrants, this could result in the warrant holders receiving fewer VinFast ordinary shares than they would have received if they had chosen to wait to exercise their VinFast warrants for VinFast ordinary shares if and when such VinFast ordinary shares were trading at a price higher than the exercise price of $11.50.
Redemption Procedures.   In the event we elect to redeem the outstanding VinFast warrants, we will fix a date for the redemption (the “Warrant Redemption Date”) and provide notice of the redemption to be mailed by first class mail, postage prepaid by us not less than thirty days prior to the Warrant Redemption Date to the registered holders of the first class mail (who will, in turn, notify the beneficial holders thereof). A holder of a warrant may notify us in writing in the event we elect to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the VinFast ordinary share issued and outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments.   If the number of outstanding VinFast ordinary shares is increased by a capitalization or share dividend payable in VinFast ordinary shares, or by a share split of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, share split or similar event, the number of VinFast ordinary shares issuable on exercise of each VinFast warrant will be increased in proportion to such increase in the outstanding VinFast ordinary shares. A rights issue to holders of ordinary shares entitling holders to purchase VinFast ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of VinFast ordinary shares equal to the product of (i) the number of VinFast ordinary shares actually sold in such rights issue (or issuable under any other equity securities sold in such rights issue that are convertible into or exercisable for VinFast ordinary shares) and (ii) one minus the quotient of (x) the price per VinFast ordinary share paid in such rights issue and (y) the historical fair market value. For these purposes, (i) if the rights issue is for securities convertible into or exercisable for VinFast ordinary shares, in determining the price payable for VinFast ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of VinFast ordinary shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the VinFast ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the VinFast warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of VinFast ordinary shares on account of such VinFast ordinary shares (or other securities into which the VinFast warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the VinFast ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of VinFast ordinary shares issuable on exercise of each VinFast warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each VinFast ordinary share in respect of such event.
If the number of outstanding VinFast ordinary shares is decreased by a consolidation or reclassification of VinFast ordinary shares or other similar event, then, on the effective date of such consolidation, reclassification or similar event, the number of VinFast ordinary shares issuable on exercise of each VinFast warrant will be decreased in proportion to such decrease in outstanding VinFast ordinary shares.

Whenever the number of VinFast ordinary shares purchasable upon the exercise of the VinFast warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of VinFast ordinary shares purchasable upon the exercise of the VinFast warrants immediately prior to such adjustment and (y) the denominator of which will be the number of VinFast ordinary shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding VinFast ordinary shares (other than those described above or that solely affects the par value of such VinFast ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of its issued and outstanding VinFast ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property belonging to us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the VinFast warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the VinFast warrants and in lieu of the VinFast ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of VinFast ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the VinFast warrants would have received if such holder had exercised their VinFast warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of VinFast ordinary shares in such a transaction is payable in the form of VinFast ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the VinFast warrants properly exercises the VinFast warrants within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement, as amended by the Warrant Assumption Agreement, based on the Black-Scholes value (as defined in the Warrant Agreement, as amended by the Warrant Assumption Agreement) of the VinFast warrants. The purpose of such exercise price reduction is to provide additional value to holders of the VinFast warrants when an extraordinary transaction occurs during the exercise period of the VinFast warrants pursuant to which the holders of the VinFast warrants otherwise do not receive the full potential value of the VinFast warrants.
The VinFast warrants will be issued in registered form under the Warrant Agreement as amended by the Warrant Assumption Agreement. The Warrant Agreement as amended by the Warrant Assumption Agreement provides that the terms of the VinFast warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding VinFast warrants issued in exchange for Public Warrants to make any change that adversely affects the interests of the registered holders.
The VinFast warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of VinFast warrants being exercised. The warrant holders do not have the rights or privileges of holders of VinFast ordinary shares and any voting rights until they exercise their VinFast warrants and receive VinFast ordinary shares. After the issuance of VinFast ordinary shares upon exercise of the VinFast warrants, each holder will be entitled to one vote for each VinFast ordinary share held of record on all matters to be voted on by shareholders.
Exclusive Forum
Notwithstanding the general forum selection clause in our Constitution disclosed above, we will agree that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement as amended by the Warrant Assumption Agreement, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we will irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This contractual provision of the Warrant Agreement as amended by the Warrant Assumption Agreement does not apply to claims under the Securities Act, the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
VinFast warrants to be issued in exchange for Private Placement Warrants
Except as described below, the VinFast warrants issued in exchange for the Private Placement Warrants will have terms and provisions that are identical to those of the VinFast warrants issued in exchange for the Public Warrants.
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The VinFast warrants issued in exchange for the Private Placement Warrants (including the VinFast ordinary shares issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among other limited exceptions, to Black Spade’s officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by VinFast so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees.

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The Sponsor or its permitted transferees will have the option to exercise the VinFast warrants issued in exchange for the Private Placement Warrants on a cashless basis. If the VinFast warrants issued in exchange for the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, such warrants will be redeemable by us and exercisable by the holders on the same basis as the VinFast warrants issued in exchange for the Public Warrants.

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After the Effective Time, if holders of these VinFast warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of VinFast ordinary shares equal to the quotient obtained by dividing (x) the product of the number of VinFast ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of the VinFast ordinary shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the volume weighted average price of the VinFast ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

For a more complete description of the terms and conditions applicable to the VinFast warrants, please review the Warrant Agreement as amended by the Warrant Assumption Agreement, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

DESCRIPTION OF CERTAIN INDEBTEDNESS
The following is a summary of the material terms of certain of our indebtedness.
Indebtedness from Vingroup Affiliates
See “Related Party Transactions — Transactions with Vingroup Affiliates — Loans to VinFast Vietnam” and “Corporate History and Structure — Reorganization.”
$310,000,000 Term Loan Facility
On November 8, 2019, we entered into a loan facility of up to $310,000,000 with the lender parties thereto, and Deutsche Bank AG, Singapore Branch, as facility agent and security agent. The facility matures on November 22, 2024, being the date falling 60 months after the first utilization date. Borrowings under the facility bear interest at a rate per annum equal to the aggregate of 3.35% plus the three-month London Interbank Offered Rate (“LIBOR”) until April 20, 2023, and after that date, at a rate per annum equal to the aggregate of 3.45% plus the three-month Secured Overnight Financing Rate (“SOFR”). The facility provides for a scheduled amortization in seven unequal installments.
Obligations in respect of the facility are guaranteed by Vingroup and secured by a mortgage over a debt service reserve account, a mortgage over an onshore dividend account and certain shares of a Vingroup subsidiary which can be substituted with shares of other Vingroup subsidiaries at the borrower’s discretion.
The facility requires us, as well as Vingroup, as our guarantor, to comply with a number of covenants and financial tests. We are required to furnish our financial statements and a financial covenant compliance certificate. Covenants include ensuring a collateral cover ratio of at least one times when measured on a quarterly basis. As of September 30, 2022, our collateral cover ratio in respect of loans totaling VND6,180.2 billion under this facility, fell below the required ratio. We have restored the required ratio. See “Risk Factors — Risks Relating to Our Financial Position and Need for Additional Capital — We will require additional capital to support business growth. Such capital might not be available on commercially reasonable terms, or at all.” In addition, under this facility, Vingroup must maintain (i) consolidated net total borrowings of less than 2.25 times its equity, as measured at the end of each 12-month period ending on the last day of each half of Vingroup’s financial year, or the measurement period; and (ii) a debt service cover ratio greater than 1.15 times for each measurement period. The facility also includes restrictions on, amongst others, change of business and domicile, restructuring, asset disposal, granting of financial indebtedness or guarantee, amendments to constitutional documents, arm’s length transactions, payment of dividends, debt service account, an onshore dividend account, use of proceeds from the loan, security perfection and valuation. In addition, we may not create any security interests over any of our assets, except where it is commercially reasonable to do so or, in respect of us and Vingroup, for the purpose of investing in, developing, expanding or growing certain permitted business. The facility contains customary voluntary prepayment terms and requires us to prepay outstanding amounts in respect of the requesting lender’s portion of the loan upon a change of control where Vingroup ceases to have beneficial ownership of at least 30% of the voting shares in VinFast Vietnam or Vingroup ceases to have at least one representative on the board of directors of VinFast Vietnam. The facility also contains certain customary representations and warranties and events of default, including, among other things, payment defaults, breach of obligations relating to financial covenants or security, breach of representations and warranties, covenant defaults, change of control, cross-defaults to certain indebtedness, certain events of insolvency, bankruptcy and litigation, cessation of business, and failure of any finance document or security document supporting the facility to be in full force and effect, subject to certain exceptions specified in the agreement. If such an event of default occurs and is not remedied, the facility agent under the facility would be entitled to take various actions, including the acceleration of amounts due under the facility and all actions permitted to be taken by a secured creditor.
$200,000,000 Term Loan Facility
On December 10, 2021, we entered into a term loan facility of up to $200,000,000 with the lender parties thereto, and UBS AG, Singapore Branch (as successor of Credit Suisse AG, Singapore Branch pursuant to the merger between UBS AG and Credit Suisse AG), as facility agent and security agent. The facility matures on the date falling 60 months after the first utilization date. Borrowings under the facility bear interest at a rate per annum equal to the aggregate of 3.35% plus the three-month LIBOR until March 8, 2023, and after that date, at a rate per annum equal to the aggregate of 3.45% plus the three-month SOFR. The facility provides for a scheduled amortization in seven unequal installments.
Obligations in respect of the facility are guaranteed by Vingroup and secured by a mortgage over a debt service reserve account, a mortgage over an onshore dividend account and certain shares of a Vingroup subsidiary which can be substituted with shares of other Vingroup subsidiaries at our discretion. The facility requires us, as well as Vingroup, as our guarantor, to comply with a number of covenants and financial tests. Covenants include ensuring a collateral cover ratio of at least one times when measured on a quarterly basis. Our collateral cover ratios in respect of certain loans under this facility have fallen below the required ratios on multiple quarterly testing dates in the past, including, most recently, June 30, where our collateral cover ratio in respect of the loan amounting to VND2,155.9 billion under this facility fell below the required ratio. As of the date of this prospectus, we have restored the required ratios. See “Risk Factors —  Risks Relating to Our Financial Position and Need for Additional Capital — We will require additional capital to support business growth. Such capital might not be available on commercially reasonable terms, or at all.” In addition, under this facility, the facility contains other covenants, customary prepayment terms, restrictions, representations and warranties, events of default and termination provisions that in each case are similar to the $310,000,000 Term Loan Facility described above.
$950,000,000 Hermes Covered Term Loan Facility
On September 25, 2018, we entered into a Hermes covered term loan facility of up to $950,000,000 with the lender parties thereto, and UBS AG (as successor of Credit Suisse AG pursuant to the merger between UBS AG and Credit Suisse AG), as facility agent and security agent (as amended and/or supplemented from time to time). The facility matures 120 months from the earlier of (i) September 25, 2020, and (ii) the issuance of the last of the final acceptance certificates for the supply of deliveries and services under our supply contracts with suppliers of parts for the construction of our manufacturing facility. Borrowings under the facility bear interest at a rate of 0.75% margin per annum plus the six-month LIBOR until March 13, 2023, and after that date, at a rate per annum equal to the aggregate of 1.18% plus the six-month SOFR.
Obligations in respect of the facility are guaranteed by Vingroup. Obligations under the facility are secured by a mortgage over a debt service reserve account, a mortgage over an onshore dividend account and certain shares of a Vingroup subsidiary which can be substituted with shares of other Vingroup subsidiaries at the borrower’s discretion.
The facility requires us, as well as Vingroup, as our guarantor, to comply with a number of covenants and financial tests. We are required to furnish our financial statements and a financial covenant compliance certificate, and to ensure a collateral cover ratio of at least one times when measured on a quarterly basis. As of December 31, 2023 and June 30, 2024, our collateral cover ratio in respect of the loan amounting to VND13,998.0 billion and VND13,751.2 billion, respectively, under this facility fell below the required ratio. As of the date of this prospectus, we have restored the required ratios. See “Risk Factors — Risks Relating to Our Financial Position and Need for Additional Capital — We will require additional capital to support business growth. Such capital might not be available on commercially reasonable terms, or at all.” In addition, under this facility, Vingroup must also maintain (i) consolidated net total borrowings of less than 2.25 times its equity, as measured at the end of each 12-month period ending on the last day of each half of Vingroup’s financial year, or the measurement period; and (ii) a debt service cover ratio greater than 1.15 times for each measurement period ending on or prior to June 30, 2025 and greater than 1.20 times for each measurement period ending after June 30, 2025.
The facility contains customary prepayment terms and requires us to prepay outstanding amounts on the facility if (i) any obligation of Hermes under the Hermes guarantee ceases to be legal, valid, binding or enforceable or the Hermes guarantee ceases to be in full force and effect, or (ii) Hermes avoids, rescinds, repudiates, suspends, cancels or terminates all or part of the Hermes guarantee or evidence in writing an intention to do so.

The facility contains customary prepayment terms, restrictions, representations and warranties, events of default and termination provisions similar to the $310,000,000 Term Loan Facility described above.
$300,000,000 Term Loan Facility
On November 3, 2022, we entered into a loan facility of up to $300,000,000 with the lender parties thereto, and Deutsche Bank AG, Singapore Branch, as facility agent and security agent. Each loan obtained under the facility matures on either (i) the date falling 36 months from the date such loan was made, in the case such loan amounts to 50% of the total amount of loans borrowed, or (ii) the date falling 48 months from the date such loan was made. Borrowings under the facility bear interest at a rate per annum equal to the aggregate of 2.6% per annum and the term secured overnight financing rate administered by CME Group Benchmark Administration Limited as of a specified time and for a period equal in length to the term of such loan, or as otherwise determined in accordance with the agreement.
Obligations in respect of the facility are guaranteed by Vietnam Technological and Commercial Joint Stock Bank (“TCB”) and secured by a debt service reserve account.
The facility requires us to comply with a number of covenants, including furnishing our financial statements. The facility contains customary prepayment terms and requires us to prepay outstanding amounts in respect of the requesting lender’s portion of the loan upon a change of control where Vingroup and Mr. Pham collectively cease to have beneficial ownership of more than 50% of our voting shares or cease to have the power to direct our management and policies or where we cease to control any of VinFast Manufacturing US, LLC or any subsidiary owning any of our manufacturing facilities in the U.S., or VinFast Auto LLC.
The facility also contains customary restrictions, representations and warranties and events of default, including, among other things, payment defaults, breach of obligations relating to covenants or security, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness of our Company, TCB, our subsidiaries or any of TCB’s significant subsidiaries, certain events of insolvency, bankruptcy and litigation, cessation of business, failure to meet the interest reserve requirement and failure of any finance document or security document supporting the facility to be in full force and effect, subject to certain exceptions specified in the agreement. If such an event of default occurs and is not remedied, the facility agent under the facility would be entitled to take various actions, including the acceleration of amounts due under the facility and all actions permitted to be taken by the agreed finance documents.
$132,000,000 Green Financing Package
On October 21, 2022, we entered into a common terms agreement with the lender parties thereto and Asian Development Bank (“ADB”), as lead arranger for term loan facilities amounting up to $132.0 million.
Each of the ADB Facilities matures on the date falling seven years after its first utilization date. Borrowings under each facilities bear interest at a rate per annum equal to the aggregate of 3.6% per annum and the compounded secured overnight financing rate determined by the facility agent on a banking day during the term of the loan. The facilities are guaranteed by Vingroup and secured by mortgages over a debt service reserve account, an onshore dividend account and shares of Vinhomes held by Vingroup and/or Vingroup’s subsidiaries.
The facility requires us, as well as Vingroup, as our guarantor, to comply with a number of covenants and financial tests and contains customary prepayment terms, restrictions, representations and warranties, events of default and termination provisions that in each case are similar to the $310,000,000 Term Loan Facility described above. We are required to furnish our financial statements and a financial covenant compliance certificate, and to ensure a collateral cover ratio of at least one times when measured on a quarterly basis. As of December 31, 2023, March 31, 2024 and June 30, 2024, the collateral cover ratio in respect of a loan amounting to VND3,127.9 billion, VND3,270.1 billion and VND3,284.7 billion, respectively, under this facility fell below the required ratio. As of the date of this prospectus, we have restored the required ratios. See “Risk Factors — Risks Relating to Our Financial Position and Need for Additional Capital — We will require additional capital to support business growth. Such capital might not be available on commercially reasonable terms, or at all.”

2019 TCBS Bonds
We issued bonds in the principal amount of VND10,000 billion in 2019 through a private placement underwritten by TCBS. The bonds bore interest at a rate of (i) 10% per annum for the first four interest periods (i.e. the three-month periods from the issuance date through to the maturity date or the early redemption date) and (ii) the sum of 4% and the average savings deposit interest rate of Bank for Investment and Development of Vietnam (“BIDV”), Joint Stock Commercial Bank for Foreign Trade of Vietnam (“VCB”), Vietnam Joint Stock Commercial Bank of Industry and Trade (“VietinBank”) and TCB for each interest period thereafter. Obligations in respect of the bonds were guaranteed by Vingroup. The bonds matured in November and December 2022 and were fully repaid in 2022 using related party loans and available cash.
2021 TCBS Bonds
We issued bonds in the aggregate principal amount of VND11,500 billion in 2021 in a private placement through TCBS. The bonds will mature on dates ranging from November 1, 2024 to December 28, 2024. The bonds have a coupon rate of (i) 9% to 9.25% per annum for the first four coupon periods (i.e., the three-month periods from the issuance date through to the maturity date or the early redemption date) and (ii) the sum of 3.8% to 3.9% and the average 12-month savings deposit interest rate of BIDV, VCB, VietinBank, and TCB for each interest period thereafter.
Obligations in respect of the bonds are guaranteed by Vingroup and secured by shares of a Vingroup subsidiary owned by Vingroup, all immovable, movable and property rights to a development project owned by Vinpearl and other assets.
The bonds require that we comply with a number of covenants in relation to payment and compliance with our obligations, disclosure obligations, maintenance of approvals and licenses, use of bond proceeds, provision of information in respect of us and Vingroup (including, amongst others, financial statements, litigation, restructuring, conversion of corporate form and change of major shareholders). Restrictive covenants are in relation to amendments to our charter, asset disposal, and change of control and restructuring that adversely affects the rights and benefits of bondholders. We are also required to maintain a ratio of the sum of total unpaid debts and value of outstanding bonds to total owners’ equity of no more than 20 times. If such ratio exceeds 20 times, we are not permitted to pay any cash dividends until such ratio decreases to 20 times or less.
We may redeem the bonds at any time after 12 months from the issuance date upon prior notice, subject to the bondholder’s consent for such early redemption. The bonds also provide for certain customary events of default, the occurrence of which would permit any bondholder to request the acceleration of all amounts due under the bonds and require us to redeem such amounts.
2022 TCBS Bonds
In 2022, we issued bonds in the aggregate principal amounts of VND2,000 billion and VND620 billion through TCBS. The bonds will mature on dates ranging from May 26, 2025 to September 26, 2025. The bonds have a coupon rate of (i) 9.26% to 10.42% per annum for the first four coupon periods and (ii) the sum of 3.9% to 5% and the average 12-month savings deposit interest rate applicable to individual customers of BIDV, VCB, VietinBank and TCB for each interest period thereafter.
Obligations in respect of the bonds are guaranteed by Vingroup and secured by Vingroup shares owned by VIG and shares of a Vingroup subsidiary owned by Vingroup.
The bonds require that we comply with a number of covenants in relation to payment and compliance with our obligations, disclosure obligations, maintenance of approvals and licenses, use of bond proceeds, provision of information in respect of us, Vingroup and VIG (including, amongst others, financial statements, litigation, restructuring, conversion of corporate form and change of major shareholders). Restrictive covenants are in relation to amendments to our charter, asset disposal, and change of control and restructuring that adversely affects the rights and benefits of bondholders.

We may redeem the bonds at any time upon prior notice, subject to the bondholder’s consent for such early redemption. The bonds also provide for certain customary events of default, the occurrence of which would permit any bondholder to request the acceleration of all amounts due under the bonds and require us to redeem such amounts.
2023 TCBS Bonds
In 2023, we issued bonds in the aggregate principal amount of VND5,000 billion through TCBS. The bonds will mature on dates ranging between January 31, 2025 to March 31, 2025. The bonds have a coupon rate of 14.4% to 14.5% per annum until the maturity date or redemption date, whichever is earlier.
Obligations in respect of the bonds are guaranteed by Vingroup and secured by shares of Vingroup and shares of a Vingroup subsidiary owned by Vingroup.
The bonds require that we comply with a number of covenants in relation to payment and compliance with our obligations, disclosure obligations, maintenance of approvals and licenses, use of bond proceeds, provision of information (including, amongst others, financial statements, list of primary subsidiaries, litigation, restructuring, conversion of corporate form and change of major shareholders). Restrictive covenants are in relation to amendments to our charter, asset disposal, and change of control and restructuring that adversely affects the rights and benefits of bondholders.
We may redeem the bonds at any time upon prior notice, subject to the bondholders’ consent for such early redemption. The bonds also provide for certain customary events of default, the occurrence of which would permit any bondholder to request the acceleration of all amounts due under the bonds and require us to redeem such amounts.
2024 TCBS Bonds
In 2024, we issued bonds in the aggregate principal amounts of VND6,000 billion through TCBS. The bonds will mature on dates ranging from October 10, 2026 to October 18, 2029. The bonds have a coupon rate of 13.5% per annum.
Obligations in respect of the bonds are guaranteed by Vingroup and secured by shares of a Vingroup subsidiary owned by Vingroup.
The bonds require that we comply with a number of covenants in relation to payment and compliance with our obligations, disclosure obligations, maintenance of approvals and licenses, use of bond proceeds, provision of information (including, amongst others, financial statements, litigation, restructuring, conversion of corporate form and change of major shareholders). Restrictive covenants are in relation to amendments to our charter, asset disposal, and change of control and restructuring that adversely affects the rights and benefits of bondholders.
We may redeem the bonds at any time upon prior notice, subject to the bondholder’s consent for such early redemption. The bonds also provide for certain customary events of default, the occurrence of which would permit any bondholder to request the acceleration of all amounts due under the bonds and require us to redeem such amounts.
$50,000,000 Convertible Debenture due 2024
On December 29, 2023, we entered into the Yorkville Securities Purchase Agreement pursuant to which we issued and sold to Yorkville the Convertible Debenture in the principal amount of $50.0 million, which are convertible into our ordinary shares on the terms set forth therein, for a purchase price of $48.75 million. Our obligations in respect of the Convertible Debenture are guaranteed by our subsidiary, Vingroup USA, LLC, pursuant to global guaranty agreement dated December 29, 2023. Principal, interest and any other payments due under the Convertible Debenture will be paid in cash on July 1, 2024, unless converted by Yorkville or redeemed by us. The Convertible Debenture bears interest at an annual rate of 4.00%, payable in cash at maturity. The Convertible Debenture provides that at any time on or after the Convertible Debenture is issued and remains outstanding, Yorkville is entitled to convert any portion of the outstanding and unpaid principal amount of the Convertible Debenture, together with any accrued but unpaid interest, into ordinary shares at a Conversion Price of $10.00 per share. The Conversion Price will be adjusted from time to time pursuant to the terms and conditions of the Convertible Debenture.
The Convertible Debenture may not be converted into our ordinary shares to the extent such conversion would result in Yorkville and its affiliates having beneficial ownership of more than 4.99% of our then outstanding ordinary shares, unless this limitation is waived by Yorkville upon not less than 65 days’ prior notice to us.
We, at our option and in our sole discretion, have the right, but not the obligation, to redeem (each, an “Optional Redemption”) early a portion or all amounts outstanding under the Convertible Debenture, provided that we provide Yorkville with at least ten scheduled trading days’ prior written notice (each, a “Redemption Notice”) of our desire to exercise an Optional Redemption. Each Redemption Notice will be irrevocable and will specify the date for the Optional Redemption (each, a “Redemption Date”), the outstanding principal of the Convertible Debenture to be redeemed and the Redemption Amount (as defined below) applicable to such principal. With respect to any Redemption Notice, the “Redemption Amount” will be an amount equal to the outstanding principal actually being redeemed by us (after giving effect to any conversions with a Conversion Date prior to the relevant Redemption Date) on the relevant Redemption Date, plus the applicable Redemption Premium, plus all accrued and unpaid interest on the principal amount being redeemed by us to, but excluding, the relevant Redemption Date. “Redemption Premium” means 5% of the principal amount being redeemed pursuant to an Optional Redemption.
Yorkville may declare the full unpaid principal amount of the Convertible Debenture, together with interest and other amounts owing in respect thereof, immediately due and payable in cash upon the occurrence of certain specified events of default and mandatory prepayment event. Upon the occurrence and during the continuance of a certain specified additional interest event related to a breach of the Registration Rights Agreement between Yorkville and our Company dated December 29, 2023 (the “Yorkville Registration Rights Agreement”), interest will accrue on the outstanding principal balance of the Convertible Debenture at a rate of 8.00% per annum. Without duplication of the specified additional interest event, upon the occurrence and during the continuance of any event of default, interest will accrue on the outstanding principal balance of the Convertible Debenture at a rate of 15.00% per annum.
The Convertible Debenture also contains certain warranties, covenants, and events of default including, among other things, default in payment (including amount payable pursuant to a Buy-In (as defined in the Convertible Debenture)), bankruptcy or insolvency events, upon cross-defaults under other debt instruments, default in judgement debt, failure to deliver ordinary shares upon conversion or if we become delinquent in our periodic report filings with the SEC. The Convertible Debenture also includes certain mandatory prepayment events including delisting of our ordinary shares, approval of plan for liquidation or dissolution of the Company and occurrence of a change of control transaction. If an event of default or a mandatory prepayment event occurs and is continuing, the full unpaid principal amount of the Convertible Debenture, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at Yorkville’s election by notice to us, immediately due and payable in cash (save for bankruptcy and insolvency events of default, upon the occurrence of which the full unpaid principal amount of the Convertible Debenture, together with interest and other amounts owing in respect thereof to the date of acceleration, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind).
On June 28, 2024, the Company entered into an amendment agreement to the securities purchase agreement (the “First Amendment to the Securities Purchase Agreement”) with Yorkville, amending the securities purchase agreement dated December 29, 2023, between the Company and Yorkville. Such amendments took effect on July 1, 2024. Pursuant to the First Amendment to the Securities Purchase Agreement, the Company agreed to (a) repay $25.0 million in principal amount of the convertible debenture issued to Yorkville on December 29, 2023 (the “Original Convertible Debenture”) on July 1, 2024, including all accrued interest thereon, following which the Original Convertible Debenture will be void and of no further effect; and (b) issue to Yorkville a new convertible debenture (the “New Convertible Debenture”) with a principal amount of $25.0 million on July 1, 2024, which is convertible into ordinary shares of the Company (as converted, the “Conversion Shares”), on the terms and subject to the conditions set forth therein. Except as specifically amended in the First Amendment to the Securities Purchase Agreement, the terms and conditions of the original securities purchase agreement remain unchanged. Principal, interest and any other payments due under the New Convertible Debenture will be paid in cash on December 1, 2024, unless converted by Yorkville or redeemed by the Company. Interest shall accrue on the outstanding principal at a rate of 4% per annum. The Company shall make monthly prepayments of $5.0 million of the principal amount, together with all accrued unpaid interest on such outstanding principal immediately prior to such prepayment date. No redemption premium shall apply to such prepayments.
Yorkville is entitled to convert any portion of the outstanding and unpaid principal of the New Convertible Debenture, together with any accrued but unpaid interest, into Conversion Shares at a conversion price of $10.00 per share, which is subject to customary adjustments pursuant to the terms and conditions of the New Convertible Debenture. Any conversions of outstanding principal shall have the effect of reducing the principal amount due on future monthly prepayment dates in reverse chronological order.
The Company has the right, but not the obligation, to redeem early a portion or all amounts outstanding under the New Convertible Debenture. The redemption amount payable by the Company will be equal to the outstanding principal actually being redeemed (after giving effect to any conversions by Yorkville prior to the relevant redemption date) on the relevant redemption date, plus a redemption premium of 5% of the principal amount being redeemed, plus all accrued and unpaid interest on the principal amount being redeemed by the Company up to, but excluding, the relevant redemption date. Any optional redemption made by the Company shall have the effect of reducing the principal due on the next monthly prepayment date by the redemption amount (including for the purpose of calculating interest accrued and payable, but not including the applicable redemption premium), with any remaining redemption amount carried forward to reduce the principal amount due on each successive prepayment date until the entire redemption amount has been applied.
On the date on which all remaining principal amount is repaid, redeemed or converted, the Company shall pay Yorkville an administrative fee of up to $730,000, subject to an agreed-upon accrual rate and reductions for early redemptions or conversions.
The registration rights agreement dated December 29, 2023, between the Company and Yorkville, and the global guaranty agreement dated December 29, 2023, by Vingroup USA, LLC in favor of Yorkville, remain unchanged and shall continue in full force and effect in accordance with the provisions thereof, except that references therein to the Original Convertible Debenture shall be deemed to be references to the New Convertible Debenture.
Please see Note 12 to the financial statements included elsewhere in this prospectus for more information.
Certain Short-term indebtedness
As of June 30, 2024, we obtained several financing options, including, among others, short-term loans and Usance Payable at Sight (“UPAS”) letters of credit from Vietnam Prosperity Joint Stock Commercial Bank, Vietnam Technological and Commercial Joint Stock Bank and Ho Chi Minh City Development Joint Stock Commercial Bank in the aggregate amount of up to VND17,263 billion to fund our short-term working capital requirements. These loans and UPAS letters of credit have interest rates ranging from 9.5% to 15.0% per annum and maturity dates ranging from July 2024 to April 2025.

TAXATION
The following summary of Singapore and U.S. federal income tax considerations of an investment in the ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax considerations relating to an investment in our ordinary shares, such as the tax considerations under U.S. state and local tax laws or under the tax laws of jurisdictions other than Singapore and the U.S.
Certain Singapore Taxation Considerations
Dividend Distributions
All Singapore-tax resident companies are currently under the one-tier corporate tax system, or one-tier system.
Under the one-tier system, the income tax paid by a tax resident company is a final tax and its distributable profits can be distributed to shareholders as tax exempt (one-tier) dividends. Such dividends are tax exempt in the hands of a shareholder, regardless of the tax residence status, shareholding level or legal form of the shareholder.
Accordingly, dividends received in respect of the ordinary shares by either a resident or non-resident of Singapore are not subject to Singapore income tax (whether by withholding or otherwise), on the basis that we are a tax resident of Singapore and under the one-tier system.
Foreign shareholders are advised to consult their own tax advisers to take into account the tax laws of their respective countries of residence and the existence of any agreement for the avoidance of double taxation which their country of residence may have with Singapore.
Gains on Disposal of Shares
Any gains considered to be in the nature of capital made from the sale of our shares will not be taxable in Singapore to the extent that they do not fall within the ambit of the new Section 10L of the Income Tax Act 1947 of Singapore (the “SITA”), which came into effect on January 1, 2024.
Gains arising from the disposal of the shares may be construed to be of an income nature and subject to Singapore income tax, especially if they arise from activities which may be regarded as the carrying on of a trade or business in Singapore. Such gains may also be considered income in nature, even if they do not arise from an activity in the ordinary course of trade or business or an ordinary incident of some other business activity, if the shares were purchased with the intention or purpose of making a profit by sale rather than holding for long-term investment purposes in Singapore.
There are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. The characterization of gains arising from the sale of our shares will depend primarily on the facts and circumstances (commonly referred to as the “badges of trade”) of each shareholder.
Subject to specified exceptions and Section 10L of the SITA, Section 13W of the SITA provides for certainty on the non-taxability of gains derived by a corporate taxpayer from the disposal of ordinary shares during the period from June 1, 2012 to December 31, 2027 (both dates inclusive) where:
(i)
the divesting company had legally and beneficially held a minimum shareholding of 20% of the ordinary shares of the company whose shares are being disposed; and

(ii)
the divesting company had maintained the minimum 20% shareholding for a continuous period of at least 24 months immediately prior to the disposal.

The above-mentioned “safe harbor rules” prescribed under Section 13W of the SITA will not apply to a divesting company under the following scenarios:
(a)
a divesting company whose gains or profits from the disposal of shares are included as part of its income based on the provisions of section 26 of the SITA;

(b)
the disposal of shares by a partnership, limited partnership and limited liability partnership one or more of the partners of which is a company or are companies; or

(c)
the disposal of shares on or after June 1, 2022 not listed on a stock exchange in Singapore or elsewhere, being shares in a company that the Singapore Comptroller of Income Tax is satisfied —

(i)
is in the business of trading immovable properties situated in Singapore or elsewhere;

(ii)
principally carries on the activity of holding immovable properties situated (whether in Singapore or elsewhere), whereby passive or no income is derived; or

(iii)
has undertaken property development (whether in Singapore or elsewhere), except where —

(A)
the immovable property developed is used by the company to carry on its trade or business (including the business of letting immovable properties), not being a business mentioned in sub-paragraph (i); and

(B)
the company did not undertake any property development in Singapore or elsewhere for a period of at least 60 consecutive months before the disposal of shares.

Under Section 10L of the SITA, gains received in Singapore by an entity of a relevant group from the sale or disposal of any movable or immovable property outside Singapore will be treated as income chargeable to tax under Section 10(1)(g) of the SITA under certain circumstances. Any registered shares, equity securities or securities will be deemed to be located outside Singapore if the register or principal register (if there is more than one register) is located outside Singapore regardless of where the company is incorporated. If our shares are deemed to be foreign assets, gains from their disposal will be subject to tax if an entity of a relevant group (other than an excluded entity) disposed of our shares on or after January 1, 2024. An entity is a member of a group of entities if its assets, liabilities, income, expenses and cash flows are (a) included in the consolidated financial statements of the parent entity of the group; or (b) excluded from the consolidated financial statements of the parent entity of the group solely on size or materiality grounds or on the grounds that the entity is held for sale. A group is a relevant group if (i) the entities of the group are not all incorporated, registered or established in Singapore; or (ii) any entity of the group has a place of business outside Singapore. An excluded entity is defined in Section 10L of the SITA to include a pure equity-holding company or any other entity with adequate economic substance in Singapore taking into account factors enumerated in Section 10L of the SITA.
Investors are advised to consult their own tax advisors on the applicable tax treatment if they receive gains in Singapore from the disposal of our shares.
Shareholders who apply, or who are required to apply, the Singapore Financial Reporting Standard 39 — Financial Instruments: Recognition and Measurement, or FRS 39; the Singapore Financial Reporting Standard 109 — Financial Instruments, or FRS 109; or the Singapore Financial Reporting Standard (International) 9 — Financial Instruments, or SFRS(I) 9 may for the purposes of Singapore income tax be required to recognize gains or losses in respect of financial instruments (not being gains or losses in the nature of capital) in accordance with FRS 39, FRS 109 or SFRS(I) 9 (as the case may be) (as modified by the applicable provisions of Singapore income tax law) even where no sale or disposal of the shares is made.
Section 34A of the SITA provides the tax treatment for financial instruments in accordance with FRS 39 (subject to certain exceptions and “opt-out” provisions) for taxpayers who are required to comply with FRS 39 for financial reporting purposes. The IRAS has also issued a circular titled “Income Tax Implications Arising from the Adoption of FRS 39 — Financial Instruments: Recognition and Measurement.”
FRS 109 or SFRS(I) 9 (as the case may be) is mandatorily effective for annual periods beginning on or after January 1, 2018, replacing FRS 39. Section 34AA of the SITA requires taxpayers who comply or who are required to comply with FRS 109 or SFRS(I) 9 (as the case may be) for financial reporting purposes to calculate their profit, loss or expense for Singapore income tax purposes in respect of financial instruments in accordance with FRS 109 or SFRS(I) 9 (as the case may be), subject to certain exceptions. The IRAS has also issued a circular titled “Income Tax: Income Tax Treatment Arising from Adoption of FRS 109 — Financial Instruments.”

Shareholders who may be subject to the above-mentioned tax treatments, including under Sections 34A or 34AA of the SITA, should consult their accounting and tax advisers regarding the Singapore income tax consequences of their acquisition, holding and disposal of the shares.
Stamp Duty
There is no stamp duty payable on the subscription and issuance of the shares.
In relation to a transfer of the ordinary shares, no stamp duty is payable if no instrument of transfer is executed or if the instrument of transfer is executed outside Singapore and not received in Singapore. Accordingly, stamp duty is not applicable to electronic transfers of our shares effected solely on a book entry basis outside Singapore. We therefore expect that no Singapore stamp duty will be payable where shares are acquired by U.S. holders solely in book entry form through the facility outside Singapore established by our transfer agent and registrar outside Singapore to the extent that the instruments of transfer (including electronic instruments) are not received in Singapore and all electronic records and any information relating to such transfers are not electronically received by persons in Singapore, stored on any server or device in Singapore or made accessible to any person in Singapore.
Stamp duty will be payable if there is an instrument (including an electronic instrument) for the transfer of our shares which is either executed in Singapore or executed outside Singapore and received in Singapore.
Where the instrument of transfer is executed in Singapore, stamp duty must be paid within 14 days of the execution of the instrument of transfer. Where the instrument of transfer is executed outside Singapore and received in Singapore, stamp duty must be paid within 30 days of receipt of the instrument of transfer in Singapore. An electronic instrument that is executed outside Singapore is treated as received in Singapore in any of the following scenarios: (a) it is retrieved or accessed by a person in Singapore; (b) an electronic copy of it is stored on a device (including a computer) and brought into Singapore; or (c) an electronic copy of it is stored on a computer in Singapore.
As the relevant deeming provisions under Section 60F of the Stamp Duties Act 1929 of Singapore are quite broad, registered holders of our shares may wish to note that an electronic document executed outside Singapore may still be deemed to be received in Singapore if the branch records are retrieved or accessed in Singapore. As it may not be practical to anticipate the circumstances where an instrument may be considered received in Singapore, investors should consult their tax advisors regarding the particular Singapore stamp duty implications for them.
Stamp duty on an instrument of transfer of shares is payable at the rate of 0.2% of the consideration for, or open market value of, the shares, whichever is higher.
Stamp duty is borne by the purchaser unless there is an agreement to the contrary.
Estate Duty
Singapore estate duty was abolished with respect to all deaths occurring on or after February 15, 2008.
Tax Treaties Regarding Withholding Taxes
There is no comprehensive agreement for the avoidance of double taxation between the U.S. and Singapore which applies to withholding taxes (if any) on dividends or capital gains.
Goods and Services Tax (“GST”)
The sale of the shares by a GST-registered investor belonging in Singapore for GST purposes to another person belonging in Singapore is an exempt supply not subject to GST. Any input GST (for example, GST on brokerage) incurred by the GST-registered investor in connection with the making of an exempt supply is generally not recoverable from the Singapore Comptroller of GST and will become an additional cost to the investor unless the investor satisfies certain conditions prescribed under the Goods and Services Tax Act 1993 of Singapore or satisfies certain GST concessions.

Where the shares are sold by a GST-registered investor in the course of or furtherance of a business carried on by such investor contractually to and for the direct benefit of a person belonging outside Singapore, the sale should generally, subject to satisfaction of certain conditions, be considered a taxable supply subject to GST at 0%. Any input GST (for example, GST on brokerage) incurred by the GST-registered investor in making such a supply in the course of or furtherance of a business may be fully recoverable from the Singapore Comptroller of GST. Investors should seek their own tax advice on the recoverability of GST incurred on expenses in connection with the purchase and sale of the shares.
Services consisting of arranging, brokering, underwriting or advising on the issue, allotment or transfer of ownership of the shares rendered by a GST-registered person to an investor belonging in Singapore for GST purposes in connection with the investor’s purchase, sale or holding of the shares will be subject to GST at the standard rate, which is currently 9.0%. Similar services rendered by a GST-registered person contractually to an investor belonging outside Singapore and for the direct benefit of such an investor or a GST-registered person belonging in Singapore should generally, subject to the satisfaction of certain conditions, be subject to GST at 0%.
U.S. Federal Income Tax Considerations
The following discussion describes material U.S. federal income tax consequences to U.S. Holders (as defined below), of an investment in the ordinary shares. This summary applies only to U.S. Holders that acquire ordinary shares in exchange for cash in the offering, hold ordinary shares as capital assets within the meaning of Section 1221 of the Code (as defined below) and have the U.S. dollar as their functional currency.
This discussion is based on the tax laws of the U.S. as in effect on the date of this prospectus, including the Internal Revenue Code of 1986, as amended, the “Code,” and U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, and any such change could apply retroactively and could affect the U.S. federal income tax consequences described below. We have not sought and do not intend to seek any rulings from the IRS regarding the matters in this discussion. The statements in this prospectus are not binding on the IRS or any court, and thus we can provide no assurance that the U.S. federal income tax consequences discussed below will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. Furthermore, this summary does not address any estate, gift, Medicare or alternative minimum tax consequences, any state, local or non-U.S. tax consequences or any other tax consequences other than U.S. federal income tax consequences.
The following discussion does not describe all the tax consequences that may be relevant to any particular investor or to persons in special tax situations such as:
•
banks and certain other financial institutions;

•
regulated investment companies;

•
real estate investment trusts;

•
insurance companies;

•
broker-dealers;

•
traders that elect to mark to market;

•
tax-exempt organizations;

•
individual retirement accounts or other tax deferred accounts;

•
persons liable for alternative minimum tax or the Medicare contribution tax on net investment income;

•
U.S. expatriates;

•
persons holding ordinary shares as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

•
persons that actually or constructively own 10% or more of our stock by vote or value;

•
persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the U.S.;

•
persons who acquired ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or

•
partnerships or other pass-through entities or arrangements and persons holding ordinary shares through such partnerships.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES.
As used herein, the term “U.S. Holder” means a beneficial owner of ordinary shares that, for U.S. federal income tax purposes, is or is treated as:
•
an individual who is a citizen or resident of the U.S.;

•
a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•
an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (1) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds ordinary shares generally will depend on such partner’s status and the activities of the partnership. A U.S. Holder that is a partner in such partnership should consult its tax advisor.
Dividends and Other Distributions on Ordinary Shares
As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our ordinary shares in the foreseeable future. However, if we do make distributions of cash or property on our ordinary shares, and subject to the passive foreign investment company considerations discussed below, the gross amount of distributions made by us with respect to ordinary shares (including the amount of any non-U.S. taxes withheld therefrom, if any) generally will be includible as dividend income in a U.S. Holder’s gross income in the year received, to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all such distributions will be reported as dividends for U.S. federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations. Dividends received by non-corporate U.S. Holders may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that (1) (i) our ordinary shares are listed on and considered readily tradable on an established securities market in the U.S., or (ii) we are eligible for benefits under a comprehensive U.S. income tax treaty that includes an exchange of information program and which the U.S. Treasury Department has determined is satisfactory for these purposes, (2) we are not a passive foreign investment company (as discussed below) with respect to the U.S. Holder for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain other requirements are met. In this regard, our ordinary shares will generally be considered to be readily tradable on an established securities market in the U.S. if they continue to be listed on Nasdaq. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to ordinary shares. As of the date hereof, there is no income tax treaty in effect between the U.S. and Singapore.
Dividends on the ordinary shares generally will constitute foreign source income for foreign tax credit limitation purposes. Subject to certain complex conditions and limitations, foreign taxes withheld on any distributions on the ordinary shares may be eligible for credit against a U.S. Holder’s federal income tax liability. If a refund of the tax withheld is available under the laws of the foreign jurisdiction or under a tax treaty, the amount of tax withheld that is refundable will not be eligible for such credit against a U.S. Holder’s U.S. federal income tax liability (and will not be eligible for the deduction against U.S. federal taxable income). If the dividends constitute qualified dividend income as discussed above, the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will generally be limited to the gross amount of the dividend, multiplied by the reduced rate applicable to the qualified dividend income, divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to ordinary shares will generally constitute “passive category income.” A U.S. Holder who does not elect to claim a foreign tax credit for foreign taxes withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. U.S. Treasury regulations may restrict the availability of any such credit (or deduction in lieu thereof) based on the nature of the withholding tax imposed by the foreign jurisdiction, though under current IRS guidance taxpayers generally may elect to determine the creditability of foreign taxes without regard to such restrictions for taxable years ending prior to the year further relevant guidance is issued. The rules relating to the determination of the U.S. foreign tax credit are complex, and U.S. Holders should consult their tax advisors regarding the availability of a foreign tax credit in their particular circumstances and the possibility of claiming a deduction (in lieu of the foreign tax credit) for any foreign taxes paid or withheld.
Sale or Other Taxable Disposition of Ordinary Shares
Subject to the passive foreign investment company considerations discussed below, upon a sale or other taxable disposition of ordinary shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such ordinary shares. Any such gain or loss generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the ordinary shares exceeds one year. Non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income tax on long-term capital gain at preferential rates. The deductibility of capital losses is subject to significant limitations. Gain or loss, if any, realized by a U.S. Holder on the sale or other disposition of ordinary shares generally will be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits.
Passive Foreign Investment Company Considerations
In general, a non-U.S. corporation will be classified as a PFIC for any taxable year if either: (a) at least 75% of its gross income is “passive income” for purposes of the PFIC rules or (b) at least 50% of the value of its assets (generally determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes interest, dividends, royalties and other investment income, with certain exceptions. For purposes of determining whether we are a PFIC, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.
Under the PFIC rules, if we were considered a PFIC at any time that a U.S. Holder holds the ordinary shares, we would continue to be treated as a PFIC with respect to such U.S. Holder’s investment in those ordinary shares unless (i) we ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules.
Based on our current and expected income and assets (taking into account the expected cash proceeds from issuances of our ordinary shares pursuant to the Yorkville Subscription Agreement and our current and anticipated market capitalization), we do not presently expect to be a PFIC for the current taxable year. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis after the close of each taxable year and that depends, in part, upon the composition of our income and assets. In addition, the application of the PFIC rules to companies with our composition of income and assets is subject to significant uncertainty. Fluctuations in the market price of our ordinary shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the second part of the test described above may be determined by reference to the market price of our ordinary shares. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised from issuances of our ordinary shares pursuant to the Yorkville Subscription Agreement. The IRS or a court may disagree with our determinations, including the manner in which we determine the value of our assets and the percentage of our income and assets that are passive under the PFIC rules. Therefore, there can be no assurance that we will not be a PFIC for the current taxable year or for any future taxable year.
If we are a PFIC at any time that a U.S. Holder holds ordinary shares, any gain recognized by the U.S. Holder on a sale or other disposition of the ordinary shares, as well as the amount of any “excess distribution” (defined below) received by the U.S. Holder, would be allocated ratably over the U.S. Holder’s holding period for the ordinary shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For the purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on ordinary shares exceeds 125% of the average of the annual distributions on the ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the ordinary shares if we are considered a PFIC. We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.
If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares and any of our non-U.S. subsidiaries or other corporate entities in which we own equity interests are also classified as PFICs (each a “lower-tier PFIC”), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of each such lower-tier PFIC for purposes of the application of these rules. U.S. Holders are advised to consult their tax advisors regarding the application of the PFIC rules to any lower-tier PFICs we may own.
If we are considered a PFIC, a U.S. Holder will also be subject to annual information reporting requirements. U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to an investment in ordinary shares.
Information Reporting and Backup Withholding
Dividend payments with respect to ordinary shares and proceeds from the sale, exchange or redemption of ordinary shares may be subject to information reporting to the IRS and U.S. backup withholding. A U.S. Holder may be eligible for an exemption from backup withholding if the U.S. Holder furnishes a correct taxpayer identification number and makes any other required certification or is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS and furnishing any required information.
Additional Information Reporting Requirements
Certain U.S. Holders who are individuals (and certain specified entities) that hold an interest in “specified foreign financial assets” (which may include the ordinary shares) are required to report information (on IRS From 8938) relating to such assets, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions). Penalties can apply if U.S. Holders fail to satisfy such reporting requirements, and, in such circumstances, the statute of limitations for assessment of tax could be suspended, in whole or part. U.S. Holders should consult their tax advisors regarding the applicability of these requirements to their acquisition and ownership of ordinary shares.
THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN ORDINARY SHARES UNDER THE INVESTOR’S OWN CIRCUMSTANCES.

PLAN OF DISTRIBUTION
We are registering the offer and resale of 60,720,967 ordinary shares by the Selling Securityholders from time to time, which represents 2.6% of our total outstanding ordinary shares.
We will receive all of the proceeds from the sales of Affiliate Resale Shares pursuant to this First Resale Registration Statement by the Company Selling Securityholders, net of any sales commissions, fees, brokerages, taxes and other related expenses, to us as a grant. The Affiliate Resale Shares represent 1.5% of our total outstanding ordinary shares as of October 18, 2024. The amount of proceeds that we receive from sales of ordinary shares by the Company Selling Shareholders will depend on the number and price of ordinary shares that are sold. Based on the last reported sale price of our ordinary shares on October 18, 2024, we would receive proceeds of $133,776,947 from the sale of the 34,929,486 Affiliate Resale Share by the Company Selling Securityholders pursuant to this First Resale Registration Statement, without taking into account sales commissions, fees, brokerages, taxes and other related expenses. We will not receive any proceeds from the sale of any securities by any of the other Selling Securityholders. As of October 18, 2024, we have received $59.0 million from the exercise of 5,128,987 warrants for cash at an exercise price of $11.50. Assuming that our remaining 3,321,002 warrants are exercised for cash at an exercise price of $11.50, we would receive proceeds of $38,191,523. On October 18, 2024, the last reported sale price of our ordinary shares as reported on Nasdaq was $3.83 per ordinary share, which is below the exercise price of our warrants, which is $11.50 per share. If the price of our ordinary shares remains below $11.50 per ordinary share and holders of our warrants choose not to exercise their warrants for cash, it would result in no cash proceeds to us. See “Use of Proceeds.”
We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.
The Selling Securityholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares or warrants received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or warrants on any stock exchange, market or trading facility on which the shares or warrants are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may use any one or more of the following methods when disposing of shares or warrants:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

•
a combination of any such methods of sale; and

•
any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares or warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the ordinary shares or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
In connection with the sale of our ordinary shares or warrants, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares or warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell our ordinary shares or warrants short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares or warrants offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares or warrants to be made directly or through agents.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or warrants may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.
To the extent required, our ordinary shares or warrants to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the ordinary shares or warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares or warrants may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the ordinary shares offered by this prospectus.
We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

SECURITIES ELIGIBLE FOR FUTURE SALE
We had 2,338,695,829 ordinary shares outstanding and 3,321,002 warrants outstanding as of October 18, 2024, the latter of which entitle the warrant holders to subscribe for an aggregate of 3,321,002 ordinary shares.
All of the 4,225,000 ordinary shares that are being registered for resale pursuant to this First Resale Registration Statement by the Black Spade Initial Holders and all of the 4,929,684 ordinary shares held by the Sponsor that were issued upon the cashless exercise by the Sponsor of 6,380,000 warrants of VinFast were issued pursuant to an effective registration statement and, accordingly, are freely transferable without restriction or further registration under the Securities Act.
All of the Backstop Shares and Affiliate Resale Shares are “restricted securities” as that term is defined in Rule 144 under the Securities Act (“Rule 144”) and may be sold publicly in the U.S. only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.
The registration statement of which this prospectus forms a part has been filed to satisfy our obligations to register the offer and sale of ordinary shares by the Selling Securityholders pursuant to the Registration Rights Agreement. See “Selling Securityholders.”
We cannot make any prediction as to the effect, if any, that sales of our ordinary shares or warrants or the availability of such securities for sale will have on the market price of our securities.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted ordinary shares or warrants of our company for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) our company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.
Persons who have beneficially owned restricted ordinary shares or warrants of the Company for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the then issued and outstanding ordinary shares; or

•
the average weekly trading volume of our ordinary shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC on Form 144.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.
Regulation S
Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.
We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities

Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not affiliates of our company or who are affiliates of our company by virtue of their status as an officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of our company other than by virtue of his or her status as an officer or director of our company.
Rule 701
In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants, or advisors who acquired ordinary shares from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 before the effective date of the registration statement of which this prospectus is a part and who are not our “affiliates” as defined in Rule 144 during the immediately preceding 90 days, is entitled to rely on Rule 701 to resell such shares beginning 90 days after the date of this prospectus in reliance on Rule 144, but without complying with the manner of sale, notice requirements, requirements related to the availability of current public information, or volume limitation provisions of Rule 144. The SEC has indicated that Rule 701 applies to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, and will apply to shares acquired upon exercise of such stock options, including exercises after the date of this prospectus. Persons who are our “affiliates” may resell those shares beginning 90 days after the date of this prospectus without compliance with minimum holding period requirements under Rule 144. However, the Rule 701 shares would remain subject to applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

EXPENSES RELATED TO THIS OFFERING
We estimate that our expenses in connection with the offer and sale of our ordinary shares by the Selling Securityholders will be as follows. With the exception of the SEC registration fee, all amounts are estimates.
SEC Registration Fee	$137,958.31
FINRA Fee	—
Printing and Engraving Expenses	$100,000.00
Legal Fees and Expenses	$500,000.00
Accounting Fees and Expenses	$1,050,000.00
Miscellaneous Expenses	—
Total	$1,787,958.31
Pursuant to the Registration Rights Agreement with the Sponsor and the other Selling Securityholders therein, we agreed to pay all expenses relating to the registration of the resale of the securities held by such persons pursuant to this prospectus.

LEGAL MATTERS
The validity of the ordinary shares offered in this offering has been passed upon for us by Rajah & Tann Singapore LLP.

EXPERTS
Our consolidated financial statements as at December 31, 2023, 2022 and 2021, and for the years then ended, which are referred to and made a part of this prospectus and registration statement, have been audited by Ernst & Young Vietnam Limited, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young Vietnam Limited is at 28th Floor, Bitexco Financial Tower, 2 Hai Trieu Street, Ho Chi Minh City, District 1 700000.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.
We also maintain a website at www.vinfastauto.us. Through our website, we will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
CONTENTS
INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Pages
Unaudited Interim Condensed Consolidated financial statements of VinFast Auto Ltd.
Unaudited Interim Condensed Consolidated Balance Sheets as of December 31, 2023 and June 30, 2024	F-3 – F-4
Unaudited Interim Condensed Consolidated Statements of Operations for the six months ended June 30, 2023 and 2024	F-5
Unaudited Interim Condensed Consolidated Statements of Other Comprehensive Loss for the six months ended June 30, 2023 and 2024	F-6
Unaudited Interim Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the six months ended June 30, 2023 and 2024	F-7 – F-8
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2023 and 2024	F-9 – F-10
Notes to the Unaudited Interim Condensed Consolidated financial statements	F-11 – F-47
Consolidated Financial Statements of VinFast Auto Ltd.
Report of Independent Registered Public Accounting Firm (PCAOB ID 3080)	F-48
Consolidated Balance Sheets as of December 31, 2022 and 2023	F-49
Consolidated Statements of Operations for the Years Ended December 31, 2021, 2022 and 2023	F-50
Consolidated Statements of Other Comprehensive Loss for the Years Ended December 31, 2021, 2022 and 2023	F-51
Consolidated Statements of Shareholders’ Equity for the Years Ended December 31, 2021, 2022 and 2023	F-52 – F-54
Consolidated Statements of Cash Flows for the Years Ended December 31, 2021, 2022 and 2023	F-55 – F-57
Notes to the Consolidated Financial Statements	F-58 – F-123

VinFast Auto Ltd.
Unaudited Interim Condensed Consolidated Financial Statements
as of and for the six months ended June 30, 2023 and 2024

VinFast Auto Ltd.
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
	Notes	As of December 31, 2023	As of June 30, 2024	As of June 30, 2024
		VND million (Adjusted)(*)	VND million (Unaudited)	USD (Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents		4,095,472	2,382,144	98,192,251
Restricted cash		102,932	368,340	15,183,017
Trade receivables		469,918	1,050,856	43,316,406
Advances to suppliers		4,753,634	3,789,625	156,208,780
Inventories, net	5	30,141,381	29,643,327	1,221,901,360
Short-term prepayments and other receivables		8,006,103	8,571,523	353,319,167
Short-term derivative assets	13	548,010	872,857	35,979,266
Current net investment in sales-type lease	16	87,552	79,801	3,289,406
Short-term investments		4,105	4,162	171,558
Short-term amounts due from related parties	11	2,374,382	5,721,225	235,829,555
Assets classified as held for sale		—	51,030	2,103,462
Total current assets		50,583,489	52,534,890	2,165,494,229
NON-CURRENT ASSETS
Trade receivables		110,312	140,723	5,800,618
Property, plant and equipment, net		79,122,703	79,739,667	3,286,878,277
Intangible assets, net	7	1,346,324	1,222,526	50,392,663
Operating lease right-of-use assets		7,081,509	6,378,812	262,935,367
Long-term derivative assets	13	66,124	—	—
Long-term prepayments		217,180	1,096,524	45,198,846
Non-current net investment in sales-type lease	16	620,665	790,504	32,584,666
Investment in equity investees		1,214,938	1,183,035	48,764,839
Other long-term investments	13	918,040	918,040	37,841,715
Long-term amounts due from related parties	11	51,073	34,434	1,419,373
Long-term restricted cash		660,363	931,279	38,387,428
Other non-current assets		4,865,001	4,292,396	176,933,059
Total non-current assets		96,274,232	96,727,940	3,987,136,851
TOTAL ASSETS		146,857,721	149,262,830	6,152,631,080

VinFast Auto Ltd.
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (continued)
	Notes	As of December 31, 2023	As of June 30, 2024	As of June 30, 2024
		VND million (Adjusted)(*)	VND million (Unaudited)	USD (Unaudited)
DEFICIT AND LIABILITIES
CURRENT LIABILITIES
Short-term and current portion of long-term interest-bearing loans and borrowings	8	42,924,034	47,121,780	1,942,365,210
Short-term financial liabilities	13	18,258,063	20,383,289	840,201,525
Convertible debenture	15	1,190,475	1,299,472	53,564,386
Trade payables		12,146,588	10,813,035	445,714,551
Deposits and down payment from customers	9	1,194,112	2,042,600	84,196,208
Short-term deferred revenue		149,747	143,788	5,926,958
Short-term accruals		11,431,878	9,347,188	385,292,168
Other current liabilities		13,875,625	11,094,306	457,308,574
Current operating lease liabilities		1,524,356	1,586,283	65,386,768
Amounts due to related parties	11	49,341,144	59,402,573	2,448,580,915
Total current liabilities		152,036,022	163,234,314	6,728,537,263
NON-CURRENT LIABILITIES
Long-term interest-bearing loans and borrowings	8	30,170,149	22,879,716	943,104,534
Long-term financial liability		137,057	42,298	1,743,528
Other non-current liabilities		2,194,253	3,844,168	158,457,049
Non-current operating lease liabilities		5,330,344	4,834,657	199,285,120
Long-term deferred revenue		1,569,733	1,904,518	78,504,452
Deferred tax liabilities		1,025,264	1,015,454	41,857,131
Long-term accruals		123,867	246,802	10,173,207
Amounts due to related parties	11	19,682,747	33,212,671	1,369,030,132
Total non-current liabilities		60,233,414	67,980,284	2,802,155,153
Commitments and contingencies	18
DEFICIT
Ordinary shares, no par value – VinFast Auto (2,337,788,498 and 2,338,695,829 shares issued and outstanding as of December 31, 2023 and June 30, 2024)		9,847,536	9,861,943	406,510,429
Accumulated losses		(190,502,556)	(223,965,064)	(9,231,865,787)
Additional paid-in capital		38,258,499	55,290,576	2,279,083,924
Other comprehensive loss		(385,873)	(464,216)	(19,135,037)
Deficit attributable to equity holders of the parent		(142,782,394)	(159,276,761)	(6,565,406,472)
Non-controlling interests		77,370,679	77,324,993	3,187,345,136
Total deficit		(65,411,715)	(81,951,768)	(3,378,061,336)
TOTAL DEFICIT AND LIABILITIES		146,857,721	149,262,830	6,152,631,080

(*)
As adjusted to reflect the historical financial statements of VinES JSC acquired in January 2024, deemed as business combination under common control (Note 2.2).

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

VinFast Auto Ltd.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	For the six months ended June 30,
	2023	2024	2024
	VND million (Unaudited) (Adjusted)(*)	VND million (Unaudited)	USD (Unaudited)
Revenues
Sales of vehicles	9,013,462	13,452,915	554,530,709
Sales of merchandise	38,269	59,988	2,472,712
Sales of spare parts and components	372,338	641,937	26,460,717
Rendering of services	172,987	609,023	25,103,998
Rental income
Revenue from leasing activities	316,070	432,239	17,816,941
Revenues(**)	9,913,126	15,196,102	626,385,078
Cost of vehicles sold	(15,659,168)	(22,657,414)	(933,941,220)
Cost of merchandise sold	(38,533)	(56,538)	(2,330,503)
Cost of spare parts and components sold	(230,826)	(381,275)	(15,716,200)
Cost of rendering services	(388,596)	(1,001,670)	(41,288,953)
Cost of leasing activities	(350,431)	(364,563)	(15,027,329)
Cost of sales	(16,667,554)	(24,461,460)	(1,008,304,204)
Gross loss	(6,754,428)	(9,265,358)	(381,919,126)
Operating expenses
Research and development costs	(8,652,315)	(5,255,234)	(216,621,352)
Selling and distribution costs	(2,569,764)	(3,236,184)	(133,395,878)
Administrative expenses	(2,736,859)	(3,657,792)	(150,774,608)
Net other operating expenses	(83,055)	(2,011,108)	(82,898,104)
Operating loss	(20,796,421)	(23,425,676)	(965,609,068)
Finance income	353,915	228,020	9,399,011
Finance costs	(6,103,263)	(8,679,315)	(357,762,366)
Net loss on financial instruments at fair value through profit or loss	(1,279,073)	(1,561,949)	(64,383,718)
Share of gains/(losses) from equity investees	10,922	(31,902)	(1,315,004)
Loss before income tax expense	(27,813,920)	(33,470,822)	(1,379,671,146)
Tax income/(expense)	40,538	(37,372)	(1,540,478)
Net loss for the period	(27,773,382)	(33,508,194)	(1,381,211,624)
Net loss attributable to non-controlling interests	(51,222)	(45,686)	(1,883,182)
Net loss attributable to controlling interest	(27,722,160)	(33,462,508)	(1,379,328,442)

(*)
As adjusted to reflect the historical financial statements of VinES JSC acquired in January 2024, deemed as business combination under common control (Note 2.2).

(**)
Including sales to related parties in six months ended June 30, 2023 and 2024 of VND5,833,858 million and VND7,805,293 million (USD321.7 million), respectively.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

VinFast Auto Ltd.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE LOSS
	For the six months ended June 30,
	2023	2024	2024
	VND million (Unaudited) (Adjusted)(*)	VND million (Unaudited)	USD (Unaudited)
Net loss for the period	(27,773,382)	(33,508,194)	(1,381,211,624)
Other comprehensive (loss)/income
Other comprehensive (loss)/income that will be reclassified to profit or loss in subsequent periods (net of tax):
Exchange differences on translation of foreign operations	2,609	(78,343)	(3,229,308)
Net other comprehensive (loss)/income that will be reclassified to profit or loss in subsequent periods	2,609	(78,343)	(3,229,308)
Total comprehensive loss for the period, net of tax	(27,770,773)	(33,586,537)	(1,384,440,932)
Net loss attributable to non-controlling interests	(51,222)	(45,686)	(1,883,182)
Comprehensive loss attributable to controlling interest	(27,719,551)	(33,540,851)	(1,382,557,749)
	VND	VND	USD
Net loss per share attributable to ordinary shareholders
Basic and diluted	(12,052)	(14,312)	(0.59)
			Unit: Shares
Weighted average number of shares used in loss per share computation
Basic and diluted	2,299,999,998	2,338,072,572	2,338,072,572

(*)
As adjusted to reflect the historical financial statements of VinES JSC acquired in January 2024, deemed as business combination under common control (Note 2.2).

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

VinFast Auto Ltd.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
	Number of shares of VinFast Auto	Ordinary shares – VinFast Auto	Additional paid-in capital VinFast Auto	Accumulated losses	Other comprehensive income/(loss)	Non-controlling interests	Total Shareholders’ equity/(deficit)
	Shares	VND million	VND million	VND million	VND million	VND million	VND million
For the six months ended June 30, 2023:
Balance as of January 1, 2023, as adjusted(*)	2,299,999,998	871,021	15,893,667	(130,331,673)	(104,065)	77,442,544	(36,228,506)
Net loss for the period	—	—	—	(27,722,160)	—	(51,222)	(27,773,382)
Foreign currency translation adjustments	—	—	—	—	2,609	—	2,609
Total comprehensive income/(loss)	2,299,999,998	871,021	15,893,667	(158,053,833)	(101,456)	77,391,322	(63,999,279)
Changes in ownership in existing subsidiaries without losing control	—	—	—	10,121	—	(10,121)	—
Deemed contribution from owners	—	—	2,295,400	—	—	4,600	2,300,000
Balance as of June 30, 2023 (Unaudited), as adjusted(*)	2,299,999,998	871,021	18,189,067	(158,043,712)	(101,456)	77,385,801	(61,699,279)

VinFast Auto Ltd.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT (continued)
	Number of shares of VinFast Auto	Ordinary shares – VinFast Auto	Additional paid-in capital VinFast Auto	Accumulated losses	Other comprehensive income/(loss)	Non-controlling interests	Total Shareholders’ equity/(deficit)
	Shares	VND million	VND million	VND million	VND million	VND million	VND million
For the six months ended June 30, 2024:
Balance as of January 1, 2024, as adjusted(*)	2,337,788,498	9,847,536	38,258,499	(190,502,556)	(385,873)	77,370,679	(65,411,715)
Net loss for the period	—	—	—	(33,462,508)	—	(45,686)	(33,508,194)
Foreign currency translation adjustments	—	—	—	—	(78,343)	—	(78,343)
Total comprehensive income/(loss)	2,337,788,498	9,847,536	38,258,499	(223,965,064)	(464,216)	77,324,993	(98,998,252)
Share based compensation to service providers and employees	873,999	14,407	107,351	—	—	—	121,758
Allocation of commitment shares issued under Standby Equity Subscription Agreement	—	—	(20,268)	—	—	—	(20,268)
Deemed contribution through awards granted by shareholders to the Company’s employees and others	—	—	(49,665)	—	—	—	(49,665)
Deemed contribution from owners	—	—	16,994,659	—	—	—	16,994,659
Balance as of June 30, 2024 (Unaudited)	2,338,662,497	9,861,943	55,290,576	(223,965,064)	(464,216)	77,324,993	(81,951,768)
USD (Unaudited)		406,510,429	2,279,083,924	(9,231,865,787)	(19,135,037)	3,187,345,136	(3,378,061,336)

(*)
As adjusted to reflect the historical financial statements of VinES JSC acquired in January 2024, deemed as business combination under common control (Note 2.2).

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

VinFast Auto Ltd.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
CASH FLOWS
	For the six months ended June 30,
	2023	2024	2024
	VND million (Unaudited) (Adjusted)(*)	VND million (Unaudited)	USD (Unaudited)
OPERATING ACTIVITIES
Net loss for the period	(27,773,382)	(33,508,194)	(1,381,211,624)
Adjustments:
Depreciation of property, plant and equipment	2,691,059	4,428,794	182,555,400
Amortization of intangible assets	120,231	179,358	7,393,157
Impairment of assets and changes in fair value of held for sale assets	862,561	1,446,312	59,617,148
Changes in operating lease right-of-use assets	570,103	929,984	38,334,048
Provision related to compensation expenses, assurance-type warranties and net realizable value of inventories	4,698,893	6,085,993	250,865,334
Deferred tax income	(40,537)	(9,809)	(404,328)
Unrealized foreign exchange losses	167,064	1,120,560	46,189,613
Net losses on financial instruments at fair value through profit or loss	1,279,073	1,561,949	64,383,718
Change in amortized costs of financial instruments measured at amortized cost other than nominal interest	1,763,620	1,427,480	58,840,890
Losses on disposal and write-off of fixed assets	—	175,390	7,229,596
Share of (gains)/losses from equity investees	(10,922)	31,902	1,315,004
Share-based compensation expenses	—	71,953	2,965,911
Change in working capital:
Trade receivables and advance to suppliers, net investment in sales-type lease	4,342,402	841,435	34,684,048
Inventories	(5,892,715)	(3,982,884)	(164,174,938)
Trade payables, deferred revenue and other payables	215,936	(11,134)	(458,945)
Operating lease liabilities	(565,337)	(743,443)	(30,644,806)
Prepayments, other receivables and other assets	285,714	(334,866)	(13,803,215)
Net cash flows used in operating activities	(17,286,237)	(20,289,220)	(836,323,990)

VinFast Auto Ltd.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
CASH FLOWS (continued)
	For the six months ended June 30,
	2023	2024	2024
	VND million (Unaudited) (Adjusted)(*)	VND million (Unaudited)	USD (Unaudited)
INVESTING ACTIVITIES
Purchase of property, plant and equipment, and intangible assets	(14,633,149)	(7,407,648)	(305,344,106)
Proceeds from disposal of property, plant and equipment	—	14,171	584,130
Disbursement of bank deposit and loans	(10,480,000)	(4,332,754)	(178,596,620)
Collection of loans	11,157,900	—	—
Payment for acquisition of a subsidiary (net of cash held by entity being acquired)	—	(10,252)	(422,589)
Net proceeds from the disposal of a subsidiary	—	(20,000)	(824,402)
Payment for investments in equity investees	(1,039,033)	—	—
Receipt from government grants	—	921,365	37,978,772
Net cash flows used in investing activities	(14,994,282)	(10,835,118)	(446,624,815)
FINANCING ACTIVITIES
Deemed contribution from owners	1,127,000	16,994,659	700,521,805
Proceeds from borrowings	48,997,899	45,223,504	1,864,118,054
Cash received under a business cooperation contract	9,625,000	—	—
Cash payment under a business cooperation contract	—	(3,750,000)	(154,575,433)
Repayment of borrowings	(29,525,967)	(28,442,486)	(1,172,402,556)
Net cash flows from financing activities	30,223,932	30,025,677	1,237,661,871
Net decrease in cash and cash equivalents and restricted cash	(2,056,587)	(1,098,661)	(45,286,933)
Cash, cash equivalents and restricted cash at beginning of the period	4,361,631	4,858,767	200,278,937
Net foreign exchange differences	2,609	(78,343)	(3,229,308)
Cash, cash equivalents and restricted cash at end of the period	2,307,653	3,681,763	151,762,696
Supplement disclosures of non-cash activities
Debt conversion to equity	1,173,000	—	—
Non-cash property, plant and equipment additions	6,799,610	6,731,875	277,488,664
Establishment of right-of-use assets and lease liabilities at commencement dates	2,973,362	227,287	9,368,796

(*)
As adjusted to reflect the historical financial statements of VinES JSC acquired in January 2024, deemed as business combination under common control (Note 2.2).

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS
1.   NATURE OF OPERATIONS AND BASIS OF PRESENTATION
(a)   Corporate information
VinFast Auto Ltd. (formerly known as VinFast Auto Pte. Ltd.) (“VinFast Auto”, “VinFast” or “the Company”) is a company incorporated in Singapore. The principal activities of the Company and its subsidiaries (hereinafter collectively referred to as the “Group”) are to manufacture cars, motor vehicles, render leasing activities and related businesses.
The Company’s head office is located at 61 Robinson Road #06-01 (Suite 608), 61 Robinson, Singapore 068893. Head office of VinFast Vietnam, a subsidiary of the Company, is located at Dinh Vu — Cat Hai Economic Zone, Cat Hai Island, Cat Hai town, Cat Hai district, Hai Phong city, Vietnam.
(b)   Basis of presentation
The management of VinFast Auto Ltd. has prepared the accompanying unaudited interim condensed consolidated financial statements of the Group.
These accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), including guidance with respect to interim financial information using accounting policies that are consistent with those used in the preparation of the Group’s audited consolidated financial statements for the year ended December 31, 2023. Accordingly, these unaudited interim condensed consolidated financial statements do not include all the information and footnotes required by U.S. GAAP for annual financial statements.
In the opinion of the Company’s management, the accompanying unaudited interim condensed consolidated financial statements contain all normal recurring adjustments necessary to present fairly the financial position, operating results, and cash flows of the Group for each of the periods presented. The consolidated balance sheet as of December 31, 2023 was derived from the audited consolidated financial statements at that date, after taking into account of the restructuring of VinES under common control (Note 2.2) but does not include all the disclosures required by U.S. GAAP for annual financial statements. The unaudited interim condensed consolidated financial statements and related disclosures have been prepared with the presumption that users of the unaudited interim condensed consolidated financial statements have read or have accessed to the audited consolidated financial statements for the preceding fiscal years. These unaudited interim condensed consolidated financial statements should be read in conjunction with the Group’s consolidated financial statements for the year ended December 31, 2023.
(c)   Going concern basis of accounting
The Group has prepared the unaudited interim condensed consolidated financial statements on a going concern basis, which assumes the Group will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in normal course of operations as they come due.
The Group has been incurring losses from operations since inception. The Group incurred net losses of VND33,508.2 billion (USD1,381.2 million) for the six months ended June 30, 2024. Accumulated losses amounted to VND223,965.1 billion (USD9,231.9 million) as of June 30, 2024. The Group is also in a net current liability position of VND110,699.4 billion (USD4,563.0 million) as of June 30, 2024.
As of June 30, 2024, the Group’s consolidated balance of cash and cash equivalents was VND2,382.1 billion (USD98.2 million) (as of December 31, 2023: VND4,095.5 billion). The Group has prepared its business plan covering the next twelve months from the issuance date of the unaudited interim condensed consolidated financial statements which considers the increase in revenue and operational efficiency optimization to improve operating cash flows, the use of and the consummation of external financing

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
1.   NATURE OF OPERATIONS AND BASIS OF PRESENTATION (continued)
projects. Furthermore, the Group also has the ability to adjust the timing of certain expenditure, if necessary. The Group is dependent on the financial support from Vingroup JSC, who will undertake necessary procedures to facilitate such support, which shall be legally valid for the period of 12 months from the issuance date of the unaudited interim condensed consolidated financial statements.
As a result, the Group expects to be able to continue its operations and pay its liabilities in the normal course of business in the next 12 months from the issuance date of the unaudited interim condensed consolidated financial statements. On this basis, the management of the Group has prepared the unaudited interim condensed consolidated financial statements for the six months ended June 30, 2024 using going concern basis.
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a)   Principles of Consolidation
The unaudited interim condensed consolidated financial statements include the financial statements of the Company and other legal consolidated entities. All intercompany transactions and balances within the Group are eliminated upon consolidation.
(b)   Use of estimates
The preparation of the unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent liabilities at the balance sheet date, and the reported revenues and expenses during the reported period in the unaudited interim condensed consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s unaudited interim condensed consolidated financial statements mainly include, but are not limited to, the valuation of derivatives; depreciable lives of property, plant and equipment and intangible assets; assessment for impairment of long-lived assets, product warranty, lease terms, shortfall volume provision, residual value guarantee and standalone selling price of each distinct performance obligation in revenue recognition. Actual results could differ from these estimates.
c)   Revenue recognition
Sales of vehicles (automobiles, e-scooters)
The Group identifies the individuals, distributors and the commercial banking partner/leasing partner who purchase the vehicles as the customers in the contracts for sales of automobiles and e-scooters produced by the Group.
Contracts with customers may include lease and non-lease components, comprising various performance obligations. Accordingly, the Group allocates its purchase consideration among lease (where applicable) and non-lease components, based on the relative estimated standalone selling price in accordance with ASC 606, Revenue recognition. The sale of vehicle can be bundled with the sale of battery or the lease of battery (Note 2(e)). In such cases, variable lease payments of the battery leases are also allocated to the lease components and non-lease components on the same basis.
The Group generally determines standalone selling prices based on observable price of the goods and services — i.e., actual selling prices charged to customers for vehicles are the prices charged to customers. If the standalone selling price is not directly observable, it is estimated using appropriate data that reflects the amount of consideration to which the Group expects to be entitled in exchange for transferring the

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
promised goods or services to the customer. Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation and the lease component (where applicable), and changes in judgements on these assumptions and estimates may impact the revenue recognition. The allocated purchase consideration for the sales of vehicles (including sales of battery where applicable) is recognized in revenue at the point in time when control of the vehicles is transferred to the customers.
From January 2022 onwards, the Group provides extended warranty (“service-type warranty”) in addition to the standard manufacturer’s warranty (“assurance-type warranty”) for general repairs of defects that existed at the time of sale, which are accounted for in accordance with ASC 460, Guarantees, and the estimated costs are recorded as a liability when control of the vehicle is transferred to the customer (Note 2(d)). The Group will recognize the revenue for service-type warranty over time based on a straight-line method initially and will continue to monitor the cost pattern periodically and adjust the revenue recognition pattern to reflect the actual cost pattern as it becomes available.
The consideration recognized represents the amount received, net of estimated sales incentives to customers that the Group reasonably expects to pay. Taxes assessed by various government entities, such as special consumption and value-added taxes, collected at the time of the vehicle sale are excluded from net sales and revenue.
Amounts billed to customers related to shipping and handling are classified as automotive sales revenue, and the Group has elected to recognize the cost for freight and shipping when control over vehicles, parts or accessories have transferred to the customer as an expense in cost of automotive sales revenue.
Deferred revenue mainly related to service-type warranties, leasing activities for batteries and maintenance services which is equivalent to the total transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied, as of the balance sheet dates. From the deferred revenue balance as of December 31, 2023, revenue recognized during the six months ended June 30, 2024 was VND65.5 billion (USD2.7 million). Of the total deferred revenue as of June 30, 2024, the Group expects to recognize VND86.7 billion (USD3.6 million) of revenue in the remainder of 2024. The remaining balance will be recognized over the performance period.
Bill-and-hold arrangement
The Group enters into bill-and-hold arrangement, whereby the Group sells vehicles to customers, and the vehicles at the customers’ direction are stored at the locations owned or leased by the Group for a period of time until it is transferred to the customer at a point in time in the future. Even though the vehicles remain in the Group’s possession, a sale is recognized at the point in time when the customer obtains control of the vehicles. Control in bill and hold transactions is transferred to the customer when customer’s acceptance specifications have been met, legal title has transferred, the customer has a present obligation to pay for the vehicle and the risk and rewards of ownership have transferred to the customer. In addition, all the following bill and hold criteria have been met in order for control to be transferred to the customer: the reason for the bill-and-hold arrangement must be substantive, the product must be identified separately as belonging to the customer, the product currently must be ready for physical transfer to the customer, and the Group does not have the ability to use the product or to direct it to another customer.
Vehicle Sales with Residual Value Guarantee (“RVG”)
Vietnam market
In the period, the Group launched the residual value guarantee programs in Vietnam of which the Group has the choice to repurchase or exchange VinFast electric vehicles from customers within a specified period of their use. Purchases or exchanges under the programs would be made at predetermined prices

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
which would be a percentage of the original price based on the vehicle model within a specified period. Alternatively, the Group may also choose to compensate for the deficit i.e., differential between the amounts recovered by the customer when sold to other third parties and the pre-determined price. If customers choose to sell to third party prior to Vinfast’s refusal, they are not entitled to the RVG i.e., Vinfast is not obligated to pay the above-mentioned difference.
The Group accounts for the program in accordance with ASC 460, Guarantees and ASC 606, Revenue from Contracts with Customers. Accordingly, the Group first bifurcates the RVG at its fair value from the transaction price and accounts for it as a guarantee liability. The residual amount of transaction price is allocated among lease (where applicable) and non-lease components as presented above.
US and Canadian market
The Group provides RVG to its commercial banking partner/leasing company in connection with its vehicle leasing programs. Under these programs, the Group originates the lease with end customer and immediately transfer the lease and the underlying vehicle to commercial banking partner/leasing company and the Group is contractually obligated (or entitled) to bear the shortfall (or excess) between the resale value realized by the commercial banking partner/leasing company and a predetermined resale value. At the lease inception, the Group is required to deposit cash collateral equal to a contractual percentage of the residual value of the leased vehicles with the commercial banking partner/leasing company. The cash collateral is held in a restricted bank account owned by the commercial banking partner until it is used, as applicable, in settlement of the RVG at the end of the lease term. Cash collateral is recorded in other noncurrent assets, subject to asset impairment review at each reporting period.
The Group accounts for the vehicle leasing programs in accordance with ASC 842, Leases, ASC 460, Guarantees and ASC 606, Revenue from Contracts with Customers. Accordingly, the Group first bifurcates the RVG at its fair value from the transaction price and accounts for it as a guarantee liability. The residual amount of transaction price is allocated among performance obligations.
The guarantee liability represents the estimated amount the Group expects to pay. The Group incorporates information such as third-party residual value publications and risk of future price deterioration due to changes in market conditions in estimation of the estimated residual value guarantee liability.
Sale of merchandise (automobiles)
Proceeds from sales of trading automobiles are recognized in revenue upon transfer of control of the merchandise to the customer and the related merchandise carrying value in inventory is recognized in cost of sales.
Sales of spare parts and components
Proceeds from sales of spare parts and components to customers are recognized in revenue at the point in time when control of the good is transferred to the customer, usually upon the delivery of the spare parts and components.
Rendering of services
Revenue from rendering of services, which is mainly comprised of aftersales services and charging services, is recognized over time based on the level of work completion as the outcome of all contracts can be reasonably ascertained.

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Contract balances under ASC 606
Trade receivables
A receivable is recognized if an amount of consideration that is unconditional is due from the customer (i.e., only the passage of time is required before payment of the consideration is due).
Contract liabilities
A contract liability is recognized if a payment is received, or a payment is due (whichever is earlier) from a customer before the Group transfers the related goods or services. Contract liabilities are recognized as revenue when the Group performs under the contract (i.e., transfers control of the related goods or services to the customer).
d)   Warranty provisions
The Group provides a standard manufacturer’s warranty on all new vehicles at the time of vehicle sale. The Group accrues a warranty reserve for the vehicles sold, which includes the best estimate of projected costs to repair or replace items under warranties including recalls when identified. These estimates are primarily based on the estimation of the nature, frequency and average costs of claims or peer benchmarking with other automakers. The estimate of warranty-related costs is revised at each reporting date. Warranty cost is recorded as a component of cost of sale in the consolidated statement of operations. The Group re-evaluates the adequacy of the warranty accrual on a regular basis.
Management records and adjusts warranty reserves based on changes in estimated costs and actual warranty costs.
As the Group only commenced volume production of VinFast cars in June 2019, management’s experience with warranty claims regarding vehicles or estimating warranty reserves is limited. The Group could, in the future, become subject to significant and unexpected warranty claims, resulting in significant expenses, which would in turn materially and adversely affect its financial condition, results of operations, and prospects.
d)   Warranty provisions
As of December 31, 2023 and June 30, 2024, the portion of the warranty reserve expected to be incurred within the next 12 months is included in other current liabilities, while the remaining balance is included in other non-current liabilities on the unaudited interim condensed consolidated balance sheets.
Accrued warranty activities consisted of the following:
	For the six months ended on June 30,
	2023	2024	2024
	VND million	VND million	USD
Accrued warranty at beginning of the period	861,221	2,402,151	99,016,941
Changes in the liability for accruals related to pre-existing warranty (including adjustments related to changes in estimates)	(37,920)	(67,682)	(2,789,860)
Provision for warranty	412,748	936,028	38,583,182
Utilized	(156,398)	(244,395)	(10,073,990)
Accrued warranty at ending of the period	1,079,651	3,026,102	124,736,274

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
	For the six months ended on June 30,
	2023	2024	2024
	VND million	VND million	USD
Including: Accrued warranty, current	283,765	907,064	37,389,283
Accrued warranty, non-current	795,886	2,119,038	87,346,991
e)   Convertible debenture
The Group has elected the fair value option to account for the Convertible Debenture that was issued in December 2023 due to the certain embedded features that is required to be birfurcated, discussed further in Note 15 — Convertible Debenture. The Group recorded the Convertible Debenture at the fair value upon issuance, with the change in the fair value being recorded in net gain/loss on financial instruments at fair value through profit or loss on the consolidated statements of operations. Interest expense related to the Convertible Debenture is included in the changes in fair value.
f)   Long-term equity investment
For long-term equity investments, except those accounted for under the equity method or those that result in the consolidation of the investee, the Group elected the fair value through net income in accordance with ASC Topic 825. Purchased options on these equity investments that are not derivatives are accounted for in a manner consistent with the accounting for the equity investments prescribed by ASC Topic 321.
g)   Lease
The Group assesses at contract inception whether a contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The lease term corresponds to the non-cancellable period of each contract.
The Group as a lessee
Leases are classified at the inception date as either a finance lease or an operating lease. As the lessee, a lease is a finance lease if any of the following conditions exist: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the asset’s estimated remaining economic life, d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased asset to the lessor at the inception date or e) the leased asset is of such a specialized nature that it is expected to have no alternative use.
Finance lease assets are presented separately on the consolidated balance sheet as finance lease right-of-use assets, and finance lease liabilities are included in accrued expenses and other payables, current and non-current.
All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over the periods of their respective leases. Operating leases (with an initial term of more than 12 months) are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities (current), and operating lease liabilities (non-current) in the consolidated balance sheet. ROU assets represent the Group’s right to use an underlying asset for the lease term and lease liabilities represent the Group’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term.
The Group utilizes a market-based approach to estimate the incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
operating lease ROU asset also includes any lease prepayments, reduced by lease incentives and accrued rent. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Group will exercise that option.
The Group has lease agreements with lease and non-lease components, which are generally accounted for separately. In addition, leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet; the Group recognizes lease expense for these leases on a straight-line basis over the lease term. Certain lease agreements contain rent holidays and escalating rent is considered when determining the straight-line rent expense to be recorded over the lease term. The lease term begins on the date of initial possession of the leased property for purposes of recognizing lease incentives.
The Group as a lessor
At the commencement date, the lease payments consist of the fixed payments less any lease incentives paid or payable to the lessee relating to the use of the underlying asset during the lease term. Lease payments do not include variable lease payments that do not depend on an index or a rate.
Leases are classified at the lease commencement date as either a sales-type lease or an operating lease. The lessor shall classify a lease as a sales-type lease when the lease meets any of the following criteria: a) the lease transfers ownership of the underlying asset to the lessee by the end of the lease term, b) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise, c) the lease term is for the major part of the remaining economic life of the underlying asset, d) the present value of the sum of the lease payments equals or exceeds substantially all of the fair value of the underlying asset, or e) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. Notwithstanding the above criteria, leases are classified as operating leases if they have variable lease payments that do not depend on an index or rate and if classifying the lease as a sales-type lease or a direct financing lease would result in the recognition of a selling loss.
For a sales-type lease, at the lease commencement, net investment in the lease is recognized by the sum of the lease receivable and the unguaranteed residual asset. Lease receivable is the present values of the sum of lease payments and the guaranteed residual asset. The Group recognises all revenue and costs associated with the sales-type lease as revenue from leasing activities and cost of leasing activities upon delivery of the underlying asset to the customer. Interest income based on the implicit rate in the lease is recorded to finance income over time as customers are invoiced on a monthly basis.
All other leases are accounted for as operating leases wherein the Group recognizes, at the commencement date, the lease payments as income in profit or loss over the lease term on a straight-line basis and the Group recognizes variable lease payments as income in profit or loss in the period in which the changes in facts and circumstances on which the variable lease payment are based occur.
Battery leases
The Group has battery leases accounted for as both operating leases and sales-type leases. The Group’s operating leases for batteries allow variable monthly subscription fees that depend on mileage usage. Both types of battery leases have an indefinite term and can be terminated at any time at the customer’s discretion. At the termination of contract, customers are required to return the battery to the Group. The Group considers a number of factors, including the technical useful lives of the vehicles and batteries, useful lives of the vehicles, the customer’s termination right, amongst others, in determining the lease term.
h)   Impairment of long-lived assets
The Group evaluates its long-lived assets, including fixed assets, intangible assets with finite lives and right-of-use assets, for impairment whenever events or changes in circumstances, such as a significant adverse

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, the Group evaluates the recoverability of long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value.
i)   Fair value measurement
The Group applies ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided for fair value measurements.
ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:
•
Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 — Includes other inputs that are directly or indirectly observable in the marketplace.

•
Level 3 — Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.
Financial instruments include cash and cash equivalents, trade receivables, certain other receivables, short-term derivative assets, other investments, long-term derivative assets, amounts due from related parties, certain other non-current assets, accounts payable, accruals, short-term derivative liabilities, short-term loans, long term borrowings, long-term derivative liabilities, amounts due to related parties, and certain other current liabilities. The carrying values of the financial instruments included in current assets and liabilities approximate their fair values due to their short-term maturities. The carrying amount of long-term borrowings approximates its fair value due to the fact that the related interest rates approximate market rates for similar debt instruments of comparable maturities.
For fair value measurements categorized within Level 3 of the fair value hierarchy, the Group uses its valuation processes to decide its valuation policies and procedures and analyse changes in fair value measurements from period to period. For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting.
j)   Convenience Translation
Translations of balances in the unaudited interim condensed consolidated balance sheet, unaudited interim condensed consolidated statement of operations, unaudited interim condensed consolidated statement of other comprehensive loss, unaudited interim condensed consolidated statements of shareholders’ equity, unaudited interim condensed consolidated statement of cash flows and the related notes from VND into USD as of and for the six months ended June 30, 2024 are solely for the convenience of the reader

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
and were calculated at the rate of USD1.00 = VND24,260, representing the central exchange rate quoted by the State Bank of Vietnam Operations Centre as of June 30, 2024. No representation is made that the VND amounts represent or could have been, or could be, converted, realized or settled into USD at that rate on June 30, 2024, or at any other rate.
The amounts shown in the unaudited interim condensed consolidated financial statements have been rounded or truncated as deemed appropriate by the management. Accordingly, numerical figures shown as totals in certain tables might not be an arithmetic aggregation of the figures that precede them.
k)   Recent accounting pronouncements
Under the Jumpstart Our Business Startups Act of 2012, as amended (“the JOBS Act”), the Company meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with accounting standards update, which delays the adoption of these accounting standards until they would apply to private companies.
ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures
On December 14, 2023, FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, on improvements to income tax disclosures. The standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions.
This ASU applies to all entities subject to income taxes. For public business entities (PBEs), the new requirements will be effective for annual periods beginning after December 15, 2024. For entities other than public business entities (non-PBEs), the requirements will be effective for annual periods beginning after December 15, 2025. The guidance will be applied on a prospective basis with the option to apply the standard retrospectively. Early adoption is permitted.
This ASU will result in the required additional disclosures being included in our consolidated financial statements, once adopted.
ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures
On November 23, 2023, FSAB issued ASU 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). This ASU updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment’s profit or loss. This ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Adoption of the ASU should be applied retrospectively to all prior periods presented in the financial statements. Early adoption is also permitted. This ASU will likely result in the required additional disclosures being included in our consolidated financial statements, once adopted.

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
2.2.   REORGANIZATION UNDER COMMON CONTROL ADJUSTMENT OF THE FINANCIAL STATEMENTS IN PRIOR PERIODS
In January 2024, the Group completed the acquisition of VinES Energy Solutions Joint Stock Company (“VinES JSC”), an affiliate, with no consideration from the Company’s General Director. The acquisition of VinES is intended to provide security to the Group’s battery supply, improve battery cost optimization and expand our access to external partners for the latest battery technologies. VinES was established in 2021 by Vingroup JSC, the parent company of the Company with the principal activities of manufacturing electric vehicle battery. As both VinES JSC and VinFast Ltd are owned by the same parent, the consolidated financial statements of the Group in previous periods were retrospectively adjusted to include the historical financial statements of VinES since the establishment date, with taking into account intercompany eliminations of transactions and balances and other relevant consolidation adjustments.
The impact of the above reorganization under common control on comparative figures of the unaudited interim condensed financial statements as of December 31, 2023 and for the six months ended June 30, 2023 are as follows:
CONSOLIDATED BALANCE SHEET
As of December 31, 2023	As previously reported	Adjustment for the effect of business combination	As adjusted
	VND million	VND million	VND million
ASSETS
Cash and cash equivalents	4,002,272	93,200	4,095,472
Restricted cash	96,446	6,486	102,932
Trade receivables	464,526	5,392	469,918
Advances to suppliers	4,644,575	109,059	4,753,634
Inventories, net	29,342,061	799,320	30,141,381
Short-term prepayments and other receivables	7,224,327	781,776	8,006,103
Short-term amounts due from related parties	2,605,366	(230,984)	2,374,382
Total current assets	49,019,240	1,564,249	50,583,489
Property, plant and equipment, net	67,678,974	11,443,729	79,122,703
Intangible assets, net	1,291,720	54,604	1,346,324
Investment in equity investees	—	1,214,938	1,214,938
Other long-term investments	—	918,040	918,040
Operating lease right-of-use assets	7,074,785	6,724	7,081,509
Long-term prepayments	194,020	23,160	217,180
Long-term amounts due from related parties	47,443	3,630	51,073
Total non-current assets	82,609,407	13,664,825	96,274,232
TOTAL ASSETS	131,628,647	15,229,074	146,857,721
EQUITY AND LIABILITIES
CURRENT LIABILITIES
Short-term and current portion of long-term interest-bearing loans and borrowings	39,894,782	3,029,252	42,924,034
Trade payables	11,063,663	1,082,925	12,146,588

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
2.2.   REORGANIZATION UNDER COMMON CONTROL ADJUSTMENT OF THE FINANCIAL STATEMENTS IN PRIOR PERIODS (continued)
As of December 31, 2023	As previously reported	Adjustment for the effect of business combination	As adjusted
	VND million	VND million	VND million
Deposits and down payment from customers	1,187,903	6,209	1,194,112
Short-term deferred revenue	173,582	(23,835)	149,747
Short-term accruals	11,137,428	294,450	11,431,878
Other current liabilities	10,023,786	3,851,839	13,875,625
Current operating lease liabilities	1,520,305	4,051	1,524,356
Amounts due to related parties	44,338,043	5,003,101	49,341,144
Total current liabilities	138,788,030	13,247,992	152,036,022
Non-current operating lease liabilities	5,327,457	2,887	5,330,344
Long-term deferred revenue	1,779,362	(209,629)	1,569,733
Deferred tax liabilities	925,687	99,577	1,025,264
Amounts due to related parties	18,151,355	1,531,392	19,682,747
CONSOLIDATED BALANCE SHEET
As of December 31, 2023
CURRENT LIABILITIES
Total non-current liabilities	58,809,187	1,424,227	60,233,414
Accumulated losses	(184,546,025)	(5,956,531)	(190,502,556)
Additional paid-in capital	31,748,427	6,510,072	38,258,499
Deficit attributable to equity holders of the parent	(143,335,935)	553,541	(142,782,394)
Non-controlling interests	77,367,365	3,314	77,370,679
Total deficit	(65,968,570)	556,855	(65,411,715)
TOTAL DEFICIT AND LIABILITIES	131,628,647	15,229,074	146,857,721
CONSOLIDATED STATEMENT OF OPERATIONS
For the six months ended June 30, 2023
Sales of vehicles	9,024,493	(11,031)	9,013,462
Revenues	9,924,157	(11,031)	9,913,126
Cost of vehicles sold	(15,439,163)	(220,005)	(15,659,168)
Cost of sales	(16,447,549)	(220,005)	(16,667,554)
Gross loss	(6,523,392)	(231,036)	(6,754,428)
Research and development costs	(8,620,764)	(31,551)	(8,652,315)
Selling and distribution costs	(2,569,141)	(623)	(2,569,764)
Administrative expenses	(2,560,861)	(175,998)	(2,736,859)
Net other operating expenses	(98,538)	15,483	(83,055)
Operating loss	(20,372,696)	(423,725)	(20,796,421)
Finance income	41,263	312,652	353,915
Finance costs	(5,072,547)	(1,030,716)	(6,103,263)

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
2.2.   REORGANIZATION UNDER COMMON CONTROL ADJUSTMENT OF THE FINANCIAL STATEMENTS IN PRIOR PERIODS (continued)
As of December 31, 2023	As previously reported	Adjustment for the effect of business combination	As adjusted
	VND million	VND million	VND million
Share of losses from equity investees	—	10,922	10,922
Loss before income tax expense	(26,683,053)	(1,130,867)	(27,813,920)
Tax income	27,026	13,512	40,538
Net loss for the period	(26,656,027)	(1,117,355)	(27,773,382)
Net loss attributable to non-controlling interests	(49,338)	(1,884)	(51,222)
Net loss attributable to controlling interest	(26,606,689)	(1,115,471)	(27,722,160)
CONSOLIDATED STATEMENT OF OTHER COMPREHENSIVE LOSS
For the six months ended June 30, 2023
Net loss for the period	(26,656,027)	(1,117,355)	(27,773,382)
Total comprehensive loss for the period, net of tax	(26,653,418)	(1,117,355)	(27,770,773)
Net loss attributable to non-controlling interests	(49,338)	(1,884)	(51,222)
Comprehensive loss attributable to controlling interest	(26,604,080)	(1,115,471)	(27,719,551)
Net loss per share attributable to ordinary shareholders
Basic and diluted	(11,567)	(485)	(12,052)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the six months ended June 30, 2023:
Balance as of January 1, 2023
– Additional paid-in capital VinFast Auto	12,311,667	3,582,000	15,893,667
– Accumulated losses	(127,188,455)	(3,143,218)	(130,331,673)
– Non-controlling interests	77,439,373	3,171	77,442,544
– Total Shareholders’ equity (deficit)	(36,670,459)	441,953	(36,228,506)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the six months ended June 30, 2023:
Balance as of June 30, 2023
– Additional paid-in capital VinFast Auto	12,311,667	5,877,400	18,189,067
– Accumulated losses	(153,785,023)	(4,258,689)	(158,043,712)
– Non-controlling interests	77,379,914	5,887	77,385,801
– Total Shareholders’ equity (deficit)	(63,323,877)	1,624,598	(61,699,279)
CONSOLIDATED STATEMENTS OF CASH FLOW
Net loss for the period	(26,656,027)	(1,117,355)	(27,773,382)
Depreciation of property, plant and equipment	2,511,264	179,795	2,691,059
Amortization of intangible assets	113,261	6,970	120,231

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
2.2.   REORGANIZATION UNDER COMMON CONTROL ADJUSTMENT OF THE FINANCIAL STATEMENTS IN PRIOR PERIODS (continued)
As of December 31, 2023	As previously reported	Adjustment for the effect of business combination	As adjusted
	VND million	VND million	VND million
Provision related to compensation expenses, assurance-type warranties and net realizable value of inventories	4,636,460	62,433	4,698,893
Deferred tax expenses/(income)	(27,026)	(13,511)	(40,537)
Change in amortized costs of financial instruments measured at amortized cost other than nominal interest	1,582,016	181,604	1,763,620
Share of losses from equity investees	—	(10,922)	(10,922)
Change in working capital:
Trade receivables and advance to suppliers	4,053,598	288,804	4,342,402
Inventories	(6,418,463)	525,748	(5,892,715)
Trade payables, deferred revenue and other payables	(3,640,389)	3,856,325	215,936
Operating lease liabilities	(565,412)	75	(565,337)
Prepayments, other receivables and other assets	345,613	(59,899)	285,714
Net cash flows used in operating activities	(21,186,304)	3,900,067	(17,286,237)
Purchase of property, plant and equipment, and intangible assets	(15,727,008)	1,093,859	(14,633,149)
Proceeds from disposal of other property, plant and equipment	922,675	(922,675)	—
Disbursement of bank deposit and loans	—	(10,480,000)	(10,480,000)
Collection of loans	545,400	10,612,500	11,157,900
Payment for investment in associates and other investments	—	(1,039,033)	(1,039,033)
Net cash flows used in investing activities	(14,258,933)	(735,349)	(14,994,282)
Deemed contribution from owners	—	1,127,000	1,127,000
Proceeds from borrowings	42,914,466	6,083,433	48,997,899
Cash received under a business cooperation contract	5,875,000	3,750,000	9,625,000
Repayment of borrowings	(15,372,426)	(14,153,541)	(29,525,967)
Net cash flows from financing activities	33,417,040	(3,193,108)	30,223,932
Net decrease in cash and cash equivalents and restricted cash	(2,028,197)	(28,390)	(2,056,587)
Cash, cash equivalents and restricted cash at beginning of the period	4,271,442	90,189	4,361,631
Net foreign exchange difference on cash, cash equivalents and restricted cash	24,422	(21,813)	2,609
Cash, cash equivalents and restricted cash at end of the period	2,267,667	39,986	2,307,653

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
2.2.   REORGANIZATION UNDER COMMON CONTROL ADJUSTMENT OF THE FINANCIAL STATEMENTS IN PRIOR PERIODS (continued)
As of December 31, 2023	As previously reported	Adjustment for the effect of business combination	As adjusted
	VND million	VND million	VND million
CONSOLIDATED STATEMENTS OF CASHFLOW
For the six months ended June 30, 2023:
Supplement disclosures of non-cash activities
Debt conversion to equity	—	1,173,000	1,173,000
Non-cash property, plant and equipment additions	5,512,701	1,286,909	6,799,610
Establishment of right-of-use assets and lease liabilities at commencement dates	2,968,837	4,525	2,973,362
3.   CONCENTRATION OF RISKS
Market risk
Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. The management focuses on two types of market risk, i.e., interest rate risk and currency risk. Financial instruments affected by market risks include loans and borrowings, corporate bonds, financial assets and financial liabilities at fair value through profit or loss.
Interest rate risk
Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of changes in market interest rates relates primarily to the Group’s debt obligations with floating interest rates. To manage this, the Group enters into interest rate swaps for loan contracts, in which it agrees to exchange, at specified intervals, the difference between fixed and variable rate interest amounts calculated by reference to an agreed-upon notional principal amount.
Foreign currency risk
Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Group’s exposure to the risk of changes in foreign currency rates relate primarily to the Group’s operating activities (when revenues or expenses are denominated in a different currency from the Group’s functional currency) and the Group’s borrowings in foreign currency. To manage this, the Group enters into foreign exchange rate swap and forward foreign exchange for loan contracts.
Liquidity risk
The Group’s objective is to maintain a balance between continuity of funding and flexibility through the use of bank loans and corporate bonds. The Group has managed this liquidity risk by arranging for long-term credit facilities with the banks, or issuing long-term corporate bonds, to ensure that the loans and bonds will be repaid after the Group has completed and put into commercial operations its projects. The Group determines the liquidity risk based on terms of contracts. For accruals and other liabilities, the Group uses its judgement to determine the appropriate level of liquidity risk exposed to these liabilities.

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
4.   CASH AND CASH EQUIVALENTS AND RESTRICTED CASH
Cash and cash equivalents comprise cash on hand, cash in banks, cash in transit and short-term, highly liquid investments, which are unrestricted as to withdrawal and use, with an original maturity of not more than three months that are readily convertible into known amount of cash and that are subject to an insignificant risk of change in value.
Restricted cash is primarily related to cash as collateral for letters of credit issued to the landlords for certain of the Group’s leased facilities and autonomous vehicle manufacturing surety bonds. The Company determines current or non-current classification based on the expected duration of the restriction.
Details of cash and cash equivalent and restricted cash are presented in the interim condensed consolidated statements of cash flows as below:
	As of June 30, 2023	As of December 31, 2023	As of June 30, 2024	As of June 30, 2024
	VND million	VND million	VND million	USD
Cash and cash equivalents	1,634,152	4,095,472	2,382,144	98,192,251
Short-term restricted cash	152,105	102,932	368,340	15,183,017
Long-term restricted cash	521,396	660,363	931,279	38,387,428
Total cash, cash equivalent and restricted cash presented in the interim condensed consolidated statements of cash flow	2,307,653	4,858,767	3,681,763	151,762,696
5.   INVENTORIES, NET
The classification of inventory balance as of each financial reporting date is as follows:
	At lower of cost and net realizable value
	As of December 31, 2023	As of June 30, 2024	As of June 30, 2024
	VND million	VND million	USD
Raw materials	15,127,071	14,852,464	612,220,280
Good in transit	2,087,979	1,922,153	79,231,369
Finished goods, including service parts	9,250,489	10,061,256	414,726,134
Work in process	3,422,796	2,567,681	105,840,107
Merchandises	25,343	32,427	1,336,645
Tools and spare parts	227,703	207,346	8,546,826
TOTAL	30,141,381	29,643,327	1,221,901,360
Inventory is stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price of inventory in the ordinary course of business, less estimated costs of completion, disposal and transportation.
6.   IMPAIRMENT OF LONG-LIVED ASSETS
As of 30 June 2024, the Group has identified specific impairment indicators associated with individual assets, which include:
•
Impairment of leased-out batteries of VND59,959 million (USD2.5 million) under the Automotive and E-scooter segments was recorded in the six months ended 30 June 2024 (in the six months ended

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
6.   IMPAIRMENT OF LONG-LIVED ASSETS (continued)
30 June 2023: VND862,561 million) due to competitive lease subscription fee provided to customers. The Group impaired identified assets based on contractual lease payments agreed with customers;
•
Impairment of showroom assets under the Automotive segment was recorded in the six months ended 30 June 2024 of VND116,517 million (USD4.8 million) due to the change in plan of these showrooms. The Group impaired identified assets based on the expected present value of estimated net cashflows;

•
Impairment of idle battery production line facilities under the Automotive segment was recorded in the six months ended 30 June 2024 of VND1,269,836 million (USD52.3 million).The Group impaired identified assets based on the expected present value of estimated net cashflows.

7.   INTANGIBLE ASSETS, NET
	As of December 31, 2023			As of June 30, 2024
	Cost	Accumulated amortization	Net carrying value	Cost	Accumulated amortization	Net carrying value	Net carrying value
	VND million	VND million	VND million	VND million	VND million	VND million	USD
Finite-lived intangible assets:
License	3,690,720	(3,690,720)	—	3,690,720	(3,690,720)	—	—
Software	2,104,594	(894,168)	1,210,426	2,175,162	(1,071,132)	1,104,030	45,508,244
Purchased software under development phase	120,157	—	120,157	89,752	—	89,752	3,699,588
Others	26,120	(10,379)	15,741	41,517	(12,773)	28,744	1,184,831
Total	5,941,591	(4,595,267)	1,346,324	5,997,151	(4,774,625)	1,222,526	50,392,663
The Group recorded amortization expenses of VND179,358 million (USD7.4 million) and VND120,231 million for the six months ended June 30, 2024 and 2023, respectively.
8.   INTEREST-BEARING LOANS AND BORROWINGS
		As of December 31, 2023	As of June 30, 2024
	Note	VND million	VND million	USD
Short-term
Loans from banks	8.1	24,337,193	21,461,370	884,640,148
Current portion of long-term loans	8.2	7,143,376	7,196,379	296,635,573
Current portion of bonds		11,443,465	18,434,737	759,881,987
Loans from others		—	29,294	1,207,502
TOTAL		42,924,034	47,121,780	1,942,365,210
Long-term
Loans from banks	8.2	22,590,438	22,263,712	917,712,778
Domestic bonds	8.3	7,551,628	616,004	25,391,756
Loans from others		28,083	—	—
TOTAL		30,170,149	22,879,716	943,104,534

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
8.   INTEREST-BEARING LOANS AND BORROWINGS (continued)
8.1   Short-term loans from banks
Details of the short-term loans from banks of the Group as of June 30, 2024 were as follows:
Bank	As of June 30, 2024	As of June 30, 2024	Maturity	Collateral
	VND million	USD (Convenience translation)
Vietnam Prosperity Joint-Stock Commercial Bank	5,937,754	244,754,905	From July 2024 to April 2025	Sharing collateral with a group of companies guaranteed by the ultimate parent company
Vietnam Technological and Commercial Joint Stock Bank	6,091,683	251,099,876	From August 2024 to April 2025	Sharing collateral with a group of companies guaranteed by the ultimate parent company
Saigon – Hanoi Commercial Joint Stock Bank	2,968,165	122,348,104	From November 2024 to June 2025	Sharing collateral with a group of companies guaranteed by the ultimate parent company
Joint Stock Commercial Bank for Investment and Development of Viet Nam – Ha Thanh Branch	1,331,946	54,902,968	From December 2024 to March 2025	Certain shares of an
affiliate of the Group
held by the ultimate
parent company;
Bonds of a bank held
by an affiliate of the
Group; Properties and
machineries held by
the Company and an
affiliate of the Group;
payment guarantee
from the ultimate
				parent company
Joint Stock Commercial Bank for Investment and Development of Viet Nam – Quang Trung Branch	1,064,897	43,895,177	From December 2024 to March 2025	Certain shares of an
affiliate of the Group
held by the ultimate
parent company;
Properties and
machineries of the
Company and an
affiliate of the Group;
payment guarantee
from the ultimate
				parent company

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
8.   INTEREST-BEARING LOANS AND BORROWINGS (continued)
Bank	As of June 30, 2024	As of June 30, 2024	Maturity	Collateral
	VND million	USD (Convenience translation)
Ho Chi Minh City Development Joint Stock Commercial Bank	3,353,416	138,228,195	From July 2024 to December 2024	Sharing collateral with a group of companies guaranteed by the ultimate parent company
Westlake Flooring Company, LLC	303,954	12,529,019	From July 2024 to October 2024	Vehicles under the loan contracts
Bac A Commercial Joint Stock Bank	325,143	13,402,432	From October 2024 to February 2025	Certain shares of an affiliate of the Group held by individual; Properties of the Company of the Group; payment guarantee from the ultimate parent company
Other loans from banks	84,412	3,479,472	From August 2024 to March 2025	Vehicles under the loan contracts
TOTAL	21,461,370	884,640,148

Details of interest rate during the period of short-term borrowings as of June 30, 2024 are as follows:
Loans land borrowings	Currency	Interest rate per annum applicable for the six months ended June 30, 2024
Short-term Loans	VND	From 7.2% to 15%
Short-term Loans	USD	10.5%
Short-term Loans	EUR	From 6.62% to 6.74%
UPAS Letter of Credit	VND	From 12.8% to 14.5%
UPAS Letter of Credit	USD	From 9.5% to 11.5%

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
8.   INTEREST-BEARING LOANS AND BORROWINGS (continued)
8.2   Long-term loans from banks
Details of long-term borrowings as of June 30, 2024 were as follows:
Lenders	As of June 30, 2024		Maturity date	Collateral
	VND million	USD (Convenience translation)
Foreign syndicated loan No.1	13,751,172	566,824,897	From September 2024 to September 2030	(i)
In which: current portion	2,543,672	104,850,453
Foreign syndicated loan No.2	3,954,400	163,000,824	November 2024	(i)
In which: current portion	3,954,400	163,000,824
Foreign syndicated loan No.4	2,155,858	88,864,716	From December 2024 to December 2026	(i)
In which: current portion	384,133	15,834,007
Foreign syndicated loan No.5	3,284,748	135,397,692	From November 2024 to November 2029	(i)
In which: current portion	271,384	11,186,480
Foreign syndicated loan No.6	6,263,288	258,173,454	From November 2025 to November 2026	(i)
Other loans from bank	12,507	515,540	From July 2024 to October 2026	Unsecured
In which: current portion	5,256	216,653
Other loans from banks	38,118	1,571,228	From August 2024 to July 2025	Vehicles under the loan contracts
In which: current portion	37,534	1,547,156
TOTAL	29,460,091	1,214,348,351
In which:
Non-current portion	22,263,712	917,712,778
Current portion	7,196,379	296,635,573

(i)
As of June 30, 2024 and December 31, 2023, these long-term loans were secured by:

•
The Debt Service Reserve Account of the Company at the offshore account management bank and the balance of revenue account of the ultimate parent company at a commercial bank;

•
Certain shares of an affiliate of the Group held by the ultimate parent company;

•
Payment guarantee from the ultimate parent company and a commercial bank. The payment guarantee from the commercial bank is secured by certain properties held by affiliates;.

As of June 30, 2024, the Group’s collateral cover ratio was less than the required ratio specified in certain borrowing agreements with outstanding balance. The Group subsequently restored the collateral cover ratio, in July 2024, by adding additional assets into the collateral pursuant to the contractual agreements. By the date of the consolidated financial statements, the Group is in progress of completing administrative procedures for certain borrowings with the relevant regulatory body to register the additional collaterals.

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
8.   INTEREST-BEARING LOANS AND BORROWINGS (continued)
Details of interest rate during the six months ended June 30, 2024 of borrowings as follows:
Loans and borrowings	Currency	Interest rate per annum applicable for the six months ended June 30, 2024
Secured loans without swap contract	USD	Floating interest rate, from 6.42% to 9.09% per annum
Secured loans with floating interest rate swapped for fixed interest rate (also fixed transaction rate) under swap contracts (Note 13)	USD	Fixed interest rate under swap contract from 4.1% to 6.37% per annum
Unsecured loans	EUR	Floating interest rate, from 6.62% to 6.74% per annum
Secured loans	EUR	Floating interest rate, from 6.62% to 6.74% per annum
8.3   Domestic bonds
The balance as at 30 June 2024 includes bonds arranged by Techcom Securities Joint Stock Company:
Bonds	Currency	30 June 2024	Maturity date	Interest Rate	Collateral
		(VND million)
Bond No.1	VND	11,472,050	From November 2024 to December 2024	Floating interest rate, annual interest rate from 9.675% to 10.25% per annum	(i)
In which: current portion	VND	11,472,050
Bond No.2	VND	1,990,745	May 2025	Floating interest rate, annual interest rate from 9.775% to 10.175% per annum	(ii)
In which: current portion	VND	1,990,745
Bond No.3	VND	4,971,942	From January 2025 to March 2025	Fixed interest rate from 14.4% to 14.5% per annum	(iii)
In which: current portion	VND	4,971,942
Bond No.4	VND	616,004	September 2025	Floating interest rate, annual interest rate from 10.875% to 11.225% per annum	(iv)
In which: current portion	VND	—
TOTAL		19,050,741
In which:
Non-current portion		616,004
Current portion		18,434,737

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
8.   INTEREST-BEARING LOANS AND BORROWINGS (continued)

(i)
This bond issue is secured by shares of a company within the Group held by Vingroup JSC and real estate held by a company within the same Group; payment guaranteed by Vingroup JSC.

(ii)
This bond issue is secured by shares of a company within the same Group held by Vingroup JSC; payment guaranteed by Vingroup JSC.

(iii)
This bond issue is secured by shares of a company within the same Group held by Vingroup JSC and shares of Vingroup Corporation held by Vietnam Investment Group Joint Stock Company (“VIG”); payment guaranteed by Vingroup JSC.

(iv)
This bond issue is secured by shares of Vingroup JSC held by Vietnam Investment Group Joint Stock Company (“VIG”); payment guaranteed by Vingroup JSC.

9.   DEPOSITS AND DOWN PAYMENT FROM CUSTOMERS
Balance as of June 30, 2024 represents deposits and down payment received in advance from customers for sales of automobiles, e-scooters and service parts, which included VND1,143.1 billion (USD47.1 million) of refundable deposit liabilities and VND899.5 billion (USD37.1 million) of non-refundable down-payment of contract liabilities. Revenue recognized in the six months ended June 30, 2024 from the contract liabilities at beginning of the year amounted to approximately VND546.5 billion (USD22.5 million).
10.   LOSS PER SHARE
Basic loss per share and diluted loss per share have been calculated in accordance with ASC 260 on computation of earnings per share for the six months ended June 30, 2024 and 2023. Details are as below:
	For the six months ended June 30,
	2023	2024	2024
	VND million	VND million	USD
Net loss attributable to controlling interests	(27,722,160)	(33,462,508)	(1,379,328,442)
Net loss attributable to controlling interests adjusted for the effect of dilution	(27,722,160)	(33,462,508)	(1,379,328,442)
Unit: Shares
	For the six months ended June 30,
	2023	2024
Weighted average number of ordinary shares for basic earnings per share	2,299,999,998	2,338,072,572
Weighted average number of ordinary shares adjusted for the effect of dilution	2,299,999,998	2,338,072,572
	For the six months ended June 30,
	2023	2024	2024
	VND	VND	USD
Basic loss per share	(12,052)	(14,312)	(0.59)
Diluted loss per share	(12,052)	(14,312)	(0.59)
In January 2022, the Company effected a 100-for-one split of ordinary shares. On August 1, 2023, the shareholders of the Company approved the consolidation of 2,412,852,458 existing ordinary shares in the

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
10.   LOSS PER SHARE (continued)
capital of the Company (“Existing Shares”) held by shareholders of the Company into 2,299,999,998 ordinary shares in the capital of the Company (the “Consolidated Shares”) without any change in the paid-up share capital amount. All shares and per share amounts presented in the consolidated financial statements have been revised on a retroactive basis to give effect to the share split and the share consolidation.
11.   RELATED PARTY TRANSACTIONS
The principal related parties with which the Group had significant transactions during the six months ended June 30, 2024 and 2023 presented are as follows:
Related parties	Relationship with the Company
Pham Nhat Vuong	CEO and Managing Director
Vingroup JSC	Ultimate Parent
Vietnam Investment Group Joint Stock Company (“VIG”)	Shareholder
Vinbus Ecology Transport Services Limited Liability Company (“Vinbus Ecology Transport Services LLC”)	Entity under common control
Vincom Retail JSC (“Vincom Retail JSC”)	Associate of the ultimate parent company (entity under common control until March 30, 2024)
Vincom Retail Operation Company Limited (“Vincom Retail Operation LLC”)	Associate of the ultimate parent company (entity under common control until March 30, 2024)
Suoi Hoa Urban Joint Stock Company (“Suoi Hoa Urban JSC”)	Associate of the ultimate parent company (entity under common control until March 30, 2024)
Vincom Retail Landmark Company Limited (“Vincom Retail Landmark Co., Ltd.)	Associate of the ultimate parent company (entity under common control until March 30, 2024)
Vinhomes Industrial Zone Investment JSC (“VHIZ JSC”)	Entity under common control
Vinhomes JSC	Entity under common control
Vinsmart Research and Manufacture JSC (“Vinsmart JSC”)	Entity under common control
Green and Smart Mobility Joint Stock Company (“GSM JSC”)	Entity under common control
Ecology Development and Investment Joint Stock Company (“Ecology JSC”)	Entity under common control
Vinpearl Joint Stock Company (“Vinpearl JSC”)	Entity under common control
Vin3S Joint Stock Company (“Vin3S JSC”)	Entity under common control

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
11.   RELATED PARTY TRANSACTIONS (continued)
Significant transactions with related parties during the six months ended June 30, 2024 and 2023 were as follows:
		For the six months ended June 30,
Related party	Transactions	2023	2024
		VND million	VND million	USD
Vingroup JSC	Borrowings	40,409,133	28,324,319	1,167,531,698
	Interest payable	1,196,994	3,555,818	146,571,228
Pham Nhat Vuong	Sponsorship contribution – accounted for as deemed contribution	—	3,277,310	135,091,096
VIG	Cash received for disposal of ICE assets (including VAT)	—	1,642,444	67,701,731
	Sponsorship contribution – accounted for as deemed contribution	—	74,904	3,087,552
Vinhomes JSC	Vouchers redemption	637,908	17,825	734,749
	Sale of vehicles and others	66,588	1,629,814	67,181,121
Vinsmart JSC	Purchase of machinery and equipment, tools, materials and goods	23,597	208,924	8,611,871
	Sponsorship contribution – accounted for as deemed contribution	—	12,000,000	494,641,385
Suoi Hoa Urban JSC	Borrowings	230,000	230,000	9,480,627
VHIZ JSC	Interest payable	756,183	896,411	36,950,165
Vincom Retail JSC	Borrowings	2,075,000	—	—
GSM JSC	Sales of vehicles	5,615,606	6,079,714	250,606,513
	Interest income due to late payment	—	91,898	3,788,046
Vincom Retail Operation JSC	Borrowing	2,740,000	2,130,000	87,798,846
	Interest payable	49,834	91,851	3,786,109
	Rental showrooms and charging stations fee	63,672	111,239	4,585,284
Vinpearl JSC	Hotel service & airplane tickets expenses	77,965	76,803	3,165,829
	Loan receivables	—	300,000	12,366,035
Vincom Retail Landmark 81 Co., Ltd.	Borrowings	—	140,000	5,770,816
Vinbus Ecology	Sale of electric buses	94,688	—	—
Transport Services LLC	Loan receivables	—	9,900,000	408,079,143
	Interest receivables	—	144,256	5,946,249

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
11.   RELATED PARTY TRANSACTIONS (continued)
Amounts due to and from related parties as of June 30, 2024 and December 31, 2023:
	As of December 31, 2023	As of June 30, 2024
	VND million	VND million	USD
Amounts due from related parties
Short-term loans, advance to and receivables from related parties	2,374,382	5,721,225	235,829,555
Short-term loans (Note 11a)	—	4,320,000	178,070,899
Short-term advance to and receivables (Note 11c)	2,374,382	1,401,225	57,758,656
Long-term loans to and receivables	51,073	34,434	1,419,373
Long-term receivables (Note 11c)	51,073	34,434	1,419,373
Total	2,425,455	5,755,659	237,248,928
Amounts due to related parties
Short-term payables to and borrowings from related parties	49,341,144	59,402,573	2,448,580,915
Short-term payables (Note 11c)	6,216,882	7,911,559	326,115,375
Short-term borrowing (Note 11b)	43,124,262	51,491,014	2,122,465,540
Long-term payables to related parties	19,682,747	33,212,671	1,369,030,132
Long-term payables (Note 11c)	17,297,050	17,648,975	727,492,786
Long-term borrowing (Note 11b)	2,385,697	15,563,696	641,537,345
Total	69,023,891	92,615,244	3,817,611,046
a)   Detail of loans to related parties:
	As of December 31, 2023	As of June 30, 2024
	VND million	VND million	USD
Short-term loans to related parties
Vinbus Ecology Transport Services LLC	—	4,320,000	178,070,899
Total	—	4,320,000	178,070,899
Details of the short-term loans to related parties of the Group as of June 30, 2024 were as follows:
Counterparty	As of June 30, 2024		Maturity	Collateral	Interest rate applicable for the six months ended June 30, 2024
	VND million	USD (Convenience translation)
Vinbus Ecology Transport Services LLC	4,320,000	178,070,899	April 2025	Unsecured	12%
TOTAL	4,320,000	178,070,899

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
11.   RELATED PARTY TRANSACTIONS (continued)
b)   Detail of borrowings from related parties:
	As of December 31, 2023	As of June 30, 2024
	VND million	VND million	USD
Short-term borrowing from related parties
Vingroup JSC	43,107,758	49,557,842	2,042,779,967
Vincom Retail Operation JSC	—	1,530,000	63,066,777
Suoi Hoa Urban JSC	—	230,000	9,480,627
Vincom Retail Landmark Co., Ltd.	—	140,000	5,770,816
Vinpearl Australia Pty Ltd.	16,504	33,172	1,367,354
Total	43,124,262	51,491,014	2,122,465,540
Long-term borrowing from related parties
Vingroup JSC	2,385,697	15,563,696	641,537,345
Total	2,385,697	15,563,696	641,537,345
Details of the short-term and long-term borrowings from related parties of the Group as of June 30, 2024 were as follows:
Counterparty	As of June 30, 2024		Maturity	Collateral	Interest rate applicable for the six months ended June 30, 2024
	VND million	USD (Convenience translation)
Short-term
Vingroup JSC	49,557,842	2,042,779,967	From July 2024 to June 2025	Unsecured	4.5% – 12%
Vincom Retail Operation JSC	1,530,000	63,066,777	September 2024	Unsecured	12%
Suoi Hoa Urban JSC	230,000	9,480,627	September 2024	Unsecured	12%
Vincom Retail Landmark 81 Co., Ltd.	140,000	5,770,816	September 2024	Unsecured	12%
Vinpearl Australia Pty Ltd.	33,172	1,367,354	August 2024	Unsecured	7%
TOTAL	51,491,014	2,122,465,540
Long-term
Vingroup JSC	15,563,696	641,537,345	August 2025 to March 2027	Unsecured	12% – 15%
TOTAL	15,563,696	641,537,345

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
11.   RELATED PARTY TRANSACTIONS (continued)
c)   Detail of other balance due from and due to related parties:
	As of December 31, 2023	As of June 30, 2024
	VND million	VND million	USD
Amount due from related parties
VinFast Lithium Battery Pack LLC	7,493	49,557	2,042,745
VHIZ JSC	36,760	64,561	2,661,212
Vinhomes JSC	87,735	72,496	2,988,293
Ecology JSC	275,215	—	—
Vinbus Ecology Transport Services LLC	75,010	146,077	6,021,311
GSM JSC	1,819,845	1,002,473	41,322,053
Others	123,397	100,495	4,142,415
Total	2,425,455	1,435,659	59,178,029
	As of December 31, 2023	As of June 30, 2024
	VND million	VND million	USD
Amount due to related parties
Vingroup JSC	2,520,383	5,022,192	207,015,334
VHIZ JSC(*)	18,114,043	18,712,879	771,347,032
Vinhomes JSC	2,386,552	1,029,592	42,439,901
Vinsmart JSC	115,232	324,940	13,394,064
Vincom Retail Operation JSC	52,908	101,658	4,190,354
GSM JSC	16,134	97,937	4,036,974
Others	308,680	271,336	11,184,501
Total	23,513,932	25,560,534	1,053,608,162

(*)
This is payable relating to the leaseback transaction with VHIZ JSC. Payment is made every quarter until February 2067.

12.   SEGMENT REPORTING
The Company has three reportable segments, namely Automobiles, E-scooter, Spare parts & Aftermarket services. The Automobiles segment includes the design, development, manufacturing and sales of cars and electric buses. The E-scooter segment includes the design, development, manufacturing and sales of e-scooters. The sales of spare parts and rendering of aftermarket services for automobiles and e-scooters are included in the Spare parts & Aftermarket services segment.
A combination of multiple business activities that does not meet the quantitative thresholds to qualify as reportable segments are grouped together as “All other”. The “All other” category mainly includes leasing activities.

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
12.   SEGMENT REPORTING (continued)
Information about segments presented was as follows:
For the six months ended June 30, 2024:
Currency: VND million
	Automobiles	E-scooter	Spare parts and aftermarket services	All other	Unallocated(*)	Total
Revenues	13,580,412	800,476	765,182	50,032	—	15,196,102
Cost of sales	(22,880,887)	(1,085,758)	(467,321)	(27,494)	—	(24,461,460)
Gross profit/(loss)	(9,300,475)	(285,282)	297,861	22,538	—	(9,265,358)
Operating expenses	(10,615,070)	(254,106)	—	—	(3,291,142)	(14,160,318)
Operating profit/(loss)	(19,915,545)	(539,388)	297,861	22,538	(3,291,142)	(23,425,676)
For the six months ended June 30, 2023:
	Automobiles	E-scooter	Spare parts and aftermarket services	All other	Unallocated(*)	Total
Revenues	8,822,891	581,957	451,479	56,799	—	9,913,126
Cost of sales	(15,472,072)	(888,601)	(274,409)	(32,472)	—	(16,667,554)
Gross profit/(loss)	(6,649,181)	(306,644)	177,070	24,327	—	(6,754,428)
Operating expenses	(11,877,491)	(150,496)	—	—	(2,014,006)	(14,041,993)
Operating profit/(loss)	(18,526,672)	(457,140)	177,070	24,327	(2,014,006)	(20,796,421)
For the six months ended June 30, 2024:
Currency: USD
	Automobiles	E-scooter	Spare parts and aftermarket services	All other	Unallocated(*)	Total
Revenues	559,786,150	32,995,713	31,540,890	2,062,325	—	626,385,078
Cost of sales	(943,152,803)	(44,755,070)	(19,263,026)	(1,133,306)	—	(1,008,304,204)
Gross profit/(loss)	(383,366,653)	(11,759,357)	12,277,865	929,019	—	(381,919,126)
Operating expenses	(437,554,411)	(10,474,279)	—	—	(135,661,253)	(583,689,942)
Operating profit/(loss)	(820,921,063)	(22,233,636)	12,277,865	929,019	(135,661,253)	(965,609,068)

(*)
Unallocated expenses are mainly related to general and corporate administrative costs such as wages and salaries for employees responsible for general corporate functions, including accounting, finance, tax, legal and human relations; technology-related fees; depreciation and amortization of fixed assets used for administration purpose; professional fees and other miscellaneous items that are not allocated to segments. These expenses are excluded from segment results as they are not reviewed by the chief operating decision maker as part of segment performance.

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
12.   SEGMENT REPORTING (continued)
The following table presents revenues by geographic area based on the sales location of the products:
	For the six months ended June 30,
	2023	2024	2024
	VND million	VND million	USD
Vietnam	9,903,601	13,124,100	540,976,917
United States	9,525	1,094,006	45,095,054
Canada	—	953,370	39,298,021
Europe	—	24,626	1,015,087
Total	9,913,126	15,196,102	626,385,078
The following table presents revenues earned from external customers for each group of similar products and services:
	For the six months ended June 30,
	2023	2024	2024
	VND million	VND million	USD
Sales of ICE vehicles and merchandise	61,532	64,176	2,645,342
Sales of e-cars	8,288,758	12,941,127	533,434,749
Sales of e-buses	297,528	—	—
Sales of e-scooters	403,913	507,600	20,923,331
Sale of spare parts and components	372,338	641,937	26,460,717
Rendering of aftermarket services	79,141	123,244	5,080,132
Revenue from leasing activities and other	409,916	918,018	37,840,808
Total revenue	9,913,126	15,196,102	626,385,078

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
13.   FAIR VALUE HIERARCHY
A.
Fair value of financial instruments that are carried at fair value

The fair value of financial assets and liabilities by classes that are carried at fair value are as follows:
	As of December 31, 2023
	Quoted prices in active markets for identical instruments	Significant other observable inputs	Significant unobservable inputs	Total
	(Level 1)	(Level 2)	(Level 3)
	VND million	VND million	VND million	VND million
Financial assets:
Financial assets at fair value through profit or loss
– Derivative assets – cross-currency interest rate swaps contracts (i)	—	—	614,134	614,134
– Other investments	—	—	918,040	918,040
In which:
Non-current portion	—	—	984,164	984,164
Current portion	—	—	548,010	548,010
As of December 31, 2023	—	—	1,532,174	1,532,174
Financial liabilities:
Financial liabilities at fair value through profit or loss
– Financial liabilities in respect of DPS2 (Note 14)	—	—	18,258,063	18,258,063
– Convertible debenture (Note 15)	—	—	1,190,475	1,190,475
– Warrant liability (Note 14)	137,057	—	—	137,057
In which:
Non-current portion	137,057	—	—	137,057
Current portion	—	—	19,448,538	19,448,538
As of December 31, 2023	137,057	—	19,448,538	19,585,595

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
13.   FAIR VALUE HIERARCHY (continued)
	As of June 30, 2024
	Quoted prices in active markets for identical instruments	Significant other observable inputs	Significant unobservable inputs	Total	Total
	(Level 1)	(Level 2)	(Level 3)
	VND million	VND million	VND million	VND million	USD
Financial assets:
Financial assets at fair value through profit or loss
– Derivative assets – cross-currency interest rate swaps contract(i)	—	—	872,857	872,857	35,979,266
– Other investments	—	—	918,040	918,040	37,841,715
In which:
Non-current portion	—	—	918,040	918,040	37,841,715
Current portion	—	—	872,857	872,857	35,979,266
As of June 30, 2024	—	—	1,790,897	1,790,897	73,820,981
Financial liabilities:
Financial liability at fair value through profit or loss
– Financial liabilities in respect of DPS2 (Note 14)	—	—	20,383,289	20,383,289	840,201,525
– Convertible debenture (Note 15)	—	—	1,299,472	1,299,472	53,564,386
– Warrant liability (Note 14)	42,298	—	—	42,298	1,743,528
In which:
Non-current portion	42,298	—	—	42,298	1,743,528
Current portion	—	—	21,682,761	21,682,761	893,765,911
As of June 30, 2024	42,298	—	21,682,761	21,725,059	895,509,439
Reconciliations of significant liabilities categorized within Level 3 under the fair value hierarchy are as follow:
	As of January 1, 2023	Net change in unrealized fair value recognized in consolidated statements of operations	As of June 30, 2023
	VND million	VND million	VND million
Financial assets:
Financial assets at fair value through profit or loss
– Derivative asset – cross-currency interest rate swaps contract(i)	1,229,050	(479,011)	750,039
– Other investments	—	—	—

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
13.   FAIR VALUE HIERARCHY (continued)
	As of January 1, 2023	Net change in unrealized fair value recognized in consolidated statements of operations	As of June 30, 2023
	VND million	VND million	VND million
In which:
Non-current portion	696,332	(386,718)	309,614
Current portion	532,718	(92,293)	440,425
Financial liabilities:
Financial liability at fair value through profit or loss
– Financial liabilities in respect of DPS2 (Note 14)	15,180,723	902,860	16,083,583
In which:
Non-current portion	15,180,723	902,860	16,083,583
Current portion	—	—	—
Reconciliations of significant liabilities categorized within Level 3 under the fair value hierarchy are as follow (continued):
	As of January 1, 2024	Net change in unrealized fair value recognized in consolidated statements of operations	As of June 30, 2024	As of June 30, 2024
	VND million	VND million	VND million	USD
Financial assets:
Financial assets at fair value through profit or loss
– Derivative asset – cross-currency interest rate swaps contract(i)	614,134	258,723	872,857	35,979,266
– Other investments	918,040	—	918,040	37,841,715
In which:
Non-current portion	984,164	(66,124)	918,040	37,841,715
Current portion	548,010	324,847	872,857	35,979,266
Financial liabilities:
Financial liability at fair value through profit or loss
– Financial liabilities in respect of DPS2 (Note 14)	18,258,063	2,125,226	20,383,289	840,201,525
– Convertible debenture (Note 15)	1,190,475	108,997	1,299,472	53,564,386
– Warrant liability (Note 14)	137,057	(94,759)	42,298	1,743,528
In which:
Non-current portion	137,057	(94,759)	42,298	1,743,528
Current portion	19,448,538	2,234,223	21,682,761	893,765,911

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
13.   FAIR VALUE HIERARCHY (continued)

(i)
The Group entered into non-transferable cross-currency interest rate swap (“CCIRS”) contracts with financial institutions for syndicated loans No.1 and No.2. Under the terms of the CCIRS contracts, the maximum Group will receive floating interests based on outstanding USD notional amount every interest payment date, and in turn will pay fixed interest for such loans based on the outstanding VND notional amount. In addition, at each principal repayment date, the Group will pay a fixed amount in VND based on the USD-VND exchange rate for such loans at inception of the CCIRS for receiving notional amount in USD with the financial institutions. The outstanding notional amounts of the Group’s derivative instruments were equal the carrying value of syndicated loans No.1 and No.2 as disclosed in Note 8.

As of June 30, 2024, the total net amount of fair value of the CCIRS derivative assets were VND872.9 billion (USD36.0 million) (as of December 31, 2023: VND614.1 billion). The Group opted not to designate the CCIRS under hedge accounting therefore, the whole fair value change was charged to the consolidated statement of operations. Net change in fair value of CCIRS derivative instruments for the six months ended June 30, 2024 was recorded as net loss on financial instruments at fair value through profit or loss in the consolidated statement of operations.
In the second quarter of 2023, certain CCIRS contracts were modified to replace the LIBOR rate with the Term Secured Overnight Financing Rate (“Term SOFR”). The Company elected to apply the optional expedient (with the required criteria met) to the modification of CCIRS contracts and accordingly, did not remeasure at the modification date.
B.   Valuation processes
Valuation methods and assumptions
The following methods and assumptions were used for the estimation of recurring fair value measurements categorized within Level 3 of the fair value hierarchy:
•
The significant unobservable inputs used in the fair value measurements categorized within Level 3 of the fair value hierarchy as of June 30, 2024 and as of December 31, 2023 are shown below:

Item	Valuation technique	Valuation date	Significant unobservable inputs	Rate (%/annum)
CCIRS contract of the loan No.1	Discounted Cash Flow (“DCF”)	December 31, 2023	Interpolated SOFR for subsequent years	4.70 – 5.54
		June 30, 2024	Interpolated SOFR for subsequent years	5.30 – 5.52
CCIRS contract of the loan No.2	DCF	December 31, 2023	Interpolated SOFR for subsequent years	4.98 – 5.57
		June 30, 2024	Interpolated SOFR for subsequent years	5.46 – 5.54

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
13.   FAIR VALUE HIERARCHY (continued)
Item	Valuation technique	Valuation date	Significant unobservable inputs	Rate (%/annum)
Financial liabilities in respect of DPS2	Binomial option pricing model – Lattice model and DCF	December 31, 2023	Credit spread of the Company (i)	12.46
			Probability of expected events & expected exercise date
			Dividend yield ($) (i)	0
			Volatility (i)	66.6%
		June 30, 2024	Credit spread of the Company (i)	13.6
			Probability of expected events & expected exercise date
			Dividend yield ($) (i)	0
			Volatility (i)	63.7%
Other investments	Option Pricing Model	December 31, 2023	Volatility
		June 30, 2024	Volatility (ii)

(i)
The risk-free rates are estimated based on the curve of USD SOFR rates, swap rates, future rates as at the valuation date. The Group has never declared or paid any cash dividends on its capital stock, and the Group does not anticipate any dividend payments in the foreseeable future. The expected volatility at valuation date is estimated based on historical volatilities of comparable companies mirroring the remaining time to respective conversion or maturity date of the EB.

(ii)
As of 30 June 2024, the Group has 3.75% voting shares in Storedot Ltd., equivalent to 2,219,970 series D preference shares of this company which was invested in December 2021.

Lattice model is applied to back-solve the implied credit spread of the Company at First closing date. An increase/decrease in the credit spread of the Company would result in a decrease/increase in fair value of the financial liabilities in respect of DPS2.
14.   WARRANT INSTRUMENTS AND DIVIDEND PREFERENCE SHARES
(i)
As a result from the Business Combination Agreement with Black Spade, there were 3,321,002 warrants outstanding and exercisable as of June 30, 2024, with the fair value of USD0.5 per warrant and the exercise price of USD11.5 per warrant. The fair value of warrant liability would be revaluated at the exercised date or at the end of each reporting period, based on the trading price of warrants on the market, with the change in fair value being recorded as a gain/loss in the consolidated statements of operations. The fair value of the warrant liability would continue to be classified as a liability until the warrants are exercised or expired or an amendment of the warrant agreement renders these warrants to be no longer classified as a liability.

(ii)
On April 29, 2022 and June 4, 2022, the Company and Vingroup JSC entered into Subscription Agreements with certain investors pursuant to which, Vingroup JSC issued to such investors, and such investors subscribed for, USD525 million aggregate principal amount of fixed rate exchangeable bonds due 2027 (‘First Closing Bonds’) and USD100 million aggregate principal amount of fixed rate

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
14.   WARRANT INSTRUMENTS AND DIVIDEND PREFERENCE SHARES (continued)
exchangeable bonds due 2027 (‘Second Closing Bonds’), respectively. Both First Closing Bonds and Second Closing Bonds are referred to as the “EB”. Investors of the EB has the right to require Vingroup JSC to redeem the EB upon the occurrence of certain events, including, amongst others, a change of control of the Company, certain qualifying liquidity events occurring or failing to occur on or prior to September 25, 2023, in respect of the Company. The amount payable upon redemption depends on the relevant redemption event, timing and other applicable conditions; in certain instances, the amount payable is the amount which would provide the investors an agreed minimum internal rate of return.
Concurrent with the entry into the EB, the Company entered into a Deed Poll, pursuant to which investors of the EB have the rights to exchange their EB upon the completion of an initial public offering of the Company, for a specified number of ordinary shares in the Company at the exchange rate determined at the time of exchange. Under the terms of the EB, Vingroup JSC shall use the proceeds from the issuance of the EB (net of fees and expenses incurred in connection with such issuance) to contribute capital into VinFast Vietnam via the issuance of Dividend Preferred Shares (“DPS2”).
In May and June 2022, VinFast Vietnam issued DPS2 amounting to VND11,745.72 billion and VND2,249.64 billion to Vingroup JSC, respectively. The DPS2 are non-voting, non-redeemable and entitled to dividend at specified rates. The DPS2 shall be converted automatically into ordinary shares of VinFast Vietnam at the earlier of the transfer of such DPS2 from Vingroup JSC to the Company and the date falling five years and three months after the issuance date of DPS2 at the conversion rate 1:1 and the conversion rate can be adjusted based on the occurrence of the Adjusting Event which is defined in accordance with relevant documents and dependent on whether the appropriate internal approvals of VinFast Vietnam is in place or not. In July 2022, the Company entered into a put option agreement with Vingroup JSC, pursuant to which Vingroup JSC will have the right to require the Company to purchase DPS2 on the earlier of Vingroup JSC’s receipt of a notice to redeem the EB or the maturity date of the EB. The above series of financial instruments and contracts, together with all rights, obligations and features, were treated as a bundle, collectively, the ‘Financial liabilities in respect of DPS2’ and is measured at fair value through profit or loss in the unaudited interim condensed consolidated statements of the Company.
In April 2024, Vingroup JSC proposed partial redemptions of the EB and certain amendments to EB Investors. The USD312.5 million of EB has been redeemed, and the terms of the remaining USD312.5 million EB (“Revised EB”) were revised in accordance with the Deed of Amendment and Supplement and Supplemental Deed Poll both dated in April 2024. In 16 July 2024, Vingroup JSC and VinFast signed a Notice Letter relating to the put option agreement (as amended and supplemented) to clarify the amount of the Put Option Considerations shall include the amount required for Vingroup JSC to fulfill its redemption obligations resulting from the relevant redemptions (including any taxes, fees and costs incurred or to be incurred by Vingroup JSC in connection with such redemption obligations). The costs to be incurred by Vingroup JSC, and therefore comprising the Put Option Consideration, is understood to also include an interest amount at the rate of 9% accruing over any actual payment amount that has been paid by Vingroup JSC. The fair value of the financial liabilities in respect of DPS2 will be evaluated by the amount of Put Option Considerations and the fair value of remaining Revised EB.
As of June 30, 2024, the fair value of the financial liabilities in respect of DPS2 was VND20,383.3 billion (USD840.2 million). Change in fair value of the financial liabilities in respect of DPS2 was recorded as a loss on financial instruments at fair value through profit or loss in the unaudited interim condensed consolidated statement of operations.
15.   CONVERTIBLE DEBENTURE
On December 29, 2023, the Company entered into the Yorkville Securities Purchase Agreement pursuant to which the Company issued and sold to Yorkville the Convertible Debenture in the principal

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
15.   CONVERTIBLE DEBENTURE (continued)
amount of USD50 million, which is convertible into the Company’s ordinary shares on the terms set forth therein, for a purchase price of USD48.75 million. Principal, interest and any other payments due under the Convertible Debenture will be paid in cash on July 1, 2024 (the “Maturity Date”), unless converted by Yorkville or redeemed by the Company. The Convertible Debenture bears interest at an annual rate of 4%, payable in cash at maturity. The Convertible Debenture provides that at any time on or after the Convertible Debenture is issued and remains outstanding, Yorkville is entitled to convert any portion of the outstanding and unpaid principal amount of the Convertible Debenture, together with any accrued but unpaid interest, into ordinary shares at a Conversion Price of USD10 per share (up to 5,100,000 ordinary shares issuable upon the conversion of the convertible debenture). The Conversion Price will be adjusted from time to time pursuant to the terms and conditions of the Convertible Debenture. If a portion of converted ordinary shares is reduced following requirement by SEC in registrable securities included in a registration statement, the corresponding Conversion Amount will be payable in cash.
The Company, at its option and in its sole discretion, has the right, but not the obligation, to redeem (each, an “Optional Redemption”) early a portion or all amounts outstanding under the Convertible Debenture, provided that the Company provide Yorkville with at least ten scheduled trading days’ prior written notice (each, a “Redemption Notice”) of our desire to exercise an Optional Redemption. Each Redemption Notice will be irrevocable and will specify the date for the Optional Redemption (each, a “Redemption Date”), the outstanding principal of the Convertible Debenture to be redeemed and the Redemption Amount (as defined below) applicable to such principal. With respect to any Redemption Notice, the “Redemption Amount” will be an amount equal to the outstanding principal actually being redeemed by the Company (after giving effect to any conversions with a Conversion Date prior to the relevant Redemption Date) on the relevant Redemption Date, plus the applicable Redemption Premium, plus all accrued and unpaid interest on the principal amount being redeemed by the Company to, but excluding, the relevant Redemption Date. “Redemption Premium” means 5% of the principal amount being redeemed pursuant to an Optional Redemption.
Yorkville may declare the full unpaid principal amount of the Convertible Debenture, together with interest and other amounts owing in respect thereof, immediately due and payable in cash upon the occurrence of certain specified events of default and mandatory prepayment event.
On 28 June 2024, the Company and Yorkville entered into the First Amendment to the Securities Purchase Agreement with effect from 1 July 2024. Following the First Amendment, the Company repaid USD25 million of the original Convertible Debenture’s principal and USD1 million in accrued interest to Yorkville and issued to Yorkville a new Convertible Debenture with a principal amount of USD25 million, which will be paid on December 1, 2024.
16.   LEASES
Group as a lessor
Sales-type leases
For the six months ended June 30, 2024, we recognized VND226.0 billion (USD9.3 million) of sales-type leasing revenue and VND211.2 billion (USD8.7 million) of sales-type leasing cost of revenue (for the six months ended June 30, 2023: VND179.2 billion as revenue and VND212.8 million as cost of revenue).

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
16.   LEASES (continued)
Lease receivables relating to sales-type leases are presented on the consolidated balance sheet as follows:
	As of December 31, 2023	As of June 30, 2024
	VND million	VND million	USD
Gross lease receivables	904,418	1,173,706	48,380,297
Received cash	(53,765)	(74,141)	(3,056,101)
Unearned interest income	(142,436)	(229,260)	(9,450,124)
Net investment in sales-type leases	708,217	870,305	35,874,073
Reported as:
Current net investment in sales-type lease	87,552	79,801	3,289,406
Non-current net investment in sales-type lease	620,665	790,504	32,584,666
Net investment in sales-type leases	708,217	870,305	35,874,073
Lease income in operating lease
	For the six months ended June 30,
	2023	2024	2024
	VND million	VND million	USD
Lease income relating to lease payments	103,437	168,261	6,935,738
Lease income relating to variable lease payments not included in the measurement of the lease receivable	27,301	22,923	944,889
17.   COMMITMENTS AND CONTINGENCIES
Commitments related to the development of the projects and products
The Group has signed contracts relating to the purchase and installation of machinery and equipment, information technology systems and deployment of site clearance, direct cost to acquire land, construction of factories, showrooms, charging stations and development of products. The estimated commitment amount of these contracts as at June 30, 2024 was VND20,031.9 billion (USD789.8 million) (December 31, 2023: VND13,327.9 billion).
Commitments related to the minimum purchase commitment
The Group signed the contracts with certain suppliers to agree the minimum purchase volume in which the Group committed and promised that the annual purchase volume from these suppliers is not lower than the quantity agreed upon by the two parties in the signed contract and/or other accompanying documents.
In case of shortfall purchase, the suppliers will reserve the right to revise the quotation and component pricing or are entitled to compensation from the Group. If the specified minimum quantities are not reached, the Group is relieved from the obligation when the necessary waivers are obtained.

VinFast Auto Ltd.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (continued)
17.   COMMITMENTS AND CONTINGENCIES (continued)
Contingent liabilities related to strategic decision to adjust the timeline for the launch of the North Carolina manufacturing facility
In relation to the Group’s strategic decision to adjust the timeline for the launch of the North Carolina manufacturing facility, the Group is currently in the process of negotiating with suppliers to finalize the reimbursement cost. The ultimate resolution of the matter could result in an additional liability of up to VND394 billion (USD16.2 million).
Other commitments
Under the agreement signed between VinFast Vietnam and World Triathlon Corporation, VinFast Vietnam is the Event Title Partner of Ironman World Championship event series. The Group has committed to paying the annual fees with total remaining amount of VND185.6 billion (USD7.7 million) until the end of 2025.
The Group has engaged in a contract to buy engines from a supplier. As per the terms of this agreement, the Group anticipates incurring a loss of VND84 billion (USD3.5 million) when fulfilling the remaining obligations of the contract.
18.   SUBSEQUENT EVENTS
On July 12, 2024, the Group has made the strategic decision to adjust the timeline for the launch of its North Carolina manufacturing facility, which is now expected to begin production in 2028. This decision will allow the Group to optimize its capital allocation and manage its short-term spending more effectively, focusing more resources on supporting near-term growth targets and strengthening existing operations.
There are no other matters or circumstances that have arisen since the unaudited interim condensed consolidated balance sheet date that requires disclosure in consolidated financial statements of the Group.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of VinFast Auto Ltd.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of VinFast Auto Ltd. (formerly known as VinFast Auto Pte. Ltd.) (“VinFast Auto” or “the Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with United States of America generally accepted accounting principles.
Restatement of December 31, 2023 Consolidated Financial Statements
As discussed in Note 2.2 to the consolidated financial statements, the Company’s December 31, 2023 consolidated financial statements have been restated to correct misstatements.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young Vietnam Limited
We have served as the Company’s auditor since 2017.
Ho Chi Minh City, Vietnam
March 20, 2024, except for the effects on the consolidated financial statements of the correction of an error as described in Note 2.2, as to which the date is September 10, 2024.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
CONSOLIDATED BALANCE SHEETS
as at December 31, 2023 and 2022
		As of December 31,
	Notes	2022	2023	2023
		VND million	(Restated) VND million	(Restated) USD
ASSETS
CURRENT ASSETS
Cash and cash equivalents	4	4,271,442	4,002,272	167,697,645
Trade receivables	5	652,922	464,526	19,463,924
Advances to suppliers	6	8,968,752	4,644,575	194,610,534
Inventories, net	7	21,607,277	29,342,061	1,229,450,306
Short-term prepayments and other receivables	8	6,457,169	7,320,773	306,744,867
Short-term derivative assets	20	532,718	548,010	22,961,954
Current net investment in sales-type lease	17	5,448	87,552	3,668,482
Short-term investments		3,902	4,105	172,002
Short-term amounts due from related parties	22	1,978,097	2,605,366	109,166,429
Assets classified as held for sale	23	360,893	—	—
Total current assets		44,838,620	49,019,240	2,053,936,143
NON-CURRENT ASSETS
Trade receivables		—	110,312	4,622,142
Property, plant and equipment, net	9	57,188,667	67,678,974	2,835,790,413
Intangible assets, net	10	1,461,071	1,291,720	54,123,858
Goodwill	10	272,203	—	—
Operating lease right-of-use assets	17	4,558,983	7,074,785	296,437,819
Long-term derivative assets	20	696,332	66,124	2,770,636
Long-term advances to suppliers	6	29,082	—	—
Long-term prepayments		7,611	194,020	8,129,557
Non-current net investment in sales-type lease	17	82,062	620,665	26,006,243
Long-term amounts due from related parties	22	44,533	47,443	1,987,891
Other non-current assets		4,426,135	5,525,364	231,516,132
Total non-current assets		68,766,679	82,609,407	3,461,384,691
TOTAL ASSETS		113,605,299	131,628,647	5,515,320,833
EQUITY AND LIABILITIES
CURRENT LIABILITIES
Short-term and current portion of long-term interest-bearing loans and borrowings	11	14,579,553	39,894,782	1,671,615,771
Convertible debenture	12	—	1,190,475	49,881,631
Short-term financial liabilities	20	—	18,258,063	765,024,009
Trade payables		16,636,820	11,063,663	463,574,248
Deposits and down-payment from customers	13	1,572,537	1,187,903	49,773,862
Short-term deferred revenue	14	107,448	173,582	7,273,192
Short-term accruals	15	11,056,666	11,137,428	466,665,047
Other current liabilities	16	4,177,978	10,023,786	420,002,765
Current portion of operating lease liabilities	17	768,883	1,520,305	63,701,710
Amounts due to related parties	22	17,325,317	44,338,043	1,857,791,125
Total current liabilities		66,225,202	138,788,030	5,815,303,360
NON-CURRENT LIABILITIES
Long-term interest-bearing loans and borrowings	11	41,624,960	30,170,149	1,264,147,700
Long-term derivative and financial liabilities	20,21	15,180,723	137,057	5,742,772
Other non-current liabilities	16	606,429	2,194,253	91,940,543
Non-current operating lease liabilities	17	3,256,351	5,327,457	223,223,707
Long-term deferred revenue	14	499,395	1,779,362	74,556,356
Deferred tax liabilities	18	947,981	925,687	38,786,852
Long-term accruals		16,007	123,867	5,190,103
Amounts due to related parties	22	21,918,710	18,151,355	760,552,879
Total non-current liabilities		84,050,556	58,809,187	2,464,140,912
Commitments and contingencies	25
EQUITY
Ordinary shares no par value – VinFast Auto (2,299,999,998 and 2,337,788,498 shares issued and outstanding as of December 31, 2022 and 2023, respectively)		871,021	9,847,536	412,617,783
Accumulated losses		(127,188,455)	(184,546,025)	(7,732,591,343)
Additional paid-in capital		12,311,667	31,748,427	1,330,278,513
Other comprehensive loss		(104,065)	(385,873)	(16,168,315)
Deficit attributable to equity holders of the parent		(114,109,832)	(143,335,935)	(6,005,863,362)
Non-controlling interests		77,439,373	77,367,365	3,241,739,923
Total deficit		(36,670,459)	(65,968,570)	(2,764,123,439)
TOTAL DEFICIT AND LIABILITIES		113,605,299	131,628,647	5,515,320,833

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
CONSOLIDATED STATEMENT OF OPERATIONS
the years ended December 31, 2023, 2022 and 2021
		For the year ended December 31,
	Notes	2021	2022	2023	2023
		VND million	VND million	(Restated) VND million	(Restated) USD
Revenues
Sales of vehicles		13,898,621	12,391,500	25,418,184	1,065,037,459
Sales of merchandise		1,405,368	112,206	142,800	5,983,407
Sales of spare parts and components		538,216	2,072,628	882,146	36,962,457
Rendering of services		96,577	222,732	455,351	19,079,485
Rental income
Revenue from leasing activities		89,400	166,525	1,005,388	42,126,372
Revenues(*)		16,028,182	14,965,591	27,903,869	1,169,189,181
Cost of vehicles sold		(23,326,953)	(24,660,149)	(38,448,507)	(1,611,015,964)
Cost of merchandise sold		(1,398,339)	(151,353)	(155,959)	(6,534,778)
Cost of spare parts and components sold		(437,195)	(1,869,084)	(608,611)	(25,501,173)
Cost of rendering services		(65,376)	(389,635)	(1,049,726)	(43,984,162)
Cost of leasing activities		(56,095)	(162,275)	(971,154)	(40,691,947)
Cost of sales		(25,283,958)	(27,232,496)	(41,233,957)	(1,727,728,023)
Gross loss		(9,255,776)	(12,266,905)	(13,330,088)	(558,538,842)
Operating expenses:
Research and development costs		(9,255,376)	(19,939,898)	(14,516,962)	(608,269,589)
Selling and distribution costs		(2,203,839)	(5,213,739)	(5,661,145)	(237,205,439)
Administrative expenses		(2,424,560)	(4,010,012)	(5,269,780)	(220,807,006)
Compensation expenses	16	(4,340,322)	(109,431)	(1,111,317)	(46,564,862)
Net other operating income/(expenses)	19	412,472	(716,379)	(521,774)	(21,862,650)
Operating loss		(27,067,401)	(42,256,364)	(40,411,066)	(1,693,248,387)
Finance income	19	446,139	88,060	83,853	3,513,492
Finance costs	19	(4,598,235)	(7,959,840)	(12,133,400)	(508,396,883)
Net gain/(loss) on financial instruments at fair value through profit or loss		(1,710,029)	1,226,012	(4,879,833)	(204,467,988)
Investment gain		956,588	—	—	—
Share of losses from equity investees		(36,786)	—	—	—
Loss before income tax expense		(32,009,724)	(48,902,132)	(57,340,446)	(2,402,599,765)
Tax expense	18	(209,237)	(946,738)	(89,132)	(3,734,685)
Net loss for the year		(32,218,961)	(49,848,870)	(57,429,578)	(2,406,334,451)
Net loss attributable to non-controlling interests		(35,234)	(65,075)	(74,765)	(3,132,699)
Net loss attributable to controlling interest		(32,183,727)	(49,783,795)	(57,354,813)	(2,403,201,751)

(*)
Including sales to related parties in 2021, 2022 and 2023 of VND516,546 million, VND2,378,858 million and VND19,305,452 million (USD808.9 million), as restated, respectively.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
CONSOLIDATED STATEMENT OF OTHER COMPREHENSIVE LOSS
for the years ended December 31, 2023, 2022 and 2021
		For the year ended December 31,
	Notes	2021	2022	2023	2023
		VND million	VND million	(Restated) VND million	(Restated) USD
Net loss for the year		(32,218,961)	(49,848,870)	(57,429,578)	(2,406,334,451)
Other comprehensive loss
Other comprehensive loss that will be reclassified to profit or loss in subsequent periods (net of tax):
Exchange differences on translation of foreign operations		(102,084)	(40,571)	(281,808)	(11,807,928)
Net other comprehensive loss that will be reclassified to profit or loss in subsequent periods		(102,084)	(40,571)	(281,808)	(11,807,928)
Total comprehensive loss for the year, net of tax		(32,321,045)	(49,889,441)	(57,711,386)	(2,418,142,378)
Net loss attributable to non-controlling interests		(35,234)	(65,075)	(74,765)	(3,132,699)
Comprehensive loss attributable to controlling interest		(32,285,811)	(49,824,366)	(57,636,621)	(2,415,009,679)
		VND	VND	VND	USD
Net loss per share attributable to ordinary shareholders
Basic and diluted	19	(20,386)	(21,654)	(24,820)	(1.04)
					Unit: Shares
Weighted average number of shares used in loss per share computation
Basic and diluted		1,578,726,324	2,299,008,659	2,310,823,009	2,310,823,009

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
for the years ended December 31, 2023, 2022 and 2021
	Number of shares of VinFast Auto	Ordinary shares — VinFast Auto	Additional paid- in capital — VinFast Auto	Contributed charter capital — VinFast Vietnam	Accumulated losses	Capital reserve — VinFast Vietnam	Other comprehensive income/(loss)	Non-controlling interests	Total equity/(deficit)
	Shares	VND million	VND million	VND million	VND million	VND million	VND million	VND million	VND million
As of January 1, 2021	—	—	—	38,707,336	(44,356,242)	11,753,160	45,870	29,968	6,180,092
Net loss for the year	—	—	—	—	(32,183,727)	—	—	(35,234)	(32,218,961)
Foreign currency translation adjustment	—	—	—	—	—	—	(102,084)	—	(102,084)
Total comprehensive income/(loss)	—	—	—	38,707,336	(76,539,969)	11,753,160	(56,214)	(5,266)	(26,140,953)
Additional capital contribution to VinFast Vietnam	—	—	—	4,881,392	—	—	—	—	4,881,392
Demerger of VinFast Vietnam	—	—	—	(1,091,730)	(871,041)	(7,754,407)	—	—	(9,717,178)
Insertion of VinFast Auto as the holding company of the Group and additional capital contribution to VinFast Vietnam	2,298,963,211	553,892	39,373	(42,496,998)	234	—	(7,280)	5,168	(41,905,611)
Additional capital contribution to a subsidiary and acquisitions of entities under common control	—	—	(35,801)	—	—	(4,022,812)	—	4,432	(4,054,181)
Disposal of subsidiaries to entities under common control	—	—	(3,572)	—	—	17,917	—	(3,502)	10,843
Additional acquisition of non-controlling interests from a subsidiary	—	—	—	—	—	—	—	(15,510)	(15,510)
Other movements	—	—	—	—	(6,142)	6,142	—	—	—
As of December 31, 2021	2,298,963,211	553,892	—	—	(77,416,918)	—	(63,494)	(14,678)	(76,941,198)

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (continued)
for the years ended December 31, 2023, 2022 and 2021
	Number of shares of VinFast Auto	Ordinary shares — VinFast Auto	Additional paid-in capital VinFast Auto	Accumulated losses	Other comprehensive loss	Non-controlling interests	Total Shareholders’ equity (deficit)
	Shares	VND million	VND million	VND million	VND million	VND million	VND million
Balance as of January 1, 2022	2,298,963,211	553,892	—	(77,416,918)	(63,494)	(14,678)	(76,941,198)
Net loss for the year	—	—	—	(49,783,795)	—	(65,075)	(49,848,870)
Foreign currency translation adjustments	—	—	—	—	(40,571)	—	(40,571)
Total comprehensive income/(loss)	2,298,963,211	553,892	—	(127,200,713)	(104,065)	(79,753)	(126,830,639)
Additional capital contribution to VinFast Auto	1,036,787	317,129	—	—	—	—	317,129
Additional capital contribution to VinFast Vietnam	—	—	—	—	—	77,515,874	77,515,874
Partial disposal of a subsidiary	—	—	—	12,258	—	3,252	15,510
Deemed contribution from owners	—	—	12,311,667	—	—	—	12,311,667
Balance as of December 31, 2022	2,299,999,998	871,021	12,311,667	(127,188,455)	(104,065)	77,439,373	(36,670,459)

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (continued)
for the years ended December 31, 2023, 2022 and 2021
	Number of shares of VinFast Auto	Ordinary shares — VinFast Auto	Additional paid-in capital VinFast Auto	Accumulated losses (Restated)	Other comprehensive loss	Non-controlling interests (Restated)	Total Shareholders’ equity (deficit) (Restated)
	Shares	VND million	VND million	VND million	VND million	VND million	VND million
Balance as of January 1, 2023	2,299,999,998	871,021	12,311,667	(127,188,455)	(104,065)	77,439,373	(36,670,459)
Net loss for the year, as restated	—	—	—	(57,354,813)	—	(74,765)	(57,429,578)
Foreign currency translation adjustments	—	—	—	—	(281,808)	—	(281,808)
Total comprehensive income/(loss) (Restated)	2,299,999,998	871,021	12,311,667	(184,543,268)	(385,873)	77,364,608	(94,381,845)
Issuance of ordinary shares	26,897,366	6,076,150	(1,470,984)	—	—	—	4,605,166
Share based compensation to service providers	32,463	6,020	—	—	—	—	6,020
Commitment shares issued under Standby Equity Subscription Agreement	800,000	118,828	(6,528)	—	—	—	112,300
Warrants exercised and additional paid to convert into capital	10,058,671	2,775,517	122,403	—	—	—	2,897,920
Changes in ownership in existing subsidiaries without losing control	—	—	—	(2,757)	—	2,757	—
Deemed contribution through awards granted by shareholders to the Company’s employees and others	—	—	144,083	—	—	—	144,083
Deemed contribution from owners through donation(*)	—	—	20,647,786	—	—	—	20,647,786
Balance as of December 31, 2023 (Restated)	2,337,788,498	9,847,536	31,748,427	(184,546,025)	(385,873)	77,367,365	(65,968,570)
USD (Restated)	—	412,617,783	1,330,278,513	(7,732,591,343)	(16,168,315)	3,241,739,923	(2,764,123,439)

(*)
This represents financial supports in form of cash injected into the Group from the General Director of the Company and Asian Star Trading & Investment Pte. Ltd., a shareholder of the Company, being recognized in the consolidated statements of sharholders’ equity. Please refer to Note 22, Section “Capital Funding Agreement” for details.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended December 31, 2023, 2022 and 2021
		For the year ended December 31,
	Notes	2021	2022	2023	2023
		VND million	VND million	(Restated) VND million	(Restated) USD
OPERATING ACTIVITIES
Net loss for the year		(32,218,961)	(49,848,870)	(57,429,578)	(2,406,334,451)
Adjustments to reconcile net loss to net cash flows:
Depreciation of property, plant and equipment	9	3,981,389	3,924,658	5,849,238	245,086,650
Amortization of intangible assets	10	897,562	2,341,850	466,454	19,544,708
Impairment of goodwill, assets and changes in fair value of held for sale assets		164,978	1,133,743	1,303,932	54,635,548
Amortization of finance lease right-of-use assets		12,421	—	—	—
Changes in operating lease right-of-use assets		273,270	448,651	1,162,222	48,697,813
Provision related to compensation expenses, assurance- type warranties and net realizable value of inventories		6,513,514	5,988,521	8,679,116	363,660,270
Allowance against receivables		206,325	172,571	—	—
Deferred income tax expenses	18	150,536	946,738	(22,294)	(934,174)
Unrealized foreign exchange (gain)/losses		(448,262)	744,989	773,198	32,397,469
Investment (gain)/loss		(956,588)	18,962	—	—
Net loss/(gain) on financial instruments at fair value through profit or loss		1,710,029	(1,226,012)	4,879,833	204,467,988
Change in amortized costs of financial instruments measured at amortized cost	19	1,156,118	1,999,914	2,833,459	118,723,665
Share-based compensation expenses		—	—	150,103	6,289,408
Loss on disposal of fixed assets		113,395	—	81,165	3,400,863
Share of losses from equity investees		36,786	—	—	—
Change in working capital:
Trade receivables, advance to suppliers, net investment in sales-type lease		(7,406,143)	622,707	1,788,892	74,955,669
Inventories		(3,857,721)	(20,241,698)	(13,233,711)	(554,500,587)
Trade payables, deferred revenues, and other payables		760,098	17,792,820	(9,381,089)	(393,073,325)
Operating lease liabilities		(224,085)	(420,877)	(911,530)	(38,193,665)
Prepayments, other receivables and other assets		166,251	(27,080)	(638,776)	(26,765,105)
Net cash flows used in operating activities		(28,969,088)	(35,628,413)	(53,649,366)	(2,247,941,256)

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
for the years ended December 31, 2023, 2022 and 2021
		For the year ended December 31,
	Notes	2021	2022	2023	2023
		VND million	VND million	VND million	USD
INVESTING ACTIVITIES
Purchase of property, plant and equipment, and intangible assets (including deposit paid under construction contracts)		(6,007,925)	(17,681,672)	(24,953,280)	(1,045,557,697)
Repayment under a business investment and cooperation contract		—	(968,773)	—	—
Receipt from government grants		—	—	393,934	16,506,076
Proceeds from disposal of internal combustion engine (“ICE”) assets		—	170,017	—	—
Proceeds from disposal of property, plant and equipment		48,798	1,412,976	1,003,506	42,047,515
Disbursement of bank deposit		(3,219,449)	(3,902)	—	—
Collection of loans		11,054,900	1,034,648	545,400	22,852,594
Payment for acquisition of a subsidiary (net of cash held by entity being acquired)		(77,099)	—	(6,900)	(289,114)
Proceeds from disposal of equity investment (net of cash held by entity being disposed)		196,407	(2,240)	—	—
Proceed from disposal of net assets under common control		424,418	—	—	—
Net cash flows from/(used in) investing activities		2,420,050	(16,038,946)	(23,017,340)	(964,440,626)
FINANCING ACTIVITIES
Capital contribution from owners/issuance of ordinary shares		9,988,508	6,317,129	4,759,291	199,417,204
Additional amount paid up to convert warrants to capital		—	—	1,421,444	59,559,373
Deemed contribution from owners		—	646,655	20,647,786	865,154,865
Deemed distribution to owners for transactions under common control		(498,959)	—	—	—
Payment for initial public offering costs		—	(41,649)	—	—
Proceeds from borrowings, business cooperation contract and convertible debenture		38,042,837	87,660,103	101,315,083	4,245,163,957
Repayment of borrowings		(18,677,191)	(41,637,135)	(50,722,940)	(2,125,322,216)
Net cash flows from financing activities		28,855,195	52,945,103	77,420,664	3,243,973,183
Net increase in cash, cash equivalents and restricted cash		2,306,157	1,277,744	753,958	31,591,301
Cash, cash equivalents and restricted cash at January 1		827,742	3,024,916	4,271,442	178,976,033
Net foreign exchange differences		(108,983)	(31,218)	(266,319)	(11,158,929)
Cash, cash equivalents and restricted cash at December 31	4	3,024,916	4,271,442	4,759,081	199,408,405

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
for the years ended December 31, 2023, 2022 and 2021
		For the year ended December 31,
	Notes	2021	2022	2023	2023
		VND million	VND million	VND million	USD
Supplement disclosures of non-cash activities
Debt conversion to equity		4,121,775	71,515,874	—	—
Non-cash property, plant and equipment additions		2,274,048	13,349,412	7,313,950	306,458,979
Exercise of warrant liability		—	—	1,476,476	61,865,290
Commitment shares issued under Standby Equity Subscription Agreement		—	—	118,828	4,978,966
Borrowings by converting from the Group’s consideration payable for acquisition of Vingroup Investment Vietnam JSC		4,693,380	—	—	—
Establishment of right-of-use assets and lease liabilities at commencement dates and lease modification		1,318,222	2,772,465	3,678,024	154,111,456
Non-cash consideration included in the purchase consideration of business combination		280,912	—	—	—
Interest payable conversion to debt		—	2,625,845	—	—
Supplemental Disclosure
Interest paid, net of capitalized interest		2,873,846	4,378,839	7,487,827	313,744,532
Income tax paid		51,409	22,618	99,791	4,181,304

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
1.   ORGANIZATION AND NATURE OF OPERATIONS
(a)   The Corporate information
VinFast Auto Ltd. (formerly known as VinFast Auto Pte. Ltd.) (“VinFast Auto”, “VinFast” or “the Company”) is a company incorporated in Singapore. The principal activities of the Company and its subsidiaries (hereinafter collectively referred to as the “Group”) are to manufacture cars, motor vehicles, render leasing activities and related businesses.
The Company’s head office is located at 61 Robinson Road #06-01 (Suite 608), 61 Robinson, Singapore 068893. Head office of VinFast Trading and Production JSC (“VinFast Vietnam”), a subsidiary of the Company, is located at Dinh Vu — Cat Hai Economic Zone, Cat Hai Island, Cat Hai town, Cat Hai district, Hai Phong city, Vietnam.
The Group consists of the following entities as of the reporting dates:
			As of December 31, 2022		As of December 31, 2023
No.	Name	Short name	Voting right (%)	Equity interest (%)	Voting right (%)	Equity interest (%)	Registered office’s address	Principal activities
1	VinFast Auto Ltd.	VinFast Auto	—	—	—	—	61 Robinson Road #06-01 (Suite 608), 61 Robinson, Singapore 068893	Investment holding
2	VinFast Trading and Production JSC	VinFast Vietnam	99.9	99.9	99.9	99.9	Dinh Vu – Cat Hai Economic Zone, Cat Hai Island, Cat Hai Town, Cat Hai District, Hai Phong City, Vietnam	Manufacturing cars, motor vehicles, render leasing activities and related businesses
3	VinFast Commercial and Services Trading LLC	VinFast Trading	99.5	99.4	99.5	98.7	No. 7, Bang Lang 1Street, Vinhomes Riverside Eco-Urban Area, Viet Hung Ward, Long Bien District, Hanoi, Vietnam	Vehicles retail and distribution
4	VinFast Germany GmbH	VinFast Germany	100.0	99.9	100.0	99.9	Kornmarktarkaden, Bethmannstraße 8/Berliner Straße 51 –60311 Frankfurt am Main, Germany	Trading, importing and exporting equipment, components and spare parts for automobiles,e-scooters and related goods
5	VinFast Engineering Australia Pty Ltd	VinFast Australia	100.0	99.9	100.0	99.9	234 Balaclava Road, Caulfield North, VIC 3161, Australia	Automobile designing, collaborating in technological research, importing and distributing goods
6	Vingroup Investment Vietnam JSC	Vingroup Investment	99.3	99.2	99.3	99.2	No. 7, Bang Lang 1 Street, Vinhomes Riverside Eco-Urban Area, Viet Hung Ward, Long Bien District, Hanoi, Vietnam	Consultancy and investment activities
7	Vingroup USA, LLC	Vingroup USA	100.0	99.2	100.0	100.0	333 W. San Carlos St., Suite 600, San Jose, CA 95110, USA	Importing and distributing electronic and telecommunication equipment
8	VinFast USA Distribution, LLC	VinFast USA Distribution	100.0	99.2	100.0	100.0	12777 West Jefferson Blvd, Suite A-101, Los Angeles, CA 90066, USA	Distribution of automotive vehicles

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
1.   ORGANIZATION AND NATURE OF OPERATIONS (continued)
			As of December 31, 2022		As of December 31, 2023
No.	Name	Short name	Voting right (%)	Equity interest (%)	Voting right (%)	Equity interest (%)	Registered office’s address	Principal activities
9	VinFast Auto, LLC	VinFast Auto, LLC	100.0	99.2	100.0	100.0	790 N. San Mateo Drive, San Mateo, CA 94401, USA	Distribution of automotive vehicles
10	VinFast Auto Canada Inc.	VinFast Auto Canada	100.0	99.2	100.0	99.2	Suite 2600, Three Bentall Centre 595 Burrard Street, P.O. Box 49314, Vancouver Bc V7X 1L3, Canada	Distribution of automotive vehicles
11	VinFast France	VinFast France	100.0	99.2	100.0	99.2	72 rue du Faubourg Saint Honoré, Paris, 75008 France	Distribution of automotive vehicles
12	VinFast Netherlands B.V	VinFast Netherlands	100.0	99.2	100.0	99.2	Vijzelstraat 68, 1017HL Amsterdam, Netherlands	Distribution of automotive vehicles
13	VinFast OEM US Holding, Inc.(*)	VinFast OEM	100.0	100.0	—	—	850 New Burton Road, Suite 201, Dover, Delaware 19904, Kent County, USA	Investment holding, research and development of market.
14	VinFast Manufacturing US, LLC	VinFast Manufacturing	100.0	100.0	100.0	100.0	160 Mine Lake Court, Ste 200, Raleigh, North Carolina 27615, USA	Vehicles manufacturing.
15	PT VinFast Automobile Indonnesia	VinFast Indo	—	—	99.9	99.9	Axa Tower, 45th Floor, JL. Prof. Dr. Satrio Kav 18., Karet Kuningan Village/ Subdistrict, District. Setiabudi, City Adm. Jakarta South, DKI Jakarta Province.	Distribution of automotive vehicles
16	VinFast Auto (Thailand) Co., Ltd.	VinFast Thailand	—	—	99.9	99.9	Bangkok, Thailand	Distribution of automotive vehicles
17	VinFast India Ltd. (Formerly known as Varchaunam Consultancy Private Limited)	VinFast India	—	—	99.9	99.9	Flat No.164, Ground Floor, Suryodaya Apartment, Pocket-8, Sector 12, Dwarka, New Delhi-110078, India	Vehicles manufacturing and related businesses.
18	VinFast UK Ltd.	VinFast UK	—	—	100.0	100.0	21 Holborn Viaduct, London, United Kingdom, EC1A 2DY	Distribution of automotive vehicles
19	VinFast Middle East Ltd.	VinFast Middle East	—	—	100.0	100.0	Jebel Ali Free Zone, Dubai, UAE	Distribution of automotive vehicles
20	SpecCo Ltd(**)	SpecCo	—	—	100.0	100.0	Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, Cayman Islands, KY1-1106	Merging and acquisition activities

(*)
VinFast OEM was merged into Vingroup USA, a subsidiary of the Company, in November 2023.

(**)
SpecCo Ltd. is is process of dissolution as of the date of this report.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
1.   ORGANIZATION AND NATURE OF OPERATIONS (continued)
(b)   The Business Combination Agreement
On May 12, 2023, the Company entered into a Business Combination Agreement with Black Spade Acquisition Co, an exempted company incorporated with limited liability under the laws of Cayman Islands (“Black Spade”) and Nuevo Tech Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a direct wholly-owned subsidiary of VinFast Auto (“Merger Sub”), pursuant to which, among other transactions, on the terms and subject to the conditions set forth therein, Merger Sub merged with and into Black Spade (“Merger”), with Black Spade as the surviving entity and renamed as SpecCo Ltd. and a wholly-owned subsidiary of VinFast after the Merger.
In connection with and prior to, the Business Combination Agreement, (i) on July 31, 2023, VinFast converted from a Singapore private limited company operating under the name “VinFast Auto Pte. Ltd.” into a Singapore public limited company under the name “VinFast Auto Ltd.”; and (ii) VinFast effected a share consolidation such that the number of issued and outstanding ordinary share in the capital of VinFast was reduced from 2,412,852,458 to 2,299,999,998 ordinary shares.
Pursuant to the terms of the Business Combination Agreement, among other things, the following transactions occurred: (i) on August 11, 2023, Merger Sub merged with and into Black Spade, with Black Spade surviving the merger as a wholly-owned subsidiary of the Company, (ii) on August 14, 2023, each issued and outstanding Class B Ordinary Share of Black Spade (“BSAQ Class B Ordinary Shares”), par value $0.0001 per share and each issued and outstanding Class A ordinary share of Black Spade, par value $0.0001 per share (other than BSAQ Class A ordinary shares that were treasury shares, validly redeemed shares, or BSAQ dissenting shares) were converted into one VinFast Ordinary Share; and (iii) VinFast, Black Spade and Continental Stock Transfer & Trust Company (“Continental”) entered into an assignment, assumption, amendment agreement (the “Warrant Assumption Agreement”) dated as of August 11, 2023, and on August 14, 2023, each issued and outstanding warrant of Black Spade sold to the public and to Black Spade Sponsor LLC, a limited liability company registered under the laws of the Cayman Islands (“Sponsor”), in a private placement in connection with Black Spade’s initial public offering were exchanged for a corresponding warrant exercisable for VinFast ordinary shares.
On August 14, 2023, the Company announced the completion of the previously announced business combination with Black Spade Acquisition Co, a Cayman Islands exempted company (“Black Spade” or “BSAQ”), pursuant to the business combination agreement, dated as of May 12, 2023, by and among the Company, Black Spade and Merger Sub (the “Original Business Combination Agreement”) as amended by the First Amendment to Business Combination Agreement, dated as of June 14, 2023 (the “First Amendment to Business Combination Agreement” and, together with the Original Business Combination Agreement, the “Business Combination Agreement”).
Pursuant to the terms of the Sponsor Support and Lock-Up Agreement and Deed, dated as of May 12, 2023, as amended by the First Amendment to Sponsor Support and Lock-Up Agreement, dated as of June 14, 2023, by and among the Company, the Sponsor and certain initial shareholders of Black Spade and the backstop subscription agreement, dated as of August 10, 2023, by and among the Company, Sponsor and Lucky Life Limited (the “Backstop Subscriber”), on August 14, 2023, VinFast issued to the Backstop Subscriber 1,636,797 ordinary shares for $10.00 per share for an aggregate purchase price of $16.4 million (the “Backstop Subscription”).
As a result of the foregoing transactions, there were 2,307,170,695 ordinary shares and 14,829,989 warrants outstanding as of August 14, 2023.
On August 15, 2023, VinFast’s ordinary shares and warrants commenced trading on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols, “VFS” and “VFSWW,” respectively.
After that, the Merger Sub is in progress of dissolution as of the date of this report.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
1.   ORGANIZATION AND NATURE OF OPERATIONS (continued)
(c)   Standby Equity Subscription Agreement
On October 20, 2023, the Company entered into a Standby Equity Subscription Agreement (the “Yorkville Subscription Agreement”) with YA II PN, Ltd., a Cayman Islands exempt limited partnership, (“Yorkville”), pursuant to which, the Company has the right, but not the obligation, to issue to Yorkville, and Yorkville has the obligation to subscribe for, ordinary shares for an aggregate subscription amount of up to $1.0 billion, at any time from the date of the Yorkville Subscription Agreement until November 1, 2026, unless earlier terminated pursuant to the Yorkville Subscription Agreement, subject to certain conditions.
Each ordinary share to be issued to Yorkville from time to time under the Yorkville Subscription Agreement will be issued at 97.5% of the Market Price, as defined in the Yorkville Subscription Agreement. “Market Price” is defined as the lowest of the daily volume weighted average prices (“VWAP”) during the three consecutive trading days commencing on the advance notice date, other than the daily VWAP on any day excluded pursuant to the terms of the Yorkville Subscription Agreement. The Company shall, in its sole discretion, select the number of shares to be issue each time (“Advance Shares”), not to exceed an amount equal to one hundred percent of the average of the daily traded volume of the Company’s ordinary shares during the five trading days prior to the Company requesting an advance. The Yorkville Subscription Agreement does not obligate Yorkville to subscribe for or acquire any ordinary shares under the Yorkville Subscription Agreement if those ordinary shares, when aggregated with all other ordinary shares acquired by Yorkville under the Yorkville Subscription Agreement, would result in Yorkville beneficially owning more than 4.99% of the then outstanding ordinary shares.
The Company accounts for the Yorkville Subscription Agreement as an equity-classified instrument as such financial instrument does not meet the criteria for liability classification under ASC 480, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging. As of December 31, 2023, the Company has issued 4,726,669 shares to Yorkville pursuant to this arrangement.
Commitment Fee Shares
In connection with the Yorkville Subscription Agreement, the Company has also issued Yorkville 800,000 of the Company’s ordinary shares as a commitment fee. The Company determined the value of the shares issued at a price equal to the average of the daily VWAPs during the three trading days immediately prior to the contract date, which was recorded as long-term prepayments and allocated to additional paid-in capital within the commitment period of the Yorkville Subscription Agreement.
(d)   Going concern basis of accounting
The Group has prepared the consolidated financial statements on a going concern basis, which assumes the Group will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in normal course of operations as they come due.
The Group has been incurring losses from operations since inception. The Group incurred net losses of VND57,429.6 billion (USD2,406.3 million), as restated, for the year ended December 31, 2023 and accumulated losses of VND184,546.0 billion (USD7,732.6 million), as restated, as of this same date. Additionally, the Group is also in a net current liability position of VND 89,768.8 billion (USD3,761.4 million), as restated, as of December 31, 2023.
As of December 31, 2023, the Group’s consolidated balance of cash and cash equivalents was VND4,002.3 billion (USD167.7 million) (as of December 31, 2022: VND4,271.4 billion). The Group has prepared its business plan covering the next twelve months from the issuance date of the consolidated financial statements which considers the increase in revenue and operational efficiency optimization to improve

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
1.   ORGANIZATION AND NATURE OF OPERATIONS (continued)
operating cash flows, the use of and the consummation of external financing projects. Furthermore, the Group also has the ability to adjust the timing of certain expenditure, if necessary. The Group is dependent on the financial support from Vingroup JSC, who will undertake necessary procedures to facilitate such support, which shall be legally valid for the period of 12 months from the issuance date of the consolidated financial statements.
As a result, the Group expects to be able to continue its operations and pay its liabilities in the normal course of business in the next 12 months from the issuance date of the consolidated financial statements. On this basis, the management of the Group has prepared the consolidated financial statements for the year ended 31 December 2023 using going concern basis.
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
a)   Basis of preparation and presentation and principles of consolidation
Basis of preparation and presentation
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Principles of consolidation
All significant intercompany transactions and balances and unrealised gains or losses from intercompany transactions within the Group are eliminated upon consolidation.
Operating segments
ASC 280, Segment Reporting, establishes standards to report in consolidated financial statements information about operating segments, products, services, geographic areas, and major customers.
The Chief Operating Decision Maker monitors each segment’s performance for the purpose of making decisions on resource allocation and performance assessment. Based on the criteria established by ASC 280, the Group has three operating segments which are reportable segments, namely Automobiles, E-scooters and Spare Parts & Aftermarket services.
b)   Use of estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent liabilities at the balance sheet date, and the reported revenues and expenses during the reported period in the consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s consolidated financial statements mainly include, but are not limited to, the valuation of derivatives; depreciable lives of property, plant and equipment and intangible assets; assessment for impairment of long-lived assets and goodwill, product warranty, lease terms, shortfall volume provision, residual value guarantee and standalone selling price of each distinct performance obligation in revenue recognition. Actual results could differ from these estimates.
c)   Asset acquisitions
Where an asset is acquired, via corporate acquisitions or otherwise, management considers the substance of the assets and activities of the acquired entity in determining whether the acquisition represents the acquisition of a business.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Where such acquisitions are not judged to be an acquisition of a business, they are not treated as business combinations. Rather, the cost to acquire the corporate entity is allocated between the identifiable assets and liabilities of the entity based on their relative fair values at the acquisition date. Accordingly, no goodwill is recognized. Otherwise, the acquisitions are accounted for as business combinations.
Regarding to the transaction with Black Spade pursuant to the Business Combination Agreement as disclosed in Note 1(b), the merger of Black Spade with a wholly owned subsidiary of VinFast is not within the scope of ASC 805 Business Combinations, considering that Black Spade does not meet the definition of a business in accordance with ASC 805. At the closing of transaction, VinFast issued ordinary shares for the identifiable net assets of Black Spade (a blank check company), which will be executed in the form of an exchange of Black Spade Ordinary Shares held by Black Spade Shareholders for VinFast ordinary shares, thereby the Transactions was accounted for as a recapitalization in accordance with U.S. GAAP. Under a recapitalization, no goodwill or other intangible assets was recorded.
Upon Closing, Black Spade was the surviving company and renamed as SpecCo Ltd., i.e., surviving the Business Combination as a wholly owned subsidiary of VinFast. VinFast was determined to be the accounting acquirer as VinFast obtained control over Black Spade after the Transactions. The Sponsor was only entitled to designate one representative to attend meetings of VinFast’s Board in a non-voting observer capacity. Since it is a non-voting position, it does not affect VinFast’s ability to exercise control over Black Spade, and Black Spade is the accounting acquiree. Black Spade’s identifiable net assets were consolidated into VinFast at fair value. Any difference between the fair value of VinFast ordinary shares issued and the fair value of Black Spade’s identifiable net assets, if any, was recorded as additional paid-in capital.
d)   Business combinations
The Group accounts for its business combinations using the purchase method of accounting in accordance with ASC Topic 805, Business Combinations. The purchase method of accounting requires that the consideration transferred to be allocated to the net assets, including separately identifiable assets and liabilities the Group acquired, based on their estimated fair values. The consideration transferred in an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred, and equity instruments issued as well as the contingent considerations as of the acquisition date. The costs directly attributable to the acquisition are expensed as incurred. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total of the fair value of considerations transferred, the fair value of the non-controlling interests (if any) and previously held equity interest (if any) over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill.
The determination and allocation of fair values to the identifiable assets acquired, liabilities assumed and non-controlling interests is based on various assumptions and valuation methodologies requiring considerable judgment from management. The most significant variables in these valuations are discount rates, the number of years on which to base the cash flow projections, as well as the assumptions and estimates used to determine the cash inflows and outflows. The Group determines discount rates to be used based on the risk inherent in the related activity’s current business model and industry comparisons.
e)   Disposal of subsidiaries to under common control entities
The Group derecognizes the net assets transferred at carrying amount and generally recognizes no gains or losses. A difference between any proceeds received and the carrying amounts of the net assets transferred is recognized in equity in the consolidated financial statements.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
f)   Investment
Short-term investments consist of short-term deposits, which are time deposits placed with banks and have original maturities between three months and one year. Interest earned is recorded as interest income in the consolidated statements of comprehensive loss for the years presented.
g)   Cash and cash equivalents
Cash and cash equivalents comprise cash on hand, cash in banks, cash in transit and short-term, highly liquid investments, which are unrestricted as to withdrawal and use, with an original maturity of not more than three months that are readily convertible into known amount of cash and that are subject to an insignificant risk of change in value.
h)   Inventories
Inventories are stated at the lower of cost incurred in bringing each product to its present location and condition, and net realizable value.
Net realizable value (“NRV”) is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Once inventory is written-down, a new, lower-cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.
The perpetual method is used to record inventories, which are valued as follows:
Raw materials, goods in transit, tools and merchandises	— cost of purchase on a weighted average basis.
Finished goods and work in process	— cost of direct materials and labour plus attributable manufacturing overheads based on the normal operating capacity on a weighted average basis.
Reserve for obsolete inventories
Raw materials, work in process, finished goods, and other inventories owned by the Group are reviewed to determine if inventory quantities are in excess of forecasted usage or if they have become obsolete based on appropriate evidence available at the date of the consolidated balance sheet.
i)   Property, plant and equipment
Property, plant and equipment are stated at cost less accumulated depreciation.
The cost of property, plant and equipment comprises their purchase prices and any directly attributable costs of bringing the property, plant and equipment to working condition for its intended use.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Depreciation of property, plant and equipment are calculated on a straight-line basis over the estimated useful lives of the assets, as follows:
Buildings and structures(*)	3 – 49 years
Machinery and equipment	3 – 25 years
Leased-out EV batteries	9 – 10 years
Leased-out escooter batteries	3 – 8 years
Vehicles	5 – 12 years
Office equipment	3 – 10 years

(*)
Including leasehold improvements which are depreciated on a straight-line basis over the shorter of their estimated useful lives and terms of the related leases.

Freehold land is not depreciated.
Property, plant and equipment are derecognized upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss from disposal (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of operations when the asset is derecognized. The cost of maintenance and repairs is expensed as incurred, whereas the cost of renewals and betterment that extends the useful lives of property, plant and equipment is capitalized as additions to the related assets. Construction in progress is included within property, plant and equipment and is not amortized until the related asset is ready for its intended use.
The useful lives and methods of depreciation of property, plant and equipment are reviewed at each financial year end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the depreciation period or method, as appropriate, and are treated as changes in accounting estimate.
j)   Assets classified as held for sale
The Group classifies long-lived assets and disposal groups as held for sale if their carrying amounts will be recovered principally through disposal by sale rather than through continuing use. Such long-lived assets and disposal groups are measured at the lower of their carrying amount and fair value less costs to sell. Costs to sell are the incremental costs directly attributable to the sale, excluding the finance costs and income tax expenses.
The criteria for held for sale classification is regarded as met only when the sale is highly probable and the asset or disposal group is available for immediate sale in its present condition. Actions required to complete the sale should indicate that it is unlikely that significant changes to the sale will be made or that the decision to sell will be withdrawn.
Property, plant and equipment and intangible assets are not depreciated or amortized once classified as held for sale.
Assets and liabilities classified as held for sale are presented separately as current items in the consolidated balance sheets.
If at any time the criteria for held for sale classification are no longer met, a long-lived asset classified as held for sale should be considered to reclassify as held and used at the lower of its carrying amount before

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
the asset was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the asset been continuously classified as held and used and its fair value at the date of the subsequent decision not to sell.
k)   Intangible assets
Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses.
Licenses
Amortization of intangible assets is calculated on a straight-line basis over the estimated useful life of each asset as follows:
License	3 years 2 months – 3 years 4 months
Software	3 – 8 years
Others	3 – 15 years
Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortization period or method, as appropriate, and are treated as changes in accounting estimate. The amortization expense on intangible assets with finite lives is recognized in the consolidated statement of operations in the expense category that is consistent with the function of the intangible assets.
Software purchased from external suppliers for purpose of internal use which is in progress of development as of balance sheet date is included in intangible assets and not amortized until it is ready for intended use.
An intangible asset is derecognized upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising upon derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of operations.
l)   Goodwill
The Group assesses goodwill for impairment in accordance with ASC 350-20, Intangibles — Goodwill and Other: Goodwill (“ASC 350-20”), which requires that goodwill be tested for impairment at the reporting unit level at least annually and more frequently upon the occurrence of certain events. The Group early adopted ASU 2017-04, Simplifying the Test for Goodwill Impairment (“ASU 2017-04”) from January 1, 2019, which simplifies the accounting for goodwill impairment by eliminating Step two from the goodwill impairment test from January 1, 2020.
The Group has identified two reporting units as disclosed in Note 10. The Group has the option to assess qualitative factors first to determine whether it is necessary to perform the quantitative test in accordance with ASC 350-20.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
For the year ended December 31, 2023, 2022 and 2021, the Group elected to perform a quantitative assessment. The Group estimated the fair value of the reporting units based on an income approach which involved significant management judgment, estimates and assumptions such as the discount rate, sale price, sale volume, production costs and other operating expenditures, terminal growth rate. As a result of updating the estimates and assumptions after taking into account of actual performance, the fair value of the reporting units was less their carrying value and therefore, goodwill was fully impaired and recorded in the year ended December 31, 2023 (Note 10).
m)   Impairment of long-lived assets
The Group evaluates its long-lived assets, including fixed assets, intangible assets with finite lives and right-of-use assets, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, the Group evaluates the recoverability of long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value.
n)   Borrowing costs
Interest costs are capitalized if they are incurred during the acquisition, construction or production of a qualifying asset and such costs could have been avoided if expenditures for the assets had not been made. Capitalization of interest costs commences when the activities to prepare the asset are in progress and expenditures and borrowing costs are being incurred. Interest costs are capitalized until the assets are ready for their intended use.
o)   Warranty provisions
The Group provides a standard manufacturer’s warranty on all new vehicles at the time of vehicle sale. The Group accrues a warranty reserve for the vehicles sold, which includes the best estimate of projected costs to repair or replace items under warranties including recalls when identified. These estimates are primarily based on the estimation of the nature, frequency and average costs of claims or peer benchmarking with other automakers. The estimate of warranty-related costs is revised at each reporting date. Warranty cost is recorded as a component of cost of sale in the consolidated statement of operations. The Group re-evaluates the adequacy of the warranty accrual on a regular basis.
Management records and adjusts warranty reserves based on changes in estimated costs and actual warranty costs.
As the Group only commenced volume production of VinFast cars in June 2019, management’s experience with warranty claims regarding vehicles or with estimating warranty reserves is limited. The Group could, in the future, become subject to significant and unexpected warranty claims, resulting in significant expenses, which would in turn materially and adversely affect its financial condition, results of operations, and prospects.
As of December 31, 2023 and 2022, the portion of the warranty reserve expected to be incurred within the next 12 months is included in other current liabilities, while the remaining balance is included in other non-current liabilities on the consolidated balance sheets.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
p)   Convertible Debenture
The Group has elected the fair value option to account for the Convertible Debenture that was issued in December 2023 due to the certain embedded features that is required to be birfurcated, discussed further in Note 12 — Convertible Debenture. The Group recorded the Convertible Debenture at the fair value upon issuance, with the change in the fair value being recorded in net gain/loss on financial instruments at fair value through profit or loss on the consolidated statements of operations. Interest expense related to the Convertible Debenture is included in the changes in fair value.
q)   Leases
The Group assesses at contract inception whether a contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The lease term corresponds to the non-cancellable period of each contract.
The Group as a lessee
Leases are classified at the inception date as either a finance lease or an operating lease. As the lessee, a lease is a finance lease if any of the following conditions exist: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the asset’s estimated remaining economic life, d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased asset to the lessor at the inception date or e) the leased asset is of such a specialized nature that it is expected to have no alternative use.
Finance lease assets are presented separately on the consolidated balance sheet as finance lease right-of-use assets, and finance lease liabilities are included in accrued expenses and other payables, current and non-current.
All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over the periods of their respective leases. Operating leases (with an initial term of more than 12 months) are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities (current), and operating lease liabilities (non-current) in the consolidated balance sheet. ROU assets represent the Group’s right to use an underlying asset for the lease term and lease liabilities represent the Group’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The Group utilizes a market-based approach to estimate the incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease ROU asset also includes any lease prepayments, reduced by lease incentives and accrued rent. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Group will exercise that option.
The Group has lease agreements with lease and non-lease components, which are generally accounted for separately. In addition, leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet; the Group recognizes lease expense for these leases on a straight-line basis over the lease term. Certain lease agreements contain rent holidays and escalating rent are considered when determining the straight-line rent expense to be recorded over the lease term. The lease term begins on the date of initial possession of the lease property for purposes of recognizing lease incentives.
The Group as a lessor
At the commencement date, the lease payments consist of the fixed payments less any lease incentives paid or payable to the lessee relating to the use of the underlying asset during the lease term. Lease payments do not include variable lease payments that do not depend on an index or a rate.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Leases are classified at the lease commencement date as either a sales-type lease or an operating lease. The lessor shall classify a lease as a sales-type lease when the lease meets any of the following criteria: a) the lease transfers ownership of the underlying asset to the lessee by the end of the lease term, b) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise, c) the lease term is for the major part of the remaining economic life of the underlying asset, d) the present value of the sum of the lease payments equals or exceeds substantially all of the fair value of the underlying asset, or e) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. Notwithstanding the above criteria, leases are classified as operating leases if they have variable lease payments that do not depend on an index or rate and if classifying the lease as a sales-type lease or a direct financing lease would result in the recognition of a selling loss.
For a sales-type lease, at the lease commencement, net investment in the lease is recognized by the sum of the lease receivable and the unguaranteed residual asset. Lease receivable is the present value of the sum of lease payments and the guaranteed residual asset. The Group recognises all revenue and costs associated with the sales-type lease as revenue from leasing activities and cost of leasing activities upon delivery of the underlying asset to the customer. Interest income based on the implicit rate in the lease is recorded to finance income over time as customers are invoiced on a monthly basis.
All other leases are accounted for as operating leases wherein the Group recognizes, at the commencement date, the lease payments as income in profit or loss over the lease term on a straight-line basis and the Group recognizes variable lease payments as income in profit or loss in the period in which the changes in facts and circumstances on which the variable lease payment are based occur.
Battery leases (Note 2(r))
The Group has battery leases accounted for as both operating leases and sales-type leases. The Group’s operating leases for batteries allow variable monthly subscription fees that depend on mileage usage. Both types of battery leases have an indefinite term and can be terminated at any time at the customer’s discretion. At the termination of contract, customers are required to return the batteries to the Group. The Group considers a number of factors, including the technical useful lives of the vehicles and batteries, useful lives of the vehicles, the customer’s termination right, amongst others, in determining the lease term.
r)   Revenue recognition
Sales of vehicles (automobiles, e-scooters)
The Group identifies the individuals, entities, distributors and the commercial banking partner/leasing company who purchase the vehicles as the customers in the contracts for sales of automobiles and e-scooters produced by the Group. Contracts with customers may include lease and non-lease components, comprising various performance obligations.
Accordingly, the Group allocates its purchase consideration among lease (where applicable) and non-lease components, based on the relative estimated standalone selling price in accordance with ASC 606, Revenue recognition. The sale of vehicle can be bundled with the sale of battery or the lease of battery (Note 2(q)). In such cases, variable lease payments of the battery leases are also allocated to the lease components and non-lease components on the same basis.
The Group generally determines standalone selling prices based on observable price of the goods and services — i.e., actual selling prices charged to customers for vehicles are the prices charged to customers. If the standalone selling price is not directly observable, it is estimated using appropriate data that reflects the amount of consideration to which the Group expects to be entitled in exchange for transferring the

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
promised goods or services to the customer. Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation and the lease component (where applicable), and changes in judgements on these assumptions and estimates may impact the revenue recognition. The allocated purchase consideration for the sales of vehicles (including sales of battery where applicable) is recognized in revenue at the point in time when control of the vehicles is transferred to the customers.
From January 2022 onwards, the Group provides extended warranty (“service-type warranty”) in addition to the standard manufacturer’s warranty (“assurance-type warranty”) for general repairs of defects that existed at the time of sale, which are accounted for in accordance with ASC 460, Guarantees, and the estimated costs are recorded as a liability when control of the vehicle is transferred to the customer (Note 2(o)). The Group will recognize the revenue for service-type warranty over time based on a straight-line method initially and will continue to monitor the cost pattern periodically and adjust the revenue recognition pattern to reflect the actual cost pattern as it becomes available.
The consideration recognized represents the amount received, net of estimated sales incentives to customers that the Group reasonably expects to pay. Taxes assessed by various government entities, such as special consumption and value-added taxes, collected at the time of the vehicle sale are excluded from net sales and revenue.
Amounts billed to customers related to shipping and handling are classified as automotive sales revenue, and the Group has elected to recognize the cost for freight and shipping when control over vehicles, parts or accessories have transferred to the customer as an expense in cost of automotive sales revenue.
Bill-and-hold arrangement
The Group enters into bill-and-hold arrangement, whereby the Group sells vehicles to customers, and the vehicles at the customers’ direction are stored at the locations owned or leased by the Group for a period of time until it is transferred to the customer at a point in time in the future. Even though the vehicles remain in the Group’s possession, a sale is recognized at the point in time when the customer obtains control of the vehicles. Control in bill and hold transactions is transferred to the customer when customer’s acceptance specifications have been met, legal title has transferred, the customer has a present obligation to pay for the vehicle and the risk and rewards of ownership have transferred to the customer. In addition, all the following bill and hold criteria have been met in order for control to be transferred to the customer: the reason for the bill-and-hold arrangement must be substantive, the product must be identified separately as belonging to the customer, the product currently must be ready for physical transfer to the customer, and the Group does not have the ability to use the product or to direct it to another customer.
Vehicle Sales with Residual Value Guarantee (“RVG”)
Vietnam market
In April 2023, the Group launched a residual value guarantee (“RVG”) program in Vietnam of which the Group has the choice to repurchase VinFast electric vehicles from customers after five years of their use at certain predetermined prices. Alternatively, the Group may choose to compensate for the deficit i.e., differential between the amounts recovered by the customer when sold to other third parties and the pre-determined price. If customers choose to sell to third party prior to Vinfast’s refusal, they are not entitled to the RVG i.e., Vinfast is not obligated to pay the above-mentioned difference.
The Group accounts for the program in accordance with ASC 460, Guarantees and ASC 606, Revenue from Contracts with Customers. Accordingly, the Group first bifurcates the RVG at its fair value from the

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
transaction price and accounts for it as a guarantee liability. The residual amount of transaction price is allocated among lease (where applicable) and non-lease components as presented above.
US and Canadian market
The Group provides RVG to its commercial banking partner/leasing company in connection with its vehicle leasing programs. Under these programs, the Group originates the lease with end customer and immediately transfer the lease and the underlying vehicle to commercial banking partner/leasing company and the Group is contractually obligated (or entitled) to bear the shortfall (or excess) between the resale value realized by the commercial banking partner/leasing company and a predetermined resale value. At the lease inception, the Group is required to deposit cash collateral equal to a contractual percentage of the residual value of the leased vehicles with the commercial banking partner/leasing company. The cash collateral is held in a restricted bank account owned by the commercial banking partner until it is used, as applicable, in settlement of the RVG at the end of the lease term. Cash collateral is recorded in other noncurrent assets, subject to asset impairment review at each reporting period.
The Group accounts for the vehicle leasing programs in accordance with ASC 842, Leases, ASC 460, Guarantees and ASC 606, Revenue from Contracts with Customers. Accordingly, the Group first bifurcates the RVG at its fair value from the transaction price and accounts for it as a guarantee liability. The residual amount of transaction price is allocated among performance obligations.
The guarantee liability represents the estimated amount the Group expects to pay. The Group incorporates information such as third-party residual value publications and risk of future price deterioration due to changes in market conditions in estimation of the estimated residual value guarantee liability. The total guarantee liability on vehicles sold under these programs was insignificant as of December 31, 2023.
Exchange of used automobiles
The Group receives used automobiles from certain customers in exchange for the new automobiles. The fair value of such non-cash consideration received from the customers is used as part of consideration and will be offset with the transaction price of new automobiles and measured when the Group obtains control of the used automobiles.
The Group estimates the fair value of the non-cash consideration by reference to its market price. If the fair value cannot be reasonably estimated, the non-cash consideration is measured indirectly by reference to the standalone selling price of the used automobiles sold by the Group.
Sale of merchandise (automobiles)
Proceeds from sales of trading automobiles are recognized in revenue upon transfer of control of the merchandise to the customer and the related merchandise carrying value in inventory is recognized in cost of sales.
Sales of spare parts and components
Proceeds from sales of spare parts and components to distributors and customers are recognized in revenue at the point in time when control of the goods is transferred to the distributor or the customer, usually upon the delivery of the spare parts and components.
Rendering of services
Revenue from rendering of services, which is mainly comprised of aftersales services and charging services, is recognized over time based on the level of work completion as the outcome of all contracts can be reasonably ascertained.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Contract balances under ASC 606
Trade receivables
A receivable is recognized if an amount of consideration that is unconditional is due from the customer (i.e., only the passage of time is required before payment of the consideration is due).
Contract liabilities
A contract liability is recognized if a payment is received, or a payment is due (whichever is earlier) from a customer before the Group transfers the related goods or services. Contract liabilities are recognized as revenue when the Group performs under the contract (i.e., transfers control of the related goods or services to the customer).
s)   Cost of sales
Vehicles
Cost of vehicles sold includes direct parts, materials, processing fees, labor costs, manufacturing overhead (including depreciation of assets associated with the production), shipping and logistic costs, penalties imposed by suppliers in case of the shortfall purchases and reserves for estimated warranty expenses. Cost of vehicle sold also includes adjustments to warranty expense and charges to write-down the carrying value of the inventory when it exceeds its estimated net realizable value and to provide for on-hand inventory that is either obsolete or in excess of forecasted demand.
Other goods (merchandises, spare parts and components)
Cost of other goods sold generally includes cost of purchase of merchandise, spare-parts and other goods, including transportation costs.
Services
Cost of services and other revenue mainly includes labour cost and cost of depreciation of associated assets used for providing the services.
t)   Research and development expenses
All costs associated with research and development (“R&D”) are expensed as incurred. R&D expenses are primarily comprised of charges for R&D and consulting work performed by third parties; salaries, bonuses and benefits for those employees engaged in research, design and development activities; license expenses related to intellectual property of designing and developing cars; and allocated costs, including depreciation and amortization and other costs.
u)   Selling and distribution costs
Selling and distribution costs consist primarily of marketing and advertising expenses, salaries and other expenses related to sales and marketing personnel. Advertising expenses consist primarily of costs for the promotion of the Company’s image and product marketing. The Group expenses all advertising costs as incurred and classifies these costs under Selling and distribution costs. For the year ended December 31, 2021, 2022 and 2023, advertising cost totalled VND614,805 million, VND1,839,069 million and VND1,266,417 million (USD53.1 million), respectively.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
v)   Taxes
Current income tax
Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted at the reporting date in the countries where the Group operates and generates taxable income.
Current income tax relating to items recognized directly in equity is recognized in equity and not in the consolidated statement of operations. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.
Deferred tax
The Group follows the liability method of accounting for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”). Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in tax rate.
The Group accounts for uncertainties in income taxes in accordance with ASC 740. Interest and penalties arising from underpayment of income taxes shall be computed in accordance with the related tax law. The amount of interest expense is computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return. Interest and penalties recognized in accordance with ASC 740 are classified in the consolidated statement of operations as income tax expense.
The Group recognizes in its consolidated financial statements the impact of a tax position if a tax return position or future tax position is “more likely than not” to prevail based on the facts and technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold is measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The actual benefits ultimately realized may differ from the Group’s estimates. As each audit is concluded, adjustments, if any, are recorded in the Group’s consolidated financial statements. Additionally, in future periods, changes in facts, circumstances, and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur.
Uncertainties exist with respect to the interpretation of complex tax regulations, changes in tax laws, and the amount and timing of future taxable income. Given the wide range of business relationships and the long-term nature and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expense already recorded. The Group establishes provisions, based on reasonable estimates, for possible consequences of audits by the tax authorities. The amount of such provisions is based on various factors, such as experience of previous tax audits and differing interpretations of tax regulations by the taxable entity and the responsible tax authority. Such differences of interpretation may arise on a wide variety of issues depending on the conditions prevailing in the respective tax

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
jurisdictions. No significant provisions have been made in the consolidated financial statements for the year then ended December 31, 2023 and 2022 (Note 18).
w)   Share-based payment
The Company has several compensation plans that provide for the granting of share-based compensation to certain employees and directors. Share-based compensation plans are accounted for in accordance with ASC 718, Compensation — Stock Compensation and ASU 2018-07 — Compensation — Stock compensation (Topic 718) — Improvements to non-employee share-based payment accounting.
Employees’ share based compensation awards are measured at the grant date fair value of the awards and recognized as expenses a) immediately at the grant date if no vesting conditions are required; or b) for share options or restricted shares granted with only service conditions, using the straight-line vesting method, net of estimated forfeitures, over the vesting period; or c) for share options where the underlying share is liability within the scope of ASC 480, using the graded vesting method, net of estimated forfeitures, over the vesting period, and re-measuring the fair value of the award at each reporting period end until the award is settled.
All transactions in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.
For equity-settled transactions, the cost is determined by the fair value at the date when the grant is determined with reference to the grant-date share price and, where applicable, using a Monte Carlo simulation model. Share-based compensation expense is recognized in selling, general and administration expense in the Consolidated statements of operations, together with a corresponding increase in equity, over the period in which the service and, where applicable, the performance conditions are fulfilled (“vesting period”). The cumulative expense is recognized for equity-settled transactions at each reporting date using the graded vesting method and reflected the Company’s best estimate of the number of equity instruments that will ultimately vest. The expense in the Consolidated statements of operations for a period represents the movement in cumulative expense recognized as at the beginning and end of that period.
Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Company’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there were also service and/or performance conditions.
Compensation cost related to the equity grant of the ultimate parent company awards to employees of the Company of the ultimate parent company’s shares are recognized in the Company’s consolidated financial statements with a corresponding credit to equity, representing the ultimate parent company’s deemed capital contribution.
Compensation for cash-settled transactions granted by Vietnam Investment Group Joint Stock Company (“VIG” — a shareholder) to employees and non-employees of the Company are recognized in the Company’s consolidated financial statements with a corresponding credit to equity, representing the shareholder’s deemed capital contribution. Such amount is remeasured at each reporting date up to and including the settlement date.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
x)   Government grant
The Group’s subsidiaries received government subsidies from certain local governments. The Group’s government subsidies consisted of specific subsidies and other subsidies. Specific subsidies are subsidies that the local government has provided for a specific purpose, such as factory development and renewal of production facilities. Other subsidies are the subsidies that the local government has not specified its purpose for and are not tied to future trends or performance of the Group; receipt of such subsidy income is not contingent upon any further actions or performance of the Group and the amounts do not have to be refunded under any circumstances. The Group recorded specific purpose subsidies as advances payable when received in case of the all the conditions are not met. For specific subsidies, upon government acceptance of the related project development or asset acquisition, the specific purpose subsidies are recognized to reduce related the cost of asset acquisition in case of all the attached contingent conditions are met. Other subsidies are recognized as other operating income upon receipt as further performance by the Group is not required.
Site Development Agreement
The Group’s subsidiaries have the Site Development Agreement with North Carolina Department of Commerce (“NC DOC”), pursuant to which, the Group’s subsidiaries are required to submit relevant documents to request for reimbursement of costs associated with the land levelling up to USD125 million. For the year ended December 31, 2023, the Group’s subdiaries received an amount of USD16.2 million in cash from this incentive. As of December 31, 2023, such amount of incentive was recorded in the account of other long-term liabilities due to the uncertainty of certain events and conditions for Recovery of Funds as specified in the Site Development Agreement.
Subsequently, the Group’s subsidiaries submitted the second Requisition to NC DOC for Appropriate Proceeds on January 18, 2024 for reimbursement of eligible expenses for the amount of USD 20.8 million. On January 26, 2024, the Group’s subsidiaries received the USD 20.8 million reimbursement from NC DOC for the eligible site restoration expenses.
y)   Foreign currencies
The consolidated financial statements are presented in VND. For each entity, the Group determines the functional currency and items included in the financial statements of each entity are measured using that functional currency.
Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date. Differences arising on settlement or translation of monetary items are recognized in profit or loss.
Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions.
In determining the spot exchange rate to use on initial recognition of the related asset, expense or income (or part of it) on the derecognition of a non-monetary asset or non-monetary liability relating to advance consideration, the date of the transaction is the date on which the Group initially recognizes the non-monetary asset or non-monetary liability arising from the advance consideration. If there are multiple payments or receipts in advance, the Group determines the transaction date for each payment or receipt of advance consideration.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
The assets and liabilities of foreign operations are translated into VND at the rate of exchange prevailing at the reporting date and their consolidated statement of operations are translated at monthly average functional exchange rates. The exchange differences arising on translation for consolidation are recognized in Other components of equity in the consolidated statement of shareholders’ equity.
Convenience Translation
Translations of balances in the consolidated balance sheet, consolidated statement of operations, consolidated statement of other comprehensive loss and consolidated statement of cash flows from VND into USD as of and for the year ended December 31, 2023 are solely for the convenience of the reader and were calculated at the rate of USD1.00 = VND23,866, representing the central exchange rate quoted by the State Bank of Vietnam Operations Centre as of December 31, 2023. No representation is made that the VND amounts represent or could have been, or could be, converted, realized or settled into USD at that rate on December 31, 2023, or at any other rate. The amounts shown in the consolidated financial statements have been rounded or truncated as deemed appropriate by the management. Accordingly, numerical figures shown as totals in certain tables might not be an arithmetic aggregation of the figures that precede them.
z)   Fair value measurement
The Group applies ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided for fair value measurements.
ASC 820 establishes a three tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:
•
Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 — Includes other inputs that are directly or indirectly observable in the marketplace.

•
Level 3 — Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.
Financial instruments include cash and cash equivalents, trade receivables, certain other receivables, short-term derivative asset, other investments, long-term derivative asset, amounts due from related parties, certain other non-current assets, accounts payable, accruals, short-term derivative liabilities, short-term loans, long-term borrowings, long-term derivative liabilities, amounts due to related parties, and certain other current liabilities. The carrying values of the financial instruments included in current assets and liabilities approximate their fair values due to their short-term maturities. The carrying amount of long-term borrowings approximates its fair value due to the fact that the related interest rates approximate market rates for similar debt instruments of comparable maturities.
For fair value measurements categorized within Level 3 of the fair value hierarchy, the Group uses its valuation processes to decide its valuation policies and procedures and analyse changes in fair value measurements from period to period. For assets and liabilities that are recognized in the financial statements

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting.
aa)   Commitments and contingencies
In the normal course of business, the Group is subject to contingencies, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.
If the assessment of a contingency indicates that it is probable that a loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the Group’s consolidated financial statements. If the assessment indicates that a potential loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.
Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.
ab)   Current expected credit loss
In 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”), which amends previously issued guidance regarding the impairment of financial instruments by creating an impairment model that is based on expected losses rather than incurred losses. The Group has early adopted this ASC Topic 326 and several associated ASUs.
The Group’s cash and cash equivalents, accounts receivable, net investment in sales-type lease, certain other receivables, and other current assets are in scope of ASC Topic 326. The Group’s loan receivables from related parties (entities under common control) are excluded from the scope of ASC Topic 326.
The Group has identified the relevant risk characteristics of its customers and the related cash and cash equivalents, accounts receivable, certain other receivables, amounts due from other related parties, other current assets and other non-current assets which include size, type of the services or the products the Group provides, or a combination of these characteristics. Receivables and amounts due from related parties with similar risk characteristics have been grouped into pools. For each pool, the Group considers the historical credit loss experience, current economic conditions, supportable forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses. Other key factors that influence the expected credit loss analysis include customer demographics, payment terms offered in the normal course of business to customers, and industry-specific factors that could impact the Group’s receivables. Additionally, external data and macroeconomic factors are also considered. This is assessed at each reporting date based on the Group’s specific facts and circumstances. As of December 31, 2023 and 2022, the allowance for credit losses of the financial assets was insignificant.
Write-off and recoveries of financial assets
When the Group deems all or a portion of a financial asset to be uncollectible, it will reduce the allowance for current expected credit losses by the same amount as the portion that is being written off.
An instrument is considered to be recoverable when it no longer meets any of the default criteria. The decision whether to incorporate an estimate of expected recoveries depends on supportable factors such as

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
consideration (e.g. cash) in satisfaction of some or all of the amounts it previously wrote off and historical recoveries in the historical data.
ac)   Loss per share
Basic loss per share is computed by dividing net loss attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the year. Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders, as adjusted for the dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive.
ad)   Financial assets transfered that qualify for sale accounting in accordance with ASC 860
US and Canadian market
In connection with the vehicle financing program, the Group sells its receivables to its commercial banking partners. Such transfers are accounted for as sales of receivables with the de-recognition of such receivables from its Consolidated balance sheet as the Group has met all the de-recognition criteria of ASC 860, Transfers and Servicing. The Company does not hold a retained interest in the receivables sold nor is it responsible for the collection and administrative responsibilities of the sold receivables.
ae)   Recent accounting pronouncements
Under the Jumpstart Our Business Startups Act of 2012, as amended (“the JOBS Act”), the Company meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with accounting standards update, which delays the adoption of these accounting standards until they would apply to private companies.
ASU 2023-09, Income Taxes (Topic 740):   Improvements to Income Tax Disclosures
On December 14, 2023, FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, on improvements to income tax disclosures. The standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions.
This ASU applies to all entities subject to income taxes. For public business entities (PBEs), the new requirements will be effective for annual periods beginning after December 15, 2024. For entities other than public business entities (non-PBEs), the requirements will be effective for annual periods beginning after December 15, 2025. The guidance will be applied on a prospective basis with the option to apply the standard retrospectively. Early adoption is permitted.
This ASU will result in the required additional disclosures being included in our consolidated financial statements, once adopted.
ASU 2023-07, Segment Reporting (Topic 280):   Improvements to Reportable Segment Disclosures
On November 23, 2023, FSAB issued ASU 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). This ASU updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
(“CODM”) and included within each reported measure of a segment’s profit or loss. This ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Adoption of the ASU should be applied retrospectively to all prior periods presented in the financial statements. Early adoption is also permitted. This ASU will likely result in the required additional disclosures being included in our consolidated financial statements, once adopted.
ASU 2023-01, Leases (Topic 842):   Common Control Arrangements
On March 27, 2023, FASB issued ASU 2023-01, Leases (Topic 842): Common Control Arrangements. The amendments require all companies to amortize leasehold improvements associated with common control leases over the asset’s useful life to the common control group regardless of the lease term and allow private and certain not-for-profit entities to use the written terms and conditions of an agreement to account for common control leases without further assessing the legal enforceability of those terms.
The amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been made available for issuance.
The amendments are not expected to have a material impact on the Group.
ASU 2021-08, Business Combinations (Topic 805):   Accounting for Contract Assets and Contract Liabilities from Contracts with Customers
In October 2021, FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The amendments in this Update address diversity and inconsistency related to the recognition and measurement of contract assets and contract liabilities acquired in a business combination. The amendments in this Update require that an acquirer recognizes and measures contract assets and contract liabilities acquired in a business combination in accordance with Topic 606, Revenue from Contracts with Customers.
The amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The amendments in this Update should be applied prospectively to business combinations occurring on or after the effective date of the amendments. Early adoption of the amendments is permitted, including adoption in an interim period. An entity that early adopts in an interim period should apply the amendments (1) retrospectively to all business combinations for which the acquisition date occurs on or after the beginning of the fiscal year that includes the interim period of early application and (2) prospectively to all business combinations that occur on or after the date of initial application.
The amendments are currently not expected to have a material impact on the Group’s consolidated financial statements.
ASU 2020-10, Codification Improvements
In October 2020, FASB issued ASU 2020-10, Codification Improvements. The amendments in this Update represent changes to clarify the Codification, correct unintended application of guidance, or make minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
2.1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
The amendments are effective for annual periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022. Early application of the amendments in this Update is permitted for public business entities for any annual or interim period for which financial statements have not been issued. For all other entities, early application of the amendments is permitted for any annual or interim period for which financial statements are available to be issued. The amendments in this Update should be applied retrospectively. An entity should apply the amendments at the beginning of the period that includes the adoption date.
The amendments did not have a material impact on the Group’s consolidated financial statements.
2.2.   RESTATEMENT OF THE FINANCIAL STATEMENTS
The financial statements of the Group as of December 31, 2023 and for the year then ended were restated for a correction of accounting errors relating to recognition of revenue from sale of vehicles on the bill-and-hold basis, an omission of disclosure of accounting policy on the bill-and-hold sale transaction (see Note 2.1 (r)) and an error in accounting for an after-sale policy. Details are as follows:
•
The sale of 454 electric vehicles and 2,192 e-scooters to GSM JSC were invoiced and recorded as revenue in fiscal year 2023. However, the dispatching for delivery began in early 2024. Therefore, the Group corrected this error by adjusting the corresponding revenue, amount due to a related party, other receivables, cost of sale, inventories, accrual for sale transaction, warranty provided and the related impact of provision for inventories;

•
The Group sold 205 electric vehicles to an unrelated third party in Vietnam in 2023 and recognized revenue from those sales for fiscal year 2023. However, the risks and controls of those vehicles had not been fully transferred to the customer. Therefore, the Group corrected this error by adjusting the corresponding revenue, advance from customer, other receivables, cost of sale, inventories, accrual for sale transaction, warranty provided and the related impact of provision for inventories; and

•
In June 2023, the Group announced an after-sales policy that provides eligible customers with cash or service vouchers if their vehicles experience a technical issue that requires servicing. The Group recognized expenses in relation to vehicles sold prior to effectiveness of this policy in selling and distribution costs in fiscal year 2023 rather than as a reduction to revenue. As the after-sales expenses policy is tied to previously recognized revenue and current customer agreements, the support provided is consideration payable to a customer and should have been recorded as a reduction to revenue during fiscal year 2023. Accordingly, the Group corrected this error by decreasing selling and distribution costs and revenue by the same amount.

The financial statements of the Group as of December 31, 2023 and for the year then ended have been updated to correct these above accounting errors. Details are as follows:

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
2.2.   RESTATEMENT OF THE FINANCIAL STATEMENTS (continued)
CONSOLIDATED BALANCE SHEET
As of December 31, 2023	As previously reported	Restatement adjustments	As restated	As restated
	VND million	VND million	VND million	USD
ASSETS
Inventories, net	28,665,995	676,066	29,342,061	1,229,450,306
Short-term prepayments and other receivables	7,229,475	91,298	7,320,773	306,744,867
Short-term amounts due from related parties	3,080,663	(475,297)	2,605,366	109,166,429
Total current assets	48,727,173	292,067	49,019,240	2,053,936,143
TOTAL ASSETS	131,336,580	292,067	131,628,647	5,515,320,833
EQUITY AND LIABILITIES
CURRENT LIABILITIES
Deposits and down-payment from customers	864,416	323,487	1,187,903	49,773,862
Short-term accruals	11,150,656	(13,228)	11,137,428	466,665,047
Other current liabilities	10,027,293	(3,507)	10,023,786	420,002,765
Total current liabilities	138,481,278	306,752	138,788,030	5,815,303,360
Other non-current liabilities	2,220,295	(26,042)	2,194,253	91,940,543
Long-term deferred revenue	1,810,098	(30,736)	1,779,362	74,556,356
Total non-current liabilities	58,865,965	(56,778)	58,809,187	2,464,140,912
Accumulated losses	(184,588,076)	42,051	(184,546,025)	(7,732,591,343)
Deficit attributable to equity holders of the parent	(143,377,986)	42,051	(143,335,935)	(6,005,863,362)
Non-controlling interests	77,367,323	42	77,367,365	3,241,739,923
Total deficit	(66,010,663)	42,093	(65,968,570)	(2,764,123,439)
TOTAL DEFICIT AND LIABILITIES	131,336,580	292,067	131,628,647	5,515,320,833
CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2023
Sales of vehicles	26,226,366	(808,182)	25,418,184	1,065,037,459
Revenues	28,712,051	(808,182)	27,903,869	1,169,189,181
Cost of vehicles sold	(39,153,375)	704,868	(38,448,507)	(1,611,015,964)
Cost of sales	(41,938,825)	704,868	(41,233,957)	(1,727,728,023)
Gross loss	(13,226,774)	(103,314)	(13,330,088)	(558,538,842)
Selling and distribution costs	(5,806,552)	145,407	(5,661,145)	(237,205,439)
Operating loss	(40,453,159)	42,093	(40,411,066)	(1,693,248,387)
Loss before income tax expense	(57,382,539)	42,093	(57,340,446)	(2,402,599,765)
Net loss for the year	(57,471,671)	42,093	(57,429,578)	(2,406,334,451)
Net loss attributable to non-controlling interests	(74,807)	42	(74,765)	(3,132,699)
Net loss attributable to controlling interest	(57,396,864)	42,051	(57,354,813)	(2,403,201,751)

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
2.2.   RESTATEMENT OF THE FINANCIAL STATEMENTS (continued)
CONSOLIDATED STATEMENT OF OTHER COMPREHENSIVE LOSS
For the year ended December 31, 2023	As previously reported	Restatement adjustments	As restated	As restated
	VND million	VND million	VND million	USD
Net loss for the year	(57,471,671)	42,093	(57,429,578)	(2,406,334,451)
Total comprehensive loss for the year, net of tax	(57,753,479)	42,093	(57,711,386)	(2,418,142,378)
Net loss attributable to non-controlling interests	(74,807)	42	(74,765)	(3,132,699)
Comprehensive loss attributable to controlling interest	(57,678,672)	42,051	(57,636,621)	(2,415,009,679)
	VND	VND	VND	USD
Net loss per share attributable to ordinary shareholders
Basic and diluted	(24,838)	18	(24,820)	(1.04)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the year ended December 31, 2023
Accumulated losses	(184,588,076)	42,051	(184,546,025)	(7,732,591,343)
Non-controlling interests	77,367,323	42	77,367,365	3,241,739,923
Total Shareholders’ equity	(66,010,663)	42,093	(65,968,570)	(2,764,123,439)
CONSOLIDATED STATEMENTS OF CASH FLOW
For the year ended December 31, 2023
Net loss for the year	(57,471,671)	42,093	(57,429,578)	(2,406,334,451)
Provision related to compensation expenses, assurance-type warranties and net realizable value of inventories	8,692,883	(13,767)	8,679,116	363,660,270
Change in working capital:
Trade receivables, advance to suppliers, net investment in sales-type lease	1,313,596	475,296	1,788,892	74,955,669
Inventories	(12,541,863)	(691,848)	(13,233,711)	(554,500,587)
Trade payables, deferred revenues, and other payables	(9,660,611)	279,522	(9,381,089)	(393,073,325)
Prepayments, other receivables and other assets	(547,480)	(91,296)	(638,776)	(26,765,105)
The disclosure in Note 2.1, Summary of significant accounting policies, also added a supplemental accounting policy for Bill-and-hold arrangement (Note 2.1(r), Revenue recognition).

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
3.   CONCENTRATION OF RISKS
Market risk
Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. The management focuses on two types of market risk, i.e., interest rate risk and currency risk. Financial instruments affected by market risks include loans and borrowings, corporate bonds, financial assets and financial liabilities at fair value through profit or loss.
Interest rate risk
Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of changes in market interest rates relates primarily to the Group’s debt obligations with floating interest rates. To manage this, the Group enters into interest rate swaps for loan contracts, in which it agrees to exchange, at specified intervals, the difference between fixed and variable rate interest amounts calculated by reference to an agreed-upon notional principal amount.
Foreign currency risk
Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Group’s exposure to the risk of changes in foreign currency rates relate primarily to the Group’s operating activities (when revenues or expenses are denominated in a different currency from the Group’s functional currency) and the Group’s borrowings in foreign currency. To manage this, the Group enters into foreign exchange rate swap and forward foreign exchange for loan contracts.
Liquidity risk
The Group’s objective is to maintain a balance between continuity of funding and flexibility through the use of bank loans and corporate bonds, selling ordinary shares, seeking financial support from Vingroup, including in the form of debt financing, corporate loan guarantees, capital contributions and cash grants. The Group has managed liquidity risk by arranging for long-term credit facilities with the banks, or issuing long-term corporate bonds, to ensure that the loans and bonds will be repaid. The Group determines the liquidity risk based on terms of contracts. For accruals and other liabilities, the Group uses its judgement to determine the appropriate level of liquidity risk exposed to these liabilities.
Supply risk
The Group is dependent on its suppliers. The inability of these suppliers to deliver necessary components of products in a timely manner at prices, quality levels and volumes acceptable to the Group, or its inability to efficiently manage these components from these suppliers, could have a material adverse effect on its business, prospects, financial condition and operating results.
Credit Risk
The Group performs ongoing credit evaluations of customers’ financial condition whenever deemed necessary. The Group maintains an allowance for credit losses based on the expected collectability of all accounts receivable, which takes into consideration an analysis of historical bad debts, specific customer creditworthiness, customers’ bank guarantee (if applicable) and current economic trends. The Group believes that concentration of credit risk is limited because of credit quality of the customer base, small account balances for most of these customers. The pricing term was determined based on management’s assessment

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
3.   CONCENTRATION OF RISKS (continued)
of market-based pricing terms. As of December 31, 2023, receivable from GSM JSC accounted for 66% of accounts trade receivables (including trade receivables from related parties). No other customers individually accounted for 10% or more of accounts receivable as of December 31, 2023.
4.   CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Cash and cash equivalents comprise cash on hand, cash in banks, cash in transit and short-term, highly liquid investments, which are unrestricted as to withdrawal and use, with an original maturity of not more than three months that are readily convertible into known amount of cash and that are subject to an insignificant risk of change in value.
Restricted cash is comprised primarily of cash as collateral for letters of credit issued to the landlords for certain of the Group’s leased facilities, autonomous vehicle manufacturing surety bonds and cash held as collateral for sales to commercial banking partner/leasing company with a resale value guarantee. The restricted cash is recorded as an item of short-term prepayments and other receivables and other non-current assets in the consolidated balance sheets. The Company determines current or non-current classification based on the expected duration of the restriction.
Details of cash and cash equivalent and restricted cash are presented in the consolidated statements of cash flows as below:
	As of December 31,
	2021	2022	2023	2023
	VND million	VND million	VND million	USD
Cash on hand	99	382	1,279	53,591
Cash at banks	2,574,817	4,271,060	4,000,993	167,644,054
Cash equivalents	450,000	—	—	—
Total cash and cash equivalents	3,024,916	4,271,442	4,002,272	167,697,645
Short-term restricted cash in short-term prepayments and other receivables	—	—	96,446	4,041,146
Long-term restricted cash in other non-current assets	—	—	660,363	27,669,614
Total cash, cash equivalents and restricted cash	3,024,916	4,271,442	4,759,081	199,408,405
5.   TRADE RECEIVABLES
	As of December 31,
	2022	2023	2023
	VND million	VND million	USD
Receivables from sale of finished goods and merchandises(i)	538,697	329,952	13,825,191
Receivables from disposal of assets and raw materials	76,341	61,333	2,569,890
Others	37,884	73,241	3,068,843
TOTAL	652,922	464,526	19,463,924

(i)
This represents trade receivables from sale of automobiles, e-scooters, and spare-parts, which are unconditional (i.e., only the passage of time is required before payment of the consideration is due).

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
6.   ADVANCES TO SUPPLIERS
The advances to suppliers pertain primarily to amounts advances to suppliers, procurement agents who undertake the procurement of machinery, equipment, and component parts for the Group. It also includes advances to construction contractors engaged in the Group’s manufacturing projects and advances made for the purchase of other goods and services.
7.   INVENTORIES, NET
The classification of inventory balance as of December 31, 2023 and 2022 is as follows:
	At lower of cost and net realizable value
	As of December 31,
	2022	2023	2023
		(Restated)	(Restated)
	VND million	VND million	USD
Raw materials	12,096,176	14,557,976	609,988,100
Finished goods, including service parts	3,733,281	9,253,820	387,740,719
Good in transit	2,479,342	1,862,582	78,043,325
Work in progress	2,976,984	3,420,292	143,312,327
Merchandises	124,375	25,343	1,061,887
Tools and spare parts	197,119	222,048	9,303,948
TOTAL	21,607,277	29,342,061	1,229,450,306
As of December 31, 2023, inventories with the carrying value of VND936.3 billion (USD39.2 million) (2022: VND500 billion) are used as collateral for borrowings of the Group as presented in Note 11.
Finished goods include vehicles, e-scooters and service parts.
Battery leases accounted for as operating leases (Note 2(q)) are transferred to Property, Plant and Equipment once the lease commences (concurrently with the sales of vehicles).
Out of the total amount recognized for inventories on December 31, 2023, inventories measured at cost amounted to VND37,264.5 billion (USD1,561.4 million), as restated (2022: VND27,854.2 billion, 2021:VND9,208,796 million). Inventory write-downs recognized in cost of sales for the year ended 2023 were VND5,498.9 billion (USD230.4 million), as restated (2022: VND5,143.9 billion, 2021: VND2,385,334 million).
8.    SHORT-TERM PREPAYMENTS AND OTHER RECEIVABLES
	As of December 31,
	2022	2023	2023
		(Restated)	(Restated)
	VND million	VND million	USD
Financial assets:
Cash collateral to support Standby letter of credit issuances and other financial assets(i)	808,518	358,883	15,037,417
Short-term restricted cash	—	96,446	4,041,146
Subtotal	808,518	455,329	19,078,563

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
8.    SHORT-TERM PREPAYMENTS AND OTHER RECEIVABLES (continued)
	As of December 31,
	2022	2023	2023
		(Restated)	(Restated)
	VND million	VND million	USD
Non-financial assets:
Valued added tax deductible	4,697,711	5,807,909	243,354,940
Import tax to be refunded	604,755	592,559	24,828,585
Other receivables	12,697	9,245	387,371
Other prepaid expenses and others	333,488	455,731	19,095,408
Subtotal	5,648,651	6,865,444	287,666,304
TOTAL	6,457,169	7,320,773	306,744,867

(i)
This mainly comprises deposit for lease contracts and secured deposit held in designated bank accounts for being pledged for autonomous vehicle manufacturing surety bonds issued by counterparty.

9.   PROPERTY, PLANT AND EQUIPMENT, NET
	As of December 31,
	2022	2023	2023
	VND million	VND million	USD
Freehold land	1,854,095	2,014,497	84,408,657
Buildings and structures	18,212,817	20,730,635	868,626,288
Machinery and equipment	42,641,762	53,408,565	2,237,851,546
Leased-out batteries	2,383,095	4,782,818	200,403,000
Vehicles	1,135,902	2,316,130	97,047,264
Office equipment	861,099	845,043	35,407,819
Others	92,280	102,120	4,278,890
Subtotal	67,181,050	84,199,808	3,528,023,464
Less: Accumulated depreciation	(8,938,736)	(14,443,576)	(605,194,670)
Less: Impairment charges	(1,053,647)	(2,077,258)	(87,038,381)
Total property, plant and equipment, net	57,188,667	67,678,974	2,835,790,413
The Group recorded depreciation expenses of VND5,849,238 million (USD245.1 million), VND3,924,658 million and VND3,981,389 million for the years ended December 31, 2023, 2022 and 2021 respectively.
In 2023, the Group identified specific impairment indicators associated with individual assets of leased-out batteries due to competitive lease subscription fee provided to customers. The Group impaired these identified assets based on contractual lease payments agreed with customers. Impairment charges of VND1,023,611 million (USD42.9 million) relating to leased-out batteries under the Automotive and E-scooter segments were recognized during the year (2022: VND1,053,647 million).
As of December 31, 2023, a portion of property, plant and equipment was mortgaged with banks to secure the Group’s loans and debts (Note 11).

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
9.   PROPERTY, PLANT AND EQUIPMENT, NET (continued)
As of December 31, 2022, certain items of property, plant and equipment were classified as non-current assets held for sale due to the plan to dispose of these assets (Note 23).
During the year, the amount of interest cost that has been capitalized is VND669.4 billion (USD28.0 million) (2022: VND357 billion, 2021: VND323 billion).
10.   INTANGIBLE ASSETS, NET AND GOODWILL
	As of December 31, 2022			As of December 31, 2023
	Cost	Accumulated amortization	Net carrying value	Cost	Accumulated amortization	Net carrying value	Net carrying value
	VND million	VND million	VND million	VND million	VND million	VND million	USD
Finite-lived intangible assets:
License	3,903,095	(3,698,305)	204,790	3,690,720	(3,690,720)	—	—
Software(i)	1,442,065	(608,416)	833,649	2,046,815	(887,418)	1,159,397	48,579,444
Purchased software under development phase	410,506	—	410,506	120,157	—	120,157	5,034,652
Others	17,176	(5,050)	12,126	18,446	(6,280)	12,166	509,763
Total	5,772,842	(4,311,771)	1,461,071	5,876,138	(4,584,418)	1,291,720	54,123,858

(i)
Weighted-average remaining useful life of 53 months as of December 31, 2023 (2022: 43 months, 2021: 48 months).

The Group recorded amortization expenses of VND466,454 million (USD19.5 million), VND2,341,850 million and VND897,562 million for the years ended December 31, 2023, 2022 and 2021, respectively.
The following table identifies the estimated amortization expense of the Group’s intangible assets as of December 31, 2023 for each of the next five years (in VND million):
2024	353,048
2025	356,247
2026	205,287
2027	153,558
2028 and thereafter	223,580
Impairment testing of goodwill of the Group
Allocation of goodwill
Goodwill has been allocated to the Group’s reporting units that are expected to benefit from the synergies of the combination. The reporting units are identified according to main product lines as follows:

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
10.   INTANGIBLE ASSETS, NET AND GOODWILL (continued)
	Goodwill allocated
	As of December 31,
Reporting unit	2022	2023	2023
	VND million	VND million	USD
Automotive	262,252	—	—
E-scooter	9,951	—	—
Total	272,203	—	—
The reporting unit of Automotive is one level below the Automobiles operating segment, whereas the E-scooter reporting unit and E-scooter operating segment are at the same level. The Group does not aggregate any reporting units for the purpose of testing goodwill for impairment.
Testing impairment for reporting units
The Group is required to test its goodwill for impairment annually and more frequently if indicators of impairment exist.
There were no accumulated impairment losses as of December 31, 2022.
As of December 31, 2023, the Group elected to bypass the qualitative assessment and proceeded directly to perform the quantitative goodwill impairment test for the reporting units.
For the purpose of fair value measurement, the current use of the assets is considered as the highest and best use. Accordingly, fair value is calculated using cash flow projections from financial budgets approved by management covering the period from the reporting dates to the end of next five financial years; and extrapolated using a steady growth rate (terminal growth rate) of 3% (in 2022: 3%). The after-tax discount rate applied to cash flow projections is 16% (2022: 15%). As a result of updating the estimates and assumptions after taking into account of actual performance, the estimated fair value of the automotive and e-scooter reporting units were less than their respective carrying values. Therefore, management recorded a full impairment of VND272 billion (USD11.4 million) for goodwill, for the year ended December 31, 2023.
11.   INTEREST-BEARING LOANS AND BORROWINGS
		As of December 31,
	Note	2022	2023	2023
		VND million	VND million	USD
Short-term
Loans from banks	11.1	6,268,276	21,307,941	892,815,763
Current portion of long-term loans	11.2	8,311,277	7,143,376	299,311,824
Current portion of bonds	11.3	—	11,443,465	479,488,184
TOTAL		14,579,553	39,894,782	1,671,615,771
Long-term
Loans from banks	11.2	27,652,234	22,590,438	946,553,172
Bonds	11.3	13,972,726	7,551,628	316,417,833
Loans from others		—	28,083	1,176,695
TOTAL		41,624,960	30,170,149	1,264,147,700
As of December 31, 2023, the remaining balance of undrawn lines of credit for short-term financing was VND2,176.6 billion (USD91.2 million). Interest rate and maturity date would be determined at disbursement date of the loans.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
11.   INTEREST-BEARING LOANS AND BORROWINGS (continued)
11.1   Short-term loans from banks
Details of the short-term loans from banks of the Group as of December 31, 2023 were as follows:
Bank	As of December 31, 2023		Maturity	Collateral
	VND million	USD (Convenience translation)
Vietnam Prosperity Joint Stock Commercial Bank	8,357,347	350,177,952	From January 2024 to June 2024	Sharing collateral with a group of companies guaranteed the ultimate parent company
Vietnam Technological and Commercial Joint Stock Bank	4,336,556	181,704,349	From January to November 2024	Sharing collateral with a group of companies guaranteed the ultimate parent company
Saigon – Hanoi Commercial Joint Stock Bank	1,999,554	83,782,536	From February 2024 to December 2024	Sharing collateral with a group of companies guaranteed by certain shares of the ultimate parent company
Joint stock Commercial Bank for Investment and Development of Viet Nam – Ha Thanh Branch	1,495,421	62,659,055	From March 2024 to June 2024	Certain shares of an affiliate of the Group held by the ultimate parent company
Joint stock Commercial Bank for Investment and Development of Viet Nam – Quang Trung Branch	1,300,000	54,470,795	From April 2024 to June 2024	Certain shares of an affiliate of the Group held by the ultimate parent company
Westlake Flooring Company, LLC	824,671	34,554,219	May 2024	Vehicles under loan contract
Ho Chi Minh City Development Joint Stock Commercial Bank	2,994,392	125,466,857	From January 2024 to June 2024	Certain shares of an affiliate of the Group held by the ultimate parent company
TOTAL	21,307,941	892,815,763

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
11.   INTEREST-BEARING LOANS AND BORROWINGS (continued)
Details of interest rate during the year of short-term borrowings as of December 31, 2023 were as follows:
Loans and borrowings	Currency	Interest rate applicable in 2023
Short-term Loans	VND	From 6.7% to 15%
UPAS Letter of Credit	VND	From 10.5% to 14.5%
11.2   Long-term loans from banks
Details of long-term borrowings as of December 31, 2023 were as follows:
Lenders	As of December 31, 2023		Maturity date	Collateral
	VND million	USD (Convenience translation)
Syndicated loan No.1	13,997,995	586,524,554	From March 2024 to September 2030	(i)
In which: current portion	2,176,904	91,213,609
Syndicated loan No.2	4,473,261	187,432,372	From May 2024 to November 2024	(i)
In which: current portion	4,473,261	187,432,372
Syndicated loan No.4	2,200,874	92,217,967	From June 2024 to December 2026	(i)
In which: current portion	358,215	15,009,428
Syndicated loan No.5	3,127,891	131,060,546	From November 2024 to November 2029	(i)
In which: current portion	129,791	5,438,322
Syndicated loan No.6	5,918,804	248,001,508	From November 2025 to November 2026	(i)
Loan from others	14,989	628,049	From January 2024 to October 2026	Unsercured
In which: current portion	5,205	218,093
TOTAL	29,733,814	1,245,864,996
In which:
Non-current portion	22,590,438	946,553,172
Current portion	7,143,376	299,311,824

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
11.   INTEREST-BEARING LOANS AND BORROWINGS (continued)
Details of long-term borrowings as of December 31, 2022 were as follows:
Lenders	As of December 31, 2022		Maturity date	Collateral
	VND million	USD (Convenience translation)
Syndicated loan No.1	15,287,959	640,574,834	From March 2023 to September 2030	(i)
In which: current portion	2,119,385	88,803,528
Syndicated loan No.2	5,563,099	233,097,251	From May 2023 to November 2024	(i)
In which: current portion	1,277,045	53,508,967
Syndicated loan No.3	4,714,072	197,522,501	April 2023	(i)
In which: current portion	4,714,072	197,522,501
Syndicated loan No.4	2,290,606	95,977,793	From December 2023 to December 2026	(i)
In which: current portion	176,775	7,406,981
Syndicated loan No.5	2,912,644	122,041,565	From November 2024 to November 2029	(i)
Syndicated loan No.6	5,137,283	215,255,300	From November 2025 to November 2026	(i)
Other loan from bank	57,848	2,423,868	From March 2023 to December 2024	(i)
In which: current portion	24,000	1,005,614
TOTAL	35,963,511	1,506,893,112
In which:
Non-current portion	27,652,234	1,158,645,521
Current portion	8,311,277	348,247,591

(i)
As of December 31, 2023 and 2022, these long-term loans were secured by:

•
Property, plant and equipment (Note 9), the Debt Service Reserve Account at the offshore account management bank, the Revenue Account at a commercial bank with outstanding balance and accumulated other related benefits arising from such account;

•
Certain shares of an affiliate held by another affiliate, certain shares of another subsidiary held by the ultimate parent company;

•
Payment guarantee from the ultimate parent company and a commercial bank. The payment guarantee from the commercial bank is secured by certain properties held by affiliates;

As of December 31, 2023, the Group’s collateral cover ratio was less than the required ratio specified in certain borrowing agreements with outstanding balance amounting to VND17,125,887 million (USD718 million). The Group subsequently restored the collateral cover ratio by adding additional assets into the collateral pursuant to the contractual agreements. By the date of the consolidated financial statements, the Group is in progress of completing administrative procedures with the relevant regulatory body to

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
11.   INTEREST-BEARING LOANS AND BORROWINGS (continued)
register the additional collaterals. Accordingly, VND14,819,192 million (USD621 million) under this borrowing agreement continued to be classified as non-current liabilities as of December 31, 2023.
Details of interest rate during the year of borrowings as of December 31, 2023 as follows:
Loans and borrowings	Currency	Interest rate applicable in 2023
Secured loans	VND	Floating interest rate, determined by the bank every six months, 10.2% to 11.8% per annum
Secured loans without swap contract	USD	Floating interest rate, from 4.93% to 9.09% per annum
Secured loans with floating interest rate swapped for fixed interest rate (also fixed transaction rate) under swap contracts (Note 20A)	USD	Fixed interest rate under swap contract from 4.1% to 9.15% per annum
11.3   Bonds
The balance as of 31 December 2023 includes bonds arranged by a third counterparty:
•
The bonds being due in December 2024 with a total issuance value of VND11,500 billion. The remaining principal balance of the bonds is VND11,443.5 billion (USD479.5 million) (net of issuance costs) as of December 31, 2023. These bonds are secured by shares of an affiliate in the Group held by the ultimate parent company, and bear interest at the rate ranging from 9% to 9.25% for the first year. In the following years, the interest rate is determined by the 3.8% to 3.9% marginal interest rates and 12-month saving interest rate for individuals (paid-in-arrears) of Joint Stock Commercial Bank for Foreign Trade of Vietnam, Bank for Investment and Development of Vietnam, Vietnam Joint Stock Commercial Bank for Industry and Trade and Vietnam Technological and Commercial Joint Stock Bank. The Company and its subsidiaries have received a guarantee (irrevocable and unconditional) for all payment obligations related to this bond from the ultimate parent company.

•
The bonds being due in May 2025 with a total issuance amount of VND2,000 billion. The remaining principal balance of the bonds is VND1,985.7 billion (USD83.2 million) (net of issuance costs) as at December 31, 2023. The bonds are secured by shares of an affiliate held by the ultimate parent company, are guaranteed (irrevocable and unconditional) by the ultimate parent company for entire repayment obligations relating to the bonds and bear interest at the rate of 9.26% for the first year. In the following years, the interest rate is determined by 3.9% marginal interest rate and 12-month saving interest rate for individuals (paid-in-arrears) of Joint Stock Commercial Bank for Foreign Trade of Vietnam, Bank for Investment and Development of Vietnam, Vietnam Joint Stock Commercial Bank for Industry and Trade and Vietnam Technological and Commercial Joint Stock Bank;

•
The bonds being due in September 2025 with a total expected issuance amount of VND1,200 billion, of which the Group received a disbursement of VND620 billion. The remaining principal balance of the bonds as of December 31, 2023 is VND614.1 billion (USD25.7 million) (net of issuance costs). The bonds are secured by shares of the ultimate parent company held by VIG and guaranteed by the ultimate parent company. The bonds bear interest at the rate of 10.42% for the first year. In the following years, the interest rate is determined by 5% marginal interest rate and 12-month saving interest rate for individuals (paid-in-arrears) of Joint Stock Commercial Bank for Foreign Trade of Vietnam, Bank for Investment and Development of Vietnam, Vietnam Joint Stock Commercial Bank for Industry and Trade and Vietnam Technological and Commercial Joint Stock Bank.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
11.   INTEREST-BEARING LOANS AND BORROWINGS (continued)
•
The bonds being due in January 2025 and March 2025 and with a total expected issuance amount of VND5,000 billion. The remaining principal balance of the bonds as of December 31, 2023 is VND4,951.8 billion (USD207.5 million) (net of issuance costs). The bonds are secured by shares of the ultimate parent company held by the Company’s General Director and bear interest at the rate from 14.4% to 14.5% per annum during the bond period.

12.   CONVERTIBLE DEBENTURE
On December 29, 2023, the Company entered into the Yorkville Securities Purchase Agreement pursuant to which the Company issued and sold to Yorkville the Convertible Debenture in the principal amount of USD50 million, which is convertible into the Company’s ordinary shares on the terms set forth therein, for a purchase price of USD48.75 million. Principal, interest and any other payments due under the Convertible Debenture will be paid in cash on July 1, 2024 (the “Maturity Date”), unless converted by Yorkville or redeemed by the Company. The Convertible Debenture bears interest at an annual rate of 4%, payable in cash at maturity. The Convertible Debenture provides that at any time on or after the Convertible Debenture is issued and remains outstanding, Yorkville is entitled to convert any portion of the outstanding and unpaid principal amount of the Convertible Debenture, together with any accrued but unpaid interest, into ordinary shares at a Conversion Price of USD10 per share (up to 5,100,000 ordinary shares issuable upon the conversion of the convertible debenture). The Conversion Price will be adjusted from time to time pursuant to the terms and conditions of the Convertible Debenture. If a portion of converted ordinary shares is reduced following requirement by SEC in registrable securities included in a registration statement, the corresponding Conversion Amount will be payable in cash.
The Company, at its option and in its sole discretion, has the right, but not the obligation, to redeem (each, an “Optional Redemption”) early a portion or all amounts outstanding under the Convertible Debenture, provided that the Company provide Yorkville with at least ten scheduled trading days’ prior written notice (each, a “Redemption Notice”) of our desire to exercise an Optional Redemption. Each Redemption Notice will be irrevocable and will specify the date for the Optional Redemption (each, a “Redemption Date”), the outstanding principal of the Convertible Debenture to be redeemed and the Redemption Amount (as defined below) applicable to such principal. With respect to any Redemption Notice, the “Redemption Amount” will be an amount equal to the outstanding principal actually being redeemed by the Company (after giving effect to any conversions with a Conversion Date prior to the relevant Redemption Date) on the relevant Redemption Date, plus the applicable Redemption Premium, plus all accrued and unpaid interest on the principal amount being redeemed by the Company to, but excluding, the relevant Redemption Date. “Redemption Premium” means 5% of the principal amount being redeemed pursuant to an Optional Redemption.
Yorkville may declare the full unpaid principal amount of the Convertible Debenture, together with interest and other amounts owing in respect thereof, immediately due and payable in cash upon the occurrence of certain specified events of default and mandatory prepayment event. Upon the occurrence and during the continuance of certain specified additional interest event related to breach of Yorkville Registration Rights Agreement, interest will accrue on the outstanding principal balance of the Convertible
Debenture at a rate of 8% per annum. Without duplication of the specified additional interest event, upon the occurrence and during the continuance of any event of default, interest will accrue on the outstanding principal balance of the Convertible Debenture at a rate of 15% per annum.
Pursuant to the Registration Rights Agreement, the Company is required to file a registration statement registering the resale by Yorkville of any shares of the Company’s ordinary shares issuable upon conversion

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
12.   CONVERTIBLE DEBENTURE (continued)
of the Convertible Debentures. On February 23, 2024, the Company and Yorkville signed an Amendment to extend the filing deadline of such registration statement to March 31, 2024.
The fair value as of December 29, 2023, was based on the cash proceeds at issuance in accordance with ASC 820.
13.   DEPOSITS AND DOWN PAYMENT FROM CUSTOMERS
The balance as of December 31, 2023 is represents deposits and down payment received in advance from customers for sales of automobiles, escooters and service parts, which included VND329.7 billion (USD13.8 million) of refundable deposit liabilities and VND858.2 billion (USD36.0 million), as restated, non-refundable down-payment of contract liabilities. Revenue recognized in 2023 from these contract liabilities as of December 31, 2022 amounted to approximately VND2,717.1 billion (USD113.8 million) (in 2022: VND1,009 billion, in 2021: VND1,069 billion).
14.   DEFERRED REVENUE
Deferred revenue mainly related to service-type warranties, leasing activities for batteries and maintenance services consisted of the following:
	For the year ended December 31,
	2021	2022	2023	2023
	VND million	VND million	(Restated) VND million	(Restated) USD
Beginning balance of the year	9,087	43,283	606,843	25,427,093
Additions	122,035	615,265	1,480,143	62,018,897
Revenue recognized	(87,839)	(51,705)	(134,042)	(5,616,442)
Ending balance of the year	43,283	606,843	1,952,944	81,829,548
In which:
Short-term	17,338	107,448	173,582	7,273,192
Long-term	25,945	499,395	1,779,362	74,556,356
Deferred revenue is equivalent to the total transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied, as of the balance sheet dates. From the deferred revenue balance as of December 31, 2022, revenue recognized during the year ended December 31, 2023 was VND84.5 billion (USD3.5 million). Of the total deferred revenue as of December 31, 2023, the Group expects to recognize VND173.6 billion (USD7.3 million) of revenue in the next 12 months. The remaining balance will be recognized over the performance period.
15.   SHORT-TERM ACCRUALS
	As of December 31,
	2022	2023	2023
	VND million	(Restated) VND million	(Restated) USD
Accruals for the purchase of raw material, machines and equipment, information technology systems and development costs	7,885,194	8,186,016	342,999,078

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
15.   SHORT-TERM ACCRUALS (continued)
	As of December 31,
	2022	2023	2023
	VND million	(Restated) VND million	(Restated) USD
Accrued construction costs for factories and infrastructure	1,561,480	917,592	38,447,666
Accrued selling expenses	827,978	605,098	25,353,976
Accrued loan and bonds interests	500,259	668,000	27,989,609
Others	281,755	760,722	31,874,717
TOTAL	11,056,666	11,137,428	466,665,047

16.   OTHER LIABILITIES
	As of December 31,
	2022	2023	2023
	VND million	(Restated) VND million	(Restated) USD
Provision for contract penalty, compensations and purchase commitments	1,321,147	1,476,203	61,853,809
Tax payables	1,756,860	609,469	25,537,124
Assurance-type warranties	254,792	895,086	37,504,651
Payables to employees	631,064	773,628	32,415,486
Payables relating to business cooperation contract with Nam An(*)	—	5,814,429	243,628,132
Others	214,115	454,971	19,063,564
TOTAL OTHER CURRENT LIABILITIES	4,177,978	10,023,786	420,002,765
Assurance-type warranties	606,429	1,665,963	69,804,869
Payable relating to government grant	—	396,696	16,621,805
Others	—	131,594	5,513,869
TOTAL OTHER NON-CURRENT LIABILITES	606,429	2,194,253	91,940,543

(*)
On March 9, 2023, the Group entered into a business cooperation contract with Nam An Investment and Trading Joint Stock Company (“Nam An”), and a subsequent appendix to the contract (collectively refer as “the BCC”). According to the BCC, Nam An provided VND5,875 billion of cooperation capital to fund the development and construction of our automobile manufacturing facilities in Hai Phong.

In return for the cooperation capital, Nam An will be entitled to receive quarterly distributions of 0.25% of the Group’s total revenue from sale of electric vehicles in all markets during the cooperation period payment on the 10th day of the last month of each quarter. In addition, Nam An will receive 5% of cooperation capital at the end of contract if the Group cannot meet the revenue schedule as mutually agreed upon by both parties.
The BCC has a term of 18 months, commencing from March 10, 2023, after which Nam An may either receive the cooperation capital amount, extend the agreement for an additional 18 months, or convert the

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
16.   OTHER LIABILITIES (continued)
cooperation capital amount into a secured loan. The interest rate for the potential loan would be mutually agreed upon, based on market conditions at the time of conversion.
Details of movement of certain provisions during the year are as below:
Currency: VND million
	Provision for contract penalty and compensation	Provision related to purchase commitment	Assurance-type warranties	TOTAL
			(Restated)	(Restated)
At January 1, 2021:	—	1,444,833	428,046	1,872,879
Provision made during the year	4,340,322	65,981	178,377	4,584,680
Change in accounting estimate for pre-existing provisions	—	—	(211,399)	(211,399)
Reversal of provision	—	(245,101)	—	(245,101)
Offsetting against advances	(402,777)	—	—	(402,777)
Utilized	—	(1,087,302)	(59,554)	(1,146,856)
At December 31, 2021	3,937,545	178,411	335,470	4,451,426
At January 1, 2022:	3,937,545	178,411	335,470	4,451,426
Provision made during the year	272,779	—	740,710	1,013,489
Change in accounting estimate for pre-existing provisions	(157,349)	(7,728)	(25,024)	(190,101)
Utilized	(2,731,828)	(170,683)	(189,935)	(3,092,446)
At December 31, 2022	1,321,147	—	861,221	2,182,368
At January 1, 2023:	1,321,147	—	861,221	2,182,368
Provision made during the year(i)	1,111,317	—	1,843,776	2,955,093
Change in accounting estimate for pre-existing provisions	—	—	222,988	222,988
Utilized	(956,261)	—	(366,936)	(1,323,197)
At December 31, 2023	1,476,203	—	2,561,049	4,037,252
USD	61,853,809	—	107,309,520	169,163,329

(i)
The penalty and compensation costs incurred in 2023 were primarily related to the estimated charge from suppliers due to the cessation of production of certain e-scooter models and development of certain electric vehicle models.

17.   LEASES
Group as a lessee
The Group determines whether an arrangement is a lease at inception. The Group has entered into various non-cancellable operating lease agreements for lands, showrooms, ship, offices and tooling used in

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
17.   LEASES (continued)
its operations. The Group applies the short-term lease recognition exemption to its short-term leases (i.e., those leases that have a lease term of or less than 12 months).
As most of the leases do not provide an implicit rate, the Group uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.
The balances for the operating leases where the Group is the lessee are presented as follows:
	As of December 31,
	2022	2023	2023
	VND million	VND million	USD
Operating lease
Right-of-use assets – Operating lease	4,558,983	7,074,785	296,437,819
Total operating lease liabilities	4,025,234	6,847,762	286,925,417
In which:
Current portion of operating lease liabilities	768,883	1,520,305	63,701,710
Non-current operating lease liabilities	3,256,351	5,327,457	223,223,707
In which:
Lease liabilities from related parties(*)	689,846	1,098,369	46,022,333
Lease liabilities from third parties	3,335,388	5,749,393	240,903,084

(*)
Detail of balance of lease liabilities from related parties are as follows:

	As of December 31,
	2022	2023	2023
	VND million	VND million	USD
Vinhomes JSC	41,517	36,133	1,513,995
VHIZ JSC	—	480,290	20,124,445
Vincom Retail JSC	237,939	251,927	10,555,895
Vincom Retail Operation LLC	410,390	310,162	12,995,978
Others	—	19,857	832,020
TOTAL	689,846	1,098,369	46,022,333
The components of lease expense are as follows:
	For the year ended December 31,
	2021	2022	2023	2023
	VND million	VND million	VND million	USD
Operating lease expense	336,644	757,710	1,729,244	72,456,381
Finance lease expense	12,421	—	—	—

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
17.   LEASES (continued)
Other information related to operating leases where the Group is the lessee is as follows:
	As of December 31,
	2022	2023
Weighted-average remaining lease term: (months)
Operating lease	79	76
Weighted-average discount rate:
Operating leases	9.20%	11.26%
Supplemental cash flow information related to operating leases where the Group is the lessee was as follows:
	For the year ended December 31,
	2021	2022	2023	2023
	VND million	VND million	VND million	USD
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	289,642	638,235	1,549,627	64,930,319
As of December 31, 2023 and 2022, the maturities of operating lease liabilities (excluding short-term leases) were as follows:
	As of December 31,
	2022	2023	2023
	VND million	VND million	USD
Less than 1 year	811,630	1,611,095	67,505,866
From 1 to 2 years	905,685	1,829,025	76,637,266
From 2 to 3 years	904,013	1,700,901	71,268,792
From 3 to 4 years	822,308	1,513,648	63,422,777
From 4 to 5 years	647,396	949,310	39,776,670
Thereafter	2,086,969	2,711,211	113,601,399
TOTAL	6,178,001	10,315,190	432,212,770
Less: Imputed interest	2,152,767	3,467,428	145,287,353
Present value of lease obligations	4,025,234	6,847,762	286,925,417
Less: Current portion	768,883	1,520,305	63,701,710
Non-current portion of lease obligations	3,256,351	5,327,457	223,223,707
Group as a lessor
Operating Lease and Sales-type Lease Receivables
The Group is the lessor of batteries of EV and E-scooter (Note 2(p)).
As of December 31, 2023 and 2022, maturities of our operating lease and sales-type lease receivables from customers for each of the next five years and thereafter were as follows:

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
17.   LEASES (continued)
	Sale-type lease As of December 31,			Operating lease As of December 31,
	2022	2023	2023	2022	2023	2023
	VND million	VND million	USD	VND million	VND million	USD
Less than 1 year	18,677	107,553	4,506,536	92,632	165,767	6,945,739
From 1 to 2 years	18,677	107,553	4,506,536	92,632	165,767	6,945,739
From 2 to 3 years	18,677	107,553	4,506,536	92,632	165,767	6,945,739
From 3 to 4 years	18,677	107,553	4,506,536	92,632	165,767	6,945,739
From 4 to 5 years	18,677	107,553	4,506,536	92,632	165,767	6,945,739
Thereafter	56,031	322,353	13,506,789	367,748	653,545	27,383,935
TOTAL	149,416	860,118	36,039,469	830,908	1,482,380	62,112,630
Net investment in sales-type leases
Net investment in sales-type leases, which is the sum of the present value of the future contractual lease payments, is presented on the consolidated balance sheet as a component of prepaid expenses and other current assets for the current portion and as other assets for the non-current portion. Lease receivables relating to sales-type leases are presented on the consolidated balance sheet as follows:
	As of December 31,
	2022	2023	2023
	VND million	VND million	USD
Gross lease receivables	149,417	904,418	37,895,667
Received cash	(2,649)	(53,765)	(2,252,786)
Unearned interest income	(59,258)	(142,436)	(5,968,156)
Net investment in sales-type leases	87,510	708,217	29,674,725
Reported as:
Current net investment in sales-type lease	5,448	87,552	3,668,482
Non-current net investment in sales-type lease	82,062	620,665	26,006,243
Net investment in sales-type leases	87,510	708,217	29,674,725
Lease income in operating lease
	For the year ended December 31,
	2021	2022	2023	2023
	VND million	VND million	VND million	USD
Lease income relating to lease payments	11,466	26,387	233,817	9,797,059
Lease income relating to variable lease payments not included in the measurement of the lease receivable	7,770	14,065	67,272	2,818,722
18.   CORPORATE INCOME TAX
The tax report filed by the entities under the Group is subject to examination by the tax authorities. As the application of tax laws and regulations is susceptible to varying interpretations, the amounts reported in

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
18.   CORPORATE INCOME TAX (continued)
the consolidated financial statements are more-likely-than-not and could change based on the interpretation of tax law by the relevant legal authorities.
The major components of tax expense for the years ended December 31, 2023, 2022 and 2021 were:
	For the year ended December 31,
	2021	2022	2023	2023
	VND million	VND million	VND million	USD
Income taxes
Current income tax expense	58,701	—	111,426	4,668,859
Deferred income tax expense/(income)	150,536	946,738	(22,294)	(934,174)
Income tax expense reported in the consolidated statement of operations	209,237	946,738	89,132	3,734,685
The reconciliation of tax computed by applying the Vietnam’s statutory tax rate of 20% to the Group’s income tax expense of the years presented are as follows:
	For the year ended December 31,
	2021	2022	2023	2023
	VND million	VND million	VND million	USD
Loss before tax expense	(32,009,724)	(48,902,132)	(57,340,446)	(2,402,599,765)
Income tax benefit computed at the Vietnam statutory tax rate of 20%	(6,401,985)	(9,780,426)	(11,468,089)	(480,519,945)
Effect of preferential tax rates	3,086,200	4,397,659	5,189,246	217,432,638
Foreign tax rates differential	(128,853)	(232,379)	(348,459)	(14,600,645)
Non-deductible expenses	181,983	684,104	2,411,043	101,024,110
Change in valuation allowance	3,471,892	5,877,780	4,305,391	180,398,527
Estimated income tax expense	209,237	946,738	89,132	3,734,685
The Vietnam statutory income tax rate was used because the majority of the Group’s operations are based in Vietnam.
18.1   Current corporate income tax
Singapore
The Company incorporated in Singapore is subject to the Singapore Corporate Tax rate of 17% for the years ended December 31, 2023.
Vietnam
The statutory corporate income tax rate applied for subsidiaries in Vietnam is 20% of taxable income. For VinFast Vietnam, the entity was granted an incentive generated from investment project with the tax rate of 10% in the first consecutively 15 years commencing from the first year (2018) in which income from investment project is generated. VinFast Vietnam is entitled to an exemption from CIT for investment project for 4 years commencing from the first year (2021) in which a taxable income from investment project is

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
18.   CORPORATE INCOME TAX (continued)
earned, and a 50% reduction of CIT for the subsequent 9 years. Accordingly, for fiscal year 2023, VinFast Vietnam is entitled to a preferential tax rate of 10% and CIT exemption, leading to the effective tax rate of 0%.
Others
The CIT rates applicable to subsidiaries established in countries other than Singapore and Vietnam vary depending on the regulations of the local tax authorities.
18.2   Deferred tax
	For the year ended December 31,
	2021	2022	2023	2023
	VND million	VND million	(Restated) VND million	(Restated) USD
Deferred tax assets
Unrecognised tax loss carried forward	1,745,182	3,238,531	5,063,200	212,151,177
Deferred tax assets from lease back transaction	—	2,806,243	3,159,925	132,402,791
Written-off R&D expenses	118,549	877,778	2,135,639	89,484,581
Lease liabilities	384,044	904,451	1,063,152	44,546,719
Exceeding-deductible-cap interest expense carried forward	430,351	728,237	1,119,351	46,901,492
Start-up costs	—	704,720	794,479	33,289,156
Provision for net realizable value of inventory	11,281	192,142	446,205	18,696,262
Impairment of lease assets	—	122,954	44,663	1,871,407
Others	534,947	173,872	728,464	30,523,087
Total deferred tax assets	3,224,354	9,748,928	14,555,078	609,866,672
Less valuation allowance	(2,840,310)	(7,570,934)	(12,056,112)	(505,158,468)
Total deferred tax assets, net amount	384,044	2,177,994	2,498,966	104,708,204
Deferred tax liabilities
Deferred tax liabilities from lease back transaction	—	(2,115,120)	(2,202,528)	(92,287,271)
Right-of-use assets	(384,044)	(904,451)	(1,063,152)	(44,546,719)
Others	(1,243)	(106,404)	(158,973)	(6,661,066)
Total deferred tax liabilities	(385,287)	(3,125,975)	(3,424,653)	(143,495,056)
Net deferred tax liabilities	(1,243)	(947,981)	(925,687)	(38,786,852)
Reflected in the consolidated balance sheet as follows:
Deferred tax assets	50,219	—	—	—
Deferred tax liabilities	(51,462)	(947,981)	(925,687)	(38,786,852)
Deferred tax liabilities, net	(1,243)	(947,981)	(925,687)	(38,786,852)

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
18.   CORPORATE INCOME TAX (continued)
18.3   Valuation allowance for deferred tax assets
Full valuation allowances have been provided where, based on all available evidence, management determined that it is more likely than not that deferred tax assets will not be realizable in future tax years. Movement of valuation allowance is as follow:
	For the year ended December 31,
	2021	2022	2023	2023
	VND million	VND million	VND million	USD
Balance at beginning of the year	1,721,902	2,840,310	7,570,934	317,226,766
Additions	1,118,408	4,730,624	4,485,178	187,931,702
Balance at end of the year	2,840,310	7,570,934	12,056,112	505,158,468
Tax losses carried forward
The tax losses carried forward mainly come from Vietnamese entities, which are entitled to carry tax losses forward to offset against taxable income arising within five years subsequent to the year in which the loss was incurred.
As of December 31, 2023, the Group had accumulated tax losses of VND71,007.6 billion (USD2,975.3 million) available for offset against future taxable profit. These are estimated accumulated tax losses as per the CIT declarations of the consolidated entities which have not been finalized by the local tax authorities as of the date of these consolidated financial statements.
No deferred tax assets have been recognized in respect of these accumulated tax losses because future taxable profit cannot be ascertained at this stage.
The Group has tax losses mainly arising in Vietnam that will expire in several years for deduction against future taxable profit:
		Tax losses amount (Restated)	Forfeited amount	Tax losses amount after fortfeit (Restated)
Originating year	Can be utilized up to	VND million	VND million	VND million
2018	2023	38,141	(38,141)	—
2019	2024	3,159,750	—	3,159,750
2020	2025	10,146,449	—	10,146,449
2021	2026	16,833,932	—	16,833,932
2022	2027	26,647,819	—	26,647,819
2023	2028	5,032,327	—	5,032,327
TOTAL		61,858,418	(38,141)	61,820,277
As of December 31, 2023, the Group has tax losses arising in subsidiaries other than Vietnam of VND9,187.3 billion (USD385 million) that will be carried for deduction against future taxable profit depending on the local tax regulations.
Interest expense exceeds the prescribed threshold
The Group is entitled to carry forward interest expense exceeding the prescribed threshold that have not been deducted when calculating CIT for the current year (“non-deductible interest expenses”) to the

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
18.   CORPORATE INCOME TAX (continued)
following year when determining the total deductible interest expenses of the following year. The subsequent period that the interest expense can be carried forward to will not exceed consecutive period of 5 years subsequent to the year in which the non-deductible interest expense incurred. No deferred tax assets were recognised in respect of the remaining non-deductible interest expense because of the uncertainty in predicting whether this non-deductible interest expense will be carried forward in the remaining time limit or not.
Uncertain tax position
The management takes into account the requirement of ASC 740 for all uncertainty over income tax treatments. In determining the treatment for uncertain tax positions, the management considers either the probability of whether the relevant taxation authority will accept the tax treatment under tax law or preparing its income tax filings and supporting tax treatments. Based on the reasonable estimates and prudent judgements of the management, it is more likely than not that the taxation authority will accept all uncertain tax treatments of the Group. Accordingly, the Group did not record any uncertain tax position as of December 31, 2023, 2022 and 2021.
Income tax returns are filed in multiple jurisdictions and are subject to examination by taxing authorities throughout the world. We have open tax years from 2020 to 2023 with various significant tax jurisdictions. Tax authorities may have the ability to review and adjust net operating loss or tax credit carryforwards that were generated prior to these periods if utilized in an open tax year. These open years contain matters that could be subject to differing interpretations of applicable tax laws and regulations as they relate to the amount, character, timing or inclusion of revenue and expenses or the sustainability of income tax credits for a given audit cycle.
19.   OTHER INCOME AND EXPENSES AND LOSSES PER SHARE
19.1   Other operating income/expenses
	For the year ended December 31,
	2021	2022	2023	2023
	VND million	VND million	VND million	USD
Other operating income
Foreign exchange gains	450,380	33,774	—	—
Voucher terminated	197,760	47,760	207,098	8,677,533
Interest due to late payment from customers	—	—	163,754	6,861,393
Others	40,438	111,558	99,575	4,172,253
Total	688,578	193,092	470,427	19,711,179
Other operating expenses
Foreign exchange losses	1,611	861,935	676,986	28,366,128
Penalties	112,704	—	—	—
Loss from disposal of long-lived assets	113,395	—	81,165	3,400,863
Others	48,396	47,536	234,050	9,806,838
Total	276,106	909,471	992,201	41,573,829
Net other operating expenses	412,472	(716,379)	(521,774)	(21,862,650)

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
19.   OTHER INCOME AND EXPENSES AND LOSSES PER SHARE (continued)
19.2   Finance income
	For the year ended December 31,
	2021	2022	2023	2023
	VND million	VND million	VND million	USD
Interest income on loan receivables	415,230	81,836	37,950	1,590,128
Interest income on sales-type lease	25,054	1,749	29,410	1,232,297
Others	5,855	4,475	16,493	691,067
Total	446,139	88,060	83,853	3,513,492
19.3   Finance costs
	For the year ended December 31,
	2021	2022	2023	2023
	VND million	VND million	VND million	USD
Contractual coupons on loans and borrowings	3,442,117	5,883,067	8,958,420	375,363,278
Change in amortized costs of financial instruments measured at amortized cost	1,156,118	1,999,914	2,833,459	118,723,665
Others	—	76,859	341,521	14,309,939
Total	4,598,235	7,959,840	12,133,400	508,396,883
19.4   Loss per share
Basic loss per share and diluted loss per share have been calculated in accordance with ASC 260 on computation of earnings per share for the years ended December 31, 2023, 2022 and 2021. Details are as below:
	For the year ended December 31,
	2021	2022	2023	2023
	VND million	VND million	(Restated) VND million	(Restated) USD
Net loss attributable to controlling interests	(32,183,727)	(49,783,795)	(57,354,813)	(2,403,201,751)
Net loss attributable to controlling interests adjusted for the effect of dilution	(32,183,727)	(49,783,795)	(57,354,813)	(2,403,201,751)
				Unit: Shares
Weighted average number of ordinary shares for basic earnings per share	1,578,726,324	2,299,008,659	2,310,823,009	2,310,823,009
Weighted average number of ordinary shares adjusted for the effect of dilution	1,578,726,324	2,299,008,659	2,310,823,009	2,310,823,009

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
19.   OTHER INCOME AND EXPENSES AND LOSSES PER SHARE (continued)
	For the year ended December 31,
	2021	2022	2023	2023
	VND	VND	(Restated) VND	(Restated) USD
Basic loss per share	(20,386)	(21,654)	(24,820)	(1.04)
Diluted loss per share	(20,386)	(21,654)	(24,820)	(1.04)
For the year ended December 31, 2023, the Company had potential ordinary shares, including unvested shares, convertibles notes, warrants and debenture note. As the Company incurred loss for the year ended December 31, 2023, these potential ordinary shares were anti-dilutive and excluded from the calculation of diluted net loss per share of the Company. The weighted average number of these potential ordinary shares were excluded from the calculation of diluted net loss per share as below:
For the year ended December 31, 2023
Unvested shares for service providers	83,334
DPS (Note 21)	62,806,375
Number of outstanding warrants (Note 21)	3,321,002
Convertible Debenture (Note 12)	4,875,000
In January 2022, the Company effected a 100-for-one split of ordinary shares. On August 1, 2023, the shareholders of the Company approved the consolidation of 2,412,852,458 existing ordinary shares in the capital of the Company (“Existing Shares”) held by shareholders of the Company into 2,299,999,998 ordinary shares in the capital of the Company (the “Consolidated Shares”) without any change in the paid-up share capital amount. All shares and per share amounts presented in the consolidated financial statements have been revised on a retroactive basis to give effect to the share split and the share consolidation.
20.   FAIR VALUE HIERARCHY
A.
Fair value of financial instruments that are carried at fair value

The fair value of financial assets and liabilities by classes that are carried at fair value are as follows:
	As of December 31, 2022
	Quoted prices in active markets for identical instruments	Significant other observable inputs	Significant unobservable inputs	Total
	(Level 1)	(Level 2)	(Level 3)(*)
	VND million	VND million	VND million	VND million
Financial assets:
Financial assets at fair value through profit or loss
– Derivative assets – cross-currency interest rate swaps contracts(i)	—	—	1,229,050	1,229,050
In which:
Non-current portion	—	—	696,332	696,332
Current portion	—	—	532,718	532,718

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
20.   FAIR VALUE HIERARCHY (continued)
	As of December 31, 2022
	Quoted prices in active markets for identical instruments	Significant other observable inputs	Significant unobservable inputs	Total
	(Level 1)	(Level 2)	(Level 3)(*)
	VND million	VND million	VND million	VND million
At December 31, 2022	—	—	1,229,050	1,229,050
Financial liabilities:
Financial liabilities at fair value through profit or loss
– Long-term financial liabilities in respect of DPS2 (Note 21)	—	—	15,180,723	15,180,723
At December 31, 2022	—	—	15,180,723	15,180,723

(*)
There were no transfers into or out of Level 3 of the fair value hierarchy during the year ended December 31, 2022.

	As of December 31, 2023
	Quoted prices in active markets for identical instruments	Significant other observable inputs	Significant unobservable inputs	Total	Total
	(Level 1)	(Level 2)	(Level 3)(*)
	VND million	VND million	VND million	VND million	USD
Financial assets:
Financial assets at fair value through profit or loss
– Derivative assets – cross-currency interest rate swaps contracts(i)	—	—	614,134	614,134	25,732,590
In which:
Non-current portion	—	—	66,124	66,124	2,770,636
Current portion	—	—	548,010	548,010	22,961,954
At December 31, 2023	—	—	614,134	614,134	25,732,590
Financial liabilities:
Financial liabilities at fair value through profit or loss
– Financial liabilities in respect of DPS2 (Note 21)	—	—	18,258,063	18,258,063	765,024,009
– Warrant liability (Note 21)	137,057	—	—	137,057	5,742,772
In which:
Non-current portion	137,057	—	—	137,057	5,742,772
Current portion	—	—	18,258,063	18,258,063	765,024,009
At December 31, 2023	137,057	—	18,258,063	18,395,120	770,766,781

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
20.   FAIR VALUE HIERARCHY (continued)

(*)
There were no transfers into or out of Level 3 of the fair value hierarchy during the year ended December 31, 2023.

A.
Fair value of financial instruments that are carried at fair value

Reconciliations of significant assets and liabilities categorized within Level 3 under the fair value hierarchy are as follow:
	As of January 1, 2022	Initial recognition during the year	Net change in unrealized fair value recognized in consolidated statements of operations	As of December 31, 2022
	VND million	VND million	VND million	VND million
Financial assets:
Financial assets at fair value through profit or loss
– Derivative asset – cross-currency interest rate swaps contract(i)	5,291	—	1,223,759	1,229,050
In which:
Non-current portion	5,291	—	691,041	696,332
Current portion	—	—	532,718	532,718
Financial liabilities:
Financial liability at fair value through profit or loss
– Financial liabilities in respect of DPS2 (Note 21)	—	13,995,359	1,185,364	15,180,723
– Derivative liabilities – cross-currency interest rate swaps contract(i)	2,003,184	—	(2,003,184)	—
In which:
Non-current portion	891,711	13,995,359	293,653	15,180,723
Current portion	1,111,473	—	(1,111,473)	—
	As of January 1, 2023	Net change in fair value during the year	Reclassification	As of December 31, 2023	As of December 31, 2023
	VND million	VND million	VND million		USD
Financial assets:
Financial assets at fair value through profit or loss
– Derivative asset – cross-currency interest rate swaps contract(i)	1,229,050	(614,916)	—	614,134	25,732,590
In which:
Non-current portion	696,332	(630,208)	—	66,124	2,770,636
Current portion	532,718	15,292	—	548,010	22,961,954

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
20.   FAIR VALUE HIERARCHY (continued)
	As of January 1, 2023	Net change in fair value during the year	Reclassification	As of December 31, 2023	As of December 31, 2023
	VND million	VND million	VND million		USD
Financial liabilities:
Financial liability at fair value through profit or loss
– Financial liabilities in respect of DPS2 (Note 21)	15,180,723	3,077,340	—	18,258,063	765,024,009
In which:
Non-current portion	15,180,723	3,077,340	(18,258,063)	—	—
Current portion	—	—	18,258,063	18,258,063	765,024,009

(i)
The Group entered into non-transferable cross-currency interest rate swap (“CCIRS”) contracts with financial institutions for syndicated loans No.1, No.2, and No.3. Under the terms of the CCIRS contracts, the Group will receive floating interests based on outstanding USD notional amount every interest payment date, and in turn will pay fixed interest for such loans based on the outstanding VND notional amount. In addition, at each principal repayment date, the Group will pay a fixed amount in VND based on the USD-VND exchange rate for such loans at inception of the CCIRS for receiving a notional amount in USD with the financial institutions. The CCIRS contract of the loan No.3 was expired in April 2023. The outstanding notional amounts of the Group’s derivative instruments were maximum equal to the carrying value of syndicated loans No. 1 and No. 2 as disclosed in Note 11.2.

As of December 31, 2023, the total net amount of fair value of the CCIRS derivative assets were VND614.1 billion (USD25.7 million) (2022: VND1,229.1 billion). The Group opted not to designate the CCIRS under hedge accounting therefore, the whole fair value change was charged to the consolidated statement of operations. Net change in fair value of CCIRS derivative instruments for 2023 was recorded as net gain on financial instruments at fair value through profit or loss in the consolidated statement of operations.
In the second quarter of 2023, certain CCIRS contracts were modified to replace the LIBOR rate with the Term Secured Overnight Financing Rate (“Term SOFR”). The Company elected to apply the optional expedient (with the required criteria met) to the modification of CCIRS contracts and accordingly, did not remeasure at the modification date.
B   Valuation processes
Valuation methods and assumptions
The following methods and assumptions were used for the estimation of recurring fair value measurements categorized within Level 3 of the fair value hierarchy:
•
The significant unobservable inputs used in the fair value measurements categorized within Level 3 of the fair value hierarchy as of December 31, 2023 and as of December 31, 2022 are shown below:

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
20.   FAIR VALUE HIERARCHY (continued)
Item	Valuation technique	Valuation date	Significant unobservable inputs	Rate (%/annum)
CCIRS contract of the loan No.1	Discounted Cash Flow (“DCF”)	December 31, 2022	Interpolated LIBOR for subsequent years	4.41 – 4.96
		December 31, 2023	Interpolated SOFR for subsequent years	4.70 – 5.54
CCIRS contract of the loan No.2	DCF	December 31, 2022	Interpolated LIBOR for subsequent years	4.54 – 4.97
		December 31, 2023	Interpolated SOFR for subsequent years	4.98 – 5.57
CCIRS contract of the loan No.3	DCF	December 31, 2022	Interpolated LIBOR for subsequent years	4.86 – 4.89
		December 31, 2023	Interpolated SOFR for subsequent years	Expired in April 2023
Financial liabilities in respect of DPS2	Binomial option pricing model – Lattice model and DCF	December 31, 2022	Credit spread of the Company (ii)	12.46
			Probability of expected events & expected exercise date Fair value of the ordinary shares ($) (i)	3.31
			Dividend yield ($) (ii)	0
			Volatility (ii)	85% – 88%
	Binomial option pricing model – Lattice model and Available Market Price (AMP)	December 31, 2023	Credit spread of the Company (ii)	12.46
			Probability of expected events & expected exercise date
			Dividend yield ($) (ii)	0
			Volatility (ii)	66.6%

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
20.   FAIR VALUE HIERARCHY (continued)

(i)
The fair value of ordinary shares as of December 31, 2022 was estimated based on the DCF method. Because there has been no public market for ordinary shares, the Company with the assistance of an independent third-party valuer has determined the fair value of ordinary shares by considering a number of objective and subjective factors, including, amongst others, operating and financial performance and trends in industry.

The fair value of the ordinary shares as of December 31, 2023 of $8.37 is determined as the market price of AMP ordinary shares as at the valuation date with the assistance of an independent third party valuer. An increase/decrease in the estimated fair value of ordinary shares would result in an increase/decrease in fair value of the Financial liabilities in respect of DPS2.
(ii)
The risk-free rates are estimated based on the curve of USD SOFR rates, swap rates, future rates as at the valuation date. The Group has never declared or paid any cash dividends on its capital stock, and the Group does not anticipate any dividend payments in the foreseeable future. The expected volatility at valuation date is estimated based on historical volatilities of comparable companies mirroring the remaining time to respective conversion or maturity date of the EB.

Lattice model is applied to back-solve the implied credit spread of the Company at First closing date. An increase/decrease in the credit spread of the Company would result in a decrease/increase in fair value of the Financial liabilities in respect of DPS2.
21.   WARRANT INSTRUMENTS AND DIVIDEND PREFERENCE SHARES
(i)
As a result from the Business Combination Agreement with Black Spade (Note 1(b)), there were 14,829,989 warrants outstanding as of August 14, 2023. The fair value of warrant liability would be revaluated at the exercised date or at the end of each reporting period, based on the trading price of warrants on the market, with the change in fair value being recorded as a gain/loss in the consolidated statements of operations. The fair value of the warrant liability would continue to be classified as a liability until the warrants are exercised or expired or an amendment of the warrant agreement renders these warrants to be no longer classified as a liability. Details of warrants excerised during the year as belows:

Exercised date	Number of warrants exercised	Exercised warrant’s fair value (USD)	Value of warrants exercised (VND million)
September 11, 2023	8,952,668	5.22	1,132,105
September 12, 2023	1,548,597	5.79	217,524
September 13, 2023	301,203	5.725	41,937
September 14, 2023	79,164	5.49	10,598
September 15, 2023	243,403	6.05	35,968
September 18, 2023	32,246	5.83	4,611
September 19, 2023	306,104	6.4	48,085
September 20, 2023	45,601	5.95	6,643
Total	11,508,986		1,497,471
There were 3,321,002 warrants outstanding and exercisable as of December 31, 2023, with the fair value of USD1.69 per warrant and the exercise price of USD11.5 per warrant. These warrants will expire five years after the completion of a Business Combination with Black Spade or earlier upon redemption or liquidation.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
21.   WARRANT INSTRUMENTS AND DIVIDEND PREFERENCE SHARES (continued)
(ii)
On April 29, 2022 and June 4, 2022, the Company and Vingroup JSC entered into Subscription Agreements with certain investors pursuant to which, Vingroup JSC issued to such investors, and such investors subscribed for, USD525 million aggregate principal amount of fixed rate exchangeable bonds due 2027 (‘First Closing Bonds’) and USD100 million aggregate principal amount of fixed rate exchangeable bonds due 2027 (‘Second Closing Bonds’), respectively. Both First Closing Bonds and Second Closing Bonds are referred to as the “EB”. Investors of the EB has the right to require Vingroup JSC to redeem the EB upon the occurrence of certain events, including, amongst others, a change of control of the Company, certain qualifying liquidity events occurring or failing to occur on or prior to September 25, 2023, in respect of the Company. The amount payable upon redemption depends on the relevant redemption event, timing and other applicable conditions; in certain instances, the amount payable is the amount which would provide the investors an agreed minimum internal rate of return.

Concurrent with the entry into the EB, the Company entered into a Deed Poll, pursuant to which investors of the EB have the rights to exchange their EB upon the completion of an initial public offering of the Company, for a specified number of ordinary shares in the Company at the exchange rate determined at the time of exchange. Pursuant to the Deed Poll, the Company is required to file a registration statement, at the Company’s sole cost and expense, registering the resale of exchange shares upon conversion of the EB. On February 29, 2024, a Supplemental Deed Poll was signed to extend the filing deadline of such registration statement to March 31, 2024, after receiving the approval from EB investors.
Under the terms of the EB, Vingroup JSC shall use the proceeds from the issuance of the EB (net of fees and expenses incurred in connection with such issuance) to contribute capital into VinFast Vietnam via the issuance of Dividend Preferred Shares (“DPS2”) (Note 22).
In May and June 2022, VinFast Vietnam issued DPS2 amounting to VND11,745.72 billion and VND2,249.64 billion to Vingroup JSC, respectively. The DPS2 are non-voting, non-redeemable and entitled to dividend at specified rates. The DPS2 shall be converted automatically into ordinary shares of VinFast Vietnam at the earlier of the transfer of such DPS2 from Vingroup JSC to the Company and the date falling five years and three months after the issuance date of DPS2 at the conversion rate 1:1 and the conversion rate can be adjusted based on the occurrence of the Adjusting Event which is defined in accordance with relevant documents and dependent on whether the appropriate internal approvals of VinFast Vietnam is in place or not.
In July 2022, the Company entered into a put option agreement with Vingroup JSC, pursuant to which Vingroup JSC will have the right to require the Company to purchase DPS2 on the earlier of Vingroup JSC’s receipt of a notice to redeem the EB or the maturity date of the EB.
The above series of financial instruments and contracts, together with all rights, obligations and features, were treated as a bundle, collectively, the ‘Financial liabilities in respect of DPS2’ and is measured at fair value through profit or loss in the consolidated statements of the Company.
As of December 31, 2023, the fair value of the Financial liabilities in respect of DPS2 was VND18,258.1 billion (USD765.0 million). Change in fair value of the Financial liabilities in respect of DPS2 was recorded as loss on financial instruments at fair value through profit or loss in the consolidated statement of operations.
22.   TRANSACTIONS WITH RELATED PARTIES
The principal related parties with which the Group had significant transactions during the years ended December 31, 2023, 2022 and 2021 presented are as follows:

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
22.   TRANSACTIONS WITH RELATED PARTIES (continued)
Related parties	Relationship with the Company
Pham Nhat Vuong	General Director
Vingroup JSC	Ultimate Parent
VIG	Shareholder
Asian Star Trading & Investment Pte. Ltd. (“Asian Star”)	Shareholder
VinES Energy Solutions JSC (“VinES JSC”)	Entity under common control
Vinbus Ecology Transport Services Limited Liability Company (“Vinbus Ecology LLC”)	Entity under common control
Vincom Retail JSC	Entity under common control
Vincom Retail Operation Company Limited (“Vincom Retail Operation LLC”)	Entity under common control
VIN3S JSC	Entity under common control
Vinhomes Industrial Zone Investment JSC (“VHIZ JSC”)	Entity under common control
Vinhomes JSC	Entity under common control
Vinpearl JSC	Entity under common control
Vinsmart Research and Manufacture JSC (“Vinsmart JSC”)	Entity under common control
VinFast Lithium Battery Pack Limited Liability Company (“VinFast Lithium Battery Pack LLC”)	Associate of Parent Company
SADO JSC	Entity under common control
Times Trading Investment and Development One Member LLC	Entity under common control
Vinbiocare Biotechnology JSC	Entity under common control
Thai Son Construction Investment JSC	Entity under common control
Green and Smart Mobility Joint Stock Company (“GSM JSC”)	Entity under common control
Ecology Development and Investment Joint Stock Company (“Ecology JSC”)	Entity under common control
Suoi Hoa Urban Development and Investment Joint Stock Company (“Suoi Hoa JSC”)	Entity under common control
VinCSS Internet Security Services Joint Stock Company (“VinCSS JSC”)	Entity under common control
VinITIS Transmission Infrastructure and Information Technology Solution (“VinITIS JSC”)	Entity under common control
Vantix Technology Solutions and Services Joint Stock Company	Entity under common control
VinBigData Joint Stock Company (“VinBigData JSC”)	Entity under common control

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
22.   TRANSACTIONS WITH RELATED PARTIES (continued)
Significant transactions with related parties during the year ended December 31, 2023 and 2022 were as follows:
		For the year ended December 31,
Related party	Transactions	2021	2022	2023	2023
		VND million	VND million	VND million	USD
Vingroup JSC	Borrowings	31,938,007	51,879,878	73,708,579	3,088,434,551
	Borrowings (converted from interest payable)	—	2,625,845	—	—
	Borrowings (converted from the Group’s consideration payable to Vingroup JSC for acquisition of Vingroup Investment)	4,693,380	—	—	—
	Interest expense	1,229,683	2,349,133	3,757,113	157,425,333
	Capital contribution by offsetting against borrowings	4,121,775	45,733,714	—	—
	Capital contribution receipt in cash	2,515,000	6,000,000	—	—
	Capital contribution by offsetting against P-notes	—	25,782,160	—	—
	Capital contribution receipt in cash	—	163,392	—	—
	Issuance of DPS2	—	13,995,359	—	—
	Cash received from selling car vouchers	—	700,150	—	—
	Payable due to the acquisition of VinFast Vietnam by VinFast Auto	25,782,160	—	—	—
	Advance to acquire shares of VinFast Vietnam	235,000	—	—	—
	Information technology service fee	9,238	18,348	23,400	980,474
Asian Star	Borrowings	—	94,920	—	—
	Capital contribution receipt in cash	—	47,569	—	—
	Sponsorship contribution – accounted for as deemed contribution	—	—	1,667,786	69,881,254
VIG	Payable due to the acquisition of VinFast Vietnam by VinFast Auto	24,208,340	—	—	—
	Consideration receivable from disposal of ICE assets which was used to offset against P-notes	—	24,208,340	—	—
	Consideration receivable from disposal of ICE assets which was used to offset against debts related to lease back ICE assets	—	1,148,215	—	—
	Cash received for disposal of ICE assets (inclusive of VAT receivable)	—	2,000,000	—	—
	Capital contribution receipt in cash	5,870,619	106,168	—	—

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
22.   TRANSACTIONS WITH RELATED PARTIES (continued)
		For the year ended December 31,
Related party	Transactions	2021	2022	2023	2023
		VND million	VND million	VND million	USD
	Advance to acquire shares of VinFast Vietnam	226,917	—	—	—
Pham Nhat Vuong	Sponsorship contribution – accounted for as deemed contribution	—	350,000	18,980,000	795,273,611
	Capital contribution in cash	247,963	—	—	—
Vinhomes JSC	Cash received from selling car and e-scooter vouchers	3,967,140	5,345,953	937,953	39,300,804
	Sale of smart devices	—	1,933	136,773	5,730,872
	Borrowings	4,270,000	—	—	—
	Reduction of borrowings through offsetting debt	1,921,337	—	—	—
	Service fee	41,627	73,091	68,002	2,849,325
Vinpearl JSC	Borrowing	—	500,000	—	—
	Interest expenses	—	13,956	20,523	859,926
	Interest receivable	244,557	72,353	9,862	413,224
	Purchase of hospitality vouchers	165,303	56,095	160,564	6,727,730
	Purchase of other services	18,811	99,224	96,026	4,023,548
	Advance to buy voucher	—	150,000	—	—
	Hotel service expenses	121,122	99,794	43,044	1,803,570
	Sale of vehicles and spare parts	—	40,249	26,696	1,118,579
	Loan receivables	4,353,000	—	—	—
VinBigData JSC	Purchase of assets, tools	—	43,273	49,385	2,069,262
VinES JSC	Sale of battery parts and finished batteries	—	1,355,548	—	—
	Transfer of battery production facilities	—	5,061,503	85,799	3,595,031
	Processing fee	—	—	892,591	37,400,109
	Purchase of finished battery packs, tools and service	—	5,413,397	1,309,497	54,868,725
	Payment on behalf related to batteries purchase	—	7,448,574	16,813	704,475
	Purchase of raw material and spare parts	—	—	699,999	29,330,386
Vinsmart JSC	Purchase of fixed assets, tools, materials and goods	595,827	3,178,988	25,279	1,059,206
	Loan receivable	1,227,000	—	—	—
	Transfer of investments	634,406	—	—	—
	Purchase of smartphones	930,065	—	—	—

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
22.   TRANSACTIONS WITH RELATED PARTIES (continued)
		For the year ended December 31,
Related party	Transactions	2021	2022	2023	2023
		VND million	VND million	VND million	USD
VHIZ JSC	Contractual profit sharing under business investment and cooperation contract	336,000	56,000	—	—
	Interest expense	—	1,202,202	1,574,845	65,986,969
	Payment on behalf	—	377,921	171,750	7,196,430
Vincom Retail JSC	Borrowings	295,000	3,250,000	3,540,000	148,328,166
	Interest expense	5,173	54,547	42,262	1,770,804
Vincom Retail Operation LLC	Rental showrooms and charging stations	76,666	110,077	109,551	4,590,254
	Borrowings	—	4,570,000	6,920,000	289,952,233
	Interest expense	—	55,726	117,031	4,903,670
Suoi Hoa JSC	Borrowings	—	—	685,000	28,701,919
VIN3S JSC	Purchase of information technology services and software	148,586	350,577	23,959	1,003,897
VinFast Lithium Battery Pack LLC	Purchase of assets, materials and tools	189,407	319	5,140	215,369
Vantix JSC	Purchase of services	—	6,435	24,690	1,034,526
Vinbus Ecology LLC	Revenue from sale of electric buses	480,102	847,128	170,427	7,140,996
Ecology JSC	Revenue from sale of electric buses	—	46	254,902	10,680,550
GSM JSC	Revenue from sale of vehicles, including bill and hold sale, as restated	—	—	18,557,705	777,579,192
	Other revenues	—	—	9,184	384,815
	Late payment penalty interest	—	—	143,856	6,027,654
VinCSS JSC	Information technology service fee	8,505	73,421	94,196	3,946,870
VinITIS JSC	Information technology service fee	25,917	28,959	60,020	2,514,875
VinBigData JSC	Purchase of assets and tools	—	43,273	49,385	2,069,262
Terms and conditions of transactions with related parties during the years
During the year ended December 31, 2023, 2022 and 2021, the Group sold/purchased goods and rendered/purchased services to/from related parties based on negotiated prices.
The sales to and purchases from related parties are made on terms agreed among parties. Outstanding balances at the year-end are unsecured and interest free (except for loans to and borrowings from related parties which are subject to interest rate of 5.7% or 15% per annum) and settlement occurs in cash or offsetting against debts. There has been no guarantee provided or received for any related party receivables or payables.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
22.   TRANSACTIONS WITH RELATED PARTIES (continued)
During the years ended December 31, 2023, 2022 and 2021, the Group has not made provision for doubtful debts relating to amounts due from related parties. This assessment is undertaken each financial period through the examination of the financial position of the related parties and the market in which the related parties operate.
Capital Funding Agreement
VinFast Vietnam, a subsidiary, has entered into the non-binding Capital Funding Agreement and the related amendment with the Company’s General Director, Mr. Pham Nhat Vuong and Vingroup JSC, Asian Star, VIG (hereby called the Initial Shareholders) that provides a framework for us to receive up to VND60,000.0 billion (USD2,514.0 million), consisting of VND24,000.0 billion (USD1,005.6 million) in grants from the General Director, Mr. Pham Nhat Vuong, directly or through the Asian Star and VIG, as well as up to VND24,000.0 billion (USD1,005.6 million) in loans and up to VND12,000.0 billion (USD502.8 million) in grants from Vingroup JSC by April 2024, in amounts to be mutually agreed, at such time as required by VinFast and subject to the Company’s General Director and the Company’s Initial Shareholders having sufficient financial resources. As of December 31, 2023, Mr. Pham Nhat Vuong and Asian Star have disbursed an aggregate amount of VND20,647.8 billion (USD865.2 million) to VinFast as a free grant and Vingroup has disbursed approximately VND23,986.6 billion (USD1,005.1 million) in loans to VinFast in accordance with the Capital Funding Agreement.
Transactions with VIG JSC related to internal combustion engine (“ICE”) assets disposal in 2022
In 2022, VinFast Vietnam disposed ICE Assets to VIG. After the ICE Assets were legally transferred in June 2022, a portion of these assets was leased back until early November 2022, at which point ICE vehicle production was ceased, resulting to the disposal of ICE Assets being completed by that time, at net gain of VND13,604.2 billion. During 2022, VIG settled a portion of the consideration. For the purpose of presentation, the net gain of VND13,604.2 billion is presented net of the outstanding receivable due from VIG of VND1,642.5 billion (USD68.8 million). As a result, the net impact of VND11,961.7 billion (USD501.2 million) is recognized in the consolidated statements of shareholders’ equity as a deemed contribution arising from the disposal of the ICE assets.
Amounts due to and from related parties as of December 31, 2023 and 2022:
	As of December 31,
	2022	2023	2023
	VND million	(Restated) VND million	(Restated) USD
Amounts due from related parties
Short-term loans, advance to and receivables from related parties	1,978,097	2,605,366	109,166,429
Short-term loans (Note 22a)	545,400	—	—
Short-term advance to and receivables (Note 22b)	1,432,697	2,605,366	109,166,429
Long-term loans to and receivables	44,533	47,443	1,987,891
Long-term receivables	44,533	47,443	1,987,891
Total	2,022,630	2,652,809	111,154,320

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
22.   TRANSACTIONS WITH RELATED PARTIES (continued)
	As of December 31,
	2022	2023	2023
	VND million	(Restated) VND million	(Restated) USD
Amounts due to related parties
Short-term payables to and borrowings from related parties	17,325,317	44,338,043	1,857,791,125
Short-term payables (Note 22b)	16,605,397	6,910,748	289,564,568
Short-term borrowings (Note 22a)	719,920	37,427,295	1,568,226,557
Long-term payables to related parties	21,918,710	18,151,355	760,552,879
Long-term payables (Note 22b)	14,371,365	15,765,658	660,590,715
Long-term borrowings (Note 22a)	7,547,345	2,385,697	99,962,164
Total	39,244,027	62,489,398	2,618,344,004

a)   Detail of loans to and borrowings from related parties:
As of December 31, 2023:
Related parties	VND million	Interest rate per annum	Maturity date
Short-term borrowings from related parties
Vingroup JSC	37,410,790	From 5.7% to 12%	From February 2024 to December 2024
Vinpearl Australia Pty Ltd.	16,505	7%	August 2024
Total	37,427,295
Long-term borrowings from a related party
Vingroup JSC	2,385,697	From 14.5% to 15%	August 2025 and September 2026
Total	2,385,697
As of December 31, 2022:
Related parties	VND million	Interest rate per annum	Maturity date
Short-term loans to a related party
Vinpearl JSC	545,400	9%	September 2023
Total	545,400
Short-term borrowings from related parties
Vingroup JSC	325,000	9%	From August 2023 to October 2023
Vinpearl JSC	300,000	9%	August 2023
Asian Star	94,920	7.5%	June 2023
Total	719,920

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
22.   TRANSACTIONS WITH RELATED PARTIES (continued)
Related parties	VND million	Interest rate per annum	Maturity date
Long-term borrowings from a related party
Vinpearl JSC	7,547,345	9%	February 2024 and December 2026
Total	7,547,345

b)   Detail of other balance due from and due to related parties:
As of December 31, 2023:
Related parties	Transactions	VND million
Short-term advance to and receivables from related parties
GSM JSC	Receivable from sale of vehicles, as restated	1,819,845
Ecology JSC	Receivable from sale of electric buses	275,215
VinES JSC	Receivable from disposal of assets	237,184
Vinhomes JSC	Receivable from sale of smart devices	87,735
Vinbus Ecology LLC	Receivable from sale of electric buses	75,010
VHIZ JSC	Payment on behalf and others	36,760
Others	Other advance and short-term receivables	73,617
Total		2,605,366
Short-term payables to related parties
VHIZ JSC	Payable for leaseback transaction and others	1,165,590
Vingroup JSC	Interest payables and others	1,781,633
Vinsmart JSC	Payable for purchasing of raw materials and assets	114,633
Vinhomes JSC	Car vouchers which have not been redeemed	888,801
	Other payables	1,496,378
VinES JSC	Payable for purchasing of goods and services	901,233
Vin3S JSC	Payable for purchasing of assets and services	58,408
Others	Other payables	504,072
Total		6,910,748
Long-term payables to related parties
VHIZ JSC	Payables for leaseback transaction and others	15,296,294
Vingroup JSC	Interest payables	469,364
Total		15,765,658

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
22.   TRANSACTIONS WITH RELATED PARTIES (continued)
As of December 31, 2022:
Related parties	Transactions	VND million
Short-term advance to and receivables from related parties
VinES JSC	Receivable from disposal of assets	1,000,000
VinFast Lithium Battery Pack LLC	Receivable from disposal of assets and selling material	46,270
Vinpearl JSC	Interest receivables	133,626
	Advance for purchase of vouchers	91,944
	Other receivables	24,634
Vingroup JSC	Receivable from providing services and disposal of assets	45,676
VHIZ JSC	Payment on behalf and others	38,413
Others	Other advance and short-term receivables	52,134
Total		1,432,697
Short-term payables to related parties
VHIZ JSC	Payable relating to leaseback transaction and others	919,493
Vingroup JSC	Car vouchers which have not been redeemed	699,390
	Interest payables and others	113,883
Vinsmart JSC	Payable for purchasing of raw materials and assets	2,038,084
Vinhomes JSC	Car vouchers which have not been redeemed	3,520,132
	Other payables	84,801
VinES JSC	Payable relating to purchase of goods and services	8,816,483
Vin3S JSC	Payable relating to purchase of assets and services	104,792
Others	Other payables	308,339
Total		16,605,397
Long-term payables to related parties
VHIZ JSC	Payables relating to leaseback transaction and others	14,274,362
Vingroup JSC	Interest payables	97,003
Total		14,371,365
23.   ASSETS CLASSIFIED AS HELD FOR SALE
The Group classified certain long-lived assets under the Automobiles segment, as held for sale as of December 31, 2023 due to its plan to dispose of these assets.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
23.   ASSETS CLASSIFIED AS HELD FOR SALE (continued)
	As of December 31,
	2022	2023	2023
	VND million	VND million	USD
Carrying value of assets held for sale
Assets of Lang Lang Proving Ground	360,893	—	—
Total	360,893	—	—
In accordance with the Director’s Resolution dated 6 September 2021 of VinFast Australia Pty Ltd, the Group established a plan to dispose of fixed assets of Lang Lang Proving Ground in Australia. As of December 31, 2022, the Group identified a potential customer and was in the process of negotiation to finalize a sale agreement. However, the transaction was not completed by the end of 2023 given the Group’s non- agreement to continuously extend the due diligence period as required by the potential customer, the Group reclassified the Lang Lang Proving Ground from assets held for sale to assets held in use as of December 31, 2023.
24.   SEGMENT REPORTING
The Company has three reportable segments, namely Automobiles, E-scooter and Spare parts & Aftermarket services.
The Automobiles segment includes the design, development, manufacturing and sales of cars and electric buses and related battery lease and battery charging services for electric cars and buses. The E-scooter segment includes the design, development, manufacturing and sales of e-scooters and related battery lease and battery charging service for e-scooters. The sales of spare parts and rendering of aftermarket services for automobiles and e-scooters are included in the Spare parts & Aftermarket services segment.
A combination of multiple business activities that does not meet the quantitative thresholds to qualify as reportable segments are grouped together as “All other”. The “All other” category mainly includes factory management service, other leasing activities.
Our CODM does not evaluate operating segments using asset or liability information. Information about segments presented revenues, gross profit (loss) and operating profit (loss) by reportable segment were as follows:
For the year ended December 31, 2023:
Currency: VND million
	Automobiles (Restated)	E-scooter (Restated)	Spare parts and aftermarket services	All other	Unallocated(**)	Total (Restated)
Revenues(*)	24,213,794	2,540,568	1,069,287	80,220	—	27,903,869
Cost of sales	(37,300,339)	(3,107,640)	(704,515)	(121,463)	—	(41,233,957)
Gross loss	(13,086,545)	(567,072)	364,772	(41,243)	—	(13,330,088)
Operating expenses	(21,152,001)	(738,912)	—	—	(5,190,065)	(27,080,978)
Operating loss	(34,238,546)	(1,305,984)	364,772	(41,243)	(5,190,065)	(40,411,066)

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
24.   SEGMENT REPORTING (continued)

(*)
Revenues from a group of customers under common control of Automobiles and E-scooters segments represents approximately VND19,023.8 billion (USD795.5 million), as restated, of the Company’s consolidated revenues (2022: VND 923.3 billion, 2021: VND488.1 billion).

For the year ended December 31, 2022 (represented):
Currency: VND million
	Automobiles	E-scooter	Spare parts and aftermarket services	All other	Unallocated(**)	Total
Revenues	11,136,049	1,505,461	2,213,369	110,712	—	14,965,591
Cost of sales	(22,854,342)	(2,323,472)	(1,962,906)	(91,776)	—	(27,232,496)
Gross loss	(11,718,293)	(818,011)	250,463	18,936	—	(12,266,905)
Operating expenses	(25,628,175)	(688,540)	—	—	(3,672,744)	(29,989,459)
Operating loss	(37,346,468)	(1,506,551)	250,463	18,936	(3,672,744)	(42,256,364)
For the year ended December 31, 2021:
Currency: VND million
	Automobiles	E-scooter	Spare parts and aftermarket services	All other	Unallocated(**)	Total
Revenues	13,593,482	678,936	634,793	1,120,971	—	16,028,182
Cost of sales	(22,720,417)	(1,040,905)	(453,213)	(1,069,423)	—	(25,283,958)
Gross loss	(9,126,935)	(361,969)	181,580	51,548	—	(9,255,776)
Operating expenses	(15,525,771)	(499,865)	—	—	(1,785,989)	(17,811,625)
Operating loss	(24,652,706)	(861,834)	181,580	51,548	(1,785,989)	(27,067,401)
For the year ended December 31, 2023 (convenience translation):
Currency: USD
	Automobiles (Restated)	E-scooter (Restated)	Spare parts and aftermarket services	All other	Unallocated(*)	Total (Restated)
Revenues	1,014,572,788	106,451,353	44,803,779	3,361,261	—	1,169,189,181
Cost of sales	(1,562,907,011)	(130,212,017)	(29,519,609)	(5,089,386)	—	(1,727,728,023)
Gross loss	(548,334,223)	(23,760,664)	15,284,170	(1,728,125)	—	(558,538,842)
Operating expenses	(886,281,781)	(30,960,865)	—	—	(217,466,899)	(1,134,709,545)
Operating loss	(1,434,616,004)	(54,721,529)	15,284,170	(1,728,125)	(217,466,899)	(1,693,248,387)

(**)
Unallocated expenses are mainly related to general and corporate administrative costs such as wages and salaries for employees responsible for general corporate functions, including accounting, finance, tax, legal and human relations; technology-related fees; depreciation and amortization of fixed assets used for administration purpose; professional fees and other miscellaneous items that are not allocated

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
24.   SEGMENT REPORTING (continued)
to segments. These expenses are excluded from segment results as they are not reviewed by the Chief Operating Decision Maker as part of segment performance.
The following table presents revenues by geographic area based on the sales location of the products:
	For the year ended December 31, 2021	For the year ended December 31, 2022	For the year ended December 31, 2023 (Restated)
	VND million	VND million	VND million	USD
Vietnam	14,996,611	14,965,591	27,166,998	1,138,313,835
United States	1,031,571	—	159,164	6,669,069
Canada	—	—	577,707	24,206,277
Total	16,028,182	14,965,591	27,903,869	1,169,189,181
The following table presents revenues earned from customers for each group of similar products and services:
	For the year ended December 31, 2021	For the year ended December 31, 2022	For the year ended December 31, 2023 (Restated)
	VND million	VND million	VND million	USD
Sales of ICE vehicles	13,107,978	6,688,467	220,397	9,234,769
Sales of e-cars	5,402	3,582,632	22,770,223	954,086,256
Sales of e-buses	480,102	847,128	628,115	26,318,403
Sales of e-scooters	678,936	1,385,479	1,942,249	81,381,436
Sale of spare parts	538,216	2,072,628	882,146	36,962,457
Sale of smartphones	1,031,571	—	—	—
Rendering of aftermarket services	96,577	140,689	187,141	7,841,322
Revenue from leasing activities and others	89,400	248,568	1,273,598	53,364,535
Total revenue	16,028,182	14,965,591	27,903,869	1,169,189,181
25.   COMMITMENTS AND CONTINGENCIES
Commitments related to the development of the projects and products
The Group signed contracts relating to the purchase and installation of machinery and equipment, information technology systems and deployment of site clearance, construction of factories and development of products. The estimated commitment amount of these contracts as of December 31, 2023 was VND13,198.2 billion (USD553.0 million) (December 31, 2022: VND18,498.9 billion).
Commitments related to the minimum purchase commitment
The Group signed the contracts with certain suppliers to agree the minimum purchase volume in which the Group committed and promised that the annual purchase volume from these suppliers is not lower than the quantity agreed upon by the two parties in the signed contract and/or other accompanying documents.
In case of shortfall purchase, the suppliers will reserve the right to revise the quotation and component pricing or are entitled to compensation from the Group. If the specified minimum quantities are not reached, the Group is relieved from the obligation when the necessary waivers are obtained.

VinFast Auto Ltd.
(Formerly known as VinFast Auto Pte. Ltd.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021
25.   COMMITMENTS AND CONTINGENCIES (continued)
Contingent liabilities related to contract termination penalty
The Group has estimated the compensation expenses deriving from early termination of contracts with suppliers as result of the Group’s ceasation of production or development of certain vehicle models. The Group is in the process of negotiating with suppliers to finalize the compensation expenses. The ultimate resolution of the matter could result in a loss of up to VND421.6 billion (USD17.7 million) in excess of the amount accrued.
Other commitments
Under the agreement signed between VinFast Vietnam and World Triathlon Corporation, VinFast Vietnam is the Event Title Partner of Ironman World Championship event series. The Group has committed to paying the annual fees with total remaining amount of VND207.6 billion (USD8.7 million) until the end of 2025.
The Group has engaged in a contract to buy engines from a supplier. As per the terms of this agreement, the Group anticipates incurring a loss of VND84 billion (equivalent to USD3.52 million) when fulfilling the remaining obligations of the contract.
26.   SUBSEQUENT EVENTS
In January 2024, the Group completed the acquisition of VinES JSC, an affiliate, with no consideration from the Company’s General Director.The acquisition of VinES is intended to provide security to the Group’s battery supply, improve battery cost optimization and expand our access to external partners for the latest battery technologies.
There are no other matters or circumstances that have arisen since the consolidated balance sheet date that requires disclosure in consolidated financial statements of the Group.